As filed with the Securities and Exchange Commission on February 12, 2009
Registration No. 333-157067
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SCM MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3577 (Primary Standard Industrial Classification Code Number)	77-0444317 (I.R.S. Employer Identification No.)

Oskar-Messter-Str. 13, 85737 Ismaning, Germany
+ 49 89 95 95 5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Holmes
41740 Christy Street
Fremont, California 94538
(510) 360-2300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael L. Reed Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, California 94105 Facsimile: (415) 374-8459	Alan H. Wiener, Esq. Melisa R. Perez, Esq. Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP 2603 Main Street, Suite 1300 Irvine, California 92614 Facsimile: (949) 851-1554
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/information statement and prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered(1)	Registered	Price per Share	Offering Price	Registration Fee(6)
Common Stock, $0.001 par value per share	9,661,470(2)	N/A	$25,796,124(3)	$1013.79
Warrants to Purchase Common Stock	4,945,353(4)	N/A	$1,425,250(5)	$56.01

(1)	This registration statement relates to common stock, $0.001 par value per share, and warrants to purchase shares of common stock of SCM Microsystems, Inc., a Delaware corporation (“SCM”), in connection with the proposed acquisition of Hirsch Electronics Corporation, a California corporation (“Hirsch”), by SCM.

(2)	The amount of SCM common stock to be registered has been determined based on the estimated maximum number of shares to be issued in the merger, not including those issuable upon exercise of the warrants to purchase common stock being registered hereunder, calculated based on the number of issued and outstanding shares of Hirsch common stock, warrants and options exercisable to purchase shares of Hirsch common stock as of February 10, 2009.

(3)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low price per share of the SCM common stock as reported on the NASDAQ Stock Market on February 11, 2009.

(4)	The amount of SCM warrants to be registered has been determined based on the estimated maximum number of warrants to be issued in the merger calculated based on the number of issued and outstanding shares of Hirsch common stock, options and warrants exercisable to purchase shares of Hirsch common stock as of February 10, 2009.

(5)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the Black-Scholes valuation model using the 30 day volume weighted average price per share of the SCM common stock as reported on the NASDAQ Stock Market ending on February 11, 2009.

(6)	In accordance with Rule 457(b) of the Securities Act of 1933, as amended, the filing fee under this Amendment No. 1 to Form S-4 is reduced by fees paid by SCM with respect to this transaction upon the first filing of Registration Statement 333-157067 on February 2, 2009.

The Registrant hereby further amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the proxy statement/prospectus/information statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus/information statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

JOINT PROXY STATEMENT/INFORMATION STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2009

PROPOSED MERGER

To the Stockholders of SCM Microsystems, Inc. and Shareholders of Hirsch Electronics Corporation:

The boards of directors of each of SCM Microsystems, Inc. (“SCM”) and Hirsch Electronics Corporation (“Hirsch”) have approved a merger transaction in which the businesses of SCM and Hirsch will be combined. We are sending the accompanying joint proxy statement/information statement and prospectus to you to ask you to vote in favor of this merger and the related transactions.

SCM is holding a special meeting of its stockholders in order to obtain the stockholder approval necessary to complete the merger with Hirsch and certain related matters. At the SCM special meeting, which will be held at 1:00 p.m., local time, on March 23, 2009, at SCM’s U.S. office located at 41740 Christy Street, Fremont, California 94538, unless postponed or adjourned to a later date, SCM will ask its stockholders to approve, among other items, the issuance of shares of SCM common stock and warrants to purchase shares of SCM common stock to the securityholders of Hirsch in connection with the merger, as described in the accompanying joint proxy statement/information statement and prospectus.

After careful consideration, SCM’s board of directors has approved the merger and the related issuance of up to 9,661,470 shares of SCM common stock, par value $0.001, and warrants to purchase up to 4,945,353 shares of SCM common stock and has determined that the merger and such issuance of shares and warrants is in the best interests of SCM and its stockholders. Accordingly, SCM’s board of directors unanimously recommends that the SCM stockholders vote FOR each of the proposals put to the SCM stockholders at the SCM special meeting.

Hirsch is holding a special meeting of its shareholders in order to obtain the shareholder approval necessary to complete the merger with SCM. At the Hirsch special meeting, which will be held at 7:30 p.m., local time, on March 11, 2009, at Hirsch’s corporate headquarters located at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, unless postponed or adjourned to a later date, Hirsch will ask its shareholders to approve, among other items, the merger, as described in the accompanying joint proxy statement/information statement and prospectus.

After careful consideration, Hirsch’s board of directors has approved the merger and has determined that the merger is in the best interests of Hirsch and its shareholders. Accordingly, Hirsch’s board of directors unanimously recommends that the Hirsch shareholders vote FOR each of the proposals put to the Hirsch shareholders at the Hirsch special meeting.

Certain Hirsch shareholders, including Lawrence W. Midland, the president of Hirsch, who in the aggregate own approximately 22% of the outstanding shares of Hirsch common stock, have entered into an irrevocable proxy and voting agreement whereby they have agreed to vote in favor of the merger.

SCM’s common stock is currently listed on the NASDAQ Stock Market’s National Market under the symbol “SCMM” and on the Prime Standard of the Frankfort Stock Exchange under the symbol “SMY.” On February 11, 2009, the last trading day before the date of this proxy statement/information statement and prospectus, the closing sale price of SCM common stock was $2.67 per share as reported on the NASDAQ Stock Market.

More information about SCM, Hirsch and the proposed merger is contained in the accompanying joint proxy statement/information statement and prospectus. SCM and Hirsch urge you to read the accompanying joint proxy statement/information statement and prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors,” beginning on page 12 of the accompanying joint proxy statement/information statement and prospectus.

Your vote is very important, regardless of the number of shares you own of SCM or Hirsch. Please read the accompanying joint proxy statement/information statement and prospectus carefully and cast your proxy vote as promptly as possible.

SCM and Hirsch are excited about the opportunities the proposed merger may bring to SCM stockholders and Hirsch shareholders, and thank you for your consideration and continued support.

Felix Marx Chief Executive Officer SCM Microsystems, Inc.	Lawrence W. Midland President Hirsch Electronics Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the securities of SCM to be issued in connection with the merger, or determined if this joint proxy statement/information statement and prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/information statement and prospectus is dated [          ], 2009, and is first being mailed to SCM stockholders and Hirsch shareholders on or about [          ], 2009.

SCM Microsystems, Inc.
Oskar-Messter-Str. 13, 85737
Ismaning, Germany

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 23, 2009

To SCM Microsystems, Inc. Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SCM Microsystems, Inc., a Delaware corporation, will be held at SCM’s U.S. office located at 41740 Christy Street, Fremont, California 94538, on March 23, 2009 at 1:00 p.m., local time for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of new shares of SCM common stock, par value $0.001 per share, and warrants to purchase shares of SCM common stock, to securityholders of Hirsch, in connection with the merger proposed under the Agreement and Plan of Merger, dated as of December 10, 2008, by and among SCM, Hirsch Electronics Corporation, a California corporation, and two wholly-owned subsidiaries of SCM, pursuant to which Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM through a two-step merger;

2. To consider and vote upon an adjournment of the SCM special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above; and

To transact such other business that properly comes before the SCM special meeting or any adjournment or postponement thereof.

The foregoing proposals and the Agreement and Plan of Merger are more fully described in the joint proxy statement/information statement and prospectus accompanying this Notice. Only SCM stockholders of record at the close of business on February 11, 2009 will be entitled to notice of, and a vote at, the SCM special meeting. At the close of business on February 11, 2009, SCM had 15,743,515 shares of stock outstanding and entitled to vote. A list of SCM stockholders entitled to vote at the SCM special meeting will be available for inspection at SCM’s principal executive offices in Ismaning, Germany and at its U.S. office in Fremont, California.

All SCM stockholders are cordially invited to attend the SCM special meeting in person. Whether or not you plan to attend the SCM special meeting in person, please sign and return the enclosed proxy card to ensure that your SCM shares will be represented at the SCM special meeting. Voting instructions are included with your SCM proxy card. You may revoke your SCM proxy card at any time prior to the SCM special meeting by following the instructions in the accompanying joint proxy statement/information statement and prospectus. If you attend the SCM special meeting and vote by ballot, then your proxy vote will be revoked automatically and only your vote by ballot at the SCM special meeting will be counted. Regardless of the number shares of SCM that you own or whether or not you plan to attend the SCM special meeting, it is important that your SCM shares be represented and voted. No postage need be affixed if your proxy card is mailed in the United States.

By Order of the SCM Board of Directors,

Stephan Rohaly
Secretary

Ismaning, Germany
February 13, 2009

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 1 AND 2.

HIRSCH ELECTRONICS CORPORATION
1900 CARNEGIE AVENUE, BUILDING B
SANTA ANA, CALIFORNIA 92705

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On March 11, 2009

Dear Hirsch Electronics Corporation Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Hirsch Electronics Corporation, a California corporation (“Hirsch”). The meeting will be held at Hirsch’s corporate headquarters located at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705 on March 11, 2009 at 7:30 p.m. local time for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated December 10, 2008, by and among Hirsch, SCM Microsystems, Inc., a Delaware corporation (“SCM”), and two wholly-owned subsidiaries of SCM, pursuant to which Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM through a two-step merger; and

2. To consider and vote upon an adjournment of the Hirsch special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above.

These proposals are more fully described in the accompanying joint proxy statement/information statement and prospectus, which we urge you to read very carefully. We have included a copy of the Agreement and Plan of Merger as Annex A to the accompanying joint proxy statement/information statement and prospectus. Only Hirsch shareholders of record at the close of business on February 10, 2009, the record date for the Hirsch special meeting, are entitled to notice of and to vote at the Hirsch special meeting or any adjournment or postponement of the Hirsch special meeting.

The board of directors of Hirsch unanimously recommends that you vote FOR Proposal No. 1 for adoption of the Agreement and Plan of Merger and the transactions contemplated thereby and FOR Proposal No. 2 for an adjournment of the Hirsch special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

Even if you plan to attend the Hirsch special meeting in person, Hirsch requests that you sign and return the enclosed Hirsch proxy card to ensure that your Hirsch shares will be represented at the Hirsch special meeting if you are unable to attend.

By Order of the Hirsch Board of Directors,

Lawrence W. Midland
President

Santa Ana, California
February 13, 2009

PLEASE DO NOT SEND IN ANY HIRSCH STOCK CERTIFICATES AT THIS TIME; FURTHER
DOCUMENTATION FOR SUCH PURPOSE WILL BE SENT TO HIRSCH SHAREHOLDERS AFTER
APPROVAL AND COMPLETION OF THE MERGER.

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/information statement and prospectus incorporates important business and financial information about SCM from documents that SCM files with the SEC and which are not included in or delivered with this joint proxy statement/information statement and prospectus. You can obtain such documents, other than certain exhibits to those documents, by requesting them in writing or by telephone from SCM at the following address:

In the United States:

SCM Microsystems, Inc.
41740 Christy Street
Fremont, CA 94538
+1 510-249-4883
ir@scmmicro.com

In Europe:

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5220
ir@scmmicro.com

You may also request more information directly from SCM’s proxy solicitor, Georgeson, Inc. by sending an email to the following address: scm@georgeson.com.

You will not be charged for any documents that you request. If you would like to request documents, please do so by March 17, 2009 in order to receive timely delivery of the documents in advance of the SCM special meeting. See the section entitled “Where You Can Find More Information” for a detailed description of the documents incorporated by reference into this joint proxy statement/information statement and prospectus.

Hirsch is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Accordingly, Hirsch does not file documents with the SEC.

Information contained on the websites of SCM and Hirsch are expressly not incorporated by reference into this joint proxy statement/information statement and prospectus.

Important Notice Regarding the Availability of Proxy Materials for the SCM Stockholder Meeting to Be Held on March 23, 2009 and the Hirsch Shareholder Meeting to Be Held on March 11, 2009.

The joint proxy statement/information statement and prospectus is available at www.scmmicro.com
ABOUT THIS DOCUMENT

This joint proxy statement/information statement and prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-157067), filed by SCM Microsystems, Inc. with the U.S. Securities and Exchange Commission, and constitutes a prospectus of SCM under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of SCM common stock and warrants to purchase shares of SCM common stock to be issued to securityholders of Hirsch Electronics Corporation in connection with the proposed merger and the related transactions.

In addition, this joint proxy statement/information statement and prospectus constitutes:

•	A notice of meeting with respect to the SCM special meeting at which SCM’s stockholders will consider and vote on certain proposals, including the proposal regarding the issuance of SCM common stock and warrants to purchase shares of SCM common stock in connection with merger;

•	A proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, with respect to the SCM special meeting;

•	A notice of meeting with respect to the Hirsch special meeting at which Hirsch’s shareholders will consider a proposal regarding the merger; and

•	An information statement with respect to the Hirsch special meeting.

NOTE REGARDING TRADEMARKS

Opening the Digital World is a trademark of SCM; SCM, the SCM logo, @MAXX, CHIPDRIVE and SmartOS are registered trademarks of SCM.

The Hirsch logo, the Velocity logo, ScrambleSmart, ScrambleSmartProx, MATCH, DIGI*TRAC, Hirsch Verification Station, RUU-201, MOMENTUM, BioSmart, We Secure Buildings, Upgrade to Hirsch, The Secure Decision, DigiLock, Rapid Deployment Kit, ScrambleNet, XBox, NET*MUX4, S*NET, X*NET, SNIB and SNIB2 are trademarks of Hirsch; ScramblePad, ScrambleProx and IDK are registered trademarks of Hirsch.

This joint proxy statement/information statement and prospectus may also include trademarks and trade names owned by other parties, and all other such trademarks and trade names mentioned in this joint proxy statement/information statement and prospectus are the property of their respective owners.

EXPERTS	215

SCM MICROSYSTEMS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

HIRSCH ELECTRONICS CORPORATION INDEX TO FINANCIAL STATEMENTS	F-46

SCM MICROSYSTEMS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	F-67

ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Irrevocable Proxy and Voting Agreement
Annex C	Stockholder Agreement
Annex D	Form of Warrant Certificate
Annex E	Written Opinion of Avondale Partners, LLC
Annex F	Written Opinion of Imperial Capital, LLC
Annex G	First Amendment to SCM Rights Agreement
Annex H	Settlement Agreement between Hirsch Electronics Corporation, Secure Keyboards, Ltd. and Secure Networks, Ltd.
Annex I	Amended and Restated Letters of Understanding between SCM and each of Secure Keyboards, Ltd. and Secure Networks, Ltd.
Annex J	Non-Competition and Non-Solicitation Agreement between SCM and Lawrence W. Midland
Annex K	Employment Agreement between Hirsch Electronics Corporation and Robert Beliles
Annex L	Employment Agreement between Hirsch Electronics Corporation and Larry Midland
Annex M	Employment Agreement between Hirsch Electronics Corporation and John Piccininni
Annex N	Employment Agreement between Hirsch Electronics Corporation and Rob Zivney
Annex O	California Corporations Code, Sections 1300-1313
EX-23.1
EX-23.2
EX-23.3
EX-99.3
EX-99.4

QUESTIONS AND ANSWERS ABOUT THE MERGER,
THE SCM SPECIAL MEETING AND THE HIRSCH SPECIAL MEETING

The following section provides answers to certain frequently asked questions about the proposed merger, SCM special meeting of stockholders and Hirsch special meeting of shareholders. Please note that this section may not address all issues that may be important to you as an SCM stockholder or a Hirsch shareholder. Accordingly, you should carefully read this entire joint proxy statement/information statement and prospectus, including each of the annexes.

Q.	Why am I receiving this joint proxy statement/information statement and prospectus?

A.	You are receiving this joint proxy statement/information statement and prospectus because you are either a stockholder of SCM or a shareholder of Hirsch as of the respective record date of SCM’s special meeting of its stockholders or Hirsch’s special meeting of its shareholders. This joint proxy statement/information statement and prospectus is being used by the boards of directors of each of SCM and Hirsch to solicit your proxy for use at the SCM special meeting and to solicit your proxy for use at the Hirsch special meeting, respectively. This joint proxy statement/information statement and prospectus also serves as the prospectus for shares of SCM common stock and warrants to purchase shares of SCM common stock to be issued in exchange for shares of Hirsch common stock and warrants to purchase Hirsch common stock in connection with the merger.

This joint proxy statement/information statement and prospectus contains important information about the merger, the Merger Agreement, the SCM special meeting and the Hirsch special meeting, which you should read carefully before voting. The enclosed voting materials allow you to cause your shares of SCM common stock or Hirsch common stock, as the case may be, to be voted, without attending the SCM special meeting and the Hirsch special meeting in person.

About the Merger

Q.	What is the merger?

A.	The proposed merger is a two-step transaction that will result in the combination of the businesses of SCM and Hirsch, whereby Hirsch will become a wholly-owned subsidiary of SCM.

In exchange for their shares of Hirsch common stock and warrants to purchase shares of Hirsch common stock, the securityholders of Hirsch will receive cash, shares of SCM common stock and warrants to purchase shares of SCM common stock.

More specifically, SCM, Deer Acquisition, Inc., a California corporation and wholly-owned subsidiary of SCM (“Merger Sub 1”), Hart Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of SCM (“Merger Sub 2”) and Hirsch have entered into an Agreement and Plan of Merger, dated as of December 10, 2008 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed combination of the businesses of SCM and Hirsch. Under the terms of the Merger Agreement:

• Merger Sub 1 will merge with and into Hirsch, with Hirsch as the surviving corporation;

• as soon as reasonably practicable thereafter, Hirsch will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving entity; and

• as a result of the mergers, the business and assets of Hirsch will be held by a new Delaware limited liability company and wholly-owned subsidiary of SCM (the “Surviving Subsidiary”).

The transactions described above are referred to as the “Merger” in this joint proxy statement/information statement and prospectus.

Q.	What if the Merger is not completed?

A.	It is possible that the Merger and the other transactions contemplated by the Merger Agreement will not be completed. This might happen if, for example, SCM’s stockholders do not approve the issuance of the SCM shares and warrants in connection with the Merger, or if Hirsch’s shareholders do not approve the Merger. Should that occur, neither SCM nor Hirsch will be under any obligation to make or consider any alternative proposal regarding the combination of SCM and Hirsch. In certain circumstances, however, SCM or Hirsch may be obligated to pay the other party a termination fee and reimburse the other party for certain expenses, as further described in the section entitled “The Merger Agreement — Termination” in this joint proxy statement/information statement and prospectus.

Q.	Why are SCM and Hirsch proposing to merge?

A.	The board of directors of SCM has determined that the Merger and the related transactions are in the best interests of SCM and its stockholders in part because it presents a compelling strategic opportunity for SCM to strengthen its position in the security industry, expand its product offerings and customer base, and increase its operational scale, among other reasons. The board of directors of Hirsch has determined that the Merger and the related transactions are in the best interests of Hirsch and its shareholders in part because it allows Hirsch shareholders to gain access to an equity interest in SCM and to participate both in the future performance not only of Hirsch but of SCM, and positions the combined company to pursue a strategy focused on the industry trend towards convergence of logical and physical access solutions. For a complete discussion of SCM’s and Hirsch’s reasons for the Merger, see the sections entitled “The Merger — The SCM Reasons for the Merger” and “The Merger — The Hirsch Reasons for the Merger” in this joint proxy statement/information statement and prospectus.

Q.	What vote is required by the SCM stockholders to consummate the Merger?

A.	To consummate the Merger, SCM stockholders must approve the issuance of shares of SCM common stock and warrants to purchase SCM common stock in the Merger. The approval of such issuance requires the affirmative vote of a majority of the shares of SCM common stock present in person or represented by proxy and entitled to vote at the SCM special meeting at which a quorum is present, whether voting in person or represented by proxy at the SCM special meeting.

Q.	What vote is required by the Hirsch shareholders to consummate the Merger?

A.	To consummate the Merger, Hirsch shareholders must approve the Merger, which requires the affirmative vote of the holders of a majority of the outstanding Hirsch common stock as of the record date for the Hirsch special meeting. In addition, pursuant to the Merger Agreement, a condition to SCM’s obligation to complete the Merger is that the Merger shall have been approved by Hirsch shareholders holding a majority of the shares of Hirsch common stock outstanding as of the record date for the Hirsch special meeting, without including the affirmative votes of any shares of Hirsch common stock held or beneficially owned by any of Hirsch’s directors who could be deemed to have a material financial interest in the Merger or any of the transactions contemplated in connection with the Merger. In addition, pursuant to the Merger Agreement, an additional condition to SCM’s obligation to complete the Merger is that not more than 10% of the outstanding shares of Hirsch shall be dissenting shares which, among other things, are shares that were not voted in favor of the Merger and for which a demand for payment and appraisal has been properly made in accordance with the California Corporations Code.

Q.	What is the irrevocable proxy and voting agreement and who are the parties to that agreement?

A.	Each of the members of Hirsch’s board of directors, members of management and their respective affiliates, have entered into an irrevocable proxy and voting agreement with SCM, the Merger Subs and Hirsch, providing that they will, solely in their capacity as Hirsch shareholders, among other things, vote all of their shares of Hirsch common stock in favor of the Merger and the adoption of the Merger Agreement and against any other action or agreement that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. The Hirsch shareholders party to the irrevocable proxy and voting agreement also granted SCM an irrevocable proxy to vote their respective shares of Hirsch common stock in accordance with such agreement on their behalf. As of February 10, 2009, Hirsch shareholders that entered into the irrevocable proxy and voting agreement owned in the aggregate 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding shares of Hirsch common stock. For a more complete description of the irrevocable proxy and voting agreement, see the section entitled “Certain Agreements Related to the Merger — Irrevocable Proxy and Voting Agreement” in this joint proxy statement/information statement and prospectus.

v

Q.	Are there other conditions that need to be satisfied to consummate the Merger?

A.	In addition to the requirement of obtaining SCM stockholder and Hirsch shareholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived by the appropriate party. For a summary of the conditions that need to be satisfied to consummate the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this joint proxy statement/information statement and prospectus.

Q.	What will Hirsch shareholders receive in the Merger?

A.	For each share of Hirsch common stock held immediately prior to the effective time of the Merger, the record holder of such share will received $3.00 cash (without interest and less any applicable withholding taxes), two shares of SCM common stock and one warrant to purchase one share of SCM common stock at an exercise price of $3.00, exercisable for two years following the third anniversary of the effective time of the Merger.

Q.	Will the amount of cash, number of shares of SCM common stock or number of warrants to purchase shares of SCM common stock payable or issuable to Hirsch shareholders in connection with the Merger be subject to any adjustment, for example if SCM’s stock price fluctuates?

A.	No. The amount of cash, number of shares of SCM common stock and number of warrants to purchase shares of SCM common stock to be paid or issued, or reserved for issuance in connection with the Merger for each share of Hirsch common stock, is fixed.

Q.	Will SCM common stock issued in connection with the Merger be registered and listed on an exchange?

A.	Yes. The SCM common stock issued as merger consideration will be registered under the Securities Act of 1933, as amended, and will be listed on the NASDAQ Stock Market under the symbol “SCMM” and on the Prime Standard of the Frankfurt Stock Exchange under the symbol “SMY.” The shares of SCM common stock issuable upon the exercise of the warrants to purchase SCM common stock in connection with the Merger will not be registered on the registration statement on Form S-4 of which this joint proxy statement/information statement is a part. SCM intends to comply with any applicable securities regulations and registration requirements for any such issuance prior to the time the warrants become exercisable according to their terms.

Q.	Will there be any transfer restrictions affecting the shares of SCM common stock or warrants to purchase shares of SCM common stock issuable to Hirsch shareholders in connection with the Merger?

A.	Yes. The shares of SCM common stock to be issued to Hirsch shareholders in connection with the Merger will be subject to a lock-up that prohibits Hirsch shareholders from, among other restrictions, selling or otherwise disposing of or transferring any shares of SCM common stock received in connection with the Merger. This lock-up is effective for six months from the closing date for 50% of the SCM common stock issued to Hirsch shareholders in connection with the Merger, and is effective for nine months from the closing date for the remainder of the shares. Consequently, the Hirsch shareholders will have to bear the economic risk of holding the SCM shares for the period of the lock-up.

Subject to certain limited exceptions, the warrants to purchase shares of SCM common stock issuable to Hirsch shareholders in connection with the Merger will not be transferable by the holder without the prior written consent of SCM, and will not be listed on the NASDAQ Stock Market or otherwise publicly traded.

In addition, if you will be an employee of SCM or the Surviving Subsidiary after the closing, your shares may be subject to SCM’s insider trading policies.

For more information regarding the transfer restrictions affecting the shares of SCM common stock or warrants to purchase shares of SCM common stock issuable to Hirsch shareholders in connection with the Merger, see the sections entitled “The Merger Agreement — Lock-Up,” “Certain Agreements Related to the Merger — Warrants,” and “Certain Agreements Related to the Merger — Stockholder Agreement” in this joint proxy statement/information statement and prospectus.

Q.	What is the stockholder agreement and who are the parties to that agreement?

A.	Several Hirsch shareholders, including each of the members of Hirsch’s board of directors, members of management and their respective affiliates, have entered into a stockholder agreement with SCM. Under the terms of the stockholder agreement, the Hirsch shareholders party thereto have agreed that for three years following the closing date of the Merger they will not propose or enter into any acquisition transaction or take certain other hostile actions with respect to SCM. In addition, under the terms of the stockholder agreement, Lawrence W. Midland and certain of his affiliates have agreed not to sell or transfer, or otherwise dispose of the shares of SCM common stock received in the Merger until one year after the closing date of the Merger with respect to 33% of the shares, 18 months after the closing date with respect to 33% of the shares, and two years after the closing date with respect to the remaining shares. As of February 10, 2009, the shareholders of Hirsch that entered into the stockholder agreement owned in the aggregate 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding Hirsch common stock. For more information regarding the stockholder agreement, see the section entitled “Certain Agreements Related to the Merger — Stockholder Agreement” in this joint proxy statement/information statement and prospectus.

Q.	What will happen to the Hirsch options?

A.	At the effective time of the Merger, each option to purchase shares of Hirsch common stock outstanding and unexercised immediately prior to the effective time of the Merger will be terminated and cancelled. For more information regarding the treatment of the Hirsch Options, see the section entitled “The Merger Agreement — Merger Consideration — Treatment of Hirsch Options and Warrants” in this joint proxy statement/information statement and prospectus.

Q.	What will happen to the Hirsch warrants?

A.	At the effective time, each warrant to purchase shares of Hirsch common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger will be converted into a warrant to purchase the number of shares of SCM common stock calculated according to the conversion ratio as defined in the Merger Agreement. For more information regarding the treatment of the Hirsch Warrants and the conversion ratio, see the section entitled “The Merger Agreement — Merger Consideration — Treatment of Hirsch Options and Warrants” in this joint proxy statement/information statement and prospectus.

Q.	Will there be any change to the shares of SCM common stock held by SCM’s stockholders?

A.	No. The Merger does not result in any changes to the existing shares of SCM common stock. The current stockholders of SCM will continue to be stockholders of SCM after the Merger.

Q.	Who will be the directors of SCM following the Merger?

A.	Immediately following the effective time of the Merger, the board of directors of SCM is expected to be composed of the following members:

Name	Title

Werner Koepf	Chairman of the Board
Dr. Hagen Hultzsch	Director
Steven Humphreys	Director
Dr. Hans Liebler	Director
Felix Marx	Chief Executive Officer and Director
Lawrence W. Midland	Executive Vice President, President of the Surviving Subsidiary and Director
Stephan Rohaly	Chief Financial Officer and Director
Simon Turner	Director

Q.	Who will be the executive officers of SCM immediately following the Merger?

A.	Immediately following the effective time of the Merger, the executive officers of SCM are expected to be composed of the following members:

Name	Title

Felix Marx	Chief Executive Officer
Stephan Rohaly	Vice President, Chief Financial Officer and Secretary
Eang Sour Chhor	Executive Vice President, Strategy, Marketing and Engineering
Lawrence W. Midland	Executive Vice President, Hirsch Business Division
Dr. Manfred Mueller	Executive Vice President, Strategic Sales and Business Development

Q.	Who will be the directors of the Surviving Subsidiary immediately following the Merger?

A.	As a result of the Merger, the Surviving Subsidiary will be a new Delaware limited liability company and a wholly-owned subsidiary of SCM. The Surviving Subsidiary will have no directors and will be managed by SCM as the sole member.

Q.	Who will be the executive management of the Surviving Subsidiary immediately following the Merger?

A.	Immediately following the effective time of the Merger, the executive management team of the Surviving Subsidiary is expected to be composed of the following members:

Name	Title

Lawrence W. Midland	President
Robert Beliles	Vice President of Enterprise Business Development
John Piccininni	Vice President of Sales
Robert Zivney	Vice President of Marketing

Q.	What are the material U.S. federal income tax consequences of the Merger to Hirsch shareholders and warrant holders?

A.	SCM and Hirsch have structured the Merger with the intent that it qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986. If the Merger qualifies as such a reorganization, Hirsch shareholders will recognize taxable income as a result of the Merger equal to the lesser of (i) the amount of cash received and (ii) the total gain on the transaction. If the Merger qualifies as such a reorganization, Hirsch warrant holders will not be subject to tax as a result of the Merger. The qualification of the Merger as a reorganization depends on numerous factors including whether Hirsch shareholders will receive a sufficient amount of SCM common stock to satisfy the “continuity of interest” test applicable to reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended. Whether the Merger meets that test depends in large part on the value of the SCM stock issued to Hirsch shareholders as compared to the value of all consideration issued to Hirsch shareholders. Based on an estimated valuation, the Merger should satisfy the continuity of interest test. If, however, the Internal Revenue Service were to challenge the valuation and successfully contend that the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to Hirsch shareholders and warrant holders. In such case, Hirsch shareholders and warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in the Hirsch common stock and the warrants, as the case may be, surrendered in the Merger. For additional discussion of the tax treatment of the Merger, see the section entitled “Material United States Income Tax Consequences of the Merger” in this joint proxy statement/information statement and prospectus.

Q:	What are the material U.S. federal income tax consequences of the Merger to SCM stockholders?

A:	SCM stockholders will not recognize a gain or loss as a result of the Merger, whether or not the Merger qualifies as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:	Do Hirsch shareholders have appraisal or dissenters’ rights in connection with the Merger?

A:	Yes. Hirsch shareholders are entitled to exercise dissenters’ rights in connection with the Merger by complying with all of the California law procedures discussed in the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” and in Annex O. To exercise dissenters’ rights in connection with the Merger, a Hirsch shareholder must not vote his or her shares of Hirsch common stock in favor of the Merger and must make a written demand to have Hirsch purchase the shares at their fair market value. Failure to follow precisely any of the statutory procedures set forth in Annex O may result in the loss or waiver of dissenters’ rights under California law.

Q:	Do SCM stockholders have appraisal or dissenters’ rights in connection with the Merger?

A:	No. SCM stockholders do not have appraisal or dissenters’ rights in connection with the issuance of the shares of SCM common stock or warrants to purchase shares of SCM common stock in connection with the Merger or the Merger.

Q.	As a SCM stockholder, how does the SCM board of directors recommend that I vote?

A.	After careful consideration, the SCM board of directors recommends that SCM stockholders vote:

• FOR Proposal No. 1 to approve the issuance of the shares of SCM common stock and the warrants to purchase shares of SCM common stock in connection with the Merger; and

• FOR Proposal No. 2 to adjourn the SCM special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q.	As a Hirsch shareholder, how does the Hirsch board of directors recommend that I vote?

A.	After careful consideration, the Hirsch board of directors recommends that Hirsch shareholders vote:

• FOR Proposal No. 1 to approve and adopt the Merger and the Merger Agreement; and

• FOR Proposal No. 2 to adjourn the Hirsch special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q.	What risks should I consider in deciding how to vote?

A.	You should carefully read this entire joint proxy statement/information statement and prospectus, including each of the annexes, and pay specific attention to the section entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger and the businesses of SCM and Hirsch.

Q.	When do you expect the Merger to be consummated?

A.	Hirsch and SCM cannot predict the exact timing of the completion of the Merger and the related transactions. We currently anticipate that the Merger will occur as soon as reasonably practicable after the satisfaction or waiver by the appropriate party of each of the closing conditions set forth in the Merger Agreement. One of the closing conditions is that the required approvals are obtained at the SCM special meeting to be held on March 23, 2009 and the Hirsch special meeting to be held March 11, 2009. For more information regarding timing, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this joint proxy statement/information statement and prospectus.

Q.	What do SCM stockholders need to do now?

A.	SCM urges its stockholders to read this joint proxy statement/information statement and prospectus carefully, including its annexes, and to consider how the Merger affects them. If you are a stockholder of SCM, you are further urged to provide your proxy instructions by mailing your signed SCM proxy card in the enclosed return envelope or by voting by telephone or via the Internet following the instructions on your proxy card. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the SCM special meeting.

Q.	What do Hirsch shareholders need to do now?

A.	Hirsch urges its shareholders to read this joint proxy statement/information statement and prospectus carefully, including its annexes, and to consider how the Merger affects them. If you are a shareholder of Hirsch, you are further urged to provide your proxy instructions by mailing your Hirsch signed proxy in the enclosed return envelope. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Hirsch special meeting.

About the SCM special meeting and the Hirsch special meeting

Q.	When and where is the SCM special meeting of stockholders?

A.	The SCM special meeting will be held at SCM’s U.S. office, located at 41740 Christy Street, Fremont, California 94538, at 1:00 p.m., local time, on March 23, 2009. All SCM stockholders as of the record date, or their duly appointed proxies, may attend the SCM special meeting.

Q.	When and where is the Hirsch special meeting of shareholders?

A.	The Hirsch special meeting will be held at Hirsch’s corporate headquarters located at 1900 Carnegie Avenue, Santa Ana, California 92705, at 7:30 p.m., local time, on March 11, 2009. Subject to space availability, all Hirsch shareholders as of the record date, or their duly appointed proxies, may attend the Hirsch special meeting. Since seating may be limited, admission to the Hirsch special meeting will be on a first-come, first-served basis.

Q.	Who can attend and vote at the SCM special meeting of stockholders?

A.	Only holders of record of SCM common stock at the close of business on February 11, 2009 (the “SCM record date”), are entitled to notice of, and to vote at, the SCM special meeting. As of the SCM record date, there were 15,743,515 shares of SCM common stock outstanding and entitled to vote at the SCM special meeting, held by approximately 55 holders of record. Each holder of SCM common stock is entitled to one vote for each share of SCM common stock owned as of the SCM record date.

Q.	Who can attend and vote at the Hirsch special meeting of shareholders?

A.	Only holders of record of Hirsch stock at the close of business on February 10, 2009 (the “Hirsch record date”), are entitled to notice of and to vote at the Hirsch special meeting. As of the Hirsch record date, there were 4,705,735 shares of Hirsch stock outstanding and entitled to vote at the Hirsch special meeting, held by approximately 315 holders of record. Each holder of Hirsch stock is entitled to one vote for each share of Hirsch stock owned as of the Hirsch record date.

Q.	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A.	If you are a SCM stockholder, the failure to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the SCM special meeting. In the event that a quorum is not reached or the necessary votes are not received, the SCM special meeting will have to be adjourned to provide more time to obtain a quorum and the necessary votes.

If you are a Hirsch shareholder, the failure to return your proxy or otherwise provide proxy instructions or vote your shares in person will have the same effect as voting against Hirsch Proposal No. 1 and your shares will not be counted for purposes of determining whether a quorum is present at the Hirsch special meeting. In the event that a quorum is not reached or the necessary votes are not received, the Hirsch special meeting will have to be adjourned and recalled for another vote.

Q.	May I vote in person at the SCM special meeting of stockholders?

A.	If your shares of SCM common stock are registered directly in your name with the SCM transfer agent, then you are considered to be the stockholder of record with respect to those shares, and the proxy materials and SCM proxy card are being sent directly to you by SCM. If you are a SCM stockholder of record, you may attend the

x

SCM special meeting and vote your shares in person. However, even if you plan to attend the SCM special meeting in person, SCM requests that you sign and return the enclosed SCM proxy card or vote your shares by telephone or via the Internet to ensure that your shares will be represented at the SCM special meeting, if you are unable to attend. If your shares of SCM common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. As the beneficial owner, you are also invited to attend the SCM special meeting. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the SCM special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	May I vote in person at the Hirsch special meeting of shareholders?

A.	If your shares of Hirsch common stock are registered directly in your name with Hirsch, then you are considered to be the shareholder of record with respect to those shares, and the proxy materials and Hirsch proxy are being sent directly to you by Hirsch. If you are a Hirsch shareholder of record, you may attend the Hirsch special meeting and vote your shares in person. However, even if you plan to attend the Hirsch special meeting in person, Hirsch requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Hirsch special meeting.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of SCM or Hirsch stock without instructions from you. Brokers are not expected to have discretionary authority to vote for the SCM or Hirsch proposals, respectively. Therefore, in order to make sure that your vote is counted, you should instruct your broker to vote your shares following the procedures provided by your broker.

Q.	May I change my vote after I have submitted a proxy or provided proxy instructions?

A.	SCM stockholders of record may change their vote at any time before their proxy is voted at the SCM special meeting in either of the following manners: First, a stockholder of record of SCM can send a written notice to the Secretary of SCM stating that he or she would like to revoke his or her prior proxy submission. Second, a stockholder of record of SCM can attend the SCM special meeting and vote in person. Attendance alone will not revoke a proxy. If a SCM stockholder of record or a stockholder who owns SCM shares in “street name” has instructed a broker to vote his or her shares of SCM common stock, the stockholder must follow directions received from his or her broker to change those instructions.

Hirsch shareholders of record, other than those Hirsch shareholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the Hirsch special meeting in either of the following manners: First, a shareholder of record of Hirsch can send a written notice to the Secretary of Hirsch stating that he or she would like to revoke his or her proxy. Second, a shareholder of record of Hirsch can attend the Hirsch special meeting and vote in person. Attendance alone will not revoke a proxy.

Q.	What should a SCM stockholder do if he or she receives more than one set of voting materials?

A.	As a SCM stockholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/information statement and prospectus and multiple SCM proxy cards or voting instruction cards. For example, if you hold your SCM shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold SCM shares. If you are a holder of record and your SCM shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both SCM common stock and Hirsch common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/information statement and prospectus in the sections entitled “The SCM special meeting of Stockholders” and “The Hirsch special meeting of Shareholders.”

Q.	What should a Hirsch shareholder do if he or she receives more than one set of voting materials?

A.	As a Hirsch shareholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/information statement and prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Hirsch shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Hirsch shares. If you are a holder of record and your Hirsch shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both SCM common stock and Hirsch common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/information statement and prospectus in the sections entitled “The SCM special meeting of Stockholders” and “The Hirsch special meeting of Shareholders.”

Q.	Should Hirsch shareholders send in their Hirsch stock or warrant certificates now?

A.	No. After the Merger is completed, Hirsch shareholders will be sent written instructions for exchanging their Hirsch stock and warrant certificates for the merger consideration. PLEASE DO NOT SEND IN YOUR HIRSCH SHARE CERTIFICATES NOW OR WITH YOUR HIRSCH PROXY CARD.

Q.	Who can help answer my questions?

A.	If you are a SCM stockholder and would like additional copies, without charge, of this joint proxy statement/information statement and prospectus, or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

In the United States:

SCM Microsystems, Inc. 41740 Christy Street Fremont, CA 94538 +1 510-249-4883 ir@scmmicro.com

In Europe:

SCM Microsystems GmbH Oskar-Messter-Straße 13 85737 Ismaning, Germany +49 89 9595-5220 ir@scmmicro.com

You may also request more information directly from SCM’s proxy solicitor, Georgeson, Inc. by sending an email to the following address: scm@georgeson.com.

If you are a Hirsch shareholder, and would like additional copies, without charge, of this proxy statement/information statement and prospectus, or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Hirsch Electronics Corporation 1900 Carnegie Avenue, Building B Santa Ana, California 92705 Telephone: 949-250-8888 Extension 106 Attn: Secretary

SUMMARY

This summary highlights selected information from this joint proxy statement/information statement and prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire joint proxy statement/information statement and prospectus, including annexes, and the other documents to which this joint proxy statement/information statement and prospectus refers, to fully understand the merger proposals to be considered at the SCM special meeting and the Hirsch special meeting.

Information About SCM Microsystems and Hirsch Electronics

SCM Microsystems, Inc.

SCM Microsystems, Inc.
41740 Christy Street
Fremont, CA 94538

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany

Founded in 1990 in Munich, Germany, incorporated in Delaware in 1996 and publicly traded on both the NASDAQ Stock Market and the Prime Standard of the Frankfurt Stock Exchange, SCM designs, develops and sells hardware and system solutions that enable people to conveniently and securely access digital content and services. SCM sells its secure digital access products into two market segments: Secure Authentication and Digital Media and Connectivity. SCM’s Secure Authentication products enable authentication of individuals for applications such as electronic passports and drivers’ licenses, electronic healthcare cards, secure logical access to PCs and networks, and physical access to facilities. In the Digital Media and Connectivity market, SCM offers commercial digital media readers that are used in digital photo kiosks to transfer digital content to and from various flash media. SCM sells its products to original equipment manufacturers, government contractors, systems integrators, large enterprises, computer manufacturers, banks, and other financial institutions.

Hirsch Electronics Corporation

Hirsch Electronics Corporation
1900 Carnegie Avenue, Building B
Santa Ana, CA. 92705

Incorporated in California in 1981, Hirsch Electronics Corporation, a privately-held corporation, designs, engineers, manufactures and markets software and hardware in the security management system/physical access control market. Hirsch’s business includes full-featured electronic access control systems and a wide range of products and professional services including enterprise-class security management systems with integrated access control, intrusion detection, badging and video features. Hirsch also buys and resells various security related products, computers, peripherals and accessories. Hirsch sells its products through a dealer/systems integrator distribution channel. Hirsch products are sold in dozens of countries, and the majority of sales are located in the United States. The next most significant regions for Hirsch’s business are Europe and Asia. Hirsch products are sold in every major industry segment, with the highest number of Hirsch sales occurring in market segments requiring a higher-than-average level of security effectiveness, such as government, critical infrastructure, banking, healthcare and education.

Merger Subs

Deer Acquisition, Inc. is a California corporation and wholly-owned subsidiary of SCM. Merger Sub 1 was formed solely for the purposes of carrying out the Merger and it has not conducted any business operations.

Hart Acquisition LLC is a Delaware limited liability company and wholly-owned subsidiary of SCM. Merger Sub 2 was formed solely for the purposes of carrying out the Merger and has not conducted any business operations.

The Merger (see page 53)

Through a two-step merger, Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM. The business of Hirsch and SCM will be combined and Merger Sub 1 will merge with and into Hirsch, with Hirsch as the surviving corporation. As soon as reasonably practicable thereafter, Hirsch will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving entity.

In exchange for their shares of Hirsch common stock, Hirsch shareholders will receive $3.00 cash (without interest and less any applicable withholding taxes), two shares of SCM common stock and a warrant to purchase one share of SCM common stock at an exercise price of $3.00. Each warrant to purchase Hirsch common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger will be converted into a warrant to purchase shares of SCM common stock. All options to purchase shares of Hirsch common stock outstanding and unexercised immediately prior to the effective time of the Merger will be terminated and cancelled.

Reasons for the Merger (see page 56)

SCM’s Reasons for the Merger

In reaching its unanimous decision to approve the Merger, the SCM board of directors considered a number of factors including, among other factors:

•	the belief of the SCM board of directors that SCM after the Merger will be better positioned to pursue and implement a strategy focused on the concept of convergence, the much anticipated industry trend which combines both the logical and physical methods of access for security systems;

•	the fact that both companies are strong in the U.S. government sector, but have complementary areas of concentration;

•	the fact that Hirsch’s strength in the U.S. commercial market is complemented by SCM’s activities in the enterprise and financial markets in Europe and Asia;

•	the belief that the Merger would increase SCM’s revenues, net income and internal resources and provide greater operational scale and financial solidity; and

•	the results of SCM’s due diligence review of Hirsch’s business, finances and operations and its evaluation of Hirsch’s management, competitive positions and prospects.

For more information regarding SCM’s reasons for approving the Merger, see the section entitled “The Merger — The SCM Reasons for the Merger.”

Hirsch’s Reasons for the Merger

In reaching its unanimous decision to approve the Merger, the Hirsch board of directors considered a number of factors including, among other factors:

•	the fact that the Merger will allow the Hirsch shareholders to gain an equity interest in SCM, thus providing a vehicle for continued participation by the Hirsch shareholders in the future performance of not only the Surviving Subsidiary, but also of SCM;

•	the increased liquidity available to Hirsch shareholders through receipt of the cash portion of the consideration and the registered shares of SCM;

•	the belief of the Hirsch board of directors that the combined company after the Merger will be better positioned to pursue and implement a strategy focused on the concept of convergence, the much anticipated industry trend which combines both the logical and physical methods of access for security systems;

•	the likelihood in the judgment of the board of directors of Hirsch that the conditions to be satisfied prior to consummation of the Merger transaction will be satisfied or waived; and

•	under the terms of the Merger Agreement, another party could make a superior acquisition proposal which could be accepted by the board of directors of Hirsch, and that the termination fee, payable to SCM in such situation, would not be a significant impediment to accepting such proposal.

For more information regarding Hirsch’s reasons for approving the Merger, see the section entitled “The Merger — The Hirsch Reasons for the Merger.”

Both SCM and Hirsch believe that the Merger will be in the best interests of their respective stockholders and shareholders. However, achieving these anticipated benefits of the Merger is subject to risk and uncertainty, including those risks discussed in the section entitled “Risk Factors.”

Risk Factors (see page 12)

SCM and Hirsch are subject to numerous risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the closing of the Merger may be delayed or not be completed at all, poses a number of unique risks to both SCM stockholders and the Hirsch shareholders, including the following risks:

•	SCM and Hirsch may not realize all of the anticipated benefits of the transactions;

•	SCM may pay a higher price for Hirsch common stock if the value of SCM common stock increases, because the value of the SCM common stock issued in connection with the Merger will depend on its market price at the time of the Merger and the exchange ratio for the Hirsch shares of common stock at the closing of the Merger is fixed;

•	the Merger may not qualify as a reorganization under Section 368 of the Internal Revenue Code, as amended, in which case the Merger may be a fully-taxable transaction to Hirsch shareholders;

•	provisions of the Merger Agreement may deter alternative business combinations;

•	Hirsch’s current shareholders will own a large percentage of the SCM common stock after consummation of the Merger, and will have significant influence over the outcome of corporate actions requiring stockholder approval; and such shareholders’ priorities for SCM’s business may be different from SCM’s or its other stockholders’;

•	SCM and Hirsch will incur significant transaction and merger-related costs in connection with the Merger;

•	if SCM or Hirsch has to pay the termination fee, it could negatively affect Hirsch’s business operations or SCM’s business operations;

•	the market price of SCM common stock could decline as a result of the large number of shares that will become eligible for sale after consummation of the Merger;

•	SCM may not have uncovered all the risks associated with the acquisition of Hirsch and a significant liability may be discovered after closing of the Merger, and the Merger Agreement does not provide for SCM’s indemnification by the former Hirsch shareholders against any of Hirsch’s liabilities, should they arise or become known after the closing of the Merger;

•	directors of Hirsch have interests in the transaction that may be different from, or in addition to, the interests of other Hirsch shareholders, which may influence their recommendation and vote;

•	there has been no public market for the Hirsch common stock and warrants to purchase Hirsch common stock, and the lack of a public market makes it extremely difficult to determine the fair market value of Hirsch; and

•	if the conditions to the Merger are not met or waived, the Merger will not occur.

These risks and other risks are discussed in greater detail in the section entitled “Risk Factors” in this joint proxy statement/information statement and prospectus. SCM and Hirsch encourage SCM stockholders and Hirsch shareholders to read and consider all of these risks carefully.

Market Price And Dividend Information (see page 51)

The closing sale price per share of SCM common stock as reported on the NASDAQ Stock Market on December 10, 2008, the last full trading day prior to the public announcement of entry into the Merger Agreement was $1.27, and the closing sale price per share of SCM common stock on February 11, 2009 (the last practicable trading date before the filing of this joint proxy statement/information statement and prospectus) as reported on the NASDAQ Stock Market was $2.67 per share. Following the consummation of the Merger, SCM’s common stock, including the shares of SCM common stock issued in connection with the Merger, are expected to continue to trade on the NASDAQ Stock Market under the symbol “SCMM” and on the Prime Standard of the Frankfurt Stock Exchange under the symbol “SMY.”

SCM has never declared nor paid cash dividends on its capital stock. SCM currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future.

There has never been, nor is there expected to be in the future, a public market for Hirsch’s ordinary shares. As of February 10, 2009, Hirsch had approximately 315 shareholders of record. Hirsch has never declared or paid any cash dividends on its capital stock, nor does it intend to do so in the foreseeable future.

For more information, see the section entitled “Market Price and Dividend Information.”

Opinion of the Financial Advisor of SCM (see page 64)

Avondale Partners, the financial advisor of SCM, delivered a written opinion, dated December 9, 2008, addressed to the board of directors of SCM, to the effect that, as of the date of the opinion and based on and subject to various assumptions, qualifications, and limitations described in the opinion, the consideration to be to be paid by SCM in the Merger was fair, from a financial point of view, to SCM. The full text of this written opinion to the SCM board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/information statement and prospectus. Holders of SCM common stock are encouraged to read the opinion carefully in its entirety.

Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch (see page 70)

Imperial Capital, LLC rendered a written opinion to the board of directors of Hirsch, on December 10, 2008, that, as of that date, and based on and subject to various assumptions, qualifications and limitations set forth in the opinion, the Aggregate Consideration to Non-Insiders (as defined in the opinion) was fair, from a financial point of view, to the holders of Hirsch common stock other than Lawrence W. Midland. The full text of this written opinion to the Hirsch board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex F to this joint proxy statement/information statement and prospectus. Holders of Hirsch common stock are encouraged to read the opinion carefully in its entirety.

Overview of the Merger Agreement

The Merger Agreement contains the terms and conditions of the proposed combination of the businesses of SCM and Hirsch.

Merger Consideration

At the effective time of the Merger, each share of issued and outstanding Hirsch common stock existing immediately prior to the effective time of the Merger will, without any action on the part of the shareholder thereof, automatically be retired and cease to exist, and be converted into the right to receive $3.00 cash, without interest and less any applicable withholding taxes, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise price of $3.00; provided that the following shares will not be so converted:

•	shares owned by SCM or the Merger Subs;

•	shares held by Hirsch; and

•	shares which are held by shareholders properly demanding and perfecting dissenter’s rights pursuant to Sections 1300-1313 of the California Corporations Code.

At the effective time, each option to purchase shares of Hirsch common stock outstanding and unexercised immediately prior to the effective time of the Merger will be terminated and cancelled, and neither SCM, the Merger Subs, nor the Surviving Subsidiary will assume or be bound by any obligation with respect to such options.

At the effective time of the Merger, each warrant to purchase shares of Hirsch common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger will be converted into a warrant to purchase the number of shares of SCM common stock equal to the number of shares of Hirsch common stock that could have been purchased upon the full exercise of such warrant, multiplied by a conversion ratio, rounded down to the nearest whole share. The per share exercise price for each new warrant to purchase SCM common stock issued in exchange for existing warrants to purchase Hirsch common stock will be determined by dividing the per share exercise price of the Hirsch common stock subject to each warrant as in effect immediately prior to the effective time of the Merger by the conversion ratio, and rounding that result up to the nearest cent. As used in this joint proxy statement/information statement and prospectus, the term “conversion ratio” means the quotient obtained by dividing the aggregate value of the merger consideration per share, by the volume weighted average price of SCM’s common stock (as reported on the NASDAQ Stock Market) during the 30 days preceding the day prior to the day of the effective time of the Merger. For a more complete description of the merger consideration, see the section entitled “The Merger Agreement — Merger Consideration” in this joint proxy statement/information statement and prospectus.

The merger consideration and conversion ratio will be appropriately and proportionately adjusted to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares with respect to SCM common stock between the date of the Merger Agreement and the effective time of the Merger.

Lock-up Provisions

The Merger Agreement provides that each Hirsch shareholder will be prohibited during the period beginning on the closing date of the Merger and continuing until the six month anniversary of the closing date from, among other restrictions, directly or indirectly, selling any shares of SCM common stock received in the Merger. During the period commencing on the day after the six month anniversary of the closing date and ending the on date of the nine month anniversary of the closing date, a Hirsch shareholder may sell or transfer only up to 50% of the SCM common stock received by such Hirsch shareholder in connection with the Merger.

No Solicitation

With certain exceptions, Hirsch and SCM agreed that immediately following the execution and delivery of the Merger Agreement, each of the parties and their subsidiaries would cease any and all existing activities, discussions, or negotiations with any person relating to any acquisition proposals. The parties further agreed that until the earlier of the termination of the Merger Agreement and the effective time of the Merger neither Hirsch nor SCM may, nor may any of their respective representatives or affiliates:

•	solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any acquisition proposal;

•	disclose or furnish any information in connection with an acquisition proposal concerning the business, technologies or properties of either Hirsch or SCM, or any of their respective subsidiaries, or afford access to its properties, technologies, books or records, in connection with an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal relating to Hirsch or SCM, respectively;

•	enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an acquisition proposal relating to Hirsch or SCM, respectively; or

•	terminate, amend or waive any rights under any “standstill” or other similar contract between it or any of its subsidiaries and any person (other than the other party to the Merger Agreement).

For a more complete discussion of the exclusivity provisions and permitted acquisition proposals, see the sections entitled “The Merger Agreement — Certain Covenants of both SCM and Hirsch — Exclusivity,” “The

Merger Agreement — Certain Covenants of both SCM and Hirsch — SCM Acquisition Proposals,” and “The Merger Agreement — Certain Covenants of both SCM and Hirsch — Hirsch Acquisition Proposals.”

Conditions to Completion of the Merger

In addition to the requirement of obtaining SCM stockholder approval and Hirsch shareholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived by the appropriate party. For a summary of the conditions that need to be satisfied to consummate the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this joint proxy statement/information statement and prospectus.

Termination of the Merger Agreement

It is possible that the Merger and the other transactions contemplated by the Merger Agreement will not be completed. This might happen if, for example, SCM’s stockholders do not approve the issuance of the SCM shares and warrants in connection with the Merger, or if Hirsch’s shareholders do not approve the Merger or if other conditions to the Merger are not satisfied. Should that occur, neither SCM nor Hirsch will be under any obligation to make or consider any alternative proposal regarding the combination of SCM and Hirsch. For a more complete discussion of the manners in which the Merger Agreement may terminate, see the section entitled “The Merger Agreement — Termination” in this joint proxy statement/information statement and prospectus.

Termination Fee

In certain circumstances, SCM or Hirsch may be obligated to pay the other party a termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by the recipient party in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby. For a more complete discussion of the termination fee, see the section entitled “The Merger Agreement — Termination” in this joint proxy statement/information statement and prospectus.

Irrevocable Proxy and Voting Agreement

As of the record date for the Hirsch special meeting, Hirsch shareholders that owned in the aggregate 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding shares of Hirsch common stock as of the record date for the Hirsch special meeting, had entered into the irrevocable proxy and voting agreement.

The Hirsch shareholders who are parties to the irrevocable proxy and voting agreement have agreed, solely in their capacity as Hirsch shareholders and among other things, to vote all of their shares of Hirsch common stock in favor of the Merger and the adoption of the Merger Agreement, against any other Hirsch acquisition proposals, against any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement by Hirsch, against any change in a majority of the individuals serving on the Hirsch board of directors as of the date of the signing of the Merger Agreement (subject to certain exceptions), and against any other action or agreement which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. The Hirsch shareholders that are parties to the irrevocable proxy and voting agreement also granted SCM an irrevocable proxy to vote their respective Hirsch common stock in accordance with the terms of the irrevocable proxy and voting agreement. A copy of the irrevocable proxy and voting agreement is attached as Annex B to this joint proxy statement/information statement and prospectus.

Stockholder Agreement (see page 113)

As of the record date for the Hirsch special meeting, Hirsch shareholders that owned in the aggregate 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding shares of Hirsch common stock as of the record date for the Hirsch special meeting had entered into the stockholder agreement. A brief summary of some of the material provisions of the stockholder agreements are included below, and a copy of the stockholder agreement is attached as Annex C to this joint proxy statement/information statement and prospectus.

Standstill Provision

The stockholder agreement includes a standstill provision whereby the Hirsch shareholders who are parties to the stockholder agreement agreed to a three-year “standstill” period beginning on the closing date of the Merger. During the standstill period, such parties agreed that, subject to limited circumstances, they would not take certain actions that could be hostile to SCM, including without limitation proposing or entering into any acquisition transaction with a third party with respect to SCM, acquiring shares of SCM common stock that would result in such stockholder holding more than 10% of SCM’s outstanding shares, participating in or encouraging the solicitation of proxies with respect to SCM securities or the securities of its subsidiaries, participating in or encouraging the formation of any group which owns, seeks, or offers to acquire beneficial ownership of SCM’s voting securities or which seeks to control SCM, or otherwise act alone or in concert with others seeking or offering to control or influence the management of SCM’s board of directors or the policies of SCM or its subsidiaries.

Lock-Up Agreement

Lawrence W. Midland and his controlled affiliates have agreed to a more restrictive lock-up arrangement than other Hirsch shareholders with respect to the shares of SCM common stock and warrants to purchase shares of SCM common stock issued in connection with the Merger. Specifically, except in limited circumstances, Mr. Midland and his affiliates are prohibited from selling or transferring, or granting or lending or otherwise disposing of, such securities for up to 24 months following the closing date of the Merger. As of the record date for the Hirsch special meeting, Lawrence W. Midland and his controlled affiliates beneficially owned in the aggregate 628,800 shares of Hirsch common stock, representing approximately 13% of the outstanding Hirsch common stock as of the record date for the Hirsch special meeting. For a more complete discussion of the lock-up agreement, see the section entitled “Certain Agreements Related to the Merger — Stockholder Agreement — Lock-Up Agreement.”

Agreement to Vote; Election of Directors

The stockholder agreement includes a provision whereby the Hirsch shareholders who are parties to the stockholder agreement agreed that for a period of three years after the closing date of the Merger, subject to limited circumstances relating to Lawrence W. Midland’s status as a director on SCM’s board of directors, they will vote all shares of SCM common stock owned by them to elect any director nominee that is recommended by the majority of SCM’s board of directors, remove any director if such removal is requested or approved by a majority of SCM’s board of directors or the SCM nominating committee, or oppose the removal or any director unless such removal is approved by a majority of SCM’s board of directors. The stockholders also granted SCM an irrevocable proxy to vote their respective SCM common stock in accordance with the stockholder agreement.

Interests of Directors, Executive Officers and Affiliates of SCM and Hirsch (see page 78)

Hirsch

In considering the recommendation of the Hirsch board of directors with respect to adopting the Merger Agreement, Hirsch shareholders should be aware that certain members of the Hirsch board of directors and certain executive officers of Hirsch have interests in the Merger that may be different from, or in addition to, interests they may have as Hirsch shareholders. For example:

•	In connection with the Merger, the executive officers of Hirsch have entered into employment agreements with Hirsch to become effective at the closing of the Merger, including salary, bonus, severance and other benefit provisions. For a more detailed discussion of the employment agreements with the Hirsch executive officers, see the section entitled “Certain Agreements Related to the Merger — Employment Agreements with Hirsch Executive Officers” in this joint proxy statement/information statement and prospectus.

•	Lawrence W. Midland, a Hirsch director and the President of Hirsch, will be appointed to the SCM board of directors immediately following the effective time of the Merger.

•	Upon consummation of the Merger, SCM will issue warrants to purchase shares of SCM common stock to each of Hirsch’s outside directors in 2008, with the number of shares subject to the warrants to be determined based on the conversion ratio under the Merger Agreement of warrants to purchase 3,000 shares of Hirsch common stock.

•	Three current directors of Hirsch hold partnership interests in Secure Keyboards, Ltd. (“Keyboards”) and/or Secure Networks, Ltd. (“Networks”), which are parties to a settlement agreement with Hirsch that provides for Hirsch to pay royalties based on Hirsch gross revenues to Secure Keyboards, Ltd. until December 31, 2020 and to Secure Networks, Ltd. until December 31, 2011. To the extent that consummation of the Merger results in an increased in the amount of Hirsch revenues, the amount of royalties payable under the settlement agreement will increase. In connection with the entry into the Merger Agreement, two of the four general partners of Secure Keyboards, Ltd. delivered a letter of understanding to SCM. In addition, the two general partners of Secure Networks, Ltd., delivered a substantially similar letter of understanding to SCM. Each letter of understanding contained certain clarifications of the SCM and Hirsch business relationship and its resulting impact on the companies’ respective revenue streams and on Keyboards’ or Networks’ revenue base, as applicable. For a more detailed discussion of the settlement agreement see the section entitled “Certain Agreements Related to the Merger — Settlement Agreement” and “Certain Agreements Related to the Merger— Keyboards and Networks Letters of Understanding” in this joint proxy statement/information statement and prospectus.

•	Hirsch purchased the outstanding shares of capital stock of Hirsch EMEA, Inc., a British Virgin Island corporation, which is now a wholly-owned subsidiary of Hirsch. One of the parties from which Hirsch purchased shares of Hirsch EMEA, Inc. was tSecu, LLC, a Massachusetts limited liability company which is an affiliate of Ayman Ashour, a former director of Hirsch. For a more detailed discussion of the Hirsch EMEA purchase, see the sections entitled “Certain Agreements Related to the Merger — Settlement Agreement” and “Certain Agreements Related to the Merger — Hirsch EMEA, Inc. Stock Purchase” in this joint proxy statement/information statement and prospectus.

•	For a period of three years following the effective time of the Merger, and to the extent of insurance coverage, for three additional years, the surviving entity of the Merger will, to the fullest extent permitted by law, indemnify and hold harmless the Hirsch directors and officers serving as of the date of the Merger Agreement; and for a period of six years following the effective time of the Merger, the surviving entity of the Merger will maintain, in effect, a directors’ and officers’ liability insurance policy covering the directors and officers of Hirsch, with coverage in amount and scope at least as favorable as the coverage under the existing Hirsch policy at the time the Merger becomes effective up to an aggregate premium for such policy of $50,000.

As of the record date for the Hirsch special meeting, the directors and executive officers of Hirsch, together with their affiliates, owned in the aggregate approximately 1,021,456 shares of Hirsch common stock, entitling them to exercise approximately 22% of the voting power of the Hirsch common stock at the Hirsch special meeting. Hirsch cannot complete the Merger unless the Merger is approved by the affirmative vote of the holders of a majority of the outstanding Hirsch common stock as of the record date for the Hirsch special meeting.

As of the record date for the Hirsch special meeting, the directors and executive officers of Hirsch, together with their affiliates, held in the aggregate options and warrants to purchase approximately 57,000 shares of Hirsch common stock. These options and warrants and any shares of Hirsch common stock issued upon the exercise thereof between the record date will not be entitled to vote at the Hirsch special meeting.

SCM

No director or executive officer of SCM since December 31, 2007, nor their affiliates, have any interests in the Merger that differ from, or are in addition to, their interests as SCM stockholders. As of the record date for the SCM special meeting, the directors and executive officers of SCM, together with their affiliates, owned in the aggregate approximately 1,683,452 shares of SCM common stock, entitling them to exercise approximately 11% of the voting power of the SCM common stock at the SCM special meeting. SCM cannot complete the Merger unless the issuance of the shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares of SCM common stock voting at the SCM special meeting.

In addition, as of the record date for the SCM special meeting, the directors and executive officers of SCM, together with their affiliates, held in the aggregate options to purchase approximately 773,176 shares of SCM common stock. These options and any shares of SCM common stock issued upon the exercise thereof will not be entitled to vote at the SCM special meeting.

Ownership of SCM Following the Merger (see page 88)

After the Merger, Hirsch will be a wholly-owned subsidiary of SCM, and Hirsch shareholders will no longer have any direct interest in Hirsch, but will have an equity stake in SCM, the new company of Hirsch’s operations. Immediately after the Merger, existing SCM stockholders are expected to own approximately 63% of the outstanding shares of SCM common stock and the former Hirsch shareholders are expected to own approximately 37% of the outstanding shares of SCM common stock. For a more complete discussion of ownership of SCM after the Merger, see the section entitled “The Merger — Ownership of SCM Following the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 89)

SCM and Hirsch have structured the Merger with the intent that it qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the Merger that the parties receive an opinion of counsel regarding such qualification. If the Merger qualifies as such a reorganization, Hirsch shareholders will recognize taxable income as a result of the Merger equal to the lesser of (i) the amount of cash received and (ii) the total gain realized on the transaction. If the Merger qualifies as such a reorganization, Hirsch warrant holders will not be subject to tax as a result of the Merger. The qualification of the Merger as a reorganization depends on numerous factors including whether Hirsch shareholders will receive a sufficient amount of SCM common stock to satisfy the “continuity of interest” test applicable to reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended. Whether the Merger meets that test depends in large part on the value of the SCM stock issued to Hirsch shareholders as compared to the value of all consideration (i.e., cash, stock and warrants) issued to Hirsch shareholders. If, however, the Internal Revenue Service were to challenge the valuation and successfully contend that the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to Hirsch shareholders and Hirsch warrant holders. In such case, Hirsch shareholders and Hirsch warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in the Hirsch common stock and warrants, as the case may be, surrendered in the Merger. SCM stockholders will not recognize gain or loss as a result of the Merger, whether or not the Merger qualifies as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Neither SCM nor Hirsch will recognize gain or loss as a result of the Merger, except for any gain that might arise if SCM pays cash or property to Hirsch in connection with these transactions and such cash or property is not distributed to Hirsch shareholders. SCM does not expect any such gain to be material.

The second-step merger is intended to be treated, along with the first merger, as one integrated transaction for U.S. federal income tax purposes, and SCM and Hirsch do not expect any further tax consequences to the SCM stockholders or the Hirsch shareholders, other than those described above.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Hirsch shareholder or warrant holder will depend in part on such shareholder’s or warrant holder’s circumstances and jurisdiction. Accordingly, Hirsch shareholders and warrant holders should consult their tax advisors for a full understanding of the tax consequences of the Merger, including the applicability and effect of federal, state, local and foreign income and other tax laws. For additional discussion of the tax treatment of the Merger, see the section entitled “Material United States Income Tax Consequences of the Merger” in this joint proxy statement/information statement and prospectus.

Regulatory Approvals (see page 203)

In the United States, SCM must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Market in connection with the issuance of shares of SCM common stock and warrants to purchase shares of SCM common stock, and the filing of this joint proxy statement/information statement and prospectus with the SEC. In Germany SCM must comply with the applicable laws and regulations related to the issuance of shares of SCM common stock and the filing of a prospectus with the Frankfurt Stock Exchange.

NASDAQ Stock Market Listing (see page 87)

Prior to consummation of the Merger, SCM intends to cause all shares of SCM common stock to be issued in connection with the Merger and all shares of SCM common stock to be issued upon exercise of the warrants to purchase shares of SCM common stock to be approved for listing (subject to notice of issuance) on the NASDAQ Stock Market and the Prime Standard of the Frankfurt Stock Exchange as of the effective time of the Merger, including filing any required additional listing applications or notices with the NASDAQ Stock Market pursuant to NASDAQ Stock Market LLC rules.

Anticipated Accounting Treatment (see page 88)

SCM will account for the acquisition of Hirsch as a purchase of the business, which means that the assets and liabilities of Hirsch will be recorded at their fair value and the results of operations of Hirsch will be included in SCM’s results from and after the effective time of the Merger, in accordance with Financial Accounting Standard No. 141 (revised 2007), Business Combinations.

Appraisal Rights and Dissenters’ Rights (see page 42)

SCM stockholders are not entitled to appraisal rights in connection with the Merger under Delaware General Corporation Law. Hirsch shareholders are entitled to appraisal rights in connection with the Merger under California law. For more information about such rights, see the provisions of Sections 1300 through 1313 of Chapter 13 of the California Corporations Code, attached hereto as Annex O, and the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” in this joint proxy statement/information statement and prospectus.

Failure to follow precisely any of the statutory procedures set forth in Annex O may result in the loss or waiver of dissenters’ rights under California law.

SCM Microsystems Director and Executive Officer Compensation (see page 174)

SCM currently anticipates that Werner Koepf, Dr. Hagen Hultzsch, Steven Humphreys, Dr. Hans Liebler, Felix Marx, Lawrence W. Midland, Stephan Rohaly, and Simon Turner will serve as its board of directors following completion of the Merger. For a complete discussion of the expected board of directors following the Merger, compensation of directors, and compensation of executives, see the section entitled “SCM Microsystems Director and Executive Officer Compensation.”

Comparison of Stockholder Rights (see page 198)

The rights of Hirsch shareholders are currently governed by the California Corporations Code, Hirsch’s articles of incorporation, as amended, and the bylaws of Hirsch. The rights of SCM stockholders are currently governed by the Delaware General Corporation Law, the Fourth Amended and Restated Certificate of Incorporation of SCM, and the bylaws of SCM. If the Merger is completed, Hirsch shareholders will become stockholders of SCM, and their rights will be governed by the Delaware General Corporation Law, and the certificate of incorporation of SCM and bylaws of SCM. The rights of Hirsch shareholders contained in the articles of incorporation and bylaws of Hirsch differ from the rights of SCM stockholders under the certificate of incorporation of SCM and bylaws of SCM, as more fully described under the section entitled “Comparison of SCM Microsystems Stockholders and Hirsch Electronics Shareholders Rights and Corporate Governance Matters” in this joint proxy statement/information statement and prospectus.

The SCM Special Meeting Of Stockholders (see page 207)

The SCM special meeting will be held at SCM’s United States office, located at 41740 Christy Street, Fremont, California 94538, at 1:00 p.m., local time, on March 23, 2009. Only holders of record of SCM common stock at the close of business on February 11, 2009 (the “SCM record date”) are entitled to notice of, attendance at and to vote at, the SCM special meeting. As of the record date for the SCM special meeting, there were 15,743,515 shares of SCM common stock outstanding and entitled to vote at the SCM special meeting, held by approximately 55 holders of record. Each holder of SCM common stock is entitled to one vote for each share of SCM common stock owned as of the SCM record date.

There are two proposals at the SCM special meeting. The first proposal at the SCM special meeting is a proposal to approve the issuance of new shares of SCM common stock, par value $0.001 per share, and warrants to purchase shares of SCM common stock, to securityholders of Hirsch, in connection with Merger. The second proposal at the SCM special meeting is a proposal to consider and vote upon an adjournment of the SCM special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal described immediately above. If you are a SCM stockholder and fail to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the SCM special meeting. In the event that a quorum is not reached or the necessary votes are not received, the SCM special meeting will have to be adjourned and recalled to obtain a quorum and the necessary votes.

The Hirsch Special Meeting Of Shareholders (see page 211)

The Hirsch special meeting will be held at Hirsch’s Corporate Headquarters, 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, at 7:30 p.m., local time, on March 11, 2009. Only holders of record of Hirsch stock at the close of business on February 10, 2009 are entitled to notice of, attendance at and to vote at the Hirsch special meeting. As of the record date for the Hirsch special meeting, there were 4,705,735 shares of Hirsch stock outstanding and entitled to vote at the Hirsch special meeting, held by approximately 315 holders of record. Each holder of Hirsch stock is entitled to one vote for each share of Hirsch stock owned as of the Hirsch record date.

There are two proposals at the Hirsch special meeting. The first proposal at the Hirsch special meeting is a proposal to adopt the Merger Agreement. The second proposal at the Hirsch special meeting is a proposal to consider and vote upon an adjournment of the Hirsch special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above to satisfy each of the conditions to closing concerning the vote set forth in the Merger Agreement. If you are a Hirsch shareholder, the failure to return your proxy or otherwise provide proxy instructions or vote your shares in person will have the same effect as voting against Hirsch Proposal No. 1 and your shares will not be counted for purposes of determining whether a quorum is present at the Hirsch special meeting. In the event that a quorum is not reached or the necessary votes are not received, the Hirsch special meeting will have to be adjourned and recalled for another vote.

RISK FACTORS

The Merger involves risks for SCM stockholders and Hirsch shareholders. SCM stockholders will be choosing to permit significant dilution of their percentage ownership of SCM by voting in favor of the issuance of additional shares of SCM Common Stock and warrants to purchase shares of SCM common stock in order to complete the Merger. Hirsch shareholders will be choosing to no longer control 100% of Hirsch and to become stockholders of SCM by voting in favor of the Merger. In addition to the risks that their respective businesses currently face, after the Merger, SCM and the Surviving Subsidiary will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond their control. These risk factors are not intended to represent a complete list of the general or specific risk factors that may affect SCM, Hirsch and the combined business, and these risk factors may not be exhaustive. You should carefully consider the risks described below and the other information contained in this joint proxy statement/information statement and prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” before deciding how to vote your shares of common stock.

Risks Relating to the Merger

SCM and Hirsch may not realize all of the anticipated benefits of the transactions.

To be successful after the Merger, SCM and Hirsch will need to combine and integrate the businesses and operations of their separate companies. The combination of two independent companies is a complex, costly and time-consuming process. As a result, after the Merger, the combined company will be required to devote significant management attention and resources to integrating the diverse business practices and operations of SCM and Hirsch. The integration process may divert the attention of the combined company’s executive officers and management from day-to-day operations and disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the full benefits of the transaction expected by SCM and Hirsch. SCM has not recently completed a merger or acquisition comparable in size or scope to the transaction. The failure of the combined company, after the Merger, to meet the challenges involved in successfully integrating the operations of SCM and Hirsch or otherwise to realize any of the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses and loss of customer relationships, and may cause SCM’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	maintaining employee morale and retaining key employees;

•	preserving important strategic and customer relationships;

•	the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information, communications and other systems;

•	coordinating marketing functions;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•	integrating the cultures of SCM and Hirsch.

In addition, even if the businesses and operations of SCM and Hirsch are integrated successfully, the combined company may not fully realize the expected benefits of the Merger, including sales or growth opportunities that were anticipated, within the intended time frame, or at all. Further, because the businesses of SCM and Hirsch differ, the results of operations of the combined company and the market price of SCM common stock after the Merger may be affected by factors different from those existing prior to the Merger and may suffer as a result of the Merger. As a result, SCM and Hirsch cannot assure you that the combination of the businesses and operations of SCM with Hirsch will result in the realization of the full benefits anticipated from the Merger.

Provisions of the Merger Agreement may deter alternative business combinations.

Restrictions in the Merger Agreement prohibit, in certain contexts, SCM and Hirsch from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that could be advantageous to the stockholders of SCM or shareholders of Hirsch when compared to the terms and conditions of the Merger described in this joint proxy statement/information statement and prospectus. In addition, if the Merger Agreement is terminated under certain specified circumstances relating to effecting a business combination with a different party, SCM or Hirsch may be required to pay the other a termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by the recipient party in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby. These provisions may deter third parties from proposing or pursuing alternative business combinations that could result in greater value to SCM stockholders or Hirsch shareholders than the Merger.

There has been no public market for the Hirsch common stock and warrants to purchase Hirsch common stock, and the lack of a public market makes it extremely difficult to determine the fair market value of Hirsch .

The outstanding capital stock of Hirsch is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Hirsch. The number of shares of SCM common stock and warrants to purchase SCM common stock to be issued to Hirsch shareholders was determined based on negotiations between the parties, and it may not be indicative of the price of the Hirsch common stock and warrants to purchase Hirsch common stock may have traded at if they were traded in a public market.

The amount of merger consideration is fixed and not subject to adjustment based on the market price of SCM common stock.

The merger consideration to be received by the holders of the shares of Hirsch common stock in the Merger includes shares of SCM common stock and warrants to purchase shares of SCM common stock. The Merger Agreement does not include an exchange ratio or adjustment mechanism based on the market price of SCM common stock for the determination of the amount of merger consideration that will be paid.

The value of the SCM common stock issued in the Merger will depend on its market price at the time of the Merger, as the exchange ratio for the Hirsch shares of common stock at the closing of the Merger is fixed.

Pursuant to the Merger Agreement, the exchange ratio used to determine the number of shares of SCM’s common stock that Hirsch shareholders will receive is unaffected by the share price of SCM’s common stock, as reflected on the NASDAQ Stock Market. Increases in the value of SCM common stock will result in a higher price being paid by SCM for Hirsch common stock and more value received by Hirsch shareholders in the Merger. Pursuant to the Merger Agreement, SCM will not have the right to terminate or renegotiate the Merger Agreement or to re-solicit proxies as a result of any increase in the value of SCM’s outstanding common stock.

SCM common stock has historically traded at a very low volume. If substantial amounts of SCM common stock begin to trade on the open market following the end of the lock-up period, the price of SCM common stock may be materially and adversely affected.

If the current Hirsch shareholders sell, or it is perceived that they will sell, substantial amounts of SCM common stock in the public market after the lock-up lapses, the trading price of SCM common stock could be materially and adversely affected.

The market price of SCM common stock could decline as a result of the large number of shares that will become eligible for sale after consummation of the Merger.

If the Merger is consummated, the new shares of SCM common stock issued as merger consideration will become saleable beginning six months after the closing of the Merger and the warrants to purchases shares of SCM common stock will be exercisable for two years following the third anniversary of the effective time of the Merger. Consequently, after such periods, a substantial number of additional shares of SCM common stock will be eligible for resale in the public market. Current stockholders of SCM and former shareholders of Hirsch may not wish to continue to invest in the operations of the combined company after the Merger, or for other reasons, may wish to dispose of some or all of their interests in SCM after the Merger. Sales of substantial numbers of shares of both the newly issued and the existing SCM common stock in the public market following the Merger could adversely affect the market price of such shares.

The issuance of shares of SCM common stock to Hirsch shareholders in connection with the Merger will substantially reduce the percentage ownership of current SCM stockholders.

If the transaction is completed, SCM and Hirsch expect that, based on shares of Hirsch common stock outstanding as of February 10, 2009, and assuming no options or warrants to purchase shares of Hirsch common stock are exercised prior to close, SCM will pay, in the aggregate, approximately $14.1 million in cash and issue approximately 9,411,470 shares of SCM common stock, and warrants to purchase an additional 4,705,735 shares of SCM common stock, as consideration for the outstanding shares of Hirsch common stock. Following the Merger, current holders of Hirsch stock are expected to own approximately 37% of the shares of SCM common stock outstanding after the Merger and current holders of SCM stock are expected to own approximately 63% of the shares of SCM common stock outstanding after the Merger. SCM stockholders will continue to own their existing shares of SCM common stock, which will not be affected by the Merger, other than by the dilution resulting from the issuance of the merger consideration described above. In addition, based on the number of warrants to purchase shares of Hirsch common stock outstanding as of February 10, 2009 and excluding the warrants to be issued by SCM to Hirsch directors for service in 2008, SCM estimates that it will issue warrants to purchase an additional 164,618 shares of SCM common stock to the holders of Hirsch warrants to purchase Hirsch common stock, in connection with the Merger. Additionally, if all of the existing options and warrants to purchase shares of Hirsch common stock outstanding as of February 10, 2009 were exercised prior to the effective time of the Merger, SCM estimates that it will issue up to an additional $375,000 in cash, 250,000 shares of SCM common stock and warrants to purchase 125,000 shares of SCM common stock to current holders of Hirsch options as merger consideration. The issuance of the shares of SCM common stock and warrants to purchase SCM common stock described above will cause a significant reduction in the relative percentage interests of current SCM stockholders in earnings, voting, and liquidation, book and market value.

Hirsch’s current shareholders will own a large percentage of the SCM common stock after consummation of the Merger, and will have significant influence over the outcome of corporate actions requiring stockholder approval; such shareholders’ priorities for SCM’s business may be different from SCM’s or its other stockholders.

After completion of the Merger, the former Hirsch shareholders will beneficially own approximately 37% of the outstanding SCM common stock and the current SCM stockholders will beneficially own approximately 63% of the SCM common stock. Accordingly, such former Hirsch shareholders will be able to significantly influence the outcome of any corporate transaction or other matter submitted to the SCM stockholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of SCM’s assets or any other significant corporate transaction, such that such former shareholders of Hirsch could delay or prevent a change of control of SCM, even if such a change of control would benefit SCM’s other stockholders. The interests of such former Hirsch shareholders may differ from the interests of other stockholders.

Hirsch shareholders will no longer exercise 100% control over Hirsch.

The Hirsch shareholders currently own and control 100% of Hirsch. Upon the closing of the Merger, Hirsch shareholders will become SCM stockholders and, consequently, will no longer control Hirsch. Hirsch will be transformed into a wholly-owned subsidiary of SCM and will be controlled by SCM. The former Hirsch shareholders will own 37% of the outstanding SCM common stock after the Merger.

The shares of SCM common stock to be received by Hirsch shareholders as a result of the Merger will have different rights from the shares of Hirsch common stock.

Upon completion of the Merger, Hirsch shareholders will become SCM stockholders and their rights as stockholders will be governed by SCM’s certificate of incorporation and SCM’s bylaws and Delaware law. The rights associated with Hirsch common stock are different from the rights associated with SCM common stock. Furthermore, the rights of SCM stockholders are governed by Delaware law, rather than California law. Delaware law differs from California law, including, among other things, the laws regarding appraisal rights and shareholder voting requirements. After the Merger, Hirsch shareholders will become SCM stockholders and will have rights that are different from those they have now as Hirsch shareholders. See the section entitled “Comparison of Stockholders Rights and Corporate Governance Matters” for a discussion of the different rights associated with SCM common stock and Hirsch common stock.

The SCM warrants to be issued in connection with the Merger will have limited transferability and will only be exercisable for a period of two years following the third anniversary of the closing.

The warrants to purchase shares of SCM common stock to be issued in connection with the Merger will not be freely transferable and will not be listed on the NASDAQ Stock Market or otherwise publicly traded. Further, the warrants cannot be exercised for a period of three years following the closing of the Merger and only have a five year term. There is no guarantee that the warrants will be “in-the-money” at any point during the two-year period of exercisability beginning on the third anniversary of the closing of the Merger. Consequently, the Hirsch shareholders will have to bear the economic risk of holding the warrants to purchase shares of SCM common stock during the three year period following the closing of the Merger.

The shares of SCM common stock issuable upon the exercise of the warrants to purchase SCM common stock in connection with the Merger will not be registered on the registration statement on Form S-4 of which this joint proxy statement/information statement is a part; if SCM is unable to comply with any applicable registration requirements prior to the time of exercise, SCM may not issue such shares.

The shares of SCM common stock issuable upon the exercise of the warrants to purchase SCM common stock in connection with the Merger will not be registered on the registration statement on Form S-4 of which this joint proxy statement/information statement is a part. Although SCM intends to comply with any applicable securities regulations and registration requirements for any such issuance prior to the time the warrants become exercisable according to their terms, if for any reason required registration is not available or effective, SCM will not be able to issue the shares of common stock upon any attempted exercise of warrants, until such time as applicable registration requirements are complied with or an exception therefrom is available.

Hirsch shareholders will bear the economic risk of holding SCM shares during the lock-up period.

The shares of SCM common stock to be issued to Hirsch shareholders in connection with the Merger will be subject to a lock-up that prohibits Hirsch shareholders from, among other restrictions, selling, offering to sell, pledging, granting any option, right or warrant for the sale, lending or otherwise disposing of or transferring any shares of SCM common stock received in connection with the Merger. Other than with respect to Lawrence W. Midland and his controlled affiliates, who have a longer lock-up under the stockholder agreement, this lock-up is effective for six months from the closing date for all of the shares of SCM common stock issued to Hirsch shareholders in connection with the Merger and is effective for nine months from the closing date for 50% of the shares. Consequently, the Hirsch shareholders will have to bear the economic risk of holding the shares of SCM common stock during the period of the lock-up.

Standstill agreements may delay or prevent a change in the management or acquisition of SCM after the Merger.

Several Hirsch shareholders, including certain members of Hirsch’s board of directors, management and/or their respective affiliates, will be subject to a three-year “standstill” period to begin on the closing date of the Merger. During the standstill period, such parties agreed that, subject to limited circumstances, they would not take certain actions with respect to SCM and SCM common stock including, for example, proposing or entering into any acquisition transaction with a third party with respect to SCM, acquiring shares of SCM common stock that would result in such stockholder holding more than 10% of SCM’s outstanding shares, or participating in the solicitation of proxies with respect to SCM securities or the securities of its subsidiaries. After the Merger, these agreements may delay or prevent a change in management of SCM and/or a later acquisition of SCM. These commitments may not be in the best interests of the other Hirsch shareholders.

The conditions to closing of the Merger may be waived by SCM or Hirsch without re-soliciting SCM stockholder or Hirsch shareholder approval of the Merger Agreement.

The Merger is subject to the satisfaction of the closing conditions set forth in the Merger Agreement. These conditions may be waived by SCM or Hirsch, subject to the agreement of the other party in specific cases. See “The Merger Agreement — Conditions to Completion of the Merger.” In the event of a waiver of any condition, SCM and Hirsch will not be required to re-solicited the SCM stockholders or Hirsch shareholders, and may complete the transaction without seeking further stockholder or shareholder approval.

The date on which the Merger will close is uncertain.

The date on which the Merger will close depends on the satisfaction of the closing conditions set forth in the Merger Agreement, or the waiver of those conditions by the parties thereto. While SCM and Hirsch expect to complete the Merger in the first half of 2009, the completion date of the Merger might be later than expected because of unforeseen events.

If NASDAQ determines that the Merger will result in a change of control of SCM, SCM will be required to submit an initial listing application and meet all initial NASDAQ Stock Market inclusion criteria.

In connection with the proposed Merger, NASDAQ will review the terms and anticipated effect of the Merger to determine if a “change of control” will be deemed to occur under its rules. If NASDAQ determines that the Merger will result in a change of control of SCM, SCM will be required to submit an initial listing application and meet all initial NASDAQ Stock Market inclusion criteria as set forth in the Marketplace Rules of the NASDAQ Stock Market, and pay all applicable fees, before consummation of the Merger. If SCM and Hirsch are required to submit an initial listing application, NASDAQ’s review of such application may take up to six to eight weeks, which could cause a delay in the Merger’s consummation. There is also a risk that NASDAQ may not approve the initial listing application without substantial revision or delay, or at all.

If the conditions to the Merger are not met or waived, the Merger will not occur.

Even if the Merger is approved by the stockholders of SCM and the shareholders of Hirsch, specified conditions must be satisfied or waived to complete the Merger. These conditions are described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” of the joint proxy statement/information statement and prospectus and in the Merger Agreement attached hereto as Annex A. SCM and Hirsch cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, which would result in the loss of some or all of the expected benefits of the Merger.

If the two remaining general partners of Secure Keyboards, Ltd. who are not currently a party to the letter of understanding do not consent to become a party to and be bound by the letter of understanding or consent to the Merger, a condition to SCM’s obligation to close the merger will not have been satisfied.

In connection with the signing of the Merger Agreement, Robert J. Parsons and Lawrence W. Midland, as two of the four general partners of Secure Keyboards, Ltd. (“Keyboards”) delivered a letter of understanding to SCM, as amended and restated on January 30, 2009. Among other conditions, the obligation of SCM and Merger Subs to complete the Merger is subject to SCM’s receipt or waiver of Keyboards’ consent to the Merger and waiver of any rights to notice pursuant to the terms of the settlement agreement (with such consent executed by each of its four respective general partners), and the consent of each of the other two general partners of Keyboards to become a party to and be bound by the letter of understanding delivered to SCM by Robert J. Parsons and Lawrence W. Midland.

On February 9, 2009 and February 11, 2009, counsel representing the two general partners of Keyboards who are not currently a party to the letter of understanding sent communications to SCM and Hirsch objecting to the letter of understanding, and indicating that the two general partners will not sign the letter of understanding. There can be no assurance that any disagreements relating to the letter of understanding or the settlement agreement can be resolved amicably between the parties. If the parties are not able to resolve the matter, a condition to SCM’s obligation to close the Merger will not be satisfied and, if SCM decides not to waive this condition, the Merger will not be consummated.

If the Merger is not consummated, SCM may not be successful in its strategy to grow revenue and become profitable.

One of the components of SCM’s growth strategy is to increase its revenues and operational scale through merger and acquisition activity. If the proposed Merger with Hirsch is not consummated, then SCM may not be able to increase its revenues or operational scale as rapidly as it has planned, or at all. If SCM is unable to increase its revenues or its operational scale, it may not be able to fully leverage its global infrastructure, or to pursue its other growth strategies effectively. Additionally, if the Merger is not consummated, then the financial and other resources that SCM has expended on the Merger may not be recoverable.

Hirsch’s business may be negatively affected if the Merger is not consummated and Hirsch remains a stand-alone entity.

If the Merger is not completed for any reason, the consequences could adversely affect Hirsch’s business and results of operations, including the following:

•	Hirsch would not realize the benefits expected from becoming part of SCM, including the potentially enhanced financial and competitive position;

•	Hirsch may be required to pay SCM a termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by SCM in connection with the Merger Agreement, the ancillary agreements, and the Merger;

•	some costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed;

•	activities relating to the transaction and related uncertainties may divert Hirsch management’s attention away from the day-to-day business and cause substantial disruptions among its employees and relationships with customers and business partners, thus detracting from its ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that it may not be able to regain if the Merger does not occur; and

•	Hirsch may be unable to locate another entity to merge with at a later date, or under terms as favorable as those in the Merger Agreement.

The Merger may not qualify as a reorganization, in which case the Merger may be a fully taxable transaction to Hirsch shareholders and warrant holders.

The parties have structured the Merger with the intent that it qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. If the Merger qualifies as a reorganization, Hirsch shareholders will recognize taxable income equal to the lesser of (i) the amount of cash received or (ii) the total gain on the transaction. However, the qualification of the Merger as a reorganization depends on numerous factors including whether Hirsch shareholders will receive a sufficient amount of SCM common stock to satisfy the continuity of interest test applicable to reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended. Whether the Merger meets that test depends in large part on the value of the SCM common stock issued to Hirsch shareholders as compared to the value of all consideration issued to Hirsch shareholders. Based on an estimated valuation, the Merger should satisfy the continuity of interest test. If, however, the Internal Revenue Service were to challenge the valuations in the appraisal and successfully contend that the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to Hirsch shareholders and warrant holders. In such case, Hirsch shareholders and warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in their Hirsch common stock or warrants, as the case may be, surrendered in the Merger. For additional discussion of the tax treatment of the Merger, see the section entitled “Material United States Income Tax Consequences of the Merger” in this joint proxy statement/information statement and prospectus.

The SCM financial projections and the Hirsch financial projections are only estimates of future results and there is no assurance that actual results will not be different.

The SCM financial projections created by SCM and the Hirsch financial projections created by Hirsch are only estimates of possible future operating results and not guarantees of future performance. The future operating results of SCM and Hirsch and the combined company will be affected by numerous factors, including those discussed in this “Risk Factors” section of this joint proxy statement/information statement and prospectus. SCM stockholders and Hirsch shareholders should not assume that future operating results will conform to either of the SCM financial projections or the Hirsch financial projections. The actual operating results will likely differ from these financial projections.

Directors of Hirsch have interests in the transaction that may be different from, or in addition to, the interests of other Hirsch shareholders, which may influence their recommendation.

In considering the recommendation of Hirsch’s board of directors, Hirsch shareholders should be aware that Hirsch’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Hirsch shareholders generally. These interests and arrangements may create potential conflicts of interest. As a result of these interests, directors of Hirsch could be more likely to vote, and recommend to shareholders that they vote, to adopt the Merger Agreement and approve the Merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Hirsch shareholders. For a full description of the interests of directors and executive officers of Hirsch in the Merger, see “The Merger — Interests of Hirsch Directors and Executive Officers in the Merger.”

SCM and Hirsch both have incurred and will incur significant expenses as a result of the Merger, which will reduce the amount of capital available to fund the business after the Merger.

SCM and Hirsch have incurred, and will continue to incur, significant expenses related to the Merger. These expenses include investment banking fees, legal fees, accounting fees, and printing and other costs. There may also be unanticipated costs related to the Merger. As a result, the combined company will have less capital available to fund its activities after the Merger.

After the Merger, SCM will continue to incur significant costs as a result of operating as a public company, and its management may be required to devote substantial time to compliance initiatives.

As a public company, SCM currently incurs significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. SCM’s management and other personnel devote a substantial amount of time and financial resources to these compliance initiatives.

After the Merger, SCM will be subject to all of the same obligations, and bringing Hirsch into compliance with the Sarbanes-Oxley Act will require significant expenditures. Complying with the Sarbanes-Oxley Act will require significant additional expenditures, place additional demands on SCM’s management and may divert management’s time and attention away from the day-to-day operations of the business. These additional obligations may also require SCM to hire additional personnel after the Merger. Hirsch is currently evaluating its internal controls systems in order to enable SCM to report on, and SCM’s independent registered public accounting firm after the Merger to attest to, internal controls, as required by Section 404 of the Sarbanes-Oxley Act. Hirsch cannot be certain as to the timing of completion of the evaluation, testing and remediation actions or the impact of the same on the operations of SCM after the Merger. If, after the Merger, SCM fails to staff its accounting and finance function adequately, or maintain internal controls adequate to meet the demands that are placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, it may be unable to report its financial results accurately or in a timely manner and its business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on SCM’s future business, financial condition and results of operations.

Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if SCM cannot attract and retain qualified personnel after the Merger, it will harm the ability of the business to grow.

SCM and Hirsch have each grown their businesses through the services of many people. The success of the combined company after the Merger depends, in part, on the continued service of key managerial, marketing and sales personnel. Competition for qualified management, technical, sales and marketing employees is intense. In addition, the personnel policies and practices of SCM and Hirsch may be less compatible than anticipated and some employees might leave the combined company after the Merger and go to work for competitors. SCM cannot assure you that it will be able to attract, retain and integrate employees to develop and continue its business and strategies after the Merger.

Completion of the Merger will require a significant amount of attention from Hirsch management and this diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Because completing the Merger requires a substantial amount of attention from Hirsch management, Hirsch management will divert a significant amount of its attention away from the day-to-day operations of the business. As a result, Hirsch’s business relationships and ongoing operations may suffer during this period.

After the closing of the Merger, SCM faces risks of disagreements or litigation relating to the settlement agreement and letters of understanding, which may adversely affect SCM’s results of operations.

Effective November 14, 1994, Hirsch entered into a settlement agreement with two limited partnerships, Secure Keyboards, Ltd. and Secure Networks, Ltd., pursuant to which Hirsch is obligated to pay a royalty of 4.25% on Hirsch revenues allocated to Secure Keyboards, Ltd. for the period from December 1, 1994 to December 31, 2020, and a royalty of 5.5% on Hirsch revenues allocated to Secure Networks, Ltd. for the period from December 1, 1994 to December 31, 2011. In connection with the entry into the Merger Agreement, on December 10, 2008, Robert J. Parsons and Lawrence W. Midland, as two of the four general partners of Secure Keyboards, Ltd., delivered a letter of understanding to SCM, as amended and restated January 30, 2009. In addition, Robert J. Parsons and Lawrence W. Midland, as the two general partners of Secure Networks, Ltd., delivered a substantially similar letter of understanding to SCM, also amended and restated January 30, 2009. Each letter of understanding contained certain clarifications of the SCM and Hirsch business relationship and its resulting impact on the companies’ respective revenue streams and on Keyboards’ or Networks’ revenue base, as applicable. Despite the letters of understandings’ attempt to clarify the revenue base subject to the royalty arrangement under the settlement agreement, there is a risk that future disagreements between SCM and Secure Keyboards, Ltd. and Secure Networks, Ltd. regarding the settlement agreement and/or the letters of understanding, including disagreements regarding the revenues subject to the royalty arrangement following the Merger, could result in litigation that may cause material harm to SCM’s results of operations. See the sections entitled “Certain Agreements Related to the Merger — Settlement Agreement” and “Certain Agreements Related to the Merger — Keyboards and Networks Letters of Understanding,” for additional information about these agreements.

If the two remaining general partners of Secure Keyboards, Ltd. who are not currently a party to the letter of understanding do not consent to become a party to and be bound by the letter of understanding or consent to the Merger, and SCM decides to waive this closing condition and consummate the Merger without their consent, SCM and Hirsh may face litigation from these other Secure Keyboards, Ltd. general partners.

As discussed above, a condition to SCM’s and Merger Subs’ obligations to complete the Merger is the receipt of secure Keyboards, Ltd.’s (“Keyboards”) consent to the Merger and waiver of any rights to notice pursuant to the terms of the settlement agreement (with such consent executed by each of its four respective general partners), and the consent of each of the other two general partners of Keyboards to become a party to and be bound by the letter of understanding delivered to SCM by Robert J. Parsons and Lawrence W. Midland. On February 9, 2009 and February 11, 2009, counsel representing the two general partners of Keyboards who are not currently a party to the letter of understanding sent communications to SCM and Hirsch objecting to the letter of understanding, and indicating that the two general partners will not sign the letter of understanding. If the parties are not able to resolve the matter, a condition to SCM’s obligation to close the merger will not be satisfied. If SCM decides to waive this closing condition and the Merger is consummated without the consent of the two other general partners of Keyboards, SCM and Hirsch face the risk of litigation being brought by these two general partners including with respect to the amount of royalties to which Keyboards is entitled. There is no guarantee that SCM and Hirsch will prevail in any such litigation and SCM’s results of operations may be materially harmed as a result of the litigation, in addition to diverting management’s attention away from operations to attend to the litigation.

SCM may not have uncovered all the risks associated with the acquisition of Hirsch and a significant liability may be discovered after closing of the Merger.

There may be risks that SCM failed to discover in the course of performing its due diligence investigations related to the acquisition of Hirsch, which could result in significant liabilities arising after the consummation of the Merger. In connection with the acquisition of Hirsch, SCM will assume all of Hirsch’s liabilities, both pre-existing and contingent, as a matter of law upon the exchange of all Hirsch shares of common stock. The Merger Agreement does not provide for SCM’s indemnification by the former Hirsch shareholders against any of Hirsch’s liabilities, should they arise or become known after the closing of the Merger. Furthermore, there is no escrow account or indemnity agreement protecting SCM in the event of any breach of Hirsch’s representations and warranties in the Merger Agreement. While SCM tried to minimize risks by conducting due diligence that SCM deemed appropriate under the circumstances, SCM may not have identified all existing or potential risks. Any significant liability that may arise may harm SCM’s business, financial condition, results of operations and prospects by requiring SCM to expend significant funds to satisfy such liability.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the contract among SCM, Hirsch, and Merger Subs, and used as a tool for allocating risk among the parties, and therefore they may not accurately characterize the actual state of facts or conditions of SCM or Hirsch.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the contract among SCM, Hirsch, and Merger Subs, and are used for the purpose of allocating risk among the parties, rather than establishing matters of facts. Because the representations and warranties may not accurately characterize the actual state of facts or conditions of SCM or Hirsch, no third party should rely upon the representations and warranties in the Merger Agreement as statements of factual information.

Provisions of the Merger Agreement regarding the payment of a termination fee by SCM to Hirsch or by Hirsch to SCM could negatively affect Hirsch’s business operations or SCM’s business operations if the Merger Agreement is terminated.

In the event the Merger is terminated by SCM or Hirsch in circumstances that obligate either of SCM or Hirsch, as the case may be, to pay the termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by either of SCM or Hirsch in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby to the other party, the results of either of SCM’s business operations or Hirsch’s business operations, as the case may be, may be adversely impacted.

SCM’s and Hirsch’s customers may seek to change the existing business relationship with SCM and Hirsch in reaction to the announcement of the Merger.

In response to the announcement of the Merger, existing or prospective customers of SCM and Hirsch may delay or defer their purchase of products or services or other decisions concerning SCM and Hirsch, or they may seek to change their existing business relationship. Any delay or deferral in product purchase or other decisions by customers could have a material adverse effect on SCM’s and Hirsch’s respective business, regardless of whether the transaction is ultimately completed.

Risks Relating to SCM’s Business

SCM’s business and results of operations are subject to numerous risks, uncertainties and other factors that you should be aware of, some of which are described below. The risks, uncertainties and other factors described in the following risk factors are not the only ones facing SCM. Additional risks, uncertainties and other factors not presently known to SCM or that SCM currently deems immaterial may also impair its business operations. Any of the risks, uncertainties and other factors could have a materially adverse effect on SCM’s business, financial condition, results of operations, cash flows or product market share and could cause the trading price of its common stock to decline substantially.

SCM’s stock price has been and is likely to remain volatile.

Over the past few years, the NASDAQ Stock Market and the Prime Standard of the Frankfurt Exchange have experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies. Volatility in SCM’s stock price on either or both exchanges may result from a number of factors, including, among others:

•	low volumes of trading activity in SCM’s stock, particular in the U.S.;

•	variations in SCM’s or its competitors’ financial and/or operational results;

•	the fluctuation in market value of comparable companies in any of SCM’s markets;

•	expected, perceived or announced relationships or transactions with third parties;

•	comments and forecasts by securities analysts;

•	trading patterns of SCM’s stock on the NASDAQ Stock Market or Prime Standard of the Frankfurt Stock Exchange;

•	the inclusion or removal of SCM’s stock from market indices, such as groups of technology stocks or other indices;

•	loss of key personnel;

•	announcements of technological innovations or new products by SCM or its competitors;

•	announcements of dispositions, organizational restructuring, headcount reductions, litigation or write-off of investments;

•	litigation developments; and

•	general market downturns.

In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If SCM were the object of securities class action litigation, it could result in substantial costs and a diversion of SCM’s management’s attention and resources.

SCM has incurred operating losses and may not achieve profitability.

SCM has a history of losses with an accumulated deficit of $198.1 million as of September 30, 2008. SCM may not be able to achieve expected results, including any guidance or outlook it may provide from time to time; SCM may continue to incur losses; and it may be unable to achieve or maintain profitability.

SCM’s quarterly and annual operating results fluctuate.

SCM’s quarterly and annual operating results have varied greatly in the past and will likely vary greatly in the future depending upon a number of factors. Many of these factors are beyond its control. SCM’s revenues, gross profit and operating results may fluctuate significantly from quarter to quarter due to, among other things:

•	business and economic conditions overall and in SCM’s markets;

•	the timing and amount of orders SCM receives from its customers that may be tied to budgetary cycles, seasonal demand, product plans or program roll-out schedules;

•	cancellations or delays of customer product orders, or the loss of a significant customer;

•	SCM’s ability to obtain an adequate supply of components on a timely basis;

•	poor quality in the supply of SCM’s components;

•	delays in the manufacture of SCM’s products;

•	the absence of significant backlog in SCM’s business;

•	SCM’s inventory levels;

•	SCM’s customer and distributor inventory levels and product returns;

•	competition;

•	new product announcements or introductions;

•	SCM’s ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

•	SCM’s ability to successfully market and sell products into new geographic or market segments;

•	the sales volume, product configuration and mix of products that SCM sells;

•	technological changes in the markets for SCM’s products;

•	the rate of adoption of industry-wide standards;

•	reductions in the average selling prices that SCM is able to charge due to competition or other factors;

•	strategic acquisitions, sales and dispositions;

•	fluctuations in the value of foreign currencies against the U.S. dollar;

•	the timing and amount of marketing and research and development expenditures;

•	loss of key personnel; and

•	costs related to events such as dispositions, organizational restructuring, headcount reductions, litigation or write-off of investments.

Due to these and other factors, SCM’s revenues may decrease from their current levels. Because a majority of its operating expenses are fixed, a small variation in SCM’s revenues can cause significant variations in its operational results from quarter to quarter and its operating results may vary significantly in future periods. Therefore, SCM’s historical results may not be a reliable indicator of its future performance.

SCM is exposed to credit risk on its accounts receivable. This risk is heightened in times of economic weakness.

SCM distributes its products both through third-party resellers and directly to certain customers. A majority of SCM’s outstanding trade receivables are not covered by collateral or credit insurance. SCM may not be able to monitor and limit its exposure to credit risk on its trade and non-trade receivables, and it may not be effective in limiting credit risk and avoiding losses. Additionally, if the global economy and regional economies continue to deteriorate, one or more of SCM’s customers could experience a weakened financial condition and SCM could incur a material loss or losses as a result. Beginning in the third quarter of 2008, global economic uncertainty has resulted in a lower level of realization of amounts owed to SCM by some customers.

Disruption in the global financial markets may adversely impact the availability and cost of credit.

In the future, SCM may raise additional funds. SCM’s ability to obtain financing for acquisitions or other general corporate and commercial purposes depends on its operating and financial performance and is also subject to prevailing economic conditions and to financial, business and other factors beyond its control. Recently, global credit markets and the financial services industry have been experiencing a period of unprecedented turmoil characterized by the bankruptcy, failure or sale of various financial institutions. As a result, an unprecedented level of intervention from the United States and other governments has been seen. As a result of such disruption, SCM’s ability to raise capital may be severely restricted and the cost of raising capital through such markets or privately may increase significantly at a time when it would like, or need, to do so. Either of these events could have an impact on SCM’s flexibility to pursue additional expansion or acquisition opportunities, make capital expenditures, or make another discretionary use of cash and could adversely impact its financial results. In any case, there can be no assurance that such funds, if available at all, can be obtained on terms reasonable to SCM. If SCM is able to obtain additional capital, the aggregate percentage ownership of its existing stockholders may be reduced. In addition, any new securities that SCM issues may have rights senior to those of its common stock.

Disruption in the global financial markets may adversely impact SCM’s customers and customer spending patterns.

The current financial crisis may cause consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for SCM’s products could decrease and differ materially from its current expectations. Further, some of SCM’s customers may require substantial financing in order to fund their operations and make purchases from SCM. The inability of these customers to obtain sufficient credit to finance purchases of SCM’s products and meet their payment obligations to SCM or possible insolvencies of SCM’s customers could result in decreased customer demand, an impaired ability for SCM to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact SCM’s financial results.

Disruption in the global financial markets may adversely impact SCM’s suppliers.

SCM’s ability to meet customers’ demands depends, in part, on its ability to obtain timely and adequate delivery of quality materials, parts and components or products from its suppliers. Certain of SCM’s components are available only from a single source or limited sources. If certain key suppliers were to become capacity constrained or insolvent as a result of the financial crisis, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies, each of which would adversely impact SCM’s financial results. In addition, credit constraints at key suppliers could result in accelerated payment of accounts payable by SCM, impacting SCM’s cash flow.

It is difficult to estimate operating results prior to the end of a quarter.

SCM does not typically maintain a significant level of backlog. As a result, revenue in any quarter depends on contracts entered into or orders booked and shipped in that quarter. Historically, many of SCM’s customers have tended to make a significant portion of their purchases towards the end of the quarter, in part because they believe they are able to negotiate lower prices and more favorable terms. This trend makes predicting revenues difficult. The timing of closing larger orders increases the risk of quarter-to-quarter fluctuation in revenues. If orders forecasted for a specific group of customers for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, SCM’s operating results for that quarter could be materially adversely affected. In addition, from time to time, SCM may experience unexpected increases or decreases in demand for its products resulting from fluctuations in its customers’ budgets, purchasing patterns or deployment schedules. These occurrences are not always predictable and can have a significant impact on SCM’s results in the period in which they occur.

SCM is subject to a lengthy sales cycle and additional delays could result in significant fluctuations in its quarterly operating results.

SCM’s initial sales cycle for a new customer usually takes a minimum of six to nine months. During this sales cycle, SCM may expend substantial financial and managerial resources with no assurance that a sale will ultimately result. The length of a new customer’s sales cycle depends on a number of factors, many of which SCM may not be able to control. These factors include the customer’s product and technical requirements and the level of competition SCM faces for that customer’s business. Any delays in the sales cycle for new customers could delay or reduce SCM’s receipt of new revenue and could cause SCM to expend more resources to obtain new customer wins. If SCM is unsuccessful in managing sales cycles, its business could be adversely affected.

SCM’s listing on both the NASDAQ Stock Market and the Prime Standard of the Frankfurt Stock Exchange exposes its stock price to additional risks of fluctuation.

SCM’s common stock is listed both on the NASDAQ Stock Market and the Prime Standard of the Frankfurt Stock Exchange and most of the trading of SCM’s stock is on the Prime Standard. Because of this, factors that would not otherwise affect a stock traded solely on the NASDAQ Stock Market may cause SCM’s stock price to fluctuate. For example, European investors may react differently and more positively or negatively than investors in the United States to events such as acquisitions, dispositions, one-time charges and higher or lower than expected revenue or earnings announcements. A significant positive or negative reaction by investors in Europe to such events could cause SCM’s stock price to increase or decrease significantly. The European economy and market conditions in general, or downturns on the Prime Standard specifically, regardless of the NASDAQ Stock Market conditions, also could negatively impact SCM’s stock price.

A significant portion of SCM’s sales typically come from a small number of customers, and the loss of one or more of these customers or variability in the timing of orders could negatively impact SCM’s operating results.

SCM’s products are generally targeted at original equipment manufacturers (“OEM”) customers in the consumer electronics, digital photo processing and computer industries, as well as the government sector, the financial sector and corporate enterprises. Sales to a relatively small number of customers historically have accounted for a significant percentage of SCM’s revenues. Sales to SCM’s top ten customers accounted for approximately 56% of revenue in the first nine months of 2008 and 61% of revenue in fiscal year 2007. SCM expects that sales of its products to a relatively small number of customers will continue to account for a high percentage of its total sales for the foreseeable future, particularly in its Digital Media and Connectivity business, where approximately two-thirds of SCM’s business has typically been generated by two or three customers. The loss of a customer or reduction of orders from a significant customer, including those due to product performance issues, changes in customer buying patterns, or market, economic or competitive conditions in its market segments, could significantly lower SCM’s revenues in any period and would increase its dependence on a smaller group of its remaining customers. For example, in the third quarter of 2008, sales of SCM’s digital media readers were significantly lower than in previous quarters due to variability in the timing of orders from one large customer in this business. Variations in the timing or patterns of customer orders could also increase SCM’s dependence on other customers in any particular period. Dependence on a small number of customers and variations in order levels period to period could result in decreased revenues, decreased margins, and/or inventory or receivables write-offs and otherwise harm SCM’s business and operating results.

Sales of SCM’s products depend on the development of emerging applications in its target markets and on diversifying and expanding its customer base in new markets and geographic regions, and with new products.

SCM sells its products primarily to address emerging applications that have not yet reached a stage of mass adoption or deployment. For example, SCM sells its smart card readers for use in various smart card-based security programs in Europe, such as electronic driver’s licenses, national IDs and e-passports, which are applications that are not yet widely implemented. In recent months, SCM also has focused on expanding sales of existing product lines into new geographic markets and diversifying and expanding its customer base. For example, recently SCM has added sales resources to target authentication programs in the government and enterprise sectors in Latin America and Asia, and has begun to target the photo kiosk markets in Europe and Asia. SCM also has initiated business development activities aimed at penetrating the worldwide financial services and enterprise markets with new contactless reader products. SCM introduced the first of these products in October 2008. Because the markets for SCM’s products are still emerging, demand for SCM’s products is subject to variability from period to period. There is no assurance that demand will become more predictable as additional smart card programs demonstrate success. If demand for products to enable smart card-based security applications does not develop further and grow sufficiently, SCM’s revenue and gross profit margins could decline or fail to grow. SCM cannot predict the future growth rate, if any, or the size or composition of the market for any of its products. SCM’s target markets have not consistently grown or developed as quickly as SCM has expected, and SCM has experienced delays in the development of new products designed to take advantage of new market opportunities. Since new target markets are still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. The demand and market acceptance for SCM’s products, as is common for new technologies, is subject to high levels of uncertainty and risk and may be influenced by various factors, including, but not limited to, the following:

•	general economic conditions, for example the economic uncertainty caused by the current global banking crisis;

•	SCM’s ability to demonstrate to its potential customers and partners the value and benefits of new products;

•	the ability of SCM’s competitors to develop and market competitive solutions for emerging applications in its target markets and its ability to win business in advance of and against such competition;

•	the adoption and/or continuation of industry or government regulations or policies requiring the use of products such as SCM’s smart card readers;

•	the timing of large scale security programs involving smart cards and related technology by governments, banks and enterprises;

•	the ability of financial institutions, corporate enterprises, the U.S. government and other governments to agree on industry specifications and to develop and deploy security applications that will drive demand for reader solutions such as SCM’s; and

•	the ability of high capacity flash memory cards to drive demand for digital media readers, such as SCM’s, that enable rapid transfer of large amounts of data, for example digital photographs.

A significant portion of SCM’s revenue is dependent upon sales to government programs, which are impacted by uncertainty of timelines and budgetary allocations, as well as by delays in developing standards for information technology (“IT”) projects and in coordinating all aspects of large smart card-based security programs.

Large government programs are a primary target for SCM’s Secure Authentication business, as smart card technology is increasingly used to enable applications ranging from paying taxes online, to citizen identification, to receiving health care. Historically, SCM has sold a significant proportion of its Secure Authentication products to the U.S. government for PC and network access by military and federal employees, and these sales have been an important component of its overall revenue. In recent periods, SCM has experienced a significant decrease in sales of its external smart card readers to the U.S. government, primarily due to weaker demand in this market as a result of ongoing project and budget delays and a movement by the U.S. government towards purchasing computer equipment with embedded reader capabilities. SCM continues to believe that it remains a leading supplier of smart card reader technology to the U.S. government market and that it is not losing share to competitors. However, lower overall market demand and the replacement of external smart card reader sales with sales of lower-priced interface chips for embedded readers have resulted in reduced revenue from the U.S. government sector, which SCM believes is not likely to consistently return to previous levels. SCM anticipates that a significant portion of its future revenues will come from government programs outside the U.S., such as national identity, e-government, e-health and others applications. SCM currently supplies smart card readers for various government programs in Europe and Asia and is actively targeting additional programs in these areas as well as in Latin America. SCM also has spent significant resources developing a range of e-health smart card terminals for the German government’s electronic healthcard program. However, the timing of government smart card programs is not always certain and delays in program implementation are common. For example, while the German government has stated that it plans to distribute new electronic health cards to its citizens beginning in early 2009, and to put in place a corresponding network and card reader infrastructure during 2009, there have already been delays in this program and the actual timing of equipment and card deployments in the German e-health program remain uncertain. The continued delay of government projects for any reason could negatively impact SCM’s sales.

Some of SCM’s sales are made through distributors, and the loss of such distributors could result in decreased revenue.

SCM currently uses distributors to sell some of its products, primarily into markets or customers where the distributor may have closer relationships or greater access than SCM. Distribution arrangements are intended to benefit both SCM and the distributor, and may be long- or short-term relationships, depending on market conditions, competition in the marketplace and other factors. If SCM is unable to maintain effective distribution channels, there could be a reduction in the amount of product the Company is able to sell, and revenues could decrease.

SCM’s products may have defects, which could damage its reputation, decrease market acceptance of its products, cause it to lose customers and revenue and result in costly litigation or liability.

Products such as SCM’s smart card readers and digital media readers may contain defects for many reasons, including defective design or manufacture, defective material or software interoperability issues. Often, these defects are not detected until after the products have been shipped. If any of SCM’s products contain defects or perceived defects or have reliability, quality or compatibility problems or perceived problems, SCM’s reputation might be damaged significantly, it could lose or experience a delay in market acceptance of the affected product or products and it might be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales or SCM’s ability to recognize revenue for products shipped. In the event of an actual or perceived defect or other problem, SCM may need to invest significant capital, technical, managerial and other resources to investigate and correct the potential defect or problem and potentially divert these resources from other development efforts. If SCM is unable to provide a solution to the potential defect or problem that is acceptable to its customers, it may be required to incur substantial product recall, repair and replacement and even litigation costs. These costs could have a material adverse effect on SCM’s business and operating results.

SCM provides warranties on certain product sales, which range from twelve to twenty-four months, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires SCM to make estimates of product return rates and expected costs to repair or to replace the products under warranty. SCM currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from SCM’s estimates, adjustments to recognize additional cost of sales may be required in future periods.

In addition, because SCM’s customers rely on its Secure Authentication products to prevent unauthorized access to PCs, networks or facilities, a malfunction of or design defect in its products (or even a perceived defect) could result in legal or warranty claims against SCM for damages resulting from security breaches. If such claims are adversely decided against SCM, the potential liability could be substantial and have a material adverse effect on SCM’s business and operating results. Furthermore, the possible publicity associated with any such claim, whether or not decided against SCM, could adversely affect SCM’s reputation. In addition, a well-publicized security breach involving smart card-based or other security systems could adversely affect the market’s perception of products like SCM’s in general, or SCM’s products in particular, regardless of whether the breach is actual or attributable to SCM’s products. Any of the foregoing events could cause demand for SCM’s products to decline, which would cause its business and operating results to suffer.

If SCM does not accurately anticipate the correct mix of products that will be sold, it may be required to record charges related to excess inventories.

Due to the unpredictable nature of the demand for its products, SCM is required to place orders with its suppliers for components, finished products and services in advance of actual customer commitments to purchase these products. Significant unanticipated fluctuations in demand could result in costly excess production or inventories. In order to minimize the negative financial impact of excess production, SCM may be required to significantly reduce the sales price of the product to increase demand, which in turn could result in a reduction in the value of the original inventory purchase. If SCM were to determine that it could not utilize or sell this inventory, it may be required to write down the inventory’s value, which it has done in the past. Writing down inventory or reducing product prices could adversely impact SCM’s cost of revenues and financial condition.

SCM’s business could suffer if its third-party manufacturers cannot meet production requirements.

SCM’s products are manufactured outside the United States by contract manufacturers. SCM’s reliance on foreign manufacturing poses a number of risks, including, but not limited to:

•	difficulties in staffing;

•	currency fluctuations;

•	potentially adverse tax consequences;

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers;

•	export controls;

•	political and economic instability;

•	lack of control over the manufacturing process and ultimately over the quality of SCM’s products;

•	late delivery of SCM’s products, whether because of limited access to product components, transportation delays and interruptions, difficulties in staffing, or disruptions such as natural disasters;

•	capacity limitations of SCM’s manufacturers, particularly in the context of new large contracts for its products, whether because its manufacturers lack the required capacity or are unwilling to produce the quantities SCM desires; and

•	obsolescence of SCM’s hardware products at the end of the manufacturing cycle.

The use of contract manufacturing requires SCM to exercise strong planning and management in order to ensure that its products are manufactured on schedule, to correct specifications and to a high standard of quality. If any of SCM’s contract manufacturers cannot meet its production requirements, it may be required to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. SCM may be unable to identify or qualify new contract manufacturers in a timely manner or at all or with reasonable terms and these new manufacturers may not allocate sufficient capacity to SCM in order to meet SCM’s requirements. Any significant delay in SCM’s ability to obtain adequate supplies of its products from its current or alternative manufacturers would materially and adversely affect its business and operating results. In addition, if SCM is not successful at managing the contract manufacturing process, the quality of its products could be jeopardized or inventories could be too low or too high, which could result in damage to SCM’s reputation with its customers and in the marketplace, as well as possible write-offs of excess inventory.

SCM has a limited number of suppliers of key components, and may experience difficulties in obtaining components for which there is significant demand.

SCM relies upon a limited number of suppliers for some key components of its products. For example, SCM currently utilizes the foundry services of external suppliers to produce its ASICs for smart cards readers, and uses chips and antenna components from third-party suppliers in its contactless smart card readers. SCM’s reliance on a limited number of suppliers may expose it to various risks including, without limitation, an inadequate supply of components, price increases, late deliveries and poor component quality. In addition, some of the basic components SCM uses in its products, such as digital flash media, may at any time be in great demand. This could result in components not being available to SCM in a timely manner or at all, particularly if larger companies have ordered more significant volumes of those components, or in higher prices being charged for components. Disruption or termination of the supply of components or software used in SCM’s products could delay shipments of these products. These delays could have a material adverse effect on SCM’s business and operating results and could also damage relationships with current and prospective customers.

SCM’s markets are highly competitive.

The markets for SCM’s products are competitive and characterized by rapidly changing technology. SCM believes that the principal competitive factors affecting the markets for its products include:

•	the extent to which products must support existing industry standards and provide interoperability;

•	the extent to which standards are widely adopted and product interoperability is required within industry segments;

•	the extent to which products are differentiated based on technical features, quality and reliability, ease of use, strength of distribution channels and price; and

•	the ability of suppliers to develop new products quickly to satisfy new market and customer requirements.

SCM currently experiences competition from a number of companies in each of its target market segments and it believes that competition in its markets is likely to intensify as a result of anticipated increased demand for secure digital access products. SCM may not be successful in competing against offerings from other companies and could lose business as a result.

SCM also experiences indirect competition from certain of its customers who currently offer alternative products or are expected to introduce competitive products in the future. For example, SCM sells its products to many OEMs who incorporate its products into their offerings or who resell its products in order to provide a more complete solution to their customers. If SCM’s OEM customers develop their own products to replace SCM’s products, this would result in a loss of sales to those customers, as well as increased competition for SCM’s products in the marketplace. In addition, these OEM customers could cancel outstanding orders for SCM’s products, which could cause it to write down inventory already designated for those customers. SCM may in the future face competition from these and other parties that develop digital data security products based upon approaches similar to or different from those employed by SCM. In addition, the market for digital information security and access control products may ultimately be dominated by approaches other than the approach marketed by SCM.

Many of SCM’s current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than SCM does. As a result, SCM’s competitors may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements. SCM’s competitors may also be able to devote greater resources to the development, promotion and sale of products and may be able to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of SCM’s prospective customers. Therefore, new competitors, or alliances among competitors, may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share.

SCM may have to take back unsold inventory from its customers.

If demand is less than anticipated, customers may ask that SCM accept returned products that they do not believe they can sell. SCM does not have a policy relating to product returns; however, SCM may determine that it is in its best interest to accept returns in order to maintain good relations with its customers. If SCM were to accept product returns, it may be required to take additional inventory reserves to reflect the decreased market value of slow-selling returned inventory, even if the products are in good working order.

Changes in tax laws or the interpretation thereof, adverse tax audits and other tax matters may adversely affect SCM’s future results.

A number of factors impact SCM’s tax position, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of SCM’s deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes; and

•	the repatriation of non-U.S. earnings for which SCM has not previously provided for U.S. taxes.

Each of these factors makes it more difficult for SCM to project or achieve expected tax results. An increase or decrease in SCM’s tax liabilities due to these or other factors could adversely affect its financial results in future periods.

Large stock holdings outside the U.S. make it difficult for SCM to achieve a quorum at stockholder meetings and this could restrict, delay or prevent its ability to implement future corporate actions, as well as have other effects, such as the delisting of SCM’s stock from the NASDAQ Stock Market.

To achieve a quorum at a regular or special stockholder meeting, at least one-third of all shares of SCM’s stock entitled to vote must be present at such a meeting in person or by proxy. In addition, certain actions, including the approval of a significant transaction, may require approval of a majority of the total number of SCM’s shares then outstanding. As of February 11, 2009, the record date for SCM’s special meeting, approximately 50% of SCM’s shares outstanding were held by retail stockholders in Germany, through German banks and brokers. Securities regulations and business customs in Germany result in very few German banks and brokers providing SCM’s proxy materials to its stockholders in Germany and in very few German stockholders voting their shares even when they do receive such materials. In addition, the absence of a routine “broker non-vote” in Germany typically requires the stockholder to return the proxy card to SCM before the votes it represents can be counted for purposes of establishing a quorum.

As a result, it is often difficult and costly for SCM, and requires considerable management resources, to achieve a quorum at annual and special meetings of its stockholders. If SCM is unable to achieve a quorum or the required approval of a matter at a future annual or special meeting of its stockholders, corporate actions requiring stockholder approval could be restricted, delayed or even prevented. These include, but are not limited to, actions and transactions that may be of benefit to SCM’s stockholders, part of its strategic plan or necessary for its corporate governance, such as the Merger and related actions and corporate mergers, acquisitions, dispositions, sales or reorganizations, financings, stock incentive plans or the election of directors. Even if SCM is able to achieve a quorum for a particular meeting, some of these actions or transactions require the approval of a majority of the total number of SCM’s shares then outstanding, and it may not be successful in obtaining such approval. The failure to hold an annual meeting of stockholders may also result in SCM being out of compliance with Delaware law and the qualitative listing requirements of the NASDAQ Stock Market, each of which requires SCM to hold an annual meeting of its stockholders. SCM’s inability to obtain a quorum at any such meeting may not be an adequate excuse for such failure. Lack of compliance with the qualitative listing requirements of the NASDAQ Stock Market could result in the delisting of SCM’s common stock on the NASDAQ Stock Market. Either of these events would divert management’s attention from SCM’s operations and would likely be costly and could also have an adverse effect on the trading price of the SCM’s common stock.

One of SCM’s directors is a partner in the largest shareholder of SCM, and both of them have significant influence over the outcome of corporate actions requiring board and shareholder approval, respectively; however, the shareholder’s priorities for SCM’s business may be different from SCM’s or its other shareholders.

As of February 11, 2009, Lincoln Vale European Partners (“Lincoln Vale”) holds nearly 10% of the outstanding shares of SCM’s common stock. Dr. Hans Liebler, one of SCM’s directors, is a partner of Lincoln Vale and may also be deemed to beneficially own, either directly or indirectly through limited partnerships, the shares invested by Lincoln Vale in SCM. Accordingly, Dr. Liebler and/or Lincoln Vale could have significant influence over the outcome of corporate actions requiring board and shareholder approval, respectively, including the election of directors, any merger, consolidation or sale of all or substantially all of SCM’s assets or any other significant corporate transaction. In addition, Dr. Liebler and/or Lincoln Vale could delay or prevent a change of control of SCM, even if such a change of control would benefit SCM’s other shareholders. SCM cannot assure you that Lincoln Vale’s objectives are aligned with those of the other shareholders.

SCM has global operations, which require significant financial, managerial and administrative resources.

SCM’s business model includes the management of separate product lines that address disparate market opportunities that are geographically dispersed. While there is some shared technology across its products, each product line requires significant research and development effort to address the evolving needs of SCM’s customers and markets. To support its development and sales efforts, SCM maintains company offices and business operations in several locations around the world including Germany, Hong Kong, India, Japan and the United States. SCM also must manage contract manufacturers in several different countries, including, China and Singapore. Managing its various development, sales, administrative and manufacturing operations places a significant burden on SCM’s financial systems and has resulted in a level of operational spending that is disproportionately high compared to SCM’s current revenue levels.

Operating in diverse geographic locations also imposes significant burdens on SCM’s managerial resources. In particular, SCM’s management must:

•	divert a significant amount of time and energy to manage employees and contractors from diverse cultural backgrounds and who speak different languages;

•	travel between SCM’s different company offices;

•	maintain sufficient internal financial controls in multiple geographic locations that may have different control environments;

•	manage different product lines for different markets;

•	manage SCM’s supply and distribution channels across different countries and business practices; and

•	coordinate these efforts to produce an integrated business effort, focus and vision.

A failure to effectively manage our operations globally could have a material adverse effect on our business and operating results.

SCM conducts a significant portion of its operations outside the United States. Economic, political, regulatory and other risks associated with international sales and operations could have an adverse effect on SCM’s results of operations.

In addition to its corporate headquarters being located in Germany, SCM conducts a substantial portion of its business in Europe and Asia. Approximately 63% of SCM’s revenue for the nine months ended September 30, 2008 and approximately 49% of its revenue for the year ended December 31, 2007 was derived from customers located outside the United States. Because a significant number of its principal customers are located in other countries,

SCM anticipates that international sales will continue to account for a substantial portion of its revenues. As a result, a significant portion of SCM’s sales and operations may continue to be subject to risks associated with foreign operations, any of which could impact its sales and/or operational performance. These risks include, but are not limited to:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions and stability, particularly in emerging markets;

•	unexpected changes in foreign laws and regulatory requirements;

•	potentially adverse tax consequences;

•	longer accounts receivable collection cycles;

•	difficulty in managing widespread sales and manufacturing operations; and

•	less effective protection of intellectual property.

Fluctuations in the valuation of foreign currencies impact costs and/or revenues SCM discloses in U.S. dollars, and could result in foreign currency losses.

A significant portion of SCM’s business is conducted in foreign currencies, principally the Euro. Fluctuations in the value of foreign currencies relative to the U.S. dollar will continue to cause currency exchange gains and losses. If a significant portion of operating expenses are incurred in a foreign currency such as the Euro, and revenues are generated in U.S. dollars, exchange rate fluctuations might have a positive or negative net financial impact on these transactions, depending on whether the U.S. dollar devalues or revalues compared to the Euro. For example, excluding a one-time severance payment made to its former chief executive officer in the second quarter of 2007, SCM’s general and administrative expenses in the first half of 2008 were higher than in the same period of the previous year, primarily due to the devaluation of the dollar as compared with the Euro. In addition, the valuation of current assets and liabilities that are denominated in a currency other than the functional currency can result in currency exchange gains and losses. For example when an SCM subsidiary has the Euro as the functional currency, and this subsidiary has a receivable in U.S. dollars, a devaluation of the U.S. dollar against the Euro of 10% would result in a foreign exchange loss of the reporting entity of 10% of the value of the underlying U.S. dollar receivable. SCM cannot predict the effect of exchange rate fluctuations upon future quarterly and annual operating results. The effect of currency exchange rate changes may increase or decrease SCM’s costs and/or revenues in any given quarter, and it may experience currency losses in the future. To date, SCM has not adopted a hedging program to protect it from risks associated with foreign currency fluctuations.

SCM’s key personnel and directors are critical to its business, and such key personnel may not remain with SCM in the future.

SCM depends on the continued employment of its senior executive officers and other key management and technical personnel. If any of its key personnel were to leave and not be replaced with sufficiently qualified and experienced personnel, SCM’s business could be adversely affected. In particular, SCM’s current strategy to penetrate the market for contactless payment solutions is heavily dependent on the vision, leadership and experience of its chief executive officer, Felix Marx.

SCM also believes that its future success will depend in large part on its ability to attract and retain highly qualified technical and management personnel. However, competition for such personnel is intense. SCM may not be able to retain its key technical and management employees or to attract, assimilate or retain other highly qualified technical and management personnel in the future.

Likewise, as a small, dual-traded company, SCM is challenged to identify, attract and retain experienced professionals with diverse skills and backgrounds who are qualified and willing to serve on its board of directors. The increased burden of regulatory compliance under the Sarbanes-Oxley Act of 2002 creates additional liability and exposure for directors, and financial losses in SCM’s business and lack of growth in its stock price make it difficult for SCM to offer attractive director compensation packages. If SCM is not able to attract and retain qualified board members, its ability to practice a high level of corporate governance could be impaired.

SCM faces risks associated with strategic transactions.

A component of SCM’s ongoing business strategy is to seek to buy businesses, products and technologies that complement or augment its existing businesses, products and technologies. SCM has in the past acquired or made, and from time to time in the future may acquire or make, investments in companies, products and technologies that it believes are complementary to its existing businesses, products and technologies. Any future acquisition could expose SCM to significant risks, including, without limitation, the use of its limited cash balances or potentially dilutive stock offerings to fund such acquisitions; costs of any necessary financing, which may not be available on reasonable terms or at all; accounting charges SCM might incur in connection with such acquisitions; the difficulty and expense of integrating personnel, technologies, customer, supplier and distributor relationships, marketing efforts and facilities acquired through acquisitions; integrating internal controls over financial reporting; discovering and correcting deficiencies in internal controls and other regulatory compliance, data adequacy and integrity, product quality and product liabilities; diversion of management resources; failure to realize anticipated benefits; costly fees for legal and transaction-related services; and the unanticipated assumption of liabilities. Any of the foregoing could have a material adverse effect on SCM’s financial condition and results of operations. SCM may not be successful with any such acquisition.

SCM’s business strategy also contemplates divesting portions of its business from time to time, if and when it believes it would be able to realize greater value for its stockholders in so doing. SCM has in the past sold, and may from time to time in the future sell, all or one or more portions of its business. Any divestiture or disposition could expose SCM to significant risks, including, without limitation, costly fees for legal and transaction-related services; diversion of management resources; loss of key personnel; and reduction in revenue. Further, SCM may be required to retain or indemnify the buyer against certain liabilities and obligations in connection with any such divestiture or disposition and it may also become subject to third-party claims arising out of such divestiture or disposition. In addition, SCM may not achieve the expected price in a divestiture transaction. Failure to overcome these risks could have a material adverse effect on SCM’s financial condition and results of operations.

SCM may be exposed to risks of intellectual property infringement by third parties.

SCM’s success depends significantly upon its proprietary technology. SCM currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights, which afford only limited protection. SCM may not be successful in protecting its proprietary technology through patents, it is possible that no new patents will be issued, that its proprietary products or technologies are not patentable or that any issued patent will fail to provide SCM with any competitive advantages.

There has been a great deal of litigation in the technology industry regarding intellectual property rights, and from time to time SCM may be required to use litigation to protect its proprietary technology. This may result in SCM incurring substantial costs and it may not be successful in any such litigation.

Despite SCM’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to use its proprietary information and software without authorization. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to the same extent as do the laws of the United States. Because many of its products are sold and a significant portion of its business is conducted outside the United States, SCM’s exposure to intellectual property risks may be higher. SCM’s means of protecting its proprietary and intellectual property rights may not be adequate. There is a risk that SCM’s competitors will independently develop similar technology or duplicate its products or design around patents or other intellectual property rights. If SCM is unsuccessful in protecting its intellectual property or its products or technologies are duplicated by others, its business could be harmed.

Changes to financial accounting standards may affect SCM’s results of operations and cause SCM to change its business practices.

SCM prepares its financial statements to conform with U.S. GAAP. These accounting principles are subject to interpretation by the Financial Standards Accounting Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various other bodies formed to interpret and create appropriate accounting rules and policies. A change in those rules or policies could have a significant effect on SCM’s reported results and may affect its reporting of transactions completed before a change is announced. Any changes in accounting rules or policies in the future may result in significant accounting charges.

SCM faces costs and risks associated with maintaining effective internal controls over financial reporting, and if it fails to achieve and maintain adequate internal controls over financial reporting, its business, results of operations and financial condition, and investors’ confidence in SCM could be materially affected.

Under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, SCM’s management is required to make certain assessments and certifications regarding its disclosure controls and internal controls over financial reporting. SCM has dedicated, and expects to continue to dedicate, significant management, financial and other resources in connection with its compliance with Section 404 of the Sarbanes-Oxley Act. The process of maintaining and evaluating the effectiveness of these controls is expensive, time-consuming and requires significant attention from SCM’s management and staff. During the course of its evaluation, SCM may identify areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to SCM and require it to divert substantial resources, including management time from other activities. SCM has found a material weakness in its internal controls in the past and cannot be certain in the future that it will be able to report that its controls are without material weakness or to complete its evaluation of those controls in a timely fashion.

If SCM fails to maintain an effective system of disclosure controls or internal control over financial reporting, it may not be able to rely on the integrity of its financial results, which could result in inaccurate or late reporting of its financial results and investigation by regulatory authorities. If SCM fails to achieve and maintain adequate internal controls, the financial position of its business could be harmed; current and potential future shareholders could lose confidence in SCM and/or its reported financial results, which may cause a negative effect on the trading price of its common stock; and SCM could be exposed to litigation or regulatory proceedings, which may be costly or divert management attention.

In addition, all internal control systems, no matter how well designed and operated, can only provide reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within SCM have been or will be detected. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Any failure of SCM’s internal control systems to be effective could adversely affect its business.

SCM faces risks from litigation.

From time to time, SCM may be subject to litigation, which could include, among other things, claims regarding infringement of the intellectual property rights of third parties, product defects, employment-related claims, and claims related to acquisitions, dispositions or restructurings. Any such claims or litigation may be time-consuming and costly, divert management resources, cause product shipment delays, require SCM to redesign its products, require SCM to accept returns of products and to write off inventory, or have other adverse effects on its business. Any of the foregoing could have a material adverse effect on SCM’s results of operations and could require SCM to pay significant monetary damages.

SCM expects the likelihood of intellectual property infringement and misappropriation claims may increase as the number of products and competitors in its markets grows and as it increasingly incorporates third-party technology into its products. As a result of infringement claims, SCM could be required to license intellectual property from a third-party or redesign its products. Licenses may not be offered when needed or on acceptable terms. If SCM does obtain licenses from third parties, it may be required to pay license fees or royalty payments or it may be required to license some of its intellectual property to others in return for such licenses. If SCM is unable to obtain a license that is necessary for it or its third-party manufacturers to manufacture its allegedly infringing products, SCM could be required to suspend the manufacture of products or stop its suppliers from using processes that may infringe the rights of third parties. SCM also may be unsuccessful in redesigning its products. SCM’s suppliers and customers may be subject to infringement claims based on intellectual property included in its products. SCM historically has agreed to indemnify its suppliers and customers for patent infringement claims relating to its products. The scope of this indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorney’s fees. SCM may periodically engage in litigation as a result of these indemnification obligations. SCM’s insurance policies exclude coverage for third-party claims for patent infringement.

Provisions in SCM’s agreements, charter documents, Delaware law and SCM’s rights plan may delay or prevent the acquisition of SCM by another company, which could decrease the value of your shares.

SCM’s certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire SCM or enter into a material transaction with SCM without the consent of SCM’s board of directors. These provisions include a classified board of directors and limitations on actions by SCM’s stockholders by written consent. Delaware law imposes some restrictions on mergers and other business combinations between SCM and any holder of 15% or more of SCM’s outstanding common stock. In addition, SCM’s board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer.

SCM has adopted a stockholder rights plan. The triggering and exercise of the rights would cause substantial dilution to a person or group that attempts to acquire SCM on terms or in a manner not approved by SCM’s board of directors, except pursuant to an offer conditioned upon redemption of the rights. While the rights are not intended to prevent a takeover of SCM, they may have the effect of rendering more difficult or discouraging an acquisition of SCM that was deemed to be undesirable by its board of directors.

These provisions will apply even if the offer were to be considered adequate by some of SCM’s stockholders. Because these provisions may be deemed to discourage a change of control, they may delay or prevent the acquisition of SCM, which could decrease the value of SCM’s common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of SCM’s stock, and future sales of shares of its common stock could have an adverse effect on SCM’s stock price.

From time to time, in the future SCM may issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of its current stockholders. SCM currently is authorized to issue up to 40,000,000 shares of common stock. As of February 11, 2009, 15,743,515 shares of common stock were outstanding.

In 2007, SCM’s board of directors and its stockholders approved SCM’s 2007 Stock Option Plan, under which options to purchase 1.5 million shares of SCM common stock may be granted. As of September 30, 2008, an aggregate of approximately 3.1 million shares of common stock was reserved for future issuance under SCM’s stock option plans, of which 1.9 million shares were subject to outstanding options. SCM may issue additional shares of its common stock or other securities that are convertible into or exercisable for shares of its common stock in connection with the hiring of personnel, future acquisitions, future private placements, or future public offerings of its securities for capital raising or for other business purposes. If SCM issues additional securities, the aggregate percentage ownership of its existing stockholders will be reduced. In addition, any new securities that SCM issues may have rights senior to those of its common stock.

In addition, the potential issuance of additional shares of its common stock or preferred stock, or the perception that such issuances could occur, may create downward pressure on the trading price of SCM’s common stock.

Risks Relating to Hirsch’s Business

Hirsch’s business and results of operations are subject to numerous risks, uncertainties and other factors that you should be aware of, some of which are described below. The risks, uncertainties and other factors described in the following risk factors are not the only ones facing Hirsch. Additional risks, uncertainties and other factors not presently known to Hirsch or that Hirsch currently deems immaterial may also impair its business operations. Any of the risks, uncertainties and other factors could have a materially adverse effect on Hirsch’s business, financial condition, results of operations, cash flows or product market share.

Hirsch’s business could be materially adversely affected as a result of conditions in the general economy and financial markets.

Hirsch is subject to the effects of general economic and financial market conditions. Recently, global credit markets and the financial services industry have been experiencing a period of unprecedented turmoil characterized by the bankruptcy, failure or sale of various financial institutions. As a result, an unprecedented level of intervention from the United States and other governments has been seen. As a result of such disruption, Hirsch’s ability to raise capital may be severely restricted and the cost of raising capital through such markets or privately may increase significantly at a time when it would like, or need, to do so. If these economic conditions further deteriorate, the Hirsch business, results of operations or financial condition could be materially adversely affected.

The Hirsch business could be materially adversely affected as a result of adverse conditions in the commercial construction and renovation markets.

As part of its focus on commercial and industrial markets, Hirsch is subject to the effects of conditions in the commercial construction and renovation sector. If these conditions deteriorate further, resulting in a significant decline in new commercial construction or a significant decline in renovation projects, the Hirsch business, results of operations or financial condition could be materially adversely affected.

The markets Hirsch serves are highly competitive and it may be unable to compete effectively.

Hirsch competes with many other companies that manufacture and market security equipment. Some of these competitors may have substantially greater financial, engineering, manufacturing, sales, marketing, channel and partner resources than Hirsch. Hirsch competes primarily on the basis of its reputation, product features, product reliability, breadth of product line, ability to attract and work with other companies as strategic partners, ability to customize middleware and develop user interfaces to meet specific customer needs, interoperability with other systems, databases and devices, ability to offer end-to-end identity and access management, and training services. The inability of Hirsch to compete with respect to any one or more of the aforementioned factors could have an adverse impact on Hirsch’s business.

If the security management system market does not experience significant growth or if Hirsch’s products do not achieve broad acceptance both domestically and internationally, it will not be able to achieve its anticipated level of growth.

Hirsch’s revenues are derived from sales of its security solutions. Hirsch cannot accurately predict the future growth rate or the size of the security management system market. The expansion of the security management system market and the market for Hirsch’s security solutions depends on a number of factors, such as:

•	the cost, performance and reliability of its solutions, and the products and services offered by Hirsch’s competitors;

•	customers’ perceptions regarding the benefits of and need for security solutions;

•	the development and growth of demand for security solutions in new markets;

•	public perceptions regarding the intrusiveness of identity-related solutions and the manner in which organizations use the information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information;

•	customers’ satisfaction with security products; and

•	marketing efforts and publicity regarding security products.

Even if the security management systems market continues to grow, Hirsch’s solutions may not adequately address market requirements and may not gain market acceptance. If security products generally, or Hirsch’s solutions specifically, do not gain wide market acceptance, Hirsch may not be able to achieve its anticipated level of growth and its revenues and results of operations would suffer.

The security management systems market is characterized by rapid technological change and evolving industry standards, which could render Hirsch’s existing solutions obsolete or could result in increased research and development expenditures or failure to attract or retain customers.

Hirsch’s future success will depend upon Hirsch’s ability to develop and introduce a variety of new capabilities and enhancements to its existing solutions in order to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the security industry require assessments to be made of the future direction of technology, which is inherently difficult to predict.

A significant portion of Hirsch’s revenues result from the sale of access control panels that include certain design elements that are more than a decade old. These controllers are typically used in a network architecture that may become outdated or obsolete. Nearly all Hirsch’s revenue comes from physical security products, and that product line alone may be too narrow to meet future market demands. Hirsch’s failure to develop, manufacture, launch and sell next-generation security products and architectures for both physical and logical security could significantly affect its financial performance.

Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause customers to forego purchases of Hirsch’s solutions and purchase its competitors’ solutions. Hirsch may not have adequate resources available to it or may not adequately keep pace with appropriate requirements in order to effectively compete in the marketplace.

If Hirsch does not accurately anticipate the correct mix of products that will be sold, it may be required to record charges related to excess inventories.

Due to the unpredictable nature of the demand for Hirsch’s products, it is required to place orders with Hirsch’s suppliers for components, finished products and services in advance of actual customer commitments to purchase these products. Significant unanticipated fluctuations in demand could result in costly excess production or inventories. In order to minimize the negative financial impact of excess production, Hirsch may be required to significantly reduce the sales price of the product to increase demand, which in turn could result in a reduction in the value of the original inventory purchase. If Hirsch was to determine that it could not utilize or sell this inventory, it may be required to write down its value. Writing down inventory or reducing product prices could adversely impact its cost of revenues and financial condition.

Hirsch’s business could be adversely affected by changes in laws or regulations pertaining to security.

The U.S. federal government, contractors to the federal government and certain industries in the public sector currently fall, or may in the future fall, under particular regulations pertaining to security. Some of the laws, regulations, certifications or requirements that may stimulate new security systems sales include the following:

•	Homeland Security Presidential Directive (HSPD) 12 and Federal Information Processing Standards (FIPS) 201 produced by National Institute of Standards and Technology (NIST).

•	Transportation Security Administration’s (TSA) Transportation Worker Identification Credential (TWIC) program.

•	Federal Information Security Management Act (FISMA);

•	Sarbanes-Oxley Act of 2002 (also known as, the Public Company Accounting Reform and Investor Protection Act).

•	Health Insurance Portability and Accountability Act (HIPAA).

•	Gramm-Leach Bliley Act of 1999 (GLBA, a.k.a., the Financial Modernization Act).

•	Customs-Trade Partnership Against Terrorism (C-TPAT).

•	Free and Secure Trade Program (FAST).

•	Chemical Facility Anti Terrorism Standards (CFATS).d

•	Various Code of Federal Regulations (CFR).

Discontinuance of, changes in, or lack of adoption of laws or regulations pertaining to security could adversely affect Hirsch’s performance.

Hirsch’s business could be adversely affected by significant changes in the contracting or fiscal policies of governments and governmental entities.

Hirsch derives a substantial portion of its revenues from contracts with international, federal, state and local governments and government agencies, and subcontracts under federal government prime contracts. Hirsch believes that the success and growth of its business will continue to be influenced by its successful procurement of government contracts either directly or through prime contractors. Accordingly, changes in government contracting policies or government budgetary constraints could directly affect its financial performance.

Among the factors that could adversely affect Hirsch’s business are:

•	changes in fiscal policies or decreases in available government funding or grants;

•	changes in government programs or applicable requirements;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	changes in political or social attitudes with respect to security and defense issues;

•	potential delays or changes in the government appropriations process; and

•	delays in the payment of its invoices by government payment offices.

These and other factors could cause governments and governmental agencies, or prime contractors that purchase Hirsch products or services, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on Hirsch’s business, financial condition and results of operations. Many of Hirsch’s government customers are subject to stringent budgetary constraints. The award of additional contracts from government agencies could be adversely affected by existing or upcoming spending reduction efforts or budget cutbacks at these agencies.

International uncertainties and fluctuations in the value of foreign currencies could harm Hirsch’s profitability.

During each of the years ended November 30, 2007 and November 30, 2008, revenues outside of the Americas accounted for approximately 11% and 12%, respectively, of Hirsch’s total revenues. Hirsch also currently has international operations, consisting primarily of its office in Milan, Italy. Hirsch’s international revenues and operations are subject to a number of material risks, including, but not limited to:

•	difficulties in building and managing foreign operations;

•	regulatory uncertainties in foreign countries;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems and other relevant legal issues;

•	longer payment cycles;

•	foreign and U.S. taxation issues;

•	potential weaknesses in foreign economies;

•	fluctuations in the value of foreign currencies;

•	general economic and political conditions in the markets in which Hirsch operates; and

•	unexpected domestic and international regulatory, economic or political changes.

Hirsch’s sales, including sales to customers outside the United States, are primarily denominated in U.S. dollars, and therefore downward fluctuations in the value of foreign currencies relative to the U.S. dollar may make Hirsch’s solutions more expensive than local solutions in international locations. This would make its solutions less price competitive than local solutions, which could harm its business. Hirsch does not currently engage in currency hedging activities to limit the risks of currency fluctuations. Therefore, fluctuations in the value of foreign currencies could harm results of operations.

Hirsch’s strategy to increase its sales of professional services, identity management, biometric and smart card-related products and solutions may not be successful.

Historically, the majority of Hirsch’s business and products has been focused on electronic access control and integrated security management systems. A component of Hirsch’s strategy is to develop and grow its sales of other products and solutions, in particular professional services, identity management, biometrics and smart card-related products and solutions. The market for some of these solutions is at an early stage of development compared to the market for traditional access control. Hirsch cannot be certain that other security solutions such as those described above will gain wide market acceptance, that this market will develop and grow as it expects, that Hirsch will successfully develop products for this market, or that it will have the same success in this market as its has had in its traditional access control systems market.

Competitors may develop new technologies or products before Hirsch does.

Hirsch’s business may be materially adversely affected by the announcement or introduction of new products and services by its competitors, and the implementation of effective marketing or sales strategies by its competitors. There can be no assurance that competitors will not develop products that are superior to the Hirsch’s products. Further, there can be no assurance that Hirsch will not experience additional price competition, and that such competition may not adversely affect Hirsch’s position and results of operations.

Hirsch expects the market to remain highly competitive. Some current and potential competitors have substantially greater financial, engineering, manufacturing, sales, marketing, channel and partner resources than Hirsch. To compete effectively in this environment, Hirsch must continually develop and market new and enhanced solutions and technologies at competitive prices and must have the resources available to invest in significant research and development activities. Hirsch’s failure to compete successfully could cause its revenues and market share to decline.

Hirsch relies on dealers/integrators to sell its products, and any adverse change in its relationship with its distributors could result in a loss of revenue and harm its business.

Hirsch distributes its products primarily through independent dealers/integrators of security equipment. Some of these dealers also sell Hirsch’s competitors’ products, and if they favor its competitors’ products for any reason, they may fail to market its products as effectively or to devote resources necessary to provide effective sales, which would cause Hirsch’s results to suffer. In addition, the financial health of these dealers and Hirsch’s continuing relationships with them are important to Hirsch’s success. Some of these dealers may be unable to withstand adverse changes in business conditions. The Hirsch business could be seriously harmed if the financial condition of some of these dealers substantially weakens.

Loss of limited source suppliers may result in delays or additional expenses.

Hirsch obtains hardware components and complete products from a limited group of suppliers, and it does not have long-term agreements with any of these suppliers obligating them to continue to sell components or products to Hirsch. Hirsch’s reliance on its suppliers involves significant risks, including reduced control over quality, price and delivery schedules.

Because Hirsch has been building its core products for several years, there are a few parts that have reached end-of-life. Hirsch so far has been able to continue to source those parts, but the continued availability and pricing of older components in the future is not guaranteed. A significant portion of Hirsch’s revenue is derived from the resale of cards and card readers from HID Corporation (“HID”), and if supplies from that company were to be disrupted, Hirsch’s business would be adversely affected. Hirsch resells Dell computers and servers, and disruption of that supply would adversely affect Hirsch. Hirsch out-sources the stuffing of printed circuit boards to local manufacturers. The bulk of that out-sourcing is with a single entity, and disruptions within that company would adversely affect Hirsch.

Any financial instability of, or consolidation among, Hirsch’s manufacturers or contractors could result in it having to find new suppliers. Hirsch may experience significant delays in manufacturing and shipping its products to customers if it loses these sources or if the supplies from these sources are delayed, or are of poor quality or supplied in insufficient amounts. As a result, Hirsch may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool Hirsch’s products to accommodate components from different suppliers. Hirsch cannot predict if it will be able to obtain replacement components within the time frames it requires at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis, in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could disrupt Hirsch’s ability to meet customer demands or reduce Hirsch’s gross margins.

Hirsch derives a substantial portion of its revenue through the sale of its solutions to U.S. government entities, pursuant to government contracts which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in its revenues and earnings.

Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel or delay the contract without penalty in certain circumstances.

In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may substantially delay a successful bidder’s contract performance, result in cancellation of the contract award entirely and distract management. Hirsch may not be awarded contracts for which it bids, and substantial delays or cancellation of purchases may even follow its successful bids as a result of such protests.

Furthermore, local government agency contracts may be contingent upon availability of matching funds from federal or state entities. Law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may cause Hirsch’s quarterly and annual revenues and operating results to fluctuate in a manner that is difficult to predict.

Hirsch’s business could be adversely affected by negative audits by government agencies, and Hirsch could be required to reimburse the U.S. government for costs that it has expended on its contracts, and its ability to compete successfully for future contracts could be materially impaired.

Government agencies may audit Hirsch as part of their routine audits and investigations of government contracts. As part of an audit, these agencies may review Hirsch’s performance on contracts, cost structures and compliance with applicable laws, regulations and standards. These agencies may also review the adequacy of, and Hirsch’s compliance with, its own internal control systems and policies, including its purchasing, property, estimating, compensation and management information systems. If any of its costs are found to be improperly allocated to a specific contract, the costs may not be reimbursed and any costs already reimbursed for such contract may have to be refunded. An audit could materially affect Hirsch’s competitive position and result in a material adjustment to its financial results or statement of operations. If a government agency audit uncovers improper or illegal activities, Hirsch may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, Hirsch could suffer serious harm to its reputation if allegations of impropriety were made against it. While Hirsch has never had a negative audit by a governmental agency, it cannot assure that one will not occur. If Hirsch was suspended or barred from contracting with the federal government generally, or if its reputation or relationships with government agencies were impaired, or if the government otherwise ceased doing business with it or significantly decreased the amount of business it does with Hirsch, its revenues and prospects would be materially harmed.

Hirsch is subject to extensive government regulation, and its failure to comply with applicable regulations could subject it to penalties that may restrict its ability to conduct its business.

Hirsch is affected by and must comply with various government regulations that impact its operating costs, profit margins and the internal organization and operation of its business. Furthermore, Hirsch may be audited to assure its compliance with these requirements. Its failure to comply with applicable regulations, rules and approvals could result in the imposition of penalties, the loss of Hirsch’s government contracts or its cancellation of Hirsch’s General Services Administration contract, any of which could adversely affect its business, financial condition and results of operations. Among the most significant regulations affecting Hirsch’s business are the following:

•	The Federal Acquisition Regulations, or the FAR, and agency regulations supplemental to the FAR, which comprehensively regulate the formation and administration of, and performance under government contracts.

•	The Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations.

•	The Cost Accounting Standards, which impose accounting requirements that govern Hirsch’s right to reimbursement under cost-based government contracts.

•	The Foreign Corrupt Practices Act.

Laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

These regulations affect how Hirsch’s customers can do business with it, and, in some instances, the regulations impose added costs on its business. Any changes in applicable laws and regulations could restrict its ability to conduct its business. Any failure by Hirsch to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government generally.

If Hirsch is unable to continue to obtain U.S. government authorization regarding the export of its products, or if current or future export laws limit or otherwise restrict Hirsch’s business, it could be prohibited from shipping Hirsch’s products to certain countries, which could cause its business, financial condition and results of operations to suffer.

Hirsch must comply with U.S. laws regulating the export of Hirsch’s products. In some cases, explicit authorization from the U.S. government is needed to export its products. The export regimes and the governing policies applicable to Hirsch’s business are subject to changes. It cannot be certain that such export authorizations will be available to Hirsch or for Hirsch’s products in the future. In some cases, Hirsch relies upon the compliance activities of its prime contractors, and it cannot be certain they have taken or will take all measures necessary to comply with applicable export laws. If Hirsch or its prime contractor partners cannot obtain required government approvals under applicable regulations, it may not be able to sell Hirsch’s products in certain international jurisdictions.

Hirsch’s sometimes lengthy and variable sales cycle will make it difficult to predict financial results.

Hirsch’s solutions often require a lengthy sales cycle ranging from several months to sometimes over a year before it can receive approvals for purchase. The length of the sales cycle depends on the size and complexity of the solutions, the customer’s budgeting process, the customer’s in-depth evaluation of Hirsch’s solutions and a competitive bidding process. As a result, Hirsch may incur substantial expense before it earns associated revenues, since a significant portion of Hirsch’s operating expenses is relatively fixed. The lengthy sales cycles of its solutions make forecasting the volume and timing of sales difficult. In addition, the delays inherent in lengthy sales cycles raise additional risks that customers may cancel contracts or change their minds. If customer cancellations occur, they could result in the loss of anticipated sales without allowing Hirsch sufficient time to reduce Hirsch’s operating expenses.

Hirsch’s financial results often vary significantly from quarter to quarter and may be negatively affected by a number of factors.

Hirsch bases its current and future expense levels on its internal operating plans and sales forecasts, and its operating costs are to a large extent fixed. As a result, it may not be able to sufficiently reduce its costs in any quarter to adequately compensate for an unexpected near-term shortfall in revenues, and even a small shortfall could disproportionately and adversely affect financial results for that quarter.

In addition, Hirsch’s financial results may fluctuate from quarter to quarter and be negatively affected by a number of factors, including the following:

•	the lack or reduction of government funding and the political, budgetary and purchasing constraints of its government agency customers;

•	the terms of customer contracts that affect the timing of revenue recognition;

•	the size and timing of its receipt of customer orders;

•	the inaccurate forecasts or incomplete information from its channel partners;

•	significant fluctuation in demand for its solutions;

•	price reductions or adjustments, new competitors, or the introduction of enhanced solutions from new or existing competitors;

•	cancellations, delays or contract amendments by government agency customers;

•	protests of federal, state or local government contract awards by competitors;

•	unforeseen legal expenses, including litigation and/or administrative protest costs;

•	potential effects of providing services as a prime contractor that may not carry gross margins as high as those of its core solutions;

•	impairment charges arising out of its assessments of goodwill and intangibles; and

•	other one-time financial charges.

Security breaches in systems that Hirsch sells or maintains could result in the disclosure of sensitive government information or private personal information that could result in the loss of clients and negative publicity.

Many of the systems Hirsch sells manage private personal information and protect information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to Hirsch’s business as a result of negative publicity and could prevent Hirsch from having further access to such systems or other similarly sensitive areas for other governmental clients.

As part of its technical support services, Hirsch agrees, from time to time, to possess all or a portion of the security system database of its customers. This service is subject to a number of risks. For example, its systems may be vulnerable to physical or electronic break-ins and service disruptions that could lead to interruptions, delays or loss of data. If any such compromise of Hirsch’s security were to occur, it could be very expensive to correct, could damage Hirsch’s reputation and could discourage potential customers from using its services. Although Hirsch has not experienced attempted break-ins, it may experience such attempts in the future. Its systems may also be affected by outages, delays and other difficulties. Hirsch’s insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

Hirsch’s products may have defects, which could damage its reputation, decrease market acceptance of its products, cause it to lose customers and revenue and result in costly litigation or liability.

Products and solutions as complex as those Hirsch offers may contain defects for many reasons, including defective design or manufacture, defective material or software interoperability issues. Often, these defects are not detected until after the products have been shipped. If any of Hirsch’s products contain defects or perceived defects or have reliability, quality or compatibility problems or perceived problems, its reputation might be damaged significantly, it could lose or experience a delay in market acceptance of the affected product or products and it might be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales or its ability to recognize revenue for products shipped. In the event of an actual or perceived defect or other problem, Hirsch may need to invest significant capital, technical, managerial and other resources to investigate and correct the potential defect or problem and potentially divert these resources from other development efforts. If it is unable to provide a solution to the potential defect or problem that is acceptable to Hirsch’s customers, it may be required to incur substantial product recall, repair and replacement and even litigation costs. These costs could have a material adverse effect on its business and operating results.

In addition, because Hirsch’s customers rely on Hirsch’s security products to prevent unauthorized access, a malfunction of or design defect in its products (or even a perceived defect) could result in legal or warranty claims against it for damages resulting from security breaches. If such claims are adversely decided against us, the potential liability could be substantial and have a material adverse effect on its business and operating results. Furthermore, the publicity associated with any such claim, whether or not decided against Hirsch, could adversely affect its reputation. In addition, a well-publicized security breach involving security systems could adversely affect the market’s perception of security products in general, or its products in particular, regardless of whether the breach is actual or attributable to its products. Any of the foregoing events could cause demand for Hirsch’s products to decline, which would cause the Hirsch business and operating results to suffer.

Hirsch offers a warranty on its products for a period of two years, which could result in warranty claims, possible litigation, and liability.

Hirsch offers a warranty on its products for a period of two years. Purchasers of Hirsch products may bring warranty claims against Hirsch, which could result in litigation costs and liability. These costs may adversely effect Hirsch’s results of operations.

Failure to properly manage projects may result in costs or claims against Hirsch, and Hirsch’s financial results could be adversely affected.

Deployments of Hirsch’s solutions often involve large-scale projects. The quality of its performance on such projects depends in large part upon Hirsch’s ability to manage relationships with Hirsch’s customers and to effectively manage the projects and deploy appropriate resources, including its own project managers and third party subcontractors, in a timely manner. Any defects or errors or failures to meet clients’ expectations could result in damage to its reputation or even claims for substantial monetary damages against it. In addition, Hirsch sometimes guarantees customers that it will complete a project by a scheduled date or that Hirsch’s solutions will achieve defined performance standards. If its solutions experience a performance problem, it may not be able to recover the additional costs it will incur in its remedial efforts, which could materially impair profit from a particular project. Moreover, a portion of Hirsch’s revenues are derived from fixed price contracts. Changes in the actual and estimated costs and time to complete fixed-price, time-certain projects may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method. Finally, if Hirsch miscalculates the amount of resources or time it needs to complete a project for which it has agreed to capped or fixed fees, its financial results could be adversely affected.

Hirsch is dependent on its management team and the loss of any key member of its team may impair Hirsch’s ability to operate effectively and may harm Hirsch’s business.

Hirsch’s success depends largely upon the continued services of Hirsch’s senior management, sales staff, and other key personnel. Some Hirsch employees have cultivated relationships with its customers, which makes it particularly dependent upon their continued employment with it. Hirsch is also substantially dependent on the continued services of its existing engineering and project management personnel because of the highly technical nature of its solutions. Other than an existing employment agreement with Robert Beliles which will terminate upon the closing of the Merger, Hirsch does not have employment agreements with any of its executive officers or key personnel obligating them to provide continued services and therefore, they could terminate their employment with it at any time, without penalty. Hirsch does not maintain key person life insurance policies on any of its employees. The loss of one or more members of its management team or other key personnel could seriously harm Hirsch’s business.

Any failure to protect Hirsch’s intellectual property rights could impair its ability to protect its proprietary technology, which could have a material adverse effect on the Hirsch business, financial condition and results of operations, and on its ability to compete effectively.

Hirsch’s success depends significantly upon its proprietary technology. Hirsch currently relies on a combination of patents, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights, which afford only limited protection. Although Hirsch often seeks to protect its proprietary technology through patents, it is possible that no new patents will be issued, that Hirsch’s proprietary products or technologies are not patentable, and that any issued patent will fail to provide it with any competitive advantages. In addition, Hirsch has historically not entered into proprietary information and assignment agreements with its employees or consultants.

Unauthorized third parties may try to copy or reverse engineer portions of Hirsch’s products or otherwise obtain and use its intellectual property. If it fails to protect Hirsch’s intellectual property rights adequately, its competitors may gain access to Hirsch’s technology, and its business would thus be harmed. In addition, defending Hirsch’s intellectual property rights may entail significant expense. Any of its trademarks or other intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. In addition, its patents, or any patents that may be issued to it in the future, may not provide it with any competitive advantages, or may be challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to Hirsch in every country in which it markets its solutions. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and domestic and international mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite its efforts, it may be unable to prevent third parties from infringing upon or misappropriating its intellectual property or otherwise gaining access to its technology.

Hirsch may be required to expend significant resources to monitor and protect its intellectual property rights. It may initiate claims or litigation against third parties for infringement of Hirsch’s proprietary rights or to establish the validity of its proprietary rights. Any such litigation, whether or not it is ultimately resolved in its favor, could result in significant expense to it and divert the efforts of Hirsch’s technical and management personnel.

Hirsch may be sued by third parties in connection with intellectual property claims, such as for alleged infringement of any third party’s proprietary rights.

Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention away from the execution of Hirsch’s business plan. In addition, Hirsch may be required to indemnify Hirsch’s customers for third-party intellectual property infringement claims, which would increase the cost of an adverse ruling in such a claim. An adverse determination could also prevent it from offering its solutions to others.

Changes in tax laws or the interpretation thereof, adverse tax audits and other tax matters may adversely affect Hirsch’s future results.

A number of factors may impact Hirsch’s tax position, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of its deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes; and

•	the repatriation of non-U.S. earnings for which it has not previously provided for U.S. taxes.

Any of these factors could make it more difficult for Hirsch to project or achieve expected tax results. An increase or decrease in its tax liabilities due to these or other factors could adversely affect its financial results in future periods.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/information statement and prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, as well as assumptions, that could cause the results of SCM and Hirsch to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue,” or the negative of these words or other words or expressions of similar meaning. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger, SCM’s and Hirsch’s ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the consummation of the Merger.

For a discussion of risks associated with the ability of SCM and Hirsch to complete the Merger and the effect of the Merger on the present business of SCM, Hirsch and the business of SCM after the Merger, see the section entitled “Risk Factors,” beginning on page 12.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by SCM. See the section entitled “Where You Can Find More Information,” beginning on page 210.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of SCM or Hirsch could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/information statement and prospectus are current only as of the date on which the statements were made. SCM and Hirsch do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present selected historical financial data for SCM and Hirsch and comparative historical and unaudited pro forma per share data for SCM and Hirsch.

Selected Historical Financial Data of SCM

The selected consolidated financial data set forth below for SCM is derived in part from and should be read in conjunction with SCM’s consolidated financial statements, the related notes and the section of this joint proxy statement/information statement and prospectus entitled “SCM Microsystems Management’s Discussion and Analysis of Financial Conditions and Results of Operation.” The consolidated statement of operations data for each of the years ended December 31, 2003, 2004, 2005, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2003, 2004, 2005, 2006 and 2007 were derived from SCM’s audited consolidated financial statements included in this joint proxy statement/information statement and prospectus. The consolidated statement of operations data for the nine-month periods ended September 30, 2007 and 2008 and the consolidated balance sheet data as of September 30, 2008 were derived from SCM’s unaudited consolidated financial statements included in this proxy joint proxy statement/information statement and prospectus. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP). This selected financial information is unaudited but, in SCM management’s opinion, has been prepared on the same basis as the audited consolidated financial statements and related notes included throughout this joint proxy statement/information statement and prospectus and includes all adjustments, consisting only of normal recurring adjustments, that SCM’s management considers necessary for a fair presentation of the information for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods.

SCM MICROSYSTEMS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,	Years Ended December 31,
(In thousands, except per share data)	2008	2008	2007	2006	2005	2004	2003
	(Unaudited)

Consolidated Statement of Operations Data:
Net revenue	$6,393	$19,377	$30,435	$33,613	$27,936	$30,030	$31,147
Cost of revenue	3,483	10,961	17,781	21,756	17,106	17,724	18,643

Gross profit	2,910	8,416	12,654	11,857	10,830	12,306	12,504

Operating expenses:
Research and development	980	3,058	3,123	3,767	4,081	4,807	3,958
Selling and marketing	2,280	7,010	6,603	7,498	7,040	8,560	7,943
General and administrative	1,697	4,718	7,132	7,548	9,198	9,021	11,018
Amortization of intangibles	—	—	272	666	673	1,078	1,129
Impairment of goodwill and intangibles	—	—	—	—	—	388	—
Restructuring and other charges (credits)	—	—	(4)	1,120	319	607	3,283

Total operating expenses	4,957	14,786	17,126	20,599	21,311	24,461	27,331

Loss from operations	(2,047)	(6,370)	(4,472)	(8,742)	(10,481)	(12,155)	(14,827)
Loss from investments	—	—	—	—	—	—	(240)
Interest income	173	642	1,639	1,350	745	806	813
Foreign currency gains (losses) and other income (expense)	(1,290)	(935)	(346)	(225)	1,731	(1,675)	2,643

Loss from continuing operations before income taxes	(3,164)	(6,663)	(3,179)	(7,617)	(8,005)	(13,024)	(11,611)
Benefit (provision) for income taxes	(103)	(151)	(113)	(73)	(150)	173	2,013

Loss from continuing operations	(3,267)	(6,814)	(3,292)	(7,690)	(8,155)	(12,851)	(9,598)
Gain (loss) from discontinued operations, net of income taxes	424	273	(215)	3,508	(2,109)	(6,242)	(13,476)
Gain (loss) on sale of discontinued operations, net of income taxes	44	553	1,586	5,224	(2,171)	430	(15,102)

Net income (loss)	$(2,799)	$(5,988)	$(1,921)	$1,042	$(12,435)	$(18,663)	$(38,176)

Basic and diluted loss per share from continuing operations	$(0.21)	$(0.43)	$(0.21)	$(0.49)	$(0.53)	$(0.83)	$(0.63)
Basic and diluted income (loss) per share from discontinued operations	$0.03	$0.05	$0.09	$0.56	$(0.27)	$(0.38)	$(1.86)
Basic and diluted net income (loss) per share	$(0.18)	$(0.38)	$(0.12)	$0.07	$(0.80)	$(1.21)	$(2.49)
Shares used to compute basic and diluted income (loss) per share	15,744	15,743	15,725	15,638	15,532	15,402	15,317

	September 30,	December 31,
	2008	2007	2006	2005	2004	2003
(In thousands)
	(Unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments (unaudited)	$25,020	$32,444	$36,902	$32,440	$46,153	$55,038
Working capital(1) (unaudited)	27,772	34,027	31,967	27,371	39,161	50,700
Total assets	40,600	48,564	51,355	52,734	73,307	96,442
Total stockholders’ equity	31,137	37,039	35,318	32,617	46,829	63,424

(1)	Working capital is defined as current assets less current liabilities

Selected Historical Financial Data of Hirsch

The selected financial data set forth below for Hirsch is derived in part from and should be read in conjunction with Hirsch’s financial statements, the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operation included in this joint proxy statement/information statement and prospectus. The statement of income data for each of the years ended November 30, 2004, 2005, 2006, 2007 and 2008 and the balance sheet data as of November 30, 2004, 2005, 2006, 2007 and 2008 were derived from Hirsch’s audited financial statements included in this joint proxy statement/information statement and prospectus.

HIRSCH ELECTRONICS CORPORATION
SELECTED FINANCIAL DATA

	Years Ended November 30,
	2008	2007	2006	2005	2004
(In thousands)

Statement of Operations Data:
Net revenues	$23,042	$21,990	$20,883	$20,026	$15,899
Cost of revenues	9,988	9,370	8,747	8,214	6,353
Royalties to related parties	1,028	993	938	915	726

Gross profit	12,026	11,627	11,198	10,897	8,820

Operating expenses:
Research and development	3,310	780	729	704	679
Selling, General and administrative	9,576	8,055	7,416	7,312	7,397
Depreciation and amortization	100	159	138	163	210

Total operating expenses	12,986	8,994	8,283	8,179	8,286

Income (loss) from operations	(960)	2,633	2,915	2,718	534
Other income (loss)	(742)	215	139	66	20
Income (loss) before provision for income taxes	(1,702)	2,848	3,054	2,784	554
Benefit (provision) for income taxes	664	(1,148)	(1,091)	(1,211)	(111)

Net income (loss)	$(1,038)	$1,700	$1,963	$1,573	$443

	November 30,
	2008	2007	2006	2005	2004
(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,932	$5,014	$4,031	$3,057	$1,253
Working capital(1) (unaudited)	8,779	9,288	7,470	5,767	3,927
Total assets	12,065	11,758	9,499	8,375	5,848
Total stockholders’ equity	9,356	10,066	8,240	6,241	4,532

(1)	Working capital is defined as current assets less current liabilities

Comparative Historical and Unaudited Pro Forma Per Share Data

The following tables set forth the SCM historical net income (loss) per share for the nine months ended September 30, 2008, on an unaudited basis, and year ended December 31, 2007, and the historical book value per share as of September 30, 2008 and December 31, 2007, on an unaudited basis, and net income (loss) per share for SCM on an unaudited pro forma combined basis, for the nine months ended September 30, 2008 and year ended December 31, 2007, and unaudited pro forma book value per share as of September 30, 2008.

The pro forma combined data were derived from and should be read together with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/information statement and prospectus. This information is based on the historical balance sheets and related historical statements of operations of SCM and Hirsch included in this joint proxy statement/information statement and prospectus. The pro forma combined data give effect to the transaction using the purchase method of accounting for business combinations.

The unaudited pro forma combined per share data is presented for informational purposes only and is not intended to represent or be indicative of the per share data that would have been achieved if the Merger had been completed as of the dates indicated, and should not be taken as representative of future consolidated per share data of SCM. SCM’s historical data were derived from and should be read together with the consolidated financial statements and accompanying notes included elsewhere in this joint proxy statement/information statement and prospectus. Hirsch is a privately-held company, and accordingly, per share historical data for Hirsch are omitted.

	Nine Months Ended	Year Ended
	September 30, 2008	December 31, 2007
	(Unaudited)

SCM’s Historical Data:
Net income (loss) per share(1):
Basic and diluted loss per share from continuing operations	$(0.43)	$(0.21)
Basic and diluted income per share from discontinued Operations	$0.05	$0.09

Basic and diluted net loss per share	$(0.38)	$(0.12)

As of September 30, 2008:
Consolidated book value per share(2)	$1.98
As of December 31, 2007:
Consolidated book value per share (unaudited) (2)		$2.36

	Nine Months Ended	Year-Ended
	September 30, 2008	December 31, 2007
	(Unaudited)	(Unaudited)

Pro Forma Combined Data:
Pro forma net income (loss) per share(3):
Basic and diluted loss per share from continuing operations	$(0.31)	$(0.13)
Basic and diluted income per share from discontinued Operations	$0.03	$0.06

Basic and diluted net loss per share	$(0.28)	$(0.07)

As of September 30, 2008:
Pro forma book value per share(4)	$1.75

(1)	Historical net income (loss) per share was derived from the historical periodic SEC filings Form 10-Q for the quarterly period ended September 30, 2008 and Form 10-K for the fiscal year ended December 31, 2007.

(2)	Consolidated book value per share as of September 30, 2008 and December 31, 2007 are calculated by dividing total shareholders’ equity by the weighted average common shares outstanding as of respective dates.

(3)	Pro forma net income (loss) per share was calculated by dividing pro forma net income by the pro forma weighted average common shares outstanding as if the transaction had occurred on January 1, 2007.

(4)	Pro forma book value per share is computed by dividing pro forma total shareholders’ equity by the pro forma weighted average common shares outstanding as if the transaction had occurred on September 30, 2008.

MARKET PRICE AND DIVIDEND INFORMATION

SCM Microsystems

SCM’s common stock is traded on the NASDAQ Stock Market’s National Market under the symbol “SCMM” and on the Prime Standard of the Frankfurt Stock Exchange under the symbol “SMY.” The following table sets forth the high and low closing prices of SCM’s common stock for the periods indicated.

SCM Common Stock

	NASDAQ		Prime Standard
	National Market		(Quoted in Euros)
	High	Low	High	Low

Fiscal 2009:
First Quarter (up to February 11, 2009)	$2.70	$1.97	€2.01	€1.48

Fiscal 2008:
First Quarter	$3.78	$2.59	€2.56	€1.71
Second Quarter	$3.19	$2.71	€1.99	€1.68
Third Quarter	$3.17	$2.08	€2.03	€1.52
Fourth Quarter	$2.34	$1.27	€1.62	€1.02
Fiscal 2007:
First Quarter	$4.34	$2.97	€3.35	€2.30
Second Quarter	$4.42	$2.90	€3.25	€2.23
Third Quarter	$3.32	$2.63	€2.28	€1.95
Fourth Quarter	$3.74	$2.85	€2.56	€2.05
Fiscal 2006:
First Quarter	$3.86	$2.91	€3.22	€2.48
Second Quarter	$3.90	$2.91	€3.10	€2.26
Third Quarter	$3.41	$2.79	€2.64	€2.24
Fourth Quarter	$3.71	$2.98	€2.80	€2.27

On December 10, 2008, the last full trading day prior to the public announcement of entry into the Merger Agreement, the closing price per share of SCM’s common stock as reported on the NASDAQ Stock Market was $1.27 per share.

On February 11, 2009, the last practicable trading date before the filing of this joint proxy statement/information statement and prospectus, the closing price per share of SCM’s common stock as reported on the NASDAQ Stock Market was $2.67.

As of February 11, 2009, SCM’s record date, SCM had approximately 55 stockholders of record stockholders. Not represented in this figure are individual stockholders in Germany whose custodian banks do not release stockholder information about their SCM holdings.

Because the market price of SCM’s common stock is subject to fluctuation, the market value of the shares of SCM’s common stock that holders of Hirsch common stock will be entitled to receive in the Merger may increase or decrease. The market prices above may not be indicative of the future value of the SCM common stock.

Following the consummation of the Merger, SCM’s common stock, including the shares issued in connection with the Merger, are expected to continue to trade on the NASDAQ Stock Market under the symbol “SCMM” and on the Prime Standard of the Frankfurt Stock Exchange under the symbol “SMY.”

SCM has never declared or paid cash dividends on its capital stock. SCM currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future. Payment of future dividends, if any, will be at the discretion of SCM’s board of directors.

Hirsch Electronics

There has never been, nor is there expected to be in the future, a public market for Hirsch’s ordinary shares.

As of February 10, 2009 Hirsch’s record date, Hirsch had approximately 315 shareholders of record.

Hirsch has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 91 of this joint proxy statement/information statement and prospectus describe the material terms of the Merger, including the Merger Agreement. While SCM and Hirsch believe that this description covers all of the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/information statement and prospectus, including the Merger Agreement, which is attached as Annex A to this joint proxy statement/information statement and prospectus, and the other documents to which SCM and Hirsch have referred.

Background of the Development of the Merger

During a period of approximately three years prior to entering into the Merger Agreement, Hirsch had engaged in preliminary discussions with other potential acquirers regarding the sale of Hirsch. These discussions generally terminated due to misalignment of valuation expectations between Hirsch and the potential acquirers.

On May 23, 2006, SCM entered into an advisory services agreement to engage Newton International Management LLC and Mr. Ayman Ashour, a principal partner in Bluehill ID (a significant stockholder of SCM, which was founded in March 2007) and former director of Hirsch, as a consultant to develop a growth and acquisition strategy for SCM. Over the course of the next several months, SCM considered several potential strategic transactions, including a transaction involving Hirsch, and representatives of SCM and Hirsch held several meetings.

On June 12, 2006, Steven Humphreys, director of SCM and Mr. Ashour met with Lawrence W. Midland, President of Hirsch, at Hirsch’s offices in Santa Ana, California to discuss mutual interest in a potential transaction. Over the course of the next several months, SCM considered several potential strategic transactions, including a transaction involving Hirsch, and representatives of SCM and Hirsch held several meetings.

In late 2006, SCM decided to suspend further consideration of a strategic transaction and discussions between Hirsch and SCM regarding a strategic transaction terminated, and SCM terminated the advisory services agreement with Newton International and Ayman Ashour.

In early January 2008, SCM engaged Acquarium Partners to prepare an in-depth market analysis and identify potential acquisition targets, which included Hirsch Electronics.

In March 2008, Hirsch and SCM began discussing the possibility of an exclusive distribution agreement between the parties.

On April 7, 2008, Egis Capital, an investment fund that is managed by a general partnership that certain principals of Imperial Capital are members of, made a preliminary offer to purchase the assets of Hirsch, which offer was rejected by Hirsch due to both valuation and the proposed structure of the transaction. Egis Capital offered to purchase substantially all of the assets of Hirsch in exchange for cash and a promissory note pursuant to, in part, an earnout structure.

Between late May and June 2008, representatives of SCM and Hirsch met to discuss preliminarily a potential transaction between the parties.

On July 3, 2008, the Chairman of the Board of SCM instructed SCM’s management to continue to explore a potential transaction with Hirsch.

On July 7, 2008, Hirsch and SCM signed an exclusive distributor agreement.

On July 8, 2008, Hirsch and SCM signed a non-disclosure agreement related to the potential merger and began to exchange non-public information on a confidential basis.

Between July 21 and 23, 2008, representatives of SCM and Hirsch met to provide information concerning the respective companies’ businesses and to continue discussions regarding the possibility of a transaction. Also at this time, SCM received an initial purchase price proposal from Hirsch for the potential transaction.

On July 30, 2008, management of SCM made a presentation to the SCM board of directors regarding a potential transaction with Hirsch. After this presentation, the board of directors of SCM instructed SCM’s management to continue to explore a potential transaction with Hirsch.

Between August 11 and 13, 2008, Mr. Midland met with representatives of SCM at SCM’s headquarters in Ismaning, Germany, in order to further discuss a potential transaction between the parties.

On August 19, 2008, Mr. Midland and Felix Marx, Chief Executive Officer of SCM, had a conference call to discuss certain proposed terms of a potential transaction. On September 4, 2008, Mr. Marx and Dr. Mueller, Executive Vice President, Strategic Sales and Business Development of SCM, met with Mr. Midland to further discuss such terms.

During the period of September 2008 through November 2008, SCM and its advisors conducted legal, financial, technical and accounting due diligence on Hirsch, based on information and documentation provided to them by Hirsch. During this period, Hirsch and its advisors also conducted due diligence on SCM. Several meetings between representatives of SCM and Hirsch also took place during this period at which proposed terms of a potential transaction were discussed.

On September 15, 2008, SCM engaged Avondale Partners to provide financial advisory services related to the proposed transaction and to render an opinion evaluating the financial fairness of any proposed transaction. SCM executed an engagement letter with Avondale on October 9, 2008.

On September 30, 2008, the SCM board of directors met by phone to discuss the potential transaction with Hirsch and instructed SCM’s management to continue to explore a potential transaction with Hirsch.

On October 7, 2008, the SCM board of directors met by phone with representatives of Gibson, Dunn & Crutcher LLP to discuss certain matters in connection with potential business combinations. Management of SCM also presented an update of the status of the discussions with Hirsch regarding a potential transaction.

Between October 14 and 17, 2008, representatives of SCM met with Gibson Dunn & Crutcher LLP and Hirsch and Hirsch’s outside counsel, Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP at Hirsch’s offices, to discuss the proposed terms of a potential transaction. On October 16, 2008, SCM and Hirsch entered into an exclusivity agreement related to the proposed transaction.

On October 16, 2008, management of SCM presented an update to the SCM board of directors of the status of the discussions with Hirsch regarding a potential transaction, and on October 23, 2008, the SCM board of directors met to discuss the proposed terms of a transaction with Hirsch.

On October 27, 2008, Hirsch engaged Imperial Capital to render an opinion evaluating the financial fairness of any proposed transaction.

On October 30, 2008, Mr. Marx met with Mr. Midland and representatives of Avondale in Santa Ana, California to discuss Hirsch’s operations and financial projections.

On October 30 and 31, 2008, Mr. Marx met with Mr. Midland in Santa Ana, California to discuss the proposed terms of the transaction.

In early November 2008, several meetings between representatives of SCM and Hirsch also took place at which proposed terms of a potential transaction were discussed. On November 4 and 5, 2008, Mr. Midland attended the Cartes smart card trade show and exhibition in Paris and met with the SCM management team to continue discussions.

On November 8, 2008, Mr. Marx met with members of Hirsch management to discuss the proposed transaction and related matters.

On November 12 and 14, 2008, representatives from SCM and Hirsch, legal advisors for the two parties, and a representative from Avondale met in Santa Ana to continue to discuss the potential transactions.

On November 14, 2008, Hirsch’s board of directors held a meeting to discuss the proposed transaction between Hirsch and SCM. Mr. Marx was present for a portion of the meeting at which time he was introduced to the Hirsch board. Following the departure of Mr. Marx, a representative from Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP made a presentation to the board regarding certain matters in connection with the proposed transaction.

On November 19, 2008, Mr. Marx met with members of the SCM board of directors to discuss the status of the discussions regarding the proposed transaction.

On November 21, 2008, Mr. Marx and Mr. Midland had a conference call to discuss open issues regarding the proposed transaction, including the terms of the Merger Agreement.

On November 23, 2008, representatives from SCM and Hirsch and legal advisors for the two parties had a conference call to discuss the terms of the proposed transaction, including the terms of the Merger Agreement.

On November 26, 2008, the Hirsch board of directors met to further discuss the proposed transaction and the results of the diligence conducted on SCM. Representatives from Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP were also in attendance, and representatives of Imperial Capital were in attendance for part of the meeting to deliver a draft of Imperial Capital’s fairness opinion. Imperial Capital did not discuss any of the diligence conducted by Hirsch or its representatives on SCM at such meeting.

On November 27, 2008, the SCM board of directors held a special meeting at which the board obtained updates from management and advisers regarding the status of negotiations with Hirsch. At the meeting, the SCM board instructed SCM’s management to continue to pursue a potential transaction with Hirsch. From that day through December 8, 2008, representatives of SCM and Hirsch, together with their respective legal counsel, participated in several conference calls to try to finalize the terms of the potential transaction and the Merger Agreement.

On December 5, 2008, the Hirsch board of directors held a meeting to further discuss the proposed merger. A representative from Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP was also in attendance at this meeting.

On December 9, 2008, the SCM board of directors held a special meeting at which the proposed transaction with Hirsch was further discussed and considered. At the meeting, members of SCM’s senior management team made a presentation to the board of directors regarding the terms of the proposed Merger and representatives of Avondale made a financial presentation to the SCM board of directors and rendered Avondale’s oral opinion, subsequently confirmed in writing, to the effect that, as of December 9, 2008, the date of the opinion, and based upon and subject to the various considerations and limitations set forth in such opinion, the merger consideration to be paid by SCM is fair to SCM from a financial point of view. SCM’s legal counsel outlined the principal legal terms and conditions of the proposed Merger Agreement, and other legal issues associated with the proposed business combination. Following the financial and legal presentations and the oral fairness opinion, and after further discussion, the SCM board unanimously approved the Merger Agreement and determined that the Merger and the terms of the Merger Agreement were advisable, fair to and in the best interests of the SCM stockholders.

On December 10, 2008, the Hirsch board of directors held a meeting at which the proposed transaction with SCM was further discussed and considered. Representatives of Imperial Capital telephonically rendered an opinion to the Hirsch board of directors that, as of that date, and subject to various assumptions, qualifications and limitations, the aggregate consideration to be paid by SCM in the Merger to the holders of Hirsch common stock, other than Lawrence W. Midland, was fair from a financial point of view to the Hirsch shareholders, other than to Mr. Midland, which opinion with such assumptions, qualifications and limitations, was subsequently confirmed in writing. A representative from Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP summarized the key terms and conditions of the Merger Agreement and certain potential legal risks and issues associated with the proposed merger. Following the presentations and further discussion, the board of directors of Hirsch unanimously approved the Merger Agreement and determined that the proposed merger and the terms of the Merger Agreement were advisable, fair to and in the best interests of the Hirsch shareholders.

On December 10, 2008 counsel for SCM and Hirsch finalized the Merger Agreement and related documents and the Merger Agreement was executed by the parties. SCM and Hirsch publicly announced the proposed merger on December 10, 2008, Pacific Standard Time, which was prior to the opening of trading on the Prime Standard Exchange on the morning of December 11, 2008, Central European Time.

The SCM Reasons for the Merger

The SCM board of directors believes that the terms of the Merger Agreement and the transactions contemplated thereby are advisable, and in the best interests of, SCM and its stockholders, and has unanimously approved the Merger Agreement and the Merger. The SCM board of directors has concluded that the Merger with Hirsch presents a compelling strategic opportunity for SCM to strengthen its position in the security industry, expand its product offerings and customer base, and increase its operational scale. The SCM board of directors recommends that SCM stockholders vote in favor of the SCM proposals described in this joint proxy statement/information statement and prospectus.

In reaching its decision to approve the Merger, the SCM board of directors consulted with SCM’s management, financial and legal advisors, and considered a number of factors, including the following factors, which the SCM board of directors viewed as supporting its recommendation:

•	the belief of the SCM board of directors that after the Merger SCM will be better positioned to pursue and implement a strategy focused on the concept of convergence, the much anticipated industry trend which combines both the logical and physical methodologies of access for security systems;

•	the fact that both SCM and Hirsch are strong in the U.S. government sector, but have complementary areas of concentration (i.e., Hirsch is focused on physical access and SCM is focused on PC and network (“logical”) access), and that Hirsch is strongly positioned in the U.S. commercial market, which provides a strong complement to SCM’s activities in the enterprise and financial markets in Europe and Asia;

•	the expected synergies that will result from the Merger as a result of leveraging the existing channels and sales forces of both companies to reach more customers and to jointly develop new integrated products;

•	the results of SCM’s due diligence review of Hirsch’s business, finances and operations and its evaluation of Hirsch’s management, competitive positions and prospects;

•	the opinion of SCM’s financial advisor that, as of December 9, 2008, and based upon and subject to the considerations described in its written opinion, the merger consideration to be paid by SCM pursuant to the Merger Agreement was fair to SCM from a financial point of view;

•	the likelihood in the judgment of the board of directors of SCM that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived;

•	the cash position of each of SCM and Hirsch and the absence of any material debt of either of them;

•	the belief that the Merger would increase the overall level of resources available for sales, marketing, customer support, engineering and production across target markets and regions, provide access to Hirsch’s distribution channels and allow SCM to leverage Hirsch’s well-respected brand, systems-level selling model and the Hirsch Professional Services Group for development of customer-specific applications; and

•	the belief that the Merger would significantly increase SCM’s revenues, net income and internal resources and provide greater operational scale and financial solidity.

During the course of its deliberations concerning the Merger, the SCM board of directors also identified and considered a variety of risks relating to the Merger, including the following:

•	the risk that the potential benefits sought in the Merger might not be realized;

•	the challenges, costs and diversion of management time associated with successfully integrating the products, technologies, marketing strategies and organizations of each company;

•	the risk of management and employee disruption associated with the Merger, including the risk that despite the efforts SCM after the Merger, key personnel might not remain employed by SCM;

•	the possibility that the Merger may not be completed and the potential adverse effect of the public announcement to that effect on the reputation of SCM; and

•	the other risks described in the section of this joint proxy statement/information statement and prospectus entitled “Risk Factors.”

This discussion of information and factors considered by the SCM board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the SCM board of directors. In view of the wide variety of factors considered, the SCM board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the SCM board of directors unanimously agreed that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, SCM and the SCM stockholders, and that SCM should enter into the Merger Agreement.

The Hirsch Reasons for the Merger

The Hirsch board of directors has determined that the Merger is advisable, and fair to, and in the best interests of, Hirsch and its shareholders. The Hirsch board of directors recommends that Hirsch shareholders vote in favor of the Hirsch proposals described in this joint proxy statement/information statement and prospectus. In reaching its decision to approve the Merger, Hirsch’s board of directors considered a number of factors, including the following, which Hirsch’s board of directors viewed as supporting its recommendation:

•	the Merger will allow the Hirsch shareholders to gain an equity interest in SCM, thus providing a vehicle for continued participation by the Hirsch shareholders in the future performance not only of the business of Hirsch, but also of SCM;

•	SCM after the Merger will be well positioned to pursue and implement a strategy focused on the concept of convergence, the much anticipated industry trend which combines both the logical and physical methodologies of access for security systems;

•	the increased liquidity available to Hirsch shareholders through receipt of the cash portion of the consideration and the acquisition of registered shares of SCM;

•	the opinion of Imperial Capital, attached hereto as Annex F, a well respected investment banking firm with specific expertise in the area of security, that, as of December 10, 2008, and based on and subject to various assumptions, qualifications and limitations set forth in its opinion, the Aggregate Consideration to Non-Insiders (as defined in its opinion) in the transaction was fair, from a financial point of view, to the holders of Hirsch common stock, no par value, other than Lawrence W. Midland;

•	the fact that the proposal regarding the possible Merger was superior to contemplated transactions considered in connection with discussions with several other prospective acquirers over an extended period of time;

•	the conclusion of the board of directors of Hirsch that the Merger proposal offered a better alternative for the Hirsch shareholders than the possibility of implementing Hirsch’s business plan on a stand-alone basis and deferring consideration of a business combination pending (i) a more favorable financial climate or (ii) possible realization of long anticipated government contracts for Hirsch products;

•	the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes with the result that the Hirsch shareholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes by reason of the receipt of shares of SCM common stock and the warrants to purchase shares of SCM common stock;

•	the likelihood in the judgment of the board of directors of Hirsch that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived;

•	under the terms of the Merger Agreement, another party could make a superior acquisition proposal which could be accepted by the board of directors of Hirsch, and that the termination fee; payable to SCM in such situation would not be a significant impediment to the making of such proposal;

•	the cash position of each of Hirsch and SCM and the absence of any material debt of either of them; and

•	the relatively senior age of Lawrence W. Midland, the President of Hirsch.

In the course of its deliberations, Hirsch’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including, without limitation, the following:

•	the fact that the number of shares of SCM common stock to be received by Hirsch shareholders does not change, regardless of any increase or decrease in the price of SCM shares prior to the closing of the Merger;

•	the fact that Lawrence W. Midland is anticipated to be the only Hirsch representative on the SCM board of directors, without any voting agreement guarantying his election to the board, and that the current SCM board of directors and officers will have complete ultimate authority with respect to implementation of the Hirsch business plan;

•	the fact that the Hirsch shareholders will be unable to sell for a period of six months from the closing of the Merger 100% of the shares of SCM common stock received in the Merger and that they will be unable to sell 50% of the shares of SCM common stock received in the Merger for a period of nine months from the closing of the Merger;

•	the small daily volume of shares of SCM common stock presently traded on the NASDAQ Stock Market, which, as a practical matter, limits the liquidity of the shares of SCM common stock which will be received by the Hirsch shareholders;

•	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement to that effect on the reputation of Hirsch;

•	the expected significant length of time (6-7 months) between signing the Merger Agreement and completing the Merger or terminating the Merger Agreement, and the restrictions on Hirsch’s conduct of its business in the meantime;

•	the fact that following announcement of the Merger Agreement, Hirsch’s relationship with employees, agents and customers might be negatively affected because of uncertainties surrounding Hirsch’s future status and direction;

•	the amount (up to $1.5 million plus the reimbursement of SCM’s transaction expenses) and circumstances under which Hirsch may become liable to pay a termination fee to SCM and the potential effect of such termination fee in deterring other potential acquirers;

•	the fact that information contained in the S-4 registration statement regarding Hirsch, including without limitation, its operations, financial results, significant shareholders and related party transactions will be made publicly available to Hirsch’s competitors, customers, employees and others (even if the Merger is not consummated for any reason); and

•	various other risks associated with SCM and the Merger, including the risks described in the section entitled “Risk Factors” in this joint proxy statement/information statement and prospectus.

The above discussion of information and factors considered by the Hirsch board of directors is not intended to be exhaustive, but is indicative of the material factors considered by the board. In view of the wide variety of factors they considered, the Hirsch board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Hirsch board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Hirsch board of directors may have given different weight to different factors. After taking into account all of the factors described above, however, the Hirsch board of directors unanimously determined that the Merger Agreement and the related transactions were advisable and fair to, and in the best interests of, Hirsch and its shareholders.

SCM Financial Projections

SCM provided financial projections for its business to Avondale SCM’s financial advisor, for use in connection with its fairness analysis, summarized in the section of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM,” and to Imperial Capital for use in connection with Imperial Capital’s fairness analysis, summarized in the section of the joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch.” Please note, however, that even though such projections were provided to Avondale and Imperial Capital, in rendering their respective fairness opinions, Avondale and Imperial Capital assumed that the value of SCM common stock would be equal to the market price for such shares, as further described in the case of Avondale, in the section entitled “The Merger — Opinion of the Financial Advisor of SCM” and in the case of Imperial Capital, in the section entitled “The Merger — Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch.”

	Fiscal Year Ending December 31,
(Dollars, in millions)	2008A	2008B	2009A		2009B		2010		2011	2012

Net Revenue	$27.9	$29.9	$40.0		$45.0		$48.8		$55.0	$61.0
% Growth	(8.4)%	(1.8)%	43.5	%(1)	50.6	%(2)	8.5	%(3)	12.6%	10.9%
Cost of Revenue	15.4	16.3	21.3		23.7		25.8		30.7	33.9

Gross Profit	12.5	13.6	18.7		21.3		23.0		24.3	27.1
% Margin	44.9%	45.5%	46.6%		47.3%		47.1%		44.1%	44.4%
Operating Expenses
Research & Development	3.1	3.1	2.2		2.6		2.8		2.9	3.0
Selling & Marketing	7.9	7.9	7.3		7.8		7.9		8.2	8.7
General & Administrative	9.2	9.3	9.1		9.2		9.9		10.1	10.4
Amortization of Intangibles	0.0	0.0	0.0		0.0		0.0		0.0	0.0
Restructuring and Other Charges	0.0	0.0	0.0		0.0		0.0		0.0	0.0

Total Operating Expenses	20.2	20.3	18.6		19.6		20.5		21.2	22.1
% of Net Revenue	72.3%	67.8%	46.4%		43.5%		41.9%		38.6%	36.2%
EBIT	(7.6)	(6.7)	0.1		1.7		2.5		3.0	5.0
Depreciation & Amortization	0.3	0.3	0.3		0.3		0.3		0.3	0.3
EBITDA	(7.4)	(6.4)	0.3		2.0		2.8		3.3	5.3
% Margin	(26.4)%	(21.4)%	0.8%		4.4%		5.7%		6.0%	8.7%

(1)	Percentage growth rate based on the net revenue figure provided in column 2008A.

(2)	Percentage growth rate based on the net revenue figure provided in column 2008B.

(3)	Percentage growth rate based on the net revenue figure provided in column 2009B.

SCM’s management provided the above income statement projections for the years 2008 through 2012. For the years 2008 and 2009, SCM management provided two income statement projections (columns 2008-A and 2008-B, and columns 2009-A and 2009-B in the table above). The 2008 and 2009 projections were provided to appropriately reflect a possible range of potential growth of SCM’s business in 2008 and 2009 in light of general economic conditions and the potential consequences of short-term trends to SCM’s business. Such projections differ with respect to, among other items, the projections of net revenue, cost of revenue and certain operating expenses. Since the SCM income statement projections cover multiple years, such information by its nature becomes less certain with each successive year. At the time the SCM income statement projections were presented, SCM management believed that the revised income statement projections appropriately reflected the potential growth of SCM’s business in light of the general economic conditions.

These SCM financial projections rely on numerous assumptions that included, among others, the assumptions listed below. SCM did not find it practicable to quantify or otherwise assign relative weights to the specific assumptions made in connection with the SCM financial projections:

•	SCM’s business is government-driven, and the business will be less affected by the current global economic situation in 2009;

•	the security sector would outperform the overall economy;

•	the market would increasingly demand higher-security products, such as smart cards, biometrics and multi-factor authentication;

•	demand from security products from U.S. federal government agencies due to Federal Information Processing Standards (FIPS) 201 would increase in 2009, and in each year thereafter through 2012;

•	the rate of growth in revenue for SCM’s products is driven by major government related roll-outs, in particular the German eHealth initiatives will significantly contribute in the upcoming years;

•	gross margins would represent approximately the same percentages of revenue for each year as represented in the SCM financial projections for 2009;

•	SCM would successfully develop and sell new products and services including, but not limited to, its new family of contact and contactless smart card reader product line;

•	SCM would continue to regionally expand its global distribution network as well as its cooperation with new OEMs; and

•	no provision for the potential material effects of extraordinary business events, such as adverse regulatory developments, major unplanned new product launches or natural disasters.

There can be no guarantee that the assumptions on which the SCM financial projections are based are correct or will be realized. In addition, there can be no assurance that the SCM financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The SCM financial projections set forth above are included in this joint proxy statement/information statement and prospectus only because this information was made available to Avondale for use in its fairness analysis provided to the SCM board of directors and to Imperial Capital for use in its fairness analysis provided to the Hirsch board of directors. The SCM financial projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The SCM financial projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or GAAP.

No independent accountants have compiled, examined or performed any procedures with respect to the SCM financial projections contained herein, nor have any independent accountants expressed any opinion or any other form of assurance on such information or its achievability or the assumptions on which they are based.

You are urged to read carefully these SCM financial projections together with the SCM financial statements, the Risk Factors, the summaries of the opinions of the financial advisor to SCM and Imperial Capital contained in the sections of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM” and “The Merger — Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch,” respectively, the Written Opinion of Avondale Partners, LLC attached hereto as Annex E and the Written Opinion of Imperial Capital, LLC attached hereto as Annex F.

Hirsch Financial Projections

Hirsch provided preliminary income statement projections for its business in early November to SCM, Avondale Partners, SCM’s financial advisor, for use in connection with Avondale’s financial analysis, summarized in the section of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM,” and to Imperial Capital, for use in connection with Imperial Capital’s rendering of its fairness opinion, summarized in the section of the joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch.” These preliminary income statement projections provided by Hirsch included a projection of annual revenue growth for Hirsch’s business, as a stand-alone entity, in the years of 2009 to 2012 of 22% (2009), 18% (2010), 15% (2011) and 10% (2012). The preliminary Hirsch income statement projections are as follows:

	Fiscal Year Ending November 30,
(Dollars, in thousands)	2008	2009	2010	2011	2012
	(unaudited)

Revenue	$23,000	$28,000	$33,000	$38,000	$41,800
Growth Rate		22%	18%	15%	10%
Direct Product Costs	7,590	9,240	10,890	12,540	13,794
% of Revenue	33%	33%	33%	33%	33%

Product Margin	15,410	18,760	22,110	25,460	28,006

Product Margin	67%	67%	67%	67%	67%
Operations	988	1,037	1,089	1,144	1,201
Growth Rate		5%	5%	5%	5%
Royalty / License	1,028	1,244	1,457	1,668	1,777
% of Revenue	4.5%	4.4%	4.4%	4.4%	4.3%
Total Other COGS	2,037	2,139	2,246	2,358	2,476
Growth Rate		5%	5%	5%	5%

Total Expenses	4,053	4,420	4,792	5,170	5,453

% of Revenue	18%	16%	15%	14%	13%

Gross Margin	11,357	14,340	17,318	20,290	22,553

Gross Margin %	49%	51%	52%	53%	54%
Sales & Marketing	4,853	5,290	5,554	5,832	6,123
Growth Rate		9%	5%	5%	5%
R&D	3,328	1,120	1,320	1,520	1,672
% of Revenue	14.5%	4.0%	4.0%	4.0%	4.0%
G&A	2,947	3,095	3,250	3,412	3,583
Growth Rate		5%	5%	5%	5%

Total Operating Expenses	11,128	9,504	10,124	10,764	11,378

Operating Income/EBITDA	229	4,836	7,194	9,526	11,174

Subsequently, after careful review and consideration, Hirsch’s management determined that its preliminary income statement projections would require revision to account for the impact of slowing U.S. and worldwide economic growth, disruption in the global financial markets, declining consumer and business confidence and other significant challenges affecting the economy negatively at that time. Hirsch also increased the expected net revenue figure for 2008 by $400,000, to reflect more up-to-date information for the year. Accordingly, Hirsch revised its preliminary income statement projections to reflect these considerations and provided the revised income statement projections to SCM, Avondale Partners and Imperial Capital in mid-November. At the time the revised Hirsch income statement projections were presented, Hirsch management believed the revised income statement projections more appropriately reflected the potential growth of Hirsch’s business in light of the general economic conditions. In the revised Hirsch income statement projections, the annual revenue growth rate of Hirsch’s business, as a stand-alone entity, is stated as 6.4% in 2008 and projected to be 10% in the years 2009 through 2012. The revised Hirsch income statement projections are as follows:

	Fiscal Year Ending November 30,
(Dollars, in millions)	2008	2009	2010	2011	2012
	(unaudited)

Net Revenue	$23.4	$25.7	$28.3	$31.1	$34.3
% Growth	6.4%	10.0%	10.0%	10.0%	10.0%
Cost of Revenue	7.7	8.5	9.3	10.3	11.3
Royalties to Related Parties	1.0	1.1	1.3	1.4	1.5

Total Cost of Revenues	8.8	9.6	10.6	11.6	12.8
Gross Profit	14.6	16.1	17.7	19.5	21.5
% Margin	62.5%	62.6%	62.6%	62.6%	62.8%
Operating Expenses
Selling, General & Administrative	10.9	11.3	11.9	12.4	13.0
Research & Development	3.6	1.4	1.2	1.3	1.3
Depreciation & Amortization	0.1	0.1	0.1	0.1	0.1

Total Operating Expenses	14.6	12.8	13.2	13.8	14.4
% of Net Revenue	62.3%	49.8%	46.6%	44.3%	42.1%
EBIT	0.1	3.3	4.5	5.7	7.1
Depreciation & Amortization	0.1	0.1	0.1	0.1	0.1
EBITDA	0.2	3.4	4.6	5.8	7.2
% Margin	0.7%	13.2%	16.4%	18.7%	21.0%

The preliminary Hirsch income statement projections and the revised income statement projections rely on numerous assumptions that included, among others, the assumptions listed below. Hirsch did not find it practicable to quantify or otherwise assign relative weights to the specific assumptions made in connection with the Hirsch income statement projections:

•	the U.S. economy would begin recovering from the current state of economic recession in 2009;

•	the security sector would outperform the overall economy;

•	the rate of growth in revenue for Hirsch’s products and services would continue at the same rates, respectively, as represented in the Projections for 2009;

•	gross margins would represent approximately the same percentages of revenue for each year as represented in the Projections for 2009;

•	operating expenses as a percentage of revenue would decrease substantially in 2009 due to lower research and development costs as major next generation product development projects wind down, then decrease moderately thereafter due to increased productivity and operating efficiency;

•	the market would increasingly demand higher-security products, such as smart cards, biometrics and multi-factor authentication;

•	demand from security products from U.S. federal government agencies due to Federal Information Processing Standards (FIPS) 201 would increase in 2009 and each year thereafter through 2012;

•	Hirsch in 2009 would successfully develop and sell new products and services including but not limited to a next generation access controller and card reader product line, Hirsch-sourced cards and identity management solutions; and

•	no provision for the potential material effects of extraordinary business events, such as adverse regulatory developments, major unplanned new product launches or natural disasters.

There can be no guarantee that the preliminary Hirsch income statement projections and the revised Hirsch income statement projections will be realized, or that the assumptions on which they are based will prove to be correct.

As a private company, Hirsch has not previously made available to the public any projections as to its future financial performance. The preliminary Hirsch income statement projections and the revised Hirsch income statement projections set forth above are included in this joint proxy statement/information statement and prospectus only because this information was provided to Imperial Capital for use in its fairness analysis provided to the Hirsch board of directors and to Avondale for use in its fairness analysis provided to the SCM board of directors. The preliminary Hirsch income statement projections and the revised Hirsch income statement projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The preliminary Hirsch income statement projections and the revised Hirsch income statement projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or GAAP.

No independent accountants have compiled, examined or performed any procedures with respect to the preliminary Hirsch income statement projections and the revised Hirsch income statement projections contained herein, nor have any independent accountants expressed any opinion or any other form of assurance on such information or its achievability or the assumptions on which they are based.

As Imperial Capital was informed by Hirsch management that the revised Hirsch income statement projections represented the most likely future results of Hirsch given the market conditions at that time, Imperial Capital reviewed and relied upon the revised Hirsch income statement projections (but not the preliminary Hirsch income statement projections) in rendering its opinion of fairness, as summarized in the section of this joint proxy statement/information statement and prospectus entitled “The Merger— Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch” and the Written Opinion of Imperial Capital, LLC attached hereto as Annex F.

Avondale reviewed and relied upon both the preliminary Hirsch income statement projections and the revised Hirsch income statement projections in rending its opinion of fairness, as summarized in the section of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM” and attached hereto as Annex E. For purposes of its financial analysis, however, Avondale made certain adjustments to the preliminary Hirsch income statement projections and the revised Hirsch income statement projections. In the preliminary Hirsch income statement projections, Avondale adjusted the projected amount of R&D expenses incurred by Hirsch to reflect what was believed to be a more normalized level of R&D expense (based on a 5-year development cycle and historic trends), among other adjustments. Projected R&D spending for 2008 was decreased by $2.0 million and increased by $500,000 in each of the four subsequent years. The resulting set of “adjusted” preliminary Hirsch income statement projections is called the “Hirsch Case” in the section of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM” and in the Written Opinion of Avondale Partners, LLC, attached hereto as Annex E. In the revised Hirsch income statement projections, among other adjustments, Avondale (i) again adjusted the projected amount of R&D expenses in the manner discussed above, (ii) adjusted the revenue figures to reflect the acquisition by Hirsch of Hirsch EMEA, Inc., which was not reflected in the revised Hirsch income statement projections (projected revenue was increased $0 in 2008, $2 million in 2009, $3 million in 2010, $4 million in 2011 and $4 million in 2012) and (iii) set the 2008 net revenue figure at $23,000,000 to match the 2008 revenue figure in the preliminary Hirsch income statement projections. The resulting set of “adjusted” revised Hirsch income statement projections is called the “SCM Case” in the section of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM” and in the Written Opinion of Avondale Partners, LLC, attached hereto as Annex E.

You are urged to read carefully these Hirsch income statement projections together with the Hirsch financial statements, the Risk Factors, the summaries of the opinions of the financial advisor to SCM and Imperial Capital contained in the sections of this joint proxy statement/information statement and prospectus entitled “The Merger — Opinion of the Financial Advisor of SCM” and “The Merger — Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch,” the Written Opinion of Avondale Partners, LLC attached hereto as Annex E and the Written Opinion of Imperial Capital, LLC attached hereto as Annex F.

Opinion of the Financial Advisor of SCM

At the December 9, 2008 meeting of SCM’s board of directors, Avondale Partners (“Avondale”) rendered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of December 9, 2008, and based upon and subject to certain matters stated therein, the consideration to be to be paid by the SCM in the Merger is fair, from a financial point of view, to SCM.

The full text of Avondale’s written opinion, dated December 9, 2008, delivered to the SCM board of directors, which sets forth the assumptions made, matters considered and limitations in the review undertaken, is attached as Annex E to this joint proxy statement/information statement and prospectus, and the written opinion is incorporated herein by reference. The opinion was reviewed and approved by Avondale’s Fairness Opinion Committee in conformity with policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority. You should read the opinion carefully and in its entirety. The following summary of the Avondale opinion is qualified in its entirety by reference to the full text of the opinion.

Avondale, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past three years, Avondale has provided investment banking, financial advisory and other financial services to SCM, for which Avondale received compensation, including, among other things, having acted as exclusive sell-side advisor for SCM in the divestiture of one of its divisions and the corresponding fairness opinion, for which Avondale received compensation. Avondale has acted as financial advisor to the SCM board of directors in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger, and received a fee for its services upon delivery of this opinion, which fee was not contingent upon consummation of the Merger.

The SCM board of directors, and not Avondale, determined the amount of consideration to be paid by SCM in the Merger and Avondale’s opinion does not constitute a recommendation to the SCM stockholders or any other stockholders as to how such stockholders or any other stockholder should vote with respect to the Merger. The opinion addresses only the fairness, from a financial point of view, the consideration to be paid by SCM in the Merger. It does not address the relative merits of the Merger as compared to alternative transactions or strategies that may be available to SCM, nor does it address SCM’s underlying decision to engage in the Merger.

The SCM board of directors did not impose any limitations on Avondale with respect to the investigations made or procedures followed in rendering its opinion. Further, SCM did not request the advice of Avondale with respect to alternatives to the Merger, and Avondale did not advise SCM with respect to alternatives to the Merger or SCM’s underlying decision to proceed with or effect the Merger.

Avondale’s opinion and its related presentation were among the many factors that the SCM board of directors took into consideration in making its determination to approve, and to recommend that SCM’s stockholders approve, the Merger.

The following description of Avondale’s opinion is only a summary of the analyses and examinations that Avondale deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Avondale. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Avondale believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the SCM board of directors. In addition, Avondale may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis described below and should not be taken to be the complete view of Avondale, with respect to the actual value of Hirsch.

In performing its analyses, Avondale made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SCM. The analyses performed by Avondale are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Avondale with respect to whether the consideration to be paid by SCM in the Merger is fair, from a financial point of view, to SCM and were provided to the SCM board of directors in connection with the delivery of Avondale’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

No company or transaction used in the comparable company or comparable transaction analyses described below is identical to Hirsch or the Merger. Accordingly, an analysis of the results of such analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Hirsch, and the Merger are being compared.

Procedures Followed

In connection with its opinion, Avondale:

•	reviewed certain financial statements of Hirsch for recent years and certain other relevant financial and operating data of Hirsch made available to it by senior management of Hirsch;

•	reviewed a draft of the Merger Agreement, such draft dated December 7, 2008;

•	compared Hirsch from a financial point of view with certain publicly traded companies in the information technology security and access control industries that Avondale deemed relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations in the information technology security and access control industries that Avondale deemed to be comparable, in whole or in part, to the Merger;

•	reviewed the financial terms, to the extent publicly available, of certain other transactions Avondale believed to be reasonably comparable to the Merger;

•	reviewed financial forecasts relating to the business and prospects of Hirsch and the combined company prepared by the respective managements of SCM and Hirsch;

•	held discussions with senior management of SCM and Hirsch regarding Hirsch’s operating history, products and services, sales and marketing and the prospects of Hirsch and the combined company;

•	took into account Avondale’s assessment of general economic, market and financial and other conditions and its experience in other transactions, as well as its expertise in securities valuation and its knowledge of the industry in which Hirsch operates; and

•	performed other such analyses and examinations and considered such other information and financial criteria as Avondale has deemed appropriate.

In preparing its opinion, Avondale did not assume any responsibility to independently verify the information referred to above. Instead, with SCM’s consent, Avondale relied on the information being accurate and complete. Avondale also made the following assumptions, in each case with SCM’s consent, that:

•	the internal operating data and financial analyses and forecasts supplied to Avondale were reasonably prepared on bases reflecting the best currently available estimates and judgments of Hirsch’s senior management as to Hirsch’s recent and likely future performance;

•	the Merger will be consummated on the terms and subject to the conditions described in the Merger Agreement;

•	all necessary governmental and regulatory approvals and third party consents will be obtained on terms and conditions that will not have a material adverse effect on Hirsch; and

•	the final Merger Agreement does not differ materially from the draft of the Merger Agreement Avondale reviewed.

In addition, for purposes of its opinion, Avondale relied on independent accountants as to financial reporting matters with respect to SCM, the Merger and the Merger Agreement; and did not assume responsibility for making an independent physical inspection or appraisal of any of the assets, properties or facilities of Hirsch. Avondale did not assume responsibility for any legal matters relating to SCM, the Merger or the Merger Agreement.

Avondale’s opinion was necessarily based upon market, economic, financial and other conditions as they existed on, and can be evaluated as of, the date of its opinion. Any change in such conditions would require a reevaluation of Avondale’s opinion. Accordingly, although subsequent developments may affect its opinion, Avondale has not assumed any obligation to update or revise its opinion.

Summary of Financial and Other Analyses

As part of the financial analyses, Avondale calculated a low and high range for the implied merger enterprise value (which Avondale defined as equity value plus debt less cash and cash equivalents) of Hirsch implied by the transaction. As of November 30, 2008, Hirsch had approximately $5,700,000 in cash and no debt.

The low range for the enterprise value of Hirsch is $24,029,190 and is based on the following merger consideration: $14,117,205 in cash, 9,411,470 shares of SCM’s common stock valued at $13,646,632, 4,705,735 in newly issued warrants to purchase SCM common stock valued at $1,810,254, and 62,000 currently outstanding Hirsch warrants to be converted to warrants to purchase SCM common stock valued at $155,099.

The high range for the enterprise value of Hirsch is $27,361,597 and is based on the following value of the merger consideration: $14,117,205 in cash, 9,411,470 shares of SCM’s common stock valued at $15,114,821, 4,705,735 in newly issued warrants for SCM common stock valued at $3,588,692, and 62,000 currently outstanding Hirsch warrants to be converted to warrants for SCM common stock valued at $240,879.

Merger Consideration	Low Range	High Range

Cash	$14,117,205	$14,117,205
Common Stock	13,646,632	15,114,821
Warrants	1,810,254	3,588,692
Converted Warrants	155,099	240,879

Equity Value	$29,729,190	$33,061,597
Cash	5,700,000	5,700,000
Debt	—	—

Enterprise Value	$24,029,190	$27,361,597

The low value of the SCM common stock to be issued is valued at $13,646,632, based on a closing price of $1.45 per share as of December 5, 2008. The high value of the SCM common stock to be issued is valued at $15,114,821, based on the 30-day volume weighted average closing price of $1.61 per share as of December 5, 2008.

The 4,705,375 newly issued warrants to purchase SCM common stock were valued using the Black-Scholes model. The low range of the warrants value was calculated utilizing a $3.00 strike price, five-year term, and underlying SCM common stock price of $1.45 (based on the closing stock price as of December 5, 2008), and historical volatility of 50.429%. This represented a measure of volatility, which was based on a 365-day period from July 31, 2007 to July 31, 2008, prior to the volatility during the recent economic downturn. The high range of the warrants value was calculated utilizing a $3.00 strike price, five-year term, an underlying SCM common stock price of $1.45 as of December 5, 2008, and historical volatility of 81.615%. This represented a current measure of volatility, which was based on a 365-day period from December 4, 2007 to December 4, 2008. The 62,000 currently outstanding Hirsch warrants are to be converted into newly issued warrants to purchase SCM common stock utilizing the conversation ratio as stated in the draft Merger Agreement, dated December 7, 2008. After conversion, the warrants were valued using the Black-Scholes model. The value of each warrant to be converted varied based on the term and exercise price of each warrant. The low range was calculated using a historical volatility of 50.429%. The high range was calculated using a historical volatility 81.615%.

The table below lists the relevant enterprise value multiples based on the latest twelve months (“LTM”), the Hirsch case and the SCM case of revenue and earnings before interest, taxes, depreciation and amortization before taxes (“EBITDA”) of the proposed Merger.

Proposed Merger Multiples

Enterprise Value to:	Low Range		High Range

Revenue
LTM Revenue	1.0	x	1.2	x
2008E Hirsch Case	1.0	x	1.2	x
2008E SCM Case	1.0	x	1.2	x
2009E Hirsch Case	0.9	x	1.0	x
2009E SCM Case	0.9	x	1.0	x
EBITDA
LTM EBITDA	8.2	x	9.3	x
2008E Hirsch Case	10.8	x	12.3	x
2008E SCM Case	10.8	x	12.3	x
2009E Hirsch Case	5.5	x	6.3	x
2009E SCM Case	6.1	x	7.0	x

The following represents a summary of the material financial analyses performed by Avondale in connection with providing its opinion to the SCM board of directors. Some of the summaries of financial analyses performed by Avondale include information presented in tabular format. In order to fully understand the financial analyses performed by Avondale, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Avondale.

Precedent Transactions Analysis

Based on public and other available information, Avondale calculated the multiples of enterprise value (which Avondale defined as equity value plus debt less cash and cash equivalents) to the LTM revenues and LTM earnings before interest, taxes, depreciation and amortization (EBITDA) implied in the following acquisitions of companies in the electronic access control industry that have been announced since May 22, 2006:

Date Announced	Name of Acquirer	Name of Target

9/22/2008	Francois-Charles Oberthur	Oberthur Technologies
9/20/2008	Vector Capital	Aladdin Knowledge Systems Ltd.
7/10/2008	Aladdin Knowledge Systems	Secure Computing Corp., Secure Safeword
6/25/2008	Aladdin Knowledge Systems	Eutronsec S.p.A
3/23/2008	L-1 Identity Solutions, Inc.	Digimarc Corp.
2/13/2008	Thoma Cressey Bravo	Macrovision Corp., Software Business
1/7/2008	L-1 Identity Solutions, Inc.	Bioscrypt Inc.
10/12/2007	Endace	Applied Watch Technologies
6/12/2007	SonicWALL, Inc	Aventail Corp.
3/5/2007	Vector Capital	SafeNet, Inc.
10/10/2006	Oberthur Technologies	I’M Technologies Ltd.
7/14/2006	L-1 Identity Solutions, Inc.	Irdian Technologies, Inc.
5/22/2006	HID	Fargo Electronics

The following table sets forth the implied revenue and EBITDA transaction multiples indicated by the precedent transaction analysis, multiples implied by the proposed Merger, and the respective implied enterprise values:

(Dollars in millions)	Low		High

Enterprise Value/Revenue:
Precedent Transaction Comparables Multiple	0.7	x	8.0	x
Implied Enterprise Value	$16.1		$189.3
Proposed Merger Multiple	1.0	x	1.2	x
Implied Enterprise Value	$24.0		$27.4
Enterprise Value/EBITDA:
Precedent Transaction Comparables Multiple	8.5	x	29.1	x
Implied Enterprise Value	$24.8		$85.5
Proposed Merger Multiple	8.2	x	9.3	x
Implied Enterprise Value	$24.0		$27.4

Avondale calculated the implied enterprise value based on the range of revenue and EBITDA valuation multiples based on the precedent transactions analysis. This analysis resulted in an implied enterprise value range of $16.1 million to $189.3 million based on LTM revenue multiples and an implied enterprise value range of $24.8 million to $85.5 million based on LTM EBITDA multiples, which compares to the implied merger enterprise value of $24.0 million to $27.4 million.

Comparable Company Analysis

Based on public and other available information, Avondale calculated the multiples of enterprise value (which Avondale defined as equity value, plus debt, less cash and cash equivalents) to the latest twelve months (LTM), estimated calendar year 2008 (2008E), and estimated calendar year 2009 (2009E) revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for companies in the electronic access control industry. The estimated financial data for the comparable companies was based on consensus estimates from Bloomberg.

Avondale believes that the companies listed below have some operations similar to some of the operations of Hirsch, but noted that none of these companies have the same management, composition, size, or combination of businesses as Hirsch:

•	G4S plc.;

•	L-1 Identity Solutions, Inc.;

•	Cogent Systems;

•	Vasco Data Security International, Inc.;

•	Entrust, Inc.;

•	Aladdin Knowledge Systems;

•	Actividentity Corp.;

•	Gemalto N.V.; and

•	On Track Innovations Ltd.

The following table sets forth the multiples indicated by this analysis:

Comparable Company Analysis

(Dollars, in millions)	Multiple				Implied Enterprise Value
Enterprise Value to:	Low		High		Low	High
					(In millions)

LTM Revenue	0.5	x	8.2	x	$11.1	$192.2
2008E Revenue (Hirsch Case)	0.5	x	6.9	x	$11.0	$159.4
2008E Revenue (SCM Case)	0.5	x	6.9	x	$11.0	$159.4
2009E Revenue (Hirsch Case)	0.5	x	5.7	x	$13.0	$159.3
2009E Revenue (SCM Case)	0.5	x	5.7	x	$12.6	$155.3
LTM EBITDA	4.9	x	19.9	x	$14.4	$58.4
2008E EBITDA (Hirsch Case)	4.9	x	15.8	x	$11.0	$35.2
2008E EBITDA (SCM Case)	4.9	x	15.8	x	$11.0	$35.2
2009E EBITDA (Hirsch Case)	4.5	x	13.1	x	$19.7	$56.9
2009E EBITDA (SCM Case)	4.5	x	13.1	x	$17.8	$51.6
Proposed Merger Enterprise Value					$24.0	$27.4

The comparable company analysis resulted in an implied enterprise value range of $11.0 million to $192.9 million based on LTM, 2008E, and 2009E revenues. Based on LTM, 2008E, and 2009E EBITDA, the comparable company analysis resulted in an implied enterprise value range of $11.0 million to $58.4 million. This compares to the implied merger enterprise value of $24.0 million to $27.4 million.

Discounted Cash Flow Analysis

Avondale performed discounted cash flow analyses for the projected cash flows of Hirsch for the fiscal years ending December 31, 2009 through December 31, 2012. Avondale performed these discounted cash flow analyses on the Hirsch case and SCM case. For both of the cases, Avondale used a range of discount rates (14.0% to 22.0%) and terminal multiples (4.0x to 12.0x) based on forecasted EBITDA for the fiscal year ending December 31, 2012 to calculate a range of implied enterprise values. The following table sets forth the implied values indicated by the analyses:

	Hirsch Case		SCM Case
(In millions)	Low	High	Low	High

Implied Enterprise Value	$48.6	$64.0	$38.0	$49.8
Proposed Merger Enterprise Value	$24.0	$27.4	$24.0	$27.4

The discounted cash flow analysis based on the Hirsch case resulted in an implied enterprise value range of $48.6 million to $64.0 million. The discounted cash flow analysis based on the SCM case resulted in an implied enterprise value range of $38.0 million to $49.8 million. These cases compare to the implied merger enterprise value of $24.0 million to $27.4 million.

General

Avondale became entitled to a fixed fee of $150,000 upon its completion of the work necessary to render an opinion, regardless of the conclusion reached therein, which is not contingent upon consummation of the Merger. Avondale is entitled to additional fees contingent upon consummation of the Merger, including a payment based upon a calculation of a percentage of the certain consideration paid by SCM to Hirsch shareholders in connection with the Merger. Further, SCM has agreed to reimburse Avondale for its reasonable out-of-pocket expenses incurred in connection with the engagement, including reasonable attorneys’ fees and expenses, and to indemnify Avondale, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under applicable securities laws.

In the ordinary course of its business, Avondale may trade in the equity securities of SCM for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch

Pursuant to an engagement letter dated October 27, 2008, Hirsch retained Imperial Capital, LLC (“Imperial Capital”) to render an opinion to the board of directors of Hirsch as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Hirsch common stock, pursuant to the Merger. Hirsch selected Imperial Capital to render an opinion because Hirsch considers Imperial Capital to be a well-respected investment banking firm with extensive experience in dealing with companies in the security industry.

Imperial Capital rendered a written opinion to the board of directors of Hirsch, on December 10, 2008, that, as of that date, and based on and subject to various assumptions, qualifications and limitations set forth in the opinion, the Aggregate Consideration to Non-Insiders (as defined in the opinion) was fair, from a financial point of view, to the holders of Hirsch common stock, no par value, other than Lawrence W. Midland (as used in this section, such holders of Hirsch common stock excluding Lawrence W. Midland, the “Non-Insider Shareholders”).

The full text of the written opinion of Imperial Capital, dated December 10, 2008, which sets forth, among other things, assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this joint proxy statement/information statement and prospectus. The following summary of Imperial Capital’s opinion is qualified in its entirety by reference to the full text of the opinion. The opinion expressed by Imperial Capital was provided solely for the benefit and use of the board of directors of Hirsch (and was not rendered or directed to Hirsch’s shareholders, SCM, or SCM’s board of directors or shareholders or any other person or persons) in connection with its consideration of the Merger, and such opinion only addresses whether, as of the date of such opinion, the Aggregate Consideration to Non-Insiders was fair, from a financial point of view, to the Non-Insider Shareholders, and does not address (a) whether the Merger was fair, from a financial point of view, to the SCM stockholders, or (b) any other aspect of the proposed Merger.

Imperial Capital’s opinion does not constitute a recommendation as to any action the board of directors of Hirsch or any shareholder of Hirsch (or the board of directors of SCM or any stockholder of SCM) should take in connection with the Merger or any aspect thereof and is not a recommendation as to whether or not any holder of shares of Hirsch common stock (or any holder of shares of SCM common stock) should tender their shares in connection with the Merger or how any holder of Hirsch common stock (or any holder of SCM common stock)

should vote with respect to the Merger. Nor does such opinion indicate that the consideration received by the holders of Hirsch common stock is the best possible attainable under any circumstances. The opinion is solely intended for the benefit and use of Hirsch’s board of directors and as such is not to be relied upon by any other person or used for any other purpose or reproduced, disseminated, summarized, quoted from or referred to at any time, in whole or in part, without Imperial Capital’s prior written consent, which shall not be unreasonably withheld. Imperial Capital has, however, consented to the disclosure of its opinion in this joint proxy statement/information statement and prospectus as provided in its written consent attached hereto as Exhibit 23.1 hereto. You are urged to read the opinion carefully and in its entirety.

The following is a summary of the material financial analyses performed by Imperial Capital in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Imperial Capital. THE IMPERIAL CAPITAL OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

While this summary describes the analysis and factors that Imperial Capital deemed material in rendering the opinion, it is not a comprehensive description of all analyses and factors considered by Imperial Capital. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its opinion, Imperial Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Imperial Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Imperial Capital. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Imperial Capital is based on all analyses and factors taken, as a whole, and also on application of Imperial Capital’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Imperial Capital gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Imperial Capital made numerous assumptions with respect to Hirsch’s performance, the industry outlook, general business and other conditions and matters many of which are beyond the control of Hirsch or Imperial Capital. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

In connection with this opinion, Imperial Capital made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. No limits were placed on Imperial Capital by Hirsch or its board of directors in terms of the information to which they had access or the matters they could consider. Imperial Capital’s due diligence with regards to the proposed Merger included only the items summarized below:

•	Hirsch’s audited financial statements for its fiscal years ended 2005, 2006 and 2007 prepared and approved by Hirsch’s management;

•	Hirsch’s unaudited financial statements for its year-to-date ended September 30, 2007 and September 30, 2008 prepared and approved by Hirsch’s management;

•	SCM’s audited financial statements for its fiscal years ended 2005, 2006 and 2007, as contained in SCM’s Annual Reports on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 18, 2008, respectively;

•	SCM’s unaudited financial statements for its fiscal quarter ended March 31, 2007 and 2008, June 30, 2007 and 2008, September 30, 2007 and 2008, as contained in SCM’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2008, August 12, 2008 and November 10, 2008, respectively;

•	income statement projections for SCM for calendar years 2008 — 2012 prepared and approved by SCM’s management;

•	income statement projections for Hirsch for calendar years 2008 — 2012 prepared and approved by Hirsch’s management;

•	Hirsch balance sheet dated as of October 31, 2008 prepared and approved by Hirsch’s management;

•	an unexecuted merger agreement draft dated November 18, 2008, by and among Hirsch, Merger Sub and SCM, excluding the schedules and exhibits thereto;

•	certain other publicly available financial data for certain companies that Imperial Capital deemed comparable or otherwise relevant to Hirsch or SCM and the terms of recent transactions that Imperial Capital considered comparable or otherwise relevant to the Merger, including, without limitation, publicly available prices; and

•	the reported price and trading activities for the shares of common stock of SCM.

For the purposes of rendering its opinion Imperial Capital assumed that (a) there were and will be no dissenting shares in connection with the Merger, (b) 4,705,735 shares of Hirsch common stock, no par value, will be outstanding and held by its shareholders as of immediately prior to the consummation of the Merger, of which 633,000 will be held by Lawrence W. Midland, as of immediately prior to the effective time of the Merger, and (c) the “Maximum Number of Company Shares” as defined in the merger agreement draft equaled 4,705,735 shares of common stock. Please note that references in this section entitled “Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch” of this joint proxy statement/information statement and prospectus to the “merger agreement” are references to the draft of the merger agreement described above dated November 18, 2008 (that did not contained exhibits or schedules there) that was provided by Hirsch to Imperial Capital for due diligence purposes in rendering its opinion.

Other than with respect to the Egis Indication (described below), Imperial Capital was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of Hirsch, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, (iii) advise the board of directors of Hirsch, SCM, or any other party with respect to alternatives to the Merger, (iv) assist the Hirsch board of directors in determining the amount of the consideration to be paid in connection with the Merger, or (v) recommend to the Hirsch board of directors the amount of consideration to be paid in connection with the Merger.

Certain principals of Imperial Capital are members of the general partnership that manages an investment fund named Egis Capital (“Egis”). Egis made a preliminary offer to purchase Hirsch in April 2008 (the “Egis Indication”), which offer was rejected by Hirsch, and which is discussed in the section entitled “The Merger — Background of the Development of the Merger.”

In connection with its opinion, Imperial Capital conducted such analyses as it deemed appropriate, however, the information it utilized in conducting such analyses was limited to solely the information described above. With respect to financial estimates and projections provided to Imperial Capital, it assumed without independent verification that they had been reasonably prepared on bases reflecting the best then available estimates and judgments by management as to the future results of operations, synergies and financial performance of Hirsch and SCM to which such estimates and projections related and assumed that such results of operations, synergies and financial performance would be realized. Imperial Capital also assumed that there had been no material change in the assets, financial condition or business of Hirsch or SCM since the date of the most recent Hirsch and SCM financial statements made available to Imperial Capital. No facts actually came to Imperial Capital’s attention that would cause it to believe that such assumptions were invalid as a whole. Imperial Capital further relied upon the assurance of Hirsch’s management that they were unaware of any facts that would make the information provided to Imperial Capital incomplete or misleading in any material respect.

Imperial Capital did not independently verify the accuracy and completeness of the information supplied to it with respect to Hirsch or SCM, relied on it being complete and accurate in all material respects and did not assume any responsibility for independent verification of such information. Imperial Capital did not meet with or have any discussions with any representatives of SCM or Hirsch (other than members of their respective senior management) including SCM’s and Hirsch’s independent accounting firms. Imperial Capital did not make any physical inspection or independent appraisal of any of the properties or assets of Hirsch or SCM, did not make an independent appraisal or evaluation of Hirsch’s or SCM’s assets or liabilities and was not provided with such an evaluation or appraisal. Imperial Capital did not estimate, and expressed no opinion regarding, the liquidation value of any entity. With Hirsch’s board of directors’ consent, Imperial Capital did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Hirsch or SCM was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Hirsch or SCM was or may have been a party or was or may have been subject.

The merger agreement draft that Imperial Capital was provided did not contain exhibits or schedules. As such, Imperial Capital assumed that the fairness to the Non-Insider Shareholders of the Aggregate Consideration to Non-Insiders was not impacted by the presence or omission of the schedules and exhibits to the merger agreement draft. Imperial Capital did not review any ancillary agreement or any other document, other than as explicitly listed in the opinion, related to the Merger. Imperial Capital relied upon and assumed, without independent verification, that (i) the Merger would be consummated as described in the form reviewed by Imperial Capital without any material amendments or modifications thereto, (ii) that all representations and warranties in the merger agreement draft of the parties thereto were true and accurate in all respects, (iii) the Merger would be consummated in a manner that complied in all respects with all applicable federal and state statutes, rules and regulations, and (iv) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Hirsch or SCM, or otherwise have an adverse effect on Hirsch or SCM or any expected benefits of the Merger.

Imperial Capital was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address:

•	the underlying business decision of Hirsch or any other party to proceed with or effect the Merger;

•	the terms or impact of any arrangements, understandings, agreements or documents related to, or the form or structure or any other portion or aspect of, the Merger or otherwise (other than the Aggregate Consideration to Non-Insiders to the extent expressly specified in the opinion), including, without limitation, (1) the form or structure of the Aggregate Consideration to Non-Insiders or any component thereof, (2) any voting agreement (including but not limited to the Voting Agreement referenced in the merger agreement draft) or shareholders agreement (including but not limited to the Shareholders Agreement referenced in the merger agreement draft), (3) any options or warrants to acquire Hirsch securities, (4) the Secure Agreements (as defined in the merger agreement draft), and (5) the Preferred Stock Rights Agreement (as defined in the merger agreement draft) or any waiver of rights thereunder;

•	the impact of any transfer restrictions on the securities of SCM, whether imposed by law or contract, including, without limitation, those restrictions contained in the “lock-up” or similar provisions of the merger agreement draft;

•	the fairness of any portion or aspect of the Merger to the holders of any Hirsch options or warrants;

•	the relative merits of the Merger as compared to any alternative business strategies that might exist for Hirsch or the effect of any other transaction in which Hirsch might engage;

•	the fairness of any portion or aspect of the Merger to any one class or group of Hirsch’s securityholders vis-à-vis any other class or group of Hirsch’s securityholders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of securityholders);

•	the solvency, creditworthiness or fair value of Hirsch or SCM or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters;

•	any legal, tax or accounting issues concerning the Merger or the legal or tax consequences of the Merger to Hirsch or its securityholders or any other party; or

•	the amount or nature of any compensation to any officers, directors or employees of Hirsch, or any class of such persons, relative to the consideration to be received by the other holders of Hirsch’s common stock in the Merger or with respect to the fairness of any such compensation.

Furthermore, no opinion, counsel or interpretation was intended or given in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Imperial Capital assumed that such opinions, counsel or interpretations were or would be obtained from appropriate professional sources. In addition, and without in any way modifying or limiting any other assumptions or limitations contained in Imperial Capital’s opinion, its opinion does not address or take into account (i) any of Hirsch’s royalty agreements or related party transactions, including but not limited to those involving Secure Keyboards, Ltd. and Secure Networks, Ltd., or (ii) whether Hirsch could carry a higher valuation if such agreements and transactions were eliminated or restructured.

The basis and methodology for Imperial Capital’s opinion have been designed specifically for the express purposes of the board of directors and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which Imperial Capital’s opinion is based proves to be untrue in any material respect, its opinion cannot and should not be relied upon.

Imperial Capital delivered its opinion effective as of December 10, 2008, and such opinion was approved by Imperial Capital’s Fairness Opinion Committee as of such date pursuant to its written procedures for approval of fairness opinions. The opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated as of such date. It should be understood that subsequent developments may affect the opinion and that Imperial Capital does not have any obligation to update, revise or reaffirm the opinion or otherwise comment on or consider events occurring after such date. For example, Imperial Capital did not take into account the effect of the Hirsch EMEA purchase on its opinion since such transaction occurred after the date that Imperial Capital rendered its opinion.

The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Imperial Capital’s opinion is based. As a result, the opinion of Imperial Capital was only one of many factors taken into consideration by the Hirsch board of directors in making its determination with respect to the Merger.

In preparing its opinion, Imperial Capital performed certain financial and comparative analyses summarized in the following paragraphs.

Valuation of Merger Consideration

For purposes of rendering its opinion, Imperial Capital assumed that each share of SCM common stock issued to Hirsch shareholders in the Merger would have a value equal to the closing market price of SCM common shares as of December 5, 2008 (which such value was $1.45 per share).

Imperial Capital utilized the Black-Scholes option pricing model to estimate the value of the warrants to purchase SCM common stock to be issued to the Hirsch shareholders in the Merger. Because the warrants to be issued to the Hirsch shareholders in the Merger are not exercisable for three years after issuance, Imperial Capital arrived at the value of such warrants by utilizing two estimated values for the warrants, one value determined by assuming the estimated life of the warrants at five years and the other determined by assuming the estimated life of the warrants at three years, and then subtracted the value of the three year warrants from the value of the five year warrants.

Other than the estimated life of the warrants to purchase SCM common stock, Imperial Capital utilized the same sets of Black-Scholes option pricing assumptions in estimating the values of both the three-year and five-year warrants, as follows: volatility of 76.58%, a risk free interest rate of 1.51%, stock price of $1.45 (based on the closing market price of shares of SCM common stock as of December 5, 2008) and an exercise price of $3.00 per share. Utilizing such assumptions Imperial Capital estimated the value of the five-year warrants to be equal to approximately $0.69 per warrant and estimated the value of the three-year warrants to be equal to approximately $0.47 per warrant. As described above, Imperial Capital then subtracted the estimated value of the three-year warrants from the estimated value of the five year warrants to arrive at an estimated value of the warrants of $0.22 per warrant. Imperial Capital utilized such $0.22 value as the value of the warrants to purchase SCM common stock to be issued to the Hirsch shareholders in connection with the Merger.

It is important to note that option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates.

Discounted Cash Flow Analysis

Imperial Capital performed a discounted cash flow analysis on Hirsch to take projected future free cash flow over the given period along with the terminal value at the end of the period and then discount these cash flows back to a present value by using the weighted average cost of capital. Imperial Capital based its discounted cash flow analysis on management estimates for financial performance of the business over the analyzed period (through fiscal year 2012).

In its analysis Imperial Capital used discount rates ranging from 13.9% to 18.9% to reflect the overall risk associated with Hirsch’s operations and projected financial performance. Imperial Capital calculated a terminal value at the end of 2012 using (1) a terminal earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple, which incorporated an EBITDA multiple of 7.5x, and (2) a revenue multiple, which incorporated a revenue multiple of 0.6x.

Based on its discounted cash flow analysis, Imperial Capital estimated that Hirsch’s present value of enterprise ranged from $22.4 million to $34.5 million.

Comparable Company Analysis

Comparable company analysis seeks to use analogous publicly traded company trading metrics as a proxy for the trading metrics of the company. These trading metrics for the comparable companies were then applied to Hirsch’s financial metrics to develop valuation ranges. No company used in this analysis is identical to Hirsch, and, accordingly, a comparable company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors, including, but not limited to, profitability and the size of the company, business mix, markets served operations and other characteristics, that affect trading prices of the various companies being compared.

Although no exactly analogous publicly traded companies exist, Imperial Capital selected financial information and multiples from the ten small cap publicly traded companies in the Access Control sector listed below.

•	Axis AB;

•	Gunnebo AB;

•	GVI Security Solutions Inc.;

•	Kaba Holding AG;

•	Magal Security Systems Ltd.;

•	MDI Inc.;

•	Napco Security Systems Inc.;

•	Primion Technology AG;

•	Vicon Industries Inc.; and

•	Visonic Group.

Based on percent of contribution by latest twelve-month (“LTM”) Revenues and LTM EBITDA, a multiple range was developed. Using a range of LTM Revenue multiples resulted in an enterprise value of $10.4 million to $19.9 million. Using a range of LTM EBITDA multiples resulted in an enterprise value of $6.5 million to $7.4 million. Using a industry range of calendar year 2009 revenue multiples resulted in an enterprise value of $11.7 million to $22.0 million. Using an industry range of calendar year 2009 EBITDA multiples resulted in an enterprise value of $18.5 million to $21.9 million.

Comparable Transaction Analysis

Comparable transaction analysis seeks to use publicly disclosed transaction data of precedent merger and acquisition transactions as a proxy for the transaction metrics of Hirsch. Imperial Capital used available market data to select universes of comparable mergers and acquisitions based on the following selection criteria:

•	comparable industry;

•	comparable products and services; and/or

•	recently closed transactions.

No company or transaction utilized in the comparable transaction analysis is identical to Hirsch or SCM or the Merger. In evaluating the comparable transactions Imperial Capital made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Hirsch and SCM, such as the impact of competition on the business of Hirsch and SCM or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Hirsch or SCM or the industry or in the financial markets in general, which could affect the public trading value of the companies and the equity value of the transactions to which they are being compared.

Based on public and other available information, Imperial Capital applied the financial metrics for the following comparable transactions to Hirsch’s financial metrics to develop valuation ranges.

Date Closed	Name of Acquirer	Name of Target

7/08/2008(1)	BATM Advanced Communications Ltd.	Vigilant Technology
10/21/08	ESML (EQT)	Securitas Direct Oy
10/01/08	Stanley Works	Générale de Protection
08/28/08	Vislink plc	Pacific Microwave Research, Inc.
07/18/08	Stanley Works (NYSE:SWK)	Sonitrol Corporation
07/02/08	ADT Security Services, Inc.	Intercon Security and Security Services & Technologies
06/04/08	G4S plc	Touchcom, Inc.
03/05/08	L-1 Identity Solutions Inc.	Bioscrypt Inc.
02/29/08	Bosch Security Systems, Inc.	Extreme CCTV Inc.
11/12/07	EQT Partners AB, Investment AB Latour, Melker Schorling AB and Sak I AB	Securitas Direct Oy
09/05/07	Hutton Collins & Company Ltd.	Everest Ltd.
08/01/07	Schneider Electric SA	Pelco, Inc.
05/14/07	Linear LLC	International Electronics Inc.
03/30/07	United Technologies	Initial Electronic Security Systems
01/16/07	Stanley Works (NYSE:SWK)	HSM Electronic Protection Services, Inc.
12/01/06	Corel Corp.	InterVideo, Inc.
11/01/06	Schneider Electric SA	Get Group PLC
10/08/06	Danaher Corp.	Vision Systems Ltd.
10/01/06	VASCO Data Security International, Inc.	Able NV
09/03/06	Assa Abloy AB	Fargo Electronics
09/01/06	Hitec Industries AS	Salem Automation Ltd.
08/01/06	Kaba Holding AG	Computerized Security Systems (Masco Corp.)
07/01/06	Schneider Electric SA	Invensys Building Systems, Inc. (Invensys PLC)
07/01/06	L-3 Communications Holdings, Inc.	TRL Electronics PLC
07/01/06	Extreme CCTV, Inc.	Forward Vision CCTV Ltd.
06/01/06	Teleste Oyj	Suomen Turvakamera Oy
05/01/06	UniVision Engineering Ltd.	T-Com Tech. Co. Ltd.
04/01/06	Central Service Systems	Toyo Media Links
01/01/06	Upper Point Manufacturing Ltd. (Private Group)	Upperpoint Manufacturing Ltd.
01/01/06	Integrian, Inc.	Innovonics Ltd.
12/01/05	Honeywell Industries	First Technology
11/01/05	Securidev SA	DOM Sicherheitstechnik (The Black & Decker Corp.)
08/01/05	Integrian, Inc.	Digital Safety Technologies
07/01/05	CBORD Group	Diebold Card Systems (Diebold)
05/01/05	Axsys Technologies	Diversified Optical Products, Inc.
04/01/05	United Technologies	Kidde plc
03/01/05	General Electric	Edwards Systems Technology
03/01/05	United Technologies	Lenel

(1)	Announced.

Based on LTM Revenues and LTM EBITDA, a multiple range was developed. Using a range of LTM Revenue multiples resulted in an enterprise value of $44.8 million to $54.3 million. Using a range of LTM EBITDA multiples resulted in an enterprise value of $11.7 million to $12.6 million.

Summary Analysis

Based on the foregoing analysis, Imperial Capital concluded that as of December 10, 2008, the Aggregate Consideration to Non-Insiders was fair, from a financial point of view, to the Non-Insider Shareholders.

The material analyses performed by Imperial Capital have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Imperial Capital. Imperial Capital did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Imperial Capital considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole.

The analyses Imperial Capital conducted do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Imperial Capital relied on management-prepared projections of future performance for Hirsch and SCM. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Imperial Capital’s opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Hirsch or the effect of any other business combination in which Hirsch might engage.

Other

Imperial Capital’s opinion should not be construed as creating any fiduciary duty on its part to any party to the Merger. Imperial Capital did not act as financial advisor to the board of directors of Hirsch or SCM or to any other party to the Merger. Imperial Capital will not receive any consideration or other compensation that is contingent upon the successful completion of the Merger. Imperial Capital received a fee for providing its opinion, which was paid by Hirsch. Hirsch has also agreed to reimburse Imperial Capital’s expenses incurred in rendering its opinion and to indemnify Imperial Capital against certain liabilities arising out of Imperial Capital’s engagement in connection therewith. Imperial Capital’s fee was not contingent upon consummation of the Merger. Imperial Capital does not actively trade the debt or equity securities of SCM or Hirsch for its own accounts or for the accounts of customers. There is no material relationship that existed during the past two years or is mutually understood to be contemplated in which any compensation was received or is intended to be received by Imperial Capital as a result of the relationship between Imperial Capital, SCM, Hirsch, or any other party to the Merger. However, Imperial Capital is regularly engaged in a broad range of investment banking and financial advisory activities, including activities relating to corporate finance, mergers and acquisitions, leveraged buyouts and private placements, and thus may provide investment banking, financial advisory and other financial services to the SCM, Hirsch, and other participants in the Merger and/or certain of their respective affiliates in the future, for which Imperial Capital may receive compensation.

As discussed above in this section, Egis Capital, an investment fund that is managed by a general partnership that certain principals of Imperial Capital are members of made a preliminary offer to purchase the assets of Hirsch, which offer was rejected by Hirsch in April 2008.

Interests of SCM Directors and Executive Officers in the Merger

To the knowledge of SCM, no director or executive officer of SCM, nor any of their affiliates, have any interests in the Merger that differ from, or are in addition to, their interests as SCM stockholders. As of the record date for the SCM special meeting, the directors and executive officers of SCM, together with their affiliates, owned in the aggregate approximately 1,683,452 shares of SCM common stock, entitling them to exercise approximately 11% of the voting power of the SCM common stock at the SCM special meeting. SCM cannot complete the Merger unless the issuance of the shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares of SCM common stock voting at the SCM special meeting.

In addition, as of the record date for the SCM special meeting, the directors and executive officers of SCM, together with their affiliates, held in the aggregate options to purchase approximately 404,096 shares of SCM common stock. These options and any shares of SCM common stock issued upon the exercise thereof will not be entitled to vote at the SCM special meeting.

Interests of Hirsch Directors and Executive Officers in the Merger

In considering the recommendation of the Hirsch board of directors with respect to adopting the Merger Agreement, Hirsch shareholders should be aware that certain members of the Hirsch Board of Directors and certain executive officers of Hirsch have interests in the Merger that may be different from, or in addition to, interests they may have as Hirsch shareholders. The Hirsch board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Merger Agreement and the Merger, and to recommend that the Hirsch shareholders approve the Hirsch proposals to be presented to the Hirsch shareholders for consideration at the Hirsch special meeting as contemplated by this joint proxy statement/information statement and prospectus.

Ownership Interests

As of the record date for the Hirsch special meeting, the directors and executive officers of Hirsch, together with their affiliates, owned in the aggregate approximately 1,021,456 of the shares of Hirsch common stock, entitling them to exercise approximately 22% of the voting power of the Hirsch common stock at the Hirsch special meeting. Hirsch cannot complete the Merger unless the Merger is approved by the affirmative vote of the holders of a majority of the outstanding Hirsch common stock as of the record date for the Hirsch special meeting. Each current Hirsch director and all of Hirsch’s executive officers, and their affiliates, have entered into an irrevocable proxy and voting agreement in connection with the Merger and have granted irrevocable proxies appointing SCM their lawful proxy and attorney-in-fact to vote at any meeting of Hirsch shareholders called for purposes of considering whether to approve the Merger and Merger Agreement. For a more detailed discussion of the voting agreement see the section entitled “Certain Agreements Related to the Merger — Irrevocable Proxy and Voting Agreement” in this joint proxy statement/information statement and prospectus.

In addition, as of the record date for the Hirsch special meeting, the directors and executive officers of Hirsch, together with their affiliates, held in the aggregate options and warrants to purchase approximately 57,000 shares of Hirsch common stock. These options and warrants and any shares of Hirsch common stock issued upon the exercise thereof will not be entitled to vote at the Hirsch special meeting.

Hirsch has previously granted compensatory warrants to purchase shares of Hirsch common stock to each of Eugene Mak, Maury Polner and Doug Morgan (each, a director of Hirsch), and to an affiliate of Ayman Ashour, a former director of Hirsch, for their services as directors of Hirsch. As of the date of this joint proxy statement/information statement and prospectus, compensatory warrants to purchase 50,000 shares of Hirsch common stock were outstanding. As listed on the following table, holders of these warrants to purchase Hirsch common stock could exercise these warrants to purchase shares of Hirsch common stock prior to the closing of the Merger.

	Number of Hirsch
	Shares Subject to		Exercise Price per
Name	Warrant	Issue Date	Hirsch Share

Eugene Mak	2,000	5/6/1999	$9.00
Eugene Mak	2,000	5/3/2000	$9.50
Eugene Mak	2,000	5/3/2001	$8.00
Eugene Mak	2,000	5/2/2002	$8.00
Eugene Mak	2,000	5/8/2003	$8.00
Eugene Mak	3,000	5/5/2004	$8.00
Eugene Mak	3,000	5/6/2005	$9.50
Eugene Mak	3,000	6/14/2006	$9.50
Eugene Mak	3,000	6/13/2007	$10.00
Doug Morgan	3,000	6/13/2007	$10.00
Newton International Management, LLC	3,000	6/13/2007	$10.00
Maury Polner	2,000	5/6/1999	$9.00
Maury Polner	2,000	5/3/2000	$9.50
Maury Polner	2,000	5/3/2001	$8.00
Maury Polner	2,000	5/2/2002	$8.00
Maury Polner	2,000	5/8/2003	$8.00
Maury Polner	3,000	5/5/2004	$8.00
Maury Polner	3,000	5/6/2005	$9.50
Maury Polner	3,000	6/14/2006	$9.50
Maury Polner	3,000	6/13/2007	$10.00

The Merger Agreement provides that each of the Hirsch warrants which has not been exercised as of the effective time of the Merger will convert into warrants to purchase SCM common stock subject to certain restrictions. For a more detailed discussion of the Hirsch warrants and conversion see the section entitled “The Merger Agreement — Merger Consideration — Treatment of Hirsch Options and Warrants” and “Certain Agreements Related to the Merger — Warrants” in this joint proxy statement/information statement and prospectus.

Warrant Compensation to Hirsch Outside Directors

The outside directors of Hirsch (i.e., directors other than Lawrence W. Midland) have not been compensated for their services as directors of Hirsch for periods after May 2007. The Merger Agreement provides that upon consummation of the Merger, SCM will issue warrants to purchase shares of SCM common stock to Eugene Mak, Maury Polner and Doug Morgan (each, a director of Hirsch), and to Ayman Ashour, a former director of Hirsch, with the number of shares subject to the warrants to be determined based on what otherwise would have been the result of the conversion under the Merger Agreement of warrants to purchase 3,000 shares of Hirsch common stock. The exercise price of the warrants will be $3.00 per share of SCM common stock.

Employment Agreements

In connection with the Merger, each of Lawrence W. Midland, Robert Beliles, John Piccininni and Robert Zivney, the executive officers of Hirsch, have entered into an employment agreement with Hirsch to become effective upon the effective time of the Merger. The employment agreements set forth the terms of such individuals’

employment with the Surviving Subsidiary and, with respect to Mr. Midland, SCM, after the effective time of the Merger. As a condition to the obligation of SCM to complete the Merger, three out of the four above described employment agreements, including the employment agreement with Lawrence W. Midland, must remain in effect as of the closing date of the Merger. For a more detailed discussion of the employment agreements with the Hirsch executive officers, see the section entitled “Certain Agreements Related to the Merger — Employment Agreements with Hirsch Executive Officers” in this joint proxy statement/information statement and prospectus.

Interests in the Settlement Agreement

Effective November 1994, Hirsch entered into a settlement agreement with two limited partnerships Keyboards and Networks Hirsch had previously obtained funding and the exclusive rights to certain patents and technology from Secure Keyboards, Ltd. (in 1981) and Secure Networks, Ltd. (in 1986). The settlement agreement provides that (as a clarification of the agreements entered into in 1981 and 1986), Hirsch is obligated to pay royalties based on Hirsch gross revenues to Secure Keyboards, Ltd. for the period from December 1, 1994 to December 31, 2020 and to Secure Networks, Ltd. for the period from December 1, 1994 to December 31, 2011.

The following individuals, each of whom is a director of Hirsch, hold an interest in Secure Keyboards, Ltd. and/or Secure Networks, Ltd. as set forth in the table below:

		Interest in Secure	Interest in Secure
Name	Position	Keyboards	Networks

Lawrence W. Midland	Hirsch Director and President	29.93%	6.59%
Eugene Mak	Hirsch Director	0.94%	2.73%
Doug Morgan	Hirsch Director	0.00%	16.36%

Lawrence W. Midland is also one of four general partners of Secure Keyboards, Ltd. and one of two general partners of Secure Networks, Ltd.

To the extent that consummation of the Merger results in an increase in the amount of Hirsch revenues, the amount of royalties payable under the settlement agreement will increase.

Keyboards and Networks Letters of Understanding

In connection with the signing of the Merger Agreement, Robert J. Parsons and Lawrence W. Midland, as two of the four general partners of Keyboards, delivered a letter of understanding to SCM, as amended and restated. In addition, Robert J. Parsons and Lawrence W. Midland, as the two general partners of Networks, delivered a substantially similar letter of understanding to SCM, as amended and restated. For more information regarding the letter of understanding delivered to SCM, see the section entitled “Certain Agreements Related to the Merger — Keyboards and Networks Letters of Understanding” in this joint proxy statement/information statement and prospectus.

Among other conditions, the obligation of SCM and Merger Subs to complete the Merger is subject to SCM’s receipt or waiver of the following consents related to the settlement agreement and related letters of understanding:

•	the consent to the Merger and waiver of any rights to notice by Keyboards and Networks pursuant to the terms of the Settlement Agreement, executed by each respective general partner; and

•	the consent of each of the two other of the four general partners of Keyboards who have not delivered a consent to become a party to and bound by the letter of understanding delivered to SCM by Robert J. Parsons and Lawrence W. Midland, as general partners of Keyboard.

On February 9, 2009 and February 11, 2009, counsel representing the two general partners of Keyboards who are not currently a party to the letter of understanding sent communications to SCM and Hirsch objecting to the letter of understanding, and indicating that the two general partners will not sign the letter of understanding. There can be no assurance that any disagreements relating to the letter of understanding can be resolved amicably between the parties. If the parties are not able to resolve the matter, a condition to SCM’s obligation to close the Merger will not be satisfied and, if SCM decides not to waive this condition, the Merger will not be consummated.

If SCM decides to waive this closing condition and the Merger is consummated without the consent of the two other general partners of Keyboards, SCM and Hirsch face the risk of litigation being brought by these two general partners relating to the settlement agreement and the amount of royalties to which Keyboards is entitled. There is no guarantee that SCM and Hirsch will prevail in any such litigation and SCM’s results of operations may be materially harmed as a result of the litigation, in addition to diverting management’s attention away from operations to attend to the litigation.

For a more detailed discussion of the settlement agreement and the letters of understanding see the sections entitled “Certain Agreements Related to the Merger — Settlement Agreement” and “Certain Agreements Related to the Merger — Keyboards and Networks Letters of Understanding” in this joint proxy statement/information statement and prospectus.

Appointment of Lawrence W. Midland to SCM Board of Directors

The Merger Agreement provides that, as a condition precedent to Hirsch’s obligation to close the Merger, Lawrence W. Midland, a Hirsch director and the President of Hirsch, will be appointed to the SCM board of directors immediately following the effective time of the Merger. The Stockholder Agreement permits the stockholders who are parties to the agreement to vote at their discretion regarding the re-election or non-removal of Lawrence M. Midland to or from the SCM board of directors, which is an exception from their other obligations pursuant to the Stockholder Agreement to vote, for a period of three years beginning on the effective date of the Merger, in favor of electing directors, or to vote to remove directors, in each case as recommended by SCM’s board of directors. In the event that Lawrence W. Midland is not nominated for re-election at the 2009 annual meeting of SCM stockholders, or is otherwise involuntarily removed without cause from SCM’s board of directors, the voting obligation under the Stockholder Agreement to vote in accordance with the SCM board of directors’ recommendation terminates.

Hirsch EMEA, Inc. Stock Purchase

As a condition to the closing of the Merger, Hirsch entered into a Stock Purchase and Sale Agreement, dated December 15, 2008, for the purchase of the approximately 70.6% of the outstanding shares of capital stock of Hirsch EMEA, Inc., a British Virgin Island corporation, not already owned by Hirsch. One of the parties from which Hirsch purchased shares of Hirsch EMEA, Inc. was tSecu, LLC, a Massachusetts limited liability company which is an affiliate of Ayman Ashour, a former director of Hirsch. Under the terms of the Stock Purchase and Sale Agreement, tSecu, LLC, received $260,000 and 52,000 shares of Hirsch (now held by Mr. Ashour) in exchange for the approximately 37.5% of the outstanding Hirsch EMEA, Inc. shares owned by tSecu, LLC. Nicola Caletti, President of Hirsch EMEA, Inc., received $240,000 and 48,000 shares of Hirsch in exchange for the approximately 33% of the outstanding Hirsch EMEA, Inc. shares owned by him. Pursuant to the terms of the Stock Purchase and Sale Agreement, Hirsch also acquired options to purchase all or any portion of the outstanding capital of a Hirsch EMEA, Inc. subsidiary. This transaction closed on December 15, 2008 and Hirsch EMEA, Inc. is now a wholly-owned subsidiary of Hirsch. For a more detailed discussion of the Hirsch EMEA purchase, see the section entitled “Certain Agreements Related to the Merger — Settlement Agreement” and “Certain Agreements Related to the Merger — Hirsch EMEA, Inc. Stock Purchase” in this joint proxy statement/information statement and prospectus.

Indemnification of Hirsch Officers and Directors

The Merger Agreement provides that, for a period of three years following the effective time of the Merger, and to the extent of insurance coverage, for three additional years, the surviving entity of the Merger will, to the fullest extent permitted by law, indemnify and hold harmless the Hirsch directors and officers serving as of the date of the Merger Agreement against all claims, losses, liabilities, damages, judgments, costs and expenses, including reasonable attorneys’ fees, actually and reasonably incurred and arising from any claim, action, suit, proceeding or investigation pertaining to the fact that such person is or was a director or officer of Hirsch, subject to certain exceptions.

The Merger Agreement also provides that, for a period of six years following the effective time of the Merger, the surviving entity of the Merger will maintain, in effect, a directors’ and officers’ liability insurance policy covering the directors and officers of Hirsch, with coverage in amount and scope at least as favorable as the coverage under the existing Hirsch policy at the time the Merger becomes effective; provided, that the aggregate premiums for such policy do not exceed $50,000.

Merger Consideration

At the effective time of the Merger, each share of Hirsch common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held by SCM or the Merger Subs, (ii) shares held by Hirsch as treasury stock, and (iii) any dissenting shares), will be automatically converted into and thereafter represent the right to receive $3.00 cash, without interest and less any applicable withholding taxes, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise price equal to $3.00 per share and a five year term, exercisable for two years following the third anniversary of the effective time of the Merger (the “merger consideration”). The merger consideration will be appropriately and proportionately adjusted to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares with respect to SCM common stock between the date of the Merger Agreement and the effective time of the Merger.

In addition, as provided for by the Merger Agreement, the maximum aggregate amount of merger consideration that SCM is required to pay in connection with the merger, excluding any amount that SCM is required to pay with respect to dissenting shares, is equal to the “maximum number” of Hirsch shares permitted under the Merger Agreement, multiplied by each component of the merger consideration described above. This “maximum number” of Hirsch shares is calculated to be equal to the sum of 4,705,735 Hirsch shares, plus shares issued in connection with the exercise of options and warrants between the date of the Merger Agreement and the closing of the Merger, minus the number of dissenting shares, minus shares held by SCM or Merger Subs and Hirsch shares held by Hirsch as treasury stock. In the event that the actual number of shares of Hirsch common stock at the effective time of the Merger exceeds the “maximum number” of Hirsch shares, then the aggregate merger consideration will be allocated pro rata among the actual number of shares of Hirsch common stock outstanding at the effective time in lieu of the per share allocation described in the paragraph above.

Treatment of Options and Warrants

Treatment of Options

At the effective time of the Merger, each option to purchase shares of Hirsch common stock outstanding and unexercised immediately prior to the effective time of the Merger will be terminated and cancelled, and neither SCM, the Merger Subs, nor the surviving entity will assume or be bound by any obligation with respect to such options.

The following table lists all of the options to purchase shares of Hirsch common stock that are outstanding as of February 10, 2009. Holders of these options to purchase Hirsch common stock could exercise these options to purchase shares of Hirsch common stock prior to the closing of the Merger.

	Number of Hirsch
	Shares Subject to		Exercise Price per
Name	Option	Issue Date	Hirsch Share

Charles Baden	5,000	4/6/1999	$9.00
Patrick Chao	4,000	4/6/1999	$9.00
Patrick Chao	2,500	6/8/2004	$8.00
Chhiv Chauv	2,500	6/8/2004	$8.00
Cynthia L. Doyle	5,000	1/31/2003	$8.00
Anthony Scott Elliott	5,000	1/31/2003	$8.00
Patrick Finnegan	5,000	4/9/2004	$8.00
Thomas S. Friesema	5,000	1/31/2003	$8.00
Delfino Gonzales	3,000	7/13/1999	$9.00
Randall S. Lehman	5,000	1/31/2003	$8.00
Keith Milleson	8,000	4/6/1999	$9.00
Bernice E. Noriz	5,000	1/31/2003	$8.00
Douglas H. Smith	5,000	1/31/2003	$8.00
Lars Suneborn	5,000	4/6/1999	$9.00
Robert C. Zivney	10,000	2/2/2006	$9.50

Treatment of Warrants

At the effective time of the Merger, the Merger Agreement provides that each warrant to purchase shares of Hirsch common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger will be converted into a warrant to purchase the number of shares of SCM common stock equal to the number of shares of Hirsch common stock that could have been purchased upon the full exercise of such warrant, multiplied by the conversion ratio, rounded down to the nearest whole share. The per share exercise price for each new warrant to purchase SCM common stock will be determined by dividing the per share exercise price of the Hirsch common stock subject to each warrant as in effect immediately prior to the effective time of the Merger by the conversion ratio, and rounding that result up to the nearest cent.

Conversion Ratio

As used in this joint proxy statement/information statement and prospectus, the term “conversion ratio” means the quotient obtained by dividing the aggregate value of the merger consideration per share, divided by the 30-day volume weighted average price of SCM’s common stock (as reported on the NASDAQ Stock Market) during the 30 days preceding the day prior to the day of the effective time of the Merger. The warrants will be valued using the Black-Scholes American option model.

By way of illustration only, based on the 30-day volume weighted price of SCM’s common stock $2.54, and the aggregate value of the merger consideration per share was estimated to be $8.38 (calculated as the cash merger consideration per share, plus the 30-day volume weighted price of SCM’s common stock, plus the estimated value of the warrant merger consideration per share value, based on Black-Scholes valuation modeling), the “conversion ratio” would be equal to 3.29 (the quotient obtained by dividing $8.38 by $2.54). Applying this ratio to 3,000 warrants to purchase shares of Hirsch common stock each with an exercise price of $10.00 per share, would result in warrants to purchase 9,877 shares of SCM common stock (the result of 3,000 warrants multiplied by the conversion ratio) with an exercise price of $3.04 per share (the result of $10.00 per share exercise price divided by the conversion ratio).

The conversion ratio to be actually used in connection with the Merger will be determined as of the effective time of the Merger and may be different than as calculated above.

Letter of Transmittal; Exchange of Shares

Prior to the effective time of the Merger, SCM will deposit with a paying agent reasonably acceptable to Hirsch, cash, stock certificates and warrants sufficient to pay the merger consideration for each outstanding share of Hirsch common stock and warrants to exchange for the outstanding warrants to purchase Hirsch common stock. As soon as reasonably practicable after the completion of the Merger, the paying agent will mail a letter of transmittal and instructions to each holder of record as of immediately prior to the effective time of the Merger of Hirsch common stock and warrants to purchase Hirsch common stock. The letter of transmittal and instructions will inform holders of Hirsch common stock and warrants to purchase Hirsch common stock how to surrender their Hirsch common stock certificates and Hirsch warrant certificates in exchange for receiving merger consideration or warrants to purchase shares of SCM common stock, as the case may be. Until surrendered, no portion of the merger consideration or warrants to purchase shares of SCM common stock will be paid to any holder of any Hirsch stock or warrant certificate.

If any Hirsch stock certificate or Hirsch warrant certificate has been lost, stolen or destroyed, SCM may, in its discretion, and as a condition to the delivery of merger consideration or warrants to purchase shares of SCM common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed, provide an indemnification agreement and, if determined by SCM in good faith to be necessary, to post a bond indemnifying SCM against any claim suffered by SCM or the Merger Subs with respect to the certificates alleged to have been lost, stolen or destroyed.

After the effective time of the Merger, Hirsch’s transfer books will be closed and there will be no further transfers of any shares of Hirsch’s common stock that were outstanding immediately prior to the effective time, and each holder of a certificate representing any shares of Hirsch common stock or warrants to purchase shares of Hirsch common stock will no longer have any rights with respect to such shares or warrants, except for the right to receive, for each share or warrant represented by the certificate, the applicable merger consideration or warrants to purchase shares of SCM common stock as described above.

Appraisal Rights and Dissenters’ Rights

Rights of SCM Stockholders

SCM stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Rights of Hirsch Shareholders

Hirsch shareholders are entitled to exercise dissenters’ rights in connection with the Merger under the provisions of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code relating to the rights of dissenting shareholders in the context of a merger.

The discussion below is not a complete summary regarding the dissenters’ rights of Hirsch shareholders under the California Corporations Code, and is qualified in its entirety by reference to the text of the relevant provisions of the California Corporations Code attached to this joint proxy statement/information statement and prospectus as Annex O. Hirsch shareholders intending to exercise dissenters’ rights should carefully review Annex O. Failure to follow precisely any of the statutory procedures set forth in Annex O may result in loss or waiver of dissenters’ rights. This summary does not constitute legal or other advice, nor is it a recommendation that Hirsch shareholders exercise dissenters’ rights under California law.

Even though a Hirsch shareholder wishing to exercise dissenters’ rights may be required to take certain actions before the effective time of the Merger, if the Merger Agreement is later terminated and the Merger is abandoned, no shareholder of Hirsch will have the right to any payment from Hirsch by reason of having taken that action. The following discussion is subject to this qualification.

Within ten days after the approval of the Merger by Hirsch shareholders, Hirsch will mail a notice of approval to each holder of Hirsch common stock who did not vote their shares of Hirsch common stock in favor of the Merger. This notice of approval must include a statement of the price determined by Hirsch to be the relevant fair market value of the shares of Hirsch common stock, which statement will constitute an offer by Hirsch to purchase shares of Hirsch common stock that qualify as “dissenting shares” at the stated price if the Merger becomes effective, unless such shares lose their status as “dissenting shares” under Section 1309 of the California Corporations Code. Chapter 13 of the California Corporations Code provides that the fair market value, for this purpose, is determined as of the day before the first announcement of the Merger, excluding any appreciation or depreciation as a consequence of the announcement of the Merger. The notice of approval must also include a brief description of the procedures to be followed by Hirsch shareholders who wish to exercise their dissenters’ rights and a copy of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code.

To exercise dissenters’ rights as to any of your shares of Hirsch common stock in connection with the Merger, you must not vote the Hirsch shares in favor of either the Merger or the Merger Agreement, and you must make a written demand to have Hirsch purchase your Hirsch shares at their fair market value.

The written demand must:

•	be received by Hirsch within 30 days after the date on which the notice of approval is mailed to you by Hirsch (as described above);

•	specify the number and class of Hirsch shares held of record by you which you demand Hirsch purchase;

•	state that you are demanding purchase of your Hirsch shares and payment of their fair market value; and

•	include a statement of the price you claim to be the fair market value of the Hirsch shares as of the day before the announcement of the terms of the Merger, which statement will constitute an offer by you to sell your Hirsch shares to Hirsch at that price.

All written demands should be addressed to:

Hirsch Electronics Corporation
1900 Carnegie Avenue, Building B
Santa Ana, California 92705
Attention: President

In addition, within 30 days after the date on which the notice of approval is mailed to you by Hirsch, you must submit to Hirsch or its transfer agent the stock certificate(s) representing the Hirsch shares as to which you wish to exercise dissenters’ rights.

Under Chapter 13 of the California Corporations Code, a dissenting Hirsch shareholder may not withdraw the demand for payment of the fair market value of the shareholder’s dissenting Hirsch shares in cash unless Hirsch consents.

If the shareholder and Hirsch agree that the shares of Hirsch common stock as to which the shareholder is seeking dissenters’ rights qualify as dissenting shares and also agree upon the price to be paid to purchase the Hirsch shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between Hirsch and any dissenting Hirsch shareholder must be filed with the Secretary of Hirsch.

However, if Hirsch disputes that the shareholder’s Hirsch shares qualify as “dissenting shares” or Hirsch and the dissenting shareholder fail to agree upon the fair market value of the dissenting shares, then within six months after the date on which Hirsch mailed the notice of approval, the Hirsch shareholder must either file a complaint in the California Superior Court of the proper county requesting the court to make these determinations or intervene in a pending action brought by another dissenting Hirsch shareholder. If the dissenting Hirsch shareholder does not file a complaint or intervene in a pending action within the specified six-month period, the dissenters’ rights are lost.

If the court determines that the shareholder’s Hirsch shares qualify as “dissenting shares,” then, following determination of their fair market value, Hirsch will be obligated to pay the dissenting Hirsch shareholder the fair market value of the Hirsch shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Hirsch of the stock certificate(s) for the Hirsch shares as to which the dissenters’ rights are being exercised. Any party may appeal from the judgment.

In determining the fair market value of the dissenting Hirsch shares, the court may appoint one or more impartial appraisers to make the determination. Within ten days of their appointment, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Hirsch and dissenting Hirsch shareholder as the court deems equitable. However, if the appraisal of the fair market value of the Hirsch shares exceeds the price offered by Hirsch in the notice of approval, then Hirsch shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Hirsch, then the court may in its discretion impose additional costs on Hirsch, including attorneys’ fees, fees of expert witnesses and interest.

Hirsch shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their Hirsch common stock determined under Chapter 13 of the California Corporations Code could be more than, the same as or less than the value of merger consideration to be paid in connection with the Merger, as set forth in the Merger Agreement. Also, Hirsch reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of the Hirsch common stock is less than the value of the merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Hirsch shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any Hirsch shareholder who fails to comply with the requirements of Chapter 13 of the California Corporations Code, attached as Annex O to this joint proxy statement/information statement and prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.

The Merger Agreement provides that SCM will not be required to complete the Merger if dissenters’ rights have been exercised with respect to 10% or more, in the aggregate, of all outstanding Hirsch common stock. As a result, exercise of dissenters’ rights with respect to 10% or more of the outstanding shares of Hirsch common stock could prevent the Merger from going forward. SCM is entitled to waive this requirement and permit the Merger to proceed even if 10% or more of the outstanding Hirsch common stock exercise dissenters’ rights.

NASDAQ Listing of SCM Shares Issued in Connection with the Merger

SCM will use commercially reasonable efforts to cause all shares of SCM common stock to be issued in connection with the Merger and all shares of SCM common stock to be issued upon exercise of the warrants to purchase shares of SCM common stock to be listed on the NASDAQ Stock Market and the Prime Standard of the Frankfurt Stock Exchange as of the effective time of the Merger, and the Merger Agreement provides that neither SCM nor Hirsch will be required to complete the Merger if the shares of SCM common stock to be issued in connection with the Merger are not approved for listing, subject to notice of issuance, on the NASDAQ Stock Market.

Effective Time of the Merger

The Merger will be completed and become effective at the time Merger Sub 1 merges with and into Hirsch and the certificate of merger is filed with the Secretary of State of the State of Delaware. The parties intend to complete the Merger as soon as practicable following the approval and adoption of the Merger Agreement and the issuance of the shares of SCM common stock in connection with the Merger by each of the Hirsch shareholders and SCM stockholders, respectively, and the satisfaction or waiver of the conditions to closing of the Merger set forth in the Merger Agreement. The parties to the Merger Agreement currently anticipate that the Merger will be completed sometime in the first half of 2009. However, because the Merger is subject to a number of conditions, the exact timing of the completion of the Merger cannot be determined with any certainty, if it is completed at all.

As soon as reasonably practicable after Merger Sub 1 merges with and into Hirsch, Hirsch will merge with and into Merger Sub 2, with Merger Sub 2 as the surviving entity. As a result of the mergers, the business and assets of Hirsch will be held by a new Delaware limited liability company that will be a wholly-owned subsidiary of SCM.

The Board of Directors and Management of SCM and Hirsch Following the Merger

After completion of the Merger, the SCM board of directors will consist of eight directors, including Lawrence W. Midland, who is expected to join SCM’s board of directors immediately after the effective time of the Merger, filling an existing vacancy. SCM currently anticipates that the following individuals will serve as its board of directors immediately following completion of the Merger:

Name	Age	Position

Werner Koepf	67	Chairman of the Board
Dr. Hagen Hultzsch	68	Director
Steven Humphreys	47	Director
Dr. Hans Liebler	39	Director
Felix Marx	42	Chief Executive Officer and Director
Lawrence W. Midland	67	Executive Vice President and Director
Stephan Rohaly	44	Chief Financial Officer and Director
Simon Turner	57	Director

SCM and Hirsch have agreed that, upon completion of the Merger, SCM’s officers will remain as they existed prior to the Merger, with the exception that Lawrence W. Midland is expected to join the management of SCM as an Executive Vice President.

As a result of the Merger, the Surviving Subsidiary will be a new Delaware limited liability company and a wholly-owned subsidiary of SCM. The Surviving Subsidiary will have no directors and will be managed by SCM as the sole member.

Ownership of SCM Following the Merger

After the Merger, Hirsch will continue as a wholly-owned subsidiary of SCM, and Hirsch shareholders will no longer have any interest in Hirsch, but will have an equity stake in SCM, the new parent company of Hirsch’s operations. Immediately after the Merger, existing SCM stockholders are expected to own approximately 63% of the outstanding shares of SCM common stock and the former Hirsch shareholders are expected to own approximately 37% of the outstanding shares of SCM common stock. Upon attributing ownership to the former Hirsch’s shareholders of the shares of common stock that may be issued upon exercise of the warrants to purchase SCM common stock issued in the Merger and assuming no options to purchase Hirsch common stock are exercised prior to the consummation of the Merger, and assuming that existing SCM stockholders do not change their current stock and option holdings during such time, existing SCM stockholders and option holders would own approximately 55% of the common stock of SCM on a fully diluted basis and the former Hirsch shareholders would own approximately 45% of the common stock of SCM on a fully diluted basis.

For detailed information regarding the beneficial ownership of certain key stockholders of the combined company prior to and after consummation of the Merger, see the sections entitled “Principal Stockholders of SCM Microsystems” and “Principal Shareholders of Hirsch Electronics” in this joint proxy statement/information statement and prospectus.

Anticipated Accounting Treatment

SCM will account for the Merger as a purchase of the business, which means that the assets and liabilities of Hirsch will be recorded at their fair value and the results of operations of Hirsch will be included in SCM’s results from and after the effective time of the Merger. The purchase method of accounting is based on Financial Accounting Standard No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. Since SCM’s acquisition of Hirsch will close in fiscal year 2009, the provisions of SFAS No. 141(R) are applied.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion of material U.S. federal income tax consequences of the Merger to Hirsch shareholders and warrant holders is based on the Internal Revenue Code of 1986, as amended, the related Treasury regulations, administrative interpretations, and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the presently anticipated tax consequences of the Merger. This discussion applies only to Hirsch shareholders and warrant holders that hold their shares of Hirsch common stock and warrants to purchase shares of Hirsch common stock, and will hold any shares of SCM common stock and warrants to purchase shares of SCM common stock received in exchange therefor, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion does not address all federal income tax consequences of the Merger that may be relevant to particular Hirsch shareholders or warrant holders, including shareholders or warrant holders that are subject to special tax rules. Some examples of shareholders and warrant holders that are subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of Hirsch common stock or warrants to purchase shares of Hirsch common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares or warrants indirectly through partnerships, trusts or other entities that may be subject to special treatment; and shareholders or warrant holders who acquired their shares of Hirsch common stock or warrants as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. HIRSCH SHAREHOLDERS AND WARRANT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Treatment of the Merger as a Reorganization

The parties have structured the Merger with the intent that it qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. The qualification of the Merger as a reorganization depends on compliance with the technical requirements of Section 368 including in particular whether Hirsch shareholders will receive a sufficient amount of SCM common stock to satisfy the “continuity of interest” test set forth in the Treasury regulations promulgated under Section 368. The “continuity of interest” test requires that, after the Merger, a substantial part of the value of the proprietary interests in Hirsch be maintained through the ownership of SCM common stock. Current Treasury regulations provide several examples in which a continuing proprietary interest is maintained where the target shareholders receive stock in the acquiring corporation worth 40% of the total consideration received. The Treasury regulations also provide that in determining whether a proprietary interest in an acquired corporation is preserved in an acquisition, the consideration issued to the shareholders of the acquired corporation shall be valued on the last business day before the signing of a binding contract providing for fixed consideration for the acquisition. SCM and Hirsch believe that under the Treasury regulations the value of the stock portion of the merger consideration as of the valuation date should represent 46.4% of the total estimated value of the merger consideration based on the trading price of SCM stock, amount of cash consideration and a value for the warrants based on a Black-Scholes analysis for valuing options. Such calculation does not take into account the lock-ups and other transfer restrictions described in the sections entitled “The Merger Agreement — Lock-Up,” “Certain Agreements Related to the Merger — Warrants,” and “Certain Agreements Related to the Merger — Stockholder Agreement” in this joint proxy statement/information statement and prospectus. Even assuming a substantial discount in the value of the stock portion of the merger consideration as a result of such lock-ups and other transfer restrictions, SCM and Hirsch still believe that the estimated value of such stock will exceed 40% of the total estimated value of the merger consideration as of the valuation date.

SCM and Hirsch, however, cannot assure you that the Internal Revenue Service will accept SCM’s and Hirsch’s position on the value of the shares of SCM common stock, the warrants to purchase shares of SCM common stock or the discounts, adjustments and other factors that have been used to arrive at such estimated values. If the Internal Revenue Service were to challenge the analysis and successfully contend that the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to Hirsch shareholders and warrant holders.

Tax Opinion at Closing

The Merger Agreement provides that a condition to the closing of the Merger is the receipt by the parties of an opinion of counsel to the effect that the Merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended with the tax consequences to the Hirsch shareholders described below. Such opinion of counsel will rely on customary representations and assumptions as to various factual matters, including the following: (i) that the value of the SCM common stock will constitute at least 40% of the value of all the consideration issued to Hirsch shareholders in the Merger, (ii) the Merger will take place in accordance with all of the terms and conditions of the Merger as described in this joint proxy statement/information statement and prospectus without the waiver or modification of any of those terms or conditions, (iii) none of SCM, Hirsch, or any related party acquires or redeems, in connection with the Merger, shares of SCM common stock issued to Hirsch shareholders pursuant to the Merger (other than pursuant to an open market stock repurchase program), (iv) after the Merger, SCM’s wholly-owned LLC will continue Hirsch’s historic business or will use a significant portion of Hirsch’s historic business assets in a business, and (v) there will be no material changes in Hirsch’s business operations prior to the closing of the Merger.

SCM does not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Merger. The opinion of counsel will not bind the courts or the Internal Revenue Service, nor will it preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinion. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. In addition, the opinion of counsel is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

The following are the material federal income tax consequences to Hirsch shareholders who receive their shares of SCM common stock, cash, and warrants to purchase shares of SCM common stock, and to Hirsch warrant holders who receive warrants to purchase shares of SCM common stock, pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Consequences to Hirsch Shareholders under Reorganization Treatment

If the Merger constitutes a reorganization, Hirsch shareholders who exchange Hirsch common shares for SCM common stock, cash, and warrants to purchase shares of SCM common stock pursuant to the Merger may recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the SCM common stock and warrants to purchase shares of SCM common stock received in the exchange over (ii) the tax basis of the Hirsch shares surrendered in the transaction. For this purpose, a Hirsch shareholder must calculate the gain or loss separately for each identifiable block of Hirsch Shares that such shareholder surrenders pursuant to the transaction, and a Hirsch shareholder cannot offset a loss realized on one block of such shares against a gain recognized on another block of such shares. Any gain recognized generally will be treated as capital gain, except that the shareholder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Internal Revenue Code of 1986, as amended).

The aggregate tax basis in the SCM common stock and warrants to purchase shares of SCM common stock received pursuant to the Merger will be equal to the aggregate tax basis in the shares of Hirsch common stock surrendered in the transactions, such basis to be allocated to the SCM common stock and warrants received based on their relative fair market values, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend. The holding period of the SCM common stock and warrants to purchase shares of SCM common stock received in the Merger by a holder of shares of Hirsch common stock will include the holding period of the shares of Hirsch common stock that he or she surrendered in exchange therefor. If a Hirsch shareholder has differing tax bases and/or holding periods in respect of the shareholder’s Hirsch common stock, the Hirsch shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of SCM common stock and warrants to purchase shares of SCM common stock that the Hirsch shareholder receives pursuant to the merger.

Consequences to Hirsch Warrant Holders under Reorganization Treatment

If the Merger constitutes a reorganization, Hirsch warrant holders who exchange their warrants to purchase shares of Hirsch common stock for warrants to purchase shares of SCM common stock pursuant to the Merger will be treated under Treasury Regulation Section 1.354-1(e) as receiving securities with no principal amount and as such will not recognize any gain or loss in the exchange. The aggregate tax basis in the warrants to purchase shares of SCM common stock received pursuant to the Merger will be equal to the aggregate tax basis in the warrants to purchase shares of Hirsch common stock surrendered in exchange therefor. The holding period of the warrants to purchase shares of SCM common stock received in the Merger will include the holding period of the warrants to purchase shares of Hirsch common stock surrendered in exchange therefor. If a Hirsch warrant holder has differing tax bases and/or holding periods in respect of its Hirsch warrants, the Hirsch warrant holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular warrants to purchase shares of SCM common stock that the Hirsch warrant holder receives pursuant to the Merger.

Consequences to SCM and Hirsch

Neither SCM nor Hirsch will recognize a gain or loss as a result of the Merger, except for any gain that might arise if SCM pays cash or property to Hirsch in connection with these transactions and such cash or property is not distributed to Hirsch shareholders. SCM does not expect any such gain to be material.

Consequences to SCM Shareholders

SCM shareholders will not recognize gain or loss as a result of the Merger, whether or not the Merger qualifies as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Consequences to Hirsch Shareholders and Warrant Holders if Merger is Treated as a Fully Taxable Transaction

If for any reason the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to Hirsch shareholders and warrant holders. In such case, Hirsch shareholders and warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in the shares of Hirsch common stock and the warrants to purchase shares of Hirsch common stock, as the case may be, surrendered in the Merger. The aggregate tax basis in the SCM common stock and warrants to purchase shares of SCM common stock received pursuant to the Merger will be equal to the fair market value of such stock and warrants at the time of the Merger. The holding period of such SCM common stock and warrants to purchase shares of SCM common stock will begin on the date immediately following the date of the Merger.

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for shares of Hirsch common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE MERGER AGREEMENT

This section is a summary of the material provisions of the Merger Agreement. Because it is a summary, it does not include all the information that may be important to you. We encourage you to read carefully the entire copy of the Merger Agreement, which, with the exception of schedules and exhibits, is attached as Annex A to this joint proxy statement/information statement and prospectus, before you decide how to vote.

General

Pursuant to the Merger Agreement, through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM. The Merger Agreement provides that Deer Acquisition, Inc., a California corporation and wholly-owned subsidiary of SCM (“Merger Sub 1”), will merge with and into Hirsch, with Hirsch as the surviving corporation. As soon as reasonably practicable thereafter, Hirsch will merge with and into Hart Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of SCM (“Merger Sub 2”), with Merger Sub 2 as the surviving entity. As a result of the mergers, the business and assets of Hirsch will be held by a new Delaware limited liability company and a wholly-owned subsidiary of SCM (the “Surviving Subsidiary”). In exchange for their shares of Hirsch common stock and warrants to purchase shares of Hirsch common stock, the securityholders of Hirsch will receive cash, shares of SCM common stock and/or warrants to purchase shares of SCM common stock.

Merger Consideration

At the effective time of the Merger, each share of issued and outstanding Hirsch common stock existing immediately prior to the effective time of the Merger shall, without any action on the part of the shareholder thereof, automatically be retired and cease to exist and be converted into the right to receive $3.00 cash, without interest and less any applicable withholding taxes, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise of $3.00 with a five-year term that is exercisable for two years following the third anniversary of the effective time of the Merger (the “merger consideration”). Notwithstanding the foregoing, the Hirsch shares described below will not be converted into the merger consideration:

•	Hirsch shares owned by SCM or the Merger Subs — these Hirsch shares will be cancelled without consideration;

•	Hirsch shares held by Hirsch — these Hirsch shares will be cancelled without consideration; and

•	Hirsch shares which are held by shareholders properly demanding and perfecting dissenter’s rights pursuant to Sections 1300-1313 of the California Corporations Code (the “dissenting shares”) — these Hirsch shares will entitled to receive the consideration provided for pursuant to Sections 1300-1313 of the California Corporations Code.

The maximum aggregate amount of merger consideration that SCM is required to pay in connection with the Merger, excluding any amount that SCM is required to pay with respect to dissenting shares, is equal to the “maximum number” of Hirsch shares permitted under the Merger Agreement, multiplied by each component of the merger consideration described above. This “maximum number” of shares is calculated to be equal to the sum of 4,705,735 shares, plus shares issued in connection with the exercise of options and warrants to purchase shares of Hirsch common stock between the date of the Merger Agreement and the closing of the Merger, minus the number of dissenting shares, minus shares of Hirsch common stock held by SCM or Merger Subs and shares held by Hirsch as treasury stock. In the event that the actual number of shares of Hirsch common stock at the effective time of the Merger exceeds the “maximum number” of Hirsch shares, then the aggregate merger consideration will be allocated pro rata among the actual number of shares of Hirsch common stock outstanding at the effective time in lieu of the per share allocation described in the paragraph above.

Procedures for Exchange of Hirsch Stock Certificates and Warrant Certificates

Prior to the effective time of the Merger, SCM will deposit with a paying agent reasonably acceptable to Hirsch, cash, stock certificates and warrants sufficient to pay the merger consideration for each outstanding share of Hirsch common stock and warrants to exchange for the outstanding warrants to purchase Hirsch common stock. As soon as reasonably practicable after the completion of the Merger, the paying agent will mail a letter of transmittal and instructions to each holder of record as of immediately prior to the effective time of the Merger of Hirsch common stock and warrants to purchase Hirsch common stock. The letter of transmittal and instructions will inform holders of Hirsch common stock and warrants to purchase Hirsch common stock how to surrender their Hirsch common stock certificates and Hirsch warrant certificates in exchange for receiving merger consideration or warrants to purchase shares of SCM common stock, as the case may be. Until surrendered, no portion of the merger consideration or warrants to purchase shares of SCM common stock will be paid to any holder of any Hirsch stock or warrant certificate.

If any Hirsch stock certificate or Hirsch warrant certificate has been lost, stolen or destroyed, SCM may, in its discretion, and as a condition to the delivery of merger consideration or warrants to purchase shares of SCM common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed, provide an indemnification agreement and, if determined by SCM in good faith to be necessary, to post a bond indemnifying SCM against any claim suffered by SCM or the Merger Subs with respect to the certificates alleged to have been lost, stolen or destroyed.

After the effective time of the Merger, Hirsch’s transfer books will be closed and there will be no further transfers of any shares of Hirsch’s common stock or warrants to purchase shares of Hirsch common stock that were outstanding immediately prior to the effective time, and each holder of a certificate representing any shares of Hirsch common stock (other than shares listed in the three bullet points above) or warrants to purchase shares of Hirsch common stock will no longer have any rights with respect to such shares, except for the right to receive, for each share represented by the certificate, the applicable merger consideration or warrants to purchase shares of SCM common stock, as described above.

Dissenters’ Rights

Any shares of Hirsch common stock that are issued and outstanding immediately prior to the effective time of the Merger and that have not been voted for approval of the Merger Agreement and the Merger at the Hirsch special meeting or otherwise consented thereto in writing (or with respect to which the holder has not otherwise effectively waived its rights under Chapter 13 of the California Corporations Code) and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the California Corporations Code, will not be converted into the right to receive the merger consideration otherwise payable with respect to such shares of Hirsch common stock, except as set forth below. If a holder of dissenting shares withdraws his or her demand for such payment and appraisal, with the consent of Hirsch, or such dissenting shares (or such other shares of Hirsch common stock with respect to which dissenters’ rights have not terminated) become ineligible for such payment and appraisal, then, as of the effective time of the Merger or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Hirsch shares (or such other shares of Hirsch common stock) will cease to be “dissenting shares” (or, in the case of such other shares of Hirsch common stock, the dissenters’ rights shall have terminated) and such shares will be converted into the right to receive, and will be exchangeable for, the merger consideration into which such shares would have been converted, without any interest thereon. See the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” for additional information.

Treatment of Hirsch Options and Warrants

Hirsch Options

At the effective time, each option to purchase shares of Hirsch common stock outstanding and unexercised immediately prior to the effective time of the Merger will be terminated and cancelled, and neither SCM, the Merger Subs, nor the surviving entity will assume or be bound by any obligation with respect to such options.

Hirsch Warrants

At the effective time, each warrant to purchase shares of Hirsch common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger will be converted into a warrant to purchase the number of shares of SCM common stock equal to the number of shares of Hirsch common stock that could have been purchased upon the full exercise of such warrant, multiplied by the conversion ratio, rounded down to the nearest whole share. The per share exercise price for each new warrant to purchase SCM common stock will be determined by dividing the per share exercise price of the Hirsch common stock subject to each warrant as in effect immediately prior to the effective time of the Merger by the conversion ratio, and rounding that result up to the nearest cent. As used in this joint proxy statement/information statement and prospectus, the term “conversion ratio” means the quotient obtained by dividing the aggregate value of the merger consideration per share, divided by the 30-day volume weighted average price of SCM’s common stock (as reported on the NASDAQ Stock Market during the 30 days preceding the day prior to the day of the effective time of the Merger). For more information with respect to the conversion ratio, see the section entitled “The Merger — Merger Consideration — Conversion Ratio.”

Adjustments to Prevent Dilution

The merger consideration and conversion ratio will be appropriately and proportionately adjusted to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares with respect to SCM common stock between the date of the Merger Agreement and the effective time of the Merger.

Governing Documents; Directors and Officers

From and after the effective time of the Merger, the certificate of formation of Merger Sub 2, as in effect immediately prior to effective time of the Merger, will be the certificate of formation of the Surviving Subsidiary until amended in accordance with the provisions thereof and applicable law. From and after the effective time of the Merger, the operating agreement of Merger Sub 2 as in effect immediately prior to the Merger will be the operating agreement of the Surviving Subsidiary until amended in accordance with the provisions thereof and applicable law. SCM, the sole member of the surviving entity, shall continue as the sole member of the Surviving Subsidiary. Following the effective time and in accordance with the terms of their employment agreements, Lawrence W. Midland, Robert Beliles, John Piccininni, and Robert Zivney will serve as the executive officers of the Surviving Subsidiary. See the section entitled, “Employment Agreements with Hirsch Executive Officers” for additional information.

Lock-Up

During the period beginning on the closing date of the Merger and continuing until the nine (9) month anniversary of the closing date, Hirsch shareholders will be prohibited from, directly or indirectly, transferring the shares of SCM common stock or warrant to purchase shares of SCM common stock issued in connection with the Merger, including a prohibition against (a) offering, pledging, selling or contracting to sell such securities; (b) offering, pledging, selling or contracting to sell any option or contracting to purchase any such Securities; (c) contracting to purchase or purchasing any option or contracting to sell any such securities; (d) granting any option, right or warrant for the sale of any such securities; (e) lending or otherwise disposing of or transferring (or entering into any transaction or device designed to, or that could be expected to, result in the disposition by any person at any time in the future of) any such securities or securities convertible into or exercisable or exchangeable for such securities; or (f) entering into a swap or other derivatives transaction or agreement that transfers, in whole or in part (directly or indirectly), the economic consequences of ownership of any such securities, whether any such swap or transaction described in clauses (a) through (f) is to be settled by delivery of such securities or other securities, in cash or otherwise, or (g) announcing his, her or its intention to do any of the foregoing. However, during the period commencing on the day after the six (6) month anniversary of closing date and ending on date of the nine (9) month anniversary of closing date, a Hirsch shareholder may enter into a transaction described in clauses (a) through (g) with respect to up to 50% of the shares of SCM common stock or warrant to purchase shares of SCM common stock issued in connection with the Merger to such Hirsch shareholder.

Legends

The Merger Agreement provides that each certificate representing SCM common stock issued as part of the merger consideration, and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH CERTAIN TERMS AND RESTRICTIONS OF AN AGREEMENT AND PLAN OF MERGER GOVERNING THE SHARES ACQUIRED BY THE STOCKHOLDER FROM THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

SCM and any duly appointed transfer agent for the registration or transfer of the shares of SCM common stock is authorized to decline to make any transfer of the shares of SCM common stock if such transfer would constitute a violation or breach of the foregoing.

Expenses of Hirsch

Within five business days prior to the closing of the Merger, Hirsch will provide SCM an itemized schedule containing (i) a true and complete list of all Hirsch transaction expenses that have been paid (or for which invoices have been received) or will be due and payable that have been paid as of the closing date of the Merger, (ii) a good faith estimate of all such additional Hirsch transaction expenses that have been incurred or are reasonably expected to be incurred as of the closing date of the Merger but are not reflected in clause (i), and (iii) a good faith estimate of any additional Hirsch transaction expenses that are reasonably expected to be incurred after the closing date of the Merger. Hirsch agreed to use its commercially reasonable efforts to not incur Hirsch transaction expenses in the aggregate in excess of $600,000 and to provide prompt written notice to SCM in the event that the aggregate Hirsch transaction expenses are reasonably expected to exceed $600,000 (provided that nothing therein limits Hirsch’s right to incur transaction expenses that it deems reasonably necessary).

Taxes and Withholding

Merger consideration is only payable to record holders of Hirsch common stock outstanding as of the effective time of the Merger. Hirsch has authorized SCM and the paying agent to deduct and withhold from the merger consideration otherwise payable pursuant to the Merger Agreement to any holder or former holder of shares of Hirsch common stock or warrants to purchase shares of Hirsch common stock, or from the amount paid to any dissenting shareholder, such amounts as Hirsch, SCM or the paying agent is required to deduct and withhold with respect to the making of such payment or under any provision of applicable law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Hirsch common stock in respect of which such deduction and withholding was made. Any such withholding will be satisfied first from the amount of the cash portion of the merger consideration and, to the extent the amount of required withholding exceeds the cash portion of the merger consideration, from the stock portion of the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of SCM and Hirsch relating to their respective businesses and operations. Certain representations and warranties were made as of a specific date, and certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to stockholders and shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. The representations and warranties (a) have been qualified by separate disclosures made to the other parties in connection with the Merger Agreement, (b) will not survive the closing of the Merger and (c) at closing, must only be true and correct subject to the standards contained in the Merger Agreement, which may differ from what may be viewed as material by Hirsch’s shareholders or SCM’s stockholders.

Representations and Warranties of Hirsch

Hirsch has made representations and warranties about itself and its subsidiaries to SCM regarding, among other matters:

•	corporate matters, including organization and qualification;

•	authority to execute and deliver the Merger Agreement;

•	the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	capitalization;

•	equity interests;

•	financial statements;

•	absence of material adverse effect since November 30, 2007;

•	compliance with laws and permits;

•	any pending or threatened litigation;

•	intellectual property;

•	tax matters;

•	material contracts;

•	accuracy of information furnished, and disclosure;

•	brokers’ fees payable in connection with the Merger;

•	absence of undisclosed liabilities since November 30, 2007;

•	accounts receivable;

•	export control laws;

•	absence of violations of the Foreign Corrupt Practices Act;

•	employee benefit plans, labor and employment matters;

•	title to, and sufficiency and condition of, assets;

•	real property;

•	environmental matters;

•	affiliate interests and transactions;

•	insurance;

•	inventory;

•	customers and suppliers;

•	warranties;

•	capital expenditures;

•	key employees; and

•	expenses.

Representations and Warranties of SCM

SCM also made representations and warranties about itself and its subsidiaries to Hirsch regarding, among other matters:

•	corporate matters, including organization and qualification;

•	authority to execute and deliver the Merger Agreement;

•	the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	capitalization;

•	equity interests;

•	financial statements;

•	SCM’s previously filed SEC reports;

•	absence of material adverse effect since September 30, 2008;

•	compliance with laws and permits;

•	any pending or threatened litigation;

•	intellectual property;

•	tax matters;

•	material contracts;

•	accuracy of information furnished, and disclosure; and

•	brokers’ fees payable in connection with the Merger.

Qualifications

Many of the representations and warranties of each of Hirsch and SCM are qualified by “materiality,” including the absence of a “material adverse effect,” and/or “knowledge.” For purposes of the Merger Agreement, a “material adverse effect” means any event, change, circumstance, occurrence, effect that (a) would have a material adverse effect on the business, operation, assets, liabilities, condition (financial or otherwise) or results of operations or prospects of either Hirsch or SCM, as the case may be, and its subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by either Hirsch or SCM, as the case may be, of its obligations under the Merger Agreement or the consummation by such party of the transactions contemplated by the Merger Agreement, other than any event, change, occurrence or effect resulting from any of the following:

•	changes in general economic, financial market, business or geopolitical conditions;

•	general changes or developments in any of the industries in which Hirsch or its subsidiaries operate;

•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	the announcement or pendency of the Merger Agreement and the transactions contemplated thereby; or

•	in the case of SCM only, changes in the trading volume or market price of SCM common stock in and of itself.

Survivability of Representations and Warranties; Indemnification

The representations and warranties of Hirsch, SCM, and the Merger Subs do not survive the effective time of the Merger and there is no obligation of either party to indemnify the other for breaches of the representations and warranties. Accordingly, Hirsch has no obligation to indemnify SCM from any damages incurred by SCM as a result of any breach or failure of Hirsch to be true and correct in its representations and warranties.

However, a condition to each of Hirsch’s and SCM’s respective obligations to close the Merger is that the representations of the other party be true and correct (disregarding all qualifications and exceptions regarding materiality or material adverse effect), both when made and as of the closing date of the Merger (or, in the case of representations and warranties made as of a specified date, as of such specified date); however, these conditions are deemed satisfied unless such breaches, individually or in the aggregate, give rise to or could reasonably give rise to a loss, cost, damage, liability or expense in excess of $2,500,000. See the section entitled, “The Merger Agreement — Conditions to the Completion of the Merger” for additional information about these closing conditions.

The Merger Agreement contains representations and warranties made by SCM and Hirsch which are used as a tool to allocate risks between the parties where the parties do not have complete knowledge of all facts. Accordingly no persons should rely on the representations and warranties as characterizations of the actual state of facts or condition of SCM or Hirsch.

Covenants of Hirsch

Hirsch has various obligations and responsibilities under the Merger Agreement from the date thereof until the effective time of the Merger, including, but not limited to, the following:

Hirsch Conduct of Business Pending the Merger

Hirsch agreed to conduct its business in the ordinary course of business, consistent with past practice, and to preserve substantially intact the business organization and assets of it and its subsidiaries. Without the consent of SCM, the Merger Agreement restricts Hirsch from taking any of the following actions, subject to certain limited exceptions as set forth in the Merger Agreement, during the period between the date of the Merger Agreement and the effective time of the Merger:

•	amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

•	issue any securities, or dispose of any properties or assets;

•	pay any dividend or other distribution;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

•	acquire any other person or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement;

•	adopt a plan of complete or partial reorganization, or otherwise alter its or a subsidiary’s corporate structure (other than the Merger);

•	incur any indebtedness except in the ordinary course of business consistent with past practice;

•	enter into, waive, modify, or terminate any material contract;

•	authorize any capital expenditure (except for such capital expenditures that do not, individually or in the aggregate, exceed $25,000);

•	enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $25,000 per year in any single case;

•	increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees (except for normal merit and cost-of-living increases for non-executive employees and payments of annual bonuses for the fiscal year ended November 30, 2008), or grant any severance or termination payment to, or loan or advance any amount to, any director, officer or employee;

•	enter into any contract with any related party of Hirsch or its subsidiaries, other than as contemplated by the Merger Agreement;

•	make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

•	make, revoke or modify any tax election, settle or compromise any tax liability or file any return other than on a basis consistent with past practice;

•	discharge any liabilities;

•	cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

•	permit the lapse of any existing policy of insurance, except by reason of replacement;

•	permit the lapse of any intellectual property right or any other intangible asset used in and necessary to the business of Hirsch or any of its subsidiaries;

•	accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand;

•	commence or settle any action;

•	take any action that would be reasonably likely to cause a representation or warranty to be materially untrue, breach any covenant, or result in a material adverse effect;

•	take any action outside of the ordinary course of business that would reasonably be expected to decrease the cash and cash equivalents on Hirsch’s balance sheet as of the closing date to less than $4,500,000; or

•	announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Stock Option Plans

Hirsch has agreed that prior to the effective time of the Merger it will take all necessary actions to ensure that all Hirsch option plans and options granted thereunder will terminate as of the effective time of the Merger, and that after the effective time Hirsch will not be bound by any Hirsch option plan or Hirsch option that would entitle any person, other than SCM or its affiliates, to beneficially own, or receive any payments or any capital stock other than the merger consideration or warrants to purchase SCM common stock as discussed above.

Proprietary Information and Assignment Agreements

Hirsch has agreed to use its reasonable efforts to enter into written agreements with each current and former director, officer, management employee, or technical and professional employee, which provide that such director, officer, or employee will maintain in confidence all confidential or proprietary information acquired by them in the course of their employment with Hirsch, and to assign Hirsch all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Covenants of SCM and Merger Subs

SCM has various obligations and responsibilities under the Merger Agreement from the date thereof until the effective time of the Merger, including, but not limited to, the following:

SCM Conduct of Business Pending the Merger

SCM agreed to conduct its business in the ordinary course of business consistent with past practice, and to preserve substantially intact the business organization and assets of it and its subsidiaries. Without the consent of Hirsch, the Merger Agreement restricts SCM from taking any of the following actions, subject to certain limited exceptions, as set forth in the Merger Agreement, during the period between the date of the Merger Agreement and the effective time of the Merger:

•	amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

•	issue securities that represent more than 5% of the outstanding shares of SCM common stock as of the signing of the Merger Agreement, or dispose of all or substantially all of the properties or assets of SCM or any of its subsidiaries;

•	pay any dividend or other distribution;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

•	acquire any other person, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement, in each such case with a transaction cost to SCM in excess of $5,000,000;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise alter in any material respect SCM’s or a subsidiary’s corporate structure (other than the Merger);

•	incur indebtedness in excess of $1,000,000;

•	take any action that would be reasonably likely to cause a representation or warranty to be materially untrue, breach any covenant, or result in a material adverse effect; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Director and Officer Indemnification and Insurance

For a period of three years following the effective time of the Merger, and to the extent of insurance coverage, for three additional years, the surviving entity of the Merger will, to the fullest extent permitted by law, indemnify and hold harmless the Hirsch directors and officers serving as of the date of the Merger Agreement against all claims, losses, liabilities, damages, judgments, costs and expenses, including reasonable attorneys’ fees, actually and reasonably incurred and arising from any claim, action, suit, proceeding or investigation pertaining to the fact that such person is or was a director or officer of Hirsch, subject to certain exceptions.

For a period of six years following the effective time of the Merger, the surviving entity of the Merger will maintain, in effect, a directors’ and officers’ liability insurance policy covering the directors and officers of Hirsch, with coverage in amount and scope at least as favorable as the coverage under the existing Hirsch policy at the time the Merger becomes effective; provided, that the aggregate premiums for such policy do not exceed $50,000.

Stock Option Plans; Director Warrants

Following the effective time of the Merger, SCM has agreed that in the ordinary course of its employee compensation process, and with input and approval from the current Chief Executive Officer and President of Hirsch, Lawrence W. Midland, SCM will make appropriate grants of employee stock options under SCM’s option plans to Hirsch employees consistent with stock grants made to similarly situated employees of SCM. In addition, SCM has agreed that in exchange for their service to Hirsch during 2008, SCM will grant Eugene Mak, Maury Polner and Doug Morgan (each, a current director of Hirsch), and to Ayman Ashour, a former director of Hirsch, a warrant to purchase the number of shares of SCM common stock that is equivalent to what 3,000 shares of Hirsch common stock would convert to at the effective time based on the conversion ratio, at an exercise price of $3.00 per share of SCM common stock.

Certain Covenants of both SCM and Hirsch

Commercially Reasonable Efforts

Each of Hirsch, SCM, and Merger Subs has agreed to use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement and the ancillary agreements as promptly as practicable, including to:

•	obtain from governmental authorities and other persons all consents and permits as are necessary for the consummation by such party of the transactions contemplated by the Merger Agreement and the ancillary agreements or for which such party (or any of its subsidiaries or affiliates) is otherwise responsible;

•	promptly make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the ancillary agreements required to be made by such party (or any of its subsidiaries or affiliates) under any applicable law; and

•	have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) to which such party (or any of its subsidiaries or affiliates) is subject that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by the Merger Agreement or any of the ancillary agreements.

In addition, Hirsch has agreed to permit SCM reasonably to participate in the defense and settlement of any action or cause of action relating to the Merger Agreement, the Merger or the other transactions contemplated thereby or by any of the ancillary agreements, and Hirsch has agreed not to settle or compromise any such action or cause of action without SCM’s written consent.

Notwithstanding the above, neither Hirsch, SCM nor Merger Subs are required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would require the divestiture of any of it assets (or in the case of SCM, any of the assets of Hirsch) or any of the assets of its respective subsidiaries or affiliates or limit such party’s freedom of action with respect to, or its ability to consolidate and control, any of its assets or businesses (or in the case of SCM, any of the assets or businesses of Hirsch), or the assets or businesses of its respective subsidiaries or affiliates.

Joint Proxy Statement; Form S-4

Hirsch and SCM agreed to prepare and file this joint proxy statement/information statement and prospectus, and SCM agreed to prepare and file a registration statement on Form S-4 of which this joint proxy statement/information statement and prospectus is a part, as soon as practicable following the date of the Merger Agreement with respect to the shares of SCM common stock and warrants to purchase SCM common stock to be issued in connection with the Merger or in connection with the exercise of any warrant to purchase shares of SCM common stock, and to use commercially reasonable efforts to have the Form S-4 declared effective as promptly as practicable after filing. Hirsch also agreed to promptly furnish information about Hirsch and its shareholders as may be reasonably requested by SCM, and to use its diligent efforts to cause its independent auditors to promptly provide all consents for inclusion of Hirsch’s audited financial statements and the report thereon in the reports, registration statements or filings of SCM filed or to be filed with the SEC. The parties subsequently clarified that with respect to the shares of SCM common stock issuable upon the exercise of the warrants to purchase SCM common stock in connection with the Merger, SCM would comply with all applicable securities regulations and registration requirements for any such issuance prior to the time the warrants become exercisable according to their terms, but such shares will not be registered on the registration statement on Form S-4 of which this joint proxy statement/information statement is a part.

Prior to the filing of, or amendment or supplement to, the joint proxy statement/information statement and prospectus or Form S-4, the parties have agreed that the party responsible for filing or amending such document will provide the other party and its respective counsel a reasonable opportunity to review and comment on such document or response and to give due consideration to the comments proposed by the other party. The parties also agreed to notify the other party of the receipt of any comments from the SEC or any request for additional information, and to supply copies of all correspondence between such party or any of its representatives or affiliates on the one hand, and the SEC or its staff, on the other, with respect to the joint proxy statement, the Form S-4, or the Merger.

SCM has agreed to use commercially reasonable efforts to make all required filings with state regulatory authorities and the NASDAQ Stock Market and to cause the shares of SCM common stock and warrants to purchase

SCM common stock to be issued in the Merger or in connection with the exercise of any warrant to purchase shares of SCM common stock to qualify under the securities or “blue sky” law of every jurisdiction of the United States in which any Hirsch shareholder has an address of record on the record date for determining shareholders entitled to notice of and to vote on the Merger, and Hirsch agreed to furnish to SCM all information concerning Hirsch and its subsidiaries, and Hirsch shareholders, as SCM may request in connection with such actions.

Exclusivity

Hirsch and SCM agreed that immediately following the execution and delivery of the Merger Agreement each of the parties and their subsidiaries would cease any and all existing activities, discussions, or negotiations with any person relating to any acquisition proposals. The parties further agreed that until the earlier of the termination of the Merger Agreement and the effective time of the Merger neither Hirsch nor SCM may, nor may any of their respective representatives or affiliates:

•	solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any acquisition proposal;

•	disclose or furnish any information in connection with an acquisition proposal concerning the business, technologies or properties of either Hirsch or SCM, or any of their respective subsidiaries, or afford access to its properties, technologies, books or records, in connection with an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal relating to Hirsch or SCM, respectively;

•	enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an acquisition proposal relating to Hirsch or SCM, respectively; or

•	terminate, amend or waive any rights under any “standstill” or other similar contract between it or any of its subsidiaries and any person (other than the other party to the Merger Agreement).

SCM Acquisition Proposals

However, notwithstanding the foregoing, prior to obtaining the approval of SCM stockholders, SCM may, directly or indirectly through advisors, agents or other intermediaries: (a) engage or participate in discussions or negotiations with any person that has made (and not withdrawn) a bona fide written “SCM acquisition proposal” (as described below) that the SCM board of directors reasonably determines in good faith would not require SCM to forego the Merger and the other transactions contemplated by the Merger Agreement, or constitutes or is reasonably likely to lead to an “SCM superior proposal” (as described below); and/or (b) furnish to any person that has made (and not withdrawn) a bona fide written SCM acquisition proposal that the SCM board of directors reasonably determines in good faith would not require SCM to forego the Merger and the other transactions contemplated by the Merger Agreement or (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a SCM superior proposal, non-public information relating to SCM or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to SCM than those contained in the confidentiality agreement between SCM and Hirsch, if:

•	the SCM board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the Delaware General Corporation Law;

•	at least one business day prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such person, SCM gives Hirsch written notice of the identity of such person and the material terms and conditions of such SCM acquisition proposal and of SCM’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such person; and

•	contemporaneously with furnishing any non-public information to such person, SCM furnishes such non-public information to Hirsch (to the extent such information has not been previously furnished to Hirsch).

A “SCM acquisition proposal” means any inquiry, proposal or offer from any person or group of persons (other than an inquiry, proposal or offer from the other party hereto) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any Merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (a) of assets or businesses of SCM or its subsidiaries, that generate 50% or more of the net revenues or net income or that represent 50% or more of the total assets (based on fair market value), of SCM and its subsidiaries, taken as a whole, immediately prior to such transaction, (b) of 50% or more of any class of capital stock, other equity security or voting power of SCM or any resulting parent company of SCM, (c) involving SCM or any of its subsidiaries, individually or taken together, whose businesses constitute 50% or more of the net revenues, net income or total assets (based on fair market value) of SCM or its subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by the Merger Agreement.

A “SCM superior proposal” means any unsolicited, bona fide, written SCM acquisition proposal made by a person other than Hirsch or its affiliates (a) for consideration and on terms which SCM’s board of directors determines, in its good faith judgment after consultation with SCM’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, require SCM to forego the Merger and the other transactions contemplated by the Merger Agreement and be more favorable to SCM stockholders than those provided under the Merger Agreement (including any adjustment to the terms and conditions proposed by Hirsch, and including any break-up fees and expense reimbursement provisions), and (b) that SCM’s board of directors determines in its good faith judgment is reasonably likely of being completed on the terms proposed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal and the person making such proposal. For the purposes of this definition of “SCM superior proposal” references in the definition of “SCM acquisition proposal” to 50% are changed to 80%.

Hirsch Acquisition Proposals

At any time prior to obtaining the approval of Hirsch shareholders, Hirsch may, directly or indirectly through advisors, agents or other intermediaries: (a) engage or participate in discussions or negotiations with any person that has made (and not withdrawn) a bona fide written “Hirsch acquisition proposal” (as described below) that the Hirsch board of directors reasonably determines in good faith constitutes or is reasonably likely to lead to a Hirsch superior proposal (as described below), and/or (b) furnish to any person that has made (and not withdrawn) a bona fide written Hirsch acquisition proposal that the Hirsch board of directors reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Hirsch superior proposal, non-public information relating to Hirsch or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to Hirsch than those contained in the confidentiality agreement between Hirsch and SCM, if:

•	the Hirsch board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the California Corporations Code;

•	at least one business day prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such person, Hirsch gives SCM written notice of the identity of such person and the material terms and conditions of such acquisition proposal (unless such acquisition proposal is in written form, in which case Hirsch shall give SCM a copy of all written materials comprising or relating thereto) and of Hirsch’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such person; and

•	contemporaneously with furnishing any non-public information to such person, Hirsch furnishes such non-public information to SCM (to the extent such information has not been previously furnished to SCM).

A “Hirsch acquisition proposal” means any inquiry, proposal or offer from any person or group of persons (other than an inquiry, proposal or offer from the other party hereto) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (a) of assets or businesses of Hirsch and its subsidiaries, that generate 15% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of Hirsch and its subsidiaries, taken as a whole, immediately prior to such transaction, (b) of 10% or more of any class of capital stock, other equity security or voting power of Hirsch or any resulting parent company of Hirsch, (c) involving Hirsch or any of its subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of Hirsch and its subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by the Merger Agreement.

A “Hirsch superior proposal” means any unsolicited, bona fide written Hirsch acquisition proposal made by a person other than SCM, Merger Subs, or their affiliates (a) for consideration and on terms which Hirsch’s board of directors determines, in its good faith judgment after consultation with Hirsch’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, be more favorable to the Hirsch shareholders than those provided under the Merger Agreement (including any adjustment to the terms and conditions proposed by SCM, and including any break-up fees and expense reimbursement provisions), and (b) that Hirsch’s board of directors determines in its good faith judgment is reasonably likely of being completed on the terms proposed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal and the person making such proposal. For the purposes of this definition of “Hirsch superior proposal” references in the definition of “Hirsch acquisition proposal” to 10% or 15% are changed to 80%.

Notice of Acquisition Proposal

Each of Hirsch and SCM has agreed to advise the other party, promptly, and in all cases within twenty-four (24) hours of its receipt, orally and in writing of (a) any acquisition proposal it receives, (b) any request for information it receives that would reasonably be expected to lead to an acquisition proposal or (c) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any acquisition proposal, the material terms and conditions of such acquisition proposal, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the person or group making any such acquisition proposal, request or inquiry, and to keep the other party reasonably informed on a current basis of the status of any discussions with respect to any acquisition proposal and the material terms and conditions (including all amendments or proposed amendments) of any acquisition proposal, request or inquiry it receives. In addition to the foregoing, each party agreed to provide the other party thereto with at least three business days written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an acquisition proposal it has received.

SCM Stockholder and Hirsch Shareholder Meetings; Change in Board Recommendation

SCM and Hirsch have each agreed to convene a meeting of their respective stockholders and shareholders for purposes of obtaining SCM stockholder and Hirsch shareholder approval of the transactions contemplated by the Merger Agreement including, in the case of SCM’s stockholders, the issuance of shares of SCM common stock and warrants to purchase SCM common stock in the Merger. Each of the parties have agreed that as soon as reasonably practicable following the date the registration statement becomes effective, but in any event within five business days thereafter, they will provide notice of the SCM special meeting and Hirsch special meeting to the SCM stockholders and Hirsch shareholders, respectively. The SCM special meeting must be convened within 50 days of such notice, and the Hirsch special meeting within 30 days.

Each of SCM’s and Hirsch’s board of directors have agreed to unanimously recommend the approval and adoption of the Merger Agreement and the Merger to their respective stockholders and shareholders, and to use their commercially reasonable efforts to solicit and obtain the approval of their respective stockholders and shareholders, and to include that recommendation in this joint proxy statement/information statement and prospectus. Furthermore, each of SCM’s and Hirsch’s board of directors has agreed not to change, withhold, withdraw, amend, modify, qualify or condition in a manner adverse to the other party, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to the other party, such board recommendation. As used in this joint proxy statement/information statement and prospectus, such change in recommendation is referred to as a “board recommendation change.”

Recommendation Change by SCM’s Board of Directors

Notwithstanding the aforementioned obligation, the SCM board of directors may, at any time prior to obtaining stockholder approval, effect a board recommendation change if: (a) SCM has received an SCM acquisition proposal relating to it that constitutes an SCM superior proposal, (b) prior to effecting such board recommendation change, SCM gives Hirsch at least five business days notice thereof, which notice shall include the most current terms of such SCM superior proposal and the identity of the person making such SCM superior proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of the Merger Agreement so that the Merger and the other transactions contemplated thereby may be effected, and (c) after such discussions, the SCM board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to effect such board recommendation change would be reasonably likely to result in a breach of its fiduciary duties under the Delaware General Corporation Law.

Recommendation Change by Hirsch’s Board of Directors

Notwithstanding the aforementioned obligation, Hirsch’s board of directors may, at any time prior to obtaining shareholder approval, effect a board recommendation change if: (a) Hirsch has received a Hirsch acquisition proposal relating to it that constitutes a Hirsch superior proposal, (b) prior to effecting such board recommendation change, Hirsch gives SCM at least five business days notice thereof, which notice shall include the most current terms of such Hirsch superior proposal and the identity of the person making such Hirsch superior proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of the Merger Agreement so that the Merger and the other transactions contemplated thereby may be effected, (c) SCM shall not have made, within three business days after receipt of the written notice of Hirsch’s intention to effect a board recommendation change, a counter-offer or proposal that is at least as favorable to the Hirsch shareholders as such Hirsch superior proposal and (d) after such discussions, Hirsch’s board of directors reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by SCM pursuant to the immediately preceding clause) that the failure to effect such board recommendation change would be reasonably likely to result in a breach of its fiduciary duties under the California Corporations Code. However, Hirsch’s obligation to give notice of and hold its shareholder meeting to consider and vote upon the Merger Agreement and the Merger will not be affected by a Hirsch board recommendation change.

Tax-Free Reorganization

Each of Hirsch, SCM and Merger Subs agreed to use their commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and to not take any actions that could prevent or impede the Merger from qualifying as a reorganization.

Access to Information

Each of Hirsch and SCM has agreed to, and to cause each of its subsidiaries to, complete access at all reasonable times to the properties, offices, plants and other facilities, books and records of such party and its affiliates and subsidiaries, and to furnish to the other party and their respective representatives such financial, operating and other data and other information on the business and properties of such party and its affiliates and subsidiaries as may be reasonably requested from time to time. Each of the parties also agreed to instruct its respective employees, representatives, affiliates and subsidiaries (and the employees, representatives, affiliates of any subsidiary or affiliate) to cooperate in good faith with the other party and their respective representatives and, subject to restrictions imposed by applicable law, if any, allow the other party and their respective representatives to make all extracts and copies of the books and records of the such party and its affiliates and subsidiaries as may be reasonably requested from time to time.

Notification of Certain Matters; Supplements to Disclosure Schedules

Hirsch agreed to give prompt notice to SCM, and SCM agreed to give prompt notice to Hirsch, of (a) any change which would render any of its respective representations or warranties contained in the Merger Agreement or any ancillary agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (b) any change, condition or event that has had or could reasonably likely have a Hirsch material adverse effect or SCM material adverse effect, (c) any failure of Hirsch, SCM or any of their respective subsidiaries or affiliates or representatives to comply with or satisfy any covenant or agreement or any event or condition that would otherwise result in the non-fulfillment of any of the conditions to the other party’s obligations under the Merger Agreement, (d) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated by the Merger Agreement or the ancillary agreements or (e) any action pending or, to the knowledge of such party, threatened against a party or the parties relating to the transactions contemplated by the Merger Agreement or the ancillary agreements.

Each party also agreed to supplement, from time to time, the information set forth on its respective disclosure schedules with respect to any matter existing or thereafter arising that, if existing or occurring at or prior to the date of the Merger Agreement, would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules or in any representation or warranty of such party rendered inaccurate thereby promptly following discovery thereof.

Employee Benefits

Between the date of the Merger Agreement and the closing of the Merger, Hirsch and SCM agreed to cooperate in good faith to determine which employee benefit plans will continue after the effective time, and whether any such plan should be amended.

Public Announcements

Hirsch, SCM, and their respective subsidiaries, affiliates and representatives also agreed to consult with each other before issuing any statement or communication with respect to the Merger Agreement or the transactions contemplated thereby, except to the extent such party reasonably determines is required under applicable law or, in the case of SCM, to comply with applicable securities laws or the rules of the NASDAQ Stock Market.

Internal Controls and Procedures

Hirsch and SCM agreed to cooperate in good faith and to use commercially reasonable efforts to design, and for Hirsch and its subsidiaries to implement and maintain, a system of internal accounting and disclosure controls and procedures that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

Business Plan

Hirsch and SCM will cooperate in good faith to develop a post-closing business plan for the operation of the surviving entity.

Conditions to the Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of each of the parties to effect the Merger are subject to the satisfaction, at or prior to the Merger, of various mutual conditions (which may, to the extent permitted by applicable law, be waived in writing by any party in its sole discretion, with such waiver only effective as to the obligations of such party), which include the following:

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the Merger or the transactions contemplated by the Merger Agreement or the ancillary agreements, illegal;

•	the receipt of approval of Hirsch’s shareholders to the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the approval of SCM’s stockholders to the issuance of shares of SCM common stock and warrants to purchase SCM common stock in connection with the Merger. The Merger Agreement provides that SCM must obtain the approval of a majority of its outstanding stockholders in order to satisfy this condition. However, the parties subsequently waived this requirement, and agreed that this condition would be satisfied upon receipt of the approval of a majority of the shares of SCM common stock present in person or represented by proxy and entitled to vote at the SCM special meeting at which a quorum is present;

•	the registration statement on Form S-4, of which this joint proxy statement/information statement and prospectus is a part, must have been declared effective by the SEC and no stop-order has been issued or pending with respect to the Form S-4;

•	the shares of SCM common stock to be issued in the Merger must be approved for quotation (subject to notice of issuance) on the NASDAQ Stock Market, and SCM has maintained its existing listing on the NASDAQ Stock Market;

•	the absence of any action, or threatened action, by or before any governmental authority that could:

•	require divestiture of any assets of SCM as a result of the transactions contemplated by the Merger Agreement or the divestiture of any assets of Hirsch or any of its subsidiaries;

•	prohibit or impose limitations on SCM’s ownership or operation of all or a material portion of its or Hirsch’s business or assets (or those of any of its subsidiaries or affiliates); or

•	impose limitations on the ability of SCM or its affiliates, or render SCM or its affiliates unable, effectively to control the business, assets or operations of Hirsch or its subsidiaries in any material respect; and

•	Hirsch and SCM have received the opinion of Gibson, Dunn & Crutcher LLP, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will for U.S. federal income tax purposes constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Conditions to Hirsch’s Obligation to Effect the Merger

The obligation of Hirsch to effect the Merger is subject to the satisfaction of several additional conditions (any of which may be waived in writing by Hirsch), including:

•	the representations of SCM and Merger Subs must be true and correct (disregarding all qualifications and exceptions regarding materiality or SCM material adverse effect), both when made and as of the closing date of the Merger (or, in the case of representations and warranties made as of a specified date, as of such specified date); provided that this condition is deemed satisfied unless SCM or Merger Subs:

•	breach their representations and warranties and such breaches (disregarding all qualifications and exceptions regarding materiality or SCM material adverse effect), individually or in the aggregate, give rise to or could reasonably give rise to a loss, cost, damage, liability or expense of SCM or its subsidiaries in excess of $2,500,000, or fails to perform in all material respects any of the covenants contained in the Merger Agreement or any ancillary agreement;

•	such breach(es) or failure(s) cannot be or has not been cured within 15 days following delivery of written notice of such breach;

•	and Hirsch has not waived such breach(es) or failure(s));

•	SCM and Merger Subs must have performed, in all material respects, all of the obligations and agreements, and complied in all material respects with all covenants and conditions, required to be performed or complied with them prior to or at the closing date of the Merger;

•	SCM must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Merger;

•	SCM must have amended its Preferred Stock Rights Agreement to prevent the Merger and the other transactions contemplated by the Merger Agreement from triggering the rights thereunder;

•	Felix Marx must remain as chief executive officer of SCM;

•	the absence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is reasonably be expected to have an SCM material adverse effect; and

•	SCM has appointed Lawrence W. Midland to the SCM board of directors, effective as of the effective time of the Merger.

Conditions to SCM’s and Merger Subs’ Obligations to Effect the Merger

The respective obligations of SCM and Merger Subs to effect the Merger are subject to the satisfaction of several additional conditions (any of which may be waived in writing by SCM), including:

•	the representations of Hirsch must be true and correct (disregarding all qualifications and exceptions regarding materiality or Hirsch material adverse effect), both when made and as of the closing date of the Merger (or, in the case of representations and warranties made as of a specified date, as of such specified date); provided that this condition is deemed satisfied unless Hirsch:

•	breaches its representations and warranties and such breaches (disregarding all qualifications and exceptions regarding materiality or Hirsch material adverse effect), individually or in the aggregate, give rise to or could reasonably give rise to a loss, cost, damage, liability or expense of Hirsch or its subsidiaries in excess of $2,500,000, or fails to perform in all material respects any of the covenants contained in the Merger Agreement or any ancillary agreement;

•	such breach(es) or failure(s) cannot be or has not been cured within 15 days following delivery of written notice of such breach;

•	and SCM has not waived such breach(es) or failure(s);

•	Hirsch must have performed, in all material respects, all of the obligations and agreements, and complied in all material respects with all covenants and conditions, required to be performed or complied with it prior to or at the closing date of the Merger;

•	Hirsch must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Merger;

•	Hirsch must have obtained and delivered the consent of Hirsch’s landlord and certain consents and waivers related to the settlement agreement and related letters of understanding, as described in more detail in the section entitled “Certain Agreements Related to the Merger”;

•	Hirsch must have taken all action necessary with respect to the rights of dissenting shares pursuant to the California Corporations Code and at the effective time not more than 10% of the shares of Hirsch common stock are dissenting shares or eligible to become dissenting shares;

•	the Merger Agreement and the other transactions contemplated thereby shall have been approved by Hirsch shareholders holding a majority of the shares of Hirsch common stock outstanding as of the record date for the Hirsch shareholder meeting, without including the affirmative vote of shares of Hirsch common stock held or beneficially owned by any of Hirsch’s directors who could be deemed to have a material financial interest (as such term is used in connection with Section 310 of the California Corporations Code) in the transactions contemplated by the Merger Agreement or any of the ancillary agreements, or their affiliates;

•	Hirsch must have delivered to SCM executed counterparts of each of the ancillary agreements, and all such ancillary agreements remain in full force and effect as of the closing date of the Merger (provided, that only three of the four employment agreements entered into in connection with the signing of the Merger Agreement, including the employment agreement with Lawrence W. Midland, is required to remain in effect as of the closing date of the Merger to satisfy this condition); and

•	the absence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is reasonably be expected to have a Hirsch material adverse effect.

Termination

The Merger Agreement may be terminated at any time prior to the completion of the Merger, whether before or after the required stockholder and shareholder approvals to complete the Merger have been obtained, as set forth below:

•	by mutual written consent of SCM and Hirsch;

•	by Hirsch, if SCM or Merger Subs:

•	breach any of their representations or warranties contained in the Merger Agreement or any ancillary agreement, and such breach(es) (disregarding all qualifications and exceptions regarding materiality or SCM material adverse effect), individually or in the aggregate, give rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of SCM or its subsidiaries in excess of $2,500,000, or fails to perform in all material respects any of the covenants contained in the Merger Agreement or any ancillary agreement;

•	such breach(es) or failure(s) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform; and

•	such breach(es) or failure(s) have not been waived by Hirsch;

•	by SCM, if Hirsch:

•	breaches any of its representations or warranties contained in the Merger Agreement or any ancillary agreement and such breach(es) (disregarding all qualifications and exceptions regarding materiality or Hirsch material adverse effect), individually or in the aggregate, give rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of Hirsch or its subsidiaries in excess of $2,500,000, or fails to perform in all material respects any of the covenants contained in the Merger Agreement or any ancillary agreement;

•	such breach(es) or failure(s) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform; and

•	such breach(es) or failure(s) have not been waived by SCM;

•	by Hirsch, if any of the conditions to its obligation to effect the Merger, as summarized above under “The Merger Agreement — Conditions to the Completion of the Merger — Conditions to Hirsch’s Obligation to Effect the Merger,” are incapable of fulfillment on or prior to May 31, 2009. This date is referred to in this joint proxy statement/information statement and prospectus as the “outside date,” provided, that if the Form S-4 is not declared effective on or before February 15, 2009, or SCM deems it necessary to adjourn or postpone the SCM stockholder meeting in order to obtain approval of SCM’s stockholders, then the “outside date” is, instead, June 30, 2009.

•	However, Hirsch may not terminate the Merger Agreement on this basis if its action or failure to act has been a principal cause of or resulted in the failure of such condition to be satisfied on or prior to the outside date and such action or failure to act constitutes either an intentional, willful or knowing breach of its representations or warranties contained in the Merger Agreement or any ancillary agreement, or a breach of any covenant contained in the Merger Agreement or any ancillary agreement;

•	by SCM, if any of the conditions to its obligation to effect the Merger, as summarized above under “The Merger Agreement — Conditions to the Completion of the Merger — Conditions to SCM’s and Merger Subs’ Obligations to Effect the Merger,” are incapable of fulfillment on or prior to the outside date.

•	However, SCM may not terminate the Merger Agreement on this basis if its action or failure to act has been a principal cause of or resulted in the failure of such condition to be satisfied on or prior to the outside date and such action or failure to act constitutes either an intentional, willful or knowing breach of its representations or warranties contained in the Merger Agreement or any ancillary agreement, or a breach of any covenant contained in the Merger Agreement or any ancillary agreement;

•	by either Hirsch or SCM, if the First-Step Merger has not been consummated by the outside date. However, neither Hirsch nor SCM may terminate the Merger Agreement on this basis if its action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to the outside date and such action or failure to act constitutes a breach of any covenant contained in the Merger Agreement or any ancillary agreement;

•	by SCM if:

•	at any time prior to obtaining the approval of Hirsch’s shareholders: (a) the Hirsch board of directors effects a board recommendation change; (b) Hirsch fails to include the recommendation of the Hirsch board of directors in the joint proxy statement/information statement and prospectus; or (c) Hirsch fails publicly to reaffirm its recommendation of the Merger within five days after a request at any time to do so by SCM, or within five days after the date any SCM acquisition proposal or any material modification thereto is first commenced, published or sent or given to the Hirsch shareholders (which reaffirmation must also include, with respect to an Hirsch acquisition proposal, an unconditional rejection of such Hirsch acquisition proposal, it being understood that taking no position with respect to the acceptance of such Hirsch acquisition proposal or modification thereto shall constitute a failure to reject such Hirsch acquisition proposal);

•	Hirsch or the Hirsch board of directors (or any committee thereof): (a) approves, adopts, endorses or recommends any Hirsch acquisition proposal; or (b) approves, adopts, endorses or recommends, or enters into or allows Hirsch or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for a Hirsch acquisition proposal; or

•	Hirsch or the Hirsch board of directors (or any committee thereof) authorizes or publicly proposes any of the foregoing;

•	by Hirsch, pursuant to and in accordance with the terms and subject to the conditions discussed above with respect to a Hirsch acquisition proposal; or

•	by SCM if, at any time prior to obtaining the approval of SCM’s stockholders, the SCM board of directors has determined to enter into a definitive agreement with respect to an SCM superior proposal.

Effect of Termination

If the Merger is terminated as described in the section entitled “The Merger Agreement — Termination” above, the Merger Agreement will be void and there will be no liability on either party, except that designated provisions of the Merger Agreement, including the provisions regarding the termination fees described below, will survive termination.

Fees and Expenses

Fees Paid to SCM

Hirsch must pay SCM a termination fee equal to $1,500,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of SCM’s employee time) incurred by SCM in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby, if SCM terminates the Merger Agreement because:

•	at any time prior to obtaining the approval of Hirsch’s shareholders: (a) the Hirsch board of directors effects a board recommendation change; (b) Hirsch fails to include the recommendation of the Hirsch board of directors in the joint proxy statement/information statement and prospectus; or (c) Hirsch fails to publicly reaffirm its recommendation of the Merger within five days after a request at any time to do so by SCM, or within five days after the date any Hirsch acquisition proposal or any material modification thereto is first commenced, published or sent or given to the Hirsch shareholders (which reaffirmation must also include, with respect to an Hirsch acquisition proposal, an unconditional rejection of such Hirsch acquisition proposal, it being understood that taking no position with respect to the acceptance of such Hirsch acquisition proposal or modification thereto shall constitute a failure to reject such Hirsch acquisition proposal);

•	Hirsch or the Hirsch board of directors (or any committee thereof): (a) approves, adopts, endorses or recommends any Hirsch acquisition proposal; or (b) approves, adopts, endorses or recommends, or enters into or allows Hirsch or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for a Hirsch acquisition proposal;

•	Hirsch or the Hirsch board of directors (or any committee thereof) authorizes or publicly proposes any of the foregoing; or

•	Hirsch intentionally, willfully, or knowingly (a) breaches any of its representations or warranties contained in the Merger Agreement or any ancillary agreement and such breach(es) (disregarding all qualifications and exceptions regarding materiality or Hirsch material adverse effect), individually or in the aggregate, give rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of Hirsch or its subsidiaries in excess of $2,500,000, or fails to perform in all material respects any of the covenants contained in the Merger Agreement or any ancillary agreement; (b) such breach(es) or failure(s) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform; and such breach(es) or failure(s) have not been waived by SCM. However, in the event such breaches are not intentional, willful, or knowing, then instead of the termination fees set forth above, Hirsch must pay SCM a termination fee of $600,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of SCM’s employee time) incurred by SCM in connection with the Merger Agreement, the ancillary agreements and the transactions contemplated thereby.

Fees Paid to Hirsch

Under the terms of the Merger Agreement, SCM must pay Hirsch a termination fee equal to $1,500,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of Hirsch’s employee time) incurred by Hirsch in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby, if Hirsch terminates the Merger Agreement because:

•	at any time prior to obtaining the approval of SCM’s stockholders: (a) the SCM board of directors effects a board recommendation change; (b) SCM fails to include the recommendation of the SCM board of directors in the joint proxy statement/information statement and prospectus; or (c) SCM fails publicly to reaffirm its recommendation of the Merger within five days after a request at any time to do so by Hirsch, or within five days after the date any SCM acquisition proposal or any material modification thereto is first commenced, published or sent or given to the SCM stockholders (which reaffirmation must also include, with respect to an SCM acquisition proposal, an unconditional rejection of such SCM acquisition proposal, it being understood that taking no position with respect to the acceptance of such Hirsch acquisition proposal or modification thereto shall constitute a failure to reject such SCM acquisition proposal);

•	SCM or the SCM board of directors (or any committee thereof): (a) approves, adopts, endorses or recommends any Hirsch acquisition proposal; or (b) approves, adopts, endorses or recommends, or enters into or allows SCM or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an SCM acquisition proposal;

•	SCM or the SCM board of directors (or any committee thereof) authorizes or publicly proposes any of the foregoing; or

•	SCM intentionally, willfully, or knowingly (a) breaches any of its representations or warranties contained in the Merger Agreement or any ancillary agreement and such breach(es) (disregarding all qualifications and exceptions regarding materiality or SCM material adverse effect), individually or in the aggregate, give rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of SCM or its subsidiaries in excess of $2,500,000, or fails to perform in all material respects any of the covenants contained in the Merger Agreement or any ancillary agreement; (b) such breach(es) or failure(s) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform; and such breach(es) or failure(s) have not been waived by Hirsch. However, in the event such breaches are not intentional, willful, or knowing, then instead of the termination fees set forth above, SCM must pay Hirsch a termination fee of $600,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of Hirsch’s employee time) incurred by Hirsch in connection with the Merger Agreement, the ancillary agreements and the transactions contemplated thereby.

Amendment

The Merger Agreement may be amended by the parties by action taken or authorized by their respective boards of directors, except that after the Merger Agreement has been adopted by the stockholders of SCM or shareholders of Hirsch, no amendment which by law requires further approval by the stockholders of SCM or shareholders of Hirsch, as the case may be, shall be made without such further approval.

CERTAIN AGREEMENTS RELATED TO THE MERGER

The following summary describes the material provisions of certain agreements that have been entered into in connection with, or otherwise relate to, the Merger. Copies of these agreements are attached as Annexes B through D and Annexes G through N, to this joint proxy statement/information statement and prospectus and are incorporated by reference into this proxy statement/information statement and prospectus. The rights and obligations of the parties to these agreements are governed by the express terms and conditions of such agreements, respectively, and not by this summary. This summary may not contain all of the information about these agreements that may be important to the stockholders of SCM and shareholders of Hirsch, and are qualified in their entirety by reference to the complete text of these agreements. We encourage you to read these agreements carefully and in their entirety for a more complete understanding of these agreements.

Irrevocable Proxy and Voting Agreement

In order to induce SCM to enter into the Merger Agreement, several Hirsch securityholders, including members of Hirsch’s board of directors, management and their respective affiliates entered into irrevocable proxy and voting agreement with SCM, the Merger Subs and Hirsch. As of the record date for the Hirsch special meeting, Hirsch shareholders that entered into the irrevocable proxy and voting agreement owned in the aggregate 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding shares of Hirsch common stock as of the record date for the Hirsch special meeting. A copy of the irrevocable proxy and voting agreement is attached as Annex B to this joint proxy statement/information statement and prospectus.

The irrevocable proxy and voting agreement includes the following provisions, among others:

Agreement to Vote; Grant of Proxy

The Hirsch shareholders who are parties to the irrevocable proxy and voting agreement have agreed, solely in their capacity as Hirsch shareholders, and among other things, to vote all of their shares of Hirsch common stock in favor of the Merger and the adoption of the Merger Agreement, against any Hirsch acquisition proposals, against any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement by Hirsch, against any change in a majority of the individuals serving on the Hirsch board of directors as of the date of the signing of the Merger Agreement (subject to certain exceptions), and against any other action or agreement which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement. The Hirsch shareholders that are parties to the irrevocable proxy and voting agreement also granted SCM an irrevocable proxy to vote their respective Hirsch common stock in accordance with the terms of the irrevocable proxy and voting agreement.

Transfer Restrictions

Subject to certain exceptions, the Hirsch shareholders that are a parties to the irrevocable proxy and voting agreement have agreed not to, directly or indirectly, sell or transfer Hirsch common stock held by them, or grant any proxies or powers of attorney with respect thereto, until the earlier of the termination of the Merger Agreement or the completion of the Merger. To the extent that any such sale or transfer is permitted pursuant to exceptions included within the irrevocable proxy and voting agreement, each person to which any shares of Hirsch common stock are so sold or transferred will be bound by the terms of the irrevocable proxy and voting agreement.

Stockholder Agreement

In order to induce SCM to enter into the Merger Agreement, several Hirsch securityholders, including members of Hirsch’s board of directors, management and their respective affiliates entered into a stockholder agreement with SCM. As of the record date for the Hirsch special meeting, the Hirsch shareholders that entered into the stockholder agreement owned in the aggregate 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding Hirsch common stock as of the record date for the Hirsch special meeting. A copy of the stockholder agreement is attached as Annex C to this joint proxy statement/information statement and prospectus.

The stockholder agreement includes the following provisions, among others:

Standstill Agreement

The Hirsch shareholders who are parties to the stockholder agreement agreed to a three-year “standstill” period beginning on the closing date of the Merger. During the standstill period, such parties agreed that, subject to limited circumstances, they would not take certain actions that could be hostile to SCM, including without limitation proposing or entering into any acquisition transaction with a third party with respect to SCM, acquiring shares of SCM common stock that would result in such stockholder holding more than 10% of SCM’s outstanding shares, participating in or encouraging the solicitation of proxies with respect to SCM securities or the securities of its subsidiaries, participating in or encouraging the formation of any group which owns, seeks, or offers to acquire beneficial ownership of SCM’s voting securities or which seeks to control SCM, or otherwise act alone or in concert with others seeking or offering to control or influence the management of SCM’s board of directors or the policies of SCM or its subsidiaries.

Lock-Up Agreement

Lawrence W. Midland and his controlled affiliates have agreed to a more restrictive lock-up arrangement with respect to the shares of SCM common stock and warrants to purchase shares of SCM common stock issued in connection with the Merger. Specifically, except in limited circumstances, Mr. Midland and his affiliates are prohibited from selling or transferring, or granting or lending or otherwise disposing of, such securities for up to 24 months following the closing date of the Merger. The lock-up arrangement provides that thirty-three and three-tenths percent (33.3%) of the shares subject to the lock-up restrictions will be released from such restrictions one year from the closing date of the Merger, an additional thirty-three and three-tenths percent (33.3%) will be released 18 months from the closing date of the Merger, and the remainder of the shares subject to such restrictions will be released two years from the closing date of the Merger. The lock-up arrangement agreed to by Mr. Midland and his controlled affiliates under the stockholder agreement is different than the lock-up arrangement to which other Hirsch shareholders will be subject to following completion of the Merger. See “The Merger Agreement — Lock-Up” for additional information about the alternative lock-up arrangement.

As of the record date for the Hirsch special meeting, Lawrence W. Midland and his controlled affiliates beneficially owned in the aggregate 628,800 shares of Hirsch common stock, representing approximately 13% of the outstanding Hirsch common stock as of the record date for the Hirsch special meeting.

Agreement to Vote; Election of Directors

The Hirsch shareholders who are parties to the stockholder agreement agreed that for a period of three years after the closing date of the Merger, subject to limited circumstances relating to Lawrence W. Midland’s status as a director on SCM’s board of directors, they will vote all shares of SCM common stock owned by them to elect any director nominee that is recommended by the majority of SCM’s board of directors, remove any director when such removal is requested or approved by a majority of SCM’s board of directors or the SCM nominating committee, or oppose the removal or any director unless such removal is approved by a majority of SCM’s board of directors. The stockholders also granted SCM an irrevocable proxy to vote their respective SCM common stock in accordance with the stockholder agreement.

Warrants

The following is a description of the warrants to purchase shares of SCM common stock that are to be issued (i) as part of the merger consideration to Hirsch shareholders, (ii) in exchange for any warrants to purchase Hirsch common stock that are outstanding as of the effective time of the Merger, and (iii) to the former Hirsch directors as compensation for their service to Hirsch in 2008. A copy of the form of warrant agreement is attached as Annex D to this joint proxy statement/information statement and prospectus.

Exercise Price; Expiration

Warrants to purchase shares of SCM common stock that are issued as part of the merger consideration to Hirsch shareholders, or to the former Hirsch directors as compensation for their service to Hirsch in 2008, will have an exercise price of $3.00 per share. The exercise price for warrants to purchase shares of SCM common stock issued in exchange for any warrants to purchase Hirsch common stock that are outstanding as of the effective time of the Merger will be determined by dividing the per share exercise price of the Hirsch common stock subject to each warrant as in effect immediately prior to the effective time of the Merger by the conversion ratio, and rounding that result up to the nearest cent.

All of the warrants to purchase shares of SCM common stock will expire on the fifth anniversary of the effective time of the Merger and will be exercisable for two years following the third anniversary of the effective time of the Merger (the “exercise period”).

Exercise

The registered holder of a warrant to purchase shares of SCM common stock can exercise all or any portion of the warrants evidenced by the warrant certificate by delivering on any business day during the exercise period to American Stock Transfer and Trust Company, the transfer agent, (i) the warrant certificate, (ii) a subscription form substantially in the form attached to the warrant certificate, as duly and properly executed by the registered holder, and (iii) an amount equal to the aggregate exercise price for the number of full shares of SCM common stock as to which warrants are exercised, and (iv) any and all applicable withholding taxes due in connection with the exercise of the warrants.

Adjustments to Prevent Dilution

The exercise price per share of SCM common stock and the number of shares of SCM common stock issuable upon any subsequent exercise of the warrants to purchase shares of SCM common stock will be appropriately and proportionately adjusted in the event that SCM sets a record date for a reclassification, split or subdivision of the outstanding shares of SCM common stock, or determination of the holders of SCM common stock entitled to receive a stock dividend or other stock-based distribution or grant of additional shares, provided that the holders do not pay any consideration for the additional shares of common stock or common stock equivalents received.

Effect of a Merger

If there is a sale of all or substantially all of SCM’s properties and assets to another person, or a merger or consolidation of SCM with and into another corporation pursuant to which SCM is not the surviving entity and stockholders of SCM immediately prior to such merger or consolidation control less than 50% of the voting securities of the surviving entity, then as part of such sale provisions shall be made such that the holder of the warrant to purchase shares of SCM common stock will thereafter be entitled to receive, during the period specified by the warrant, an equivalent number of shares of common stock or other securities or property of the surviving entity that the holder would have been entitled to in such sale if the warrant to purchase shares of SCM common stock had been exercised immediately prior to the sale. Appropriate adjustment shall be made to the exercise price of the warrant to purchase shares of SCM common stock so that the aggregate exercise price of the warrants remain substantially the same.

Transfer Restrictions

Subject to certain limited exceptions, the warrants to purchase shares of SCM common stock will not be transferable by the holder without the prior written consent of SCM.

Transfer and Replacement

In the event of a permitted transfer of any or all of the warrants to purchase shares of SCM common stock evidenced by a warrant certificate, such transfer will be made on the registry maintained for such purpose at the principal office of SCM only upon (i) surrender to SCM of a warrant certificate duly and properly endorsed by the registered holder, (ii) payment by the holder of any necessary transfer tax or other governmental charge imposed upon such transfer (with reasonable evidence of such payment provided to SCM), and (iii) receipt by SCM from the registered holder and the proposed transferee of an assignment agreement substantially in the form attached to the warrant certificate that have been duly and properly executed by the registered holder and the transferee. Upon due presentment of the items described in (i)-(iii) above, a new warrant certificate or warrant certificates of like tenor and evidencing in the aggregate a like number of warrants as the surrendered warrant certificate will be issued to the transferee and the registered holder, as applicable, in exchange for the surrendered warrant certificate and thereafter the surrendered warrant certificate will be cancelled. Until a transfer of the warrant certificate is duly registered on the books of SCM, as described above, SCM may treat the registered holder as the owner for all purposes.

Upon receipt by SCM of (i) evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of a warrant certificate, (ii) in case of loss, theft or destruction, an indemnity agreement and/or security from the registered holder reasonably satisfactory to SCM, (iii) in the case of mutilation, a warrant certificate for surrender and cancellation, and (iv) reimbursement from the holder of all reasonable expenses incidental thereto, SCM will make and deliver to the registered holder a new warrant certificate of like tenor and evidencing in the aggregate a like number of warrants as the replaced warrant certificate dated as of the date of such cancellation (but without any change in the expiration date), in lieu of the replaced warrant certificate.

Share Rights

The accrual of dividends, if any, on the shares of common stock issued upon the exercise of any warrant to purchase shares of SCM common stock evidenced by a warrant certificate will be governed by the terms generally applicable to SCM common stock. Neither a warrant certificate nor the warrants to purchase shares of SCM common stock evidenced thereby shall entitle any holder thereof to any of the rights of a holder of shares of SCM common stock, including, without limitation, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of SCM or to exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of SCM or any other matter.

Amendment to Rights Agreement

On November 8, 2002, the SCM board of directors declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of SCM’s series A participating preferred stock for each outstanding share of SCM common stock. The dividend was payable on the record date of November 25, 2002 to stockholders of record as of the close of business on that date. Certificates representing SCM common stock issued after the record date contain a notation incorporating the rights agreement by reference. The terms of the rights are governed by a preferred stock rights agreement, dated as of November 8, 2002, between SCM and American Stock Transfer & Trust. The rights only become exercisable if a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of SCM common stock then outstanding, or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of SCM common stock then outstanding.

On December 10, 2008, SCM and the rights agent entered into the first amendment to the rights agreement to provide that the execution or delivery of the Merger Agreement and the public announcement and consummation of the transactions contemplated by the Merger Agreement and the ancillary agreements will not cause: (i) the rights to purchase series A participating SCM preferred stock pursuant to the rights agreement to become exercisable under the rights agreement; (ii) Hirsch or any of its affiliates to be deemed an Acquiring Person; or (iii) a Triggering Event, the Distribution Date or the Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur.

Employment Agreements with Hirsch Executive Officers

In connection with the Merger, Lawrence W. Midland, a Hirsch director and the President of Hirsch, has entered into an employment agreement with SCM to become effective on the effective time of the Merger. Under the terms of the employment agreement, Mr. Midland will receive a base salary of $250,000 and is also eligible to receive target-orientated, variable quarterly and annual bonuses under the SCM Management by Objective Bonus

Plan, up to an aggregate annual amount equal to 80% of his annual base salary. The targets that are the basis for any payments to Mr. Midland under the SCM Management by Objective Bonus Plan have not yet been determined, but will be based on corporate financial targets set by the SCM compensation committee. Subject to approval by the SCM board of directors, Mr. Midland is eligible to receive an option grant to purchase up to 40,000 shares of SCM common stock under SCM’s 2007 Stock Option Plan. The exercise price of the shares subject to the option will be equal to the closing price of SCM’s common stock, as quoted by the NASDAQ Stock Market, on the date the grant of option is approved by the SCM board of directors. Mr. Midland is also eligible to receive certain other benefits as are provided to other employees of Hirsch occupying positions with responsibility and salary comparable to that of Mr. Midland.

In connection with the Merger, Robert Beliles, an executive officer of Hirsch, has entered into an employment agreement with Hirsch to become effective on the effective time of the Merger. Under the terms of the employment agreement, Mr. Beliles is to receive a base salary of $200,000 and is also eligible to receive target-orientated, variable quarterly and annual bonuses under the SCM Management by Objective Bonus Plan up to an aggregate annual amount equal to 40% of his annual base salary. The targets that are the basis for any payments to Mr. Beliles under the SCM Management by Objective Bonus Plan have not yet been determined, but will be based on corporate financial targets set by the compensation committee. Subject to approval by the SCM board of directors, Mr. Beliles is eligible to receive an option grant to purchase up to 25,000 shares of SCM common stock under SCM’s 2007 Stock Option Plan. The exercise price of the shares subject to the option will be equal to the closing price of SCM’s common stock, as quoted by the NASDAQ Stock Market, on the date the grant of option is approved by the SCM board of directors. Mr. Beliles is also eligible to receive certain other benefits as are provided to other employees of Hirsch occupying positions with responsibility and salary comparable to that of Mr. Beliles.

In connection with the Merger, John Piccininni, an executive officer of Hirsch, has entered into an employment agreement with Hirsch to become effective on the effective time of the Merger. Under the terms of the employment agreement, Mr. Piccininni is to receive a base salary of $144,000 and is also eligible to receive target-orientated, variable quarterly and annual bonuses under the SCM Management by Objective Bonus Plan up to an aggregate annual amount equal to 40% of his annual base salary. The targets that are the basis for any payments to Mr. Piccininni under the SCM Management by Objective Bonus Plan have not yet been determined, but will be based on corporate financial targets set by the compensation committee. Subject to approval by the SCM board of directors, Mr. Piccininni is eligible to receive an option grant to purchase up to 25,000 shares of SCM common stock under SCM’s 2007 Stock Option Plan. The exercise price of the shares subject to the option will be equal to the closing price of SCM’s common stock, as quoted by the NASDAQ Stock Market, on the date the grant of option is approved by the SCM board of directors. Mr. Piccininni is also eligible to receive certain other benefits as are provided to other employees of Hirsch occupying positions with responsibility and salary comparable to that of Mr. Piccininni.

In connection with the Merger, Robert Zivney, an executive officer of Hirsch, has entered into an employment agreement with Hirsch to become effective on the effective time of the Merger. Under the terms of the employment agreement, Mr. Zivney is to receive a base salary of $180,000 and is also eligible to receive target-orientated, variable quarterly and annual bonuses under the SCM Management by Objective Bonus Plan up to an aggregate annual amount equal to 40% of his annual base salary. The targets that are the basis for any payments to Mr. Zivney under the SCM Management by Objective Bonus Plan have not yet been determined, but will be based on corporate financial targets set by the compensation committee. Subject to approval by the SCM board of directors, Mr. Zivney is eligible to receive an option grant to purchase up to 25,000 shares of SCM common stock under SCM’s 2007 Stock Option Plan. The exercise price of the shares subject to the option will be equal to the closing price of SCM’s common stock, as quoted by the NASDAQ Stock Market, on the date the grant of option is approved by the SCM board of directors. Mr. Zivney is also eligible to receive certain other benefits as are provided to other employees of Hirsch occupying positions with responsibility and salary comparable to that of Mr. Zivney.

As a condition to the obligation of SCM to complete the Merger, three out of the four above described employment agreements, including the employment agreement with Lawrence W. Midland, must remain in effect as of the closing date of the Merger.

Non-Competition and Non-Solicitation Agreement

In order to induce SCM to enter into the Merger Agreement, Lawrence W. Midland entered into a non-competition and non-solicitation agreement with SCM whereby Mr. Midland agreed that for a period of one (1) year following the closing of the Merger he would not, without the prior written consent of SCM, engage in competitive behavior with SCM, or solicit the surviving subsidiary’s or SCM’s employees or customers, as described more fully in the non-competition and non-solicitation agreement, a copy of which is attached to this joint proxy statement/information statement and prospectus as Annex J. A copy of the non-competition and non-solicitation agreement is attached as Annex J to this joint proxy statement/information statement and prospectus.

Settlement Agreement

Effective November 14, 1994, Hirsch entered into a settlement agreement with two limited partnerships, Keyboards and Networks. Hirsch had previously obtained funding and the exclusive rights to certain patents and technology from Keyboards (in 1981) and Networks (in 1986), and the parties entered into the settlement agreement in order to clarify the royalties to be paid by Hirsch to each of Keyboards and Networks under the previous agreements.

Pursuant to the terms of the settlement agreement, Hirsch is obligated to pay a royalty of 4.25% on Hirsch gross revenues allocated to Keyboards for the period from December 1, 1994 to December 31, 2020, and a royalty of 5.5% on Hirsch revenues allocated to Networks for the period from December 1, 1994 to December 31, 2011. The settlement agreement provides an allocation schedule by which, in the first year, 55.56% of Hirsch revenues on which the royalties are calculated were allocated to Keyboards and 44.44% were allocated to Networks. In each subsequent year through 2011, the percentage of revenues allocated to Keyboards is increased by 2.08% and the percentage allocated to Networks is decreased by 2.08%, such that in the year ending November 30, 2008, Hirsch revenues were allocated 82.60% to Keyboards and 17.40% to Networks. From January 1, 2012 to December 31, 2020, the royalty to be paid to Keyboards will be based on 100% of the revenues recognized by Hirsch. The royalties are payable when cash is received for the revenue recognized. The final payment to Networks is due on January 30, 2012. The final royalty payment to Keyboards is due on January 30, 2021.

Hirsch also has various reporting and other notice obligations to Keyboards and Networks under the terms of the settlement agreement, including notifying Keyboards and Networks prior to entering into new lines of businesses. In connection with the signing of the Merger Agreement, two of the four general partners of Secure Keyboards, Ltd., and the two general partners of Secure Networks, Ltd. delivered letters of understanding to SCM regarding the proposed treatment of royalty payments under the settlement agreement following the Merger, based on the proposed structure of the Hirsch and SCM business relationship, as described in more detail below.

Keyboards and Networks Letters of Understanding

In connection with the signing of the Merger Agreement, Robert J. Parsons and Lawrence W. Midland, as two of the four general partners of Keyboards, delivered a letter of understanding to SCM, as amended and restated January 30, 2009. In addition, Robert J. Parsons and Lawrence W. Midland, as the two general partners of Networks, delivered a substantially similar letter of understanding to SCM, as amended and restated January 30, 2009.

Each letter of understanding was prepared in connection with SCM’s desire to clarify a proposed structure of the business relationship between SCM and Hirsch as it affects or relates to royalty payments to Keyboards or Networks, as applicable, under the existing Settlement Agreement. Subject to the consummation of the Merger, each letter of understanding contained the following clarifications of the SCM and Hirsch business relationship and its resulting impact on the companies’ respective revenue streams and on Keyboards’ or Networks’ revenue base, as applicable, which clarifications were acknowledged and accepted by Robert J. Parsons and Lawrence W. Midland in their capacities as general partners of Keyboards and Networks, respectively:

•	Sales of existing Hirsch products, which includes products made by Hirsch and others, through existing Hirsch distribution will remain Hirsch revenues and part of the revenue base for Keyboards or Networks, as applicable. If SCM technology replaces the current Hirsch physical access reader offerings on products which continue to be sold through existing Hirsch distribution, such products will continue to be included in Hirsch revenues and the revenue base for Keyboards or Networks, as applicable.

•	Hirsch will continue in part to independently develop its own products and, as sold through Hirsch existing distribution channels, will continue to be included in Hirsch revenues and the revenue base for Keyboards or Networks, as applicable.

•	If SCM were to compete in Hirsch’s general marketplace and sell similar products made by Hirsch and Hirsch’s competitors or others such SCM sales would not be included in Hirsch revenue or the revenue base for Keyboards or Networks, as applicable.

•	If SCM were to sell Hirsch products through SCM distribution outside of the existing Hirsch distribution network, SCM shall function as a Hirsch dealer, with a most favorable dealer discount of 50% of the list price from the then current Hirsch price list. Any such purchases at the 50% dealer discount will result in and be included in Hirsch revenue and the revenue base for Keyboards or Networks, as applicable.

•	SCM’s sale of products outside of Hirsch’s access control business model and other SCM products will remain SCM sales and revenues and have no bearing on Hirsch revenues or the revenue base for Keyboards or Networks, as applicable. However, if Hirsch decides to sell an integrated logical and physical access solution, Hirsch will be able to buy SCM products at the most favorable price offered by SCM and resell them. Royalties should then be paid on the physical access solution and the integration part for the converged solution. Should SCM decide to sell an integrated logical and physical access solution, SCM should then buy Hirsch products as part of that solution at the most favorable price.

•	To the extent SCM and Hirsch choose to co-develop products, Hirsch will attempt to make an equitable determination of the relative values as if the companies were independent, regardless of whether such products are sold through Hirsch or SCM distribution channels. If Keyboards or Networks objects to any determination, the matter will be referred to an independent third party to determine the relative valuations, provided that if Hirsch and Keyboards or Networks, as applicable, cannot agree on an independent third party, they will have a mediator select a qualified and independent third party.

Consents Related to Settlement Agreement and Letters of Understanding

Among other conditions, the obligation of SCM and Merger Subs to complete the Merger is subject to SCM’s receipt or waiver of the following consents related to the settlement agreement and related letters of understanding:

•	the consent to the Merger and waiver of any rights to notice by Keyboards and Networks pursuant to the terms of the settlement agreement, executed by each respective general partner; and

•	the consent of each of the two other of the four general partners of Keyboards who have not delivered a consent to become a party to and bound by the letter of understanding delivered to SCM by Robert J. Parsons and Lawrence W. Midland, as general partners of Keyboard.

On February 9, 2009 and February 11, 2009, counsel representing the two general partners of Keyboards who are not currently a party to the letter of understanding sent communications to SCM and Hirsch objecting to the letter of understanding, and indicating that the two general partners will not sign the letter of understanding. There can be no assurance that any disagreements relating to the letter of understanding can be resolved amicably between the parties. If the parties are not able to resolve the matter, a condition to SCM’s obligation to close the Merger will not be satisfied and, if SCM decides not to waive this condition, the Merger will not be consummated.

If SCM decides to waive this closing condition and the Merger is consummated without the consent of the two other general partners of Keyboards, SCM and Hirsch face the risk of litigation being brought by these two general partners relating to the settlement agreement and the amount of royalties to which Keyboards is entitled. There is no guarantee that SCM and Hirsch will prevail in any such litigation and SCM’s results of operations may be materially harmed as a result of the litigation, in addition to diverting management’s attention away from operations to attend to the litigation.

Hirsch EMEA, Inc. Stock Purchase

As a condition to the closing of the Merger, Hirsch entered into a Stock Purchase and Sale Agreement, dated December 15, 2008, for the purchase of the approximately 70.6% of the outstanding shares of capital stock of Hirsch EMEA, Inc., a British Virgin Island corporation, not already owned by Hirsch. One of the parties from which Hirsch purchased shares of Hirsch EMEA, Inc. was tSecu, LLC, a Massachusetts limited liability company which is an affiliate of Ayman Ashour, a former director of Hirsch. Under the terms of the Stock Purchase and Sale Agreement, tSecu, LLC, received $260,000 and 52,000 shares of Hirsch (now held by Ayman Ashour) in exchange for the approximately 37.5% of the outstanding Hirsch EMEA, Inc. shares owned by tSecu, LLC. Nicola Caletti, President of Hirsch EMEA, Inc., received $240,000 and 48,000 shares of Hirsch in exchange for the approximately 33% of the outstanding Hirsch EMEA, Inc. shares owned by him. Pursuant to the terms of the Stock Purchase and Sale Agreement, Hirsch also acquired options to purchase all or any portion of the outstanding capital of a Hirsch EMEA, Inc. subsidiary. This transaction closed on December 15, 2008 and Hirsch EMEA, Inc. is now a wholly-owned subsidiary of Hirsch.

INFORMATION ABOUT SCM MICROSYSTEMS

Overview

Founded in 1990 in Munich, Germany and incorporated in 1996 under the laws of the state of Delaware, SCM designs, develops and sells hardware and system solutions that enable people to conveniently and securely access digital content and services. SCM sells its secure digital access products into two market segments: Secure Authentication and Digital Media and Connectivity.

•	For the Secure Authentication market, SCM offers a full range of smart card reader technology solutions to address the need for smart card-based security in a range of applications and environments, including PCs, networks, physical facilities and authentication programs. SCM’s Secure Authentication products enable authentication of individuals for applications such as electronic passports and drivers’ licenses, electronic healthcare cards, secure logical access to PCs and networks, and physical access to facilities. As a leader in this market, SCM has sold more than 15 million readers for digital authentication programs in the government, enterprise and financial sectors. In recent years, SCM also has been a significant supplier of contactless infrastructure components for eGovernment and enterprise authentication programs throughout Europe and to large enterprises in Japan. SCM also offers a range of smart card-based productivity solutions, which include readers and software, for small and medium-size businesses under its CHIPDRIVE brand®.

•	For the Digital Media and Connectivity market, SCM offers commercial digital media readers that are used in digital kiosks to transfer digital content to and from various flash media.

SCM sells its Secure Authentication products primarily to original equipment manufacturers (each, an “OEM”), that typically either bundle its products with their own solutions, or repackage its products for resale to their customers. SCM’s OEM customers typically sell its smart card reader technology to government contractors, systems integrators, large enterprises and computer manufacturers, as well as to banks and other financial institutions. In some cases, SCM also sells directly to system integrators and government contractors. SCM sells its digital media readers primarily to major brand computer and photo processing equipment manufacturers. SCM sells and licenses its products through a direct sales and marketing organization, as well as through distributors, value added resellers and systems integrators worldwide.

Recent Trends and Strategies for Growth

In recent years, SCM has directed significant attention to improving the efficiency of its operations, which has resulted in a significant reduction in expenses from previous levels, close management of continuing expenditures and ongoing reductions in product and manufacturing costs. Top line revenue growth has been more difficult to effect, as U.S. and European government programs, which comprise a significant portion of SCM’s sales, have remained unpredictable in terms of timing and in some cases have experienced protracted delays.

In late 2007, SCM embarked on a multi-pronged strategy to expand and diversify its customer base, fully capture emerging market opportunities and accelerate long-term growth. The primary component of the strategy is the development of a range of new contactless and near field communication (NFC) infrastructure products to enable fast growing contactless applications and services for the electronic transaction market (including payment and ticketing), government and enterprise customers. Additionally, SCM is developing programs to market its existing product offerings into new geographic regions. To ensure appropriate resources for its strategy, in the last year, SCM has strengthened its management team with key executive hires and promotions and brought in marketing and product management professionals from the contactless industry to execute on its contactless product roadmap. Further, SCM has adopted a more active approach to partnering with other companies that can provide complementary resources and strengths. For example, in mid-2008, SCM collaborated with XIRING, a French security solutions company, to develop a mobile eHealth terminal for the German electronic health card system. In April 2008, SCM began working with TranZfinity, a transactions solutions provider, to develop SCM’s @MAXX® family of contactless readers and to provide application services for those readers; and in October 2008 SCM took an equity position in TranZfinity.

The third component of SCM’s multi-pronged growth strategy is to actively seek merger and acquisition opportunities to expand its business, reinforce its market position in targeted areas and fully leverage its strengths and opportunities. The Merger with Hirsch also supports SCM’s growth strategy by doubling the company’s revenues, diversifying its customer base and positioning SCM to better address the growing market demand for solutions that address both IT security and physical access.

SCM has been investing in new products, resources, programs and business development activities to support the growth strategies described above and in 2008 this has resulted in increased operating expenses year over year. SCM believes these investments are critical to the success of its growth strategies and it expects to continue to invest in these strategies in the future.

Overview of the Market for Secure Access and Authentication Solutions

Individuals, businesses, governments and educational institutions increasingly rely upon computer networks, the Internet and intranets for information, entertainment and services. The proliferation of and reliance upon electronic data and electronic transactions has created an increasing need to protect the integrity of digital data, as well as to control access to electronic networks and the devices that connect to them. For government entities and large corporate enterprises, there is a need to restrict and manage access to shared networks and intranets to prevent loss of proprietary data. In addition, there is a need to manage and monitor access to information stored on identification cards used in new government-driven programs around the world, such as electronic passports, driver’s licenses, citizen identification and electronic healthcare cards. In some cases, there may also be a need to expand the capability of electronic networks to protect or restrict access to physical facilities for corporate employees or government personnel. Finally, for consumers and online merchants or banks, there is a need to authenticate credit cardholders or bank clients for Internet-based or other electronic transactions without jeopardizing sensitive personal account information. In each of these areas, standards-based devices that easily interface with a PC or network to provide secure, controlled access to digital content or services are an easily deployed and effective solution.

The proliferation of personal computers in both the home and office, coupled with the increasing availability of personal devices that enable access to computer networks and the Internet, have created significant opportunities for electronic transactions of all sorts, including electronic payment, ticketing, e-government, electronic healthcare access and mobile banking. In government agencies and corporate enterprises, the desire to link disparate divisions or offices, reduce paperwork and streamline operations is also leading to the adoption of more computer- and network-based programs and processes. Network-based programs are also used to track and manage data about large groups of people; for example, citizens of a particular country. While the benefits of computer networks may be significant, network and Internet-based transactions also pose a significant threat of fraud, eavesdropping and data theft for both groups and individuals. To combat this threat, parties at both ends of the transaction must be assured of its integrity. Online merchants and consumers need assurance that customers are correctly identified and that the authenticity and confidentiality of information, such as a credit card number, is established and maintained. Corporate, government and other networks need security systems that safeguard the data of individuals and protect the network from manipulation or abuse, both from within and without the system.

Increasingly, large organizations such as corporations, government agencies and banks are adopting systems that protect the network, the information in it and the people using it by authenticating each user as the user logs on and off the network. Authentication of a user’s identity is typically accomplished by one of two approaches: passwords, which are codes known only by specific users; and tokens, which are user-specific physical devices that only authorized users possess. Passwords, while easier to use, are also less secure because they tend to be short and static, and are often transmitted without encryption. As a result, passwords are vulnerable to decoding or observation and subsequent use by unauthorized persons. Tokens range from simple thumb-sized objects to more complex devices capable of generating time-synchronized or challenge-response access codes. Certain token-based systems require both possession of the token itself and a personal identifier, such as a fingerprint or personal identification number, or PIN, to indicate that the token is being used by an authorized user. Such an approach, referred to as two-factor authentication, provides much greater security than single factor systems such as passwords or the simple possession of a token.

One example of a token used in two-factor authentication is the smart card, which contains an embedded microprocessor, memory and a secure operating system. In addition to their security capabilities, smart cards are able to store data such as account information, healthcare records, merchant coupons, still or video images and, in some cases, cash. Smart cards are typically about the size of a credit card and can easily be carried in a wallet or attached to a badge. Smaller cards designed for use with devices such as mobile phones are also increasingly being utilized. Depending on the application for which they are being used, smart cards can be designed to insert into a reader attached to a PC or other device, or can include wireless capabilities for contactless interface. Worldwide shipments of smart cards reached 4.2 billion in 2007 and are estimated to grow to nearly 5.4 billion in 2008 for applications ranging from mobile communications to corporate security to online banking, according to the European smart card industry organization, Eurosmart. Demand for readers used in conjunction with those cards is also expected to grow. For example, research firm Frost & Sullivan estimates that the worldwide volume of smart card reader units will grow from 15.1 million in 2007 to 37.3 million in 2011. The combination of smart cards and readers provides a secure solution for network access, personal identification, electronic commerce and other transactions where authentication of the user is critical.

Market Opportunity

The market for secure access and authentication solutions in which SCM participates is experiencing unprecedented expansion, fueled by a few major trends: First, there are an increasing number of large government initiatives throughout the world, such as the Presidential Directive on Homeland Security (“HSPD-12”) in the U.S., the global mandate for electronic passports, national identification programs worldwide, and eHealth programs in Germany, France and other European countries. Second, the demand for contactless devices that operate without a physical connection between the card and reader is also growing rapidly. Major deployments of contactless smart cards for payment, transport and electronic identification programs such as the upcoming German national identification card, for example, are driving growth in the market overall and also compelling the industry to transition from the current environment of contact card interface to a contactless infrastructure. Third, NFC, a wireless connectivity technology that enables convenient short-range communications between electronic devices, is expected to become widely used on a global basis to enable contactless applications from mobile phones. This will require a major upgrade of legacy infrastructures to fully enable NFC applications such as payment, ticketing and loyalty, and will create new markets for contactless infrastructure and NFC tokens.

Government Initiatives

In countries around the world, local and federal governments are utilizing smart card technology to authenticate citizens, employees or military personnel for programs such as network or physical access control, national ID, healthcare, storing digital certificates for online transactions, residency permits and visas and driver’s licenses. According to IMS Research Group, more than one billion smart cards will be used in identity programs by governments and other public bodies worldwide by 2010.

To date, the largest and one of the most advanced deployments of smart cards for digital security purposes has been the U.S. Department of Defense’s Common Access Card (“CAC”) program. Beginning in October 2000, the U.S. Department of Defense has distributed more than 17 million smart cards to military personnel and contractors. These cards are being used as the standard identification credential for military personnel, and are also being used for secure authentication and network access. In compliance with HSPD-12, since late 2006, the CAC card also has served as a standard identity credential that is both secure and interoperable across all federal agencies, regardless of which agency issued the card. To satisfy the technical requirements of HSPD-12, the National Institute for Standards and Technology developed Federal Information Processing Standards Publication 201— a U.S. federal government standard specifying personal identity verification requirements for federal employees and contractors. Under these specifications, personal identity verification cards must also include capabilities for contactless interface with security terminals at doorways and other entrances to provide secure physical access at government facilities.

In order to comply with HSPD-12, government facilities are replacing their existing access control credentials with personal identity verification cards and their existing CAC card readers with new FIPS 201-compliant smart card readers. The U.S. government’s decision to deploy an integrated, agency-wide, common smart card platform will continue to raise the awareness of smart card technology, and hence increase the demand for contactless smart card proximity readers in both public and private sectors, according to IMS Research Group.

Internationally, countries around the world have been working together under the auspices of the International Civil Aviation Organization over the last several years to define and develop standards for electronic passports based on contactless smart card technology. The goal of the program is to ensure that these e-passports cannot be copied or altered, and that the biometric facial image stored on the card could be used to positively identify the holder. With implementations beginning in 2005, more than 50 countries worldwide now issue electronic passports, including Australia, Austria, Belgium, Canada, China, Denmark, France, Germany, Hong Kong, India, Italy, Japan, Korea, Macao, Malaysia, the Netherlands, Russia, Singapore, Sweden, the United Kingdom and the U.S.

Countries around the world are also utilizing smart cards as identification credentials for programs such as national identification, residency and driver’s licenses. Electronic identification allow governments to better control the issuance of such identification credentials while enabling cardholders to remotely access government services. Countries utilizing electronic national identification cards include Argentina, Australia, Bahrain, China, Egypt, France, Germany, Hong Kong, India, Israel, Malaysia, the Netherlands, Sweden, Thailand and the United Kingdom. Countries issuing electronic driver’s licenses include Australia, Brazil, India, Japan, Singapore, Sweden and the United Kingdom.

Many governments are also evaluating or making plans to develop electronic healthcare insurance and record systems, which would include smart card-based healthcare cards for participants. Mexico, China, India Russia and Taiwan, as well as several European countries, including Austria, Belgium, France, Germany, Hungary, Italy, Poland, Turkey and the United Kingdom are among the countries and regions that have already deployed or are deploying electronic healthcare cards to millions of healthcare users. These cards identify the user and store insurance and medical information that can be accessed by doctors and hospitals, for example. To date, one of the largest programs under development is in Germany, where pilot tests were set up in 2007. The German government plans to distribute 82 million new eHealth cards to citizens beginning in early 2009 and to put in place a corresponding network and card reader infrastructure for doctors, hospitals, pharmacies and other healthcare providers during 2009.

Growth in the Contactless Market

With the mass deployment of electronic passport schemes on a global basis, contactless smart chip technology has proven its maturity and reliability when incorporated in secure documents. As a result other sovereign documents like national ID, driver licenses, residence permits, weapon licenses and the like are migrating to chip-based technology. The majority of new e-government implementations around the world have chosen contactless interface. Estimates from NXP Semiconductors predict that the growth of electronic identification solutions between 2006 and 2012 will be overwhelmingly contactless (an 80% growth rate) compared to a 37% growth rate for contact electronic identification.

In the financial industry, major credit card companies in many parts of the world are embracing smart card technology as a more secure way to safeguard electronic transactions and address the problems of fraud, identity theft and protection of privacy, the cost of which can be significant. The majority of credit cards issued worldwide now comply with the Europay Mastercard Visa standard for securing financial transactions using a smart card.

Along with the move to more secure chip-based payment cards, there is an increasing preference for the convenience of contactless systems to facilitate payments. In part, this is being fueled by a desire on the part of consumers to replace cash payments with electronic payments in a number of daily transactions, particularly those of small value. Over the last two years, electronic payment programs featuring cards equipped with contactless technology, such as such as Visa® payWavetm and MasterCard® PayPasstm, have become widespread in Europe and Asia and are expected to generate significant demand worldwide for smart cards and related technology going forward.

Contactless transactions are being made even more convenient with the emergence of mobile phones as a logical and leading platform to enable secure electronic payments. With “smart device” capabilities, the mobile phone enables consumers to purchase goods and services electronically and conveniently, while ensuring security through individual authentication of the user. In effect, the mobile phone becomes an electronic wallet. Integration of contactless payment technology into mobile phones is expected to further spur demand for contactless technology over the next several years. According to the research firm Gartner Group, the number of consumers using mobile payment services via mobile phones and other devices is expected to grow from 32.9 million users in 2008 to 103.9 million in 2011.

There is significant long-term opportunity for companies that can provide contactless solutions that enable mobile phones and other personal devices to support secure electronic payment and banking transactions.

Major contactless technology standards include ISO14443 A and B, MIFAREtm, FeliCa®. In Japan, the contactless technology standard known as FeliCa® is widely used for applications such as payment, transport, loyalty and mobile communications. Developed by Sony, FeliCa is the most mature contactless technology in the world today. Growth in FeliCa-enabled devices both within and beyond Japan is expected to be significant over the next several years. ABI Research predicts that reader units will grow from 2.3 million units in 2006 to 25 million units in 2012, an average annual growth rate of 49%.

Growth in Near Field Communication Market

As noted above, mobile phones are emerging as the preferred platform to enable contactless applications, in particular secure electronic payments. NFC is fast becoming the preferred technology to enable secure short-range wireless connectivity for mobile phones and other personal mobile devices. Based on the 13.56 Mhz frequency, NFC is a wireless connectivity technology with a short-range of one to four inches. An NFC device can communicate with both existing ISO 14443 smart cards and readers, as well as with other NFC devices, and is thereby compatible with existing contactless infrastructures already in use for public transportation and payment. According to ABI Research, the volume of NFC-enabled devices will grow from zero units in 2005 to 419 million units in 2012, and average annual growth rate of 161%.

Smart USB Tokens

As a result of the major trends driving growth in secure access and authentication solutions described above, there is complementary and growing demand for small, portable tokens that bridge the gap between NFC-enabled mobile phones and a notebook or desktop PC. Smart USB tokens combine mobility with the ease of a USB interface to PCs and other computing devices and the capability to accept a smart card in either standard size or the smaller SIM card format. Such tokens secure authentication for applications including banking, payment, access control, and data storage. According to the research firm Eurosmart, the worldwide demand for smart USB tokens could reach 93 million units by 2012.

SCM’s Secure Authentication Products

SCM offers a full range of smart card reader technology solutions to address the need for smart card-based security for a range of applications and environments, including PCs, networks, physical facilities and authentication programs. SCM’s products include both contact and contactless smart card readers and terminals, USB tokens, ASICs and small office productivity packages based on smart cards, sold under the CHIPDRIVE brand. SCM sells its readers and terminals, tokens and ASICs primarily to PC OEMs, smart card solutions providers and government systems integrators to support specific programs, such as e-health cards, secure mobile banking or the U.S. government personal identity verification program; as well as to OEMs that incorporate SCM’s products into their devices, such as PCs or keyboards. SCM sells its CHIPDRIVE small office productivity packages primarily to end users via retail channels and the Internet.

Smart Card Readers

SCM is one of the world’s leading suppliers of smart card readers for security-oriented applications. SCM’s smart card readers are hardware devices that connect either externally or internally with a computer or other processing platform to verify the identity of, or authenticate, the user, and thus control access. Much like a lock works with a key, SCM’s readers work with a smart card to admit or deny access to a computer or network, or to authenticate the card holder for identification and access to facilities, programs or services. CM’s readers offer incremental levels of protection against unauthorized use, from simple PC Card reader devices to more complex PIN entry systems, which require both a smart card and a user’s personal identification number to authenticate the user. SCM’s readers are used to authenticate users in order to support security programs and applications for corporations, financial institutions, governments and individuals. These security programs and applications include secure network logon; personal identification for programs such as healthcare delivery, driver’s licenses and electronic passports; secure mobile banking; digital signatures; and secure e-commerce.

SCM’s reader devices employ an open-systems architecture that provides compatibility across a range of hardware platforms and software environments and accommodates remote upgrades so that compatibility can be maintained as the security infrastructure evolves. SCM has made significant investments in software embedded within its products to enable its smart card readers and components to read the majority of smart cards in the world, regardless of manufacturer or application. SCM’s smart card readers are also available with a variety of interfaces, including biometric (fingerprint), wireless/contactless, keypad, USB, PCMCIA, ExpressCard® and serial port, and offer various combinations of interfaces integrated into one device in order to further increase the level of security.

SCM’s smart card reader product line includes:

•	Contact Smart Card Readers/Writers: include internal and external Secure Card Readers that require only a smart card to provide secure authentication and external Secure PINpad Readers with a numeric PINpad that utilize a smart card in conjunction with a personal identification code to ensure “two factor” authentication of the user.

•	Contactless Readers and Dual Interface Readers: internal and external readers that address the demand for contactless interface used in many security programs based on smart cards, for example public transport, e-banking and e-passport personalization and verification. SCM is currently working on adding NFC and FeliCa functionality to its entire range of dual interface and contactless solutions.

•	Physical Access Control Terminal: designed to address the requirements of the U.S. government for secure access to facilities. The physical access control terminal combines new technologies such as contactless and biometric interface with existing control systems as well as CAC and newer personal identity verification credential cards, to provide support for new connectivity options going forward.

•	eHealth Terminal: specifically designed to meet the requirements of the German Health Card, to support Germany’s intended rollout of healthcare cards to 82 million citizens. The eHealth100 terminal reads and operates both with Germany’s current memory card-based health card as well as the new chip-based card, and is compliant for use with three different card types: the electronic health card, the health professional card, and the Secure Module Cards used for secure data communication.

•	ePassport Readers: designed to read all electronic passports currently in use or planned for distribution. Ranked among the highest in interoperability and versatility in international interoperability tests. SCM offers both complete ePassport readers and ePassport modules that can be incorporated into customer terminals and designs.

•	Mobile Readers: unconnected devices that enable secure network access and user authentication by generating one-time passwords.

•	Keyboard Readers: reader interfaces that are designed to be embedded into a computer keyboard at the manufacturer.

SCM’s smart card readers are developed in compliance with relevant industry standards related to the applications for which they will be used, including PC/SC, Europay Mastercard Visa, FINREAD and Common Criteria. For example, many of SCM’s readers, including the SCRx31 Secure Card Reader line, conform to Europay Mastercard Visa international standards for financial transactions. SCM typically customizes its smart card readers with unique casing designs and configurations to address the specific requirements of each customer.

Smart USB Tokens

SCM’s @MAXX family of personal contactless tokens is designed to securely support a broad range of applications. When connected to a PC, the tokens support the establishment of a secure channel to content and services available on the PC or a remote system. Unplugged, they fully leverage existing contactless infrastructures by enabling multiple services and applications such as contactless payment, contactless public transport ticketing or access to facilities. A planned NFC version of the @MAXX token is designed to enable legacy infrastructures (such as PCs or point of sales terminals) to become NFC enabled devices and, for example, enable smart phones that are not equipped with NFC to become NFC-enabled mobile devices, provided there is a USB connection.

ASICs/Chip Sets

SCM’s ASICs provide smart card interface capabilities for embedded platforms, such as desktop computers or keyboards. SCM offers two levels of ASICs to provide both basic smart card interface capability and support for multiple interfaces and reader devices. All of SCM’s ASICs comply with all relevant security standards for applications in the smart card industry. In addition, SCM’s advanced chip allows on-board flash upgrades for future firmware and application enhancements. SCM has a unique position in the market, with the ability to offer dedicated smart reader/writer, single chip solutions with embedded FLASH for secure firmware upgrade in the field (to prevent obsolescence) for its own products as well as to be integrated in PCs, keyboards and other devices.

CHIPDRIVE Productivity Solutions

SCM offers several CHIPDRIVE packages, consisting of smart cards, readers and software applications, for small and medium-sized businesses. These products support applications such as smart card-enabled logon to Microsoft® Windows® and smart card-based, secure electronic time recording.

Digital Media Reader and Connectivity Market

Digital cameras have rapidly saturated the consumer market over the last few years, with 80% of U.S. households predicted to own a digital camera by 2010, according to Gartner Group. Camera phones have also gained rapid popularity; in fact, 15% of consumers declare their phones to be their primary picture-taking device, according to an October 2007 survey from InfoTrends. InfoTrends estimates that U.S. output of digital photo prints will grow from 13.2 billion prints in 2005 to 16 billion by 2009. Digital flash media cards, which store digital images on the majority of digital cameras and some camera phones, are the key driver behind digital print growth. Higher capacity memory cards allow digital camera users to take more pictures before having to download images or swap out the card. As card capacities increase, more time is needed to download images. This uses more of the camera’s battery life, which already may be insufficient for many camera owners. To print without draining the camera battery, the digital flash media card can be removed and inserted into a card reader — on a PC, printer or kiosk — to download and print images.

Retail photo kiosks and minilabs, which give instant, high-quality printouts of digital images, make printing photos more convenient for the consumer and typically provide higher quality prints than home printers. According to a December 2007 survey conducted by InfoTrends, 49% of digital camera owners who print photos had obtained prints at a retail location in 2007, and the number is expected to grow. As flash memory card capacities increase and digital cameras continue to proliferate, SCM believes consumers will increasingly use photo kiosks and minilabs to download and print their digital pictures. Each photo kiosk or minilab requires a variety of media card readers to download images from the various media cards in use in digital cameras on the market.

SCM’s Digital Media and Connectivity Products

SCM offers digital media readers that provide an interface to the various formats of digital media cards to download digital images and other content. SCM sells its digital media readers primarily to photo kiosk manufacturers. SCM’s digital media readers allow photo kiosk makers and others to build digital flash media interface capabilities into their products and provide interface capabilities for all major memory card formats, including PCMCIA I and II, CompactFlash® I and II, MultiMediaCardtm, Secure Digital Card®, SmartMediatm,

Sony Memory Stick® and xD-Picture Cardtm. SCM’s digital media readers leverage its interface chips to enable each reader slot to read multiple types of cards. SCM’s digital media reader product line includes:

•	Preconfigured Drives: SCM’s 3.5 inch 5- and 6-bay drives provide plug-and-play interface for photo kiosks and mini labs. Marketed as Professional Card Drive (PCD) or Modular (gMOD and PCD-zMOD) readers, these drives are designed to support heavy commercial usage and support multiple media card formats in either an integrated or a modular form factor.

•	Single Board Drives: SCM’s single board drives provide flexible interface solutions for print kiosks, photo labs and other applications requiring digital flash media interface. Single board drives can be configured using any combination of media interface and drive placement to address the specific requirements of each kiosk or other product environment.

Technology

Most of the markets in which SCM participates are in their early stages of development and it is expected that they will continue to evolve. For example, early markets such as ours typically require complete hardware solutions, but over time requirements shift to critical components such as silicon or software as OEM customers increase their knowledge and sales volumes of the technologies being provided. SCM is committed to developing products using standards compliant technologies. SCM’s core technologies, listed below, leverage its development efforts to benefit customers across SCM’s product lines and markets.

Silicon Strategy

SCM has implemented a number of core interface and processing technologies into its silicon chips. SCM has also selected what it believes are the best available silicon from outside suppliers based on desired functionality and has embedded its core interface and processing technologies in order to meet time-to-market requirements. SCM expects to continue to maintain a balance between its silicon and the use of third party devices.

Firmware and Drivers

For its Secure Authentication products, including contact and contactless readers, SCM has developed interface technology that provides interoperability between PCs and smart cards from many different smart card manufacturers and with many different operating systems. SCM’s interoperable architecture includes an International Standards Organization-compliant layer as well as an additional layer for supporting non-International Standard Organization-compliant smart cards. Through its proprietary integrated circuits and firmware, SCM’s smart card readers can be updated electronically to accommodate new types of smart cards without the need to change the reader’s hardware. For its Digital Media and Connectivity products, SCM has developed interface technology that provides interoperability and compatibility between various digital appliances, computer platforms and flash memory cards. For complex terminals for electronic healthcare and other markets, SCM has chosen to use Linux®-based embedded firmware, which helps to provide the base layers for writing higher levels of application software. All SCM’s products are offered with the necessary device drivers for major operating systems, including Microsoft Windows, Windows Vistatm, Linux and MAC OS®.

Complete Hardware Solutions

SCM provides complete hardware solutions for a range of secure digital access applications, and SCM can customize these solutions in terms of physical design and product feature set to accommodate the specific requirements of each customer. For example, SCM has designed and manufactured smart card readers that incorporate specific features, such as a transparent case and removable USB cable, to address the needs of specific OEM customers.

Customers

SCM’s products are targeted at government contractors and systems integrators, as well as manufacturers of computers, computer components, consumer electronics and photo processing equipment. Sales to a relatively small number of customers historically have accounted for a significant percentage of SCM’s total sales. Sales to SCM’s top ten customers accounted for approximately 56% of revenue in the first nine months of 2008, 61% of revenue in fiscal year 2007 and 53% of revenue in fiscal year 2006. In 2007, Envoy Data Corporation accounted for more than 10% of SCM’s revenue. In 2006, Solectron accounted for more than 10% of SCM’s revenue. In 2005, IBM and Shin Shin Co. Ltd. each accounted for more than 10% of SCM’s revenue. SCM expects that sales of its products to a limited number of customers will continue to account for a high percentage of its total sales for the foreseeable future. The loss or reduction of orders from a significant customer, including losses or reductions due to manufacturing, reliability or other difficulties associated with SCM’s products, changes in customer buying patterns, or market, economic or competitive conditions in the digital information security business, could harm SCM’s business and operating results.

Sales and Marketing

SCM utilizes a direct sales and marketing organization, supplemented by distributors, value added resellers, systems integrators, resellers and Internet sales. As of September 30, 2008, SCM had 39 full-time employees engaged in sales and marketing activities. SCM’s direct sales staff solicits prospective customers, provides technical advice and support with respect to its products and works closely with customers, distributors and OEMs. In support of its sales efforts, SCM conducts sales training courses, targeted marketing programs and advertising, and ongoing customer and third party communications programs, and it participates in trade shows.

Backlog

SCM typically does not maintain a significant level of backlog. As a result, revenue in any quarter depends on contracts entered into or orders booked and shipped in that quarter. Sales are made primarily pursuant to purchase orders for current delivery or agreements covering purchases over a period of time. SCM’s customer contracts generally do not require fixed long-term purchase commitments. In view of its order and shipment patterns, and because of the possibility of customer changes in delivery schedules or cancellation of orders, SCM does not believe that such agreements provide meaningful backlog figures or are necessarily indicative of actual sales for any succeeding period.

Collaborative Industry Relationships

SCM is a contributor in various national and global standardization bodies and industry consortia, and is party to collaborative arrangements with a number of third parties. SCM evaluates, on an ongoing basis, potential strategic alliances and intend to continue to pursue such relationships. SCM’s future success will depend in part on the success of its current arrangements and its ability to establish additional arrangements. These arrangements may not result in commercially successful products.

DIN

SCM is a member of DIN, the German Institute for Standardization, which develops norms and standards as a service to industry, the state and society as a whole. A registered non-profit association, DIN has been based in Berlin since 1917. DIN’s primary task is to work closely with its stakeholders to develop consensus-based standards that meet market requirements. Some 26,000 experts contribute their skills and experience to the standardization process. By agreement with the German federal government, DIN is the acknowledged national standards body that represents German interests in European and international standards organizations. 90% of the standards work now carried out by DIN is international in nature.

NETC@RDS

SCM is a member of the NETC@RDS initiative, which is devoted to establishing improved health care access and administration procedures for mobile citizens across the European Union (EU), using the electronic European Health Insurance Card. SCM is a technology provider to the NETC@RDS project and has participated in market validation tests which included 85 pilot sites in 10 EU member states.

NFC Forum

SCM is a principal member of the NFC Forum and was recently named chair of the NFC Forum’s Devices Working Group. The NFC Forum is a non-profit industry association whose mission is to advance the use of NFC technology by developing specifications, ensuring interoperability among devices and services, and educating the market about NFC technology. NFC is a type of radio frequency technology that allows for secure transference of data between a card and reader over distances of not more than a few inches, and is an important technology for contactless payment applications. The NFC Forum consists of 150+ global member companies, including leading mobile communications, semiconductor and consumer electronics firms. NFC Forum members are currently developing specifications for a modular NFC device architecture, protocols for interoperable data exchange and device-independent service delivery, device discovery, and device capability.

PCMCIA

SCM is a member of the Personal Computer Memory Card International Association, or PCMCIA, an international standards body and trade association with more than 100 member companies. SCM has been a member of PCMCIA since 1990. PCMCIA was founded in 1989 to establish standards for integrated circuit cards and to promote interchangeability among mobile PCs.

PC/SC Workgroup

SCM is an associate member of the PC/SC workgroup, a consortium of technology companies that seeks to set the standard for integrating smart cards and smart card readers into the mainstream computing environment.

Share Security Formats Cooperation (SSFC)

SCM is a customer partner of SSFC, an alliance of leading Japanese technology companies that aims to establish a securely shared new data format for contactless smart cards, enabling multiple security applications to be managed using a single smart card.

Silicon Trust

SCM is a member of Silicon Trust, an industry forum sponsored by Infineon Technologies that focuses on silicon based security solutions, including smart cards, biometrics, and trusted platforms.

Smart Card Alliance

SCM is a member of the Smart Card Alliance, a U.S.-based, multi-industry association of member firms working to accelerate the widespread acceptance of multiple applications for smart card technology. SCM is also a member of Smart Card Alliance’s Leadership Council.

Teletrust

SCM is a member of Teletrust, a German organization whose goal is to provide a legally accepted means to adopt digital signatures. Digital signatures are encrypted personal identifiers, typically stored on a secure smart card, which allow for a high level of security through internationally accepted authentication methods. SCM is also a member of the smart card terminal committee of Teletrust, which defines the standards for connecting smart cards to computers for applications such as secure electronic commerce over the Internet.

Other

SCM is also a member of several digital flash media card organizations, including CompactFlash Association, Memory Stick Developers Forum, MultiMediaCard Association, SD Card Association, SSFDC SmartMedia Forum, xD-Picture Card Forum, Photo Marketing Association International and USB Implementers Forum.

Research and Development

To date, SCM has made substantial investments in research and development, particularly in the areas of smart card-based physical and network access devices and digital connectivity and interface devices. SCM’s engineering design teams work cross-functionally with marketing managers, applications engineers and customers to develop products and product enhancements to meet customer and market requirements. SCM also strives to develop and maintain close relationships with key suppliers of components and technologies in order to be able to quickly introduce new products that incorporate the latest technological advances. SCM’s future success will depend upon its ability to develop and to introduce new products that keep pace with technological developments and emerging industry standards while addressing the increasingly sophisticated needs of its customers.

SCM focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities. Research and development expenses were approximately $3.1 million for the nine months ended September 30, 2008, $3.1 million for the year ended December 31, 2007 and $3.8 million for the year ended December 31, 2006. As of September 30, 2008, SCM had 73 full-time employees engaged in research and development activities, including software and hardware engineering, testing and quality assurance and technical documentation. The majority of SCM’s research and development activities occur in India.

Manufacturing and Sources of Supply

SCM utilizes the services of contract manufacturers in Singapore and China to manufacture its products and components. SCM has implemented a global sourcing strategy that it believes enables the company to achieve economies of scale and uniform quality standards for its products, and to support gross margins. In the event any of SCM’s contract manufacturers are unable or unwilling to continue to manufacture its products, SCM may have to rely on other current manufacturing sources or identify and qualify new contract manufacturers. Any significant delay in SCM’s ability to obtain adequate supplies of its products from current or alternative sources would harm its business and operating results.

SCM believes that its success will depend in large part on its ability to provide quality products and services while ensuring the highest level of security for its products during the manufacturing process. SCM has a formal quality control program to satisfy its customers’ requirements for high quality and reliable products. To ensure that products manufactured by others are consistent with its standards, SCM manages all key aspects of the production process, including establishing product specifications, selecting the components to be used to produce its products, selecting the suppliers of these components and negotiating the prices for certain of these components. In addition, SCM works with its suppliers to improve process control and product design. As of September 30, 2008, SCM had nine full-time employees engaged in manufacturing and logistics activities, focused on coordinating product management and supply chain activities between SCM and its contract manufacturers.

Over the past several months, SCM has added alternative sources for both its products and components. Even so, SCM relies upon a limited number of suppliers for some key components of its products. For example, SCM currently utilizes the foundry services of external suppliers to produce its ASICs for smart cards readers, and it uses chips and antenna components from third party supplier in its contactless smart card readers. Wherever possible, SCM has added additional sources of supply for mechanical components such as printed circuit boards or casing. However, a risk remains that SCM may be adversely impacted by an inadequate supply of components, price increases, late deliveries or poor component quality. In addition, some of the basic components SCM uses in its products, such as digital flash media, may at any time be in great demand. This can result in the components not being available in a timely fashion or at all, particularly if larger companies have ordered more significant volumes of the components; or in higher prices being charged for the components. Disruption or termination of the supply of components or software used in SCM’s products could delay shipments of its products, which could have a material adverse effect on its business and operating results. These delays could also damage relationships with current and prospective customers.

Competition

The Secure Authentication and Digital Media and Connectivity markets are competitive and characterized by rapidly changing technology. SCM believes that competition in these markets is likely to intensify as a result of anticipated increased demand for digital access products. SCM currently experience competition from a number of sources, including:

•	Advanced Card Systems, Gemalto (formerly Gemplus and Axalto), O2Micro and OmniKey in smart card readers, ASICs and universal smart card reader interfaces for PC and network access;

•	AMAG Technology, Bioscrypt, BridgePoint Systems, HID, Integrated Engineering, Precise Biometrics, XceedID and XTec in physical access control terminals; and

•	Atech, Datafab, OnSpec and YE Data for digital media readers.

SCM also experiences indirect competition from certain of its customers who currently offer alternative products or are expected to introduce competitive products in the future. SCM may in the future face competition from these and other parties that develop digital data security products based upon approaches similar to or different from those employed by SCM. In addition, the market for secure authentication and digital media transfer products may ultimately be dominated by approaches other than the approach marketed by SCM. SCM believes that the principal competitive factors affecting the market for its products include:

•	the extent to which products must support industry standards and provide interoperability;

•	the extent to which standards are widely adopted and product interoperability is required within industry segments;

•	technical features;

•	quality and reliability;

•	the ability of suppliers to develop new products quickly to satisfy new market and customer requirements;

•	ease of use;

•	strength of distribution channels; and

•	price.

While SCM believes that it competes favorably with respect to these factors, it may not be able to continue to successfully compete due to these or other factors and competitive pressures it faces could materially and adversely affect its business and operating results.

Proprietary Technology and Intellectual Property

SCM’s success depends significantly upon its proprietary technology. SCM currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights, which afford only limited protection. Although SCM often seek to protect its proprietary technology through patents, it is possible that no new patents will be issued, that SCM’s proprietary products or technologies are not patentable, and that any issued patent will fail to provide SCM with any competitive advantages.

There has been a great deal of litigation in the technology industry regarding intellectual property rights and from time to time SCM may be required to use litigation to protect its proprietary technology. This may result in SCM incurring substantial costs and there is no assurance that SCM would be successful in any such litigation. Despite SCM’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of SCM’s products or to use its proprietary information and software without authorization. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to the same extent as do the laws of the United States. Because many of SCM’s products are sold and a substantial portion of its business is conducted outside the United States, SCM’s exposure to intellectual property risks may be higher. SCM’s means of protecting its proprietary and intellectual property rights may not be adequate. There is a risk that SCM’s competitors will independently develop similar technology, duplicate its products or design around patents or other intellectual property rights. If SCM is unsuccessful in protecting its intellectual property or its products or technologies are duplicated by others, its business could be harmed.

In addition, SCM has from time to time received claims that it is infringing upon third parties’ intellectual property rights. Future disputes with third parties may arise and these disputes may not be resolved on terms acceptable to SCM. As the number of products and competitors in SCM’s target markets grow, the likelihood of infringement claims also increases. Any claims or litigation may be time-consuming and costly, divert management resources, cause product shipment delays, or require SCM to redesign its products, accept product returns or to write off inventory. Any of these events could have a material adverse effect on SCM’s business and operating results.

SCM owns approximately 40 patent families (designs, patents and utility models) comprising a total of 120 individual or regional filings, covering products, mechanical designs and ideas for SCM’s Secure Authentication and Digital Media and Connectivity businesses. Additionally, SCM leverages its own ASIC designs for smart card interface in its reader devices. None of SCM’s patents are material to its business.

Employees

As of September 30, 2008, SCM had 151 full-time employees, of which 73 were engaged in engineering, research and development; 39 were engaged in sales and marketing; nine were engaged in manufacturing and logistics; and 30 were engaged in general management and administration. SCM is not subject to any collective bargaining agreements and, to its knowledge, none of its employees are currently represented by a labor union. To date, SCM has experienced no work stoppages and believes that its employee relations are generally good.

Foreign Operations; Properties

SCM’s corporate headquarters are in Ismaning, Germany. SCM also leases small sales and marketing facilities in California, Japan and Hong Kong. Research and development activities are conducted from SCM’s facility in Chennai, India. SCM considers these properties as adequate for its business needs.

Legal Proceedings

SCM is not currently a party to any pending legal proceeding, nor is SCM’s property the subject of any pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of the SCM’s business. From time to time, SCM could become subject to claims arising in the ordinary course of business or could be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, SCM’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on SCM’s financial condition, results of operations or cash flows.

SCM MICROSYSTEMS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of SCM’s financial condition and results of operations should be read together with “Selected Historical and Pro Forma Combined Financial Data — Selected Historical Financial Data of SCM” and the SCM financial statements and related notes as well as the risk factors set forth under the caption “Risks Relating to SCM’s Business” appearing elsewhere in this joint proxy statement/information statement and prospectus. The historical financial data for SCM is based on the unaudited consolidated financial statements as of and for the nine months ended September 30, 2008, as well as the audited consolidated financial statements of SCM as of and for the fiscal year ended December 31, 2007. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP).

Overview

SCM was founded in 1990 and was incorporated in 1996 under the laws of the state of Delaware. SCM designs, develops and sells hardware, software and silicon solutions that enable people to conveniently and securely access digital content and services. SCM sells its secure digital access products into two market segments: Secure Authentication and Digital Media and Connectivity:

•	For the Secure Authentication market, SCM offers smart card reader technology that enables authentication of individuals for applications such as electronic passports and drivers’ licenses, electronic healthcare cards, secure logical access to PCs and networks, and physical access to facilities. Within the Secure Authentication segment, SCM also offers a line of smart card solutions under the CHIPDRIVE brand that include productivity applications such as time recording and attendance, physical access and password management for small and medium sized enterprises.

•	For the Digital Media and Connectivity market, SCM offers digital media readers that are used to transfer digital content to and from various flash media. These readers are primarily used in digital photo kiosks.

SCM sells its Secure Authentication products primarily to OEMs, who typically either bundle SCM’s products with their own solutions, or repackage SCM’s products for resale to their customers. SCM’s OEM customers typically sell SCM’s smart card readers to government contractors, systems integrators, large enterprises and computer manufacturers, as well as banks and other financial institutions. SCM sells its digital media readers primarily to computer and photo processing equipment manufacturers. SCM sells and licenses its products through a direct sales and marketing organization, as well as through distributors, value added resellers and systems integrators worldwide.

On May 22, 2006, SCM completed the sale of its Digital Television solutions (“DTV solutions”) business to Kudelski S.A. As a result, SCM has accounted for the DTV solutions business as a discontinued operation, and the statements of operations and cash flows for all periods presented reflect the discontinuance of this business. In addition, SCM’s operations previously included a retail Digital Media and Video business, which was sold in the third quarter of 2003. As a result of this sale and divestiture, beginning in the second quarter of fiscal year 2003, SCM has accounted for the retail Digital Media and Video business as a discontinued operation, and statements of operations for all periods presented reflect the discontinuance of this business.

Growth Strategies

SCM has put in place a number of strategies to grow revenues over the long-term, as discussed below.

Throughout most of 2007, SCM’s revenue growth strategy was primarily based on investing in new Secure Authentication products to address emerging smart card-based security programs in Europe, including e-passport, national identification and e-health. Additionally, SCM implemented programs to expand sales of its CHIPDRIVE business productivity solutions for small and medium-sized businesses to markets outside Germany. SCM also continued its traditional focus on the U.S. government market, providing smart card readers for authentication programs within various federal agencies, as well as providing digital media readers for the photo kiosk market in the U.S.

In late 2007, SCM began to implement a new growth strategy that aims to expand sales of existing product lines into new geographic markets and to diversify and expand its customer base. As part of this strategy, SCM added sales resources in Europe, Asia and the Americas to increase its ability to address current and future business opportunities. For example, sales resources were added targeting authentication programs in the government and enterprise sectors in Latin America and Asia and SCM began targeting the photo kiosk markets in Europe and Asia. As sales cycles for government projects and design cycles for photo kiosks may take several quarters, SCM expects to begin to realize revenue from these investments in the first half of 2009.

In early 2008, SCM implemented an additional growth strategy aimed at further diversifying and expanding its customer base by targeting the emerging contactless reader market. SCM has begun investing to develop new Secure Authentication products based on contactless technologies such as Near Field Communication and FeliCa® and has initiated business development activities aimed at penetrating the worldwide financial services and enterprise markets with its contactless reader products. For example, in October 2008, SCM introduced the first in a family of new products called @MAXXtm that are aimed at the market for contactless applications.

To better leverage its capabilities, SCM has also adopted a more active approach to partnering with other companies that can provide complementary resources and strengths. For example, in mid-2008, SCM worked together with XIRING, a French security solutions company, to develop a mobile eHealth terminal for the German electronic health card system. In October 2008, SCM announced it had acquired an equity position in TranZfinity, a company with which SCM developed its @MAXX family of contactless readers, and that has agreed to provide application services for those readers. Additionally, in October 2008, SCM announced a distribution agreement with Hirsch, as a supplier of physical access control systems, to sell SCM’s physical access control terminals into Hirsch’s customer base in the U.S. government.

During 2007, SCM continued to operate its business based on the reduced expense levels achieved in the fourth quarter of 2006. SCM had taken several actions during 2006 to lower operating expenses, including outsourcing manufacturing, moving corporate financial and compliance functions from the U.S. to Germany, consolidating offices and reducing headcount. During 2006, SCM also put in place product cost reduction programs that resulted in ongoing product margin improvements from the fourth quarter of 2006 through 2007.

To ensure it has the expertise and executive leadership to manage and grow its business, during 2007 and 2008, SCM has reorganized and strengthened its management team with key executive hires: Felix Marx joined as Chief Executive Officer in October 2007; and Dr. Manfred Mueller was promoted to Executive Vice President, Strategic Sales and Business Development in March 2008. In the first nine months of 2008, SCM also has added expertise in contactless technologies and the contactless market with the addition of new sales, marketing and engineering professionals from the contactless industry. SCM believes its new executives and the expanded expertise of its management team strengthen its ability to anticipate and respond to market trends both in the traditional smart card industry and in the emerging market for contactless solutions.

SCM has invested in new products, resources and programs to support the growth strategies described above and this has resulted in increased operating expenses year over year. SCM believes these investments are critical to the success of its growth strategies and expects to continue to invest in these strategies in the future.

Trends in SCM’s Business

In its continuing operations, SCM may experience significant variations in demand for its products quarter to quarter. This is particularly true for SCM’s Secure Authentication products, a significant proportion of which are currently sold for smart card-based identification programs run by various U.S., European and Asian governments. Sales of SCM’s smart card readers and chips for government programs are impacted by testing and compliance schedules of government bodies, as well as roll-out schedules for application deployments, both of which contribute to variability in demand from quarter to quarter.

Historically, SCM has sold a significant proportion of its Secure Authentication products to the U.S. government for PC and network access by military and federal employees, and these sales have been an important component of SCM’s overall revenue. However, during the first six months of 2008, SCM experienced significantly weaker demand for its smart card readers from the U.S. government sector due to project and budget delays. Sales to the U.S. government market increased in the third quarter of 2008, returning to levels similar to those SCM had experienced in 2007, as some projects moved forward. During the past several quarters, SCM has also experienced an ongoing shift in the U.S. government market away from external reader devices and toward interface chips that provide embedded reader technology in laptops and keyboards. SCM has sold high volumes of smart card interface chips for embedded readers to laptop and keyboard manufacturers in Asia during this period that have partially offset the decrease in sales of its external readers; however these chips have a lower average selling price than SCM’s external reader devices. SCM’s sales to Asia increased 21% in the third quarter of 2008 and 17% in the first nine months of 2008 compared with the prior year. SCM continues to believe that it remains a leading supplier of smart card reader technology to the U.S. government market and that the company is not losing share to competitors. However, the shift in demand from external reader devices towards embedded readers in the U.S. government market has resulted and is likely to continue to result in reduced revenue opportunity for SCM.

In the third quarter of 2008, European sales decreased approximately 20% compared with the prior year quarter due to variability in the timing of orders for regional programs requiring smart card readers. SCM continues to expect that the rollout of the new electronic health card in Germany will provide significant additional opportunity. Currently, SCM is one of a limited number of suppliers certified to provide eHealth card terminals approved for this program. However, the timing of the program’s launch is still uncertain.

Sales of SCM’s Digital Media and Connectivity products are less subject to variability based on market or project demands; however, SCM is dependent on a small number of customers in both of its primary product segments, which can result in fluctuations in sales levels from one period to another. During the third quarter of 2008, digital media reader sales were well below recent quarterly levels due to unexpectedly light orders from a major customer.

Both SCM’s Secure Authentication and Digital Media and Connectivity businesses are subject to ongoing pricing pressure. To counter this trend, SCM has implemented ongoing cost reduction programs that have resulted in ongoing improvements to its product margins. SCM believes it should be able to offset pricing pressure and material cost increases with ongoing improvements in its supply chain systems.

Critical Accounting Policies and Estimates

SCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of these financial statements requires SCM’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, customer incentives, bad debts, inventories, asset impairment, deferred tax assets, accrued warranty reserves, restructuring costs, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of SCM’s consolidated financial statements.

•	SCM recognizes product revenue upon shipment provided that risk and title have transferred, a purchase order has been received, collection is determined to be reasonably assured and no significant obligations remain. Maintenance revenue is deferred and amortized over the period of the maintenance contract. Provisions for estimated warranty repairs and returns and allowances are provided for at the time products are shipped. SCM maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of SCM’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required, which could have a material impact on SCM’s results of operations.

•	SCM typically plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. SCM regularly reviews inventory quantities on hand and records an estimated provision for excess inventory, technical obsolescence and no sale-ability based primarily on its historical sales and expectations for future use. Actual demand and market conditions may be different from those projected by SCM’s management. This could have a material effect on SCM’s operating results and financial position. If SCM was to make different judgments or utilize different estimates, the amount and timing of its write-down of inventories could be materially different. Excess inventory frequently remains saleable. When excess inventory is sold, it yields a gross profit margin of up to 100%. Sales of excess inventory have the effect of increasing the gross profit margin beyond that which would otherwise occur, because of previous write-downs. Once SCM has written down inventory below cost, it does not subsequently write it up.

•	SCM adopted the Financial Accounting Standards Board’s (“FASB”) Interpretation No. 48, Accounting For Uncertain Tax Positions (“FIN 48”) in the first quarter of 2007. SCM is required to make certain judgments and estimates in determining income tax expense for financial statement purposes. Significant changes to these estimates may result in an increase or decrease to SCM’s tax provision in a subsequent period. The calculation of SCM’s tax liabilities requires dealing with uncertainties in the application of complex tax regulations. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It is inherently difficult and subjective to estimate such amounts. SCM reevaluate such uncertain tax positions on a quarterly basis based on factors such as, but not limited to, changes in tax laws, issues settled under audit and changes in facts or circumstances. Such changes in recognition or measurement might result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

•	The carrying value of SCM’s net deferred tax assets reflects that SCM has been unable to generate sufficient taxable income in certain tax jurisdictions. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before SCM is able to realize their benefit, or that future deductibility is uncertain. Management evaluates the realizability of the deferred tax assets quarterly. At September 30, 2008, SCM has recorded valuation allowances against all of its deferred tax assets. The deferred tax assets are still available for SCM to use in the future to offset taxable income, which would result in the recognition of a tax benefit and a reduction in its effective tax rate. Actual operating results and the underlying amount and category of income in future years could render SCM’s current assumptions, judgments and estimates of the realizability of deferred tax assets inaccurate, which could have a material impact on SCM’s financial position or results of operations.

•	SCM accrues the estimated cost of product warranties during the period of sale. While SCM engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, SCM’s warranty obligation is affected by actual warranty costs, including material usage or service delivery costs incurred in correcting a product failure. If actual material usage or service delivery costs differ from SCM’s estimates, revisions to estimated warranty liability would be required, which could have a material impact on SCM’s results of operations.

•	During previous years, SCM has recorded restructuring charges as it rationalized operations in light of strategic decisions to align its business focus on certain markets. These measures, which included major changes in senior management, workforce reduction, facilities consolidation and the transfer of production activities to contract manufacturers, were largely intended to align SCM’s capacity and infrastructure to anticipate customer demand and to transition SCM’s operations to better cost efficiencies. In connection with plans SCM has adopted, estimated expenses were recorded for severance and outplacement costs, lease cancellations, asset write-offs and other restructuring costs. Statement of Financial Accounting Standard (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, requires that a liability for a cost associated with an exit or disposal activity initiated after December 31, 2002 be recognized when the liability is incurred and that the liability be measured at fair value. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of original estimates. SCM continually evaluates the adequacy of the remaining liabilities under its restructuring initiatives. Although SCM believes that these estimates accurately reflect the costs of its restructuring and other plans, actual results may differ, thereby requiring SCM to record additional provisions or reverse a portion of such provisions.

•	In connection with the Stock Purchase Agreement with TranZfinity (see Note 13 to Condensed Consolidated Financial Statements for the period ended September 30, 2008) SCM has entered into a non-marketable equity investment. Non-marketable equity investments are inherently risky, and a number of these companies are likely to fail. Their success is dependent on product development, market acceptance, operational efficiency, and other factors. In addition, depending on their future prospects and on market conditions, they may not be able to raise additional funds when needed or they may receive lower valuations, with less favorable investment terms than in previous financings, and SCM’s investment might become impaired. SCM reviews its investments quarterly for indicators of impairment. Nevertheless, the impairment analysis for non-marketable equity investments requires significant judgment to identify events or circumstances that would significantly harm the value of the investment. The indicators that SCM uses to identify those circumstances can include, but are not limited to the investee’s revenue and earnings trends; the technological feasibility of the investee’s products and technologies; factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, and the rate at which the investee is using its cash; and the investee’s receipt of additional funding at a lower valuation.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be included in income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS No. 141(R) will change SCM’s accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 is effective for SCM on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. As of September 30, 2008, SCM did not have any minority interests.

On January 1, 2008, SCM adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure certain financial instruments and other items at fair value using an instrument-by-instrument election. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. The adoption of SFAS No. 159 did not have an impact on SCM’s consolidated financial position, results of operations or cash flows.

On January 1, 2008, SCM adopted SFAS No. 157, Fair Value Measurements, for all financial assets and financial liabilities and for all non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. SFAS No. 157 does not change the accounting for those instruments that were, under previous GAAP, accounted for at cost or contract value. The adoption of SFAS No. 157 did not have a significant impact on SCM’s consolidated financial statements, and the resulting fair values calculated under SFAS No. 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance.

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable objective inputs and minimize the use of unobservable inputs, which require additional reliance on SCM’s judgment, when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical instruments in active markets;

•	Level 2: Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets; and

•	Level 3: Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

SCM uses the following classifications to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Cash equivalents include highly liquid debt investments (money market fund deposits, commercial paper and treasury bills) with maturities of three months or less at the date of acquisition. These financial instruments are classified in Level 1 of the fair value hierarchy.

Short-term investments consist of corporate notes and United States government agency instruments and are classified as available-for-sale. These financial instruments are classified in Level 1 of the fair value hierarchy. As of September 30, 2008, SCM had no short-term investments.

Assets that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy, as of September 30, 2008, were as follows:

	Level 1	Level 2	Level 3	Total
(In thousands; unaudited)

Money market fund deposits	$11,455	$—	$—	$11,455
Treasury Bills	4,000	—	—	4,000
Commercial papers	1,992	—	—	1,992

Total:	$17,447	$—	$—	$17,447

As of September 30, 2008, there are no liabilities that are measured and recognized at fair value on a recurring basis.

In February 2008, the FASB issued FASB Staff Position (“FSP 157-1”), Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FSP 157-2, Effective Date of FASB Statement No. 157. FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal year 2009. SCM is currently evaluating the impact that SFAS No. 157 will have on its consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of 2009.

Results of Operations

Comparison of Three and Nine Months Ended September 30, 2008 and 2007

Net Revenue

Summary information by product segment for the three and nine months ended September 30, 2008 and 2007 is as follows:

				Nine Months
	Three Months Ended		% Change	Ended		% Change
	September 30,		Period to	September 30,		Period to
	2008	2007	Period	2008	2007	Period
(dollars in thousands)
	(Unaudited)

Secure Authentication:
Net revenue	$5,873	$6,140	(4)%	$15,758	$17,100	(8)%
Gross profit	2,748	2,846		7,172	7,345
Gross profit %	47%	46%		46%	43%
Digital Media and Connectivity:
Net revenue	$520	$1,477	(65)%	$3,619	$3,621	(0)%
Gross profit	162	601		1,244	1,175
Gross profit %	31%	41%		34%	32%
Total:
Net revenue	$6,393	$7,617	(16)%	$19,377	$20,721	(6)%
Gross profit	2,910	3,447		8,416	8,520
Gross profit %	46%	45%		43%	41%

Net revenue for the third quarter of 2008 was $6.4 million, down 16% from $7.6 million for the same period of 2007. The decrease in third quarter revenue year over year was primarily driven by lower sales of SCM’s Digital Media and Connectivity products. For the first nine months of 2008, net revenue was $19.4 million, down 6% from revenue of $20.7 million for the first nine months of 2007. The decrease in revenue for the nine months of 2008 compared with the prior-year period resulted primarily from lower sales of SCM’s Secure Authentication products in the first and third quarters of 2008.

SCM’s Secure Authentication product line principally consists of smart card readers and related chip technology that are primarily used in large security programs where smart cards are employed to authenticate the identity of people in order to control access to computers or computer networks; borders; buildings and other facilities; and services, such as health care. Also included in this business segment are SCM’s CHIPDRIVE software and reader solutions, which provide electronic timecard and other productivity applications for small and medium enterprises and are primarily sold in Europe. The majority of revenue in SCM’s Secure Authentication business segment is government, financial or enterprise programs and is subject to significant variability based on the size and timing of customer orders.

Sales of SCM’s Secure Authentication products were $5.9 million in the third quarter of 2008, down 4% from sales of $6.1 million in the third quarter of 2007. Sales levels in the third quarter of 2008 were relatively unchanged in the U.S., up approximately 20% in Asia and down approximately 20% in Europe, compared with the third quarter of the prior year. U.S. sales in the third quarter of 2008 increased against U.S. sales in the prior two quarters due to stronger demand for smart card readers for U.S. government programs. Lower sales in Europe were the result of variability in the timing of orders and regional programs requiring smart card readers. Higher sales in Asia were the result of increased sales of smart card interface chips compared with the 2007 period.

For the first nine months of 2008, sales of Secure Authentication products were $15.8 million, down 8% from sales of $17.1 million for the first nine months of 2007. The decrease in sales in the first nine months of 2008 compared with the prior year was primarily due to a significant reduction in sales of SCM’s smart card reader products for U.S. government authentication programs in the first two quarters of 2008, mainly due to project and budget delays. During the first nine months of 2008, SCM has also experienced an ongoing shift in the

U.S. government market away from external reader devices and towards interface chips that provide embedded reader technology in laptops and keyboards. SCM has sold high volumes of smart card interface chips for embedded readers to laptop and keyboard manufacturers in Asia that have somewhat offset the decrease in sales of its external reader devices in the U.S.; however, these chips have a lower average selling price than SCM’s external reader devices.

SCM’s Digital Media and Connectivity product line consists of digital media readers and related ASIC technology used to provide an interface for flash memory cards, primarily embedded in digital photography kiosks, where the readers are used to download and print digital photos. Two to three customers, historically, have accounted for approximately two-thirds of sales in this business segment. As a result, revenue in SCM’s Digital Media and Connectivity product line can fluctuate significantly quarter to quarter due to variability in the size and timing of customer orders.

Sales of SCM’s Digital Media and Connectivity products were $0.5 million in the third quarter of 2008, down 65% from sales of $1.5 million in the same period of 2007. For the first nine months of 2008, sales of Digital Media and Connectivity products were $3.6 million, unchanged from sales of $3.6 million for the first nine months of 2007. During the third quarter of 2008, digital media reader sales were well below recent quarterly levels due to unexpectedly light orders from a major customer.

Gross Profit Margin

Gross profit margin for the third quarter of 2008 was $2.9 million, or 46% of revenue, compared with $3.4 million, or 45% of revenue in the third quarter of 2007.

Gross profit margin for SCM’s Secure Authentication products was $2.7 million, or 47% of revenue for the third quarter of 2008, compared with $2.8 million, or 46% for the third quarter of 2007. Gross profit margin in the third quarter of 2008 reflects a more favorable mix of products sold compared with the same period of 2007 and ongoing product cost reductions.

Gross profit margin for SCM’s Digital Media and Connectivity products was $0.2 million, or 31% for the third quarter of 2008, down from $0.6 million, or 41% for the third quarter of 2007. The decrease in gross profit margin in the third quarter of 2008 compared with the same period of 2007 was primarily due to lower revenue levels in the 2008 period.

For the first nine months of 2008, gross profit margin was $8.4 million, or 43% of revenue, compared with $8.5 million, or 41% of revenue for the first nine months of 2007. The improvement in gross profit margin in the first nine months of 2008 compared with the prior year primarily is due to a more favorable mix of higher margin products overall and product cost reductions in SCM’s Secure Authentication business.

SCM expects there will be some variation in its gross profit from period to period, as its gross profit has been and will continue to be affected by a variety of factors, including, without limitation, competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products, product enhancements, software and services, inventory write-downs and the cost and availability of components.

Research and Development

				Nine Months
	Three Months Ended		% Change	Ended		% Change
	September 30,		Period to	September 30,		Period to
(Dollars in thousands; unaudited)	2008	2007	Period	2008	2007	Period

Expenses	$980	$815	20%	$3,058	$2,327	31%
Percentage of total revenues	15%	11%		16%	11%

Research and development expenses consist primarily of employee compensation and fees for the development of hardware and firmware products. SCM focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities.

Research and development expenses were $1.0 million, or 15% of revenue in the third quarter of 2008, up 20% from $0.8 million, which represented 11% of revenue in the third quarter of 2007. For the first nine months of 2008, research and development expenses were $3.1 million, up 31% from $2.3 million for the first nine months of 2007. Higher research and development expenses in the third quarter and first nine months of 2008 compared with the prior year are primarily due to the development of new contactless Secure Authentication products and increased development activity related to readers for the German e-health program.

SCM expects its research and development expenses to vary based on future project demands and on the markets it targets.

Selling and Marketing

				Nine Months
	Three Months Ended		% Change	Ended		% Change
	September 30,		Period to	September 30,		Period to
(Dollars in thousands; unaudited)	2008	2007	Period	2008	2007	Period

Expenses	$2,280	$1,625	40%	$7,010	$4,802	46%
Percentage of total revenues	36%	21%		36%	23%

Selling and marketing expenses consist primarily of employee compensation as well as tradeshow participation and other marketing costs. SCM focuses a significant proportion of its sales and marketing activities on new and emerging market opportunities, including e-health, contactless applications and the market business productivity solutions for small and medium-sized businesses.

Selling and marketing expenses were $2.3 million, or 36% of revenue in the third quarter of 2008, up 40% from $1.6 million, which represented 21% of revenue in the third quarter of 2007. For the first nine months of 2008, sales and marketing expenses were $7.0 million, up 46% from $4.8 million in the first nine months of 2007. Higher sales and marketing expenses in the third quarter and first nine months of 2008 compared with the prior year are primarily due to the hiring of new sales resources over the past several quarters in Asia, Europe and the Americas to enhance SCM’s ability to address current and future business opportunities, as well as an increased level of travel expenses related to new business development activities. Also included in the first nine months of 2008 are approximately $0.2 million in severance costs recorded in the second quarter of 2008.

General and Administrative

				Nine Months
	Three Months Ended		% Change	Ended		% Change
	September 30,		Period to	September 30,		Period to
(Dollars in thousands; unaudited)	2008	2007	Period	2008	2007	Period

Expenses	$1,697	$1,374	24%	$4,718	$5,653	(17)%
Percentage of total revenues	27%	18%		24%	27%

General and administrative expenses consist primarily of compensation expenses for employees performing administrative functions, and professional fees arising from legal, auditing and other consulting services.

General and administrative expenses were $1.7 million, or 27% of revenue in the third quarter of 2008, up 24% from $1.4 million, which represented 18% of revenue in the third quarter of 2007. Higher general and administrative expenses in the third quarter of 2008 primarily resulted from increased business development activities related to SCM’s strategy to expand and diversify its customer base and market opportunities. For the first nine months of 2008, general and administrative expenses were $4.7 million, down 17% from $5.7 million in the first nine months of 2007. General and administrative expense in the first nine months of 2007 included $1.4 million in severance and other costs associated with the resignation of SCM’s former chief executive officer. General and administrative expenses in the first nine months of 2008 were also impacted by the devaluation of the dollar against foreign currencies, namely the Euro, as SCM pays the majority of these expenses in local currency but accounts for those expenses in dollars. If the trend in recent weeks continues and the dollar continues to strengthen in relation to foreign currencies, SCM expects this impact to be less pronounced in the fourth quarter of 2008.

Amortization of Intangibles

Amortization of intangibles was zero during the third quarter of 2008 and 2007. For the first nine months of 2008, amortization of intangibles was zero, compared with $0.3 million during the first nine months of 2007.

Interest and Other Income (Expenses), net

Interest and other income (expenses), net consists of interest earned on invested cash and foreign currency gains or losses.

In the third quarter of 2008, interest income resulting from invested cash balances was $0.2 million, compared with interest income of $0.4 million for the third quarter of 2007. In the first nine months of 2008, interest income was $0.6 million, compared with interest income of $1.2 million in the first nine months of 2007. The reduction in interest income reflects reduced cash balances and the reduction in interest rates in 2008 compared to 2007.

Foreign currency losses were $1.3 million in the third quarter of 2008 compared with $0.1 million in the third quarter of 2007. Foreign currency losses were $0.9 million in the first nine months of 2008 compared with $0.2 million for the first nine months of 2007. SCM’s foreign currency losses primarily result from the valuation of current assets and liabilities denominated in a currency other than the functional currency of the respective entity in the local financial statements. Accordingly, these foreign currency losses are predominantly non-cash items. Higher foreign exchange losses in the third quarter of 2008 are primarily the result of the weakening of the Euro versus the U.S. dollar, as measured at the end of the quarter. If the Euro remains weak relative to the U.S. dollar for the next several weeks, SCM expects that it will record further losses on foreign currency exchange in the fourth quarter of 2008.

Income Taxes

In the three and nine months ended September 30, 2008, SCM recorded a provision for income taxes of $0.1 million and $0.2 million, respectively, primarily for minimum taxation, which could not be offset with operating loss carryforwards and tax expenses in a foreign subsidiary with no loss carryforwards.

In the three and nine months ended September 30, 2007, SCM recorded a provision for income taxes of $32,000 and $0.1 million, respectively, primarily for minimum taxation, which could not be offset with operating loss carryforwards and tax expenses in a foreign subsidiary with no loss carryforwards.

Discontinued Operations

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski S.A. Net revenue for the DTV solutions business in both the three and nine months ended September 30, 2008 was zero. Net revenue for the DTV solutions business in the three and nine months ended September 30, 2007 was zero and $0.5 million, respectively. Operating gain for the DTV solutions business in the three and nine months ended September 30, 2008 was $32,000 and $26,000, respectively. Operating loss for the DTV solutions business for the three and nine months ended September 30, 2007 was $45,000 and $33,000, respectively.

In May 2007, SCM received a final payment of $1.6 million from Kudelski related to the sale of its DTV solutions business that resulted in a $1.5 million gain on sale of discontinued operations in the first quarter of 2007 (See Note 3 to Condensed Consolidated Financial Statements for the period ended September 30, 2008). During the three and nine months ended September 30, 2007, net gain on the disposal of discontinued operations was approximately $16,000 and $1.6 million, respectively.

During 2003, SCM completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, SCM completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, SCM completed the sale of its retail digital media reader business to Zio Corporation. Net revenue for the retail Digital Media and Video business was zero in each of the three and nine months ended September 30, 2008 and 2007. Operating loss for the retail Digital Media and Video business in the three and nine months ended September 30,

2008 was $0.1 million and $0.2 million, respectively. Operating loss for the retail Digital Media and Video business was $0.1 million and $0.2 million in the three and nine months ended September 30, 2007, respectively.

In April 2008, SCM entered into an agreement to terminate its lease agreement for premises leased in the UK, which resulted in approximately $0.4 million in gain on sale of discontinued operations. During the three and nine months ended September 30, 2008, the total net gain on the disposal of discontinued operations was approximately $44,000 and $0.6 million, respectively.

Comparison of Fiscal Years Ended December 31, 2007, 2006 and 2005

The following table sets forth SCM’s statements of operations as a percentage of net revenue for the periods indicated:

	Years Ended December 31,
	2007	2006	2005
	(Unaudited)

Net revenue	100.0%	100.0%	100.0%
Cost of revenue	58.4	64.7	61.2
Gross profit	41.6	35.3	38.8
Operating expenses:
Research and development	10.3	11.2	14.6
Selling and marketing	21.7	22.3	25.2
General and administrative	23.4	22.5	32.9
Amortization of intangibles	0.9	2.0	2.4
Impairment of goodwill and intangibles	—	—	—
Restructuring and other charges (credits)	(0.0)	3.3	1.1
Total operating expenses	56.3	61.3	76.3
Loss from operations	(14.7)	(26.0)	(37.5)
Interest income	5.4	4.0	2.7
Foreign currency gains (losses) and other income (expense)	(1.1)	(0.7)	6.2
Loss from continuing operations before income taxes	(10.4)	(22.7)	(28.7)
Provision for income taxes	(0.4)	(0.2)	(0.5)
Loss from continuing operations	(10.8)	(22.9)	(29.2)
Gain (loss) from discontinued operations, net of income taxes	(0.7)	10.4	(7.5)
Gain (loss) on sale of discontinued operations, net of income taxes	5.2	15.5	(7.8)
Net income (loss)	(6.3)%	3.1%	(44.5)%

Summary information by product segment for the fiscal years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

	Fiscal	% Change	Fiscal	% Change	Fiscal
(Dollars in thousands; percentages unaudited)	2007	2006 to 2007	2006	2005 to 2006	2005

Secure Authentication
Revenues	$24,427	3%	$23,745	36%	$17,415
% of total revenues	80%		71%		62%
Gross profit	10,472		9,725		6,120
Gross profit %	43%		41%		35%
Digital Media and Connectivity
Revenues	$6,008	(39)%	$9,868	(6)%	$10,521
% of total revenues	20%		29%		38%
Gross profit	2,182		2,132		4,710
Gross profit %	36%		22%		45%
Total
Revenues	$30,435	(9)%	$33,613	20%	$27,936
Gross profit	12,654		11,857		10,830
Gross profit %	42%		35%		39%

Fiscal Year 2007 Revenue Compared with Fiscal Year 2006 Revenue

Revenue for the year ended December 31, 2007 was $30.4 million, a decrease of 9% from $33.6 million in 2006. This decrease was due primarily to a 39% decline in sales of Digital Media and Connectivity products, primarily due to the loss of a major customer at the beginning of 2007, offset in part by a 3% increase in sales of Secure Authentication products. Sales of PCS Security products accounted for 80% of total revenue in 2007 and sales of Digital Media and Connectivity products accounted for 20% of revenue.

Secure Authentication product revenue was $24.4 million in 2007, an increase of 3% from $23.7 million in 2006. In 2007, the composition of sales of SCM’s Secure Authentication products remained very similar to the prior year, except that within Europe, SCM had less revenue from the various government and other security programs that comprise the majority of its European sales, while SCM’s CHIPDRIVE products contributed a more significant amount of revenue. Sales of readers for U.S. government projects to comply with Homeland Security Presidential Directive-12 and other federal mandates comprised the largest percentage of total Secure Authentication sales; followed by sales of readers for electronic identification and other programs in Europe; sales of readers for enterprise security programs in Asia; and sales of CHIPDRIVE software and readers.

Revenue from SCM’s Digital Media and Connectivity product line was $6.0 million in 2007, a decrease of 39% from $9.9 million in 2006. The revenue decrease in 2007 was primarily due to the loss of a major customer at the beginning of the year. Sales to another major customer increased significantly in the second half of the year; however, this was not sufficient to offset the decrease in sales in the first half of the year.

Fiscal Year 2006 Revenue Compared with Fiscal Year 2005 Revenue

Revenue for the year ended December 31, 2006 was $33.6 million, an increase of 20% from $27.9 million in 2005. This increase was driven by higher demand for Secure Authentication products, offset by a slight decrease in sales of Digital Media and Connectivity products. Sales of Secure Authentication products accounted for 71% and sales of Digital Media and Connectivity products accounted for 29% of total revenue in 2006.

Sales of Secure Authentication products increased 36% to $23.7 million in 2006, compared with $17.4 million in 2005. In 2006, higher revenue levels were primarily the result of higher sales of smart card readers in the United States for U.S. government security projects as well as growth in demand for SCM’s products in Europe primarily related to e-passport projects.

Revenue from SCM’s Digital Media and Connectivity product line decreased 6% from $10.5 million in 2005 to $9.9 million in 2006. The revenue decrease in 2006 was primarily due to a reduction in the price SCM was able to charge the primary customer for one of its digital media reader products, as the customer had decided they did not need the advanced functionality provided by components SCM previously had used in the readers. SCM therefore began to use simpler and less expensive components and thus the price of the product was lowered.

Gross Profit

Gross profit for 2007 was $12.7 million, or 42% of revenue. During 2007, gross profit was impacted by a favorable mix of products sold, better inventory management and product cost reductions, particularly in the Secure Authentication business. Offsetting these positive factors were low sales levels of Digital Media and Connectivity products in the first half of the year and low sales levels of Secure Authentication products in the second quarter of 2007 as well as continued pricing pressure over the last several quarters. By product segment, gross profit for Secure Authentication products was 43% and gross profit for Digital Media and Connectivity products was 36% in 2007.

Gross profit for 2006 was $11.9 million, or 35% of revenue. During 2006, gross profit for Secure Authentication products was impacted by increased pricing pressure, offset by the effect of a more favorable product mix as SCM increased the number of contactless readers sold, particularly for e-passport applications. During the fourth quarter of 2006, SCM experienced an increase in gross profit in the Secure Authentication business primarily due to better inventory management and cost reduction programs established earlier in the year. In SCM’s Digital Media and Connectivity business, gross profit was impacted by pricing pressure, as well as by an increasing proportion of lower margin products sold.

Gross profit for 2005 was $10.8 million, or 39% of revenue. 2005 gross profit was negatively impacted by inventory write-downs of approximately $1.3 million in the Secure Authentication segment, severance costs for manufacturing personnel in SCM’s Singapore facility of $0.5 million, as well as by pricing pressure, mix of products sold and tooling costs.

SCM’s gross profit has been, and will continue to be, affected by a variety of factors, including competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products, product enhancements, software and services, inventory write-downs and the cost and availability of components. Accordingly, gross profit percentages are expected to continue to fluctuate from period to period.

Research and Development

	Fiscal	% Change	Fiscal	% Change	Fiscal
(Dollars in thousands; percentages unaudited)	2007	2006 to 2007	2006	2005 to 2006	2005

Expenses	$3,123	(17)%	$3,767	(8)%	$4,081
Percentage of revenue	10%		11%		15%

Research and development expenses consist primarily of employee compensation and fees for the development of prototype products. Research and development costs are primarily related to hardware and firmware development.

SCM focuses the bulk of its research and development activities on the development of products for new and emerging market opportunities. In 2007 and 2006, SCM focused primarily on the development of smart card reader technology for the German e-healthcard program, electronic ID applications and the global e-passport market. Research and development expenses were $3.1 million in 2007, or 10% of revenue, compared with $3.8 million in 2006, or 11% of revenue, a decrease of 17%. This decrease was primarily due to a lower level of external resources used.

Research and development expenses in 2006 decreased 8% from $4.1 million in 2005, or 15% of revenue, primarily as a result of lower level of external resources used.

Selling and Marketing

	Fiscal	% Change	Fiscal	% Change	Fiscal
(Dollars in thousands; percentages unaudited)	2007	2006 to 2007	2006	2005 to 2006	2005

Expenses	$6,603	(12)%	$7,498	7%	$7,040
Percentage of revenue (unaudited)	22%		22%		25%

Selling and marketing expenses consist primarily of employee compensation as well as tradeshow participation and other marketing costs. SCM focuses a significant proportion of its sales and marketing activities on new and emerging market opportunities. In 2007 and 2006, these opportunities included electronic ID applications, the early stages of the e-healthcard program in Germany and e-passport. Selling and marketing expenses were $6.6 million in 2007, or 22% of revenue, compared with $7.5 million in 2006, or 22% of revenue, a decrease of 12%. The decrease was primarily due to a reduction in sales personnel and activities as a result of restructuring activities at the end of 2006.

In 2006, sales and marketing expenses increased 7% from $7.0 million in 2005, which represented 25% of revenue. The increase primarily consisted of $0.3 million in severance costs related to the consolidation and closure of facilities in the third quarter of 2006, as part of SCM’s efforts to lower expenses.

General and Administrative

	Fiscal	% Change	Fiscal	% Change	Fiscal
(Dollars in thousands; percentages unaudited)	2007	2006 to 2007	2006	2005 to 2006	2005

Expenses	$7,132	(6)%	$7,548	(18)%	$9,198
Percentage of revenue	23%		22%		33%

General and administrative expenses consist primarily of compensation expenses for employees performing administrative functions, and professional fees arising from legal, auditing and other consulting services.

In 2007, general and administrative expenses were $7.1 million, or 23% of revenue, compared with $7.5 million, or 22% of revenue in 2006, a decrease of 6%. The decrease primarily was due to the consolidation and transfer of SCM’s corporate finance and compliance functions from the U.S. to Germany and the completion of the transfer of local finance functions from Singapore and the U.S. to Germany at the end of 2006, offset in part by the payment of $1.4 million in severance and other costs related to SCM’s former CEO in the second quarter of 2007.

General and administrative expenses in 2006 decreased 18% from $9.2 million in 2005, which represented 33% of revenue. This reduction primarily related to the consolidation and transfer of SCM’s corporate finance and compliance functions from the U.S. to Germany and the transfer of local finance functions from Singapore and the U.S. to Germany, which resulted in a more streamlined and efficient audit process, a decrease in the number of personnel required to prepare SCM’s financial statements and a reduction in expenditures for third party professional fees. The majority of the decrease occurred in the fourth quarter of 2006, which also resulted in a more favorable comparison for the year as a whole.

Amortization of Intangibles

Amortization of intangible assets was $0.3 million in 2007, $0.7 million in 2006 and $0.7 million in 2005. The decrease in amortization amounts in 2007 compared with previous periods reflects the completion of amortization of intangible assets in the second quarter of 2007. No further amounts remain to be amortized in future periods as the intangible assets have been fully amortized.

Restructuring and Other Charges (Credits)

During 2006, SCM recorded restructuring and other charges of $1.4 million, primarily related to severance costs for general and administrative personnel that were affected by SCM’s decision to relocate corporate finance and compliance functions from the U.S. to Germany and local finance functions from the U.S. and Singapore to Germany, as well as the outsourcing of manufacturing operations from SCM’s Singapore facility to contract manufacturers. Severance costs for manufacturing personnel of approximately $0.3 million have been recorded in cost of revenue (See Note 8 to the Consolidated Financial Statements for the period ended December 31, 2007).

During 2005, SCM incurred restructuring and other charges of $0.8 million, which included $0.2 million of severance costs related to a reduction in force of non-manufacturing personnel at SCM’s Singapore facility, resulting from the decision to outsource manufacturing operations to contract manufacturers. Severance costs for manufacturing personnel of $0.5 million were recorded in cost of revenue (See Note 8 to the Consolidated Financial Statements for the period ended December 31, 2007). Restructuring and other charges in 2005 also included $0.1 million primarily related to changes in estimates for European tax related matters.

Interest Income

Interest income consists of interest earned on invested cash. Interest income resulting from cash balances was $1.6 million in 2007, $1.4 million in 2006 and $0.7 million in 2005. Higher interest income in 2007 compared with 2006 resulted primarily from higher interest rates in 2007. Higher interest income in 2006 compared with 2005 resulted from higher interest rates and a greater amount of cash invested. The 2005 period includes a cumulative adjustment to interest income taken in the second quarter for the correction of an error in accounting for the amortization of premiums and discounts on investments. The correction of the error resulted in a reduction of interest income in the second quarter and the year of 2005 of approximately $0.3 million.

Foreign Currency Gains and Losses and Other Income and Expenses

SCM recorded foreign currency exchange losses and other expense of $0.3 million in 2007 and $0.2 million in 2006, and recorded foreign currency exchange gains and other income of $1.7 million in 2005. Changes in currency valuation in all periods presented were primarily a result of exchange rate movements between the U.S. dollar and the Euro.

During 2007, foreign currency losses were $0.3 million, due primarily to the devaluation of the U.S. dollar. No other income was recorded. During 2006, foreign currency losses were $0.3 million, due primarily to the devaluation of the U.S. dollar. Other income was $0.1 million. During 2005, foreign currency gains were $1.6 million, due primarily to the revaluation of dollar holdings in an entity where the Euro is the functional currency. Other income was $0.1 million, primarily attributable to the settlement of transactional tax issues in Europe.

Income Taxes

In 2007, 2006 and 2005, SCM recorded provisions for income taxes of $0.1 million, $0.1 million and $0.2 million, respectively, primarily resulting from minimum taxation and taxes payable in foreign jurisdictions that are not offset by operating loss carryforwards.

Discontinued Operations

On May 22, 2006, SCM completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski S.A. Revenue for the DTV solutions business was $0.5 million, $13.5 million and $20.8 million in 2007, 2006 and 2005, respectively. Operating gain (loss) for the DTV solutions business was $0.1 million, $(1.3) million and $(1.9) million in 2007, 2006 and 2005, respectively. Net gain (loss) for the DTV solutions business in 2007, 2006 and 2005 was $0.1 million, $3.0 million, and $(1.6) million, respectively.

During 2003, SCM completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, SCM completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, SCM completed the sale of its retail digital media reader business to Zio Corporation.

SCM recorded no revenue for the retail Digital Media and Video business in 2007, 2006 or 2005. Operating loss for the retail Digital Media and Video business for the same periods was $0.3 million, $0.2 million and $0.3 million, respectively. Net gain (loss) for the retail Digital Media and Video business for 2007, 2006 and 2005 was $(0.3) million, $0.5 million and $(0.5) million, respectively.

During 2007, SCM recorded a net gain on disposal of discontinued operations of $1.6 million, primarily related to the final payment received for the sale of the assets of the DTV solutions business. During 2006, SCM recorded a net gain on disposal of discontinued operations of $5.2 million, primarily related to the sale of the assets of the DTV solutions business. During 2005, SCM’s net loss on disposal of discontinued operations was $2.2 million, of which the majority related to the settlement of litigation with DVD Cre8, Inc. and related legal costs.

Liquidity and Capital Resources

As of September 30, 2008, SCM’s working capital, which it has defined as current assets less current liabilities, was $27.8 million, compared to $34.0 million as of December 31, 2007, a decrease of approximately $6.2 million. The reduction in working capital for the first nine months of 2008 primarily reflects a reduction of cash and cash equivalents and short-term investments of $7.4 million and a combined decrease in accounts receivable, inventories and other current assets of $0.8 million. The reduction in other current assets was partly offset by a $2.0 million decrease in current liabilities.

Working capital at December 31, 2007 of $34.0 million increased by approximately $2.0 million from $32.0 million at December 31, 2006. Current assets decreased by $2.6 million, resulting from a reduction in cash, cash equivalents and short-term investments of $4.5 million and a reduction of other current assets of $1.0 million, which was only partly offset by increases in accounts receivable of $2.1 million and in inventories of $0.8 million. Current liabilities decreased by $4.7 million, resulting from a reduction in accounts payable of $1.5 million, a reduction in accruals of $1.6 million and a decrease in income taxes payable by $1.6 million.

Cash and cash equivalents and short-term investments were $25.0 million as of September 30, 2008, a decrease of approximately $7.4 million compared to $32.4 million as of December 31, 2007. Short-term investments were zero at September 30, 2008, compared to $13.8 million at December 31, 2007. The reduction in short-term investments is the result of SCM’s decision in late 2007 to move liquidity resources into more highly liquid debt investments (money market fund deposits, commercial paper and treasury bills) with maturities of three months or less at the date of acquisition.

The following summarizes SCM’s cash flows for the nine months ended September 30, 2008:

Nine Months Ended
September 30,
(In thousands; unaudited)	2008

Operating cash used in continuing operations	$(6,555)
Operating cash used in discontinued operations	(350)
Investing cash provided	13,339
Financing cash flow	18
Effect of exchange rate changes on cash and cash equivalents	(32)

Increase in cash and cash equivalents	6,420
Cash and cash equivalents at beginning of period	18,600

Cash and cash equivalents at end of period	$25,020

During the first nine months of 2008, cash used in operating activities was $6.9 million. This use of cash consisted of a net loss of approximately $6.0 million, the use of approximately $0.2 million from net changes in operating assets and liabilities and the use of approximately $1.2 million from the net changes in the assets and liabilities from discontinued operations. This effect was partially offset by positive cash flow adjustments for depreciation, amortization and stock compensation totaling $0.5 million.

In 2007, cash and cash equivalents decreased by $13.5 million, primarily due to cash used for additional purchases of short-term investments. While operating activities used $5.4 million and investing activities used $9.3 million, financing activities resulted in a positive cash flow of $0.1 million and the effect of exchange rates on cash and cash equivalents was $1.1 million.

Cash used in continuing operations of $6.0 million in 2007 was primarily due to a net loss before discontinued operations, depreciation and amortization and stock-based compensation expenses of $2.0 million. The remaining $4.0 million cash used in continuing operations resulted mainly from the net effect of changes in working capital. Cash provided in operating activities from discontinued operations was $0.5 million and consisted primarily of the final payment received for the sale of the assets of the DTV solutions business of $1.6 million, partly offset by payments for accounts payables and accruals related to discontinued operations.

Cash used in investing activities from continuing operations of $9.3 million in 2007 resulted primarily from the purchases of short-term investments of $28.7 million, partially offset by maturities of $19.6 million. The remaining $0.2 million was used for capital expenditures.

Cash provided by financing activities resulted from the issuance of common stock of $0.1 million related to SCM’s employee stock purchase and stock option programs. At December 31, 2007, SCM’s outstanding stock options as a percentage of outstanding shares was 12%, compared to 11% at December 31, 2006.

Significant commitments that will require the use of cash in future periods include obligations under operating leases, inventory purchase commitments and other contractual agreements. Gross committed lease obligations were approximately $4.6 million at September 30, 2008. As of September 30, 2008, inventory and other purchase commitments due within one year were approximately $10.1 million and additional inventory and other purchase commitments due within two years were approximately $2.6 million.

SCM currently expects that its current capital resources and available borrowings should be sufficient to meet its operating and capital requirements through at least the end of 2009. SCM may, however, seek additional debt or equity financing prior to that time. There can be no assurance that additional capital will be available to SCM on favorable terms or at all. The sale of additional debt or equity securities may cause dilution to existing stockholders.

Cash provided from investing activities of $13.3 million for the nine months ended September 30, 2008 was primarily from the maturity of short-term investments, which was partly offset by capital expenditures of $0.5 million.

Off-Balance Sheet Arrangements

SCM has not entered into off-balance sheet arrangements, or issued guarantees to third parties.

Contractual Obligations

The following summarizes expected cash requirements for contractual obligations as of December 31, 2007:

		Less Than			More Than
(In thousands)	Total	1 Year	1-3 Years	3-5 Years	5 Years
			(Unaudited)	(Unaudited)

Operating leases	$5,187	$1,870	$1,820	$633	$864
Purchase commitments	3,802	3,802	—	—	—
Total Obligations	$8,989	$5,672	$1,820	$633	$864

The long-term income taxes payable of $0.2 million accounted for under FIN 48 are not included in the table above. SCM is unable to reliably estimate the timing of future payments related to uncertain tax positions.

SCM leases its facilities, certain equipment, and automobiles under noncancelable operating lease agreements. Those lease agreements existing as of September 30, 2008, expire at various dates during the next five years.

Purchases for inventories are highly dependent upon forecasts of customer demand. Due to the uncertainty in demand from its customers, SCM may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchases or contractual commitments. SCM enters into a number of agreements for the sourcing of supplies and materials including some arrangements with minimum purchase commitments. As of September 30, 2008, total purchase and contractual commitments due within one year were approximately $10.1 million, and additional purchase and contractual commitments due within two years were approximately $2.6 million.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in, and SCM has had no disagreements with its accountants with respect to, its accounting and financial disclosure.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currencies

SCM transacts business in various foreign currencies and accordingly, it is subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to local currency denominated sales and operating expenses in Europe, India and Japan, where SCM conducts business in both local currencies and U.S. dollars. SCM assesses the need to utilize financial instruments to hedge foreign currency exposure on an ongoing basis.

SCM’s foreign currency exchange gains and losses are primarily the result of the revaluation of intercompany receivables/payables (denominated in U.S. dollars) and trade receivables (denominated in a currency other than the functional currency) to the functional currency of the subsidiary. SCM has performed a sensitivity analysis as of December 31, 2007 and 2006 using a modeling technique which evaluated the hypothetical impact of a 10% movement in the value of the U.S. dollar compared to the functional currency of the subsidiary, with all other variables held constant, to determine the incremental transaction gains or losses that would have been incurred. The foreign exchange rates used were based on market rates in effect at December 31, 2007 and 2006. The results of this hypothetical sensitivity analysis indicated that a hypothetical 10% movement in foreign currency exchange rates would result in increased foreign currency gains or losses of $0.9 million and $1.1 million for 2007 and 2006, respectively.

Fixed Income Investments

SCM does not use derivative financial instruments in its investment portfolio. SCM does, however, limit its exposure to interest rate and credit risk by establishing and strictly monitoring clear policies and guidelines for its fixed income portfolios. At the present time, the maximum duration of any investment in SCM’s portfolio is limited to less than one year. The guidelines also establish credit quality standards, limits on exposure to one issue or issuer, as well as to the type of instrument. Due to the limited duration and credit risk criteria SCM has established, its exposure to market and credit risk is not expected to be material.

At December 31, 2007, SCM had $18.6 million in cash and cash equivalents and $13.8 million in short-term investments. Based on its cash and cash equivalents and short-term investments as of December 31, 2007, a hypothetical 10% change in interest rates along the entire interest rate yield curve would not be expected to materially affect the fair value of SCM’s financial instruments that are exposed to changes in interest rates.

At December 31, 2006, SCM had $32.1 million in cash and cash equivalents and $4.8 million in short-term investments. Based on its cash and cash equivalents and short-term investments as of December 31, 2006, a hypothetical 10% change in interest rates along the entire interest rate yield curve would not materially affect the fair value of SCM’s financial instruments that are exposed to changes in interest rates.

There has been no significant change in SCM’s exposure to market risk during the nine months ended September 30, 2008.

INFORMATION ABOUT HIRSCH ELECTRONICS

Overview

Hirsch Electronics Corporation, a privately-held business entity, was incorporated in the state of California in 1981 to pursue opportunities for a high security, digital keypad. Hirsch’s business later grew to include full-featured electronic access control systems, and then a wide range of products and professional services including enterprise-class security management systems with integrated access control, intrusion detection, badging and video features. Hirsch currently competes primarily in the security management system/physical access control market. It designs, engineers, manufactures and markets software and hardware. It also offers professional services. Additionally, it buys and resells various security products, computers, peripherals and accessories used in a security system.

Hirsch sells its products through the dealer/systems integrator distribution channel. Hirsch products are installed in dozens of countries. The majority of installations are located in the United States, and the next most significant regions are Europe and Asia. Hirsch products are installed in every major industry segment, with the highest number of Hirsch installations occurring in market segments requiring a higher-than-average level of security effectiveness, such as government, critical infrastructure, banking, healthcare, education, retail, data centers, manufacturing operations, refineries and transportation. Hirsch believes it redefined physical access control with the invention of the scrambling keypad more than twenty-five years ago. Continual innovations earned Hirsch numerous industry awards.

Principal Products or Services and their Markets

Hirsch designs and manufactures commercial security systems for worldwide markets. Hirsch systems are used to manage the security operation within an organization and to perform identity authentication, access control, alarm monitoring, video surveillance and recording, and employee identification card production. Hirsch’s solutions help customers to enforce policies, to mitigate risk and liability, to prevent incidents, to ensure regulatory compliance, and to safeguard employees, information and assets.

Hirsch’s brands, products and categories:

•	Controllers: the DIGI*TRAC family of high security controllers;

•	Software: the Velocity Security Management System and numerous customer-specific middleware and software applications;

•	Readers, keypads, biometrics: includes ScramblePad family of high security keypad and keypad+reader devices (ScramblePad, ScrambleProx, ScrambleSmartProx), Verification Station and others;

•	Smart cards, proximity cards: includes cards, fobs and other credential-carrying tokens;

•	Identity Management: includes identity and credential management system software, card management software, smart cards, biometric devices, photo badges, printers and middleware to enable interoperability links to outside watch lists and other database services;

•	Video, CCTV: includes cameras, DVR, NVR and video management software; and

•	Accessories: includes products such as scanners, power-over-Ethernet (PoE) injectors and fiber optic transceivers.

The Hirsch Professional Services Group employs a team of IT professionals with expertise in .NET, .HTML, Java, C#, Visual Basic, databases, networking and other technologies to design, develop and deliver a variety of customized solutions. The Professional Services Group services and solutions are:

•	planning and deployment;

•	migrations and upgrades;

•	middleware and programs to enable interoperability with other applications, databases and systems such as HR system, directory services (PC/network log-on), provisioning, command & control, central station, parking, elevators, HVAC, lighting, other devices and, other databases;

•	redundant and fault-tolerant configurations;

•	specialized configurations for the mega-enterprise;

•	web browser-based solutions;

•	compliance-related features and reports; and

•	customized functionality in any Hirsch offering, most typically access control and identity management.

Hirsch also offers training classes to its end-user customers and dealers.

Where appropriate or necessary, Hirsch utilizes strategic partnerships to enhance its product offering. For instance, it integrates its products with partners’ offerings in the areas of identity management systems and card management systems to deliver an end-to-end solution for personal identity verification card issuance.

The major segments in which Hirsch participates are forecasted to grow, and the industry trends are aligned to benefit Hirsch.

Increased demand and revenue growth in the security market are being driven by several factors and trends including the following:

•	some government regulations mandate, or indirectly increase demand for, new security product purchases. Many employees are, or will soon be, required to use new identification and access cards — smart cards, such as Personal Identity Verification (PIV) cards, Transportation Worker Identification Credential (TWIC) cards, First Responder Authentication Credential (FRAC) cards, or Aviation Credential Interoperable Solution (ACIS) cards. These new card types must be read by new readers and sometimes new complete access control systems. Regulations such as the Health Insurance Portability and Accountability Act (HIPAA) and Sarbanes-Oxley may also spur security product purchases as organizations lock down access to information systems and record storage rooms;

•	the U.S. federal government is providing substantial grant money for certain identity management and security management solutions to be utilized for both public and private enterprise. Program examples include the Homeland Security Grant Program (HSGP), Port Security Grant Program, Transit Security Grant Program, and Freight Rail Security Grant Program;

•	the IT department is increasingly involved in evaluating security system purchases, and IT buyers tend to demand IP-enabled, scalable, open and interoperable solutions for which Hirsch has a substantial offering;

•	newer technologies such as IP-enabled products, smart cards and digital identities are gaining significant traction and becoming more acceptable to the mass market rather than only early adopters;

•	savvy organizations are increasingly demanding solutions that deliver “trust” and higher security, and Hirsch believes it is a leader in the high-security space and for enabling trust via digital identities, certificates, public key infrastructure (PKI) and encryption;

•	executives and managers in the market are increasingly recognizing that effective security can align with and support the organization’s overall goals through regulatory compliance, risk reduction and liability mitigation;

•	there exists a continuing, if not increasing, fear of infringement, ranging from identity theft to attack by a disgruntled worker or terrorist; and

•	many installed security management systems are getting old or are proving incapable of providing the scalability or features needed, which leads to replacement.

Distribution Methods

Hirsch sells the majority of its products through Hirsch-authorized dealers (also known as integrators, value added resellers, installers, and partners) who in turn resell and install the products. Hirsch dealers sign agreements with Hirsch and are trained by Hirsch personnel. The Hirsch Professional Services Group sells both through Hirsch-authorized dealers and also directly to customer and dealers, when appropriate.

Hirsch authorized dealers are supported by approximately ten Hirsch regional managers (RMs) located across the U.S.; the Hirsch EMEA regional office, which supports Europe; the Middle East and Africa and some West Asia and South Asia partners; the Hirsch Asia Pacific office; and approximately ten customer service personnel in Santa Ana. The Hirsch Government Programs Group focuses on marketing efforts aimed at top-level contacts at federal agencies. Hirsch sells direct to a very small number of sensitive federal government customers. Hirsch also sells through an IT electronics distributor to a very small number of federal government customers.

Status of Any Publicly Announced New Product or Service

Hirsch’s Identity and Access Management System is a suite of integrated hardware and software products that allow customers to perform the following tasks:

•	Issue smart cards: collect biometrics, link to background check services, obtain a certificate from the Certificate Authority (CA), and encode and print smart cards. Specialized workflow software guides the user through identity management best practices;

•	Register/enroll smart cards in the physical security system: Bring the new smart card’s information into the access control system, convert the access privileges from the old card to new, and deactivate the old card;

•	Use smart cards: Numerous Hirsch smart card readers are available including the “RUU” Verification Station to validate the card, PIN code and/or fingerprint before granting entry; and

•	Check for revocation of the card’s certificate: A service/applet for Velocity Security Management System periodically checks the validity of the user’s certificate against the Online Certificate Status Protocol (OCSP) or Certificate Revocation List (CRL) using Public Key Infrastructure (PKI). The Velocity service then deactivates user access privileges if appropriate.

Hirsch’s Identity and Access Management System was developed primarily to help U.S. federal government sites meet the mandates set forth in Federal Information Processing Standard (FIPS) 201, which relates to personal identity verification cards. This suite also can be used in private industry. Elements of the suite are installed and operational at several Hirsch government customers.

Competitive Business Conditions, Competitive Position, and Methods of Competition

The security management system market is highly competitive, rapidly evolving and fragmented. It is subject to changing and evolving technology, shifting customer needs and frequent introduction of new products. Additional competitors likely will continue to enter the market and become significant long-term competitors and, as a result, competition is likely to increase. Little to no data exists to reliably quantify market size or competitive market shares.

Hirsch competes primarily in the commercial (i.e., non-residential) portion of the “physical access control” segment of the security industry. The Physical Access Control product categories are:

•	integrated security management systems, which typically bundle access control, badging/card production, alarm monitoring and some video features into a single package;

•	access control software;

•	access controllers; and

•	keypads, readers and cards including biometrics and smart cards.

•	Hirsch’s secondary competitive product categories are:

•	video/ CCTV;

•	intrusion detection (also known as burglar alarm) systems;

•	command & control systems;

•	identification card production products;

•	Identity management systems (IDMS) and digital identity-capable products;

•	Card management systems (CMS); and

•	building automation systems.

Hirsch’s products and services can be termed “enterprise class,” meaning that they can be scaled to secure very large enterprises, such as those with hundreds of buildings and thousands of doors. There are few access control manufacturers that can effectively compete in this large-installations market space. Hirsch believes its primary competitors in its large installations business are:

•	AMAG (owned by G4Tec);

•	GE Security;

•	Honeywell;

•	Lenel (owned by United Technologies); and

•	Software House (owned by Tyco).

Additional competitors to Hirsch’s access control system business include:

•	Apollo Security Sales, Inc.;

•	Brivo;

•	Continental Access (owned by NAPCO Security Systems, Inc.);

•	DSX;

•	HID (owned by Assa Abloy);

•	Johnson Controls;

•	Keri Systems, Inc.;

•	MDI, Inc.;

•	Paxton;

•	PCSC; and

•	S2 Security Corporation.

Hirsch’s competition ranges from security divisions of large, global conglomerates to small companies and start-ups. Start-up companies are particularly prevalent in the biometrics and video segments.

Hirsch believes that no one competitor is dominant in the industry. Certain competitors have substantially greater financial, engineering, manufacturing, sales, marketing, channel and partner resources than Hirsch.

Hirsch sometimes competes with third parties that are also Hirsch suppliers, development partners and/or prime contractors. For example, Hirsch entered into a joint development agreement with Cogent systems to produce the Hirsch Verification Station, while Cogent Systems also sells biometric and identity management system products that may compete with Hirsch’s offering. Similarly, Hirsch resells HID readers, and HID sells readers and access control systems that may compete with Hirsch’s offering. Arrangements such as the two described in this paragraph have not had a materially adverse affect on Hirsch’s financial results.

Competition exists between manufacturers for reseller partners. Hirsch has many long-term dealer/partners and good geographic coverage in most markets targeted for penetration. Additionally, Hirsch is continually evaluating new dealerships. Some Hirsch dealers sell only Hirsch products as their access control solution, while some sell other manufacturers’ products in addition to Hirsch products as their access control solution.

Hirsch believes that it and its product/service offering are generally evaluated as more favorable than many competitors on criteria such as company longevity, product reliability, interoperability with other systems and databases, flexible configuration and high-security features. Hirsch and its product/service offering are sometimes evaluated as less favorable than some competitors on criteria such as price, physical size and weight of certain products, and processing speed of certain products.

Hirsch believes it competes favorably with most competitors in its primary market segments. The ability to remain competitive will depend to a great extent upon Hirsch’s ongoing product development and channel development performance.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

Most component parts used in Hirsch products are standard, “off-the-shelf” items, which are, or can be, purchased from two or more sources. Because Hirsch has been building its core products for several years, there are a few parts that have reached end-of-life status. Hirsch has been able to continue to source those parts, but continued availability and pricing of older components in the future is not guaranteed. To mitigate this risk, Hirsch is designing new products that also will use standard off-the-shelf parts that are all expected to be in production for a greater number of years in the future.

A significant portion of Hirsch’s revenue is derived from the resale of cards and card readers from HID. If that supply were to be disrupted, Hirsch would be adversely affected. Hirsch resells Dell computers and servers, and disruption of that supply would adversely affect it. Hirsch out-sources the stuffing of printed circuit boards to local manufacturers. The bulk of that out-sourcing is to a single company, and disruptions within that company would adversely affect Hirsch. There are numerous similar manufacturing companies within Southern California, so any disruption could probably be mitigated within a reasonable time.

Customer Base

Hirsch sells its products through a dealer/systems integrator channel that is diverse in terms of geography, size and products/services offered. Hirsch also sells directly to some government agencies through the General Services Administration program. The top ten customers for the fiscal year ended November 30, 2008 accounted for approximately 30% of Hirsch’s revenue. Therefore, Hirsch believes it is not dependent upon one or a few customers, the loss of which could have an adverse effect on business operations or financial condition.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

Hirsch’s success depends significantly upon its proprietary technology. It currently relies on a combination of patents, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights, which afford only limited protection. It currently holds four U.S. patents, has three registered trademarks, and utilizes approximately 22 unregistered trademarks.

Although Hirsch often seeks to protect its proprietary technology through patents, it is possible that no new patents will be issued, that Hirsch’s proprietary products or technologies are not patentable, and that any issued patent will fail to provide it with any competitive advantages. To mitigate part of that risk, Hirsch insures its main patent with its Intellectual Property Infringement Abatement Insurance.

While intellectual property rights are important to Hirsch’s success, neither Hirsch’s business as a whole nor any segment of its business is materially dependent on any particular patent, trademark or license.

Royalty Agreements with Secure Keyboards, Ltd. and Secure Networks, Ltd.

Effective November 1994, Hirsch entered into a settlement agreement with two limited partnerships, Secure Keyboards, Ltd. (“Keyboards”) and Secure Networks, Ltd. (“Networks”). Under the terms of a previous agreement, Hirsch purchased the exclusive rights to certain patents and technology from Keyboards and Networks.

Under the terms of the settlement agreement, Hirsch has agreed to pay a royalty of 4.25% of revenues to Keyboards for the period from December 1, 1994 to December 31, 2020 and 5.5% of revenues to Networks for the period from December 1, 1994 to December 31, 2011, based on an allocation of revenues recognized by Hirsch, starting at 55% and 45% of its revenues for Keyboards and Networks, respectively. The royalty is payable when cash is received for the revenue recognized. The overall allocation of revenues recognized, upon which the respective royalty is calculated, will increase by 2.08% annually for Keyboards and decrease by 2.08% annually for Networks through December 31, 2011. No royalties will be payable to Networks for revenues recognized after December 31, 2011. The final payment to Networks is due on January 30, 2012. From January 1, 2012 to December 31, 2020, the royalty to Keyboards will be based on 4.25% of all revenues recognized by Hirsch. The final royalty payment to Keyboards is due on January 30, 2021.

In connection with the signing of the Merger Agreement, Robert J. Parsons and Lawrence W. Midland, as two of the four general partners of Keyboards, delivered a letter of understanding to SCM, as amended and restated January 30, 2009. In addition, Robert J. Parsons and Lawrence W. Midland, as the two general partners of Networks, delivered a substantially similar letter of understanding to SCM, as amended and restated January 30, 2009.

Each letter of understanding was prepared in connection with SCM’s desire to clarify a proposed structure of the business relationship between SCM and Hirsch as it affects or relates to royalty payments to Keyboards or Networks, as applicable, under the existing settlement agreement. Subject to the consummation of the Merger, each letter of understanding contained clarifications of the SCM and Hirsch business relationship and its resulting impact on the companies’ respective revenue streams and on Keyboards’ or Networks’ revenue base, as applicable, which clarifications were acknowledged and accepted by Robert J. Parsons and Lawrence W. Midland in their capacities as general partners of Keyboards and Networks, respectively.

On February 9, 2009 and February 11, 2009, counsel representing the two general partners of Keyboards who are not currently a party to the letter of understanding sent communications to SCM and Hirsch objecting to the letter of understanding, and indicating that the two general partners will not sign the letter of understanding. If the parties are not able to resolve the matter, a condition to SCM’s obligation to close the merger will not be satisfied. If SCM decides to waive this closing condition and the Merger is consummated without the consent of the two other general partners of Keyboards, SCM and Hirsch face the risk of litigation being brought by these two general partners relating to the settlement agreement and the amount of royalties to which Keyboards is entitled. There is no guarantee that SCM and Hirsch will prevail in any such litigation and SCM’s results of operations may be materially harmed as a result of the litigation, in addition to diverting management’s attention away from operations to attend to the litigation.

For a more detailed discussion of the settlement agreement and the letters of understanding see the sections entitled “Certain Agreements Related to the Merger — Settlement Agreement” and “Certain Agreements Related to the Merger — Keyboards and Networks Letters of Understanding” in this joint proxy statement/information statement and prospectus.

During the years ended November 30, 2008, 2007 and 2006, Hirsch paid approximately $1.0 million, $1.0 million and $0.9 million, respectively, in royalties to Keyboards and Networks, on an aggregate basis. At November 30, 2008, 2007 and 2006, Hirsch had a royalty payable of approximately $0.3 million, $0.4 million and $0.4 million, respectively, to Keyboards and Networks on an aggregate basis.

Need for any Government Approval of Principal Products or Services; Status

The U.S. federal government represents a significant portion of Hirsch revenues. Obtaining, or failing to obtain, certain government approvals or certifications could materially affect, positively or negatively, Hirsch’s results in those market segments for which such approvals or certifications are customary or required. Examples of certifications or approvals that may be important for Hirsch to achieve and maintain include National Institute of

Standards and Technology (NIST); Federal Information Processing Standards (FIPS); 201 Approved Products List (APL); NIST FIPS 140; NIST FIPS 197; Transportation Security Administration (TSA); Transportation Worker Identification Credential (TWIC); Qualified Products List (QPL); United Laboratories (UL) 294, 1076, 2050; and Director of Central Intelligence Directive No. 6/9 (DCID 6/9) for Sensitive Compartmented Information Facilities (SCIF).

Certain Hirsch products already have obtained the desired certifications, but as newer versions of these products are released, each may require recertification. Some products are currently in the review process for such approvals or certifications, while some products will begin the submittal process in the coming months. New products in development may require certifications or approvals. The government may introduce new requirements that some Hirsch products will be required to meet. In addition, Hirsch’s General Services Administration Contract (#GS-07F-7733C) will be due for renewal August 31, 2010.

Hirsch believes that it is knowledgeable regarding the requirements necessary to achieve or obtain a number government certifications and approvals, as Hirsch has sold its products to the U.S. government during most of its 27 years in business. Hirsch anticipates current and future products that benefit significantly from certification or approval will obtain, achieve and maintain the desired approvals in a timely fashion.

Hirsch believes the government requirements are a significant barrier to entry that hinders many of its potential competitors from competing effectively in this marketplace. Hirsch believes that on balance, Hirsch will be helped, not hurt, by current and future government certification and approval requirements.

Effect of Existing or Probable Governmental Regulations on the Business

There exist a substantial number of regulations that affect businesses in the manufacturing industry and employers in California, such as tax regulations, the Fair Employment Act and Occupational Health and Safety Administration (OSHA) regulations. However, these regulations are not extraordinary, nor their applicability unique to Hirsch. Thus, Hirsch believes there are currently no existing or probable government regulations applicable to it that will materially affect its results.

Costs and Effects of Compliance with Environmental Laws

Hirsch believes that compliance with federal, state and local environmental regulations will not have a material adverse effect on Hirsch’s financial position or results of operations.

Research and Development Investment

Hirsch spent approximately $0.7 million, $0.8 million and $3.3 million on research and development and testing during the fiscal year ended November 30, 2006, 2007, and 2008. The significant ramp-up during fiscal year 2008 was due to the acceleration of development of new products, in particular, a next-generation line of controllers, readers and security management software that better addresses the requirements of, and appeals to, the IT personnel who increasingly are responsible for selecting access control suppliers. All of the aforementioned research and development efforts have been expensed and were not borne directly by customers.

Employees

As of November 30, 2008, Hirsch employed 86 full-time and zero part-time individuals. Hirsch has never experienced any work stoppage, and no Hirsch employee is represented by a labor organization or is party to any collective bargaining arrangements. Hirsch considers employee relations to be excellent.

Description of Property

Hirsch is a party to lease agreements for the two offices it rents. The main office, training center and manufacturing plant is located at 1900 Carnegie Ave., Building B, Santa Ana, CA 92705 USA. The lease expires on November 30, 2012. Hirsch’s East Coast office is located at 11951 Freedom Drive, Suite 1357, Reston, VA 20190 USA. The lease expires on February 28, 2010.

Legal Proceedings

Hirsch is not a party to any pending legal proceeding, nor is Hirsch’s property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of the Hirsch business.

HIRSCH ELECTRONICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATION

The following discussion and analysis of Hirsch Electronics’ financial condition and results of operations should be read together with “Selected Historical and Pro Forma Combined Financial Data— Selected Historical Financial Data of Hirsch” and the Hirsch Electronics financial statements and related notes as well as the risk factors set forth under the caption “Risks Relating to the Hirsch Business” appearing elsewhere in this joint proxy statement/prospectus.

Overview

Hirsch manufactures high security access control and security management systems for the worldwide government, commercial and industrial markets. Hirsch was founded in 1981, aiming to bring to market a secure keypad, which “scrambled” the digits on a telephone-like keypad so they came up in a different position every time, thus creating a secure access device. The patented ScramblePad® device launched Hirsch as a supplier to the U.S. government. Today, Hirsch markets a portfolio of products designed to provide high security, reliability, scalability and investment protection for systems ranging from one door to enterprise-wide, where hundreds of doors are connected to secure access for thousands of users. Hirsch’s customer base currently includes government departments and agencies at the federal, state and local level, and retailers, manufacturers, hospitals, corporate enterprises, banks, utilities, education and health care institutions and other organizations.

Hirsch products are sold and supported through a combination of direct and indirect channels. For the U.S. government market, Hirsch’s dedicated group markets directly to various government agencies worldwide. Hirsch maintains a government liaison office in Washington, D.C. and has a General Services Administration contract to simplify procurement by state and federal agencies. Hirsch utilizes a globally distributed network of dealers and systems integrators that provide local expertise in needs assessment, system design, installation and commissioning, as well as ongoing services. Hirsch supports its dealer network through regional managers located throughout the U.S. and Canada. Regional managers have the technical background, industry knowledge, and product expertise to assist the dealer installer and end user in the selection and application of Hirsch system solutions to meet their access control and security management needs. Hirsch maintains separate sales staff to address its customers in Asia/Pacific and Europe/Middle East/Africa. Hirsch also provides technical support and training to its dealers and customers.

Approximately 65% of Hirsch’s sales come from dealer sales to the commercial and industrial markets in North America; 20% come from direct sales to the U.S. government market; and the remaining 15% come from dealer sales outside North America, principally Europe and Asia.

Product sales typically consist of Hirsch access control readers or keypads, which are installed at doors and other entry points, and one or more controllers to link and manage the functions of the access control devices. Hirsch’s access control devices are equipped with a keypad, biometric reader, card reader or a combination of these for authentication of employees or other personnel, and are enhanced with proprietary software that allows users to manage and monitor information generated by or provided to the devices. Hirsch’s controllers play a critical role in managing the security of the entire access control system, as they act as a central “brain” in storing data and making decisions about who is authorized to enter, the circumstances of entry, required proof of authentication and related matters.

Hirsch’s Professional Services Group is responsible for custom features and implementations, including the integration of Hirsch’s access control systems with other information or enterprise resource planning systems, which typically already include databases of employees and other data that would otherwise need to be replicated within the Hirsch access control system. Increasingly, Hirsch’s customers are viewing the integration of access control with their other corporate or facility-wide systems, such as computer security systems or financial systems, to be important to the efficiency and effectiveness of their overall security plan. Revenues from Hirsch’s Professional Services Group increased in fiscal year 2008, and are expected to continue to grow in fiscal year 2009.

The desire of customers to integrate and streamline all of their data-based systems, including access control, for greater control and efficiency is also changing the way that purchasing decisions are made within corporations and other enterprises. The IT department is increasingly involved in evaluating, purchasing and supporting physical security systems. In addition to the features traditionally desired by security director buyers, the IT executives often demand systems that are IP-enabled, network-ready, low bandwidth, fault tolerant, encrypted and digital certificate-enabled. IT buyers also require security systems that are highly interoperable with the other systems and databases that have converged onto the IT network, such as human resources, provisioning, command and control, parking and elevator systems.

To address this change in the purchasing model of its customers, in fiscal year 2008, Hirsch initiated an aggressive program to invest in new products that are more focused on this model. Hirsch’s goal is to create products that better address the requirements of, and appeal to, the IT personnel who increasingly are responsible for selecting access control suppliers, as access control is more frequently being viewed as a part of a customer’s overall information network.

Hirsch believes that the shift towards an information convergence model in the marketplace is also demonstrated by the desire of many of its customers to integrate their physical access control systems with their logical PC or network security systems. Hirsch believes that the Merger has the ability to accelerate both companies’ ability to provide converged logical and physical access products to the market. Additionally, Hirsch believes the Merger will strengthen Hirsch’s ability, through its Professional Services Group, to integrate both SCM’s logical access products and its own physical access products with other data-based systems.

Hirsch expects that the demand for greater security through physical access control will continue to be a significant driver of growth in its business in the future. Hirsch also believes that its ability to provide integration services between its physical access control systems and other data-based systems within the enterprise is a key element of differentiation from competitors and creates an additional opportunity for growth. During fiscal year 2008, Hirsch enhanced its marketing, sales and professional services resources to better position it to address current and future market opportunities.

Hirsch’s sales in the U.S. government market increased in fiscal year 2008, as some physical access control programs established under the Homeland Security Presidential Directive-12, initiated in 2003, received the funding required to begin implementation. Due to its continuing investment in product development, partnerships, and sales and marketing activities focused on this sector, Hirsch expects that its sales in the U.S. government market will continue to grow in fiscal year 2009 as HSPD-12 transitions from a non-funded mandate to budgeted procurement items. More details on this market opportunity are presented in the “Information About Hirsch Electronics” section of this document.

Critical Accounting Policies and Estimates

The discussion and analysis of results of operations and liquidity and capital resources are based on the Hirsch financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Hirsch management bases their estimates on historical and anticipated results and trends and on various other assumptions that they believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

The following represents a summary of Hirsch’s critical accounting policies, defined as those policies that Hirsch management believes are: (a) the most important to the presentation of their financial condition and results of operations, and (b) that require management’s judgment, often as a result of the need to make estimates about the matters that are inherently uncertain. The most critical accounting estimates include revenue recognition, valuation of inventories, valuation of investments, valuation of call and put options related to Hirsch EMEA and the valuation of deferred tax assets. Each of these policies is discussed below, as well as the estimates and judgments involved. There are also other policies that management considers key accounting policies; however, these policies do not meet the definition of critical accounting estimates, because they do not generally require management to make estimates or judgments that are difficult or subjective.

Revenue Recognition

Hirsch derives revenue from sales of products and services. Consistently, over 90% of revenue is from sales of hardware. The following summarizes the major terms of the contractual relationships with customers and the manner in which Hirsch accounts for sales transactions.

Hardware Revenue

Hardware revenue consists of the sale of access control hardware including the ScramblePad products, controllers, network and communication products and other security related hardware. Hirsch recognizes revenue pursuant to EITF 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) and Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). In accordance with these revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	fee is fixed or determinable; and

•	collectability is reasonably assured.

Generally, product sales are not contingent upon customer testing, approval and/or acceptance. Professional services revenue is not recognized until the services have been performed, while product revenue is recognized at time of shipment as shipping terms are typically free on board (FOB) shipping point, as the services do not affect the functionality of the delivered items.

Product returns have historically been insignificant and as such are recorded when incurred

Software Revenue

Hirsch sells various software products ranging from software that is embedded in the hardware to add-on software that can be sold on a stand-alone basis. Software that is embedded in the hardware (i.e., “firmware”) provides a user-interface and facilitates the functionality of the hardware. This software cannot be sold on a stand-alone basis and is not a significant part of sales or marketing efforts. This embedded software is considered incidental to the hardware and is not recognized as a separate unit of accounting apart from the hardware.

Hirsch also sells proprietary application software that is sold as add-on software to their security hardware configurations. This provides additional functionality to the security system, such as integration of security access monitoring. Based on the factors described in footnote two of AICPA Statement of Position 97-2, Software Revenue Recognition” (SOP 97-2) Hirsch considers this type of software to be more-than-incidental to the hardware components in an arrangement. This assessment is based on the fact that the software can be sold on a stand-alone basis. Software products that are considered more-than-incidental are treated as a separate unit of accounting apart from the hardware and the related software product revenue is recognized upon delivery to the customer. Hirsch accounts for software that is more-than-incidental in accordance with SOP 97-2 whereby the revenue from the sale of software products is recognized at the time the software is delivered to the customer, provided all the revenue recognition criteria noted above have been met, except collectability must be deemed probable under SOP 97-2 versus reasonably assured under SAB 104. Hirsch also considers EITF 03-05, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software (EITF 03-05). Per EITF 03-05, if the software is considered not essential to the functionality of the hardware, then the hardware is not considered “software related” and is excluded from the scope of SOP 97-2. All proprietary application software sold by Hirsch is not essential to the functionality of the security hardware. The hardware is not dependent upon these proprietary software products to function and the customer can fully utilize the hardware product without any of the software products. Therefore, in multiple-element arrangements containing hardware and software, the hardware elements are excluded from SOP 97-2 and are accounted for in accordance with EITF 00-21 and SAB 104 at its relative fair value as there is objective and reliable evidence of fair value for all units of accounting in these transactions.

Service Revenue

Service revenue is generated from the sale of professional services and maintenance contracts. The following describes how Hirsch accounts for service transactions, provided all the other revenue recognition criteria noted above have been met. Generally, services revenue, which includes maintenance contracts, security system integration services, system migration and database conversion services, is recognized upon delivery of the services. If the professional service project includes independent milestones, revenue is recognized as milestones are met and upon acceptance from the customer. Maintenance revenue is generated from the sale of hardware and software maintenance contracts. These contracts are generally for one year terms. Maintenance revenue is recorded as deferred revenue and is recognized as revenue ratably over the term of the related agreement.

Multiple Element Arrangements

Hirsch considers sales contracts that include a combination of systems, software or services to be multiple element arrangements. Revenue related to multiple element arrangements is separated in accordance with EITF 00-21 and SOP 97-2 based on the relative fair value method. Discounts are allocated only to the delivered elements. Fair values are determined by examining the prices charged for when the elements are sold separately. Undelivered elements generally include maintenance contract revenue as other professional services are typically sold separately from the hardware sales.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of raw materials, work-in-process and finished goods. Market is determined by comparison with recent sales or net realizable value. Such net realizable value is based on management’s forecasts for sales of Hirsch’s products in the ensuing years. Hirsch operates in an industry characterized by technological change. Should the demand for Hirsch’s products prove to be significantly less than anticipated, the ultimate realizable value of Hirsch’s inventory could be substantially less than amounts in the accompanying balance sheets. Hirsch periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value and records a charge to cost of revenues for known and estimated inventory obsolescence.

Investments

Hirsch’s investments consist of cost and equity method investments in other entities. The equity method of accounting is used when Hirsch has the ability to exercise significant influence in the operating and financial activities of an investee. Significant influence is generally achieved by owning at least 20% of the voting interest of the investee without the ability to exercise control. Under the equity method, original investments are recorded at cost and adjusted by Hirsch’s share of undistributed earnings or losses of these entities. Nonmarketable investments in which Hirsch has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially carried at cost, as management believes it is not practicable to estimate fair value of this investment. An impairment charge is recognized on both equity method and cost method investments when factors indicate that a decrease in value of the investment has occurred which is other than temporary.

Valuation of call and put options related to Hirsch EMEA

Effective December 1, 2007, Hirsch adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-b. SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In 2006, Hirsch purchased 25% of the outstanding stock in Hirsch EMEA (“EMEA”), which included a call option and a put option to purchase the remaining outstanding shares of EMEA. Since EMEA is a privately held company with no observable inputs to measure fair value, the options were valued using the Black-Scholes

American option model. The inputs to the option pricing model were estimated by management and include the value of EMEA, the estimated volatility of its common stock, risk free rate of return and expected term of the options. Hirsch entered into a Stock Purchase and Sale Agreement, dated December 15, 2008, for the purchase of the approximately 70.6% of the outstanding shares of capital stock of EMEA not already owned by Hirsch. This transaction closed on December 15, 2008 and EMEA is now a wholly-owned subsidiary of Hirsch.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, using the liability method. Under this method, the company provides for deferred income taxes to reflect the tax consequences in future years for the differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. Hirsch management currently believes that a valuation allowance of our deferred tax assets is not required based on an assessment of the likelihood of their realization. In reaching our conclusion, we evaluated certain relevant criteria including deferred tax liabilities that can be used to offset deferred tax assets, estimates of future taxable income of appropriate character within the carry-forward period available under the tax law, and tax planning strategies. Our judgments regarding future taxable income may change due to market conditions, changes in tax laws, and other factors. These changes, if any, may require material adjustments to these deferred tax assets, possibly resulting in a reduction in the value of the deferred tax assets, if it is determined that their value is impaired, resulting in a reduction in net income or an increase in net loss in the period when such determinations are made.

Recent Accounting Pronouncements

Fair Value Measurement

In September 2006, the Financial Accounting Standards Board (“FASB”), issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within GAAP and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, FASB Staff Position, or FSP, No. 157-b, Effective Date of Statement 157, was issued which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008.

Effective December 1, 2007, Hirsch adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-b. The partial adoption of SFAS No. 157 did not have a material impact on Hirsch’s financial position and results of operations. Hirsch is currently assessing the impact of the adoption of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities and has not yet determined the impact that the adoption will have on its financial position and results of operations.

In October 2008, the FASB issued FSP, No. FAS 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active, to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our November 30, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially impact Hirsch’s financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to report selected financial assets and liabilities at fair value. GAAP has required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 attempts to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Hirsch has elected not to exercise the option to report selected financial assets and liabilities at fair value as provided for under SFAS No. 159, accordingly, there is no impact on Hirsch’s financial position and results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). This interpretation clarified the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109. Specifically, FIN No. 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN No. 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods of income taxes, as well as the required disclosure and transition. FIN 48 specifies that the evaluation of the tax position is a two-step process: 1) Recognition: determining whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation process, and 2) Measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine that amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefits that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings. However, in February 2008, FSP No. FIN 48-2 was issued to delay the effective date of FIN No. 48 for certain nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2007, (applied as of the beginning of the enterprise’s fiscal year). Hirsch is currently evaluating the requirements of FIN No. 48 and has not yet determined if the adoption of FIN No. 48 will have a significant impact on Hirsch’s financial statements.

Business Combinations

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; restructuring costs generally be expensed in periods subsequent to the acquisition date; and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for income taxes. In addition, acquired in-process research and development, or IPR&D, is capitalized as an intangible asset and amortized over its estimated useful life. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. The adoption of SFAS No. 141(R) will change our accounting treatment for business combinations on a prospective basis beginning December 1, 2009. Hirsch is currently assessing SFAS No. 141R and has not yet determined the impact that the adoption will have on its financial position and results of operations.

Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. Hirsch is required to adopt FSP No. FAS 142-3 effective at the beginning of 2010. The adoption of FSP No. FAS 142-3 is not expected to have a material impact on Hirsch’s financial statements.

Other recent accounting pronouncements issued by the FASB and the AICPA did not or are not believed by management to have a material impact on Hirsch’s present or future financial statements.

Results of Operations

The following table sets forth Hirsch annual net revenue, gross profit, gross profit margin and year-to-year change in revenue for the fiscal years ended November 30, 2008, 2007 and 2006:

		% Change		% Change
	Fiscal	2007	Fiscal	2006	Fiscal
(Dollars in thousands; percentages unaudited)	2008	to 2008	2007	to 2007	2006

Net revenue	$23,042	5%	$21,990	5%	$20,883
Gross profit	$12,026	3%	11,627	4%	11,198
Gross profit %	52%		53%		54%

Revenue

Fiscal Year 2008 Net Revenue Compared with Fiscal Year 2007 Net Revenue

Net revenue for the fiscal year ended November 30, 2008 was $23.0 million, up $1.0 million, or 5% from $22.0 million in fiscal year 2007. This increase was due primarily to higher sales of professional services, as well as higher sales of Hirsch products.

During 2008, the majority of Hirsch’s revenue continued to come from sales to a variety of customers in the North American commercial and industrial markets, including retailers, refineries, utility plants and food processing facilities. Growth in revenue was primarily a result of increased service revenues due to investments in personnel of Hirsch’s Professional Services Group, as well as higher sales to the U.S. government market, as funding for homeland security programs was made available to affected agencies.

Fiscal Year 2007 Net Revenue Compared with Fiscal Year 2006 Net Revenue

Net revenue for the fiscal year ended November 30, 2007 was $22.0 million, up $1.1 million, or 5% from $20.9 million in fiscal year 2006. During 2007, the majority of Hirsch’s revenue continued to come from sales to a variety of customers in the commercial and industrial markets in North America. Growth in revenues primarily came from higher sales to commercial and industrial customers in Europe, as well as higher sales to the U.S. government market at the end of the fiscal year, as homeland security funding became available.

Gross Profit

Hirsch’s gross profit reflects both the effect of cost of goods sold and royalties, and has historically been relatively stable from period to period, primarily due to relative constancy in the mix and pricing of products over time. Changes in gross profit in the periods presented are primarily the result of a higher proportion of cost of goods sold, as the proportion of royalties has remained constant.

Gross profit for fiscal year 2008 was $12.0 million, or 52% of revenue; gross profit for fiscal year 2007 was $11.6 million, or 53% of revenue; and gross profit for fiscal year 2006 was $11.2 million, or 54% of revenue.

Factors that could affect gross profit in the future include competition, the volume of sales in any given quarter, product configuration and mix, the availability of new products and the cost and availability of components. Any one of these factors could create more variability in Hirsch gross profit than has historically been the case.

Operating Expenses

Research and Development

Research and development (R&D) expenses consist primarily of employee compensation and, during fiscal year 2008, consulting fees for the development of prototype products. R&D costs are primarily related to software, hardware and firmware development.

		% Change		% Change
	Fiscal	2007	Fiscal	2006	Fiscal
(Dollars in thousands; percentages unaudited)	2008	to 2008	2007	to 2007	2006

Expenses	$3,310	324%	$780	7%	$729
Percentage of revenue	14%		4%		3%

R&D expenses in fiscal year 2008 were $3.3 million, representing 14% of revenue, which was an increase of 324% from $0.8 million, which represented 4% of revenues in fiscal year 2007. R&D expenses of $0.8 million in fiscal year 2007 increased 7% from $0.7 million, which represented 3% of total revenues in fiscal year 2006. The significant increase in fiscal year 2008 compared with the prior year was the result of the decision by management to initiate an investment program to develop new products that address Hirsch’s customers’ changing requirements for solutions that can be integrated across all data-based systems within the enterprise, and the engagement of consulting services to expedite this development.

Hirsch expects to continue to make significant investments to enhance its product offerings using external consulting resources, during the first half of fiscal year 2009, after which R&D expenses are expected to return to pre-2008 levels.

Selling, Marketing and General and Administrative

Selling, marketing and general and administrative (SG&A) expenses consist primarily of employee compensation for the sales, marketing and general and administrative functions, expenses related to sales support, technical support, training and market development, as well as general facilities expenditures and professional fees arising from legal, auditing and other consulting services.

		% Change		% Change
	Fiscal	2007	Fiscal	2006	Fiscal
(Dollars In thousands; percentages unaudited)	2008	to 2008	2007	to 2007	2006

Expenses	$9,576	19%	$8,055	9%	$7,416
Percentage of revenue	42%		37%		36%

In fiscal year 2008, SG&A expenses were $9.6 million, or 42% of revenue, compared with $8.1 million, or 37% of revenue in fiscal year 2007, an increase of 19%. The increase was primarily due to higher general and administrative expenses related to legal and other fees associated with the Merger with SCM; higher rent expense; and higher marketing expenses related to increased personnel, market development, travel, advertising and trade show costs; and higher sales expenses related to increased staffing for professional services as well as higher sales commissions paid.

In fiscal year 2007, SG&A expenses increased 9% from $7.4 million in fiscal year 2006, which represented 36% of revenue. The increase primarily resulted from higher sales expenses related to increased staffing in sales, and technical support, as well as higher sales commissions and advertising costs.

SG&A expenses are expected to continue to increase in 2009 as Hirsch adds personnel in marketing to address new market opportunities.

Depreciation and Amortization

Depreciation and amortization of intangible assets was $0.1 million in fiscal year 2008, $0.2 million in fiscal year 2007 and $0.1 million in fiscal year 2006.

Other (Loss) Income

Other (loss) income consists of interest income and other expense. Interest income consists of interest earned on invested cash.

Interest income resulting from cash balances was $0.1 million in fiscal year 2008, $0.2 million in fiscal year 2007 and $0.2 million in fiscal year 2006. Lower interest income in fiscal year 2008 compared to fiscal year 2007 primarily resulted from lower interest rates in fiscal year 2008. Higher interest income in fiscal year 2007 compared with fiscal year 2006 primarily resulted from higher cash balances and higher interest rates.

Other expense in fiscal year 2008 consists of impairment loss on equity investments of $0.4 million due to an other than temporary decline in the value of investments, and other expense of $0.5 million resulting from the change in value of a put-option derivative liability included in the equity investment purchase agreement.

Income Taxes

In the fiscal year 2008 a tax benefit of $0.7 million was recorded, resulting from pre-tax loss realized during the fiscal year 2008 year. The tax benefit primarily related to U.S. federal and state taxes.

Provisions for income taxes of $1.1 million and $1.1 million were recorded in fiscal year 2007 and 2006, respectively, primarily resulting from U.S. federal and state taxes.

Liquidity and Capital Resources

As of November 30, 2008, Hirsch’s working capital, which Hirsch has defined as current assets less current liabilities, was $8.8 million, compared to $9.3 million as of November 30, 2007, a decrease of approximately $0.5 million. Current assets increased by $0.5 million, mainly resulting from an income tax receivable of $1.0 million, an increase in deferred tax assets of $0.1 million and an increase in inventories of $0.3 million, partly offset by a reduction in accounts receivable of $0.9 million and lower cash and cash-equivalents of $0.1 million. Current liabilities increased by $1.0 million, primarily resulting from an increase in accounts payable of $0.5 million, valuation of a put-option derivative of $0.5 million, and higher other accrued liabilities of $0.4 million, partly offset by a reduction in income tax payables of $0.3 million.

In fiscal year 2008, cash and cash equivalents decreased by $0.1 million, resulting from $0.3 million used in operating activities and $0.1 million used in investing activities, offset by positive cash generation of $0.3 million from financing activities.

Cash used in operating activities of $0.3 million was primarily due to a net loss of $1.0 million and a negative cash flow adjustment for deferred income taxes of $0.3 million, offset by adjustments for non-cash charges for depreciation and amortization, change in liability of a put-option derivative, and an impairment of investments, totaling $1.0 million.

Cash used in investing activities of $0.1 million primarily related to purchases of property and equipment.

Cash provided by financing activities of $0.3 million resulted from the issuance of common stock of $0.2 million related to the exercise of stock options and warrants and from $0.1 million from proceeds from issuance of common stock and the collection of notes receivable for common stock. At November 30, 2008, Hirsch’s outstanding stock options and warrants as a percentage of outstanding shares was 2.7%, compared to 3.1% at November 30, 2007.

During fiscal year 2008, Hirsch used $0.1 million in cash. Hirsch currently expects that its current capital resources and available borrowings should be sufficient to meet Hirsch’s operating and capital requirements through at least the end of 2009.

Off-Balance Sheet Arrangements

Hirsch has not entered into off-balance sheet arrangements, or issued guarantees to third parties.

Contractual Obligations

The following summarizes expected cash requirements for contractual lease obligations as of November 30, 2008:

		Less Than	1-3	3-5	More Than
(In thousands)	Total	1 Year	Years	Years	5 Years
			(Unaudited)	(Unaudited)

Operating leases	$1,914	$487	$941	$486	$0

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in and Hirsch has had no disagreements with its accountants with respect to its accounting and financial disclosure.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currencies

Hirsch transacts business predominantly denominated in U.S. dollars and accordingly, is not materially subject to exposure from adverse movements in foreign currency exchange rates.

Hirsch had no foreign currency exchange gains and losses during the fiscal years 2008, 2007 and 2006.

Fixed Income Investments

Hirsch does not use derivative financial instruments in its investment portfolio. Hirsch does, however, limit its exposure to interest rate and credit risk by strictly monitoring its fixed income portfolio. The fixed income portfolio is solely invested in short-term direct government obligations, such as U.S. Treasury bills, that are backed by the full faith and credit of the U.S. government. At the present time, the maximum duration of any investment in Hirsch’s portfolio is limited to less than six months. Due to the limited duration and credit risk criteria Hirsch has established, Hirsch’s exposure to market and credit risk is not expected to be material.

At November 30, 2008, Hirsch had $4.9 million in cash and cash equivalents. Based on its cash and cash equivalents as of November 30, 2008, a hypothetical 10% change in interest rates along the entire interest rate yield curve would not be expected to materially affect the fair value of Hirsch’s financial instruments that are exposed to changes in interest rates.

At November 30, 2007, Hirsch had $5.0 million in cash and cash equivalents. Based on its cash and cash equivalents as of November 30, 2007, a hypothetical 10% change in interest rates along the entire interest rate yield curve would not materially affect the fair value of Hirsch’s financial instruments that are exposed to changes in interest rates.

DESCRIPTION OF SCM MICROSYSTEMS CAPITAL STOCK

Authorized Capital

As of February 11, 2009, the authorized capital stock of SCM consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

As of February 11, 2009, there were 15,743,515 shares of SCM common stock outstanding held of record by approximately 55 stockholders. Holders of SCM common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding SCM preferred stock, the holders of SCM common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by SCM’s board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of SCM, the holders of SCM common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of SCM preferred stock, if any, then outstanding. The SCM common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the SCM common stock. All outstanding shares of SCM common stock are fully paid and non-assessable, and the shares of SCM common stock to be outstanding upon consummation of the offering will be fully paid and non-assessable.

Preferred Stock

As of February 11, 2009, 10,000,000 shares of undesignated SCM preferred stock were authorized, and no shares outstanding. SCM’s board of directors has the authority to issue the shares of SCM preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, SCM’s board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of SCM common stock. The issuance SCM preferred stock may have the effect of delaying, deterring or preventing a change in control of SCM.

Warrants

As of February 11, 2009, no warrants to purchase shares of SCM common stock were outstanding. For a discussion of the common stock purchase warrants to be issued as part of the Merger, see the section entitled, “Certain Agreements Related to the Merger — Warrants.”

Rights Agent; Transfer Agent

American Stock Transfer & Trust Company is the transfer agent and registrar for SCM’s common stock, and rights agent in connection with the rights agreement, as amended, between SCM and American Stock Transfer & Trust Company. See the section entitled “Certain Agreements Related to the Merger — Amendment to Rights Agreement.”

PRINCIPAL STOCKHOLDERS OF SCM MICROSYSTEMS

The following table and the related notes present information with respect to the beneficial ownership of shares of SCM common stock as of February 11, 2009 by (i) each current director and named executive officer of SCM, (ii) each person or group who is known to the management of SCM to be the beneficial owner of more than 5% of all shares of SCM voting securities outstanding as of February 11, 2009 and (iii) all current directors and current executive officers of SCM, as a group.

Unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, SCM believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

As of February 11, 2009, there were 15,743,515 shares of SCM common stock issued and outstanding. After the Merger, there are expected to be 25,154,985 shares of SCM common stock issued and outstanding. Shares of SCM common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of February 11, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of beneficial ownership of any other shareholder. The figures in this paragraph and on the tables below assume no exercise or termination of any options to purchase SCM common stock, no exercise of any of the options or warrants to purchase Hirsch common stock, termination of all options to purchase Hirsch common stock at the effective time of the Merger and conversion of the Hirsch common stock and warrants to purchase shares of common stock into shares of SCM common stock and warrants to purchase SCM common stock in connection with the Merger. The warrants for SCM common stock to be issued in connection with the Merger will not be exercisable within 60 days after the Merger and are therefore not reflected on the table below.

Unless specified otherwise below, the mailing address for each individual, officer or director is c/o SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany.

Shares of SCM Common Stock Beneficially Owned

	Prior to the Merger		Following the Merger
	Number of	Approximate	Number of	Approximate
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage

Lincoln Vale European Partners Master Fund, LP(1)	1,545,692	9.8%	1,545,692	6.1%
1414 Avenue of the Americas 55 Old Bedford Road Lincoln, MA 01773
Royce & Associates, LLC(2)	1,287,980	8.2%	1,287,980	5.1%
1414 Avenue of the Americas New York, NY 10019
Dimensional Fund Advisors, Inc.(3)	1,165,559	7.4%	1,165,559	4.6%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Ayman Ashour/Bluehill ID AG(4)	796,194	5.1%	900,194	3.6%
Dufourstrasse 121
St. Gallen, Switzerland CH-9001
Dr. Hans Liebler(5)	1,554,025	9.9%	1,554,025	6.2%
Steven Humphreys(6)	116,944	*	116,944	*
Stephan Rohaly(7)	118,290	*	118,290	*
Manfred Mueller(8)	103,805	*	103,805	*
Werner Koepf(9)	63,831	*	63,831	*
Simon Turner(10)	54,450	*	54,450	*
Dr. Hagen Hultzsch(11)	38,750	*	38,750	*
Felix Marx(12)	25,787	*	25,787	*
Eang Sour Chhor(13)	11,666	*	11,666	*
All directors and executive officers as a group (9 persons)(14)	2,087,548	13.3%	2,087,548	8.3%

*	Indicates ownership of less than one percent.

(1)	Based on information provided by Lincoln Vale European Partners Master Fund, LP, to SCM subsequent to Lincoln Vale European Partners Master Fund, LP’s filing of a Schedule 13D on January 4, 2008, in which Lincoln Vale European Partners Master Fund , LP disclosed it beneficially owned 1,434,230 shares of SCM common stock.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on January 30, 2009.

(3)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(4)	Based solely on information contained in a Schedule 13D filed with the SEC by Bluehill ID AG on January 2, 2009, Bluehill ID AG held 796,194 shares of SCM common stock. Ayman Ashour is the Chief Executive Officer and Chairman of Bluehill ID AG and may be deemed to be a beneficial owner of the shares held by

Bluehill. Additionally, Mr. Ashour directly owns 52,000 shares of Hirsch common stock and an affiliate of Mr. Ashour, Newton International Management, LLC, owns a warrant to purchase 3,000 shares of Hirsch common stock and, in connection with Mr. Ashour’s service as a director of Hirsch in 2008, following the Merger, Mr. Ashour will be granted a warrant to purchase a number of shares of SCM common stock equivalent to an additional 3,000 shares of Hirsch common stock. Mr. Ashour may be deemed to be a beneficial owner of the warrants held by Newton International Management, LLC. The shares of Hirsch common stock and warrants to purchase Hirsch common stock held by Mr. Ashour and his affiliate are expected to be converted into shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger. Because the warrants to purchase SCM common stock are not exercisable for three years following the Merger, they are not reflected in the “Following the Merger” columns of the table above. Ayman Ashour served as a director of Hirsch from April 20, 2007 until his resignation as a director of Hirsch on November 17, 2008.

(5)	Includes options to purchase 8,333 shares of SCM common stock exercisable within 60 days. Dr. Liebler is a founder and member of the investment committee of Lincoln Vale European Partners Master Fund, LP. As a result of his affiliation with Lincoln Vale European Partners Master Fund, LP, Dr. Liebler may be deemed to be a beneficial owner of the shares held by Lincoln Vale European Partners Master Fund, LP and may have shared voting and investment power with respect to such shares. Dr. Liebler disclaims beneficial ownership of or any pecuniary interest in such shares.

(6)	Includes options to purchase 65,165 shares of SCM common stock exercisable within 60 days.

(7)	Includes options to purchase 97,037 shares of SCM common stock exercisable within 60 days.

(8)	Includes options to purchase 84,858 shares of SCM common stock exercisable within 60 days.

(9)	Includes options to purchase 23,750 shares of SCM common stock exercisable within 60 days.

(10)	Includes options to purchase 48,750 shares of SCM common stock exercisable within 60 days.

(11)	Consists options to purchase of 38,750 shares of SCM common stock exercisable within 60 days.

(12)	Consists options to purchase of 25,787 shares of SCM common stock exercisable within 60 days.

(13)	Consists options to purchase of 11,666 shares of SCM common stock exercisable within 60 days. Mr. Chhor resigned from his position at SCM on February 6, 2009, effective June 30, 2009.

(14)	Includes an aggregate of 404,096 options exercisable within 60 days.

PRINCIPAL SHAREHOLDERS OF HIRSCH ELECTRONICS

The following table and the related notes present information with respect to the beneficial ownership of shares of Hirsch common stock as of February 10, 2009 by (i) each current director and named executive officer of Hirsch, (ii) each person or group who is known to the management of Hirsch to be the beneficial owner of more than 5% of all shares of Hirsch voting securities outstanding as of February 10, 2009 and (iii) all current directors and current executive officers of Hirsch, as a group.

As of February 10, 2009, there were 4,705,735 shares of Hirsch common stock issued and outstanding. Shares of Hirsch common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of February 10, 2009 are also treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of beneficial ownership of any other shareholder. The figures below assume no exercise of any of the options or warrants to purchase Hirsch common stock and termination of all options to purchase Hirsch common stock at the effective time of the Merger, and conversion of the Hirsch common stock and warrants to purchase shares of Hirsch common stock into shares of SCM common stock and warrants to purchase SCM common stock in connection with the Merger. Warrants for SCM common stock issued in connection with the Merger are not exercisable within 60 days and are therefore not reflected on the table below.

Unless otherwise indicated in the footnotes to this table and subject to voting agreements entered into by executive officers and directors of Hirsch and applicable community property rules, Hirsch believes that each of the shareholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

Unless specified otherwise below, the mailing address for each individual, officer or director is c/o Hirsch Electronics Corporation, 1900 Carnegie Ave., Building B, Santa Ana, CA 92705.

Shares of Common Stock Beneficially Owned

	Prior to the Merger		Following the Merger
	(Hirsch Common Stock)		(SCM Common Stock)
	Number of	Approximate	Number of	Approximate
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage

Mary F. Taylor(7)	300,000	6.4%	600,000	2.4%
Lawrence W. Midland(2)	628,800	13.4%	1,257,600	5.0%
Eugene Y. K. Mak, M.D.(3)	174,081	3.7%	304,162	1.2%
Douglas J. Morgan(4)	136,104	2.9%	266,208	1.1%
Maury Polner, C.P.A.(5)	98,000	2.1%	152,000	*
Robert Zivney(1)(6)	26,471	*	32,942	*
John Piccininni	10,000	*	20,000	*
Robert Beliles	5,000	*	10,000	*
Ayman Ashour(8)	55,000	*	900,194	3.6%
All directors and executive officers as a group (8 persons)	1,133,456	24.1%	—	—

*	Indicates ownership of less than 1%

(1)	The “Prior to the Merger” figure includes 10,000 options to purchase Hirsch common stock. At the closing of the Merger, each option to purchase Hirsch common stock outstanding and unexercised immediately prior to the closing of the Merger will be terminated and cancelled, and no entity will assume or be bound to any obligation with respect to such options.

(2)	Includes 619,800 shares held by the Midland Family Trust Est. Jan 29, 2002, 2,600 shares of Hirsch common stock held by Mr. Midland as custodian for Ashley Marie Midland, 3,000 shares of Hirsch common stock held as custodian for Alison Midland, 2,000 shares of Hirsch common stock held as custodian for Taylor Ann Midland and 1,400 shares of Hirsch common stock held as custodian for Madison Kathleen Midland. Following the Merger, Mr. Midland will also beneficially own 628,800 warrants to purchase SCM common stock received in exchange for the Hirsch common stock not exercisable for three years following the Merger and are not included in the “Following the Merger” columns in the table above.

(3)	Includes 80,333 shares held by The Mak Family Trust Dtd 11/27/79 and 71,748 shares held by PTC Cust IRA fbo Eugene Y. K. Mak. The “Prior to the Merger” figure includes warrants to purchase 22,000 shares of Hirsch common stock. Following the Merger, in connection with Dr. Mak’s service as a director of Hirsch in 2008, Dr. Mak will be granted warrants to purchase a number of shares of SCM common stock equivalent to 3,000 shares of Hirsch common stock. The shares of Hirsch common stock and warrants to purchase Hirsch common stock held by Dr. Mak are expected to be converted into shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger. Because the warrants to purchase SCM common stock are not exercisable for three years following the Merger, such warrants are not included in the “Following the Merger” columns in the table above.

(4)	Includes 25,000 shares held by Performance Strategies Inc. Profit Sharing Plan & Trust. The “Prior to the Merger” figure includes warrants to purchase 3,000 shares of Hirsch common stock. Following the Merger, in connection with Mr. Morgan’s service as a director of Hirsch in 2008, Mr. Morgan will be granted warrants to purchase a number of shares of SCM common stock equivalent to 3,000 shares of Hirsch common stock. The shares of Hirsch common stock and warrants to purchase Hirsch common stock held by Mr. Morgan are expected to be converted into shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger. Because the warrants to purchase SCM common stock are not exercisable for three years following the Merger, such warrants are not included in the “Following the Merger” columns in the table above.

(5)	Mr. Polner’s shares are held by Maury Polner and Vivian A. Polner, as Co-Trustees of The Polner Living Trust Established June 8, 2000. Mr. Polner has shared voting and investment powers as to 76,000 shares. The “Prior to the Merger” figure includes warrants to purchase 22,000 shares of Hirsch common stock. Following the Merger, in connection with Mr. Polner’s service as a director of Hirsch in 2008, Mr. Polner will be granted warrants to purchase a number of shares of SCM common stock equivalent to 3,000 shares of Hirsch common stock. The shares of Hirsch common stock and warrants to purchase Hirsch common stock held by Mr. Polner are expected to be converted into shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger. Because the warrants to purchase SCM common stock are not exercisable for three years following the Merger, such warrants are not included in the “Following the Merger” columns in the table above.

(6)	Mr. Zivney has shared voting and investment powers as to 16,471 shares of Hirsch common stock. Following the Merger, Mr. Zivney is also expected to beneficially own 16,471 warrants to purchase SCM common stock received in exchange for the Hirsch common stock, which are not exercisable for three years following the Merger and are not included in the “Following the Merger” columns in the table above.

(7)	Includes 289,000 shares held by Taylor Family Trust, Dtd 5/23/03.

(8)	Ayman Ashour served as a director of Hirsch from April 20, 2007 until his resignation as a director of Hirsch on November 17, 2008. The “Prior to the Merger” figure includes 52,000 shares of Hirsch common stock held directly by Mr. Ashour and warrants to purchase 3,000 shares of Hirsch common stock held by an affiliate of Mr. Ashour, Newton International Management, LLC, of which Mr. Ashour may be deemed to be a beneficial owner. Following the Merger, in connection with Mr. Ashour’s service as a director of Hirsch in 2008, Mr. Ashour will be granted warrants to purchase a number of shares of SCM common stock equivalent to 3,000 shares of Hirsch common stock. Mr. Ashour is also the Chief Executive Officer and Chairman of Bluehill ID AG. Bluehill hold 796,194 shares of SCM common stock, of which Mr. Ashour may be deemed to be a beneficial owner. The shares of Hirsch common stock and warrants to purchase Hirsch common stock held by Mr. Ashour and his affiliate are expected to be converted into shares of SCM common stock and warrants to purchase shares of SCM common stock in connection with the Merger. Because the warrants to purchase SCM common stock are not exercisable for three years following the Merger, such warrants are not included in the “Following the Merger” columns in the table above.

SCM MICROSYSTEMS DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

SCM’s Board of Directors

SCM’s board of directors is divided into three director classes with staggered three-year terms. Currently, SCM’s board consists of seven directors, of which three directors serve in Class I, two directors serve in Class II and two directors serve in Class III. The board of directors has authorized up to eight directors.

The Board of Directors and Management of SCM Following the Merger

After completion of the Merger, the SCM board of directors will consist of eight directors, including Lawrence W. Midland, who is expected to join SCM’s board of directors at the effective time of the Merger. SCM currently anticipates that the following individuals will serve as its board of directors following completion of the Merger:

Name	Current Age	Position	Director Since

Werner Koepf	67	Chairman of the Board	2006
Dr. Hagen Hultzsch	68	Director	2002
Steven Humphreys	47	Director	1996
Dr. Hans Liebler	39	Director	2008
Felix Marx	42	Chief Executive Officer and Director	2007
Lawrence W. Midland	67	Executive Vice President and Director	Following completion of the Merger
Stephan Rohaly	44	Chief Financial Officer and Director	2007
Simon Turner	57	Director	2000

Werner Koepf. Werner Koepf has served as a director of SCM since February 2006 and as Chairman of the board of directors since March 2007. Mr. Koepf currently is an advisor to the venture capital firm Invision AG. From 1993 to 2002, Mr. Koepf held a variety of senior management positions with Compaq Computer Corporation GmbH, including Vice President and General Manager of the General Business Group from 1993 to 1999; Vice President and General Manager of Compaq Europe, Middle East and Africa (EMEA) from 1999 to 2000; and Chief Executive Officer and Chairman for Compaq Computer, EMEA from 2000 to 2001. From 1989 to 1993, Mr. Koepf was Chairman and Chief Executive Officer for European Silicon Structures SA, an ASIC manufacturer. Prior to 1993, Mr. Koepf held various senior management positions at Texas Instruments Inc., including Vice President and General Manager of several divisions of the group. Mr. Koepf received a master’s degree in business administration from the University of Munich and a bachelor’s degree with honors in electrical engineering from the Technical College in St. Poelten, Austria.

Dr. Hagen Hultzsch. Dr. Hagen Hultzsch has served as a director of SCM since August 2002. Dr. Hultzsch currently sits on the boards of more than 20 technology companies and academic institutions in the U.S. and Europe, including Radware LLC, RiT Technologies Ltd, TranSwitch Corporation and living-e AG. From 1993 until his retirement in 2001, Dr. Hultzsch served as a member of the Board of Management for Deutsche Telekom’s technical services division. From 1988 to 1993, he was Corporate Executive Director for Volkswagen AG, where he was responsible for Organization and Information systems. Dr. Hultzsch holds M.S. and Ph.D. degrees in nuclear physics from the University of Mainz, Germany.

Steven Humphreys. Steven Humphreys has served as a director of SCM since July 1996 and as Chairman of the board of directors from April 2000 to March 2007. Since March 2008, Mr. Humphreys has served as a director of ActivIdentity Corporation, a provider of digital identity solutions. Since October 2003, he has served as Chairman of Robotic Innovations International, Inc., an acquirer and developer of technologies for broad-based applications of robotics, service automation and automated companion devices. Currently he also serves as a director of HeadThere, Inc., a communications robotics device company, and Ready Solar, Inc., a provider of standardized residential solar systems. From October 2001 to October 2003, he served as Chairman of the board and Chief Executive Officer of ActivCard Corporation, a provider of digital identity management software. From July 1996 to

October 2001, Mr. Humphreys was an executive officer of SCM, serving as President and Chairman of the board from July 1996 until December 1996, at which time he became Chief Executive Officer and served as President and Chief Executive Officer until April 2000. Previously, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to Caere, he spent ten years with General Electric Company in a variety of positions. Mr. Humphreys is also a director of several privately held companies, a limited partner and advisor to several venture capital firms and from October 2001 to December 2003 was a director of ActivCard. Additionally, Mr. Humphreys was elected to the school board of the Portola Valley Public School District in 2007, and has served on the board of Summit Preparatory Public Charter High School since 2003. Mr. Humphreys holds a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University.

Dr. Hans Liebler. Dr. Hans Liebler has served as a director of SCM since June 2008. Since July 2006, Dr. Liebler has served as a partner of Lincoln Vale European Partners, an investment management company that he co-founded which is focused on strategic long-term investments in European small- and mid-cap companies, and which is currently the largest single stockholder of the company. Currently, he also serves on the investment committee of Lincoln Vale. From September 2002 to July 2006, Dr. Liebler managed an investment fund he had conceived for Allianz AG, applying a private equity approach to European publicly listed companies. Previous to this, from September 1996 to September 2002, he worked as a management consultant for McKinsey & Company, initially in the company’s Madrid and New York offices and subsequently as co-leader of McKinsey’s German Corporate Finance practice. From 1993 to 1995, Dr. Liebler was an investment banker for S.G. Warburg in London. Since 1998, Dr. Liebler has also served as an adjunct professor at the European Business School in Germany. He holds a Master’s degree in Business Administration from the University of Munich in Germany and a Ph.D in Finance from the University of St. Gallen in Switzerland.

Felix Marx. Felix Marx joined SCM Microsystems as Chief Executive Officer and director in October 2007. Previously, from 2003 to November 2007, Mr. Marx held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business. Prior to this, Mr. Marx served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

Lawrence W. Midland. Lawrence W. Midland is expected to join SCM’s board of directors upon completion of the Merger. Mr. Midland is currently President of Hirsch, which he co-founded in August 1981, and for which he has served as a director since Hirsch’s inception. Mr. Midland became President and Chairman of the board of Hirsch in March 1986 and has held those positions continuously since that time. Mr. Midland previously served as president of several companies which were all sold profitably, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (With Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Stephan Rohaly. Stephan Rohaly has served as a director of SCM since August 2007. Mr. Rohaly joined SCM Microsystems in March 2006 as Vice President Finance and Chief Financial Officer. He also served as Acting Chief Executive Officer from July 2007 to October 2007. Before joining SCM, from February 2003 to February 2006, he was Director of Corporate Finance at Viatris, a German pharmaceutical firm. From July 1995 to December 2002, he served as Business Unit and Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

Simon Turner. Simon Turner has served as a director of SCM since July 2000. Since January 2009, Mr. Turner has served as Strategic Accounts Director for PC manufacturer ACER Group. From January 2006 to December

2008, Mr. Turner served as Group Sourcing Director for consumer electronic retailer DSG international plc. From January 2002 to January 2006, Mr. Turner was Managing Director of the PC World Group of DSG, responsible for operations at PC World, PC World Business and Genesis Communications in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company and Group Marketing Manager at Philips Consumer Electronics. Mr. Turner is also a non-executive director of Yorkshire Building Society, which is the UK’s third largest member-owned savings and loan institution. Mr. Turner holds a B.S. degree from the University of Surrey.

To the knowledge of SCM’s management, there are no family relationships between any of its directors and any other of its directors or executive officers.

Director Independence

SCM’s board of directors has reviewed the independence of each of its directors and considered whether any director has had a material relationship with the company or its management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, SCM’s board of directors affirmatively determined that all of its non-employee directors are independent under the corporate governance standards of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the determination of independence of Dr. Hans Liebler, the board of directors considered Dr. Liebler’s relationship with the company’s largest stockholder, Lincoln Vale European Partners, of which Dr. Liebler is a founder and member of the investment committee. The board of directors determined that such relationship would not compromise Dr. Liebler’s ability to exercise independent judgment in carrying out his duties and responsibilities. In agreeing to serve as a member of SCM’s board of directors, Dr. Liebler must act independently of Lincoln Vale European Partners in discharging his fiduciary duties to stockholders of the company and also is obligated not to disclose to Lincoln Vale European Partners or use for his own benefit any confidential information that he may obtain during his service on the board. Dr. Liebler disclaims shared voting or dispositive power over any securities held by the fund.

Compensation of Directors

Annual Cash Compensation

During 2008, SCM’s non-employee directors were paid in the currency of the country of their residence, using a fixed exchange rate of €0.93 per U.S. dollar for SCM’s German-based directors and £0.63 per U.S. dollar for SCM’s UK-based director. During 2008, each non-employee member of SCM’s board of directors was eligible to receive the following cash compensation:

•	an annual retainer of $10,000 for each member of the board, except for the Chairman, who is eligible to receive an annual retainer of $20,000;

•	additional annual retainer of $5,000 for service on the Audit Committee of the board, except for the Chairman, who is eligible to receive an annual retainer of $10,000;

•	additional annual retainer of $2,000 for service on the Compensation or Nominating Committees of the board, except for the Chairman of such committees, who are each eligible to receive an annual retainer of $4,000; and

•	meeting fees of $1,000 for physical attendance at each board meeting.

Additionally, SCM reimburses its non-employee board members for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice primarily consist of travel expenses associated with board or committee meetings or with committee assignments.

Change in Cash Compensation for 2009

During 2008, the Compensation Committee conducted a review of compensation paid to SCM board members that included comparisons of cash and equity compensation made to directors at six other security companies, including ActivIdentity, Entrust, L-1 Identity Solutions, Secure Computing, Tumbleweed Communication and Vasco Data Security. Based on this review, in December 2008, the Compensation Committee approved an increase in the cash compensation paid to the company’s non-employee directors, effective beginning in 2009. Annual cash compensation was increased from $10,000 to $20,000 for all directors except for the Chairman of the board, whose annual cash compensation was increased from $20,000 to $40,000. Additionally, directors will also receive a fee of $500 for attendance at each telephonic board meeting lasting more than 60 minutes, whereas previously no fees had been paid for attendance at telephonic board meetings. All other components of cash compensation remain unchanged for 2009.

Equity Compensation

During 2008, each non-employee member of SCM’s board of directors was eligible to receive option awards under the terms of the company’s 2007 Stock Option Plan. Under this plan, new members of the board receive an initial option grant to purchase 10,000 shares of the company’s common stock. Continuing members of the board who have served for at least six months receive an annual option grant to purchase 5,000 shares of the company’s common stock, awarded on the date of the company’s Annual Meeting of Stockholders. Both of these option grants vest 1/12th per month over the one-year period following the date of grant.

During 2008, each of SCM’s non-employee directors, with the exception of Dr. Liebler, received an annual grant of 5,000 options for shares of the company’s common stock. All such annual grants were made on July 1, 2008, the date of SCM’s Annual Meeting, at an exercise price of $2.91 per share, which was the NASDAQ closing price on that day. Dr. Liebler received an initial option grant to purchase 10,000 shares of the company’s common stock upon joining the board. His grant was made on June 2, 2008 at an exercise price of $2.95, which was the NASDAQ closing price on that day.

The following Director Compensation Table sets forth summary information concerning the compensation paid to SCM’s non-employee directors in 2008 for services to the company.

	Fees Earned
	or Paid	Option Awards
Name	in Cash	(1)	Total ($)

Werner Koepf — Chairman(2)	$31,000	$10,344	$41,344
Steven Humphreys — Former Chairman(3)	$22,000	$10,344	$32,344
Dr. Hagen Hultzsch(4)	$24,000	$10,344	$34,344
Dr. Hans Liebler(5)	$10,500	$7,564	$18,064
Simon Turner(6)	$29,000	$10,344	$39,344

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. The grant date fair value of these annual stock options awarded to each director in 2008, other than Mr. Liebler, is approximately $6,751. The grant date fair value of the initial stock options awarded to Dr. Liebler is approximately $13,154. The grant date fair value of the options awards is calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the Consolidated Financial Statements for the period ended December 31, 2007 for more information about how SCM accounts for stock-based compensation.

(2)	Mr. Koepf received a fee of $20,000 for his service as Chairman of the board of directors in 2008. He also received a fee of $2,000 for his service as a member of the Compensation Committee and a fee of $4,000 for his service as Chairman of the Nominating Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Mr. Koepf had 25,000 options outstanding as of December 31, 2008, of which 22,083 were exercisable.

(3)	Mr. Humphreys received a fee of $10,000 for his service as a director in 2008. He also received a fee of $5,000 for his service as a member of the Audit Committee and a fee of $2,000 for his service as a member of the Nominating Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Mr. Humphreys had 66,415 options outstanding as of December 31, 2008, of which 63,498 were exercisable.

(4)	Dr. Hultzsch received a fee of $10,000 for his service as a director in 2008. He also received $5,000 for his service as a member of the Audit Committee and a fee of $4,000 for his service as Chairman of the Compensation Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Dr. Hultzsch had 40,000 options outstanding as of December 31, 2008, of which 37,083 were exercisable.

(5)	Dr. Liebler joined the board of directors of SCM effective June 1, 2008, and received a prorated fee of $5,833 for his service as a director from June through December 2008. He also received a prorated fee of $834 for his service as a member of the Compensation Committee and $833 for his service as a member of the Nominating Committee from July through December 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $3,000. Dr. Liebler had 10,000 options outstanding as of December 31, 2008, of which 5,000 were exercisable.

(6)	Mr. Turner received a fee of $10,000 for his service as a director in 2008. He also received $10,000 for his service as Chairman of the Audit Committee, $2,000 for his service as a member of the Compensation Committee and $2,000 for his service as a member of the Nominating Committee during 2008. Additionally, he received a fee of $1,000 for each physical board meeting attended, amounting to $5,000. Mr. Turner had 50,000 options outstanding as of December 31, 2008, of which 47,083 were exercisable.

Executive Officers

Information concerning SCM’s current and, in the case of Lawrence W. Midland, expected, future executive officers, including their backgrounds and ages as of December 31, 2008, is set forth below. All executive officers hold their positions for an indefinite term and serve at the pleasure of SCM’s board of directors.

To the knowledge of SCM’s management, there are no family relationships between any of SCM’s executive officers and any of its directors or other executive officers.

Felix Marx, 42 Chief Executive Officer and Director	Felix Marx has served as Chief Executive Officer and as a director of the company since October 2007. Previously, from 2003 to October 2007, Mr. Marx held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business. Prior to this, Mr. Marx served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

Stephan Rohaly, 44 Vice President Finance, Chief Financial Officer and Director	Stephan Rohaly has served as Vice President Finance and Chief Financial Officer since March 2006 and was named a director of the company in August 2007. Mr. Rohaly also served as Acting Chief Executive Officer from July 2007 to October 2007. Before joining SCM, from February 2003 to February 2006, Mr. Rohaly was Director of Corporate Finance at Viatris, a German pharmaceutical firm. From July 1995 to December 2002, he served as Business Unit and

Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

Eang Sour Chhor, 44 Executive Vice President, Strategy, Marketing and Engineering	Eang Sour Chhor served as Executive Vice President Strategy, Marketing and Engineering since February 2008. In this position he was responsible for product management and product development. Prior to joining SCM, from March 2001 to January 2008, Mr. Chhor held a variety of management positions with Philips Semiconductors, a diversified electronics company, and NXP Semiconductors, a company created by Philips Semiconductors. Most recently, he served as Senior Director, Global Key Accounts at NXP Semiconductors, a position he held for 25 months, and was a member of NXP’s elite group of Top 150 Leaders. Prior to this, Mr. Chhor served as General Manager of NXP’s Contactless & Embedded Security Division, headed NXP’s smart card and reader businesses and launched NXP’s Near Field Communication cooperation with Sony. Prior to NXP, from 1998 to 2001 Mr. Chhor held a variety of management positions with Philips Consumer Electronics. Mr. Chhor holds a bachelor’s degree in electronics engineering from the University of Technology in Cachan, France and an MBA from HEC School of Management in Paris, France. Mr. Chhor resigned from his position at SCM on February 6, 2009, effective June 30, 2009.

Lawrence W. Midland, 67 Executive Vice President, Hirsch business division	Lawrence W. Midland, is expected to become an executive officer of SCM upon completion of the Merger. Mr. Midland is currently President of Hirsch, which he co-founded in August 1981, and for which he has served as a director since Hirsch’s inception. Mr. Midland became President and Chairman of the board of Hirsch in March 1986 and has held those positions continuously since that time. Mr. Midland previously served as president of several companies which were all sold profitably, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (With Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Dr. Manfred Mueller, 38 Executive Vice President, Strategic Sales and Business Development	Dr. Manfred Mueller has served as Executive Vice President, Strategic Sales and Business Development since March 2008. He joined SCM Microsystems in August 2000 as Director of Strategic Business Development. From July 2002 to July 2005, he served as Director of Strategic Marketing. He was appointed Vice President of Strategic Business Development in July 2005. He served as Vice President Marketing from February 2006 to April 2007, at which time he was named Vice President Sales, EMEA. Prior to SCM, from August 1998 to July 2000, Dr. Mueller was Product Manager and Business Development Manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. Dr. Mueller holds masters and Ph.D degrees in Chemistry from Regensburg University in Germany and an MBA from the Edinburgh Business School of Heriot Watt University in Edinburgh, Scotland.

Compensation Discussion and Analysis

General Philosophy/Objectives

The primary goals of SCM’s compensation program, including its executive compensation program, are to attract and retain employees whose abilities are critical to the company’s long-term success and to motivate employees to achieve superior performance.

To achieve these goals, SCM attempts to:

•	offer compensation packages that are competitive regionally and that provide a strong base of salary and benefits;

•	maintain a portion of total compensation at risk, particularly in the case of its executive officers, with payment of that portion tied to achievement of specific financial, organizational or other performance goals; and

•	reward superior performance.

SCM’s compensation program includes salary, performance-based quarterly and annual bonuses, long-term incentive compensation in the form of stock options and various benefits and perquisites.

Role of the Compensation Committee

SCM’s Compensation Committee oversees all aspects of executive compensation. The committee plays a critical role in establishing SCM’s compensation philosophy and in setting and amending elements of the compensation package offered to its Named Executive Officers. In 2008, SCM’s Named Executive Officers included Felix Marx, Chief Executive Officer; Stephan Rohaly, Chief Financial Officer; Eang Sour Chhor, Executive Vice President, Strategy, Marketing and Engineering; and Manfred Mueller, Executive Vice President, Strategic Sales and Business Development.

On an annual basis, or in the case of promoting or hiring an executive officer, the Compensation Committee determines the compensation package to be provided to SCM’s Chief Executive Officer, its other executive officers and its directors. On an annual basis, the Compensation Committee undertakes a review of the base salary, bonus targets and equity awards of each of SCM’s Named Executive Officers. This review entails an evaluation of their respective compensation based on the committee’s overall evaluation of their performance toward the achievement of the company’s financial, strategic and other goals, with consideration given to comparative executive compensation data, primarily from a small group of companies of similar size and within a similar segment of the security industry to SCM (as described in more detail below). Based on its review, from time to time the Compensation Committee has increased the salary, potential bonus amounts and/or equity awards for SCM’s executive officers, based upon the performance of the executive officer, a change in scope of an executive officer’s responsibilities and/or as a competitive practice based on a review of compensation at companies that are similar to SCM.

Overview of Compensation Program

SCM was originally formed in Germany in 1990 and has continued to have an active presence in Germany and throughout Europe in its target product markets. Since its initial public offering in October 1997, SCM’s common stock has been dually traded on the NASDAQ Stock Market and the German exchange, previously on the Neuer Market and now on the Prime Standard. As a result, although SCM is a small company, it has maintained a relatively high level of visibility in the German marketplace and financial markets. Additionally, for the past several years the majority of SCM’s executive staff has operated from its European headquarters in Ismaning, Germany, which has been its corporate headquarters since late 2006. Currently, all of SCM’s executive officers operate out of its headquarters in Germany. SCM’s German corporate culture directly influences the elements of the company’s compensation program.

SCM does not employ an overall model or policy to allocate among the compensation elements it utilizes. In general, SCM employs cash bonuses to motivate and reward its executive officers for the achievement of annual and quarterly or other short-term performance objectives and it employs annual grants of stock options that vest over time to motivate and reward contributions to the company’s performance over the longer term. From time to time, however, SCM also utilizes stock options with shorter vesting periods to provide additional incentives for the achievement of short-term objectives that are seen as critical to the company’s success.

SCM believes that its compensation practices, as described below, allow the company to achieve an appropriate balance of compensation elements for its executive officers that supports its overall compensation program goals.

Compensation Elements

Base Salary

Base salary provides fixed compensation based on competitive market practice and is intended to acknowledge and reward core competence in the executive role relative to skills, experience and contributions to the company. Base salaries for executives are reviewed annually, and more frequently when there are any changes in responsibilities.

The Compensation Committee reviewed base salary levels for Mr. Marx, Mr. Rohaly and Dr. Mueller at the beginning of 2008 as part of its annual review of executive compensation. The committee did not review the salary of Mr. Chhor, as his compensation had recently been set prior to his joining the company in February 2008. In conducting their reviews, the Compensation Committee (1) gave consideration to each officer’s salary history with previous employers; (2) considered informal data on salaries of executive officers in similar positions based on general comparative data for the technology industry from the Economic Research Institute and Salary.com; (3) reviewed specific salary data for the chief executive officers and chief financial officers at two companies the Compensation Committee considered to be most comparable in size and industry focus to the company, Vasco Data Security and ActivIdentity; (4) relied on the professional experience of the Compensation Committee and board members related to compensation practices in Europe; (5) considered the recommendations of Mr. Marx in the case of Mr. Rohaly and Dr. Mueller, based primarily on their respective performance reviews; (6) considered the scope of responsibility, prior experience and past performance of each officer; and (7) considered the specific needs of SCM at the time and in the foreseeable future.

Based on its evaluation, in February 2008 the Compensation Committee approved one-time incentive stock option grants for Mr. Marx and Mr. Rohaly in lieu of annual salary increases, in order to bring equity compensation for these principal officers into alignment with peer companies, including ActivIdentity and Vasco Data Security, and to better align the interests of these executives with those of the company’s stockholders. The Compensation Committee also approved the promotion of Dr. Mueller from Vice President Sales, EMEA to Executive Vice President, Strategic Sales and Business Development, and approved an increase in his annual base salary from €150,000 to €168,000 in light of his anticipated responsibilities for 2008. The new salary level for Dr. Mueller was effective as of April 1, 2008.

In December 2008, the Compensation Committee reviewed the base salary level of Mr. Marx and approved an increase in his annual base salary from €240,000 to €280,000, effective November 1, 2008. The increase was made based on Mr. Marx’s performance against objectives set by the Compensation Committee related to establishing a strategic plan for SCM and putting in place programs and resources to achieve growth. These objectives were to create and execute a plan for SCM to enter the contactless smart card reader market with new products and programs and to identify and negotiate with appropriate merger and acquisition candidates to accelerate the company’s revenue generation and increase its operating scale.

Incentive Cash Bonuses

Incentive cash bonuses are intended to motivate and reward executives for their contributions towards achieving corporate performance targets as well as specific corporate objectives that support the company’s short-term goals. During 2008, the primary goal of the company was operating profitability, with focus both on revenue generation and on cost and expense containment. Therefore, incentive bonuses in 2008 were designed to reward corporate operational performance alone.

On February 6, 2008, the board of directors approved an Executive Bonus Plan for 2008 (the “2008 Plan”) as recommended by the Compensation Committee. The 2008 Plan was effective as of January 1, 2008 and was unchanged from the previous year. Payments under the 2008 Plan were based both on the achievement of quarterly and annual operating profit goals by the company. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by the company to be extraordinary. No such extraordinary expenses were excluded from the calculation of operating profit in 2008.

Executive officers eligible to participate in the 2008 Plan with respect to both the quarterly and annual bonus components were Mr. Marx, Mr. Rohaly and Mr. Chhor. As part of his employment agreement signed in January 2008, Mr. Chhor was guaranteed a quarterly bonus payment for the first quarter of 2008, prorated for his February 1, 2008 start date.

Because of his sales role, Dr. Mueller was eligible to participate in the annual component of the 2008 Plan only, and was eligible to receive quarterly bonus payments under the company’s Sales Commission Plan, which is described under “Incentive Cash Payouts under the Sales Commission Plan” below.

Quarterly Component

Under the quarterly bonus component of the 2008 Plan, executive officers of the company were eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, if the company achieved positive operating profit for that quarterly period. The maximum amount that any executive officer could earn in quarterly bonus payments in the fiscal year was 40% of his respective annual base salary.

Annual Component

Under the annual bonus component of the 2008 Plan, executive officers were eligible to receive additional variable bonuses amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by the company of the following annual operating profit targets:

•	20% of annual base salary would be paid if the company recorded at least $1.0 million of annual operating profit;

•	30% of annual base salary would be paid if the company recorded at least $1.5 million of annual operating profit; and

•	40% of annual base salary would be paid if the company recorded at least $2.0 million of annual operating profit.

The maximum amount that any executive officer could earn in combined quarterly and annual bonus payments under the 2008 Plan in the fiscal year was 80% of his respective annual base salary.

Incentive Cash Payouts under the 2008 Plan

SCM did not achieve positive operating profit in the first, second and third quarters of 2008, and no cash bonuses were awarded under the 2008 Plan for these periods. SCM has not yet completed the preparation of its results for the fourth quarter of 2008. SCM did not achieve positive operating profit for the full year 2008, and no cash bonuses were awarded under the annual component of the 2008 Plan. As noted above, Mr. Chhor was paid a guaranteed bonus amounting to 10% of his annual base salary for the first quarter of 2008, prorated for his February 1, 2008 start date, as specified in his employment agreement.

Incentive Cash Payouts under the Sales Commission Plan

As noted above, during 2008 Dr. Mueller was eligible to receive quarterly cash awards under the company’s Sales Commission Plan. Under this plan, for each of the four quarters of 2008, Dr. Mueller was eligible to receive a quarterly bonus payment of up to 10% of his then-current annual base salary based on 100% achievement of quarterly revenue goals and individual objectives. Two-thirds of this potential bonus amount was based on the achievement of at least 75% of quarterly revenue targets set forth in the company’s budget and sales forecasts as approved by the board for each year, and one-third was based upon the achievement of personal quarterly objectives as approved by the Compensation Committee for each quarter. Additionally, if revenue targets were achieved above the 100% level in any quarter, then Dr. Mueller’s potential bonus for that quarter would be increased by an additional 2.5% for every percentage point achieved above 100%. At 100% achievement of quarterly revenue targets, Dr. Mueller’s target quarterly bonus was €10,000 for revenue generation and €5,000 for individual objectives for the first quarter of 2008, and €11,200 for revenue generation and €5,600 for individual objectives for the second, third and fourth quarters of 2008.

The revenue target for Dr. Mueller in the first quarter of 2008 was $2.7 million. Individual objectives for Dr. Mueller in the first quarter of 2008 included meeting with key strategic partner targets; setting up sales and marketing programs and engaging new distributors in new geographic regions; and setting up a framework to market and sell new USB token products, including creating a business plan, cultivating strategic partners, developing a sales channel and developing marketing collateral. For the first quarter of 2008, Dr. Mueller achieved 88% of his revenue target, resulting in a payout of 70.8% under the revenue portion of the plan, and he achieved 100% of his personal objectives. This resulted in an aggregate payout equal to 80.5% of his target award, or €12,082.

The revenue target for Dr. Mueller in the second quarter of 2008 was $3.1 million. Individual objectives for Dr. Mueller in the second quarter of 2008 included managing strategic partner relationships to support the development of a new USB token business; continue to develop and manage the distribution channel for the company’s eHealth terminals, including the creation and monitoring of pilot deployments; and manage strategic partner relationships aimed at the e-passport market. For the second quarter of 2008, Dr. Mueller achieved 90% of his revenue target, resulting in a payout of 75.1% under the revenue portion of the plan, and he achieved 100% of his personal objectives. This resulted in an aggregate payout equal to 83.4% of his target award, or €14,013.

The revenue target for Dr. Mueller in the third quarter of 2008 was $3.1 million. Individual objectives for Dr. Mueller in the third quarter of 2008 included managing strategic partner relationships to support the development of a new USB token business and securing volume orders for the USB products; finalizing a global marketing strategy for the company’s CHIPDRIVE products; and transferring all EMEA sales activities to a newly hired regional sales executive. For the third quarter of 2008, Dr. Mueller achieved 69% of his revenue target, resulting in a payout of 0% under the revenue portion of the plan, and he achieved 85% of his personal objectives. This resulted in an aggregate payout equal to 28.3% of his target award, or €4,760.

The revenue target for Dr. Mueller in the fourth quarter of 2008 was $11.0 million. Individual objectives for Dr. Mueller in the fourth quarter of 2008 included managing the USB token business and securing volume orders for the USB products; finalizing the business plan for 2009; expanding the global distribution channel as part of the company’s strategy to expand sales into new geographic regions; and planning the 2009 launch of the CHIPDRIVE product line into the U.S. For the fourth quarter of 2008, Dr. Mueller achieved 82% of his revenue target, resulting in a payout of 54% under the revenue portion of the plan, and he achieved 74% of his personal objectives. This resulted in an aggregate payout equal to 61% of his target award, or €10,177.

Additional Performance Cash Bonuses

In December 2008, the Compensation Committee approved the payment of a cash bonus of $333,333 to Mr. Marx to be paid out in March 2009, in recognition of his significant contributions to the company and his performance in 2008, including his efforts to re-position the company and to implement its growth strategy, and is contingent upon Mr. Marx’s continuing employment with the company at the time of such payment.

Long-Term Equity Incentives

SCM’s stock option program is designed to attract, retain and reward talented employees and executives through long-term compensation that is directly linked to long-term performance. As the bulk of SCM’s employees are in Germany and India, where stock options are not commonly awarded to non-executive employees, SCM regards stock options as a competitive tool in its overall compensation program.

SCM grants equity incentives in the form of stock options to each of its executive officers, at the time of hiring, on an annual basis and from time to time as an incentive to achieve specific performance objectives. The exercise price of all options awarded is the closing price of SCM’s stock on the NASDAQ Stock Market on the date of grant. The company believes stock options are an effective way to align executives’ interests with the interests of the company’s stockholders because the stock options have value only to the extent that the price of the company’s stock increases after the date of grant.

The number of stock options granted to newly hired executive officers is determined by the Compensation Committee, based on the company’s historical practices and on the executive’s position. Initial options vest 1/4th after one year and then 1/48th per month for the next three years, such that they are fully vested after four years. Annual top-up grants are made based on the positive results of annual performance reviews and are generally in an amount ranging between 25% and 33% of the options received in the executive officer’s initial grant. Annual top-up grants vest at a rate of 1/48th per month over four years, commencing at the date of grant. If the executive officer terminates employment before the end of the vesting period, all unvested options are forfeited. As options are granted annually, some portion of an executive officer’s options vest each year, rewarding the executive for past service, while an often greater portion remains unvested, creating a long-term incentive to remain with the company.

In February 2008, the Compensation Committee awarded Mr. Chhor an initial stock option grant of 40,000 shares of SCM common stock upon his joining the Company. At the time, the Compensation Committee also awarded special one-time incentive option grants to Mr. Marx and Mr. Rohaly. These awards were made in lieu of annual salary increases, to increase the long-term incentive portion of their overall compensation package in relation to salary, and to bring equity compensation for these officers into alignment with peer companies. In making its determination, the Compensation Committee reviewed salary and equity data for the chief executive officer and chief financial officer at six companies that operate in similar segments of the security industry to SCM, and which the committee believes are comparable for the purposes of compensation comparison. These companies included ActivIdentity, Entrust, L-1 Identity Solutions, Secure Computing Tumbleweed Communications and Vasco Data Security.

In April 2008, the Compensation Committee awarded annual top-up grants to Mr. Marx and Mr. Rohaly of 19,800 shares and top-up and promotion grants of 6,500 and 14,000 shares, respectively, to Dr. Mueller. The Compensation Committee determined the amount to be granted to each executive officer based on his individual performance in past recent periods and in order to retain and motivate each executive in the future.

Benefits and Perquisites

Because SCM has a strong regional presence in Germany and the majority of its executives and key employees have been based in Germany, the company follows the standard European practice of providing either a company car or a car allowance to its executive officers in Germany. SCM leases BMW cars or provides a comparable allowance for its executive officers.

Retirement Payments

On behalf of its executive officers in Germany, SCM makes payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law.

Lawrence W. Midland

Mr. Midland is expected to become an executive officer of SCM following the company’s merger with Hirsch, in the position of Executive Vice President, Hirsch Business Division. Mr. Midland’s compensation with SCM was negotiated as part of the Merger Agreement and includes a base salary of $250,000, participation in the 2008 Executive Bonus Plan and an option grant to purchase up to 40,000 shares of SCM common stock under SCM’s 2007 Stock Option Plan. Mr. Midland is also eligible to receive certain other benefits such as health insurance, as are provided to other employees of Hirsch occupying positions with responsibility and salary comparable to that of Mr. Midland.

Severance Benefits

SCM does not have a policy regarding severance or change of control agreements for its executive officers and historically has not offered severance as part of its employment contracts. Under standard employment practice in Germany, notice of termination is required to be given by either the employer or the employee, and the employer is required to continue to compensate the employee for salary and eligible bonus amounts during this period. The length of the notice period varies from company to company. SCM’s policy for executive officers generally is to require a notice period of three to six months, following a trial period of initial employment of three to six months. The length of individual notice and trial periods for each executive officer is stated in his employment contract. In lieu of continuing the employment relationship for six months, SCM’s employment agreements provide that the company can cash out the employee who has given notice. Alternatively, SCM can require that the employee continue to work his or her six-month notice period. This practice is included in the majority of SCM’s employment agreements with its executive officers. Additionally, under German labor practices, terminated employees also are eligible to continue to receive health and unemployment insurance coverage, pension contributions, car leasing expenses or car allowance, and other benefits provided during their employment, for the duration of the notice period. Further, under German labor practices, terminated employees may also be entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including the employee’s length of service and perceived contributions to past or future company performance, as well as other factors. Actual bonus payments for which individual employees may become eligible are determined at or following termination, and cannot be projected.

As is customary in Germany, SCM has entered into employment agreements with each of its Named Executive Officers. In connection with the Merger, Mr. Midland has entered into an employment agreement with Hirsch, to become effective on the effective date of the Merger as described in “The Merger — Interests of Hirsch Directors and Executive Officers in the Merger — Employment Agreements.” The terms of each of these agreements are discussed below under “Termination / Change in Control Payments.”

In July 2008, SCM Microsystems GmbH, a wholly-owned subsidiary of SCM entered into supplemental employment agreements (the “ Supplements”) with Mr. Marx and Mr. Rohaly in order to modify certain provisions regarding severance, notice periods and non-competition. The terms of both Supplements are identical and are outlined below.

Pursuant to the Supplements, if the executive officer is given ordinary notice of termination by SCM without the executive officer having given prior notice of termination or having caused SCM to give such notice as a result of severe and avoidable misconduct, then the executive officer will be eligible to receive a one-time severance payment equal to 12 months of his then-current monthly salary and a bonus payment under the company’s Executive Bonus Plan equal to 40% of his then current annual salary.

The Supplement further provides that either the executive officer or SCM may terminate the executive officer’s employment agreement by providing 12 months’ written notice. In the event of termination by SCM, the executive officer may be required to continue to perform his responsibilities for the company only for a period of up to three months, excluding unused holiday hours, after which he will be released from his employment. Any remainder of the 12-month notice period following release from employment (from nine to 12 months) is the release period, during which the executive officer would continue to receive his then-current monthly salary and a fixed bonus payment under the company’s Executive Bonus Plan equal to 40% of his then current annual salary. Such remuneration during the release period would be in addition to the one-time severance payment described above. In the event of notice of termination by the executive officer, the executive officer may be required to continue to perform his responsibilities for the company for up to the entire 12-month notice period, during which time he would continue to receive regular salary payments and remain eligible for bonus payments under the company’s Executive Bonus Plan, and thereafter would not be eligible for any further remuneration or the severance payments described above.

Additionally, the Supplement provides that following any ordinary notice of termination given by the company to the executive officer, during the release period the executive officer would continue to be prohibited from engaging in any other employment, occupation, consulting or other business activity competitive with or related to the current or future business of the company. He would also be prohibited from acquiring, obtaining an equity interest in or otherwise supporting any enterprise which engages in business activity competitive with or related to the current or future business of the company.

Summary of SCM Executive Compensation in 2008

The following table sets forth certain information with respect to the compensation of SCM’s Chief Executive Officer, Chief Financial Officer and the highest paid executive officers other than the CEO and CFO, based on total compensation earned during fiscal years 2008, 2007 and 2006, for their services with SCM in all capacities during the 2008, 2007 and 2006 fiscal years.

						Non-Equity
						Incentive Plan
					Option Grants	Compensation		All Other
Name and Principal Position	Year	Salary	Bonus		(1)(2)	(5)		Compensation		Total

Felix Marx —	2008	$363,607	$333,333	(3)	$51,458	—		$47,070	(13)	$795,468
Chief Executive Officer (22)(23)	2007	$66,219	—		$2,973	$27,264	(6)	$8,469	(14)	$104,925
	2006	—	—		—	—		—		—
Stephan Rohaly —	2008	$354,659	—		$58,671	—		$30,682	(15)	$444,012
Chief Financial Officer (22)(24)	2007	$313,065	$50,000	(4)	$116,845	$62,059	(7)	$34,385	(16)	$576,354
	2006	$200,896	—		$27,303	$57,353	(8)	$19,693	(17)	$305,245
Eang Sour Chhor —	2008	$243,984	—		$12,175	$18,717	(9)	$37,753	(18)	$312,629
Executive Vice President, Strategy,	2007	—	—		—	—		—		—
Marketing and Engineering (22)(25)	2006	—	—		—	—		—		—
Dr. Manfred Mueller—	2008	$241,658	—		$22,087	$60,552	(10)	$37,311	(19)	$361,608
Executive Vice President Strategic	2007	$202,211	$30,000	(4)	$68,927	$56,229	(11)	$33,283	(20)	$390,650
Sales and Business Development (22)	2006	$178,386	—		$19,797	$35,637	(12)	$35,133	(21)	$268,953

Option Awards

(1)	The amounts in this column represent the expense recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. Option expense figures are calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the Consolidated Financial Statements for the period ended December 31, 2007 for more information about how SCM accounts for stock-based compensation.

(2)	Reflects both time-based initial or annual options as well as performance-based options to purchase shares of the company’s stock granted under its 1997 Stock Option Plan, its 2000 Stock Option Plan and its 2007 Stock Option Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Long-Term Equity Incentives.”

Bonus

(3)	Reflects special performance bonus in recognition of Mr. Marx’s contributions to the company and his performance in 2008, including his efforts to re-position the company and to implement its growth strategy.

(4)	Reflects special performance bonuses based on expanded responsibilities during the period following the departure of SCM’s former CEO in July 2007 until the hiring of its current CEO in late October 2007.

Non-Equity Incentive Plan Compensation

(5)	For 2008, reflects cash bonus awards earned under SCM’s 2008 Plan, and in the case of Dr. Mueller, awards earned both under SCM’s 2008 Plan and its Sales Commission Plan. For 2007, reflects cash bonus awards earned under SCM’s 2007 Plan, and in the case of Dr. Mueller, awards earned both under SCM’s 2007 Plan and its Sales Commission Plan. For 2006, reflects cash bonus awards earned under SCM’s Management by Objective program, in the case of Messrs. Rohaly and Mueller. These plans are discussed in Compensation Discussion and Analysis under “Compensation Elements — Incentive Cash Bonuses.”

(6)	Reflects a cash bonus of €18,581, or 10% of Mr. Marx’s annual base salary as prorated for his service from late October through the end of 2007, based on the achievement of operating profit in the fourth quarter of 2007, as determined under SCM’s 2007 Plan.

(7)	Reflects quarterly bonus awards of €20,000 and €24,000, or 10% of Mr. Rohaly’s annual base salary for the first and fourth quarters of 2007, respectively, based on the achievement of operating profitability in those quarters, as determined under SCM’s 2007 Plan.

(8)	Reflects quarterly performance bonus awards paid to Mr. Rohaly under the company’s Management by Objective program.

(9)	Reflects guaranteed bonus payment of €12,000, or 10% of Mr. Chhor’s annual base salary, prorated for his February 1, 2008 start date, as specified in Mr. Chhor’s employment agreement.

(10)	Reflects quarterly cash awards totaling €41,032 for the four quarters of 2008 under SCM’s Sales Commission Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Cash Payouts under the Sales Commission Plan.”

(11)	Reflects a quarterly bonus award of €14,500, or 10% of Dr. Mueller’s annual base salary, based on the achievement of operating profitability in the first quarter of 2007 as determined under SCM’s 2007 Plan. Also reflects quarterly cash awards totaling €26,133 for the second, third and fourth quarters of 2007, during which periods Dr. Mueller was eligible to receive cash awards under SCM’s Sales Commission Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Cash Payouts under the Sales Commission Plan.”

(12)	Reflects quarterly performance bonus awards under the company’s Management by Objective program and a discretionary bonus awarded to Dr. Mueller for the third quarter of 2006.

All Other Compensation

(13)	Reflects payments of €7,750, and €24,887 made on Mr. Marx’s behalf in 2008 for a rental apartment in Germany, as Mr. Marx’s home is in Austria, and car leasing and insurance expenses, respectively.

(14)	Reflects payments of €1,761 and €4,180 made on Mr. Marx’s behalf in 2007 for travel between SCM’s offices in Germany and Mr. Marx’s home in Austria, and car leasing and insurance expenses, respectively.

(15)	Reflects payments of €319 and €20,559 made on Mr. Rohaly’s behalf in 2008 for pension and employee saving contributions, and car leasing and insurance expenses, respectively.

(16)	Reflects payments of €3,454, €1,803 and €20,156 made on Mr. Rohaly’s behalf in 2007 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

(17)	Reflects payments of €3,504, €2,339 and €9,807 made on Mr. Rohaly’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance, and car allowance and leasing expenses, respectively.

(18)	Reflects payments of €10,078 made on Mr. Chhor’s behalf in 2008 for travel between Germany and Mr. Chhor’s home in France for February through July 2008 and living allowance August through December 2008; and payments made on Mr. Chhor’s behalf in 2008 of €9,859 and €5,400 for pension contributions and health and unemployment insurance, and car allowance, respectively.

(19)	Reflects payments of €10,431 and €14,824 made on Dr. Mueller’s behalf in 2008 for pension and employee saving contributions and health and unemployment insurance, and car leasing and insurance expenses, respectively.

(20)	Reflects payments of €6,588, €3,967 and €13,945 made on Dr. Mueller’s behalf in 2007 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

(21)	Reflects payments of €6,462, €4,502 and €17,227 made on Dr. Mueller’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

Exchange Rate

(22)	Messrs. Marx, Rohaly, Chhor and Mueller are paid in local currency, which is the Euro. Due to fluctuations in exchange rates during the year, amounts in U.S. dollars varied from month to month. Amounts shown in dollars under “Salary” and “All Other Compensation” above were derived using the average exchange rates for the quarter in which such amounts were earned and paid. Amounts shown in dollars under “Non-Equity Incentive Plan Compensation” were derived using exchange rates that correspond to the period in which award payments were made, generally the quarter after they were earned. Average exchange rates for the periods shown in the table above are as follows:

	2006	2007	2008	2009

First Quarter	€0.835 per dollar	€0.764 per dollar	€0.681 per dollar	€0.742 per dollar
Second Quarter	€0.811 per dollar	€0.745 per dollar	€0.641 per dollar
Third Quarter	€0.786 per dollar	€0.736 per dollar	€0.649 per dollar
Fourth Quarter	€0.785 per dollar	€0.701 per dollar	€0.745 per dollar

Other

(23)	Mr. Marx joined the company in October 2007.

(24)	Mr. Rohaly joined the company in March 2006.

(25)	Mr. Chhor joined the company in February 2008.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under SCM’s quarterly and annual bonus programs and its stock option plans.

					All Other Option
		Estimated Future Payouts			Awards; Number of			Grant Date Fair
		Under Non-Equity Plan			Securities		Exercise or Base	Value of Stock and
		Awards(1)(2)			Underlying Options		Price of Option	Option Awards
Name	Grant Date	Target	Maximum		(#)(3)		Awards (Per/Share)	(4)

Felix Marx —	02/26/2008	—	—		100,000	(5)	$3.05	$135,320
Chief Executive Officer	4/22/2008	—	—		19,800	(6)	$3.12	$27,546
	—	$147,951	$298,895		—		—	—
Stephan Rohaly —	02/26/2008	—	—		100,000	(5)	$3.05	$135,320
Chief Financial Officer	4/22/2008	—	—		19,800	(6)	$3.12	$27,546
	—	$138,981	$268,361		—		—	—
Eang Sour Chhor —	02/01/2008	—	—		40,000	(7)	$3.41	$60,520
Executive Vice President,	—	$94,876	$191,911		—		—	—
Strategy, Marketing and Engineering
Dr. Manfred Mueller —	4/22/2008	—	—		6,500	(6)	$3.12	$19,477
Executive Vice President	4/22/2008	—	—		14,000	(8)	$3.12	$9,043
Strategic Sales and Business Development	—	$94,479	$185,045	(9)	—		—	—

(1)	Refers to the potential payouts for 2008 under SCM’s 2008 Plan, and in the case of Dr. Mueller, its Sales Commission Plan, as further discussed in Compensation Discussion and Analysis. “Target” amounts are calculated based on 100% achievement of quarterly target bonuses only. “Maximum” amounts reflect total potential payout based on 100% achievement of both quarterly and annual targets. In the case of Mr. Chhor, potential bonus amounts are prorated based his length of employment with SCM during 2008. Actual bonus amounts paid to SCM’s executives for 2008 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts shown in dollars are converted from Euros, in which currency SCM’s German-based executives are paid, and were derived using exchange rates that correspond to the period in which award payments would typically be made, which generally is the quarter after they were earned. Exchange rates used in this conversion are therefore: €0.641 per dollar for the second quarter of 2008, €0.649 per dollar for the third quarter of 2008, €0.745 per dollar for the fourth quarter of 2008 and €0.742 per dollar for the first quarter of 2009.

(3)	During 2008, SCM granted options to its executives under its 2007 Stock Option Plan. All options have an exercise price that is the closing price of SCM’s common stock on the NASDAQ Stock Market on the date of grant and expire seven years from the date of grant.

(4)	The grant date fair value of the options awards is calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the Consolidated Financial Statements in for the period ended December 31, 2007 for more information about how SCM accounts for stock-based compensation.

(5)	Reflects incentive option granted in lieu of an annual salary increase for 2008.

(6)	Reflects annual options that vest 1/48th per month commencing on the date of grant.

(7)	Reflects initial options to purchase shares of SCM’s common stock, granted upon joining the company. These options vest 25% one year from the date of grant and then vest 1/48th per month for 36 months.

(8)	Reflects incentive option grant based on Dr. Mueller’s promotion in February 2008.

(9)	Under the Sales Commission Plan, there is no limit to the amount of bonus that can be earned for the achievement of revenue above target levels.

The following table sets forth certain information with respect to the outstanding equity awards held by SCM’s Named Executive Officers at the end of 2008.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option	Option
		Options	Options		Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable		Price	Date

Felix Marx —	10/22/2007	14,583	35,417	(1)	$2.98	10/22/2017
Chief Executive Officer	10/22/2007	2,916	7,084	(1)	$2.98	10/22/2014
	02/26/2008	0	100,000	(2)	$3.05	02/26/2015
	04/22/2008	3,300	16,500	(3)	$3.12	04/22/2015
Stephan Rohaly —	3/14/2006	20,625	9,375	(1)	$3.21	3/14/2016
Chief Financial Officer	9/28/2006	50,000	0	(4)	$3.41	9/28/2016
	2/14/2007	20,000	0	(4)	$4.02	2/14/2017
	3/23/2007	0	19,800	(5)	$4.34	3/23/2017
	02/26/2008	0	100,000	(2)	$3.05	02/26/2015
	04/22/2008	3,300	16,500	(3)	$3.12	04/22/2015
Eang Sour Chhor — Executive Vice President, Strategy, Marketing and Engineering	02/01/2008	0	40,000	(1)	$3.41	02/01/2015
Dr. Manfred Mueller —	7/17/2001	20,000	0	(1)	$8.08	7/17/2011
Executive Vice	4/16/2003	3,329	0	(5)	$3.31	4/16/2013
President Strategic	4/16/2003	3,832	0	(4)	$3.31	4/16/2013
Sales and Business	9/16/2004	1,500	4,500	(5)	$2.78	9/16/2014
Development	9/16/2004	5,000	0	(4)	$2.78	9/16/2014
	7/27/2005	0	6,000	(5)	$3.08	7/27/2015
	2/02/2006	5,000	0	(4)	$3.23	2/02/2016
	7/05/2006	0	6,200	(5)	$3.03	7/05/2016
	9/28/2006	20,000	0	(4)	$3.41	9/28/2016
	2/14/2007	20,000	0	(4)	$4.02	2/14/2017
	3/23/2007	0	6,500	(5)	$4.34	3/23/2017
	04/22/2008	1,083	5,417	(3)	$3.12	04/22/2015
	04/22/2008	2,333	11,667	(3)	$3.12	04/22/2015

(1)	Vests 25% after one year, then 1/48th vests monthly for 36 months.

(2)	Vests 100% three years from date of grant.

(3)	Vests 1/48th per month from date of grant.

(4)	Vests 100% one year from date of grant.

(5)	Vests 1/12th per month over one year, commencing four years from date of grant.

Pension Benefits

SCM does not offer pension benefits and have, therefore, omitted the Pension Benefits table. As described in Compensation Discussion and Analysis, on behalf of its executives in Germany, SCM makes payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law. These payments were quantified in the “All Other Compensation” column of the summary compensation table. Any use of the term “pension” in the Compensation Discussion and Analysis or the related tables are references to the government-managed pension program.

Termination/Change in Control Payments

The information below describes certain compensation that would have become payable under contractual arrangements assuming a termination of employment occurred on December 31, 2008, based upon the Named Executive Officers’ compensation and service levels as of such date.

SCM has entered into employment agreements containing severance provisions with each of its current executive officers. Below are the material terms of each agreement. None of SCM’s current executive officers included below are of retirement age and none of their respective agreements contain provisions for additional payments upon retirement. The company does not offer its executive officers severance benefits in the case of death, disability or voluntary termination.

Following any termination, each of the agreements described below requires the Named Executive Officer to keep as secret all confidential information related to SCM, including, but not limited to, operational and business secrets.

Employment Agreements

Employment Agreement with Felix Marx

On July 31, 2007, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, the company entered into an employment agreement with Felix Marx, who became its Chief Executive Officer and Managing Director of SCM Microsystems GmbH, effective October 22, 2007. During the first six months of his employment, either Mr. Marx or SCM Microsystems GmbH may terminate the agreement and Mr. Marx’s employment with SCM upon at least three months’ prior written notice. Thereafter, either party may terminate the agreement with six months’ prior written notice.

On July 30, 2008, through SCM Microsystems, GmbH, the company entered into a supplemental employment agreement with Mr. Marx that amends his employment agreement and modifies certain provisions regarding severance, notice periods and non-competition. Under the supplementary employment agreement, if Mr. Marx is given ordinary notice of termination by SCM without Mr. Marx having given prior notice of termination or having caused SCM to give such notice as a result of severe and avoidable misconduct, then Mr. Marx will be eligible to receive a one-time severance payment equal to 12 months of his then-current monthly salary and a bonus payment under the company’s Executive Bonus Plan equal to 40% of his then-current annual salary.

The supplementary employment agreement further provides that either Mr. Marx or SCM may terminate Mr. Marx’s employment agreement by providing 12 months’ written notice. In the event of termination by SCM, Mr. Marx may be required to continue to perform his responsibilities for the company only for a period of up to three months, excluding unused holiday hours, after which he will be released from his employment. Any remainder of the 12-month notice period following release from employment (from nine to 12 months) is the release period, during which Mr. Marx would continue to receive his then-current monthly salary and a fixed bonus payment under the company’s Executive Bonus Plan equal to 40% of his then current annual salary. Such remuneration during the release period would be in addition to the one-time severance payment described above. In the event of notice of termination by Mr. Marx, he may be required to continue to perform his responsibilities for the company for up to the entire 12-month notice period, during which time he would continue to receive regular salary payments and remain eligible for bonus payments under the company’s Executive Bonus Plan, and thereafter would not be eligible for any further remuneration or the severance payments described above.

Additionally, following any ordinary notice of termination given by the company to Mr. Marx, during the release period Mr. Marx would continue to be prohibited from engaging in any other employment, occupation, consulting or other business activity competitive with or related to the current or future business of the company. He would also be prohibited from acquiring, obtaining an equity interest in or otherwise supporting any enterprise which engages in business activity competitive with or related to the current or future business of the company.

If Mr. Marx had been so terminated as of December 31, 2008, under his employment agreement, he would have been entitled to receive a severance payment of €280,000, a release period payment of €280,000, a bonus payment of €112,000, and other compensation of €32,437 related to apartment rental and car leasing and insurance expenses, or approximately $898,516, based on the average exchange rate for December 2008 of one dollar being equal to 0.784 Euros. Additionally, under German labor practices, Mr. Marx might also have been entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including his length of service and perceived contributions to past or future company performance.

Following any termination, under his employment agreement, Mr. Marx is subject to a two-year non-solicitation provision.

Employment Agreements with Stephan Rohaly

On March 14, 2006, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, the company entered into an employment agreement with Stephan Rohaly, who became its Chief Financial Officer on March 21, 2006. Either Mr. Rohaly or SCM Microsystems GmbH may terminate the agreement and Mr. Rohaly’s employment with SCM upon at least six months’ prior written notice.

On July 30, 2008, through SCM Microsystems, GmbH, the company entered into a supplemental employment agreement with Mr. Rohaly that amends his employment agreement and modifies certain provisions regarding severance, notice periods and non-competition. Under the supplementary employment agreement, if Mr. Rohaly is given ordinary notice of termination by SCM without Mr. Rohaly having given prior notice of termination or having caused SCM to give such notice as a result of severe and avoidable misconduct, then Mr. Rohaly will be eligible to receive a one-time severance payment equal to 12 months of his then-current monthly salary and a bonus payment under the company’s Executive Bonus Plan equal to 40% of his then-current annual salary.

The supplementary employment agreement further provides that either Mr. Rohaly or SCM may terminate Mr. Rohaly’s employment agreement by providing 12 months’ written notice. In the event of termination by SCM, Mr. Rohaly may be required to continue to perform his responsibilities for the company only for a period of up to three months, excluding unused holiday hours, after which he will be released from his employment. Any remainder of the 12-month notice period following release from employment (from nine to 12 months) is the release period, during which Mr. Rohaly would continue to receive his then-current monthly salary and a fixed bonus payment under the company’s Executive Bonus Plan equal to 40% of his then current annual salary. Such remuneration during the release period would be in addition to the one-time severance payment described above. In the event of notice of termination by Mr. Rohaly, he may be required to continue to perform his responsibilities for the company for up to the entire 12-month notice period, during which time he would continue to receive regular salary payments and remain eligible for bonus payments under the company’s Executive Bonus Plan, and thereafter would not be eligible for any further remuneration or the severance payments described above.

Additionally, following any ordinary notice of termination given by the company to Mr. Rohaly, during the release period Mr. Rohaly would continue to be prohibited from engaging in any other employment, occupation, consulting or other business activity competitive with or related to the current or future business of the company. He would also be prohibited from acquiring, obtaining an equity interest in or otherwise supporting any enterprise which engages in business activity competitive with or related to the current or future business of the company.

If Mr. Rohaly had been so terminated as of December 31, 2008, under his employment agreement, he would have been entitled to receive a severance payment of €240,000, a release period payment of €240,000, a bonus payment of €96,000, and other compensation of €20,878 related to pension and employee saving contributions and car leasing and insurance expenses, or approximately $761,324, based on the average exchange rate for December 2008 of one dollar being equal to 0.784 Euros. Additionally, under German labor practices, Mr. Rohaly might also have been entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including his length of service and perceived contributions to past or future company performance.

Employment Agreement with Eang Sour Chhor

On January 21, 2008, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, the company entered into an employment agreement with Sour Chhor, who became its Executive Vice President, Strategy, Marketing and Engineering effective February 1, 2008. During the first six months of his employment, either Mr. Chhor or SCM Microsystems GmbH may terminate the agreement and Mr. Chhor’s employment with SCM upon at least one month’s prior written notice. Thereafter, either party may terminate Mr. Chhor’s employment with three months’ prior written notice. Mr. Chhor is also subject to the provisions of German labor practices concerning the payment of bonus following notice of termination as described above.

If Mr. Chhor had been so terminated as of December 31, 2008, under his employment agreement and German labor practices, he would have been entitled to receive a release period payment of €45,000, a bonus payment of €18,000, and other compensation of €5,395 related to living allowance, pension contributions, and health and unemployment insurance, or approximately $87,238, based on an average exchange rate for December 2008 of one dollar being equal to 0.784 Euros.

Mr. Chhor resigned from his position at SCM on February 6, 2009, effective June 30, 2009

Employment Agreement with Dr. Manfred Mueller

On June 8, 2006, through SCM’s wholly-owned subsidiary, SCM Microsystems GmbH, the company entered into an amended employment agreement with Dr. Manfred Mueller, currently its Executive Vice President, Strategic Sales and Business Development. Either Dr. Mueller or SCM may terminate the agreement and Dr. Mueller’s employment with SCM upon at least six months’ prior written notice. Additionally, should Dr. Mueller be terminated without having caused SCM to give such notice as a result of severe and avoidable misconduct, he is also entitled to receive a severance payment at the time of termination equal to 12 months of his then-current base salary and target bonus of 40% of his then-current annual base salary, payable in a lump sum by SCM Microsystems GmbH.

If Dr. Mueller had been so terminated as of December 31, 2008, he would have been entitled to receive a release period payment of €84,000, a severance payment of €168,000, a bonus payment of €67,200, and other compensation of €12,628 related to pension and employee saving contributions, health and unemployment insurance and car leasing expenses, or approximately $423,249. Figures in dollars are based on the average exchange rate for December 2008 of one dollar being equal to 0.784 Euros.

Employment Agreement with Lawrence W. Midland

On December 10, 2008, through Hirsch, Lawrence W. Midland entered into an employment agreement that will become effective upon the completion of the Merger. Hirsch may terminate the agreement and Mr. Midland’s employment upon at least three months’ prior written notice. If Mr. Midland’s employment is terminated by Hirsch without cause, Mr. Midland shall be entitled to receive, in addition to any accrued benefit rights and subject to execution of a standard release of claims in favor of Hirsch, a payment equal to six months of current base salary, or if Mr. Midland terminates employment for good reason, Mr. Midland shall be entitled to receive, in addition to any accrued benefit rights and subject to execution of a standard release of claims in favor of Hirsch, a payment equal to three months of current base salary. For more information with respect to this matter, see the section entitled “Certain Agreements Related to the Merger — Employment Agreements with Hirsch Executive Officers”.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee was comprised of Messrs. Hultzsch, Koepf, Liebler and Turner, with Dr. Liebler joining the committee in July 2008. Each of these directors is currently a member of the committee. Dr. Hultzsch has served as Chairman since April 2007. The board of directors has determined that each member of the Compensation Committee during 2008 was independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards.

During fiscal year 2007, Mr. Koepf had a relationship requiring disclosure under Item 404 of Regulation S-K. See the section entitled “Certain Relationships and Related Transactions” of this joint proxy statement/information statement and prospectus for additional information about this relationship.

In addition, Mr. Humphreys was formerly an executive officer of SCM, serving as SCM’s President and Chairman of the board from July 1996 until December 1996 and as SCM’s President and Chief Executive Officer from December 1996 until April 2000.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2008 about SCM’s common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of its board of directors under all of its existing equity compensation plans, including its 1997 Stock Plan, Director Plan, 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), 2000 Nonstatutory Stock Option Plan (the “Nonstatutory Plan”) and 2007 Stock Option Plan. Each of the 1997 Stock Plan, Director Plan and Employee Stock Purchase Plan expired in March 2007 and no additional awards will be granted under such plans.

	(a)		(c)
	Number of		Number of
	Securities to be	(b)	Securities Remaining
	Issued Upon	Weighted-Average	Available for Future
	Exercise	Exercise Price of	Issuance Under Equity
	of Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column(a))

Equity compensation plans approved by stockholders(1)	1,328,845	$7.7219	924,591
Equity compensation plans not approved by stockholders(2)	499,828	$3.3208	210,628
Total(3)	1,828,673	$6.5189	1,135,219

(1)	Equity plans approved by stockholders consist of the 2007 Stock Option Plan, the 1997 Stock Plan, the Director Plan and the Employee Stock Purchase Plan.

(2)	Equity plans not approved by stockholders consist of the Nonstatutory Plan.

(3)	Does not include options to purchase an aggregate of 8,018 shares of common stock awarded under Dazzle Multimedia plans prior to SCM’s acquisition of Dazzle Multimedia in 2000. These options have a weighted average exercise price of $4.368 and were granted under plans assumed in connection with transactions under which no additional options may be granted.

Material features of plans not approved by stockholders

Under the Nonstatutory Plan, non-qualified stock options may be granted to SCM’s employees, including officers, and to non-employee consultants. The plan’s administrators, as delegated by SCM’s board of directors, may set the terms for each option grant made under the plan, including the rate of vesting, allowable exercise dates and the option term of such options granted. The exercise price of a stock option under the Nonstatutory Plan shall be equal to the fair market value of SCM’s common stock on the date of grant. While SCM’s board of directors or its appointed committee may, at its discretion, reduce the exercise price of any option to the then current fair market value if the fair market value of the common stock covered by such option shall have declined since the date the option was granted, no such action has ever been taken by SCM’s board of directors. 750,000 shares are reserved for issuance under the Nonstatutory Plan, and options for 1,221,736 shares have been granted under the plan to date.

CERTAIN SCM MICROSYSTEMS RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Audit Committee of SCM’s board of directors, among its other duties and responsibilities, reviews and monitors all related party transactions and in November 2008 adopted changes to SCM’s “Related Party Transaction Policies and Procedures” (the “Policy”). Under the Policy, SCM’s board of directors is required to review and approve the material terms of all “Interested Transactions” involving a related party (including directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members), subject to certain exceptions. An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 per year or $30,000 in any quarter, (2) the company is a participant and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). In determining whether to approve or ratify an Interested Transaction, SCM’s board of directors is required to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Exceptions to the Policy include Interested Transactions for which standing pre-approval has been authorized, such as the hiring of executive officers and the payment of compensation to directors, where such compensation is required to be disclosed in the company’s annual, quarterly or current filings; transactions involving competitive bids; and regulated transactions, such as for the rendering of regulated services, for example with a public utility. At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review.

To ensure the Policy is being followed, SCM requires each of its non-employee directors and each of its executive officers to provide and update information about related party relationships and related party transactions on a quarterly and annual basis. This information is reviewed by SCM’s Corporate Accounting personnel, which also reviews its sales and purchasing transactions on an ongoing basis to identify any transactions with known related parties.

SCM’s Related Party Transaction Policy is in writing and has been communicated by management to the company’s employees.

Related Party Transactions

Werner Koepf, SCM’s Chairman of the Board, also served until June 2007 as a director and as a member of the Audit Committee and the Compensation Committee of Gemplus International S.A., a company engaged in the development and distribution of smart-card based systems. During 2007, SCM incurred license expenses of approximately $0.1 million to Gemplus. Approximately $80,000 of this amount related to continuing operations. License expenses of approximately $0.2 million and $0.4 million were incurred for 2006 and 2005, respectively, of which approximately $76,000 and $232,000 related to continuing operations. As of December 31, 2007 and as of December 31, 2005, no accounts payable were due to Gemplus. As of December 31, 2006, approximately $30,000 was due as accounts payable to Gemplus. During 2007, SCM realized revenue of approximately $0.2 million from sales to Gemplus. Revenues of approximately $11,000 and $0 were realized for 2006 and 2005, respectively. As of December 31, 2007 and as of December 31, 2005, no accounts receivable were outstanding from Gemplus. As of December 31, 2006, approximately $11,000 was due as accounts receivable from Gemplus. SCM’s business relationship with Gemplus has been in existence for many years and predates Werner Koepf’s appointment to the Company’s Board of Directors in February 2006. Mr. Koepf was not directly compensated for revenue transactions between the two companies. The related-party transactions have been performed following “at arm’s length” principles.

COMPARISON OF SCM MICROSYSTEMS STOCKHOLDERS AND HIRSCH ELECTRONICS SHAREHOLDERS
RIGHTS AND CORPORATE GOVERNANCE MATTERS

The rights of Hirsch shareholders are currently governed by the California Corporations Code, its articles of incorporation, as amended, and the bylaws of Hirsch, which Hirsch refers to as the articles of incorporation and bylaws of Hirsch, respectively. The rights of SCM stockholders are currently governed by the Delaware General Corporation Law, the Fourth Amended and Restated Certificate of Incorporation, and the bylaws of SCM, which Hirsch refers to as the certificate of incorporation and bylaws of SCM, respectively. If the Merger is completed, Hirsch shareholders will become stockholders of SCM, and their rights will be governed by the Delaware General Corporation Law, and the certificate of incorporation and bylaws of SCM.

The table below summarizes the material differences between the rights of SCM’s stockholders and Hirsch’s shareholders pursuant to their respective articles or certificate of incorporation, and bylaws, as amended and currently in effect.

While SCM and Hirsch believe that the summary table covers the material differences between the rights of their respective stockholders and shareholders prior to the Merger, this summary does not include a complete description of all differences among the rights of SCM’s stockholders and Hirsch’s shareholders, nor does it include a complete description of the specific rights of these respective stockholders and shareholders. Furthermore, the identification of some of the differences in the rights of these stockholders and shareholders as material is not intended to indicate that other differences that may be equally important do not exist.

You are urged to read carefully the articles and bylaws of Hirsch, and the certificate of incorporation and bylaws of SCM. See the section entitled, “Where You Can Find More Information.” Copies of the certificate of incorporation and bylaws of SCM are filed as exhibits to the reports of SCM filed with the SEC.

	SCM	Hirsch

Authorized Capital Stock	The authorized capital stock of SCM currently consists of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. All of the SCM preferred shares are available for future issuance in one or more series to be issued from time to time.	The authorized capital stock of Hirsch currently consists of 5,000,000 shares of common stock, no par value.

Preferred Stock	SCM board of directors is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon wholly unissued series of preferred stock. There are currently no outstanding shares of preferred stock.	Hirsch has not authorized any series of preferred stock.

	SCM	Hirsch

Number of Directors	The board of directors shall consist of that number of directors specified in the bylaws, the exact number to be fixed from time to time exclusively by a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist at the time any such resolution is presented to the board of directors for adoption). The current authorized number of directors is eight (8).	The authorized number of directors shall be five (5). The shareholders may change the number of directors from time to time by a bylaw amendment duly adopted by the shareholders, provided that the board of directors shall not consist of fewer than three directors (unless the corporation has two or fewer shareholders).

Cumulative Voting	Under the Delaware General Corporation Law, cumulative voting is permitted if provided for in the certificate of incorporation. SCM’s certificate of incorporation does not provide for cumulative voting.	Hirsch’s bylaws permit shareholders to exercise the right of cumulative voting if the candidate’s name or the candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for such candidates in nomination.

Quorum	At any meeting of the stockholders, the holders of one-third (1/3) of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.	The holders of a majority of the shares entitled to vote shall constitute a quorum at a meeting of shareholders for the transaction of any business.

Voting Stock	Each stockholder has one vote for every share of stock entitled to vote. Currently, there are no shares of any class outstanding other than common stock.	Each shareholder has one vote for every share of stock entitled to vote. Hirsch’s articles of incorporation only authorize the issuance of common stock.

Classification of Board of Directors	SCM’s articles of incorporation provide that the directors be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II, and Class III. Each class is elected every three years.	Hirsch’s articles of incorporation and bylaws do not provide for classification of Hirsch’s board of directors.

	SCM	Hirsch

Removal of Directors	Subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of SCM entitled to vote generally in the election of directors, voting together as a single class. Vacancies resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting held for that purpose. Directors so chosen shall hold office until the next annual meeting of stockholders.	The entire board of directors or any individual director may be removed from office without cause by approval of the holders of at least a majority of the shares, provided that unless the entire board of directors is removed, an individual director shall not be removed when the votes cast against such removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election of directors at which the same total number of votes were cast, or, if such action is taken by written consent, in lieu of a meeting, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. If any or all directors are so removed, new directors may be elected at the same meeting or by such written consent.

	SCM	Hirsch

Vacancies on the Board of Directors	Vacancies on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of SCM’s board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.	In the interim between annual meetings of shareholders or of special meetings of shareholders called for the election of directors, any vacancies in the board of directors, including vacancies resulting from an increase in the authorized number of directors which have not been filled by the shareholders, including any other vacancies which the California General Corporation Law authorizes directors to fill, and including vacancies resulting from the removal of directors which are not filled at the meeting of shareholders at which any such removal has been effected, if the articles of incorporation or a bylaw adopted by the shareholders so provides, may be filled by the vote of a majority of directors then in office or of the sole remaining director, although less than a quorum exists. Any such directors elected to fill vacancies shall hold office until the next annual meeting of stockholders and until their successors have been elected and qualified, or until their earlier resignation, removal from office, or death.

Stockholder Action by Written Consent	SCM’s certificate of incorporation prohibits the taking of any action by written consent of the stockholders in lieu of a meeting.	Hirsch’s bylaws allow any action which may be taken at an annual or special meeting to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Amendment of the Articles or Certificate of Incorporation	SCM reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation.	Hirsch’s articles of incorporation may be amended in accordance with the provisions of the California Corporations Code.

	SCM	Hirsch

Amendment of Bylaws
SCM’s certificate of incorporation confers the power to adopt, amend, or repeal the bylaws upon the board of directors and the stockholders.

Any adoption, amendment, or repeal of the bylaws by the board of directors requires the approval of a majority of the total number of authorized directors. Any adoption, amendment, or repeal of the bylaws by the stockholders requires the approval of at least 66 2/3% of the capital stock entitled to vote generally in the election of directors, voting together as a single class.
Hirsch’s shareholders, exercising a majority of the voting power, or its board of directors may amend, repeal or adopt new bylaws, provided that the board of directors shall have no control over any bylaw which fixes or changes the authorized number of directors of the corporation. Any control of the bylaws vested in the board of directors shall be subject to the authority of the shareholders to amend or repeal the bylaws or to adopt new bylaws. Any bylaw amendment or new bylaw which changes the minimum number of directors to fewer than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in writing in the case of action by written consent are equal to more than sixteen and two-thirds percent of the outstanding shares.

Special Meeting of Stockholders or Shareholders	SCM’s bylaws provide that special meetings of stockholders may be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist), or by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class and shall be held at such place, on such date, and at such time as they shall fix.	Hirsch’s bylaws provide special meetings shall be held at such place as the board of directors may, from time to time, fix. If directors fail to fix such place, the meetings shall be held at the principal executive office of Hirsch.

Notice of Stockholder or Shareholder Meeting	Written notice must be given not less than ten, nor more than 60 days before the date on which the meeting is to be held.	Written notice must be given not less than ten days (or not less than any such other minimum period of days as may be prescribed by the California Corporations Code) before the date of the meeting.

	SCM	Hirsch

Delivery and Notice Requirements of Stockholder or Shareholder Nominations and Proposals	SCM’s bylaws provide that in order for stockholders to make a proposal such proposal must be received by SCM not less than 120 calendar days in advance of the date that SCM’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or the date of the annual meetings has been changed more than 30 calendar days from the date contemplated in the previous year’s proxy statement, or in the event of a special meeting, to be timely received, notice from the stockholder must be received by SCM not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure is made.	The articles of incorporation and bylaws of Hirsch do not provide for procedures with respect to shareholder proposals or director nominations.

Declaration and Payment of Dividends	The bylaws of SCM provide that, subject to applicable law, the board of directors may declare dividends from time to time.	Hirsch’s articles of incorporation and bylaws are silent on the issue of dividends. Declaration and payment of dividends are subject to limitations provided by the California Corporations Code.

Indemnification of Directors and Officers; Advancement of Expenses	The certificate of incorporation of SCM provides for the indemnification of current and former directors, officers, and employees of SCM, to the fullest extent authorized by Delaware law. SCM’s certificate of incorporation provides that SCM may advance expenses to directors and officers upon receipt of an undertaking by or on behalf of such director or officer to repay an amount so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the certificate of incorporation or otherwise.	The bylaws of Hirsch provide that Hirsch may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. The bylaws of Hirsch are silent as to the advancement of expenses.

	SCM	Hirsch

Stockholder or Shareholder Rights Plan	SCM and American Stock Transfer & Trust Company (the “rights agent”) entered into a Rights Agreement, dated as of November 8, 2002, pursuant to which each common stockholder received a dividend of one preferred share purchase right to purchase one one-thousandth of a share of SCM’s series A participating preferred stock for each outstanding share of SCM common stock held as of the record date. The rights become exercisable if a person or group acquires 15% of SCM’s outstanding common stock, or announces a tender or exchange offer the consummation of which would result in ownership by a group or person of 15% or more of SCM’s then outstanding common stock.	Hirsch is not a party to any shareholder rights plan.

On December 10, 2008, SCM and the rights agent entered into the first amendment to the rights agreement to provide that the execution or delivery of the Merger Agreement and the public announcement and consummation of the transactions contemplated by the Merger Agreement and the ancillary agreements will not cause: (i) the rights to purchase series A participating preferred stock pursuant to the rights agreement to become exercisable under the rights agreement; (ii) Hirsch or any of its affiliates to be deemed an “Acquiring Person” (as that term is used in the rights agreement); or (iii) a Triggering Event, the Distribution Date or the Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur.

	SCM	Hirsch

Anti-Takeover Provisions	Certain provisions of SCM’s certificate of incorporation, bylaws, the Delaware General Corporation Law, and SCM’s certain officers and directors of SCM may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

SCM’s board of directors may issue additional shares of SCM common stock or establish one or more classes or series of preferred stock, having the number of shares (up to 10,000,000), designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by SCM’s board of directors without stockholder approval.

SCM’s certificate of incorporation and bylaws also contain a number of provisions that could impede a takeover or change in control of SCM, including but not limited to the elimination of stockholders’ ability to take action by written consent without a meeting and the elimination of cumulative voting in the election of directors.

In addition, SCM is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

	SCM	Hirsch

In connection with its listing on the Prime Standard of the Frankfurt Stock Exchange, SCM is required to comply with the German Code. Among other things, the German Code regulates Public Offers, and requires companies seeking to make a Public Offer to inform the German regulatory authorities and the public of the offer, to provide certain disclosure to the target SCM’s stockholders, to generally treat stockholders equally in an offer, and to comply with certain other regulatory requirements. In addition, the German Code gives broad authority to the German regulatory authorities to interpret the German Code and to review and regulate specific Public Offers. Compliance with the German Code could have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Stock Trading Policy	SCM’s insider trading policies forbids insider trading. If you will be an employee of SCM or the Surviving Subsidiary after the closing of the Merger, your shares may be subject to these insider trading policies.

THE SCM SPECIAL MEETING OF STOCKHOLDERS

General

SCM is sending you this joint proxy statement/information statement and prospectus as part of the solicitation of proxies by SCM’s board of directors for use at SCM’s special meeting of stockholders and any adjournments or postponements of the meeting. SCM is first mailing this joint proxy statement/information statement and prospectus, including a notice of the SCM special meeting of stockholders and a form of proxy on or about February 18, 2009.

Date, Time and Place of the SCM Special Meeting

The SCM special meeting is scheduled to be held on:

March 23, 2009 at 1:00 p.m., local time
at SCM’s United States Office
41740 Christy Street
Fremont, California 94538

Purpose of the SCM Special Meeting

At the SCM special meeting SCM common stockholders will be asked:

1. To consider and vote upon a proposal to approve the issuance of up to approximately 9,661,470 shares of SCM common stock, par value $0.001 per share, and warrants to acquire an aggregate of approximately 4,945,353 shares of SCM common stock to securityholders of Hirsch in connection with the Merger and Merger Agreement, pursuant to which through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM.

2. To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

To transact such other business that properly comes before the meeting or any adjournment or postponement thereof.

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSALS NO. 1 AND 2.

Proposals to be Voted on at the SCM Special Meeting

Proposal No. 1: The Merger Proposal

To consider and vote upon a proposal to approve the issuance of up to approximately 9,661,470 shares of SCM common stock, par value $0.001 per share, and warrants to acquire an aggregate of approximately 4,945,353 shares of SCM common stock to securityholders of Hirsch in connection with the Merger and Merger Agreement, pursuant to which through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM.

Under NASDAQ Marketplace Rule 4350(i), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The newly issued shares of SCM common stock to be issued in the Merger are expected to exceed the 20% threshold under the NASDAQ Marketplace Rules. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 4350(i), SCM must obtain the approval of SCM stockholders for the issuance of these securities in the transaction.

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 1.

Proposal No. 2: Adjournment

To consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

SCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

Required Vote for Approval of Proposal 1 and Proposal 2

Approving Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the shares of SCM common stock present in person or represented by proxy and entitled to vote at the special meeting at which a quorum is present. Each stockholder of record on the SCM record date will be entitled to one vote per share of common stock held on the SCM record date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the special meeting.

Record Date; SCM Stockholders Entitled to Vote

SCM’s board of directors has fixed February 11, 2009 as the record date for the SCM special meeting. Only stockholders of record at the close of business on that date will receive notice of and be able to vote at the SCM special meeting. At the close of business on the record date, there were 15,743,515 shares of SCM common stock outstanding held by approximately 55 record holders.

As of the record date, the directors and executive officers of SCM beneficially owned approximately 11,683,452 shares of SCM common stock, entitling them to exercise approximately 11% of the voting power of the SCM common stock.

Quorum

The required quorum for the approval of the Proposals is one-third (1/3) of the shares of SCM’s common stock issued and outstanding as of the SCM record date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the special meeting will be treated as being present at the special meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the special meeting (the “Votes Cast”) with respect to any such matter.

Proxies; Abstentions and Broker Non-Votes

You should complete and return the accompanying proxy card or vote your proxy by telephone or the Internet, whether or not you plan to attend the SCM special meeting in person. All properly executed proxies received by SCM before the SCM special meeting that are not revoked will be voted at the SCM special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the Proposals. Properly executed proxies, other than proxies voting against Proposal 2, also will be voted for any adjournment or postponement of the SCM special meeting for the purpose of soliciting additional votes to approve Proposal 1, if necessary.

Properly executed proxies marked “Abstain” will not be voted at the SCM special meeting. Abstentions will be counted for purposes of determining both (i) the presence or absence of the quorum for the approval of the Proposals, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders.

If your shares of SCM common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of SCM common stock. You cannot vote shares of SCM common stock held in “street name” by returning a proxy card to SCM. In addition, a broker cannot vote shares of SCM common stock it holds in “street name” for the beneficial owners without specific instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the approval of the Proposals, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. “Broker non-votes” include shares for which a bank, broker or other nominee holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.

SCM’s board of directors is not currently aware of any business to be brought before the special meeting other than the Proposals. However, if any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

SCM’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, pre-paid envelope or to alternatively vote your proxy via the telephone or Internet voting instructions on your card. If your shares of SCM common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of SCM common stock. You cannot vote shares of SCM common stock held in “street name” by returning a proxy card to SCM.

Voting and Revocation of Proxies

Voting by Mail

By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing individuals named on the proxy card (each, a “proxy”) to vote your shares at the meeting in the manner you indicate. SCM encourages you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone

To vote by telephone, please follow the instructions included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet

To vote over the Internet, please follow the instructions included with your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person

If you plan to attend the meeting and vote in person, SCM will provide you with a ballot at the meeting. If your shares are registered directly in your name, that is, you hold a share certificate, you are considered the shareholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares. Contact your broker or other record holder of the shares for assistance if this applies to you.

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the SCM special meeting. To revoke your proxy, either:

•	Deliver a signed notice of revocation or a properly executed new proxy card bearing a later date to:

In the United States:

SCM Microsystems, Inc.
41740 Christy Street
Fremont, CA 94538
+1 510-249-4883
ir@scmmicro.com

In Europe:

SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5220
ir@scmmicro.com

•	Attend the SCM special meeting and vote your shares in person.

Attendance at the SCM special meeting will not, in and of itself, have the effect of revoking your proxy.

Appraisal Rights and Dissenters’ Rights

SCM common stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Interests of Certain Person in Matters to be Acted Upon

No director or executive officer of SCM since December 31, 2007, nor their associates, have any interests in the Proposals that differ from, or are in addition to, their interests as SCM common stockholders.

Solicitation of Proxies and Expenses

The cost of soliciting proxies will be borne by SCM. SCM may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by SCM directors, officers or regular employees without additional compensation. Georgeson, Inc., a U.S. and European proxy solicitation firm, has been retained by SCM to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of €30,000 for their services and reimbursement for out-of-pocket expenses, as well as an additional fee of €30,000 upon approval of the Merger by the SCM stockholders.

THE HIRSCH SPECIAL MEETING OF SHAREHOLDERS

Hirsch is furnishing this joint proxy statement/information statement and prospectus to its shareholders in order to provide important information regarding the matters to be considered at the Hirsch special meeting of shareholders and at any adjournment or postponement of the Hirsch special meeting. Hirsch first mailed this joint proxy statement/information statement and prospectus and the accompanying form of proxy to its shareholders on or about February 18, 2009.

Date, Time and Place of the Hirsch Special Meeting

The Hirsch special meeting is scheduled to be held on:

March 11, 2009 at 7:30 p.m., local time
at Hirsch’s Corporate Headquarters
1900 Carnegie Avenue, Building B
Santa Ana, California 92705

Matters to be Considered at the Hirsch Special Meeting

At the Hirsch special meeting, shareholders of Hirsch will be asked to consider and vote upon the following two proposals:

Proposal No. 1: The Merger Proposal

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated December 10, 2008, by and among Hirsch, SCM Microsystems, Inc., a Delaware corporation (“SCM”), and two wholly-owned subsidiaries of SCM, pursuant to which Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM through a two-step merger.

The Hirsch board of directors unanimously recommends that Hirsch shareholders vote FOR Proposal No. 1 to adopt the Merger Agreement.

Proposal No. 2: The Adjournment Proposal

To vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

The Hirsch board of directors unanimously recommends that Hirsch shareholders vote FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

No other matters than those proposals described above will be brought before the Hirsch special meeting.

Record Date; Hirsch Shareholders Entitled to Vote

The record date for determining the Hirsch shareholders entitled to vote at the Hirsch special meeting is February 10, 2009. Holders of record of Hirsch common stock at the close of business on that date are entitled to vote at the Hirsch special meeting. On the Hirsch record date, there were issued and outstanding 4,705,735 shares of Hirsch common stock.

As of the Hirsch record date, the directors and executive officers of Hirsch and their affiliates held 1,021,456 shares of Hirsch common stock, representing approximately 22% of the outstanding shares of Hirsch common stock. Each Hirsch director and certain Hirsch executive officers, and their affiliates, have entered into a voting agreement in connection with the Merger and have executed irrevocable proxies appointing SCM their lawful proxy and attorney-in-fact to vote at any meeting of Hirsch shareholders called for purposes of considering whether to approve the Merger and Merger Agreement. For a more detailed discussion of the voting agreement see the section entitled “Certain Agreements Related to the Merger — Irrevocable Proxy and Voting Agreement” in this joint proxy statement/information statement and prospectus.

Voting and Revocation of Proxies

General

Shares represented by a properly signed and dated proxy will be voted at the Hirsch special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed but that do not contain voting instructions will be voted FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 2 to adjourn the Hirsch special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

Abstentions

Hirsch will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the Hirsch special meeting with respect to such proposal. Because approval of Proposal No. 1 requires the affirmative vote of a majority of the outstanding shares entitled to vote, abstentions on this proposal will have the same effect as a vote AGAINST Proposal No. 1. Abstentions have no effect on the determination of whether Proposal No. 2 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions could prevent the approval of Proposal No. 2 where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

Broker Non-Votes

If your Hirsch shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Hirsch common stock without specific instructions from you. Failure to instruct your broker how to vote on Proposal No. 1 will have the same effect as a vote AGAINST Proposal No. 1. Broker non-votes have no effect on the determination of whether Proposal No. 2 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, broker non-votes could prevent the approval of Proposal No. 2 where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

Voting Shares in Person that are Held Through Brokers

If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the Hirsch special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a Hirsch shareholder, authorizing you to act on behalf of the nominee at the Hirsch special meeting and identifying the number of shares with respect to which the authorization is granted.

Revocation of Proxies

If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of Hirsch a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of Hirsch a new, signed proxy with a later date than the proxy you wish to revoke; or

•	attending the Hirsch special meeting and voting in person (your attendance alone will not revoke your proxy).

Notices to the Secretary of Hirsch should be addressed to Hirsch Electronics Corporation, 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Secretary.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Required Shareholder Vote; Quorum

In order to conduct business at the Hirsch special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at the Hirsch special meeting, present in person or represented by proxy, constitute a quorum under Hirsch’s bylaws. Hirsch will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Hirsch special meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of the Hirsch shareholders, each holder of Hirsch common stock will be entitled to one vote, in person or by proxy, for each share of Hirsch common stock held in his, her or its name on the books of Hirsch on the record date.

Approval of Proposal No. 1 requires the affirmative vote of a majority of the shares of Hirsch common stock outstanding on the Hirsch record date.

Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of the votes of the outstanding shares of Hirsch common stock present in person or represented by proxy at the Hirsch special meeting that are voted for or against proposal No. 2, provided that the shares voting affirmatively also constitute at least a majority of the required quorum.

Board of Directors’ Unanimous Recommendations

After careful consideration, the Hirsch board of directors has determined that the Merger Agreement is advisable and in the best interests of Hirsch and its shareholders. The Hirsch board of directors unanimously recommends that Hirsch shareholders vote FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

The matters to be considered at the Hirsch special meeting are of great importance to the shareholders of Hirsch. Accordingly, Hirsch urges its shareholders to read and carefully consider the information presented in this joint proxy statement/information statement and prospectus, and to properly complete and submit the proxy.

Hirsch shareholders should not submit any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for Hirsch stock will be mailed to Hirsch shareholders as soon as practicable after completion of the Merger.

Solicitation of Proxies

The proxy accompanying this joint proxy statement/information statement and prospectus is solicited on behalf of the Hirsch board of directors for use at the Hirsch special meeting. Hirsch will pay for the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, the directors, officers, employees and agents of Hirsch may solicit proxies from Hirsch shareholders by personal interview, telephone, telegram or otherwise. Hirsch has retained Robert Parsons, a shareholder of Hirsch, to solicit proxies for a fee of approximately $10,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Hirsch common stock for the forwarding of solicitation materials to the beneficial owners of Hirsch common stock to reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Hirsch shareholders are advised to thoroughly read all available documents and materials regarding the Merger, including the sections entitled “The Merger — Interests of Hirsch Directors and Executive Officers in the Merger” and “The Merger — Appraisal Rights and Dissenters’ Rights” in this joint proxy statement/information statement and prospectus.

WHERE YOU CAN FIND MORE INFORMATION

SCM Microsystems

SCM files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by SCM at the SEC’s Public Reference Room at 100 F Street, N.E., N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. The SEC filings of SCM are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. SCM stockholders may request a copy of such documents in writing or by calling SCM Microsystems at +1 510-249-4883, emailing SCM at ir@scmmicro.com or writing to SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations.

SCM is filing this joint proxy statement as part of a registration statement on Form S-4 regarding the Merger with the SEC. This joint proxy statement/information statement and prospectus constitutes a prospectus of SCM, in addition to being a proxy statement of SCM and an information statement of Hirsch for their respective stockholder and shareholder meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about SCM, SCM common stock and Hirsch. Investors and securityholders are urged to read the joint proxy statement/information statement and prospectus because it will contain important information about SCM and Hirsch and the proposed transaction. As allowed by the SEC rules, this joint proxy statement/information statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

SCM incorporates by reference (i) the Merger Agreement attached to this joint proxy statement/information statement and prospectus as Annex A; (ii) the Irrevocable Proxy and Voting Agreement attached to this joint proxy statement/information statement and prospectus as Annex B; (iii) the Stockholder Agreement attached to this joint proxy statement/information statement and prospectus as Annex C; (iv) the Written Opinion of Avondale Partners attached to this joint proxy statement/information statement and prospectus as Annex E; (v) the Written Opinion of Imperial Capital, LLC attached to this joint proxy statement/information statement and prospectus as Annex F. (vi) the First Amendment to SCM Rights Agreement attached to this joint proxy statement/information statement and prospectus as Annex G; (vii) Settlement Agreement between Hirsch Electronics Corporation, Secure Keyboards, Ltd. and Secure Networks, Ltd. attached to this joint proxy/information statement and prospectus as Annex H; (viii) Amended and Restated Letters of Understanding between SCM and each of Secure Keyboards, Ltd. and Secure Networks, Ltd. attached to this joint proxy/information statement and prospectus as Annex I; (ix) Non-Competition and Non-Solicitation Agreement between SCM and Lawrence W. Midland attached to this joint proxy/information statement and prospectus as Annex J; (x) Employment Agreement between Hirsch Electronics Corporation and Robert Beliles attached to this joint proxy/information statement and prospectus as Annex K; (xi) Employment Agreement between Hirsch Electronics Corporation and Larry Midland attached to this joint proxy/information statement and prospectus as Annex L; (xii) Employment Agreement between Hirsch Electronics Corporation and John Piccininni attached to this joint proxy/information statement and prospectus as Annex M; and (xiii) Employment Agreement between Hirsch Electronics Corporation and Rob Zivney attached to this joint proxy/information statement and prospectus as Annex N. Documents incorporated by reference are available from SCM without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this joint proxy statement/information statement and prospectus. SCM stockholders may request a copy of such documents in writing or by calling SCM Microsystems at +1 510-249-4883, emailing SCM at ir@scmmicro.com or writing to SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations.

SCM has supplied all information contained in this joint proxy statement/information statement and prospectus relating to SCM, and Hirsch has supplied all information contained in this joint proxy statement/information statement and prospectus relating to Hirsch. SCM is not incorporating the contents of its website, the website of Hirsch, the website of the SEC, or any other website into this joint proxy statement/information statement and prospectus.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF SCM’S SPECIAL MEETING OF STOCKHOLDERS OR HIRSCH’S SPECIAL MEETING OF SHAREHOLDERS, SCM SHOULD RECEIVE YOUR REQUEST NO LATER THAN MARCH 17, 2009, AND HIRSCH SHOULD RECEIVE YOUR REQUEST NO LATER THAN MARCH 6, 2009.

Hirsch Electronics

Hirsch does not have securities registered under Section 12 of the Securities Act of 1933, and is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Other Information

The joint proxy statement/information statement and prospectus will be mailed to stockholders of SCM and shareholders of Hirsch. Investors and securityholders may obtain a free copy of the definitive joint proxy statement/information statement and prospectus and other documents when filed with the SEC at the SEC’s website at http://www.sec.gov. The joint proxy statement/information statement and prospectus and other relevant documents may also be obtained free of charge

•	from SCM: by calling SCM at +1 510-249-4883, emailing SCM at ir@scmmicro.com or writing to SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations, or

•	from Hirsch: by calling Hirsch at +1 949-250-8888 ext. 106, emailing Hirsch at secretary@hirschelectronics.com or writing to Hirsch Electronics Corporations, 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Secretary.

We have not authorized anyone to give any information or make any representation about the Merger or SCM or Hirsch that is different from, or in addition to, that contained in this joint proxy statement/information statement and prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/information statement or prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/information statement and prospectus does not extend to you. The information contained in this joint proxy statement/information statement and prospectus is accurate only as of the date of this joint proxy statement/information statement and prospectus unless the information specifically indicates that another date applies.

Important Notice Regarding the Availability of Proxy Materials for the SCM Stockholder Meeting to Be Held on March 23, 2009 and the Hirsch Shareholder Meeting to Be Held on March 11, 2009.

The joint proxy statement/information statement and prospectus is available at www.scmmicro.com

LEGAL MATTERS

The validity of the shares of SCM common stock and warrants to purchase SCM common stock being offered by this proxy statement/prospectus will be passed upon for SCM by Gibson, Dunn & Crutcher LLP. It is a condition to the consummation of the Merger that Hirsch and SCM have received the opinion of Gibson, Dunn & Crutcher LLP, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will for U.S. federal income tax purposes constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

EXPERTS

The financial statements of SCM Microsystems, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the related financial statement schedule included in this joint proxy statement/information statement and prospectus, have been audited by Deloitte & Touche GmbH, an independent registered public accounting firm, as stated in their reports and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Hirsch Electronics Corporation as of and for the years ended November 30, 2008, 2007 and 2006 included in this joint proxy statement/information statement and prospectus, have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, independent auditors, as stated in their report, which is included elsewhere in this joint proxy statement/information statement and prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SCM MICROSYSTEMS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of SCM Microsystems, Inc.:

We have audited the accompanying consolidated balance sheets of SCM Microsystems, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SCM Microsystems, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/	DELOITTE & TOUCHE GMBH WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

Munich, Germany
March 18, 2008

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$18,600	$32,103
Short-term investments	13,844	4,799
Accounts receivable, net of allowances of $341 and $867 as of December 31, 2007 and 2006, respectively	8,638	6,583
Inventories	2,738	1,927
Other current assets	1,455	2,489

Total current assets	45,275	47,901
Property and equipment, net	1,522	1,457
Intangible assets, net	—	272
Other assets	1,767	1,725

Total assets	$48,564	$51,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,063	$4,572
Accrued compensation and related benefits	1,213	1,729
Accrued restructuring and other charges	2,960	3,431
Accrued professional fees	993	1,063
Accrued royalties	417	971
Other accrued expenses	2,325	2,289
Income taxes payable	277	1,879

Total current liabilities	11,248	15,934

Deferred tax liability	77	103
Long-term income taxes payable	200	—
Commitments and contingencies (see Notes 12 and 14)	—	—
Stockholders’ equity:
Common stock, $0.001 par value: 40,000 shares authorized; 16,356 and 16,316 shares issued and 15,737 and 15,698 shares outstanding as of December 31, 2007 and 2006, respectively	16	16
Additional paid-in capital	229,414	228,580
Treasury stock, 618 shares	(2,777)	(2,777)
Accumulated deficit	(192,089)	(191,714)
Accumulated other comprehensive income	2,475	1,213

Total stockholders’ equity	37,039	35,318

Total liabilities and stockholders’ equity	$48,564	$51,355

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

Net revenue	$30,435	$33,613	$27,936
Cost of revenue	17,781	21,756	17,106

Gross profit	12,654	11,857	10,830

Operating expenses:
Research and development	3,123	3,767	4,081
Selling and marketing	6,603	7,498	7,040
General and administrative	7,132	7,548	9,198
Amortization of intangibles	272	666	673
Restructuring and other charges (credits)	(4)	1,120	319

Total operating expenses	17,126	20,599	21,311

Loss from operations	(4,472)	(8,742)	(10,481)
Interest income	1,639	1,350	745
Foreign currency gains (losses) and other income (expense), net	(346)	(225)	1,731

Loss from continuing operations before income taxes	(3,179)	(7,617)	(8,005)
Provision for income taxes	(113)	(73)	(150)

Loss from continuing operations	(3,292)	(7,690)	(8,155)
Gain (loss) from discontinued operations, net of income taxes	(215)	3,508	(2,109)
Gain (loss) on sale of discontinued operations, net of income taxes	1,586	5,224	(2,171)

Net income (loss)	$(1,921)	$1,042	$(12,435)

Basic and diluted loss per share from continuing operations	$(0.21)	$(0.49)	$(0.53)

Basic and diluted income (loss) per share from discontinued operations	$0.09	$0.56	$(0.27)

Basic and diluted net income (loss) per share	$(0.12)	$0.07	$(0.80)

Shares used to compute basic and diluted income (loss) per share	15,725	15,638	15,532

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2007, 2006 and 2005

						Other
			Additional			Cumulative	Total
	Common Stock		Paid-in	Treasury	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Stock	Deficit	Income (Loss)	Equity	Income (Loss)
	(In thousands)

Balances, January 1, 2005	15,484	$15	$227,398	$(2,777)	$(180,321)	$2,514	$46,829
Issuance of common stock upon exercise of options	2	—	6	—	—	—	6
Issuance of common stock under Employee Stock Purchase Plan	107	1	272	—	—	—	273
Realized gain on investments adjustments	—	—	—	—	—	(49)	(49)	$(49)
Unrealized gain on investments	—	—	—	—	—	229	229	229
Foreign currency translation adjustment	—	—	—	—	—	(2,236)	(2,236)	(2,236)
Net loss	—	—	—	—	(12,435)	—	(12,435)	(12,435)

Comprehensive loss	—	—	—	—	—	—	—	$(14,491)

Balances, December 31, 2005	15,593	$16	$227,676	$(2,777)	$(192,756)	$458	$32,617
Issuance of common stock upon exercise of options	26	—	72	—	—	—	72
Issuance of common stock under Employee Stock Purchase Plan	79	—	190	—	—	—	190
Stock-based compensation expense	—	—	642	—	—	—	642
Unrealized gain on investments	—	—	—	—	—	71	71	$71
Foreign currency translation adjustment	—	—	—	—	—	684	684	684
Net income	—	—	—	—	1,042	—	1,042	1,042

Comprehensive income	—	—	—	—	—	—	—	$1,797

Balances, December 31, 2006	15,698	$16	$228,580	$(2,777)	$(191,714)	$1,213	$35,318
Adjustment to Accumulated Deficit resulting from the adoption of FIN 48	—	—	—	—	1,546	—	1,546
Issuance of common stock upon exercise of options	12	—	38	—	—	—	38
Issuance of common stock under Employee Stock Purchase Plan	27	—	71	—	—	—	71
Stock-based compensation expense	—	—	725	—	—	—	725
Unrealized loss on investments	—	—	—	—	—	(14)	(14)	$(14)
Foreign currency translation adjustment	—	—	—	—	—	1,276	1,276	1,276
Net loss	—	—	—	—	(1,921)	—	(1,921)	(1,921)

Comprehensive loss	—	—	—	—	—	—	—	$(659)

Balances, December 31, 2007	15,737	$16	$229,414	$(2,777)	$(192,089)	$2,475	$37,039

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(1,921)	$1,042	$(12,435)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities from continuing operations:
Loss (gain) from discontinued operations	(1,371)	(8,732)	4,280
Deferred income taxes	(26)	2	(30)
Depreciation and amortization	580	1,036	1,703
Stock-based compensation expense	725	632	—
Loss (gain) on disposal of property and equipment	(5)	46	(128)
Changes in operating assets and liabilities:
Accounts receivable	(1,937)	(2,388)	2,414
Inventories	(731)	398	(1,021)
Other assets	1,079	(574)	367
Accounts payable	(1,043)	81	1,860
Accrued expenses	(1,453)	(1,990)	(5,402)
Income taxes payable	113	102	174

Net cash used in operating activities from continuing operations	(5,990)	(10,345)	(8,218)
Net cash provided by (used in) operating activities from discontinued operations	546	10,524	(4,595)

Net cash provided by (used in) operating activities	(5,444)	179	(12,813)

Cash flows from investing activities:
Capital expenditures	(222)	(73)	(57)
Proceeds from disposal of property and equipment	22	11	381
Sales and maturities of short-term investments	19,587	16,918	12,055
Purchases of short-term investments	(28,647)	(2,878)	(15,851)

Net cash provided by (used in) investing activities from continuing operations	(9,260)	13,978	(3,472)
Net cash provided by (used in) investing activities from discontinued operations	—	3,484	(17)

Net cash provided by (used in) investing activities	(9,260)	17,462	(3,489)

Cash flows from financing activities:
Proceeds from issuance of equity securities, net	109	262	279

Net cash provided by financing activities	109	262	279

Effect of exchange rates on cash and cash equivalents	1,092	540	(1,498)

Net increase (decrease) in cash and cash equivalents	(13,503)	18,443	(17,521)
Cash and cash equivalents, beginning of year	32,103	13,660	31,181

Cash and cash equivalents, end of year	$18,600	$32,103	$13,660

Supplemental disclosures of cash flow information:
Income tax refunds received	$—	$—	$96

Income taxes paid	$118	$133	$40

See notes to consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.	Organization and Summary of Significant Accounting Policies

SCM Microsystems (“SCM” or “the Company”) was incorporated under the laws of the State of Delaware in December 1996. SCM’s principal business activity is the design, development and sale of hardware, software and silicon solutions that enable people to conveniently and securely access digital content and services. The Company sells its products primarily in two market segments: PC Security and Digital Media and Connectivity. In the PC Security market, the Company provides smart card reader technology that enables secure access to PCs, networks and physical facilities, as well as smart card-based productivity packages for small- and medium-sized businesses under the CHIPDRIVE brand. In the Digital Media and Connectivity market, the Company provides digital media readers that are used to transfer digital content to and from various digital flash media. SCM’s target customers are primarily original equipment manufacturers, or OEMs, who typically either bundle the Company’s products with their own solutions, or repackage the products for resale to their customers. OEM customers include: government contractors, systems integrators, large enterprises, computer manufacturers, as well as banks and other financial institutions for SCM’s smart card readers; and computer and photo processing equipment manufacturers for the Company’s digital media readers. The Company sells its CHIPDRIVE solutions through resellers and the Internet. SCM sells and licenses its products through a direct sales and marketing organization, as well as through distributors, value-added resellers and system integrators worldwide.

SCM maintains its corporate headquarters in Ismaning, Germany, with additional facilities in India for research and development and in the United States and Japan for sales and marketing.

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements include the accounts of SCM and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Discontinued Operations — The financial information related to SCM’s former Digital Television solutions (“DTV solutions”) business and retail Digital Media and Video business is reported as discontinued operations for all periods presented as discussed in Note 3.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires SCM’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include an allowance for doubtful accounts receivable, provision for inventory, lower of cost or market adjustments, valuation allowances against deferred income taxes, estimates related to recovery of long-lived assets and accruals of product warranty, restructuring reserves and accruals, and other liabilities. Actual results could differ from these estimates.

Cash Equivalents — SCM considers all highly liquid debt investments with maturities of three months or less at the date of acquisition to be cash equivalents.

Short-term Investments — Short-term investments consist of corporate notes and United States government agency instruments, and are stated at fair value based on quoted market prices. Short-term investments are classified as available-for-sale. The difference between amortized cost and fair value representing unrealized holding gains or losses is recorded as a component of stockholders’ equity as other cumulative comprehensive gain or loss. Gains and losses on sales of investments are determined on a specific identification basis. Short-term investments are evaluated for impairment on a quarterly basis and are written down to their fair value when impairment indicators present are considered to be other than temporary.

Fair Value of Financial Instruments — SCM’s financial instruments include cash and cash equivalents, short-term investments, trade receivables and payables, and long-term investments. At December 31, 2007 and 2006, the fair value of cash and cash equivalents, trade receivables and payables approximated their financial statement

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

carrying amounts because of the short-term maturities of these instruments. (See Note 4 for fair value of investments.)

Inventories — Inventories are stated at the lower of standard cost, which approximates cost, or market value. Cost is determined on the first-in, first-out method. An estimated provision is recorded for excess inventory, technical obsolescence and unsellability based primarily on historical sales and expectations for future use. Once inventory has been written down below cost, it is not subsequently written up.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to five years except for buildings which are depreciated over twenty-five to thirty years. Leasehold improvements are amortized over the shorter of the lease term or their useful life.

Intangible and Long-lived Assets — The Company evaluates long-lived assets under Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. SCM evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Intangible assets with definite lives are being amortized using the straight-line method over the useful lives of the related assets, from two to five years.

Product warranties — The Company accrues the estimated cost of product warranties during the period of sale. The Company’s warranty obligation is affected by actual warranty costs, including material usage or service delivery costs incurred in correcting a product failure. If actual material usage or service delivery costs differ from estimates, revisions to the estimated warranty liability would be required.

Revenue Recognition — SCM recognizes revenue pursuant to Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Accordingly, revenue from product sales is recognized upon product shipment, provided that risk and title have transferred, a purchase order has been received, the sales price is fixed and determinable and collection of the resulting receivable is probable. Maintenance revenue is deferred and amortized ratably over the period of the maintenance contract. Provisions for estimated warranty repairs and returns and allowances are provided for at the time products are shipped.

Research and Development — Research and development expenses are expensed as incurred and consist primarily of employee compensation and fees for the development of prototype products.

Freight Costs — SCM reflects the cost of shipping its products to customers as cost of revenue. Reimbursements received from customers for freight costs are not significant, but when received are recognized in revenue.

Income Taxes — SCM accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided to reduce the net deferred tax asset to an amount that is more likely than not to be realized. At December 31, 2007, a full valuation allowance was provided against the net deferred tax assets.

During the first quarter of fiscal 2007, the Company adopted the provisions of, and accounted for uncertain tax positions in accordance with the Financial Accounting Standards Board’s (“FASB”) Interpretation No. 48, Accounting For Uncertain Tax Positions (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as an adjustment to the beginning balance of retained earnings.

FIN 48 requires the Company to make certain judgments and estimates in determining income tax expense for financial statement purposes. Significant changes to these estimates may result in an increase or decrease to SCM’s tax provision in a subsequent period. The calculation of SCM’s tax liabilities requires dealing with uncertainties in the application of complex tax regulations. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It is inherently difficult and subjective to estimate such amounts. SCM reevaluates such uncertain tax positions on a quarterly basis based on factors such as, but not limited to, changes in tax laws, issues settled under audit and changes in facts or circumstances. Such changes in recognition or measurement might result in the recognition of a tax benefit or an additional charge to the tax provision in the period. As a result of the implementation, the Company recognized a $1.5 million decrease to income taxes payable for uncertain tax positions. This decrease was accounted for as an adjustment to the beginning balance of accumulated deficit on the balance sheet. Including this decrease, at the beginning of 2007, the Company had $0.1 million of unrecognized tax benefits included in income taxes payable on the consolidated balance sheet. See Note 9 for further information regarding the Company’s tax disclosures.

Stock-based Compensation — During the first quarter of fiscal 2006, the Company adopted the provisions of, and accounted for stock-based compensation in accordance with, SFAS No. 123 — revised 2004 (“SFAS 123(R)”), Share-Based Payment, which replaced SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (“APB”) Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected to use the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123(R) apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123(R) did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. See Note 2 for further information regarding the Company’s stock-based compensation assumptions and expenses, including pro forma disclosures for prior periods as if the Company had recorded stock-based compensation expense in accordance with SFAS 123.

Net Income or Loss Per Share — Basic and diluted net income or loss per share is based upon the weighted average number of common shares outstanding during the period. Diluted net income per share is based upon the weighted average number of common shares and dilutive-potential common share equivalents outstanding during the period. Dilutive-potential common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive. If there is a loss from continuing operations, diluted net income per share would be computed in the same manner as basic net income per share is computed, even if an entity has net income after adjusting for a discontinued operation, an extraordinary item, or the cumulative effect of an accounting change.

Foreign Currency Translation and Transactions — The functional currencies of SCM’s foreign subsidiaries are the local currencies, except for the Singapore subsidiary, which uses the U.S. dollar as its functional currency. The books of record of the Singapore subsidiary are maintained in its functional currency, the U.S. dollar. For those subsidiaries whose functional currency is the local currency, SCM translates assets and liabilities to U.S. dollars using period-end exchange rates and translate revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included as a component of other comprehensive income (loss). Gains and losses from transactions denominated in currencies

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other than the functional currencies of SCM or its subsidiaries are included in other income and expense. SCM recorded a currency loss of $0.3 million in 2007, a currency loss of $0.3 million in 2006 and a currency gain of $1.6 million in 2005.

Concentration of Credit Risk — Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and short-term investments. SCM’s cash equivalents primarily consist of money market accounts and commercial paper with maturities of less than three months. SCM primarily sells its products to companies in the United States, Asia and Europe. Two U.S. based customer represented 30% and 15%, respectively of the accounts receivable balance at December 31, 2007. The Company does not require collateral or other security to support accounts receivable. To reduce risk, SCM’s management performs ongoing credit evaluations of its customers’ financial condition. SCM maintains allowances for potential credit losses.

Comprehensive Gain (Loss) — SFAS No. 130, Reporting Comprehensive Income requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. Comprehensive income (loss) for the years ended December 31, 2007, 2006 and 2005 has been disclosed within the consolidated statements of stockholders’ equity and comprehensive income (loss).

Recently Issued Accounting Standards

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning January 1, 2008. After evaluating the impact of the provisions of SFAS 157 on its financial position, results of operations and cash flows, the Company does not expect a material impact from its adoption.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and other items at fair value. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. SFAS No. 159 is effective for SCM beginning in the first quarter of fiscal year 2008. After evaluating the impact of the provisions of SFAS 159 on its financial position, results of operations and cash flows, the Company does not expect a material impact from its adoption.

In December 2007, FASB issued SFAS No. 141 (revised 2007), Business Combinations. Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development (IPR&D) is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS No. 141(R) will change SCM’s accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 is effective for SCM on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. As of December 31, 2007, SCM did not have any minority interests.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Stockholders’ Equity and Stock-Based Compensation

Stockholders Rights Plan

On November 8, 2002, SCM’s Board of Directors approved a stockholders rights plan. Under the plan, the Company declared a dividend of one preferred share purchase right for each share of the Company’s common stock held by SCM stockholders of record as of the close of business on November 25, 2002. Each preferred share purchase right entitles the holder to purchase from SCM one one-thousandth of a share of Series A participating preferred stock, par value $0.001 per share, at a price of $30.00, subject to adjustment. The rights are not immediately exercisable, however, and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% or more of SCM’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by SCM for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of the Company or the third-party acquirer having a value of twice the right’s then- current exercise price. The stockholder rights plan may have the effect of deterring or delaying a change in control of the Company.

Stock-Based Compensation Plans

The Company has a stock-based compensation program that provides its Board of Directors discretion in creating employee equity incentives. This program includes incentive and non-statutory stock options under various plans, the majority of which are stockholder approved. Stock options are generally time-based and expire seven to ten years from the date of grant. Vesting varies, with some options vesting 25% each year over four years; some vesting 1/12th per month over one year; some vesting 100% after one year; and some vesting 1/12th per month, commencing four years from the date of grant. Additionally, the Company previously had an Employee Stock Purchase Plan (“ESPP”) that allowed employees to purchase shares of common stock at 85% of the fair market value at the lower of either the date of enrolment or the date of purchase. Shares issued as a result of stock option exercises and the ESPP are newly issued shares. The Company’s ESPP, director option plan and 1997 stock option plan all expired in March 2007. In 2007, SCM’s Board of Directors and its stockholders approved the Company’s 2007 stock option plan, under which options to purchase 1.5 million shares of SCM common stock may be granted. As of December 31, 2007, an aggregate of approximately 3.4 million shares of common stock was reserved for future issuance under the Company’s stock option plans, of which 1.9 million shares were subject to outstanding options.

On January 1, 2006, the Company adopted the provision of SFAS 123(R) for its share-based compensation plans. Under SFAS 123(R), the Company is required to recognize stock-based compensation costs based on the estimated fair value at the grant date for its share-based awards. In accordance to this standard, the Company recognizes the compensation cost of all share-based awards on a straight-line basis over the requisite service period which is the vesting period of the award.

The Company elected to use the modified prospective transition method as permitted by SFAS 123(R) and therefore has not restated its financial results for prior periods. Under this transition method, in the two years ended December 31, 2007, the compensation cost recognized includes the cost for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123. Compensation cost for all share-based compensation awards granted on or subsequent to January 1, 2006 was based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company changed its method of attributing the value of stock-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted prior to January 1, 2006 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted on or subsequent to January 1, 2006 has been and will continue to be recognized using the straight-line single-option approach.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Compensation expense recognized in the consolidated statement of operations in the two years ended December 31, 2007 is based on awards ultimately expected to vest and reflects estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to adoption of SFAS 123(R) the Company accounted for forfeitures as they occurred.

In calculating the compensation cost, the Company estimates the fair value of each option grant on the date of grant using the Black-Scholes-Merton options pricing model. The Black-Scholes-Merton option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes-Merton model requires the input of highly subjective assumptions including the expected stock price volatility.

As a result of adopting SFAS 123(R), the Company’s loss from continuing operations before the income tax provision and net loss from discontinued operations for the years ended December 31, 2007 and 2006 was $0.7 million and $0.6 million greater, respectively, than it would have been had the Company continued to account for share-based compensation under APB 25. Basic and diluted net loss per share from continuing operations for the years ended December 31, 2007 and 2006 would have been $0.05 and $0.04 lower, respectively, if the Company had not adopted SFAS 123(R). There was no effect on the condensed consolidated statements of cash flows for the years ended December 31, 2007 and 2006 from adopting SFAS 123(R).

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 (“SFAS 123(R)-3”), Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

The following table illustrates the stock-based compensation expense resulting from stock options and shares issued under the ESPP included in the audited condensed consolidated statement of operations for the years ended December 31, 2007 and 2006:

	Year Ended
	December 31,	December 31,
	2007	2006
	(In thousands)

Cost of revenue	$63	$36
Research and development	73	110
Selling and marketing	233	163
General and administrative	356	323

Stock-based compensation expense before income taxes	$725	$632
Income tax benefit	—	—

Stock-based compensation expense after income taxes	$725	$632

Stock Option Plans

The Company’s director option plan and 1997 stock option plan expired in March 2007, and options can no longer be granted under these plans. In November 2007, stockholders approved the 2007 Stock Option Plan, which authorizes 1.5 million stock option grants.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A total of 1,493,493 shares of common stock are reserved for future option grants under the remaining 2000 stock plan and the new 2007 stock option plan as of December 31, 2007.

A summary of the activity under the Company’s stock option plans for the three years ended December 31, 2007 is as follows:

					Weighted
			Weighted		Average
	Options	Number of	Average	Aggregate	Remaining
	Available	Options	Exercise Price	Intrinsic	Contractual
	for Grant	Outstanding	per Share	Value	Life (In Years)

Balance at December 31, 2004 (1,936,445 exercisable at $27.03)	2,898,231	2,927,586	$19.58

Options Authorized	35,000	—	—
Options Granted	(331,928)	331,928	$3.49
Options Cancelled or Expired	435,005	(435,005)	$28.93
Options Exercised	—	(1,748)	$3.31	$1,901

Balance at December 31, 2005 (2,099,539 exercisable at $20.56)	3,036,308	2,822,761	$16.26	—	6.07

Options Authorized	35,000	—	—
Options Granted	(376,794)	376,794	$3.26	—	—
Options Cancelled or Expired	1,390,261	(1,390,261)	$17.71	—	—
Options Exercised	—	(26,039)	$2.78	$8,716	—

Balance at December 31, 2006 (1,208,481 exercisable at $17.02)	4,084,775	1,783,255	$12.58	$81,808	5.79

Options Authorized	1,500,000	—	—
Options Granted	(506,181)	506,181	$3.83	—	—
Options Cancelled or Expired	(3,585,101)	(414,726)	$9.38	—	—
Options Exercised	—	(12,438)	$3.05	$9,085	—

Balance at December 31, 2007	1,493,493	1,862,272	$10.97	$191,809	5.77

Vested or expected to vest at December 31, 2007		1,750,662	$11.44	$172,295	—

Exercisable at December 31, 2007		1,260,320	$14.51	$91,528	4.41

The following table summarizes information about options outstanding as of December 31, 2007:

	Options Outstanding
		Weighted		Options Exercisable
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$ 2.65 - $ 3.03	388,014	7.82	$2.89	155,590	$2.83
$ 3.05 - $ 3.41	389,047	6.64	3.31	309,467	3.33
$ 3.44 - $ 5.15	394,807	7.92	4.28	109,146	4.69
$ 5.86 - $ 12	377,596	3.96	8.01	373,309	8.04
$ 14.60 - $83.00	312,808	1.58	42.51	312,808	42.51

$ 2.65 - $83.00	1,862,272	5.77	$10.97	1,260,320	$14.51

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average grant date fair value per option for options granted during the years ended December 31, 2007, 2006 and 2005 was $1.80, $1.71 and $2.76, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $9,085, $8,716 and $1,901, respectively. Cash proceeds from the exercise of stock options were $38,000, $72,000 and $5,800 for the three years ended December 31, 2007, 2006 and 2005, respectively. For the year ended December 31, 2007, an income tax benefit from the stock option exercises of below $1,000 was realized. No income tax benefit was realized from the stock option exercises for the years ended December 31, 2006 and 2005. Stock-based compensation expense related to stock options recognized under SFAS 123(R) for the two years ended December 31, 2007 and 2006 was $0.7 million and $0.6 million, respectively. At December 31, 2007, there was $0.7 million of unrecognized stock-based compensation expense, net of estimated forfeitures related to non-vested options, that is expected to be recognized over a weighted-average period of 1.72 years.

The fair value of option grants was estimated by using the Black-Scholes-Merton model with the following weighted-average assumptions for the three years ended December 31, 2007, respectively:

	2007	2006	2005

Risk-free interest rate	4.23%	4.81%	3.84%
Expected volatility	56%	67%	90%
Expected term in years	4.00	3.92	4.00
Dividend yield	None	None	None

Expected Volatility:  The Company’s computation of expected volatility for the year ended December 31, 2007 is based on the historical volatility of the Company’s stock for a time period equivalent to the expected life. Prior to the year ended December 31, 2007, the Company had used its historical stock price volatility in accordance with SFAS 123 for purposes of its pro forma information.

Dividend Yield:  The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Risk-Free Interest Rate:  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

Expected Term:  The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined for the year ended December 31, 2007 based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. Stock options are generally granted with vesting periods between one and five years.

Forfeiture Rates:  Compensation expense recognized in the consolidated statement of operations for the two years ended December 31, 2007 is based on awards ultimately expected to vest, and reflects estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to adoption of SFAS 123(R), the Company accounted for forfeitures as they occurred.

1997 Employee Stock Purchase Plan

Until its expiration in March 2007, the Company’s ESPP permitted eligible employees to purchase common stock through payroll deductions up to 10% of their base wages at a purchase price of 85% of the lower of fair market value of the common stock at the beginning or end of each offering period. The Company had a two-year rolling plan with four purchases every six months within the offering period. If the fair market value per share was lower on the purchase date than the beginning of the offering period, the current offering period terminated and a new two year offering period would have commenced. The Company’s ESPP restricted the maximum amount of shares purchased by an individual to $25,000 worth of common stock each year. During 2007, 2006 and 2005, a total of 27,145, 78,679 and 107,526 shares, respectively, were issued under the plan. As of December 31, 2007, no shares were available for future issuance under the Company’s ESPP, due to the plan’s expiration in March 2007.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of issuances under the Company’s ESPP was estimated on the issuance date by applying the principles of FASB Technical Bulletin 97-1 (“FTB 97-1”), Accounting under Statement 123 for Certain Employee Stock Purchase Plan with a Look Back Option, and using the Black-Scholes-Merton options pricing model. Stock-based compensation expense related to the Company’s ESPP recognized under SFAS 123(R) for the year ended December 31, 2007 was a benefit of $40,000. The benefit stemmed from the expiration of the plan before the expected offering periods had terminated. At December 31, 2007, there was no further unrecognized stock-based compensation expense related to outstanding ESPP shares as the plan expired in March 2007.

The following weighted average assumptions are included in the estimated grant date fair value calculations for rights to purchase stock under the Purchase Plan:

	2007	2006	2005

Expected life	—	15 months	6 months
Risk-free interest	—	4.90%	2.56%
Volatility	—	49%	76%
Dividend yield	—	None	None

The weighted-average fair value of purchase rights granted under the Purchase Plan in 2006 and 2005 was $1.36 and $1.08 per share, respectively.

Prior to 2006, the Company accounted for its employee stock option and employee stock purchase plans under the intrinsic value recognition and measurement principles of APB No. 25 and related Interpretations, and had adopted the disclosure-only provisions of SFAS 123, as amended by SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosures. As the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense was recognized in the Company’s financial statements.

In calculating pro forma compensation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton options pricing model. The Black-Scholes-Merton option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes-Merton model requires the input of highly subjective assumptions including the expected stock price volatility. As the Company’s stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of its stock-based awards to its employees.

Had the Company determined stock-based compensation costs based on the estimated fair value at the grant date for its stock options and the estimated fair value at the issuance date for its ESPP, the Company’s net loss and net loss per share for the fiscal year ended December 31, 2005 would have been as follows:

Year Ended
December 31, 2005
(In thousands,
except per share data)

Net loss as reported	$(12,435)
Add: Stock-based compensation expense included in reported net loss, net of related tax effects	—
Less: Stock-based compensation expense determined under fair value method for all awards	(1,363)

Pro forma net loss	$(13,798)

Net loss per share, as reported — basic and diluted	$(0.80)
Pro forma loss per share — basic and diluted	$(0.89)

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Discontinued Operations

On May 22, 2006, the Company completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski for a total consideration of $10.6 million in cash, of which $9 million was paid at the time of sale and $1.6 million, which was originally payable subject to the completion of certain product development milestones by Kudelski subsequent to the close of the transaction, was paid in May 2007.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, for the fiscal years ended December 31, 2007, 2006 and 2005, the DTV solutions business has been presented as discontinued operations in the consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation.

Based on the carrying value of the assets and the liabilities attributed to the DTV solutions business on May 22, 2006, and the estimated costs and expenses incurred in connection with the sale, the Company recorded a net pretax gain of approximately $5.5 million. An additional $1.5 million gain on sale of discontinued operations was realized in May 2007 primarily resulting from the final payment by Kudelski as described above.

Based on a “Transition Services and Side Agreement” between the Company and Kudelski, revenues relating to the discontinued operations of the DTV solutions business were generated for a limited time after the sale of the DTV solutions business. Under this agreement, a service fee was earned by the Company for its services related to ordering products from a supplier and selling these products to Kudelski. The agreement was terminated at the end of the first quarter of 2007 and related revenues ceased after this period.

The operating results for the discontinued operations of the DTV solutions business for the fiscal years ended December 31, 2007, 2006 and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)

Net revenue	$496	$13,513	$20,785
Operating gain (loss)	$61	$(1,287)	$(1,868)
Income (loss) before income taxes	$84	$2,953	$(1,791)
Income tax benefit	$—	$67	$183
Gain (loss) from discontinued operations	$84	$3,020	$(1,608)

During 2003, the Company completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, the Company completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, the Company completed the sale of its retail digital media reader business to Zio Corporation. As a result of these sales, the Company has accounted for the retail Digital Media and Video business as discontinued operations.

The operating results for the discontinued operations of the retail Digital Media and Video business for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)

Net revenue	$—	$—	$—
Operating loss	$(304)	$(168)	$(287)
Loss before income taxes	$(207)	$(76)	$(430)
Income tax benefit (provision)	$(92)	$564	$(71)
Gain (loss) from discontinued operations	$(299)	$488	$(501)

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The operating loss for the Digital Media and Video business resulted from general and administrative expenses for the discontinued entities in the U.S. and UK, mainly in connection with the remaining long-term lease agreements from the discontinued operations.

During 2007, net gain on disposal of the retail Digital Media and Video business was $0.1 million, which was related to changes in estimates for lease commitments.

During 2006, net loss on disposal of the retail Digital Media and Video business was $0.1 million, which was related to changes in estimates for lease commitments.

During 2005, net loss on disposal of the retail Digital Media and Video business was $2.2 million, of which the majority was related to the settlement of litigation with DVD Cre8, Inc. and related legal costs (see Note 8).

4.	Short-Term Investments

At December 31, 2007, the entire short-term investment portfolio matures in 2008. The fair value of short-term investments at December 31, 2007 and 2006 was as follows:

December 31, 2007
		Unrealized	Unrealized	Estimated
	Amortized	Gain on	Loss on	Fair
	Cost	Investments	Investments	Value
(In thousands)

Corporate notes	$13,872	$—	$(28)	$13,844

	December 31, 2006
		Unrealized	Unrealized	Estimated
	Amortized	Gain on	Loss on	Fair
	Cost	Investments	Investment	Value

Corporate notes	$1,021	$—	$(2)	$1,019
U.S. government agencies	3,792	—	(12)	3,780

Total	$4,813	$—	$(14)	$4,799

Cumulative Adjustment to Interest Income and Other Cumulative Comprehensive Gain

In July 2005, during a review of the Company’s investment holdings and the calculation of interest income and unrealized gains and losses on investments, the Company discovered an error in the recording of the amortization of investment premiums and discounts and the related interest income and unrealized gain (loss) on investments. As a result, interest income and unrealized loss on investments and the balance of unrealized loss included in other cumulative comprehensive gain for the years ended December 31, 2004 and 2003 were overstated. The cumulative overstatement of interest income and unrealized loss on investments for periods prior to the three months ended June 30, 2005 was approximately $0.3 million. The effect of the error was not material to any relevant prior period and had the amounts been recorded correctly in the prior periods, there would have been no effect on reported comprehensive loss or total stockholder’s equity. To correct this error, the Company recorded the cumulative $0.3 million as a reduction in interest income and a decrease in unrealized loss on investments during the three-month period ended June 2005.

During each quarter, SCM evaluates investments for possible asset impairment by examining a number of factors, including the current economic conditions and markets for each investment, as well as its cash position and anticipated cash needs for the short and long term. In addition, the Company evaluates severity and duration in each reporting period. At December 31, 2007, all of the short-term investment portfolio has an unrealized loss. No investments have been in an unrealized loss position for more than one year. The Company believes these fair value declines are the result of rising short-term interest rates for the underlying investments. For the years ended December 31, 2007, 2006 and 2005, no impairment of the investments was identified based on the evaluations performed.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Inventories

Inventories consist of:

	December 31,
	2007	2006
	(In thousands)

Raw materials	$1,202	$754
Work-in-process	—	—
Finished goods	1,536	1,173

Total	$2,738	$1,927

6.	Property and Equipment

Property and equipment, net consist of:

	December 31,
	2007	2006
	(In thousands)

Land	$142	$127
Building and leasehold improvements	1,972	1,789
Furniture, fixtures and office equipment	3,223	2,851
Automobiles	35	1
Purchased software	3,526	3,209

Total	8,898	7,977
Accumulated depreciation	(7,376)	(6,520)

Property and equipment, net	$1,522	$1,457

SCM recorded depreciation expenses in the amount of $0.3 million, $0.3 million and $1.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

7.	Intangible Assets

Intangible assets are associated with the Company’s European operations and consist of the following:

		December 31, 2007			December 31, 2006
		Gross			Gross
	Amortization	Carrying	Accumulated		Carrying	Accumulated
	Period	Value	Amortization	Net	Value	Amortization	Net
	(In thousands)

Customer relations	60 months	$1,834	$(1,834)	$—	$1,639	$(1,520)	$119
Core technology	60 months	2,078	(2,078)	—	1,858	(1,705)	153

Total intangible assets		$3,912	$(3,912)	$—	$3,497	$(3,225)	$272

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, SCM’s intangible assets relating to core technology and customer relations are subject to amortization.

Amortization expense related to intangible assets for continuing operations was $0.3 million, $0.7 million and $0.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

No further amounts remain to be amortized in future periods.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Restructuring and Other Charges

Continuing Operations

During 2007, the Company realized income from the release of a severance accrual related to continuing operations of $4,000. During 2006 and 2005, SCM incurred net restructuring and other charges related to continuing operations of approximately $1.4 million and $0.8 million, respectively.

Accrued liabilities related to restructuring actions and other activities during 2007, 2006 and 2005 consist of the following:

	Lease/Contract		Other
	Commitments	Severance	Costs	Total
	(In thousands)

Balances as of January 1, 2005	$52	$154	$21	$227
Provision for 2005	—	699	6	705
Changes in estimates	7	(8)	129	128

	7	691	135	833
Payments and other changes in 2005	(27)	(693)	(147)	(867)

Balances as of December 31, 2005	32	152	9	193
Provision for 2006	33	1,320	—	1,353
Changes in estimates	(2)	4	—	2

	31	1,324	—	1,355
Payments and other changes in 2006	(48)	(1,370)	—	(1,418)

Balances as of December 31, 2006	15	106	9	130
Provision for 2007	—	—	—	—
Changes in estimates	—	(4)	—	(4)

	—	(4)	—	(4)
Payments and other changes in 2007	(3)	(102)	1	(104)

Balances as of December 31, 2007	$12	$—	$10	$22

During 2007, the Company did not incur expenses for restructuring, as past restructuring activities had been completed in earlier periods.

For the fiscal year ended December 31, 2006, restructuring and other charges primarily related to severance costs in connection with a reduction in force resulting from the Company’s decision to transfer all manufacturing operations from its Singapore facility to contract manufacturers as well as the decision to transfer the corporate headquarter functions from California to Germany and local finance functions from the U.S. and Singapore to Germany. Approximately $0.3 million of the restructuring amount related to severance for manufacturing personnel and was therefore recorded in cost of revenue. The remaining $1.1 million was recorded in operating expenses and was primarily made up of severance for non-manufacturing personnel.

During 2005, SCM incurred net restructuring and other charges of approximately $0.8 million, which was primarily related to severance costs in connection with a reduction in force resulting from the Company’s decision to transfer all manufacturing operations from its Singapore facility to contract manufacturers. Approximately $0.5 million of the restructuring amount relates to severance for manufacturing personnel and is therefore recorded in cost of revenue. The remaining $0.3 million is recorded in operating expenses and is primarily made up of $0.2 million of severance for non-manufacturing personnel and $0.1 million of changes in estimates related to European tax matters.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Discontinued Operations

During 2007, income from restructuring and other items related to discontinued operations was approximately $0.1 million. During 2006, and 2005, SCM incurred restructuring and other charges related to discontinued operations of approximately $0.1 million and $2.3 million, respectively.

Accrued liabilities related to restructuring actions and other activities during 2007, 2006 and 2005 consist of the following:

	Legal	Lease/Contract		Other
	Settlements	Commitments	Severance	Costs	Total
	(In thousands)

Balances as of January 1, 2005	$—	$3,960	$277	$5,415	$9,652
Provision for 2005	1,700	—	—	667	2,367
Changes in estimates	—	(111)	(4)	(2)	(117)

	1,700	(111)	(4)	665	2,250
Payments and other changes in 2005	(1,700)	(651)	(273)	(5,574)	(8,198)

Balances as of December 31, 2005	—	3,198	—	506	3,704
Provision for 2006	—	2	—	5	7
Changes in estimates	—	87	—	—	87

	—	89	—	5	94
Payments and other changes in 2006	—	(338)	—	(159)	(497)

Balances as of December 31, 2006	—	2,949	—	352	3,301
Provision for 2007	—	—	—	—	—
Changes in estimates	—	(70)	—	(40)	(110)

	—	(70)	—	(40)	(110)
Payments and other changes in 2007	—	(290)	—	37	(253)

Balances as of December 31, 2007	$—	$2,589	$—	$349	$2,938

Income from discontinued operations for the fiscal year ended December 31, 2007 primarily related to changes in estimates for lease obligations.

Discontinued operation costs for the fiscal year ended December 31, 2006 primarily related to changes in estimates for lease obligations.

Exit costs for the year ended December 31, 2005 primarily related to the settlement of litigation with DVD Cre8, Inc. and legal costs, as well as changes in estimates for lease obligations.

As shown in the table above in “Payments and other changes in 2005 — Other Costs,” in April 2005, SCM made a payment to the French government of approximately $4.7 million as then calculated, related to Value Added Tax (“VAT”) in respect of sales transactions with a former customer. In connection with this payment, SCM entered into an agreement with the customer whereby the customer agreed to seek a refund from the French government for the VAT paid with respect to the products it purchased from the Company, and then remit the refunded amount to SCM. On June 9, 2006, the customer remitted to the Company the full amount, which after conversion into U.S. Dollars amounted to $5.0 million, of which $4.2 million was recognized as other income from discontinued operations. The difference between the $5.0 million remittance and the $4.2 million other income were receivables which were realizable independently from the outcome of the aforementioned agreement.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes

Loss before income taxes for domestic and non-U.S. continuing operations is as follows:

	2007	2006	2005
	(In thousands)

Income (loss) from continuing operations before income taxes:
U.S	$1,113	$(2,709)	$24,017
Foreign	(4,292)	(4,908)	(32,022)

Loss from continuing operations before income taxes	$(3,179)	$(7,617)	$(8,005)

The benefit (provision) for income taxes consisted of the following:

	December 31,
	2007	2006	2005
	(In thousands)

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	26	(2)	33

	26	(2)	33

Current
Federal	(35)	—	—
State	(31)	(4)	(162)
Foreign	(73)	(67)	(21)

	(139)	(71)	(183)

Total provision for income taxes	$(113)	$(73)	$(150)

Significant items making up deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
	(In thousands)

Deferred tax assets:
Allowances not currently deductible for tax purposes	$842	$1,370
Net operating loss carryforwards	39,924	44,814
Accrued and other	440	1,286

	41,206	47,470
Less valuation allowance	(41,206)	(47,366)

	0	104
Deferred tax liability:
Other	(77)	(207)

Net deferred tax liability	$(77)	$(103)

During the years ended December 31, 2007 and 2006, SCM recognized a benefit of $0.5 million and $0.8 million, respectively, from the utilization of net operating loss carryforwards for which the Company had

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

previously established a full valuation allowance. Because of the full valuation allowance against the deferred tax assets, the benefit from the utilization of this tax attribute had not been previously recognized.

The provision for taxes reconciles to the amount computed by applying the statutory federal rate to loss before income taxes from continuing operations as follows:

	2007	2006	2005

Computed expected tax benefit	34%	34%	34%
State taxes, net of federal benefit	(1)%	—	—
Foreign taxes benefits provided for at rates other than U.S. statutory rate	3%	10%	8%
Change in valuation allowance	(15)%	(44)%	(41)%
Permanent Differences	(24)%	(1)%	(2)%
Other	(1)%	(0)%	(1)%

Provision for income taxes	(4)%	(1)%	(2)%

As of December 31, 2007, SCM has net operating loss carryforwards of approximately $72.2 million for federal, $31.4 million for state and $54.9 million for foreign income tax purposes. If not utilized, these carryforwards will begin to expire beginning in 2012 for federal purposes and have already begun to expire for state and foreign purposes.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event SCM has a change in ownership, utilization of the carryforwards could be restricted.

SCM has no present intention of remitting undistributed earnings of foreign subsidiaries, and accordingly, no deferred tax liability has been established relative to these undistributed earnings.

During the first quarter of fiscal 2007, SCM adopted the provisions of, and accounted for uncertain tax positions in accordance with FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as an adjustment to the beginning balance of retained earnings.

As a result of the implementation, SCM recognized a $1.5 million decrease to income taxes payable for uncertain tax positions. This decrease was accounted for as an adjustment to the beginning balance of accumulated deficit on the balance sheet.

A reconciliation of the beginning and ending amount of unrecognized tax benefits with an impact on the Company’s consolidated balance sheets or results of operations for 2007 is as follows:

(In thousands)

Balance at January 1, 2007	$142
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	15
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$157

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

While timing of the resolution and/or finalization of tax audits is uncertain, the Company does not believe that its unrecognized tax benefits as disclosed in the above table would materially change in the next 12 months.

As a result of adoption of FIN 48, unrecognized tax benefits were reclassified to long-term income taxes payable, where applicable.

In addition, as of December 31, 2007, the Company determined $4.1 million in liability for unrecognized tax benefits, which was accounted for as a decrease to deferred tax assets which had a full valuation allowance against them and has no impact on the Company’s consolidated balance sheets or results of operations for 2007.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2007, approximately $43,000 of accrued interest and penalties related to uncertain tax positions.

SCM files U.S. federal, U.S. state and foreign tax returns. The Company is generally no longer subject to tax examinations for years prior to 1999. When loss carryforwards of tax years prior to 1999 would be utilized in the U.S., these tax years also might become subject to investigation by the tax authorities.

10.	Net Income (Loss) Per Common Share

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income (loss) per common share:

	Years Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)

Loss from continuing operations	$(3,292)	$(7,690)	$(8,155)
Discontinued operations	1,371	8,732	(4,280)

Net income (loss)	$(1,921)	$1,042	$(12,435)

Shares (denominator):
Weighted average common shares outstanding used in computation of basic and diluted income (loss) per share	15,725	15,638	15,532

Income (loss) per share — Basic and diluted:
Continuing operations	$(0.21)	$(0.49)	$(0.53)
Discontinued operations	0.09	0.56	(0.27)

Net income (loss)	$(0.12)	$0.07	$(0.80)

As SCM has incurred losses from continuing operations during each of the last three fiscal years, shares issuable under stock options are excluded from the computation of diluted earnings per share as their effect is anti-dilutive. Common equivalent shares issuable under stock options and their weighted average exercise price for the three years ended December 31, 2007 are as follows:

	Years Ended December 31,
	2007	2006	2005

Common equivalent shares issuable	30,554	24,094	48,533
Weighted average exercise price of shares issuable	$3.00	$2.78	$2.84

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Segment Reporting, Geographic Information and Major Customers

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company’s chief operating decision maker is considered to be its executive staff, consisting of the Chief Executive Officer, Chief Financial Officer, Executive Vice President, Strategic Sales and Business Development and Executive Vice President, Strategy, Marketing and Engineering.

The Company’s continuing operations provide secure digital access solutions to OEM customers in two markets segments: Secure Authentication and Digital Media and Connectivity. The executive staff reviews financial information and business performance along these two business segments. The Company evaluates the performance of its segments at the revenue and gross margin level. The Company’s reporting systems do not track or allocate operating expenses or assets by segment. The Company does not include intercompany transfers between segments for management purposes.

On May 22, 2006, the Company completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, for the fiscal years ended December 31, 2007, 2006 and 2005, this business has been presented as discontinued operations in the condensed consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation.

Summary information by segment for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)

Secure Authentication:
Revenues	$24,427	$23,745	$17,415
Gross profit	10,472	9,725	6,120
Gross profit %	43%	41%	35%
Digital Media and Connectivity:
Revenues	$6,008	$9,868	$10,521
Gross profit	2,182	2,132	4,710
Gross profit %	36%	22%	45%
Total:
Revenues	$30,435	$33,613	$27,936
Gross profit	12,654	11,857	10,830
Gross profit %	42%	35%	39%

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic revenue is based on selling location. Information regarding revenue by geographic region is as follows:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)

Revenues
United States	$15,744	$14,695	$11,623
Europe	8,722	13,294	9,749
Asia-Pacific	5,969	5,624	6,564

Total	$30,435	$33,613	$27,936

% of revenues
United States	51%	43%	42%
Europe	29%	40%	35%
Asia-Pacific	20%	17%	23%

One customer exceeded 10% of total revenue for each of 2007 and 2006 and two customers exceeded 10% of total revenue for 2005.

Two U.S. based customers represented 30% and 15%, respectively of the Company’s accounts receivable balance at December 31, 2007. One Asia-based customer and one U.S.-based customer represented 19% and 17%, respectively, of the Company’s accounts receivable balance at December 31, 2006.

Long-lived assets by geographic location as of December 2007 and 2006 are as follows:

	December 31,
	2007	2006
	(In thousands)

Property and equipment, net:
United States	$14	$27
Europe	171	150
Asia-Pacific	1,337	1,280

Total	$1,522	$1,457

All of the long-lived assets as of December 31, 2007, and $1,264,000 of the long-lived assets as of December 31, 2006, disclosed for Asia-Pacific, relate to SCM’s facilities in India.

12.	Commitments

The Company leases its facilities, certain equipment, and automobiles under noncancelable operating lease agreements. These lease agreements expire at various dates during the next nine years for agreements existing as of December 31, 2007.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments under noncancelable operating leases as of December 31, 2007 are as follows for the years ending:

(In thousands)

2008	$1,870
2009	954
2010	866
2011	386
2012	247
Thereafter	864

Committed gross lease payments	5,187
Less: sublease rental income	(201)

Net operating lease obligation	$4,986

At December 31, 2007, the Company has accrued approximately $2.6 million of restructuring charges in connection with a portion of the above lease commitments. Rent expense from continuing operations was $1.2 million, $1.5 million and $1.8 million in 2007, 2006 and 2005, respectively.

Purchases for inventories are highly dependent upon forecasts of the customers’ demand. Due to the uncertainty in demand from its customers, the Company may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchases or contractual commitments. As of December 31, 2007, purchase and contractual commitments were approximately $3.8 million.

SCM provides warranties on certain product sales, which range from twelve to twenty-four months, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires the Company to make estimates of product return rates and expected costs to repair or to replace the products under warranty. SCM currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from SCM’s estimates, adjustments to recognize additional cost of sales may be required in future periods.

Components of the reserve for warranty costs during the years ended December 31, 2007, 2006 and 2005 were as follows:

	Continuing	Discontinued
	Operations	Operations	Total
	(In thousands)

Balance at January 1, 2005	$150	$94	$244
Additions related to current period sales	158	251	409
Warranty costs incurred in the current period	(67)	(53)	(120)
Adjustments to accruals related to prior period sales	(185)	(195)	(380)

Balance at December 31, 2005	56	97	153
Additions related to current period sales	215	12	227
Warranty costs incurred in the current period	(64)	(13)	(77)
Adjustments to accruals related to prior period sales	(173)	(96)	(269)

Balance at December 31, 2006	34	0	34
Additions related to current period sales	67	—	67
Warranty costs incurred in the current period	(61)	—	(61)
Adjustments to accruals related to prior period sales	(4)	—	(4)

Balance at December 31, 2007	$36	$0	$36

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Related-Party Transactions

Werner Koepf, SCM’s Chairman of the Board, also served until June 2007 as a director and as a member of the Audit Committee and the Compensation Committee of Gemplus International S.A., a company engaged in the development and distribution of smart-card based systems. During 2007, SCM incurred license expenses of approximately $0.1 million to Gemplus. Approximately $80,000 of this amount related to continuing operations. License expenses of approximately $0.2 million and $0.4 million were incurred for 2006 and 2005, respectively, of which approximately $76,000 and $232,000 related to continuing operations. As of December 31, 2007 and as of December 31, 2005, no accounts payable were due to Gemplus. As of December 31, 2006, approximately $30,000 was due as accounts payable to Gemplus. During 2007, SCM realized revenue of approximately $0.2 million from sales to Gemplus. Revenues of approximately $11,000 and $0 were realized for 2006 and 2005, respectively. As of December 31, 2007 and as of December 31, 2005, no accounts receivable were outstanding from Gemplus. As of December 31, 2006, approximately $11,000 was due as accounts receivable from Gemplus. SCM’s business relationship with Gemplus has been in existence for many years and predates Werner Koepf’s appointment to the Company’s Board of Directors in February 2006. Mr. Koepf was not directly compensated for revenue transactions between the two companies. The related-party transactions have been performed following “at arm’s length” principles.

14.	Legal Proceedings

From time to time, SCM could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, SCM’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for 2007 and 2006:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data; unaudited)

2007:
Net revenue	$8,457	$4,647	$7,617	$9,714
Gross profit	3,740	1,333	3,447	4,134
Income (loss) from operations	(114)	(4,053)	(363)	58
Income (loss) from continuing operations	134	(3,673)	(116)	363
Gain (loss) from discontinued operations, net of income taxes	(17)	(102)	(83)	(13)
Gain (loss) on sale of discontinued operations, net of income taxes	23	1,530	16	17
Net income (loss)	140	(2,245)	(183)	367
Basic and diluted income (loss) per share from continuing operations	$0.01	$(0.23)	$(0.01)	$0.02
Basic and diluted income (loss) per share from discontinued operations	$(0.00)	$0.09	$(0.00)	$0.00
Basic and diluted net income (loss) per share	$0.01	$(0.14)	$(0.01)	$0.02
Shares used to compute basic income (loss) per share:	15,700	15,730	15,736	15,736
Shares used to compute diluted income (loss) per share:	15,742	15,730	15,736	15,759

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data; unaudited)

2006:
Net revenue	$7,427	$9,362	$7,396	$9,428
Gross profit	2,650	3,159	2,125	3,923
Income (loss) from operations	(2,824)	(2,281)	(4,030)	393
Income (loss) from continuing operations	(2,701)	(1,991)	(3,680)	682
Gain (loss) from discontinued operations, net of income taxes	(942)	3,948	(213)	715
Gain (loss) on sale of discontinued operations, net of income taxes	21	5,242	24	(63)
Net income (loss)	(3,622)	7,199	(3,869)	1,334
Basic and diluted income (loss) per share from continuing operations	$(0.17)	$(0.13)	$(0.24)	$0.05
Basic and diluted income (loss) per share from discontinued operations	$(0.06)	$0.59	$(0.01)	$0.04
Basic and diluted net income (loss) per share	$(0.23)	$0.46	$(0.25)	$0.09
Shares used to compute basic income (loss) per share:	15,593	15,627	15,648	15,683
Shares used to compute diluted income (loss) per share:	15,593	15,627	15,648	15,714

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30,	December 31,
	2008	2007
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$25,020	$18,600
Short-term investments	—	13,844
Accounts receivable, net of allowances of $495 and $341 as of September 30, 2008 and December 31, 2007, respectively	6,368	8,638
Inventories	4,321	2,738
Other current assets	1,310	1,455

Total current assets	37,019	45,275
Property and equipment, net	1,313	1,522
Intangible assets, net	321	—
Other assets	1,947	1,767

Total assets	$40,600	$48,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,484	$3,063
Accrued compensation and related benefits	1,244	1,213
Accrued restructuring and other charges	1,715	2,960
Accrued professional fees	896	993
Accrued royalties	385	417
Other accrued expenses	2,278	2,325
Income taxes payable	245	277

Total current liabilities	9,247	11,248

Deferred tax liability	74	77
Long-term income taxes payable	142	200
Commitments and contingencies (see Notes 10 and 11)	—	—
Stockholders’ equity:
Common stock, $0.001 par value: 40,000 shares authorized; 16,362 and 16,356 shares issued and 15,744 and 15,737 shares outstanding as of September 30, 2008 and December 31, 2007, respectively	16	16
Additional paid-in capital	229,675	229,414
Treasury stock, 618 shares	(2,777)	(2,777)
Accumulated deficit	(198,077)	(192,089)
Accumulated other comprehensive income	2,300	2,475

Total stockholders’ equity	31,137	37,039

Total liabilities and stockholders’ equity	$40,600	$48,564

See notes to condensed consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except per share data; unaudited)

Net revenue	$6,393	$7,617	$19,377	$20,721
Cost of revenue	3,483	4,170	10,961	12,201

Gross profit	2,910	3,447	8,416	8,520

Operating expenses:
Research and development	980	815	3,058	2,327
Selling and marketing	2,280	1,625	7,010	4,802
General and administrative	1,697	1,374	4,718	5,653
Amortization of intangible assets	—	—	—	272
Restructuring and other charges	—	(4)	—	(4)

Total operating expenses	4,957	3,810	14,786	13,050

Loss from operations	(2,047)	(363)	(6,370)	(4,530)
Interest and other income (expenses), net	(1,117)	279	(293)	999

Loss from continuing operations before income taxes	(3,164)	(84)	(6,663)	(3,531)
Provision for income taxes	(103)	(32)	(151)	(124)

Loss from continuing operations	(3,267)	(116)	(6,814)	(3,655)
Income (loss) from discontinued operations, net of income taxes	424	(83)	273	(202)
Gain on sale of discontinued operations, net of income taxes	44	16	553	1,569

Net loss	$(2,799)	$(183)	$(5,988)	$(2,288)

Loss per share from continuing operations:
Basic and diluted	$(0.21)	$(0.01)	$(0.43)	$(0.23)

Gain (loss) per share from discontinued operations:
Basic and diluted	$0.03	$(0.00)	$0.05	$0.08

Net loss per share:
Basic and diluted	$(0.18)	$(0.01)	$(0.38)	$(0.15)

Shares used to compute basic and diluted loss per share	15,744	15,736	15,743	15,722

Comprehensive gain (loss):
Net loss	$(2,799)	$(183)	$(5,988)	$(2,288)
Unrealized gain (loss) on investments	—	1	28	11
Foreign currency translation adjustment	(24)	450	(203)	984

Total comprehensive gain (loss)	$(2,823)	$268	$(6,163)	$(1,293)

See notes to condensed consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months
	Ended September 30,
	2008	2007
	(In thousands; unaudited)

Cash flows from operating activities:
Net loss	$(5,988)	$(2,288)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain from discontinued operations	(826)	(1,367)
Depreciation and amortization	216	500
Loss (gain) on disposal of fixed assets	—	(6)
Stock compensation expense	242	639
Deferred income taxes	(2)	(2)
Changes in operating assets and liabilities:
Accounts receivable	2,004	542
Inventories	(1,704)	(893)
Other assets	(352)	1,246
Accounts payable	(381)	(2,143)
Accrued expenses	283	(1,619)
Income taxes payable	(47)	98

Net cash used in operating activities from continuing operations	(6,555)	(5,293)
Net cash provided by (used in) operating activities from discontinued operations	(350)	697

Net cash used in operating activities	(6,905)	(4,596)

Cash flows from investing activities:
Capital expenditures	(534)	(178)
Maturities of short-term investments	13,873	12,656
Purchases of short-term investments	—	(16,793)

Net cash provided by (used in) investing activities	13,339	(4,315)

Cash flows from financing activities:
Proceeds from issuance of equity securities, net	18	104

Net cash provided by financing activities	18	104

Effect of exchange rates on cash and cash equivalents	(32)	847

Net increase (decrease) in cash and cash equivalents	6,420	(7,960)
Cash and cash equivalents at beginning of period	18,600	32,103

Cash and cash equivalents at end of period	$25,020	$24,143

Supplemental disclosures of cash flow information:
Income tax refunds received	$—	$—

Income taxes paid	$175	$108

See notes to condensed consolidated financial statements.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of SCM Microsystems, Inc.’s (“SCM” or “the Company”) financial position, results of operations and cash flows have been included. Operating results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008 or any future period. For further information, refer to the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The preparation of unaudited condensed consolidated financial statements necessarily requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the condensed consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

Discontinued Operations

On May 22, 2006, the Company completed the sale of substantially all the assets and some of the liabilities associated with its Digital Television solutions (“DTV solutions”) business to Kudelski S.A. (“Kudelski”) for a total consideration of $10.6 million in cash, of which $9.0 million was paid at the time of sale and $1.6 million was paid in May 2007.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, for the three and nine months ended September 30, 2008 and 2007, this business has been presented as discontinued operations in the condensed consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation. See Note 3 for further discussion of this transaction.

Recent Accounting Pronouncements and Accounting Changes

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be included in income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS No. 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 is effective for SCM on a prospective basis for business combinations with an acquisition date beginning in the first quarter of fiscal year 2009. As of September 30, 2008, SCM did not have any minority interests.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure certain financial instruments and other items at fair value using an instrument-by-instrument election. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. The adoption of SFAS No. 159 did not have an impact on SCM’s consolidated financial position, results of operations or cash flows.

On January 1, 2008, SCM adopted SFAS No. 157, Fair Value Measurements, for all financial assets and financial liabilities and for all non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. SFAS No. 157 does not change the accounting for those instruments that were, under previous GAAP, accounted for at cost or contract value. The adoption of SFAS No. 157 did not have a significant impact on the Company’s consolidated financial statements, and the resulting fair values calculated under SFAS No. 157 after adoption were not significantly different than the fair values that would have been calculated under previous guidance.

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable objective inputs and minimize the use of unobservable inputs, which require additional reliance on the Company’s judgment, when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices for identical instruments in active markets;

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets; and

•	Level 3 — Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

The Company uses the following classifications to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Cash equivalents include highly liquid debt investments (money market fund deposits, commercial paper and treasury bills) with maturities of three months or less at the date of acquisition. These financial instruments are classified in Level 1 of the fair value hierarchy.

Short-term investments consist of corporate notes and United States government agency instruments and are classified as available-for-sale. These financial instruments are classified in Level 1 of the fair value hierarchy. As of September 30, 2008, the Company has no short-term investments.

Assets that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of September 30, 2008 were as follows:

	Level 1	Level 2	Level 3	Total
	(In thousands; unaudited)

Money market fund deposits	$11,455	$—	$—	$11,455
Treasury Bills	4,000	—	—	4,000
Commercial papers	1,992	—	—	1,992

Total:	$17,447	$—	$—	$17,447

As of September 30, 2008, there are no liabilities that are measured and recognized at fair value on a recurring basis.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FSP 157-2, Effective Date of FASB Statement No. 157. FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually), until the beginning of the first quarter of fiscal 2009. The Company is currently evaluating the impact that SFAS No. 157 will have on its consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of 2009.

2.	Stock Based Compensation

The Company has a stock-based compensation program that provides its Board of Directors discretion in creating employee equity incentives. This program includes incentive and non-statutory stock options under various plans, the majority of which are stockholder approved. Stock options are generally time-based and expire seven to ten years from the date of grant. Vesting varies, with some options vesting 25% each year over four years; some vesting 1/12th per month over one year; some vesting 100% after one year; and some vesting 1/12th per month, commencing four years from the date of grant.

The Company previously had an Employee Stock Purchase Plan (“ESPP”) that allowed employees to purchase shares of common stock at 85% of the fair market value at the lower of either the date of enrollment or the date of purchase. Shares issued as a result of stock option exercises and purchases under the Company’s ESPP were newly issued shares. The Company’s ESPP, Director Option Plan and 1997 Stock Option Plan all expired in March 2007. In November 2007, stockholders approved the 2007 Stock Option Plan, which authorizes the issuance of up to 1.5 million shares of the Company’s common stock pursuant to stock option grants.

As of September 30, 2008, an aggregate of approximately 3.1 million shares of the Company’s common stock was reserved for future issuance under the Company’s stock option plans, of which 1.9 million shares were subject to outstanding options.

In calculating stock-based compensation cost, the Company estimates the fair value of each option grant on the date of grant using the Black-Scholes-Merton options pricing model. The Black-Scholes-Merton option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes-Merton model requires the input of highly subjective assumptions including the expected stock price volatility.

The following table illustrates the stock-based compensation expense resulting from stock options and shares issued under the ESPP included in the unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands; unaudited)

Cost of revenue	$6	$18	$16	$51
Research and development	12	21	36	65
Selling and marketing	30	77	92	177
General and administrative	70	117	98	346

Stock-based compensation expense before income taxes	$118	$233	$242	$639
Income tax benefit	0	0	0	0

Stock-based compensation expense after income taxes	$118	$233	$242	$639

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plans

The Company’s Director Option Plan and 1997 Stock Option Plan expired in March 2007, and options can no longer be granted under these plans. However, outstanding options granted under these plans remain exercisable in accordance with the terms of the original grant agreements.

In November 2007, stockholders approved the 2007 Stock Option Plan, which authorizes the issuance of up to 1.5 million shares of the Company’s common stock pursuant to stock option grants. As of September 30, 2008, a total of 1.1 million shares of the Company’s common stock are reserved for future option grants under the 2000 Stock Option Plan and the 2007 Stock Option Plan, and 1.9 million shares were reserved for future issuance pursuant to outstanding options.

A summary of the activity under the Company’s stock option plans for the nine months ended September 30, 2008 is as follows:

					Weighted
			Weighted		Average
	Options	Number of	Average	Aggregate	Remaining
	Available	Options	Exercise Price	Intrinsic	Contractual
	for Grant	Outstanding	per Share	Value	Life (In Years)
	(Unaudited)

Balance at December 31, 2007	1,493,493	1,862,272	$10.97	$191,809	5.77

Options granted	(536,171)	536,171	$3.11	—	—
Options cancelled or expired	187,061	(448,023)	$15.92	—	—
Options exercised		(6,250)	$2.93	$1,507	—

Balance at September 30, 2008	1,144,383	1,944,170	$7.69	$—	5.72

Vested or expected to vest at September 30, 2008		1,772,001	$8.12	$—	5.59

Exerciseable at September 30, 2008		1,094,584	$11.13	$—	4.69

The weighted-average grant date fair value per option for options granted during the three and nine months ended September 30, 2008 was $1.38 and $1.39, respectively. The weighted-average grant date fair value per option for options granted during the three and nine months ended September 30, 2007 was $1.38 and $1.90, respectively. The total intrinsic value of options exercised during the three and nine months ended September 30, 2008 was zero and $1,500, respectively. The total intrinsic value of options exercised during the three and nine months ended September 30, 2007 was zero and $8,331, respectively. Cash proceeds from the exercise of stock options were zero and $18,000 for the three and nine months ended September 30, 2008, respectively. Cash proceeds from the exercise of stock options were zero and $33,135 for the three and nine months ended September 30, 2007, respectively. An income tax benefit of less than $1,000 was realized from stock option exercises during both the three and nine months ended September 30, 2008. No income tax benefit was realized from stock option exercises during both the three and nine months ended September 30, 2007. At September 30, 2008, there was $0.9 million of unrecognized stock-based compensation expense, net of estimated forfeitures related to non-vested options, that is expected to be recognized over a weighted-average period of 2.7 years.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of option grants was estimated by using the Black-Scholes-Merton model with the following weighted-average assumptions for the three and nine months ended September 30, 2008 and 2007, respectively:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)

Expected volatility	57%	54%	55%	57%
Dividend yield	—	—	—	—
Risk-free interest rate	2.87%	4.13%	2.72%	4.53%
Expected term (in years)	4.00	4.00	4.00	4.00

Expected Volatility:  The Company’s computation of expected volatility for both the three and nine months ended September 30, 2008 is based on the historical volatility of the Company’s stock for a time period equivalent to the expected term.

Dividend Yield:  The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Risk-Free Interest Rate:  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

Expected Term:  The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined for both the three and nine months ended September 30, 2008 based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Forfeitures Rate:  Compensation expense recognized in the consolidated statement of operations for both the three and nine months ended September 30, 2008 and 2007 is based on awards ultimately expected to vest and it reflects estimated forfeitures. FASB SFAS No. 123 — revised 2004 (“SFAS 123(R)”) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to adoption of SFAS 123(R), the Company accounted for forfeitures as they occurred.

1997 Employee Stock Purchase Plan

Until its expiration in March 2007, the Company’s ESPP permitted eligible employees to purchase the Company’s common stock through payroll deductions of up to 10% of their base wages at a purchase price of 85% of the lower of fair market value of the Company’s common stock at the beginning or end of each offering period. The Company had a two-year rolling plan with four purchases every six months within the offering period. If the fair market value per share was lower on the purchase date than the beginning of the offering period, the current offering period terminated and a new two year offering period would have commenced. The Company’s ESPP restricted the maximum amount of shares purchased by an individual to $25,000 worth of the Company’s common stock each year. As of September 30, 2008, no shares were available for future issuance under the Company’s ESPP, due to the plan’s expiration in March 2007.

Stock-based compensation expense related to the Company’s ESPP recognized under SFAS 123(R) for both the three and nine months ended September 30, 2008 was zero. Stock-based compensation expense related to the Company’s ESPP recognized under SFAS 123(R) for the three and nine months ended September 30, 2007 was zero and a benefit of $40,000, respectively. The benefit in the first nine months of 2007 stemmed from the expiration of the plan before the expected offering periods had terminated. At September 30, 2008, there was no further unrecognized stock-based compensation expense related to outstanding ESPP shares, as the plan expired in March 2007.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Discontinued Operations

On May 22, 2006, the Company completed the sale of substantially all the assets and some of the liabilities associated with its DTV solutions business to Kudelski for a total consideration of $10.6 million in cash, of which $9.0 million was paid at the time of sale and $1.6 million, which was paid in May 2007.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, for both the three and nine months ended September 30, 2008, the DTV solutions business has been presented as discontinued operations in the unaudited consolidated statements of operations and cash flows and all prior periods have been reclassified to conform to this presentation.

Based on the carrying value of the assets and the liabilities attributed to the DTV solutions business on May 22, 2006, and the estimated costs and expenses incurred in connection with the sale, the Company recorded a net pretax gain of approximately $5.5 million. An additional $1.5 million gain on sale of discontinued operations was realized in May 2007 primarily resulting from the final payment by Kudelski as described above.

Based on a “Transition Services and Side Agreement” between the Company and Kudelski, revenues relating to the discontinued operations of the DTV solutions business were generated for a limited time after the sale of the DTV solutions business. Under this agreement, a service fee was earned by the Company for its services related to ordering products from a supplier and selling these products to Kudelski. The agreement was terminated at the end of the first quarter of 2007 and related revenues ceased to be generated after that period.

The operating results for the discontinued operations of the DTV solutions business for the three and nine months ended September 30, 2008 and 2007 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands; unaudited)

Net revenue	$—	$—	$—	$496
Operating gain (loss)	$32	$45	$26	$33
Net income (loss) before income taxes	$32	$45	$26	$56
Income tax benefit (provision)	$—	$—	$—	$(16)
Income (loss) from discontinued operations	$32	$45	$26	$40

During 2003, the Company completed two transactions to sell its retail Digital Media and Video business. On July 25, 2003, the Company completed the sale of its digital video business to Pinnacle Systems and on August 1, 2003, the Company completed the sale of its retail digital media reader business to Zio Corporation. As a result of these sales, the Company has accounted for the retail Digital Media and Video business as discontinued operations.

In April 2008, the Company entered into an agreement to terminate its lease agreement for premises leased in the UK, which resulted in the gain on sale of discontinued operations of approximately $0.4 million in the second quarter of 2008.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The operating results for the discontinued operations of the retail Digital Media and Video business for the three and nine months ended September 30, 2008 and 2007 are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands; unaudited)

Net revenue	$—	$—	$—	$—
Operating loss	$(58)	$(82)	$(202)	$(236)
Net gain (loss) before income taxes	$365	$(72)	$225	$(186)
Income tax provision	$27	$(56)	$22	$(56)
Gain (loss) from discontinued operations	$392	$(128)	$247	$(242)

The net gain from discontinued operations for the three and nine months ended September 30, 2008 mainly resulted from foreign exchange gains in the third quarter of 2008.

4.	Short-Term Investments

At September 30, 2008, the amount of short-term investments was zero. The fair value of short-term investments at December 31, 2007 was as follows:

December 31, 2007
		Unrealized	Unrealized	Estimated
	Amortized	Gain on	Loss on	Fair
	Cost	Investments	Investments	Value
(In thousands)

Corporate notes	$13,872	$—	$(28)	$13,844

The Company adopted SFAS No. 157 during the quarter ended March 31, 2008, see Note 1 — Basis of Presentation for further discussion and explanation.

5.	Inventories

Inventories consist of:

	September 30,	December 31,
	2008	2007
	(In thousands)
	(unaudited)

Raw materials	$1,586	$1,202
Finished goods	2,735	1,536

Total	$4,321	$2,738

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property and Equipment

Property and equipment consists of:

	September 30,	December 31,
	2008	2007
	(In thousands)
	(Unaudited)

Land	$121	$142
Building and leasehold improvements	1,746	1,972
Furniture, fixtures and office equipment	2,904	3,223
Automobiles	29	35
Purchased software	3,282	3,526

Total	8,082	8,898

Accumulated depreciation	(6,769)	(7,376)

Property and equipment, net	$1,313	$1,522

Depreciation expense was $0.1 million and $0.2 million for the three and nine months ended September 30, 2008, respectively, and $0.1 million and $0.2 million for the three and nine months ended September 30, 2007, respectively.

7.	Intangible Assets

Amortization expense related to intangible assets for continuing operations was zero for the three and nine months ended September 30, 2008, and zero and $0.3 million for the three and nine months ended September 30, 2007, respectively.

As described in Note 13 to the financial statements, the Company’s investment in TranZfinity, Inc. (“TranZfinity”), follows an exclusive Cooperation Agreement entered into on April 17, 2008 with TranZfinity and on October 1, 2008, the Company and TranZfinity entered into an amendment to the Cooperation Agreement. Under the terms of the Cooperation Agreement, as amended, TranZfinity will work with the Company to develop modular USB devices for the Company’s product portfolio and will supply the Company’s customers with TranZfinity’s application software and services supporting those devices, and the Company will pay TranZfinity a $1.0 million exclusivity fee for the right to be the exclusive provider of those products (the “Exclusive Products”). The exclusivity fee is comprised of $500,000 cash (of which the remaining balance to be paid was $179,298 as of September 30, 2008), and a $4 payment from the Company to TranZfinity for each Exclusive Product sold by the Company (up to a maximum aggregate amount of $500,000, of which the remaining balance is the full $500,000 as of September 30, 2008). The $320,702 already paid in relation to the exclusivity fee has been capitalized in September 2008 as an intangible asset, which will be subject to amortization starting in the fourth quarter 2008.

8.	Restructuring and Other Charges

Continuing Operations

During the three and nine months ended September 30, 2008, the Company incurred no restructuring and other charges related to continuing operations. During the three and nine months ended September 30, 2007, the Company realized income from the release of a severance accrual related to continuing operations of $4,000.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accrued liabilities related to restructuring actions and other activities during the nine months ended September 30, 2008 and during the year ended December 31, 2007 consist of the following:

	Lease/Contract
	Commitments	Severance	Other Costs	Total
	(In thousands; unaudited)

Balances as of January 1, 2007	$15	$106	$9	$130
Provision for 2007	—	—	—	—
Changes in estimates	—	(4)	—	(4)

	—	(4)	—	(4)
Payments and other changes in 2007	(3)	(102)	1	(104)

Balances as of December 31, 2007	12	—	10	22
Provision for Q1 2008	—	—	—	—
Changes in estimates	—	—	—	—

	—	—	—	—
Payments and other changes in Q1 2008	—	—		—

Balances as of March 31, 2008	12	—	10	22
Provision for Q2 2008	—	—	—	—
Changes in estimates	—	—	—	—

	—	—	—	—
Payments and other changes in Q2 2008	(1)	—	—	(1)

Balances as of June 30, 2008	11	—	10	21
Provision for Q3 2008	—	—	—	—
Changes in estimates	—	—	—	—

	—	—	—	—
Payments and other changes in Q3 2008	(2)	—	(1)	(3)

Balances as of September 30, 2008	$9	$—	$9	$18

Discontinued Operations

During the three and nine months ended September 30, 2008, income from restructuring and other items related to discontinued operations was approximately $46,000 and $0.6 million, respectively. In the second quarter 2008, a termination payment and related transaction costs of approximately $0.5 million were incurred and the related restructuring accruals of approximately $0.9 million were released related primarily to an agreement to terminate SCM’s lease agreement for the premises leased in the UK. The transaction resulted in a net gain of approximately $0.4 million from discontinued operations in the second quarter 2008.

During the three and nine months ended September 30, 2007, income from restructuring and other items related to discontinued operations was approximately $16,000 and $92,000, respectively.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accrued liabilities related to the Digital Media and Video restructuring actions and other activities during the nine months ended September 30, 2008 and during the year ended December 31, 2007 consist of the following:

	Lease/Contract
	Commitments	Other Costs	Total
	(In thousands; unaudited)

Balances as of January 1, 2007	$2,949	$352	$3,301
Provision for 2007	—	—	—
Changes in estimates	(70)	(40)	(110)

	(70)	(40)	(110)
Payments and other changes in 2007	(290)	37	(253)

Balances as of December 31, 2007	2,589	349	2,938
Provision for Q1 2008	—	—	—
Changes in estimates	(19)	—	(19)

	(19)	—	(19)
Payments and other changes in Q1 2008	(54)	26	(28)

Balances as of March 31, 2008	2,516	375	2,891
Provision for Q2 2008	—	—	—
Changes in estimates	(494)	—	(494)

	(494)	—	(494)
Payments and other changes in Q2 2008	(539)	(2)	(541)

Balances as of June 30, 2008	1,483	373	1,856
Provision for Q3 2008	—	—	—
Changes in estimates	(46)	—	(46)

	(46)	—	(46)
Payments and other changes in Q3 2008	(74)	(39)	(113)

Balances as of September 30, 2008	$1,363	$334	$1,697

9.	Segment Reporting, Geographic Information and Major Customers

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company’s chief operating decision maker is considered to be its executive staff, consisting of the Chief Executive Officer; Chief Financial Officer; Executive Vice President, Strategic Sales and Business Development and Executive Vice President, Strategy, Marketing and Engineering.

The Company’s continuing operations provide secure digital access solutions primarily to original equipment manufacturers, or OEMs, in two markets segments: Secure Authentication and Digital Media and Connectivity. The executive staff reviews financial information and business performance along these two business segments. The Company evaluates the performance of its segments at the revenue and gross margin level. The Company’s reporting systems do not track or allocate operating expenses or assets by segment. The Company does not include intercompany transfers between segments for management purposes.

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary information by segment for the three and nine months ended September 30, 2008 and 2007 is as follows:

			Nine Months
	Three Months Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands; unaudited)

Secure Authentication:
Net revenue	$5,873	$6,140	$15,758	$17,100
Gross profit	2,748	2,846	7,172	7,345
Gross profit %	47%	46%	46%	43%
Digital Media and Connectivity:
Net revenue	$520	$1,477	$3,619	$3,621
Gross profit	162	601	1,244	1,175
Gross profit %	31%	41%	34%	32%
Total:
Net revenue	$6,393	$7,617	$19,377	$20,721
Gross profit	2,910	3,447	8,416	8,520
Gross profit %	46%	45%	43%	41%

Geographic net revenue is based on selling location. Information regarding net revenue by geographic region is as follows (in thousands):

			Nine Months
	Three Months Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands; unaudited)

Net revenue
United States	$2,655	$3,635	$7,214	$9,574
Europe	2,064	2,603	7,151	6,716
Asia-Pacific	1,674	1,379	5,012	4,431

Total	$6,393	$7,617	$19,377	$20,721

% of net revenue
United States	42%	48%	37%	47%
Europe	32%	34%	37%	32%
Asia-Pacific	26%	18%	26%	21%

Long-lived assets by geographic location as of September 30, 2008 and December 31, 2007, are as follows:

	September 30,	December 31,
	2008	2007
	(In thousands)
	(unaudited)

Property and equipment, net:
United States	$7	$14
Europe	201	171
Asia-Pacific	1,105	1,337

Total	$1,313	$1,522

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All of the long-lived assets as of September 30, 2008, and December 31, 2007, disclosed for Asia-Pacific, relate to the Company’s facilities in India.

10.	Commitments

The Company leases its facilities, certain equipment, and automobiles under noncancelable operating lease agreements. Those lease agreements existing as of September 30, 2008, expire at various dates during the next five years.

Purchases for inventories are highly dependent upon forecasts of customer demand. Due to the uncertainty in demand from its customers, the Company may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchases or contractual commitments. The Company enters into a number of agreements for the sourcing of supplies and materials including some arrangements with minimum purchase commitments. As of September 30, 2008, total purchase and contractual commitments due within one year were approximately $10.1 million, and additional purchase and contractual commitments due within two years were approximately $2.6 million.

The Company provides warranties on certain product sales, which range from twelve to twenty-four months, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires the Company to make estimates of product return rates and expected costs to repair or to replace the products under warranty. The Company currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from the Company’s estimates, adjustments to recognize additional cost of sales may be required in future periods.

Components of the reserve for warranty costs for the nine months ended September 30, 2008 and 2007 were as follows:

	2008	2007
	(In thousands; unaudited)

Balances at January 1	$36	$34
Additions related to sales during the period	32	46
Warranty costs incurred during the period	(19)	(49)
Adjustments to accruals related to prior period sales	(28)	(2)

Balances at September 30	$21	$29

11.	Net Income (Loss) per Common Share

The following table sets forth the computation of basic and diluted net income (loss) per common share:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts; unaudited)

Net loss from continuing operations	$(3,267)	$(116)	$(6,814)	$(3,655)
Income (loss) from discontinued operations	468	(67)	826	1,367

Net loss	$(2,799)	$(183)	$(5,988)	$(2,288)

Shares used in income (loss) per common share — basic	15,744	15,736	15,743	15,722
Net income (loss) per common share — basic and diluted
Continuing operations	$(0.21)	$(0.01)	$(0.43)	$(0.23)
Discontinued operations	$0.03	$(0.00)	$0.05	$0.08

Net loss per common share — basic and diluted	$(0.18)	$(0.01)	$(0.38)	$(0.15)

SCM MICROSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The computation of diluted net loss per common share for the three and nine months ended September 30, 2008 excludes the effect of the potential exercise of options to purchase approximately zero and 3,000 shares, respectively, because the effect would be anti-dilutive in periods when there is a net loss. The computation of diluted net loss per common share for the three and nine months ended September 30, 2008 also excludes the effect of the potential exercise of options to purchase approximately 2.0 million and 1.9 million shares, respectively, because the option exercise price was greater than the average market price of the common shares and the effect would have been anti-dilutive.

The computation of diluted net income (loss) per common share for the three and nine months ended September 30, 2007 excludes the effect of the potential exercise of options to purchase approximately 7,000 and 33,000 shares, respectively, because the effect would be anti-dilutive in periods when there is a net loss. The computation of diluted net income (loss) per common share for the three and nine months ended September 30, 2007 also excludes the effect of the potential exercise of options to purchase approximately 1.7 million and 1.7 million shares, respectively, because the option exercise price was greater than the average market price of the common shares and the effect would have been anti-dilutive.

12.	Legal Proceedings

From time to time, the Company could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

13.	Subsequent Events

Investment in TranZfinity

On October 1, 2008, the Company entered into a Stock Purchase Agreement with TranZfinity, pursuant to which the Company purchased 10 million shares of TranZfinity common stock, or 33.7% of TranZfinity’s outstanding shares (16.67% on a fully diluted basis), for an aggregate purchase price of $2.5 million. The transaction closed on October 2, 2008. The Company also entered into a Stockholders Agreement with TranZfinity and certain other stockholders of TranZfinity, which sets forth certain rights and privileges of the Company and the other stockholders of TranZfinity, including rights and privileges with respect to the composition of TranZfinity’s Board of Directors.

The Company’s investment in TranZfinity follows an exclusive Cooperation Agreement entered into on April 17, 2008 with TranZfinity. On October 1, 2008, the Company and TranZfinity entered into an amendment to the Cooperation Agreement pursuant to which TranZfinity consented to the assignment by SCM Microsystems GmbH and the assumption by SCM Microsystems, Inc. of all of SCM Microsystems GmbH’s rights and obligations under the Cooperation Agreement. Under the terms of the Cooperation Agreement, as amended, TranZfinity will work with the Company to develop modular USB devices for the Company’s product portfolio and will supply the Company’s customers with TranZfinity’s application software and services supporting those devices, and the Company will pay TranZfinity a $1.0 million exclusivity fee for the right to be the exclusive provider of those products (the “Exclusive Products”). The exclusivity fee is comprised of $500,000 cash (of which the remaining balance to be paid was $179,298 as of September 30, 2008), and a $4 payment from the Company to TranZfinity for each Exclusive Product sold by the Company (up to a maximum aggregate amount of $500,000, of which the remaining balance is the full $500,000 as of September 30, 2008). In addition to the exclusivity fee, the Company will pay TranZfinity a five percent (5%) royalty on the Company’s net selling price for each Exclusive Product sold by the Company.

Sale of Patents

On October 30, 2008, the Company sold at auction certain non-core patents that are unrelated to the Company’s current business. The Company will receive net proceeds of $1.4 million from the sale of these patents.

HIRSCH ELECTRONICS CORPORATION

INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
Hirsch Electronics Corporation

We have audited the accompanying balance sheets of Hirsch Electronics Corporation (the “Company”) as of November 30, 2008, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hirsch Electronics Corporation as of November 30, 2008, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Newport Beach, California
January 26, 2009

HIRSCH ELECTRONICS CORPORATION

BALANCE SHEETS
November 30, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)

ASSETS
Current Assets
Cash and cash equivalents	$4,932	$5,014	$4,031
Accounts receivable, net	3,137	3,996	2,844
Inventories	1,871	1,587	1,444
Prepaid expenses	226	200	200
Note receivable	54	54	54
Income taxes receivable	1,023	—	62
Deferred tax asset	245	129	93

Total current assets	11,488	10,980	8,728

Property and Equipment, net	262	254	271
Investments	48	397	397
Patents, net	39	45	51
Deferred Tax Asset	191	45	15
Other Assets	37	37	37

Total assets	$12,065	$11,758	$9,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,009	$525	$611
Royalties payable to related parties	349	390	356
Income taxes payable	—	345	54
Other accrued liabilities	764	317	238
Put option derivative liability	518	—	—
Deferred revenue	68	115	—

Total current liabilities	2,708	1,692	1,259

Commitments and Contingencies
Stockholders’ Equity
Common stock, no par value; 5,000 shares authorized; 4,606, 4,582, and 4,578 shares issued and outstanding at November 30, 2008, 2007 and 2006, respectively	4,566	4,302	4,216
Notes receivable for common stock	—	(65)	(105)
Retained earnings	4,791	5,829	4,129

Total stockholders’ equity	9,357	10,066	8,240

Total liabilities and stockholders’ equity	$12,065	$11,758	$9,499

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

STATEMENTS OF OPERATIONS
Years Ended November 30, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)

Net revenues	$23,042	$21,990	$20,883
Cost of revenues	9,988	9,370	8,747
Royalties to related parties	1,028	993	938

Gross profit	12,026	11,627	11,198

Operating expenses:
Selling, general and administrative	9,576	8,055	7,416
Research and development	3,310	780	729
Depreciation and amortization	100	159	138

	12,986	8,994	8,283

(Loss) income from operations	(960)	2,633	2,915
Other (loss) income	(742)	216	139

(Loss) income before provisions for income taxes	(1,702)	2,849	3,054
Provision for income tax (benefit) expense	(664)	1,149	1,091

Net (loss) income	$(1,038)	$1,700	$1,963

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY
Years Ended November 30, 2008, 2007 and 2006

			Notes
			Receivable
	Common Stock		for Common	Retained
	Shares	Amount	Stock	Earnings	Total
	(In thousands)

Balance, December 1, 2005	4,574	$4,187	$(113)	$2,166	$6,240
Collection on notes receivable for common stock	—	—	8	—	8
Exercise of warrants	4	29	—	—	29
Net income	—	—	—	1,963	1,963
Balance, November 30, 2006	4,578	4,216	(105)	4,129	8,240
Collection on notes receivable for common stock	—	—	40	—	40
Exercise of warrants	4	34	—	—	34
Share based compensation	—	52	—	—	52
Net income	—	—	—	1,700	1,700

Balance, November 30, 2007	4,582	4,302	(65)	5,829	10,066
Collection on notes receivable for common stock	—	—	65	—	65
Exercise of warrants	4	34	—	—	34
Exercise of options	15	128	—	—	128
Issuance of common stock	5	50	—	—	50
Share based compensation	—	52	—	—	52
Net loss	—	—	—	(1,038)	(1,038)

Balance, November 30, 2008	4,606	$4,566	$—	$4,791	$9,357

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

STATEMENTS OF CASH FLOWS
Years Ended November 30, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)

Cash Flows from Operating Activities
Net (loss) income	$(1,038)	$1,700	$1,963
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities	—	—	—
Depreciation and amortization	100	158	138
Change in put option derivative liability	518	—	—
Change in allowance for doubtful accounts	—	(6)	(3)
Impairment on investments	360	—	—
(Income) loss on equity method investment	(11)	—	20
Share based compensation	52	52	—
Deferred income taxes	(261)	(66)	(120)
Loss on disposal of assets	2	5	—
Change in operating assets and liabilities:
Accounts receivable	859	(1,146)	38
Inventories	(283)	(144)	299
Prepaid expenses	(26)	1	(44)
Income taxes receivable	(1,023)	62	(62)
Accounts payable and accrued expenses	484	(87)	58
Royalties payable to related parties	(41)	35	22
Income taxes payable	(345)	291	(827)
Other accrued liabilities	447	79	(52)
Deferred revenue	(47)	115	—

Net cash (used in) provided by operating activities	(253)	1,049	1,430

Cash Flows from Investing Activities
Acquisition of property and equipment	(105)	(139)	(62)
Acquisition of investments	—	—	(367)
Note receivable	—	—	(54)
Patent costs	(1)	(1)	(10)

Net cash used in investing activities	(106)	(140)	(493)

Cash Flows from Financing Activities
Proceeds from exercise of stock options and warrants	162	34	29
Proceeds from issuance of common stock	50	—	—
Collection of notes receivable for common stock	65	40	8

Net cash provided by financing activities	277	74	37

Net (decrease) increase in cash	(82)	983	974
Cash and cash equivalents — beginning of year	5,014	4,031	3,057

Cash and cash equivalents — end of year	$4,932	$5,014	$4,031

Supplemental disclosure of cash flow information :
Cash paid during the year for income taxes	$1,115	$705	$1,029

The accompanying notes are an integral part of these financial statements.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS
November 30, 2008, 2007 and 2006

1.	ORGANIZATION

Hirsch Electronics Corporation (the “Company”) was incorporated in 1981 and is engaged in the design, manufacture and distribution of security management systems. The Company sells primarily to dealers located in North America.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management, among others, relate to the realizable value of inventories, the realization of long-lived assets, the allowance for doubtful accounts, the valuation of investments, the valuation of call and put options related to Hirsch EMEA, assumptions used in measuring stock-based compensation, and the valuation of deferred tax assets. While actual results could differ from those estimates, management believes that the estimates are reasonable.

Concentration of Credit Risk

The Company’s financial instruments that potentially expose the Company to a concentration of credit risk consist of cash and accounts receivable. The Company places its cash with high credit quality institutions, with the majority of its cash in treasury money market funds.

From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit of $250,000 ($100,000 in 2007 and 2006). Such excess totaled approximately $0.2 million , $0.3 million and $0.2 million at November 30, 2008, 2007 and 2006, respectively.

The Company’s sales are concentrated in a relatively few number of customers and, as a result, the Company maintains individually significant receivable balances with these parties. The Company performs periodic evaluations of its customers’ financial condition, but generally does not require collateral to support credit sales. The Company maintains reserves for estimated potential credit losses. Accounts receivable from one customer represented approximately 12%, and 22% of total accounts receivable at November 30, 2008 and 2007, respectively. Accounts receivable from two customers represented 25% of total accounts receivable at November 30, 2006. Sales from one customer represented approximately 12% and 15% for the years ended November 30, 2007 and 2006, respectively. There was no significant concentration of sales for the year ended November 30, 2008.

Cash and Cash Equivalents

The Company considers all liquid short-term investments, with maturity dates of three months or less when purchased, to be cash equivalents. The Company’s cash equivalents consist primarily of amounts held in treasury money market funds, with a maturity of less than three months at the date of purchase. Amounts held primarily in treasury money market funds totaled approximately $4.7 million, $4.9 million and $3.6 million at November 30, 2008, 2007 and 2006, respectively.

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NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values because of the short-term maturity of these items.

Allowance for Doubtful Accounts

The Company performs periodic reviews of collectability and provides an allowance for doubtful accounts receivable as management deems necessary. Management considers historical customer experience and industry trends in establishing and maintaining such reserve. Management considers the allowance for doubtful accounts at November 30, 2008, 2007 and 2006 of approximately $9,000, $9,000 and $15,000, respectively, to be adequate to provide for losses which could be sustained in the realization of these accounts. Although the Company expects to collect net amounts due, actual collections may differ from these estimated amounts.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of raw materials, work-in-process and finished goods. Market is determined by comparison with recent sales or net realizable value. Such net realizable value is based on management’s forecasts for sales of the Company’s products in the ensuing years. The Company operates in an industry characterized by technological change. Should the demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of the Company’s inventory could be substantially less than amounts in the accompanying balance sheets. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value and records a charge to cost of revenues for known and estimated inventory obsolescence. There was no inventory reserve at November 30, 2008, 2007 and 2006, respectively

Investments

The Company’s investments consist of cost and equity method investments in other entities. The equity method of accounting is used when the Company has the ability to exercise significant influence in the operating and financial activities of an investee. Significant influence is generally achieved by owning at least 20% of the voting interest of the investee without the ability to exercise control. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings or losses of these entities. Nonmarketable investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially carried at cost, as management believes it is not practicable to estimate fair value of this investment. An impairment charge is recognized on both equity method and cost method investments when factors indicate that a decrease in value of the investment has occurred which is other than temporary.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the assets or the related lease terms. Significant renewals and betterments are capitalized. Maintenance and repairs are charged to expense as incurred.

Patents

Patents represent external legal costs incurred for filing patent applications and their maintenance, and purchased patents. Amortization for patents is recorded using the straight-line method over the lesser of the life of the patent or its estimated useful life, which ranges from two to seventeen years. Accumulated amortization for

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NOTES TO FINANCIAL STATEMENTS — (Continued)

patents was $1.5 million, $1.5 million and $1.5 million as of November 30, 2008, 2007 and 2006, respectively. Amortization expense for patents for the years ended November 30, 2008, 2007 and 2006 was $6,960, $6,790 and $5,886, respectively. As of November 30, 2008, the estimated total amortization expense for the next five years is approximately $6,000 per year. The weighted average remaining life of the patents is approximately six years.

Long-Lived Assets

Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment charge is recognized. Impairment charges are calculated as the difference between the cost basis of an asset and its estimated fair value.

Management believes that no indicators of impairment existed as of and for the year ended November 30, 2008. There can be no assurance, however, that market conditions or demand for the Company’s products or services will not change which could result in long-lived asset impairment charges in the future.

Revenue Recognition

The Company derives revenue from sales of products and services. Consistently, over 90% of revenue is from sales of hardware. The following summarizes the major terms of the contractual relationships with customers and the manner in which the Company accounts for sales transactions.

Hardware Revenue

Hardware revenue consists of the sale of access control hardware including the ScramblePad products, controllers, network and communication products and other security related hardware. The Company recognizes revenue pursuant to EITF 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) and Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). In accordance with these revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	fee is fixed or determinable; and

•	collectability is reasonably assured.

Generally, product sales are not contingent upon customer testing, approval and/or acceptance. Professional services revenue is not recognized until the services have been performed, while product revenue is recognized at time of shipment as shipping terms are typically FOB shipping point, as the services do not affect the functionality of the delivered items.

Product returns have historically been insignificant and as such are recorded when incurred.

Software Revenue

The Company sells various software products ranging from software that is embedded in the hardware to add-on software that can be sold on a stand-alone basis. Software that is embedded in the hardware (ie “firmware”) provides a user-interface and facilitates the functionality of the hardware. This software cannot be sold on a stand-

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

alone basis and is not a significant part of sales or marketing efforts. This embedded software is considered incidental to the hardware and is not recognized as a separate unit of accounting apart from the hardware.

The Company also sells proprietary application software that is sold as add-on software to their security hardware configurations. This provides additional functionality to the security system, such as integration of security access monitoring. Based on the factors described in footnote two of AICPA Statement of Position 97-2, Software Revenue Recognition (SOP 97-2) the Company considers this type of software to be more-than-incidental to the hardware components in an arrangement. This assessment is based on the fact that the software can be sold on a stand-alone basis. Software products that are considered more-than-incidental are treated as a separate unit of accounting apart from the hardware and the related software product revenue is recognized upon delivery to the customer. The Company accounts for software that is more-than-incidental in accordance with SOP 97-2 whereby the revenue from the sale of software products is recognized at the time the software is delivered to the customer, provided all the revenue recognition criteria noted above have been met, except collectability must be deemed probable under

SOP 97-2 versus reasonably assured under SAB 104. The Company also considers EITF 03-05, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software (EITF 03-05). Per EITF 03-05, if the software is considered not essential to the functionality of the hardware, then the hardware is not considered “software related” and is excluded from the scope of SOP 97-2. All proprietary application software sold by the Company is not essential to the functionality of the security hardware. The hardware is not dependent upon these proprietary software products to function and the customer can fully utilize the hardware product without any of the software products. Therefore, in multiple-element arrangements containing hardware and software, the hardware elements are excluded from SOP 97-2 and are accounted for in accordance with EITF 00-21 and SAB 104 at its relative fair value as there is objective and reliable evidence of fair value for all units of accounting in these transactions.

Service Revenue

Service revenue is generated from the sale of professional services and maintenance contracts. The following describes how the Company accounts for service transactions, provided all the other revenue recognition criteria noted above have been met. Generally, services revenue, which includes maintenance contracts, security system integration services, system migration and database conversion services, is recognized upon delivery of the services. If the professional service project includes independent milestones, revenue is recognized as milestones are met and upon acceptance from the customer. Maintenance revenue is generated from the sale of hardware and software maintenance contracts. These contracts are generally for terms. Maintenance revenue is recorded as deferred revenue and is recognized as revenue ratably over the term of the related agreement.

Multiple Element Arrangements

The Company considers sales contracts that include a combination of systems, software or services to be multiple element arrangements. Revenue related to multiple element arrangements is separated in accordance with EITF 00-21 and SOP 97-2 based on the relative fair value method. Discounts are allocated only to the delivered elements. Fair values are determined by examining the prices charged for when the elements are sold separately. Undelivered elements generally include maintenance contract revenue as other professional services are typically sold separately from the hardware sales.

Advertising

The Company expenses advertising costs as incurred. During the years ended November 30, 2008, 2007 and 2006, the Company incurred and expensed approximately $0.5 million, $0.5 million and $0.4 million in advertising expenses, respectively, which are included in selling, general and administrative expenses in the accompanying statements of operations.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development

Research and development expenses which consist primarily of outsourced labor, salaries for personnel and materials are expensed as incurred.

Warranty

The Company offers a warranty on its products for a period of two years. Historically, warranty expenses have been insignificant and as warranty expenses are recorded when incurred.

Shipping and Handling

Costs incurred for shipping and handling are included in costs of revenue in the accompanying statements of operations. During the years ended November 30, 2008, 2007 and 2006, shipping and handling expenses were approximately $0.4 million, $0.3 million and $0.2 million, respectively.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, using the liability method. Under this method, the Company provides for deferred income taxes to reflect the tax consequences in future years for the differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets to amounts that are more likely than not to be realized.

Stock-Based Compensation

Beginning December 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment. This statement revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires stock-based compensation cost to be measured at the grant date, based on the fair value of the award and is recognized as expense over the employee’s requisite service period (generally the vesting period). The Company has elected the prospective transition method as permitted by SFAS No. 123(R) and, accordingly, previously issued financial statements have not been restated as a result of adoption of SFAS No. 123(R). Under the prospective method, compensation cost is recognized beginning with the effective date (December 1, 2006) (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted or modified after the effective date and (b) based on the requirements of APB 25, Accounting for Stock Issued to Employees, for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. All awards granted, modified, or settled after the date of adoption are accounted for using the measurement, recognition, and attribution provisions of SFAS 123(R).

The Company has two stock-based employee compensation plans. Prior to December 1, 2006, the Company accounted for those plans under the recognition and measurement principles of APB No. 25, and related interpretations. No stock-based employee compensation cost was reflected in the accompanying statements of operations for the year ended November 30, 2006, as all options granted under those plans had an exercise price equal to or greater than the estimated fair market value of the underlying common stock on the date of grant. The

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 for its stock-based employee compensation plans as of November 30, 2006:

(In thousands)

Net income, as reported	$1,963
Stock-based compensation, net of tax	(32)

Net income, pro forma	$1,931

For purposes of computing the pro forma amount, the fair value of stock-based compensation was estimated using a Black-Scholes option pricing model with the assumptions of a weighted-average expected life of 10 years, no annual dividend per share, risk free interest rate of 4.78%, and no volatility (minimum value method).

Recent Accounting Pronouncements

Fair Value Measurement

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within GAAP and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, FASB Staff Position, or FSP, No. 157-b, Effective Date of Statement 157, was issued which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008.

Effective December 1, 2007, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-b. The partial adoption of SFAS No. 157 did not have a material impact on the Company’s financial position and results of operations. The Company is currently assessing the impact of the adoption of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities and has not yet determined the impact that the adoption will have on its financial position and results of operations.

In October 2008, the FASB issued FSP, No. FAS 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our November 30, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially impact the Company’s financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to report selected financial assets and liabilities at fair value. GAAP has required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 attempts to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has elected not to exercise the option to report selected financial assets and liabilities at fair value as provided for under SFAS No. 159, accordingly, there is no impact on the Company’s financial position and results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). This interpretation clarified the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109. Specifically, FIN No. 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN No. 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods of income taxes, as well as the required disclosure and transition. FIN 48 specifies that the evaluation of the tax position is a two-step process: 1) Recognition: determining whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation process, and 2) Measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine that amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefits that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings. However, in February 2008, FSP No. FIN 48-2 was issued to delay the effective date of FIN No. 48 for certain nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2007, (applied as of the beginning of the enterprise’s fiscal year). The Company is currently evaluating the requirements of FIN No. 48 and has not yet determined if the adoption of FIN No. 48 will have a significant impact on the Company’s financial statements.

Business Combinations

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). This statement improves the financial reporting of business combinations and clarifies the accounting for these transactions. SFAS No. 141(R) (i) requires the recognition and measurement of assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at their fair values at the acquisition date, (ii) requires acquisition costs and any related restructuring costs to be recognized separately from the acquisition, (iii) requires step acquisitions to be recognized at the full amounts of the fair values of the identifiable assets and liabilities, as well as any noncontrolling interest in the acquiree, (iv) changes the requirements for recognizing assets acquired and liabilities assumed arising from contingencies, (v) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, (vi) requires the recognition of any bargain purchase as a gain in the earnings of the acquirer, and (vii) requires the recognition of changes in deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in the contributed capital, depending upon the circumstances. In addition, acquired in-process research and development, or IPR&D, is capitalized as an intangible asset and amortized over its estimated useful life. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. The adoption of SFAS No. 141(R) will change our accounting treatment for business combinations on a prospective basis beginning December 1, 2009. The Company is currently assessing SFAS No. 141R and has not yet determined the impact that the adoption will have on its financial position and results of operations.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The Company is required to adopt FSP No. FAS 142-3 effective at the beginning of 2010. The adoption of FSP No. FAS 142-3 is not expected to have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB and the AICPA did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year’s presentation.

3.	FAIR VALUE

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company measures financial assets at fair value on a recurring basis. The Company’s investments in money market funds are measured at fair value on a recurring basis. The Company’s money market funds are required to be priced and have a fair value of $1.00 net asset value per share. These money market funds are actively traded and reported daily through a variety of sources. These funds have a credit rating of A. Since they are actively traded, the fair value of the money market fund investments has been classified as level 1.

In 2006, the Company purchased 25% of the outstanding stock in Hirsch EMEA (“EMEA”). The stock purchase agreement included a call option and a put option to purchase the remaining outstanding shares of EMEA at a price of 1,000,000 Euro and become exercisable contingent on a change in control of the Company. EMEA is a privately held company with no level 1 or 2 inputs to measure fair value. As such, the options were valued using the

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Black-Scholes American option model with a term of 10 years. The risk free rate was 2.92%, 3.94%, and 4.46% at November 30, 2008, 2007, and 2006, respectively. The probability of change of control was 45%, 10%, and 5% at November 30, 2008, 2007, and 2006, respectively. At November 30, 2008, the put option was valued at approximately $518,000, and this amount was recorded as a liability on the balance sheet and a corresponding charge taken on the statement of operations. The put option values were not material for the fiscal years 2007 and 2006 and therefore were not recorded in the financial statements at November 30, 2007 and 2006. The call option values for were not material for fiscal years 2008, 2007 and 2006 and therefore were not recorded in the financial statements at November 30, 2008, 2007, and 2006.

There were no movements between level 1 and level 3 classes of measurements for the years ended November 30, 2008, 2007, and 2006.

4.	INVENTORIES

Inventories consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Raw materials	$773	$676	$519
Work-in-process	259	293	376
Finished goods	839	618	549

	$1,871	$1,587	$1,444

5.	NOTE RECEIVABLE

As of November 30, 2008 and 2007, the Company has a note receivable from Bridgepoint Systems, Inc (“Bridgepoint”) for $54,500 that carried interest at an annual rate of 9%. The note matured on November 30, 2007. The Company had an option to convert the principal and accrued interest at maturity date to Bridgepoint common stock at a price of $0.50 per share. Management is currently in the process of negotiating terms on the note and believes that the carrying amount of the note was not impaired at November 30, 2008.

6.	INVESTMENTS

During fiscal 2005, the Company purchased an investment consisting of equity securities in Pindi Products, Inc. (“Pindi”), a privately held developer of biometric technology. Management believes that the carrying amount (on the cost method) of $0.1 million was impaired at November 30, 2008 and recorded an impairment charge during the year ended November 30, 2008 which is included in other (loss) income in the accompanying statements of operations (see Note 10).

In May 2006, the Company invested approximately $0.4 million to purchase a 25% interest in Hirsch EMEA (“EMEA”), a privately held company located in Europe. EMEA owns 95% of the outstanding stock of MCV Trading, an Italian subsidiary (“MCV”), which operates and distributes security systems and equipment in Europe, the Middle East and Asia. The stock purchase agreement included a call option and a put option to purchase the remaining outstanding shares of EMEA at a price of 1,000,000 Euro and become exercisable contingent on a change in control of the Company (see Note 3). The Company’s President is a board member of EMEA. At the purchase date, the Company’s investment exceeded the net book value of EMEA’s equity by $0.3 million.

As of August 31, 2008, the Company determined that the investment in EMEA had experienced an other than temporary decline in value, and recorded an impairment charge of $0.3 million, which is included in other (loss) income in the accompanying statements of operations (see Note 10). For the three months ended November 30, 2008, the Company recorded a gain of $11,500, representing the Company’s proportionate share of EMEA’s

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

undistributed net income for the three months ended November 30, 2008, which is included in other (loss) income in the accompanying statements of operations (see Note 10).

During the years ended November 30 2008, 2007 and 2006, the Company had sales of approximately $0.2 million, $0.1 million and $0.1 million, respectively, to MCV. As of November 30, 2008, 2007 and 2006, the Company had receivables of approximately $0.1 million, $43,000 and $5,000, respectively, which is included in accounts receivable in the accompanying balance sheet.

During fiscal 2008, 2007, and 2006, the Company paid commissions to EMEA of approximately $0.1 million, $0.1 million, and $0.1 million, respectively, for the European sales of the Company’s products.

7.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Computer hardware and software	$463	$390	$435
Machinery and equipment	308	308	242
Office equipment	241	238	237
Furniture and fixtures	112	112	114
Leasehold improvements	349	349	349

	1,473	1,397	1,377
Accumulated depreciation and amortization	(1,211)	(1,143)	(1,106)

	$262	$254	$271

8.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Accrued bonuses	$165	$214	$87
Deferred rent	35	—	44
Accrued research and development and acquisition expenses	458	—	—
Other	106	103	107

	$764	$317	$238

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NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	INCOME TAXES

The provision for income tax (benefit) expense consisted of the following as of November 30:

	2008	2007	2006
	(In thousands)

Current:
Federal	$(360)	$959	$1,003
State	(43)	256	208

	(403)	1,215	1,211

Deferred:
Federal	(243)	(56)	(107)
State	(18)	(10)	(13)

	(261)	(66)	(120)

	$(664)	$1,149	$1,091

Differences between the U.S. federal statutory income tax rates and the effective tax rates are as follows for the years ended November 30:

	2008	2007	2006

Tax at U.S. federal statutory rates	(34.00)%	34.00%	34.00%
State taxes, net of federal benefit	(5.91)	5.61	3.54
Permanent differences	.72	.74	.59
Credits	(4.05)	(.45)	(.62)
Tax contingency reserve	1.72
Other	2.43	.42	(1.78)%

Provision for income tax (benefit) expense	(39.09)%	40.32%	35.73%

The components of deferred income taxes were as follows as of November 30:

	2008	2007	2006
	(In thousands)

Depreciation	$39	$37	$15
Reserves	29	4	6
Loss on EMEA	132	8	—
Change in put option derivative liability	226	—	—
FAS 123(R)	9	21	—
Effect on state taxes	—	86	87
Deferred revenue	—	18	—

Total deferred tax asset	$435	$174	$108

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	OTHER INCOME (EXPENSE)

Other income (expense) includes the following non-operating items for the years ended November 30:

	2008	2007	2006
	(In thousands)

Income (loss) on equity method investment	$11	$—	$(20)
Loss on investments	(360)	—	—
Change in put option derivative liability	(518)
Interest income	125	216	159

Total other income (expense)	$(742)	$216	$139

11.	COMMON STOCK PLANS

1997 Incentive Stock Plan

The 1997 Incentive Stock Plan (the “1997 Plan”) provides for the grant of options to employees to purchase shares of the Company’s common stock. The 1997 Plan includes ISOs for which the option price will not be less than the estimated fair market value of the shares of the Company’s common stock on the date of the grant. Such fair values are determined on the date of grant based on an expected life of 10 years, a risk-free interest rate, a volatility based on a blended rate of several quoted public market prices for the common stock of several publicly-traded companies who are major providers and serve a similar market as the Company, and no dividend yield. Options expire within a period of not more than ten years from the date of the grant. Options vest over 4 to 5 years from the date of issuance. The 1997 Plan provides for the issuance of up to 100,000 shares of common stock. As of November 30, 2007, there were 10,000 shares available for issuance under the 1997 Plan.

In February 2006, the Company granted options to purchase a total of 10,000 shares of common stock to an employee. The stock options have an exercise price of $9.50 (estimated by management to be the fair market value of the stock), and were vested immediately upon issuance. Such stock options expire ten years from the date of grant.

	Number of	Weighted-Average
	Shares	Exercise Price

Options outstanding at December 1, 2005	85,000	$8.38
Exercised	—
Granted	10,000	$9.50
Expired	(5,000)	$8.00

Options outstanding at November 30, 2006	90,000	$8.53
Exercised	—
Granted	—
Expired	—

Options outstanding at November 30, 2007	90,000	$8.53
Exercised	15,000	$8.50
Granted	—
Expired	—

Options outstanding and exercisable at November 30, 2008	75,000	$8.53

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

The number of outstanding and exercisable options under the 1997 Plan as of November 30, 2008 is provided below:

	Outstanding			Exercisable
			Weighted-Average			Weighted-Average
Range of	Number of	Weighted-Average	Remaining Life	Number of	Weighted-Average	Remaining Life
Exercise Prices	Shares	Exercise Price	(Years)	Shares	Exercise Price	(Years)

$8.00	40,000	$8.00	4.49	40,000	$8.00	4.49
$9.00	25,000	$9.00	0.38	25,000	$9.00	0.38
$9.50	10,000	$9.50	7.18	10,000	$9.50	7.18

	75,000			75,000

Warrants

From time to time, the Company may grant warrants to third party service providers or directors.

During the years ended November 30, 2007 and 2006, the Company granted warrants to directors to purchase 12,000 and 6,000 shares of the Company’s common stock at an exercise price of $10.00 and $9.50 per share, respectively (estimated by management to be the fair market value of the stock). The warrants vested upon issuance and expire ten years from the date of grant. There were no warrants granted during the year ended November 30, 2008.

In connection with the adoption of SFAS No. 123(R) during the year ended November 30, 2007, the Company recorded stock-based compensation expense totaling $0.1 million associated with warrants to purchase 12,000 shares of the Company’s common stock granted during 2007. An additional $0.1 million of stock-based compensation expense was recorded during the November 30, 2008. The fair value of the 2007 warrant grants amounted to $8.63 using the Black-Scholes option-pricing model. Such fair value was determined on the date of grant based on an expected life of 10 years, a risk-free interest rate of 5.20%, a volatility of 84.9% based on a blended rate of quoted public market prices for the common stock of several publicly-traded companies who are major providers and serve a similar market as the Company, and no dividend yield. The expense related to warrants was included in the Selling, General and administration line in the statement of operations for the year ended November 30, 2008 and 2007.

During each of the years ended November 30, 2008, 2007 and 2006, the Company issued 4,000 shares of common stock pursuant to the exercise of stock warrants for cash proceeds of $34,000, $34,000 and $29,000, respectively.

	Number of	Weighted-Average
	Shares	Exercise Price

Warrants outstanding and exercisable at December 1, 2005	44,000	$8.45
Granted	6,000	$9.50
Exercised	(4,000)	$7.25

Warrants outstanding and exercisable at November 30, 2006	46,000	$8.70
Granted	12,000	$10.00
Exercised	(4,000)	$8.50

Warrants outstanding and exercisable at November 30, 2007	54,000	$9.00
Granted	—	—
Exercised	(4,000)	$8.50

Warrants outstanding and exercisable at November 30, 2008	50,000	$9.04

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

The number of outstanding and exercisable warrants as of November 30, 2008 is provided below:

	Outstanding and Exercisable
			Weighted-Average
	Number of	Weighted-Average	Remaining Life
Range of Exercise Prices	Shares	Exercise Price	(Years)

$ 8.00 to $ 8.50	18,000	$8.00	4.09
$ 9.00 to $ 9.50	20,000	$9.40	4.56
$10.00 to $10.50	12,000	$10.00	9.27

	50,000

Notes Receivable for Common Stock

Included in stockholders’ equity as of November 30, 2007 and 2006 are two notes receivable from stockholders. One note has annual interest at the prime rate (7.5% at November 30, 2007), was payable to the Company on demand and was paid in full during the year ended November 30, 2008. The note was issued as consideration for 10,000 shares of the Company’s common stock. The other note had an annual interest rate of prime rate (8.25% at November 30, 2006) plus 2% and was paid in full during the year ended November 30, 2007. The note was issued as consideration for 17,415 shares of the Company’s common stock. During the years ended November 30, 2008, 2007 and 2006, the Company collected $0.1 million, $40,000 and $8,000, respectively, of principal on the notes.

12.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under operating leases with expiration dates through fiscal 2012. In November 2007, the Company exercised its five-year option to renew its seven-year noncancelable building lease commencing December 1, 2007. This lease also includes a scheduled base rent increase of 3.0% per year over the term of the lease. At November 30, 2008 and 2006, deferred rent expense totaled approximately $35,000 and $44,000, respectively and is included in other accrued liabilities in the accompanying balance sheet. There was no deferred rent expense at November 30, 2007. Rent expense under the operating leases was approximately $0.5 million, $0.4 million and $0.4 million for the years ended November 30, 2008, 2007 and 2006, respectively.

At November 30, 2008, future minimum lease payments under noncancelable operating leases are as follows for the fiscal years ending November 30:

(In thousands)

2009	$487
2010	469
2011	472
2012	486

Total minimum lease payments	$1,914

Merger Termination

The Company entered into an Agreement and Plan of Merger with SCM Microsystems, Inc. (“SCM”). Under certain circumstances Hirsch may be required to pay SCM a termination fee of $1.5 million, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by SCM in connection with the merger agreement, the ancillary agreements, and the merger.

HIRSCH ELECTRONICS CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

13.	BENEFIT PLAN

The Company has a 401(k) plan that covers substantially all employees. Employer contributions to the plan are made at the discretion of the Board of Directors. The Company made no contributions for the years ended November 30, 2008, 2007 and 2006. The Company paid administrative expenses on behalf of the plan of approximately $5,000 for each of the years ended November 30, 2008, 2007 and 2006.

14.	ROYALTY AGREEMENT AND RELATED PARTY TRANSACTIONS

Effective November 1994, the Company entered into a settlement agreement with two limited partnerships, Secure Keyboards, Ltd. (“Keyboards”) and Secure Networks, Ltd. (“Networks”), which are related to the Company through certain common shareholders and limited partners, including the Company’s President, who owns 14% of the Company, 30% of Keyboards, and 9% of Networks. Under the terms of a previous agreement, the Company purchased the exclusive rights to certain patents and technology from Keyboards and Networks.

Under the terms of the settlement agreement, the Company has agreed to pay a royalty of 4.25% to Keyboards for the period from December 1, 1994 to December 31, 2020 and 5.5% to Networks for the period from December 1, 1994 to December 31, 2011, based on an allocation of revenues recognized by the Company starting at 55% and 45% of the Company’s revenues for Keyboards and Networks, respectively. The royalty is payable when cash is received for the revenue recognized. The overall allocation of revenues recognized, upon which the respective royalty is calculated, will increase by 2.08% annually for Keyboards and decrease by 2.08% annually for Networks through December 31, 2011. No royalties will be payable to Networks for revenues recognized after December 31, 2011. The final payment to Networks is due on January 30, 2012. From January 1, 2012 to December 31, 2020, the royalty to Keyboards will be based on 4.25% of all revenues recognized by the Company. The final royalty payment to Keyboards is due on January 30, 2021.

During the years ended November 30, 2008, 2007 and 2006, the Company paid approximately $1.0 million, $1.0 million and $0.9 million, respectively, in royalties to Keyboards and Networks combined. At November 30, 2008, 2007 and 2006, the Company had a royalty payable of approximately $0.3 million, $0.4 million and $0.4 million, respectively, to Keyboards and Networks combined.

15.	SUBSEQUENT EVENTS

On December 10, 2008, the Company entered into an Agreement and Plan of Merger with SCM Microsystems, Inc. For each of the Hirsch shares outstanding, at the effective time of the Merger Hirsch stockholders will receive $3.00 cash, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise of $3.00. At the effective time, the Merger Agreement also provides that outstanding warrants to purchase shares of Hirsch common stock will be converted into warrants to acquire shares of SCM’s Common Stock, and outstanding options to purchase shares of Hirsch common stock will be cancelled. The completion of the merger is contingent upon customary conditions of closing, including regulatory clearances and the approval of the stockholders of both companies. The merger is expected to close during the Company’s 2009 fiscal year.

In December 2008, Hirsch entered into an agreement with the remaining shareholders representing 71% ownership of EMEA to purchase their shares for consideration of $0.5 million in cash and 100,000 shares of Hirsch common stock, making EMEA a wholly-owned subsidiary of Hirsch.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 10, 2008, SCM Microsystems, Inc. (“SCM” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hirsch Electronics Corporation, a California corporation (“Hirsch”), and two wholly owned subsidiaries of SCM (formed solely for the purposes of effecting the merger). The Merger Agreement provides that subject to the satisfaction or waiver of the conditions set forth therein, through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly owned subsidiary of SCM (the “Merger”). The Merger is conditioned, among other things, on the Merger Agreement being approved by the stockholders of each of SCM and Hirsch, and shares of SCM’s common stock and warrants to be issued in the Merger being registered on an effective registration statement and authorized for listing on the NASDAQ.

Pursuant to the proposed merger, the security holders of Hirsch will receive a combination of SCM common stock, warrants and cash, for a total valuation that will be determined based on the price of SCM stock at the time of closing. For each of the approximately 4,705,735 Hirsch shares outstanding, at the effective date of the Merger Hirsch stockholders will receive $3.00 in cash, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise price of $3.00. At the effective date, the Merger Agreement also provides that outstanding warrants to purchase shares of Hirsch common stock will be converted into warrants to acquire shares of SCM’s common stock, and outstanding options to purchase shares of Hirsch common stock will be cancelled.

This unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of both SCM’s and Hirsch’s and the historical financial statements and accompanying notes of Hirsch (contained elsewhere in this joint proxy statement/information statement and prospectus), and SCM’s historical financial statements and accompanying notes (contained elsewhere in this joint proxy statement/information statement and prospectus) and appearing in its historical periodic SEC filings including Forms 10-K and 10-Q. The financial statements of Hirsch and SCM have been prepared in conformity with the accounting principles generally accepted in the United States of America (US GAAP).

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 reflects the merger and related events as if they had been consummated on September 30, 2008. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 reflect the merger and related events as if they had been consummated on January 1, 2007, the beginning of SCM’s 2007 fiscal year. The unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of SCM. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, cost of sales resulted from step up of inventory at fair value, amortization charges from acquired intangible assets, reduction in royalty expense due to fair value adjustment of contingent liabilities assumed related to royalties payable to related parties, and related income tax effects. In addition, with respect to the unaudited pro forma condensed combined balance sheet at September 30, 2008, management estimated the fair value of Hirsch’s assets acquired and liabilities assumed as of September 30, 2008, based on the purchase price allocation performed as of the December 10, 2008 Merger Agreement signing date.

The unaudited pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008

	SCM	Hirsch	Hirsch EMEA	Combined
					Pro Forma		Pro Forma
	(Historical)				Adjustments		Combined
	(In thousands)

Current assets:
Cash and cash equivalents	$25,020	$4,590	$102	$29,712	$(14,117)	A	$15,095
					(500)	B
Accounts receivable, net	6,368	3,380	230	9,978	(223)	C	9,755
Inventories	4,321	2,134	144	6,599	1,367	D	7,966
Note receivable		55		55			55
Deferred income taxes		236		236	276	I	512
Income taxes receivable		847		847			847
Other current assets	1,310	282	176	1,768			1,768

Total current assets	37,019	11,524	652	49,195	(13,197)		35,998

Property and equipment, net	1,313	268	19	1,600			1,600
Investments		37		37	(37)	E
Goodwill					7,511	F	7,511
Intangible assets, net	321	41		362	21,375	G	21,737
Deferred income taxes		155		155	2,364	I	2,519
Other assets	1,947	37		1,984			1,984

Total assets	$40,600	$12,062	$671	$53,333	$18,016		$71,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,484	$664	$543	$3,691	$(223)	C	$3,468
Royalties payable to related parties		339		339	690	J	1,029
Accrued expenses	6,518	845		7,363			7,363
Derivative liabilities		413		413	(413)	H
Other liabilities
Deferred revenue		60		60			60
Income taxes payable	245			245			245

Total current liabilities	9,247	2,321	543	12,111	54		12,165
Deferred income taxes	74			74	8,567	K	9,188
					547	L
Long-term income taxes payable	142			142			142
Long-term royalties payable to related parties					5,910	J	5,910
Stockholders’ equity:
Common stock	16		161	177	(161)	N	25
					9	O
Additional paid-in capital	229,675	4,514	375	234,564	7,909	M	242,473
Treasury stock	(2,777)			(2,777)			(2,777)
Note receivable for common stock		(65)		(65)	65	N
Accumulated earnings (deficit)	(198,077)	5,292	(459)	(193,244)	(4,833)	N	(198,077)
Accumulated other comprehensive income	2,300		51	2,351	(51)	N	2,300

Total stockholders’ equity	31,137	9,741	128	41,006	2,938		43,944

Total liabilities and stockholders’ equity	$40,600	$12,062	$671	$53,333	$18,016		$71,349

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	SCM	Hirsch	Hirsch EMEA	Combined
					Pro Forma		Pro Forma
	(Historical)				Adjustments		Combined
	(In thousands except per share amounts)

Net revenue	$30,435	$21,990	$682	$53,107	$(154)	P	$52,953
Cost of revenue	17,781	10,492	153	28,426	(154)	P	29,939
					300	Q
					1,367	R
Royalties to related parties		993		993	(801)	S	192

Gross profit	12,654	10,505	529	23,688	(866)		22,822

Operating expenses:
Research and development	3,123	1,206		4,329			4,329
Selling and marketing	6,603	5,472	484	12,559			12,559
General and administrative	7,132	1,194		8,326			8,326
Amortization of intangibles	272			272	628	Q	900
Restructuring	(4)			(4)			(4)

Total operating expenses	17,126	7,872	484	25,482	628		26,110

Gain (loss) from operations	(4,472)	2,633	45	(1,794)	(1,494)		(3,288)
Interest income (expense)	1,639	215	(8)	1,846	(684)	T	1,162
Foreign currency gains (losses) and other income (expense), net	(346)		20	(326)			(326)

Gain (loss) from continuing operations before income taxes	(3,179)	2,848	57	(274)	(2,178)		(2,452)
Benefit (provision) for income taxes	(113)	(1,148)	(75)	(1,336)	598	U	(738)

Gain (loss) from continuing operations	(3,292)	1,700	(18)	(1,610)	(1,580)		(3,190)
Loss from discontinued operations, net of income taxes	(215)			(215)			(215)
Gain on sale of discontinued operations, net of income taxes	1,586			1,586			1,586

Net income (loss)	$(1,921)	$1,700	$(18)	$(239)	$(1,580)		$(1,819)

Basic and diluted loss per share from continuing operations	$(0.21)						$0.13

Basic and diluted income per share from discontinued operations	$0.09						$0.06

Basic and diluted net loss per share	$(0.12)						$(0.07)

Shares used to compute basic and diluted income (loss) per share	15,725				9,411	V	25,136

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

	SCM	Hirsch	Hirsch EMEA	Combined
					Pro Forma		Pro Forma
	Historical				Adjustments		Combined
	(In thousands except per share amounts)

Net revenue	$19,377	$17,148	$401	$36,926	$(291)	P	$36,635
Cost of revenue	10,961	8,184	254	19,399	(291)	P	19,333
					225	Q
Royalties to related parties		764		764	(616)	S	148

Gross profit	8,416	8,200	147	16,763	391		17,154

Operating expenses:
Research and development	3,058	3,029		6,087			6,087
Selling and marketing	7,010	4,416	336	11,762			11,762
General and administrative	4,718	920		5,638			5,638
Amortization of intangibles					471	Q	471
Restructuring							0

Total operating expenses	14,786	8,365	336	23,487	471		23,958

Loss from operations	(6,370)	(165)	(189)	(6,724)	(80)		(6,804)
Interest income (expense)	642	107		749	(325)	T	424
Foreign currency gains (losses) and other income (expense), net	(935)	(773)		(1,708)			(1,708)

Loss from continuing operations before income taxes	(6,663)	(831)	(189)	(7,683)	(405)		(8,088)
Benefit (provision) for income taxes	(151)	294		143	32	U	175

Loss from continuing operations	(6,814)	(537)	(189)	(7,540)	(373)		(7,913)
Gain from discontinued operations, net of income taxes	273			273			273
Gain on sale of discontinued operations, net of income taxes	553			553			553

Net loss	$(5,988)	$(537)	$(189)	$(6,714)	$(373)		$(7,087)

Basic and diluted loss per share from continuing operations	$(0.43)						$(0.31)

Basic and diluted income per share from discontinued operations	$0.05						$0.03

Basic and diluted net loss per share	$(0.38)						$(0.28)

Shares used to compute basic and diluted income (loss) per share	15,743				9,411	V	25,154

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting and was based on the historical financial statements of SCM and Hirsch. The purchase method of accounting was based on Statement on Financial Accounting Standard or SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)) issued by the Financial Accounting Statement Board (“FASB”) in December 2007. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. Since our acquisition of Hirsch will close in fiscal year 2009, we applied the provisions of SFAS No. 141 (R) for the purpose of our pro forma disclosures. SCM’s fiscal year ends on December 31 of each year and Hirsch’s fiscal year ends on November 30 of each year. The unaudited pro forma condensed combined balance sheet as of September 30, 2008 combines the historical SCM balance sheet as of September 30, 2008 and Hirsch balance sheet as of August 31, 2008 as if the Merger had closed on September 30, 2008. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 combine the historical SCM and Hirsch statements of operations for their respective twelve months ended fiscal year 2007 and nine months ended fiscal year 2008 as if the Acquisition had closed on January 1, 2007. The statement of operations of Hirsch for the twelve months ended fiscal year 2007 and nine months ended fiscal year 2008 have been regrouped and reclassified to match the groupings of SCM’s statement of operations and are prepared in accordance with the recognition, valuation and disclosure principles used by SCM. As a result, some of the line items in Hirsch’s historical audited statement of operations for the twelve months ended fiscal year 2007 will not agree to the pro forma statement of operations of Hirsch for the twelve months ended fiscal year 2007.

Hirsch’s historical balance sheet as of August 31, 2008 and historical statement of operations for the nine months ended August 31, 2008 were derived by subtracting the financial information for the three months ended November 30, 2008 from the audited financial statements as of November 30, 2008.

As of December 10, 2008, the Merger Agreement date, Hirsch owned 29.4% of the outstanding shares of Hirsch EMEA, Inc. (Hirsch EMEA), a British Virgin Islands company. Hirsch EMEA means Hirsch EMEA, Inc. together with each of its other subsidiaries. At the date of closing of the merger, Hirsch shall have purchased all of the outstanding shares of Hirsch EMEA for an aggregate of $0.5 million in cash and 100 thousand shares of Hirsch Common Stock. Accordingly, the Hirsch EMEA financial information is included in the unaudited pro forma condensed combined balance sheet as of September 30, 2008 as if the purchase of the outstanding shares of Hirsch EMEA had been consummated on September 30, 2008 and in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 as if the purchase of the outstanding shares of Hirsch EMEA had been consummated on January 1, 2007.

2.	Purchase Price Allocation

On December 10, 2008, SCM entered into the Merger Agreement with Hirsch. Under the terms of the Merger Agreement, in exchange for all of the outstanding capital stock of Hirsch, SCM will pay an aggregate of $14.1 million in cash and will issue 9,411,470 shares of SCM Common Stock at the closing. In addition, SCM will issue 4,705,735 warrants to purchase SCM common stock at an exercise price of $3.00. The Merger Agreement also provides that each warrant to purchase shares of Hirsch common stock outstanding that has not terminated or exercised immediately prior to the effective date of the Merger will be converted into a warrant to purchase the number of shares of SCM common stock equal to the number of shares of Hirsch common stock that could have been purchased upon the full exercise of such warrants, multiplied by the conversion ratio, rounded down to the nearest whole share. The per share exercise price for each new warrant to purchase SCM common stock will be determined by dividing the per share exercise price of the Hirsch common stock subject to each warrant as in effect immediately prior to the effective date of the Merger by the conversion ratio, and rounding that result up to the nearest cent. “Conversion ratio” means the quotient obtained by dividing the aggregate value of the merger consideration per Hirsch common stock, divided by the 30-day volume weighted average price of SCM’s common

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

stock (as reported on the NASDAQ Stock Market during the 30 days preceding the day prior to the day of the effective date of the Merger). The acquisition will be accounted for under the purchase method of accounting under SFAS No. 141(R), and under this method of accounting, the total purchase price was approximately $26,924 thousand as of the date when the Merger Agreement was signed. As the total purchase price is dependent on the closing price of SCM’s common stock as of the date of closing of the merger, the final total purchase price can materially differ from the value estimated for these unaudited pro forma condensed combined financial statements.

The following table summarizes the components of the estimated total purchase price determined for accounting purposes of these pro forma condensed combined financial statements (in thousands):

Cash paid for Hirsch common stock	$14,117
Fair value of common stock issued	11,953
Fair value of warrants issued	701
Fair value of warrants converted	153
Total purchase price	$26,924

The fair value of the shares of SCM common stock issued was estimated using the closing price of SCM’s common stock on December 10, 2008 (the merger agreement signing date), or $1.27 per share.

The purchase consideration was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management’s best estimates, assuming the Acquisition had closed on September 30, 2008. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

SCM has obtained a preliminary third-party valuation of intangible assets and liability assumed related to royalties payable to related parties, which will be finalized upon completion of the merger; thus the provisional measurements of intangible assets, liability related to royalties payable to related parties, and the resulting goodwill and deferred income taxes are subject to change. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Hirsch’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Hirsch’s assets, liabilities and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will also impact the combined statements of operations due to adjustments in amortization or accretion related to the adjusted assets or liabilities. The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of September 30, 2008 was prepared based on management’s best estimates of the fair value of assets acquired and liabilities assumed.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

As described above, Hirsch shall have purchased all of the outstanding shares of Hirsch EMEA before the Merger closes. Accordingly, the purchase price is allocated to the combined assets and liabilities of Hirsch and Hirsch EMEA as presented below (in thousands):

Cash & cash equivalents	4,192
Accounts receivable, net	3,387
Inventories	3,645
Notes receivable and other assets	550
Deferred taxes and tax receivable	1,239
Property and equipment	286
Accounts payable	(984)
Royalties payable to related parties	(339)
Accrued expenses	(845)
Deferred revenue	(60)
Amortizable intangible assets:
Developed technology	4,500
Customer relationships	9,416
Indefinite lives (Unamortizable) intangible assets:
Trade names	7,500
Deferred tax liabilities in connection with acquired intangibles assets and inventory fair value adjustment	(9,114)
Fair value of liabilities assumed related to royalties payable to related parties	(6,600)
Deferred tax assets in connection with liabilities assumed related to royalties payable to related parties	2,640
Goodwill	7,511

Total estimated purchase price	$26,924

See further discussion of purchase accounting adjustments in Note 3.

Intangible assets of $21,416 thousand consist primarily of developed technology, customer relationships, and trade names. Developed technology relates to Hirsch’s contributory nature of technology which is currently generating revenue. Customer relationships relate to Hirsch’s ability to sell existing, in-process and future versions of its products to its existing customers. Trade names represent future value to be derived associated with the use of existing trade names. Of the $21,416 thousand of acquired intangible assets, $7,500 thousand was provisionally assigned to registered trade names that are not subject to amortization. The remaining amount of $13,916 thousand of acquired intangible assets is subject to amortization. SCM expects to amortize developed technology and customer relationships over their expected useful life of 15 years. Assumed liabilities related to royalties payable to related parties is estimated based on a future stream of revenues. The Company has estimated the acquisition date fair value of these liabilities to be $6,600 thousand, based on a discounted cash flow valuation technique. As noted earlier, the fair value of the acquired identifiable intangible assets and liabilities assumed related to royalties payable to related parties is provisional pending completion of the final valuation.

Of the total estimated purchase price, $7,511 thousand was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

In accordance with the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations is tested for impairment at least annually (or more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3.	Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Acquisition was completed on September 30, 2008 for balance sheet purposes and on January 1, 2007 for statement of operations purposes and reflect the following pro forma adjustments:

(A) Adjustment to record payment of approximately $14,117 thousand in cash for Hirsch common stock.

(B) Adjustment to record payment of approximately $500 thousand in cash for Hirsch EMEA common stock.

(C) Adjustment to eliminate intercompany accounts receivable and accounts payable between Hirsch and Hirsch EMEA due to consolidation of Hirsch EMEA by Hirsch upon acquisition.

(D) Adjustment to record acquired inventory at fair value.

(E) Adjustment to eliminate the investment in Hirsch EMEA due to consolidation of Hirsch EMEA by Hirsch upon acquisition.

(F) Adjustment to record the goodwill resulting from the Merger.

(G) Adjustment to record the fair value of intangible assets acquired, which includes developed technology, customer relationships and trade names.

(H) Adjustment to eliminate valuation of put option for outstanding shares in Hirsch EMEA.

(I) Adjustment to record deferred tax assets for fair value of liabilities assumed related to royalties payable to related parties.

(J) Adjustment to record the fair value of liabilities assumed related to royalties payable to related parties.

(K) Adjustment to record deferred tax liabilities related to identifiable intangible assets.

(L) Adjustment to record deferred tax liabilities related to fair value adjustment on inventory.

(M) To adjust additional paid-in capital as follows (in thousands):

Eliminate Hirsch’s historical shareholders’ equity	$(4,514)
Eliminate Hirsch EMEA’s historical shareholders’ equity	(375)
Fair value of SCM common stock issued in connection with the acquisition	11,944
Fair value of SCM stock warrants issued in connection with the acquisition	854

Total	$7,909

(N) Adjustment to eliminate Hirsch’s and Hirsch EMEA’s historical common stock, accumulated earnings, accumulated other comprehensive income and note receivable.

(O) Adjustment to include the par value of common stock issued as a purchase consideration.

(P) Adjustment to eliminate intercompany revenue and cost of revenue between Hirsch and Hirsch EMEA.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(Q) To record amortization of the acquired intangible assets as follows (in thousands):

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2008	2007

Amortization of acquisition-related intangible assets presented as part of the following captions:
Cost of revenue (related to developed technology)	$225	$300
Amortization intangible assets (related to customer relationships)	471	628

Total	$696	$928

(R) Adjustment to record the cost of revenue resulting from step up of inventory fair value.

(S) Adjustment to reduce royalty expense due to recording of liabilities assumed related to royalties payable to related parties during purchase price accounting.

(T) To decrease interest income by applying the average rate of return for the respective periods to the assumed net decrease in SCM’s cash balance of approximately $14,117 thousand used to fund the Merger.

(U) To record income tax impact of pro forma adjustments. The pro forma combined benefit from income taxes does not reflect the amounts that would have resulted had SCM and Hirsch filed consolidated income tax returns during the periods presented.

(V) The pro forma basic and diluted net loss per share is based on the historical weighted-average number of shares of SCM common stock used in computing basic and diluted net loss per share, plus approximately 9.4 million shares of SCM common stock assumed to be issued in connection with the Merger.

Annex A
AGREEMENT AND PLAN OF MERGER
among
SCM MICROSYSTEMS, INC.,
DEER ACQUISITION, INC.,
HART ACQUISITION LLC
and
HIRSCH ELECTRONICS CORPORATION
Dated as of December 10, 2008

(Continued)

(Continued)

(Continued)
Index of Exhibits and Annexes

Annex A	Parties to Stockholder Agreement

Annex B	Parties to New Employment Agreements

Annex C	Parties to Non-Competition Agreements

Annex D	Directors and Officers of Interim Surviving Corporation and Final Surviving Entity

Annex E	Illustrative Calculation of Conversion Ratio

Exhibit A	Form of Company Voting Agreement

Exhibit B	Form of Stockholder Agreement

Exhibit C	Form of New Employment Agreement

Exhibit D	Form of Non-Competition Agreement

Exhibit E	First-Step Certificate of Merger

Exhibit F	Second-Step Certificate of Merger

Exhibit G	Form of Warrant Agreement

Exhibit H	EMEA Purchase Agreement

iv

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2008 (this “Agreement”), is between SCM Microsystems, Inc., a Delaware corporation (the “Acquiror”), Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Acquiror (“First-Step Merger Sub”), Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Acquiror (“Second-Step Merger Sub”) and Hirsch Electronics Corporation, a California corporation (the “Company”).
RECITALS
     WHEREAS, the Acquiror, First-Step Merger Sub and the Company intend to effect a merger of First-Step Merger Sub with and into the Company (the “First-Step Merger”) in accordance with this Agreement and the Cal Code (as defined below), with the Company to be the surviving corporation of the First-Step Merger as a wholly owned subsidiary of the Acquiror (the Company, as the surviving corporation after the First-Step Merger, the “Interim Surviving Corporation”);
     WHEREAS, it is intended that, as soon as practicable following the First-Step Merger, the Interim Surviving Corporation shall be merged with and into Second-Step Merger Sub (the “Second-Step Merger” and, together with the First-Step Merger, the “Merger”) in accordance with this Agreement and the Cal Code (as defined below), and the DGCL (as defined below), with Second-Step Merger Sub to be the surviving entity of the Second-Step Merger as a wholly owned subsidiary of the Acquiror (but treated as a disregarded entity for tax purposes) (the surviving entity after the Second-Step Merger, the “Final Surviving Entity”);
     WHEREAS, the respective boards of directors of Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company have deemed this Agreement and the transactions contemplated hereby, including the Merger, to be fair to and in the best interests of their respective shareholders, and approved and declared advisable the Merger upon the terms and subject to he conditions of this Agreement;
     WHEREAS, the respective boards of directors of Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company have approved and adopted this Agreement;
     WHEREAS, Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
     WHEREAS, concurrently with the execution of this Agreement, the Acquiror Board has amended the Preferred Stock Rights Agreement to prevent the Merger and the other transactions contemplated hereby from triggering the rights thereunder;
     WHEREAS, as an inducement for the Acquiror, First-Step Merger Sub and Second-Step Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, holders of approximately 22% (as of the date hereof) of the outstanding shares of common stock, no par value, of the Company (the “Company Common Stock”), have concurrently with the execution of this Agreement entered into (or with respect to shares beneficially owned by one of the directors that are held in record name by CEDE & Co., will enter into within 30 days) agreements substantially in the form of Exhibit A attached hereto (the “Company Voting Agreements”) with Acquiror and the Company pursuant to which, among other things, such shareholders have irrevocably agreed to vote or cause to be voted, and granted to designees of Acquiror a proxy to vote, all shares of Company Common Stock currently beneficially owned by them, and all shares of Company Common Stock that may in the future become beneficially owned by them, in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements;
     WHEREAS, as an inducement for the Acquiror First-Step Merger Sub and Second-Step Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution of this Agreement, the individuals set forth on Annex A attached hereto have entered into a stockholders’ agreement substantially in the form of Exhibit B attached hereto (the “Stockholder Agreement”);
     WHEREAS, as an inducement for the Acquiror, First-Step Merger Sub and Second-Step Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution of this Agreement, the employees of the Company set forth on Annex B hereto have entered into employment agreements substantially in the form of Exhibit C attached hereto (the “New Employment Agreements”), and the individual set forth on Annex C attached hereto have entered into non-competition agreements substantially in the form of Exhibit D attached hereto (the “Non-Competition Agreements”); and
     WHEREAS, the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company intend for federal income tax purposes that the First-Step Merger and the Second-Step Merger (collectively, the “Reorganization”), qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), within the manner described in Revenue Ruling 2001-46, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Tax Code.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Acquiror Board” shall mean the Board of Directors of the Acquiror.

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          “Acquiror Common Stock” means the common stock, par value $0.001 per share, of Acquiror.
          “Acquiror Material Adverse Effect” means any event, change, occurrence or effect that (a) would have a material adverse effect on the business, operation, assets, liabilities, condition (financial or otherwise) or results of operations or prospects of the Acquiror and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Acquiror of its obligations under this Agreement or the consummation by the Acquiror of the transactions contemplated hereby, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes in the trading volume or market price of the Acquiror Common Stock in and of itself, (iii) general changes or developments in any of the industries in which the Acquiror or its Subsidiaries operate, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any outbreak or escalation of hostilities or war or any act of terrorism or (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby.
          “Acquiror Material Contract” means any Contract that would be required to be filed by the Acquiror as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
          “Acquiror Option Plans” means, collectively, the Acquiror 1997 Stock Plan, the Acquiror 1997 Employee Stock Purchase Plan, the Acquiror 1997 Director Option Plan, the Dazzle Multimedia, Inc. 1998 Stock Option Plan, the Acquiror 2000 Nonstatutory Stock Option Plan, the Dazzle Multimedia, Inc. 2000 Stock Option Plan, and the Acquiror 2007 Stock Option Plan.
          “Acquiror Shareholders” means holders of shares of Acquiror Common Stock.
          “Acquiror Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal made by a Person other than the Company or its Affiliates (a) for consideration and on terms which the Acquiror’s Board determines, in its good faith judgment after consultation with the Acquiror’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, require Acquiror to forego the Merger and the other transactions contemplated hereby and be more favorable to the Acquiror Shareholders than those provided hereunder (including any adjustment to the terms and conditions proposed by the Company in response to such proposal pursuant to Section 5.5(c)(ii) or otherwise, and including any break-up fees and expense reimbursement provisions), and (b) that the Acquiror’s Board determines in its good faith judgment is reasonably likely of being completed on the terms proposed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal and the Person making such proposal; provided, that, for the purposes of this definition of “Acquiror Superior Proposal” references in the definition of “Acquisition Proposal” to 50% shall be changed to 80%.
          “Acquisition Proposal” means, (i) with respect to the Company, any inquiry, proposal or offer from any Person or group of Persons (other than an inquiry, proposal or offer

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from the other party hereto) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries, that generate 15% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 10% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement; or (ii) with respect to the Acquiror, any inquiry, proposal or offer from any Person or group of Persons (other than an inquiry, proposal or offer from the other party hereto) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Acquiror or its Subsidiaries, that generate 50% or more of the net revenues or net income or that represent 50% or more of the total assets (based on fair market value), of the Acquiror and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 50% or more of any class of capital stock, other equity security or voting power of the Acquiror or any resulting parent company of the Acquiror, (C) involving the Acquiror or any of its Subsidiaries, individually or taken together, whose businesses constitute 50% or more of the net revenues, net income or total assets (based on fair market value) of the Acquiror or its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.
          “Acquiror Proxy Statement” means any such proxy statement or any other soliciting material to be distributed to shareholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith, together with all amendments and supplements thereto, in each case in the form mailed or delivered to Acquiror Shareholders.
          “Action” means any claim, counterclaim, action, suit, dispute, inquiry, proceeding (administrative or otherwise), audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including any Subsidiary of such Person.
          “Aggregate Value of the Merger Consideration Per Share” means the aggregate dollar value of the Merger Consideration Per Share, with the value of the Acquiror Common Stock to be calculated based on the 30-day volume weighted average price of Acquiror Common

4

Stock, as reported on Nasdaq during the 30 days preceding the day prior to the day of the Effective Time, and the value of the Acquiror Warrants determined using the Black-Scholes pricing model and such assumptions as Acquiror and the Company deem reasonable and appropriate.
          “Ancillary Agreements” means the Company Voting Agreement, the Stockholder Agreement, the New Employment Agreements, the Non-Competition Agreements, and the Warrant Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Effective Time in connection with this Agreement or the transactions contemplated hereby.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the states of Delaware, New York or California, or the country of Germany.
          “Company Board” means the Board of Directors of the Company.
          “Company Information Statement” means any such information statement or any other soliciting material to be distributed to shareholders in connection with the Merger, together with all amendments and supplements thereto, in each case in the form mailed or delivered to Company Shareholders.
          “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect that (a) would have a material adverse effect on the business, operation, assets, liabilities, condition (financial or otherwise) or results of operations or prospects of the Company and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated hereby, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (iv) any outbreak or escalation of hostilities or war or any act of terrorism or (v) the announcement or pendency of this Agreement and the transactions contemplated hereby.
          “Company Option” means each outstanding option to purchase shares of Company Common Stock, whether granted under the Company Option Plans or otherwise.
          “Company Option Plans” means the Company Incentive Stock Option Plan, dated May 6, 1998, the Company Incentive Stock Option Plan, dated April 10, 1985 and any other option, equity or similar plan of the Company or any of its Subsidiaries.
          “Company Shareholders” means holders of shares of Company Common Stock.
          “Company Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal made by a Person other than the Acquiror, First-Step Merger Sub, Second-Step Merger Sub or their Affiliates (a) for consideration and on terms which the Company’s

5

Board determines, in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, be more favorable to the Company Shareholders than those provided hereunder (including any adjustment to the terms and conditions proposed by the Acquiror in response to such proposal pursuant to Section 5.5(c)(i) or otherwise, and including any break-up fees and expense reimbursement provisions), and (b) that the Company’s Board determines in its good faith judgment is reasonably likely of being completed on the terms proposed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal and the Person making such proposal; provided, that, for the purposes of this definition of “Company Superior Proposal” references in the definition of “Acquisition Proposal” to 10% or 15% shall be changed to 80%.
          “Company Transaction Expenses” means all fees and expenses payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, (i) any fees and expenses payable to any and all attorneys, accountants, financial advisors and other professionals, (ii) any change of control, severance of other similar payments and (iii) any bankers’, brokers’ or finders’ fees for persons not engaged by the Acquiror, First-Step Merger Sub or Second-Step Merger Sub; provided, however, that the fees and expenses of accountants relating to the audit of the Company and its Subsidiaries for the fiscal year ended November 30, 2008 shall not be deemed “Company Transaction Expenses” hereunder.
          “Company Warrants” means warrants outstanding to purchase shares of the Company Common Stock.
          “Consent” means any consent, approval, waiver, release, exemption, notice, authorization, qualification, registration, declaration, filing, Permit, order or similar item.
          “Contract” means any contract, agreement, arrangement, commitment, understanding or other obligation, whether written or oral, including without limitation, any note, bond, mortgage, indenture, lease, license, Permit, or franchise.
          “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Conversion Ratio” means the quotient equal to (i) Aggregate Value of the Merger Consideration Per Share divided by (ii) the 30-day volume weighted average price of Acquiror’s Common Stock, as reported on Nasdaq during the 30 days preceding the day prior to the day of the Effective Time.
          “DGCL” means the Delaware General Corporation Law, including, without limitation, the Delaware Limited Liability Company Act.

6

          “EMEA” means Hirsch EMEA, Inc. (fka tSecu Inc), together with MCV Trading SRL, and each of its other Subsidiaries.
          “Employee” means, as to the Company, any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries and, as to the Acquiror, any current or former employee, consultant, independent contractor or director of the Acquiror or any of its Subsidiaries.
          “Employment Agreement” means each employment, severance, separation, settlement, relocation, repatriation, expatriation arrangement or other Contract (including, any offer letter or any agreement providing for acceleration of the vesting of Company Options or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any Employee.
          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
          “ERISA Affiliate” means, as to the Company, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means United States generally accepted accounting principles and practices, consistently applied, as in effect on the date hereof.
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory (including any stock exchange) or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
          “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
          “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or Governmental Authority: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product

7

roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
          “Joint Proxy Statement” means the Company Information Statement together with the Acquiror Proxy Statement, together with all amendments and supplements thereto.
          “knowledge,” with respect to a party, means the knowledge of any officer or director of such party and such knowledge as would be imputed to such persons upon due inquiry.
          “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
          “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, or does in fact use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
          “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
          “Nasdaq” means the NASDAQ Global Market, any successor inter-dealer quotation system operated by The NASDAQ Stock Market, LLC or any successor thereto.
          “Maximum Number of Company Shares” means (A) 4,705,735 (assuming the purchase of EMEA is complete prior to the Effective Time) or, in the event the purchase of EMEA is not complete, 4,605,735, plus (B) the number of shares of Company Common Stock, if any, that are actually issued prior to the Effective Time as the result of the exercise prior to the Effective Time of any Company Option or Company Warrant that was outstanding on, and disclosed to Acquiror on or prior to, the date hereof and that was duly exercised in accordance with its respective terms and conditions without any amendment thereto, less (C) the number of Dissenting Shares, less (D) any shares of Company Common Stock described in Sections 2.8(a)(iii) or (v).
          “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
          “Permits” means all permits, licenses, franchises, approvals, certificates, Consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations

8

of any Governmental Authority necessary for the applicable Person to own, lease and operate its properties and to carry on its business as currently conducted and proposed to be conducted.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Preferred Stock Rights Agreement” means the preferred stock rights agreement, dated November 8, 2002, between Acquiror and American Stock Transfer and Trust Company.
          “Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves, or within the past five years has served, as a director, officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.
          “Representative” means, with respect to any Person, their respective officers, directors, principals, Employees, financial and legal advisors, counsel, auditors, agents, lenders, bankers and other representatives.
          “Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Settlement Agreement” means the settlement agreement between the Company, Secure Keyboards, Ltd. and Secure Networks, Ltd., dated November 14, 1994, as amended.
          “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries. All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person. Notwithstanding anything to the contrary contained herein, EMEA and its subsidiaries shall each be deemed to be a Subsidiary of the Company for all purposes hereunder.
          “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in

9

clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
2007 Financial Statements	3.6(a)
2008 Financial Statements	3.6(a)
2008 Subsidiary Financial Statements	3.6(a)
Acquiror	Preamble
Acquiror Board	1.1
Acquiror Board Recommendation	5.4(b)(ii)
Acquiror Common Stock	1.1
Acquiror Disclosure Schedules	Article IV
Acquiror Material Adverse Effect	1.1
Acquiror Material Contracts	1.1
Acquiror Option Plans	1.1
Acquiror Products	4.12(d)
Acquiror Proxy Statement	1.1
Acquiror Shareholder Approval	4.2(a)
Acquiror Shareholders	1.1
Acquiror Shareholders Meeting	5.5(b)(i)
Acquiror Superior Proposal	1.1
Acquiror Warrant	2.8(a)(i)(C)
Acquisition Proposal	1.1
Action	1.1
Affiliate	1.1
Aggregate Cash Merger Consideration	2.8(a)(ii)(A)
Aggregate Merger Consideration	2.8(a)(ii)
Aggregate Stock Merger Consideration	2.8(a)(ii)(B)
Aggregate Value of the Merger Consideration Per Share	1.1
Aggregate Warrant Merger Consideration	2.8(a)(ii)(C)
Agreement	Preamble
Ancillary Agreements	1.1
Board Recommendation Change	5.5(c)
Business Day	1.1
Cal Code	2.1
Cash Merger Consideration Per Share	2.8(a)(i)(A)
CERCLA	3.21(e)(iii)
Certificates	2.12(b)
Closing	2.3(a)
Closing Date	2.3(a)

10

Definition	Location
Common Stock Transaction	2.13(a)
Company	Preamble
Company Balance Sheet	3.6(c)
Company Board	1.1
Company Board Recommendation	5.5(a)(ii)
Company Common Stock	Recitals
Company Disclosure Schedules	Article III
Company Information Statement	1.1
Company Material Adverse Effect	1.1
Company Material Contracts	3.22(a)
Company Option Plans	1.1
Company Permitted Encumbrances	3.16(a)
Company Products	3.18(m)
Company Registered IP	3.18(e)
Company Shareholder Approval	3.2(a)
Company Shareholders	1.1
Company Shareholders Meeting	5.5(a)(i)
Company Shares	2.8(a)(i)
Company Software	3.18(j)
Company Superior Proposal	1.1
Company Transaction Expenses	1.1
Company Voting Agreements	Recitals
Confidentiality Agreement	5.11
Consent	1.1
Contract	1.1
Control	1.1
controlled by	1.1
Conversion Ratio	1.1
Copyrights	1.1
D&O Policy	5.14(b)
DGCL	1.1
Dissenting Shareholder	2.9(a)
Dissenting Shares	2.9(a)
Effective Time	2.3(b)
EMEA	1.1
Employee	1.1
Employee Invention Agreements	5.18
Employment Agreement	1.1
Encumbrance	1.1
Environmental Laws	3.21(e)(i)
Environmental Permits	3.21(e)(ii)
ERISA	3.14(a)(i)
ERISA Affiliate	1.1
Exchange Act	1.1
Export Approvals	3.11(a)

11

Definition	Location
FCPA	3.12
Final Surviving Entity	2.1, Recitals
Financial Statements	3.6(a)
FIRPTA Compliance Certificate	5.17
First-Step Merger	Recitals
First-Step Merger Certificate of Merger	2.3(b)
First-Step Merger Sub	Preamble
Form S-4	5.4(a)
GAAP	1.1
Governmental Authority	1.1
Hazardous Substances	3.21(e)(iii)
Immediate Family	1.1
Inbound License Agreements	3.18(h)
Indemnified Party	5.14(a)
Indemnifying Party	5.14(a)
Intellectual Property	1.1
Interim Financial Statements	3.6(a)
Interim Subsidiary Financial Statements	3.6(a)
Interim Surviving Corporation	2.1, Recitals
IRS	3.14(b)
Joint Proxy Statement	1.1
knowledge	1.1
Law	1.1
Lease Agreements	3.17(a)
Leased Real Property	1.1
Lien	1.1
Lock-Up Period	2.13(a)
Marks	1.1
Maximum Number of Company Shares	1.1
Merger	Recitals
Merger Consideration	2.8(a)(i)
Merger Consideration Per Share	2.8(a)(i)(C)
Multiemployer Plan	3.14(c)
Multiple Employer Plan	3.14(c)
Nasdaq	1.1
New Employment Agreements	Recitals
Non-Competition Agreements	Recitals
Open Source License	3.18(j)
Option	1.1
Outside Date	8.1(d)
Owned Real Property	1.1
Patents	1.1
Paying Agent	2.12(a)
PBGC	3.14(f)
Permits	1.1

12

Definition	Location
Person	1.1
Plans	3.14(a)(iv)
Preferred Stock Rights Agreement	1.1
Related Party	1.1
Release	3.21(e)(iv)
Reorganization	Recitals
Representative	1.1
Return	1.1
Sarbanes-Oxley Act	1.1
Schedule of Expenses	2.14
SEC Reports	4.6
Second-Step Merger	Recitals
Second-Step Merger Certificate of Merger	2.3(c)
Second-Step Merger Effective Time	2.3(c)
Second-Step Merger Sub	Preamble
Securities Act	1.1
Settlement Agreement	1.1
Software	3.18(j)
Spreadsheet	5.8
Standards Body	3.18(o)
Stock Merger Consideration Per Share	2.8(a)(i)(B)
Stockholder Agreement	Recitals
Subsidiary	1.1
Subsidiary Balance Sheet	3.6(c)
Tax Code	Recitals
Taxes	1.1
Trade Secrets	1.1
under common control with	1.1
Warrant Agreement	2.8(a)(i)(C)
Warrant Consideration Per Share	2.8(a)(i)(C)
Warrants	1.1
ARTICLE II
THE MERGER
     Section 2.1 The First-Step Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the California Corporations Code (the “Cal Code”), First-Step Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of First-Step Merger Sub shall cease, (b) the Company shall be the surviving corporation in the First-Step Merger (the “Interim Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of California as a wholly-owned Subsidiary of the Acquiror, and (c) in accordance with the Cal Code all of the properties, rights, privileges, powers and franchises of the Company and First-Step Merger Sub will vest in the Interim Surviving Corporation, and all of the debts, liabilities, obligations and duties of the

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Company and First-Step Merger Sub will become the debts, liabilities, obligations and duties of the Interim Surviving Corporation.
     Section 2.2 The Second-Step Merger. Upon the terms and subject to the conditions of this Agreement, at the Second-Step Merger Effective Time and in accordance with the Cal Code and the DGCL, the Interim Surviving Corporation shall be merged with and into the Second-Step Merger Sub pursuant to which, (a) the separate corporate existence of the Interim Surviving Corporation shall cease, (b) the Second-Step Merger Sub shall be the surviving entity in the Second-Step Merger (the “Final Surviving Entity”) and shall continue its existence under the DGCL as a wholly owned subsidiary of the Acquiror, and (c) in accordance with the Cal Code and the DGCL all of the properties, rights, privileges, powers and franchises of the Interim Surviving Corporation and Second-Step Merger Sub will vest in the Final Surviving Entity, and all of the debts, liabilities, obligations and duties of the Interim Surviving Corporation and Second-Step Merger Sub will become the debts, liabilities, obligations and duties of the Final Surviving Entity.
     Section 2.3 Closing; Effective Time.
          (a) The closing of the First-Step Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, Suite 3000, San Francisco, California 94105, at 10:00 A.M., pacific time, on or before the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the
“Closing Date.”
          (b) As soon as reasonably practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit E to be executed and filed with the Secretary of State of the State of California (the “First-Step Merger Certificate of Merger”), executed in accordance with the relevant provisions of the Cal Code. The First-Step Merger shall become effective upon the filing of the First-Step Merger Certificate of Merger with the Secretary of State of the State of California or at such other time as the parties shall agree and as shall be specified in the First Step Certificate of Merger. The date and time when the First-Step Merger shall become effective is herein referred to as the “Effective Time.”
          (c) As soon as reasonably practicable after the Effective Time and in any event within sixty (60) days of the Effective Time, the Acquiror shall cause a certificate of merger substantially in the form attached hereto as Exhibit F to be executed and filed with the Secretary of State of the State of Delaware (together with any certificate of merger or agreement of merger required to be filed in the State of California in connection with the Second-Step Merger in accordance with the relevant provisions of the Cal Code, the “Second-Step Merger Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Second-Step Merger shall become effective upon the filing of the Second-Step Merger Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Second-Step Merger Certificate of Merger.

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The date and time when the Second-Step Merger shall become effective is herein referred to as the “Second-Step Merger Effective Time.”
     Section 2.4 Effects of the Mergers.
          (a) At the Effective Time, the First-Step Merger shall have the effects provided for herein and in the applicable provisions of the Cal Code.
          (b) At the Second Step Effective Time, the Second Step Merger shall have the effects provided for herein and in the applicable provisions of the Cal Code and the DGCL.
     Section 2.5 Articles of Incorporation and Bylaws.
          (a) From and after the Effective Time, (a) the articles of incorporation of the First-Step Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Interim Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of the First-Step Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.
          (b) From and after the Second-Step Merger Effective Time, (a) the certificate of formation of the Second-Step Merger Sub, as in effect immediately prior to the Second-Step Merger Effective Time, shall be the certificate of formation of the Final Surviving Entity until amended in accordance with the provisions thereof and applicable Law and (b) the operating agreement of the Second-Step Merger Sub, as in effect immediately prior to the Second-Step Merger Effective Time, shall be the operating agreement of the Final Surviving Entity until amended in accordance with the provisions thereof and applicable Law.
     Section 2.6 Directors; Officers.
          (a) From and after the Effective Time, the individual set forth on Annex D shall be the director of the Interim Surviving Corporation until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be, and from and after the Second-Step Merger Effective Time, the Final Surviving Entity shall be managed by Acquiror, as its sole member.
          (b) From and after the Effective Time, the individuals set forth on Annex D as the “Officers of the Interim Surviving Entity” shall serve as the officers of the Interim Surviving Corporation in the capacities set forth opposite such individuals’ names until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and from and after the Second-Step Merger Effective Time, the individuals set forth on Annex D as the “Officers of the Final Surviving Entity” shall serve as the officers of the Final Surviving Entity in the capacities set forth opposite such individuals’ names until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.7 Subsequent Actions.

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          (a) If, at any time after the Effective Time, the Interim Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Interim Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or First-Step Merger Sub acquired or to be acquired by the Interim Surviving Corporation as a result of or in connection with the First-Step Merger or otherwise to carry out this Agreement, the officers and directors of the Interim Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or First-Step Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Interim Surviving Corporation or otherwise to carry out this Agreement.
          (b) If, at any time after the Second-Step Merger Effective Time, the Final Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Final Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either the Company, First-Step Merger Sub, the Interim Surviving Corporation or the Second-Step Merger Sub acquired or to be acquired by the Final Surviving Entity as a result of or in connection with the Second-Step Merger or otherwise to carry out this Agreement, the officers and directors of the Final Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of either the Company, First-Step Merger Sub, the Interim Surviving Corporation or the Second-Step Merger Sub all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Final Surviving Entity or otherwise to carry out this Agreement.
     Section 2.8 Conversion of Stock.
          (a) At the Effective Time, by virtue of the First-Step Merger and without any further action on the part of the Acquiror, First-Step Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of First-Step Merger Sub:
               (i) Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include any shares of Company Common Stock issued in connection with the exercise prior to the Effective Time of any Company Option or Company Warrant that was outstanding on, and disclosed to Acquiror on or prior to, the date hereof and that was duly exercised in accordance with its respective terms and conditions without any amendment thereto, but which shall exclude any shares of Company Common Stock described in Sections 2.8(a)(iii) and (v) and any Dissenting Shares) (the “Company Shares”) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist and, subject to Section 2.8(a)(ii) shall be converted into the right to receive, subject to the terms and conditions of this Agreement and adjusted for any stock split, stock dividend or other similar event by the Company, the following:

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                    (A) an amount of cash equal to $3.00 without any interest thereon (the “Cash Merger Consideration Per Share”);
                    (B) two (2) shares of Acquiror Common Stock (the “Stock Merger Consideration Per Share”);
                    (C) a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price equal to $3.00 per share, exercisable for two years following the third anniversary of the Effective Time in accordance with a warrant agreement (“Warrant Agreement”) substantially in the form attached hereto as Exhibit G (each an “Acquiror Warrant” and, such Acquiror Warrants distributed as set forth in this Section 2.8(a)(i)(C), the “Warrant Consideration Per Share” and, together with the Cash Merger Consider Per Share and the Stock Merger Consideration Per Share, the “Merger Consideration Per Share”).
The aggregate consideration to be paid hereunder to the holders of the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time is referred to herein as the “Merger Consideration.”
               (ii) Notwithstanding Section 2.8(a)(i), the maximum aggregate amount of Merger Consideration that the Acquiror is required to pay hereunder (excluding any amount (or value in the event that consideration other than cash is paid) that the Acquiror is required to pay with respect to any Dissenting Shares, the “Aggregate Merger Consideration”) with respect to each component of the Aggregate Merger Consideration, shall not exceed:
                    (A) (1) the Maximum Number of Company Shares, multiplied by (2) the Cash Merger Consideration Per Share (the “Aggregate Cash Merger Consideration”);
                    (B) (1) the Maximum Number of Company Shares, multiplied by (2) Stock Merger Consideration Per Share (the “Aggregate Stock Merger Consideration”); and
                    (C) (1) the Maximum Number of Company Shares, multiplied by (2) Warrant Merger Consideration Per Share (the “Aggregate Warrant Merger Consideration”).
Accordingly, in the event that the actual number of Company Shares outstanding at the Effective Time exceeds the Maximum Number of Company Shares, then the Aggregate Merger Consideration will be allocated pro rata among the actual number of Company Shares outstanding at the Effective Time in lieu of the per share allocation described in Section 2.8(a)(i).
               (iii) Each share of Company Common Stock that is owned by the Acquiror, First-Step Merger Sub or Second-Step Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
               (iv) If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision,

17

reclassification, recapitalization, split, combination or exchange of shares, appropriate and proportionate adjustments shall be made to the Stock Merger Consideration Per Share, Warrant Consideration Per Share, Aggregate Stock Merger Consideration, Aggregate Warrant Merger Consideration and the Conversion Ratio to provide the holders of Company Shares and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.
               (v) Each share of Company Common Stock that is held in the treasury of the Company or owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (b) Each share of common stock, par value $0.001 per share, of First-Step Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, no par value, of the Interim Surviving Corporation.
          (c) At the Second-Step Effective Time, by virtue of the Second-Step Merger and without any further action on the part of the Acquiror, the Interim Surviving Corporation, the Second-Step Merger Sub, or any holder of any shares of the capital stock of the Interim Surviving Corporation or Second-Step Merger Sub or any other person (i) the membership interests of the Second-Step Merger Sub that are issued and outstanding immediately prior to the Second-Step Effective Time shall immediately cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and (ii) the shares of common stock, no par value, of the Interim Surviving Corporation that are issued and outstanding immediately prior to the Second-Step Effective Time shall be converted into the right to receive, in the aggregate, 100% of the membership interests of the Final Surviving Entity.
          (d) Notwithstanding anything to the contrary in this Section 2.8, at the Effective Time, by virtue of the First-Step Merger and without any action on the part of Acquiror, First-Step Merger Sub, Second-Step Merger Sub, the Company or the holders of any shares of Company Common Stock, Dissenting Shares shall be treated in accordance with Section 2.9.
     Section 2.9 Dissenting Shares.
          (a) Any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for approval of this Agreement and the Merger or consented thereto in writing (or with respect to which the holder has not otherwise effectively waived its rights under Chapter 13 of the Cal Code) and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the Cal Code (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration otherwise payable with respect to the Company Shares after the Effective Time, except as set forth below. If a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws his or her demand for such payment and appraisal, with the consent of the Company, or such Dissenting Shares (or such other shares of Company Common Stock with respect to which dissenters’ rights have not terminated) become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or

18

ineligibility, whichever last occurs, such holder’s Dissenting Shares (or such other shares of Company Common Stock) will cease to be Dissenting Shares (or, in the case of such other shares of Company Common Stock, the dissenters’ rights shall have terminated) and will be deemed to be Company Shares and converted into the right to receive, and will be exchangeable for, the Merger Consideration into which such Company Shares would have been converted pursuant to Section 2.8, without any interest thereon.
          (b) The Company shall give Acquiror, First-Step Merger Sub and Second-Step Merger Sub prompt notice of any demand received by the Company from a holder of shares of Company Common Stock for appraisal of their shares and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Acquiror, First-Step Merger Sub and Second-Step Merger Sub, or as required under the Cal Code, the Company will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of Chapter 13 of the Cal Code, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value thereof has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Acquiror.
     Section 2.10 Options.
          (a) At the Effective Time, without any further action on the part of the Acquiror, First-Step Merger Sub, the Company or any holder of any Company Option, each Company Option outstanding as of the Effective Time shall be terminated and cancelled and shall be no longer in force or effect and neither Acquiror, nor the Interim Surviving Corporation, nor the Final Surviving Entity, will assume, be bound by or have any obligation with respect to any Company Option or any Company Stock Option Plan or stock option agreement by which any such Company Option was issued or granted.
          (b) At or prior to the Effective Time, and subject to the review and approval of the Acquiror, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.10 under the Company Option Plans and all Company Option agreements and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby, obtaining all necessary Consents from the holders of Company Options, and causing the Company Board and the compensation committee of the Company Board, as applicable to adopt any resolutions and take any other such actions. Materials to be submitted to the holders of Company Options in connection with any notice required under this Section 2.10(b) shall be subject to review and approval by the Acquiror.
     Section 2.11 Warrants.
          (a) At the Effective Time, each Company Warrant outstanding as of the Effective Time and set forth on Schedule 2.11(a) shall be exchangeable pursuant to Section 2.12 hereof into Acquiror Warrants to purchase a number of shares of Acquiror Common Stock equal to (i) the number of shares of Company Common Stock that could have been purchased upon the

19

full exercise of such Company Warrant multiplied by (ii) the Conversion Ratio, rounded down to the nearest whole share. For each share of Acquiror Common Stock to be received upon the exercise of such Acquiror Warrants, the exercise price shall be an amount equal to (x) the exercise price for acquiring one share of Company Common Stock under the applicable Company Warrant divided by (y) the Conversion Ratio, rounded up to the nearest cent. Except as described above, each Acquiror Warrant will be evidenced by a Warrant Agreement substantially in the form attached hereto as Exhibit G. Attached as Annex E is an example of the calculation of the set forth in this Section 2.11(a) related to the conversion of a Company Warrant. Any Company Warrant that is not set forth on Schedule 2.11(a) shall not be exchangeable for or otherwise converted into an Acquiror Warrant, but shall instead be cancelled and shall be no longer in force or effect.
          (b) At or prior to the Effective Time, and subject to the review and approval of the Acquiror, the Company shall take all actions necessary for the Company to effect the transactions contemplated by this Section 2.11 relating to the Company Warrants (whether written or oral, formal or informal), including delivering all notices, obtaining all necessary Consents from the holders of Company Warrants, and causing the Company Board and the compensation committee of the Company Board, as applicable to adopt any resolutions and take any other such actions. Materials to be submitted to the holders of Company Warrants in connection with any notice required under this Section 2.11 shall be subject to review and approval by the Acquiror.
     Section 2.12 Payment for Company Shares; Company Warrants.
          (a) Prior to the Effective Time, the Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.12. The Acquiror shall make available to the Paying Agent for the benefit of the Company Shareholders and holders of Company Warrants, as needed, the Merger Consideration to which such Company Shareholders shall be entitled at the Effective Time pursuant to Section 2.8(a) and the Acquiror Warrants to which such holders of Company Warrants shall be entitled at the Effective Time pursuant to Section 2.11. Any such funds that comprise the Merger Consideration may be invested by the Acquiror, in its sole discretion pending payment therefor by the Paying Agent to the Company Shareholders. Earnings from such investments shall be the sole and exclusive property of the Acquiror, and no part thereof shall accrue to the benefit of Company Shareholders or the holders of Company Warrants.
          (b) As soon as reasonably practicable after the Effective Time, the Acquiror shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration described in Section 2.8(a), at the address set forth opposite each such Company Shareholder’s name on the Spreadsheet (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the

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Certificates in exchange for payment therefor. Acquiror will give the Company a reasonable opportunity to review and comment on such letter of transmittal and the Acquiror shall give due consideration to such comments thereon that are reasonably and timely proposed by the Company. Upon surrender of a Certificate for cancellation to the Paying Agent or such other agent or agents as may be appointed by the Acquiror, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (as soon as reasonably practicable), the applicable portion of the Merger Consideration, without interest and less any applicable withholding taxes, with respect to the Company Shares formerly represented by such Certificate, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.12, any Certificate (other than Certificates representing shares of Company Common Stock described in Sections 2.8(a)(iii) and (v) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.12. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Certificate shall have surrendered such Certificate and the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other required documents.
          (c) As soon as reasonably practicable following the Effective Time, the Acquiror shall cause the Paying Agent to mail to each holder of record of a Company Warrant that was assumed by the Acquiror pursuant to Section 2.11(a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Warrant shall pass, only upon proper delivery of the Company Warrant to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the Company Warrants in exchange for the issuance of Acquiror Warrants. Acquiror will give the Company a reasonable opportunity to review and comment on such letter of transmittal and the Acquiror shall give due consideration to such comments thereon that are reasonably and timely proposed by the Company. Upon surrender of a Company Warrant for cancellation to the Paying Agent or such other agent or agents as may be appointed by the Acquiror, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Warrant shall be entitled to receive in exchange therefor (as soon as reasonably practicable), a an Acquiror Warrant, and such Company Warrant shall, upon such surrender, be cancelled. If payment in respect of any Company Warrant is to be made to a Person other than the Person in whose name such Company Warrant is registered, it shall be a condition of exchange that the Company Warrant so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Company Warrant or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have

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established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Company Warrant have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.12(c), any Company Warrant shall be deemed, at any time after the Effective Time, to represent only the right to receive an Acquiror Warrant as contemplated by this Section 2.12(c). No Acquiror Warrant shall be issued to the holder of any Company Warrant until the holder of record of such Company Warrant shall have surrendered such Company Warrant and the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other required documents. Any Acquiror Warrant issued upon conversion of a Company Warrant in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Warrant. From and after the Effective Time, the holders of a Company Warrant shall cease to have any rights with respect to the Company Warrant or the shares of Company Common Stock exercisable thereunder.
          (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock, Company Shares or Company Warrants thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing shares of Company Common Stock described in Sections 2.8(a)(iii) and (v)) is presented to the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity, it shall be cancelled and exchanged as provided in this Section 2.12.
          (e) With the agreement of Acquiror, the Company and the Transfer Agent, any or all of the shares of Acquiror Common Stock and Acquiror Warrants issued as Merger Consideration or upon the exchange of the Company Warrants in accordance with the terms of this Article II may be issued by certificates or agreements in definitive form or global form, and delivered or registered in book-entry to an account of the holders of Company Shares or Company Warrants, as applicable.
          (f) All Merger Consideration paid upon conversion of the Company Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock represented thereby, except for any dissenters or appraisal right they may have under applicable Law.
          (g) If any Certificate or Company Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Acquiror shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate or Company Warrant the applicable portion of the Merger Consideration or Acquiror Warrants, as the case may be, payable pursuant to Section 2.12 in respect of the Company Shares or Company Warrants represented thereby; provided, however, that Acquiror may, in its discretion, and as a condition precedent to any payment, require the Person who is the holder of record of such lost, stolen or destroyed Certificate or Company Warrant to provide an indemnification agreement in a form and substance acceptable to Acquiror (and, if determined by the Acquiror in good faith to be necessary, also require the Person to deliver a bond in such amount as Acquiror may direct),

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against any claim that may be made against Acquiror, the Interim Surviving Corporation, the Final Surviving Entity or the Paying Agent with respect to the Certificates or Company Warrant alleged to have been lost, stolen or destroyed.
          (h) Promptly following the date that is six (6) months after the Effective Time, the Acquiror shall be entitled to require the Paying Agent to deliver to it any funds, shares of Acquiror Common Stock and Acquiror Warrants (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Company Warrants, or any Certificates or other documents relating to the First-Step Merger in its possession, and thereafter such holders shall be entitled to look to the Acquiror only as general creditors thereof with respect to any portion of the Merger Consideration or Acquiror Warrants, as the case may be, payable upon due surrender of their Certificates or Company Warrants, without interest. Notwithstanding anything to the contrary in this Section 2.12, to the fullest extent permitted by Law, none of the Paying Agent, the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity shall be liable to any holder of a Certificate or Company Warrants for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (i) To the extent that any Company Shareholder has outstanding loans from the Company as of the Effective Time, the cash portion of the Merger Consideration payable pursuant to this Section 2.12 to such Company Shareholder shall be reduced, to the extent available, by an amount equal to the sum of the outstanding principal plus any accrued but unpaid interest of such Company Shareholder’s loans as of the Effective Time. Any such loan shall be deemed fully satisfied as to the amount by which the Merger Consideration is reduced pursuant to this Section 2.12(i). To the extent that any Merger Consideration otherwise payable to such Company Shareholder is so reduced, such amount shall be treated for all purposes as having been paid to such Company Shareholder.
     Section 2.13 Lock-Up.
          (a) Except as otherwise provided for herein or in the Stockholder Agreement, each Company Shareholder will be prohibited during the period commencing on the Closing Date and ending on date of the nine (9) month anniversary of Closing Date (the “Lock-Up Period,”) from directly or indirectly: (i) offering, pledging, selling or contracting to sell any shares of Acquiror Common Stock or Acquiror Warrants; (ii) offering, pledging, selling or contracting to sell any option or contracting to purchase any shares of Acquiror Common Stock or Acquiror Warrants; (iii) contracting to purchase or purchasing any option or contracting to sell any shares of Acquiror Common Stock or Acquiror Warrants; (iv) granting any option, right or warrant for the sale of any shares of Acquiror Common Stock or Acquiror Warrants; (v) lending or otherwise disposing of or transferring (or entering into any transaction or device designed to, or that could be expected to, result in the disposition by any person at any time in the future of) any shares of Acquiror Common Stock, Acquiror Warrants or securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock or Acquiror Warrants; or (vi) entering into a swap or other derivatives transaction or agreement that transfers, in whole or in part (directly or indirectly), the economic consequences of ownership of any shares of Acquiror Common Stock, whether any such swap or transaction described in clauses (i) through (vi) is to be settled by delivery of shares of Acquiror Common Stock, Acquiror Warrants or other

23

securities, in cash or otherwise, or (vii) announcing his, her or its intention to do any of the foregoing (any of the transactions described in clauses (i) through (vii), a “Common Stock Transaction”); provided, that, subject to any other applicable restrictions, during the period commencing on the day after the six (6) month anniversary of Closing Date and ending on date of the nine (9) month anniversary of Closing Date, a Company Stockholder may enter into a Common Stock Transaction with respect to up to 50% of the shares of Acquiror Common Stock received by such Company Shareholder pursuant to Section 2.8 hereof.
          (b) For the avoidance of doubt, nothing contained in Section 2.13(a) shall prevent a Company Shareholder from, or restrict the ability of a Company Shareholder to, (i) purchase Acquiror Common Stock or other securities of the Acquiror (ii) exercise any options or other convertible securities granted under the Acquiror incentive plans or (iii) dispose of Acquiror Common Stock which it beneficially owns (as such concept is defined pursuant to Rule 13d-3 of the Exchange Act) in connection with a transaction in which all other holders of the Acquiror Common Stock are entitled to receive the same consideration for their shares of Acquiror Common Stock as would be received by the Company Shareholder.
          (c) Notwithstanding the foregoing, each Company Shareholder shall be permitted to transfer shares of Acquiror Common Stock during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of such Company Shareholder or the immediate family of such Company Shareholder, (iii) by will or intestate succession, provided that, in each case, (a) each transferee (or trustee, as applicable) execute a lock-up agreement with the terms of this Section 2.13 pursuant to which these persons agree not to sell or transfer the shares of Acquiror Common Stock for the remainder of the Lock-Up Period and (b) any such transfer shall not involve a disposition for value. For purposes of this Section 2.13, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
          (d) Restrictive Legend. Each certificate representing Acquiror Common Stock and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities Laws):
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH CERTAIN TERMS AND RESTRICTIONS OF AN AGREEMENT AND PLAN OF MERGER GOVERNING THE SHARES ACQUIRED BY THE STOCKHOLDER FROM THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
          (e) In furtherance of the foregoing, the Acquiror, and any duly appointed transfer agent for the registration or transfer of the shares of Acquiror Common Stock, are hereby authorized to decline to make any transfer of the shares of Acquiror Common Stock if such transfer would constitute a violation or breach of this Section 2.13.
     Section 2.14 Company Transaction Expenses. Within five (5) Business Days prior to the Closing Date, the Company will provide to the Acquiror an itemized schedule (the “Schedule

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of Expenses”) containing (i) a true and complete list of all Company Transaction Expenses that have been paid (or for which invoices have been received) or will be due and payable that have been paid as of the Closing Date, (ii) a good faith estimate of all such additional Company Transaction Expenses that have been incurred or are reasonably expected to be incurred as of the Closing Date but are not reflected in clause (i) hereof, and (iii) a good faith estimate of any additional Company Transaction Expenses that are reasonably expected to be incurred after the Closing Date, together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Schedule of Expenses. The Schedule of Expenses shall include any and all fees and expenses of Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP, Imperial Capital, LLC, and Squar, Milner, Peterson, Miranda & Williamson, LLP for services rendered on or prior to the Closing Date. Notwithstanding the foregoing, except for transaction related services of a type normally provided after the Closing Date by legal counsel and accountants, the Company shall not incur or bind itself to incur any Company Transaction Expenses after the Closing Date without the prior written consent of the Acquiror. On or before the Closing Date, the Company shall have made payment of each Company Transaction Expense set forth in the Schedule of Expenses that are due and payable prior to the Closing Date. The Company shall use its commercially reasonable efforts to not incur Company Transaction Expenses in the aggregate in excess of $600,000 and will provide prompt written notice to the Acquiror in the event that the aggregate Company Transaction Expenses are reasonably expected to exceed $600,000; provided, however, that nothing herein shall be deemed to limit the Company’s right to incur Company Transaction Expenses the Company deems reasonably necessary.
     Section 2.15 Taxes and Withholding. Merger Consideration shall only be paid to the record holders of Company Shares outstanding as of the Effective Time. The Company authorizes the Acquiror and the Paying Agent to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, a Company Option or a Company Warrant or from the amount paid to any Dissenting Shareholder, such amounts as the Company, Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment or under any provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made. Any such withholding shall be satisfied first from the amount of the cash portion of the Merger Consideration and, to the extent the amount of required withholding exceeds the cash portion of the Merger Consideration, from the stock portion of the Merger Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedules attached hereto (collectively, the “Company Disclosure Schedules”) (each of which shall qualify only the specifically identified section or subsection of this Article III to which such Company Disclosure Schedules relates and any other section or subsection of this Article III to the extent that it is reasonably apparent from a reading of the face of the disclosure

25

(without having to refer to the underlying documents being disclosed) that such disclosure is relevant and applicable to such other section and subsection), the Company hereby represents and warrants to the Acquiror, First-Step Merger Sub and Second-Step Merger Sub as of the date hereof, on and as of the Closing Date, as though made at the Closing Date and on and as of the Effective Time, as though made at the Effective Time, as follows:
     Section 3.1 Organization and Qualification.
          (a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a)(i) of the Company Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and currently contemplated to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.1(a)(ii) of the Company Disclosure Schedules lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.
          (b) The Company has heretofore furnished to the Acquiror a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents. The Company Board has not approved or proposed any amendment to any of the articles of incorporation and bylaws or equivalent organizational documents of the Company or any of its Subsidiaries. The Company has heretofore made available to the Acquiror a complete and correct copies of the transfer books and minute books of each of the Company and its Subsidiaries, which contain complete and accurate records of all actions taken, and summaries of all meetings held by the Company Shareholders and the Company Board (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
          (c) Schedule 3.1(c) of the Company Disclosure Schedules lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights, and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
     Section 3.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and,

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subject to obtaining approval of Company Shareholders representing a majority of the outstanding shares of Company Common Stock (“Company Shareholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board. No other corporate actions or proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or, except for obtaining Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
          (b) The Company Board, at a meeting thereof duly called and held on December 10, 2008 (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement and the Ancillary Agreements to which the Company will be party, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend that the Company Shareholders approve and adopt this Agreement and the Merger and the other transactions contemplated hereby.
          (c) The Company Shareholder Approval is the only vote of the holders of any class or series of the capital stock of the Company necessary, under applicable Law or otherwise, to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby to which the Company is a party.
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, assuming the receipt of the Company Shareholder Approval, do not and will not:
               (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
               (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

27

               (iii) except as set forth on Schedule 3.3(a)(iii) of the Company Disclosure Schedules result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any Consent of or with any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other Contract or Law to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected. Following the Effective Time, the Interim Surviving Corporation and the Final Surviving Entity will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
          (b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any Permit or Consent of or with any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the filing of the First-Step Merger Certificate of Merger with the Secretary of State of the State of California and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
          (c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.
     Section 3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which 4,705,735 shares of Company Common Stock are issued and outstanding. The Company Common Stock is held of record by the Persons and in the amounts set forth in Schedule 3.4(a)(i) of the Company Disclosure Schedules, which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificate, if any, representing such shares and each such Person’s address. Schedule 3.4(a)(ii) of the Company Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of and the record and beneficial owners of its outstanding capital stock and any options, warrants or interests convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests.

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          (b) Except as set forth in Schedule 3.4(a)(i) and Schedule 3.4(a)(ii) of the Company Disclosure Schedules, there are no, and neither the Company nor any of its Subsidiaries has issued or agreed to issue or is obligated to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant, call, right or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
          (c) Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any and all Encumbrances. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Shareholder) by the Company or a Subsidiary in full compliance with all applicable federal and state securities Laws. Except as set forth in Schedule 3.4(c) of the Company Disclosure Schedules and, except for rights granted to the Acquiror, First-Step Merger Sub and Second-Step Merger Sub under this Agreement and the Ancillary Agreements, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued, transferred or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Shareholder) in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
          (d) The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense (other than reasonable and customary transactional costs and expenses) relating to or arising out of the issuance or repurchase of any Company Common Stock or options or warrants to purchase Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Other than the Company Common Stock set forth on Schedule 3.4(a)(i) of the Company Disclosure Schedules, the Company has no other capital stock authorized, issued or outstanding.
          (e) As of the date hereof, the Company has no outstanding shares that are unvested or are subject to termination or a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Mergers and the other transactions

29

contemplated by this Agreement or any of the Ancillary Agreements) under any applicable restricted stock purchase agreement or other similar agreement with the Company.
          (f) Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved One Hundred Thousand (100,000) shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Company Option Plans, of which (i) 75,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Incentive Stock Option Plan, dated May 6, 1998, (ii) 15,000 shares have been issued upon the exercise of options under the Company Option Plans and remain outstanding as of the date hereof and (iii) 10,000 shares remain available for future grant. Schedule 3.2(f) of the Company Disclosure Schedules sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Tax Code. The terms of the Company Option Plans and the applicable agreements for each Company Option permit the termination of the Company Options and the Company Option Plans as provided in this Agreement, without the Consent or approval of the holders of such securities, the Company Shareholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Company Option Plans have been provided to the Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to the Acquiror. All holders of Company Options are current employees of the Company.
          (g) There are no outstanding loans by the Company or any Subsidiary to any Company Shareholder.
          (h) Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the

30

Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag-along” rights) of any Company Common Stock. As a result of the Merger, the Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.
          (i) The information contained in the Spreadsheet will be true and correct as of the Closing Date and the allocation of the Merger Consideration as set forth in the Spreadsheet will be consistent with the organizational documents of the Company and any applicable Contract.
     Section 3.5 Equity Interests. Schedule 3.5 of the Company Disclosure Schedules lists each Subsidiary of the Company as of the date hereof. Except for the Subsidiaries listed in Schedule 3.5 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
     Section 3.6 Financial Statements; No Undisclosed Liabilities.
          (a) True and complete copies of the audited balance sheet of the Company as at November 30, 2007, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “2007 Financial Statements” are attached hereto as Schedule 3.6(a)(i) of the Company Disclosure Schedules, and, as soon as they are available, the Company will provide Acquiror with true and complete copies of the audited balance sheet of the Company as at November 30, 2008, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “2008 Financial Statements” and, collectively with the 2007 Financial Statements, the “Financial Statements”). True and complete copies of the unaudited balance sheet of the Company as at August 31, 2008 and the related unaudited statements of income of the Company (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a)(ii) of the Company Disclosure Schedules. True and complete copies of the unaudited balance sheets of each of the Subsidiaries as at August 31, 2008 and the related unaudited statements of income (collectively referred to as the “Interim Subsidiary Financial Statements”) are attached hereto as Schedule 3.6(a)(iii) of the Company Disclosure Schedules, and, as soon as they are available, the Company will provide Acquiror with true and complete copies of the audited balance sheet of the Subsidiaries as at November 30, 2008, and the related audited statements of income, shareholders’ equity and cash flows of the Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Subsidiaries’ independent auditors (the “2008 Subsidiary Financial Statements”.

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          (b) Except as set forth in Schedule 3.6(b) of the Company Disclosure Schedules, each of the Financial Statements, the Interim Financial Statements, the Interim Subsidiary Financial Statements and the 2008 Subsidiary Financial Statements (i) are (or in the case of the 2008 Financial Statements and the 2008 Subsidiary Financial Statements, when delivered will be) correct and complete and have been prepared in accordance with the books and records of the Company and its Subsidiaries, as the case may be; (ii) have been (or in the case of the 2008 Financial Statements and the 2008 Subsidiary Financial Statements, when delivered will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements and Interim Subsidiary Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material and the absence of notes (which, if presented, would not differ materially from those included in the Company Balance Sheet or the Subsidiary Balance Sheet).
          (c) Except as and to the extent adequately accrued or reserved against in the audited balance sheet of the Company as at November 30, 2007 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet”), the Company does not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, that are not, individually or in the aggregate, material in amount, (ii) liabilities for performance under Company Material Contracts that do not exceed $50,000 individually or $100,000 in the aggregate, and (iii) liabilities described in Schedule 3.6(c)(iii) of the Company Disclosure Schedules. Except as and to the extent adequately accrued or reserved against in the unaudited balance sheet of the Subsidiaries as at August 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Subsidiary Balance Sheet”), the Subsidiaries do not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Subsidiaries or disclosed in the notes thereto, except for (A) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Subsidiary Balance Sheet, that are not, individually or in the aggregate, material in amount, (B) liabilities for performance under material Contracts of the Subsidiaries that do not exceed $50,000 individually or $100,000 in the aggregate, and (C) liabilities described in Schedule 3.6(c)(C) of the Company Disclosure Schedules.
          (d) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.
     Section 3.7 [Intentionally Deleted].

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     Section 3.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably expected to have or result in a Company Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance.
     Section 3.9 Accounts Receivable.
          (a) The Company has made available to the Acquiror a list of all accounts receivable, whether billed or unbilled, of the Company as of the date of the Company Balance Sheet, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet. No Person has any Lien on any accounts receivable of the Company and no written request or Contract for deduction or discount has been made with respect to any accounts receivable of the Company.
     Section 3.10 Compliance with Law; Permits.
          (a) Each of the Company and its Subsidiaries is and has been in compliance with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five (5) years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it.
          (b) Each of the Company and its Subsidiaries is in possession of all Permits. Each of the Company and its Subsidiaries is and has been in material compliance with all such Permits and all such Permits are in full force and effect. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. The Interim Surviving Corporation or the Final Surviving Entity, as the case may be, and its Subsidiaries will continue to have the use and benefit of all Permits immediately following consummation of the transactions contemplated hereby. No Permit is held in the name of any Employee, officer, director, shareholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.
     Section 3.11 Export Control Laws. Each of the Company and its Subsidiaries have at all times conducted their export transactions in accordance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in

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other countries in which the Company or any Subsidiary conducts business. Without limiting the foregoing:
          (a) Each of the Company and its Subsidiaries have obtained all export licenses, license exceptions, Permits and other Consents and classifications with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) Each of the Company and its Subsidiaries is in compliance with the terms of all applicable Export Approvals;
          (c) There are no pending or, to the Company’s knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
          (d) To the Company’s knowledge, there are no Actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims; and
          (e) No Export Approvals for the transfer of export licenses to the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost.
          (f) Schedule 3.11(f) of the Company Disclosure Schedules sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.
     Section 3.12 Foreign Corrupt Practices Act . Neither the Company, nor any of its Subsidiaries (including any of its Representatives or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company and its Subsidiaries have established sufficient internal controls and procedures to ensure compliance with the FCPA and has provided the Acquiror with all of such documentation.
     Section 3.13 Litigation. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its officers or directors or any property or asset of the Company or any of its Subsidiaries, nor is there any basis for any such Action. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective officers, directors, properties or assets or the transactions

34

contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.
     Section 3.14 Employee Benefit Plans.
          (a) Schedule 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of:
               (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, incentive compensation, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, profit sharing, savings, retiree medical or life insurance, medical, dental, disability, accident or life insurance, supplemental retirement, employment, consulting, severance, termination pay, retention, change in control or other benefit plans, programs, practices, policies, agreements, Contracts or arrangements, to which the Company or any of its ERISA Affiliates is a party, with respect to which the Company or any of its ERISA Affiliates has or could have any liability or obligation (whether contingent or otherwise) or which are maintained, contributed to, required to be contributed to or sponsored by the Company or any of its ERISA Affiliates;
               (ii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;
               (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA; and
               (iv) any Contracts between the Company or any of its Subsidiaries and any Employee, officer or director of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries ((i) through (iv) collectively, the “Plans”).
          (b) Each Plan referred to in Section 3.14(a) is in writing. The Company has furnished to the Acquiror a true and complete copy of each Plan and has delivered to the Acquiror a true and complete copy of each material document, if any, prepared in connection with each Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any

35

Plan, other than with respect to a modification, change or termination required by ERISA or the Tax Code.
          (c) At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) any single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) or any other employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Tax Code. None of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. There are no Plans that provides for or promises medical, disability or life insurance benefits to any current or former Employee, officer or director of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Section 4980B of the Code or any similar state or local Laws. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.
          (d) Each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Tax Code. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.
          (e) Each Plan that is intended to be qualified under Section 401(a) of the Tax Code or Section 401(k) of the Tax Code is so qualified and has received a timely favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan.
          (f) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Tax Code, with respect to any Plan. With respect to any Plan, (i) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502(i) or 502 (l), nor, to the knowledge of the Company, is there a reasonable basis for any such claim, and (ii) no officer, director or Employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than

36

liability for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.
          (g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.
          (h) There are no Actions, (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.
          (i) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.
          (j) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Tax Code, as of the date hereof: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) the PBGC has not instituted proceedings to terminate any such Plan, and (v) the funded status of such Plan as reflected in the most recent actuarial report for such Plan made available to Acquiror is accurate in all material respects and such report fairly presents the funded status of such Plan on the basis set forth therein.
          (k) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Tax Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Tax Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.
          (l) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due any such Employee, except as expressly provided in this Agreement or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any employee benefit plan or related trust.

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No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Tax Code or will not be deductible by the Company by reason of Section 280G of the Tax Code.
          (m) Each Plan that constitutes, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Tax Code has, since December 31, 2004, been operated and maintained, in all material respects, in accordance with a good faith, reasonable interpretation of Section 409A of the Tax Code, as determined under applicable guidance of the Department of Treasury and the IRS. Each outstanding Company Option: (i) has an exercise price that has never been and may never be less than the fair market value of the underlying shares as of the date such Company Option was granted in accordance with all governing documents and in compliance with all applicable Law and (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option.
          (n) Each Plan can be amended or terminated at any time, without Consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).
     Section 3.15 Labor and Employment Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to Employees of the Company or any of its Subsidiaries. There are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of Employees of the Company or any of its Subsidiaries. There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving Employees of the Company or any of its Subsidiaries.
          (b) Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority. Neither Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law which remains unsatisfied. During the past five (5) years, neither Company nor any of its Subsidiaries are or have been a party to any redundancy agreements (including social plans or job protection plans).

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          (c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees. There are no material pending or, to the knowledge of the Company, threatened or reasonably anticipated Actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy.
          (d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. To the knowledge of the Company, no current Employee or officer of the Company or any of its Subsidiaries is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.
          (e) The Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours. The services provided by each of the Company’s and its Subsidiaries’ Employees are terminable at the will of the Company and its Subsidiaries. Neither the Company nor any Subsidiary reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any individual leased from another employer.
          (f) To the knowledge of the Company, no Employee of the Company or any of its Subsidiaries is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere in any material respect with such person’s efforts to promote the interests of the Company or that would interfere in any material respect with the Company’s business or the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 3.16 Title to, Sufficiency and Condition of Assets.
          (a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Company Balance Sheet and Subsidiary Balance Sheet or acquired in the ordinary course of business since the date of the Company Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company and its Subsidiaries constitute all of

39

the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Permitted Encumbrances”).
          (b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
This Section 3.16 does not relate to real property or interests in real property, such items being the subject of Section 3.17, or to Intellectual Property, such items being the subject of Section 3.18.
     Section 3.17 Real Property.
          (a) Schedule 3.17(a) of the Company Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Company Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has provided the Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. All Lease Agreements and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto. All leases of Leased Real Property will remain valid and binding in accordance with their terms immediately following the Closing Date. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property or would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
          (b) Except as set forth by the express terms of the leases set forth on Schedule 3.17(b) of the Company Disclosure Schedules, there are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or Leased Real

40

Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. There are no known defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property that materially impact the use thereof by the Company or any of its Subsidiaries. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted.
     Section 3.18 Intellectual Property.
          (a) Schedule 3.18 of the Company Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary.
          (b) No registered Mark identified on Schedule 3.18 of the Company Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.18 of the Company Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.
          (c) The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.18 of the Company Disclosure Schedules and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses other than Intellectual Property that is licensed to the Company by a third party licensor pursuant to a written license agreement that remains in effect. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.
          (d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. The Company or one if its Subsidiaries owns exclusively all intellectual property and work product created by any Employees in the course of such Employee’s employment or engagement by the Company or any Subsidiary.
          (e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.18 of the Company Disclosure Schedules (“Company Registered IP”) are valid, enforceable and subsisting and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected

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to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). All Company Registered IP has been obtained in accordance in all material respects with all applicable legal requirements and is currently in effect in accordance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the registrations of the Company Registered IP.
          (f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.
          (g) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Closing, the Interim Surviving Corporation and the Final Surviving Entity shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and currently proposed to be conducted by the Company and its Subsidiaries, and all of such rights shall be exercisable by the Interim Surviving Corporation and the Final Surviving Entity to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is pending or, to the knowledge of the Company, threatened, or reasonably foreseeable.
          (h) Schedule 3.18(h) of the Company Disclosure Schedules sets forth a complete and accurate list of all agreements, which are in effect at the Effective Time, granting to the Company or any Subsidiary any material right or license under or with respect to any Intellectual Property other than any end user non-exclusive license of generally commercially available software used in the Company’s or any Subsidiary’s operations and that has not been customized or otherwise modified by or for the Company or such Subsidiary and are licensed for an aggregate license fee of no more than One Hundred Thousand Dollars ($100,000) (collectively, the “Inbound License Agreements”), indicating for each the title and the parties

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thereto. Complete and accurate copies of the Inbound License Agreements have been provided by the Company to the Acquiror or its Representatives Schedule 3.18(h)(1) of the Company Disclosure Schedules sets forth a complete and accurate estimate of the amount of any future royalty, license fee or other payments that may become payable by the Company or any Subsidiary under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. Assuming that the Consents referred to in Schedule 3.18(h) of the Company Disclosure Schedules are obtained or made, the rights licensed under each Inbound License Agreement shall continue to be in full force and effect and shall be exercisable by the Interim Surviving Corporation and Final Surviving Entity on and after the Closing to the same extent as by the Company or the applicable Subsidiary prior to the Closing. No loss or termination (excluding expiration pursuant to the terms of the license) of any material Intellectual Property licensed to the Company or any Subsidiary under any Inbound License Agreement is pending or, to the knowledge of the Company, threatened. Except as set forth in Schedule 3.18(h) of the Company Disclosure Schedules, no licensor under any Inbound License Agreement has any material ownership or exclusive license rights in or with respect to any improvements made by the Company or any Subsidiary to the Intellectual Property licensed thereunder. Schedule 3.18(h) of the Company Disclosure Schedules sets forth a complete and accurate list of all material license agreements under which the Company or any Subsidiary grants any rights under any Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary, including without limitation any license agreement under which any exclusive or quasi-exclusive rights are granted or that include any negative covenant that restricts or limits the Company’s freedom of action in any respect.
          (i) Except as set forth on Schedule 3.18(i) of the Company Disclosure Schedules, the Intellectual Property owned by the Company or any Subsidiary, together with the Intellectual Property licensed under the Inbound License Agreements to the Company or any Subsidiary, constitutes all the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and currently contemplated by the Company to be conducted, excluding end user non-exclusive licenses of generally commercially available software used in the Company’s operations and that have not been modified by or for the Company and are licensed for an aggregate license fee of no more than One Hundred Thousand Dollars ($100,000).
          (j) Schedule 3.18(j) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the material Software that is used in the businesses of the Company and its Subsidiaries as currently conducted and is not (in whole or in part) licensed to the Company or a Subsidiary pursuant to a written license agreement (collectively, “Company Software”). The Company Software was either (A) developed by Employees of the Company or a Subsidiary within the scope of their employment, (B) developed by independent contractors who have expressly assigned their Intellectual Property rights in such Company Software to the Company or a Subsidiary pursuant to written agreements or (C) otherwise acquired by the Company or a Subsidiary from a third party pursuant to a written agreement in which the Intellectual Property rights therein were expressly assigned to the Company. To the knowledge of the Company, the Company Software does not contain any programming code, documentation or other materials that embody or utilize Intellectual Property rights of any Person other than the Company or a Subsidiary, except for such materials obtained by the Company or a Subsidiary from other Persons that make such materials generally available to all interested purchasers or

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end-users on standard commercial terms. No source code of any Company Software has been licensed or otherwise provided by the Company or any Subsidiary to another Person other than an escrow agent pursuant to the terms of a source code escrow agreement identified on Schedule 3.18(j) of the Company Disclosure Schedules and all such source code has been safeguarded and protected as Trade Secrets of the Company or a Subsidiary. Neither the Company nor any of its Subsidiaries has embedded any open source, copyleft or community source code in any of its products generally available or in development and intended to become generally available, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement, in a manner that would cause such products to become subject to any Open Source License. For purposes hereof, (x) “Software” means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and electronic compilations, including any and all data and collections of data, whether machine readable or other electronic form, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing and (y) “Open Source License” means any license that requires as a condition of use, modification and/or distribution of Software subject to such license, (a) the licensor to permit reverse-engineering of the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software, or (b) that such Software or other Software combined and/or distributed with such Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, redistributable at no charge.
          (k) Neither the Company nor any Subsidiary is a member of, and has not made any contribution to, or otherwise participated in, a standards body that requires, as a result of any such activities, Company to grant or offer any third party any license or right to the Company’s Intellectual Property, or otherwise restricted in its ability to assert any rights to the Company’s Intellectual Property.
          (l) Except as set forth on Schedule 3.18(l) of the Company Disclosure Schedules, the Company and its Subsidiaries have taken commercially reasonable steps intended to ensure that Company Software is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable in any material respect any of the internal computer systems (including hardware, software, databases and embedded control systems) of the Company. The Company and its Subsidiaries have taken reasonable steps to safeguard such systems against the same and restrict unauthorized access thereto. The Company has disclosed to the Acquiror its disaster recovery plans and procedures (if any). The Company’s and the Subsidiaries’ technology systems and infrastructure, including without limitation middleware, servers, workstations, routers, and all other information technology software or equipment used by or for the Company and its Subsidiaries is adequate for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and currently contemplated to be conducted by the Company.
          (m) All products of the Company and its Subsidiaries (“Company Products”) (i) perform in all material respects in accordance with the design specifications pursuant to which the Company Products were developed and (ii) are fully interoperable with the operating

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platforms and hardware specified in their user documentation. Without limiting the foregoing, (A) there are no material defects, malfunctions or nonconformities in any of the Company Products; (B) during the last three (3) years, there have been, and are, no material claims asserted against the Company or any Subsidiary or any of their distributors related to the Company Products; and (C) the Company has not received and does have any knowledge regarding any requirements to recall any Company Products. The Company has disclosed in writing to Acquiror all information relating to any problem or issue with respect to any of the Company Products that may reasonably be expected to materially and adversely affect the value, functionality or fitness for the intended purpose of such Company Product.
          (n) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary and (ii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.
          (o) Neither the Company nor any Subsidiary has contributed or licensed, or agreed to contribute or license, any Software or any Intellectual Property to or through any standards body, standard setting organization, industry consortium, licensing pool, Governmental Entity, or other industry group or consortium (each, a “Standards Body”). Neither the Company nor any Subsidiary is a member of any Standards Body and has not participated in the development or approval of any standards or specifications proposed or established by any Standards Body. The Company has not agreed to dedicate any Software or Intellectual Property to the public, to make generally available any licenses to any Software or Intellectual Property, or to make any licenses available on a royalty free basis or on fair, reasonable or non-discriminatory terms in connection with any Standards Body or otherwise.
          (p) To the knowledge of the Company, no Employee is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would or may interfere with such Employee carrying out his or her duties for the Company or such Subsidiary or that would conflict with the conduct of the businesses of the Company or any Subsidiary. To the knowledge of the Company, it is not utilizing, nor will it be necessary for it to utilize, any inventions of any Employees of the Company or any Subsidiary (or persons the Company currently intends to hire) made, or any confidential information (including Trade Secrets) of any third party to which such Employees were exposed, prior to their employment by the Company or such Subsidiary.
          (q) Except as expressly set forth in the Inbound License Agreements and the Settlement Agreement, the Company is not, and the Interim Surviving Corporation and Final Surviving Entity shall not, be required to make or accrue any royalty or other payment to any third party in connection with any of the Company Products.

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     Section 3.19 Taxes.
          (a) Each of the Company and its Subsidiaries has accurately prepared and timely filed all Returns required to be filed by it. Such Returns are accurate and correct and do not contain a disclosure statement under Section 6662 of the Tax Code or any predecessor provision or comparable provision of state, local or foreign Law. Neither the Company nor any of its Subsidiaries has filed, nor is it required to have filed, a Company Disclosure Schedules pursuant to Temp. Treas. Reg. § 1.6011-4. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.
          (b) Each of the Company and its Subsidiaries has timely paid all Taxes it is required to have paid and has adequately provided for all Taxes for which it is required to provide. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements, Financial Statements, Interim Subsidiary Financial Statements or 2008 Subsidiary Financial Statements, as applicable, have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or the applicable Subsidiary’s operating results).
          (c) No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries.
          (d) Schedule 3.19(d) of the Company Disclosure Schedules sets forth (i) those years for which examinations by the taxing authorities have been completed and (ii) those taxable years for which examinations by taxing authorities are presently being conducted.
          (e) Except as disclosed in Schedule 3.19(e) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority, nor does the Company or any of its Subsidiaries have knowledge of any pending or threatened Action by any taxing authority.
          (f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.
          (g) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.
          (h) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
          (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

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          (j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Tax Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise.
          (k) None of the assets of the Company or any of its Subsidiaries is property that the Company or such Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Tax Code. None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Tax Code. None of the assets of the Company or any of its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Tax Code.
          (l) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Tax Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.
          (m) Schedule 3.19(m) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Tax Code.
          (n) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 3.19(n) of the Company Disclosure Schedules sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.
          (o) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Tax Code, during the applicable period specified in Section 897(c)(1)(a) of the Tax Code.
          (p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its

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Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Tax Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law.
          (q) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Tax Code.
     Section 3.20 Tax Treatment. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their Affiliates, directors of officers has taken or has agreed to take any action that would prevent the First-Step Merger or the Second-Step Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Tax Code.
     Section 3.21 Environmental Matters.
          (a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.
          (b) No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company, at any location to which the Company or any of its Subsidiaries has sent any Hazardous Substances or at any other location with respect to which the Company or any of its Subsidiaries may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority , nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.
          (c) Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice, waiver, authorization, registration, declaration, filing, approval, order, Permit or Consent of or to any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

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          (d) The Company and its Subsidiaries have provided to the Acquiror all “Phase I,” “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.
          (e) For purposes of this Agreement:
               (i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.
               (ii) “Environmental Permits” means all Permits under any Environmental Law.
               (iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
               (iv) “Release” has the meaning set forth in Section 101(22) of CERCLA.
     Section 3.22 Material Contracts.
          (a) Except as set forth in Schedule 3.22(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.22(a) of the Company Disclosure Schedules being “Company Material Contracts”):
               (i) any broker, distributor, dealer, manufacturer’s representative, franchise, or agency Contract;
               (ii) any continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract that involves obligations after the date of this Agreement in excess of $25,000 individually or in the aggregate and is not cancelable without penalty;

49

               (iii) any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;
               (iv) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements;
               (v) any Contract with any Governmental Authority;
               (vi) any Contract with any Related Party of the Company or any of its Subsidiaries;
               (vii) any consulting Contract;
               (viii) any Employment Agreement involving aggregate payments, rights and/or benefits in excess of $100,000, other than Contracts for employment covered in clauses (vi) or (vii);
               (ix) any Contract that limits, or purports to limit, or that may reasonably be expected to limit, impair or prohibit in any way the ability of the Company or any of its Subsidiaries to conduct its business or compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;
               (x) any Contract that requires a Consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;
               (xi) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;
               (xii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;
               (xiii) any Contract containing confidentiality clauses;
               (xiv) any Contract relating in whole or in part to any Intellectual Property;

50

               (xv) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;
               (xvi) any Contract with any labor union or providing for benefits under any Plan;
               (xvii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;
               (xviii) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;
               (xix) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and
               (xx) any other Contract (A) made in the ordinary course of business that involves a payment or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term, (B) not made in the ordinary course of business that involves a payment or receivable, as the case may be, in excess of $25,000 on an annual basis or in excess of $50,000 over the current Contract term, (C) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (D) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.
          (b) Each Company Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, generally and subject to general principles of equity. The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Company Material Contract, and to the knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under such Contracts that remain to be performed after the date hereof. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Company Material Contract, nor has the Company or any of its Subsidiaries received any notice or claim of any such breach, violation or default or any other dispute relating the any Company Material Contract. The Company has delivered or made available to the Acquiror true and complete copies of all Company Material Contracts, including any amendments thereto.
     Section 3.23 Affiliate Interests and Transactions.
          (a) Except as set forth in Schedule 3.23(a) of the Company Disclosure Schedule, no Related Party of the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier,

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licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business or any Contract to which the Company is a party; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.
          (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 3.24 Insurance. Schedule 3.24 of the Company Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination, increase in premium or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy. The Company reasonably believes that types and amounts of coverage provided by the insurance policies listed on Schedule 3.24 of the Company Disclosure Schedules are reasonable in the context of the business and operations in which the Company and its Subsidiaries are engaged. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.
     Section 3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or under any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, nor will the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.
     Section 3.26 Accuracy of Information Furnished; Disclosure.
          (a) The Company and its Subsidiaries have delivered true and complete copies of each document (or summaries of same) that has been requested by the Acquiror or its counsel, including all Contracts and other documents listed on the Company Disclosure Schedules. No representation or warranty by the Company contained in this Agreement, the Ancillary Agreements, the Company Disclosure Schedules, or in any exhibits, schedules, lists,

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certificates or other documents delivered to the Acquiror by the Company or its Subsidiaries and referred to herein or therein, and no statement in any certificate furnished or to be furnished by or on behalf of the Company or any Subsidiary pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is necessary to make the statements contained herein or therein not misleading. To the knowledge of the Company, there are no facts which are material to the Company or any of its Subsidiaries or which could have a Company Material Adverse Effect which the Company has not disclosed to the Acquiror in writing.
          (b) The information supplied by the Company for inclusion in the Joint Proxy Statement or other information included in any information statement or proxy statement relating to the Company Shareholders Meeting or the Acquiror Shareholders Meeting, will not, at the time it is mailed to the Company Shareholders and Acquiror Shareholders, respectively, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.
     Section 3.27 Inventory. Schedule 3.27 of the Company Disclosure Schedules sets forth a true and complete list of all inventory of the Company and its Subsidiaries as of November 30, 2008, the value thereof and the address at which such inventory was located as of such date. No inventory has been consigned to, or held on consignment from, any third person. Such inventory and any additional items of inventory arising since November 30, 2008 were acquired and have been maintained in accordance with the regular business practices of the Company and its Subsidiaries, consist of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Company and its Subsidiaries applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The inventory (including items of inventory acquired or manufactured subsequent to November 30, 2008) consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Schedule 3.27 of the Company Disclosure Schedules, the present quantities of all inventory are reasonable in the present circumstances of the Company and its Subsidiaries and consistent with the average level of inventory in the past 24 months.
     Section 3.28 Customers and Suppliers.
          (a) Schedule 3.28(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the top ten purchasers of the Company and its Subsidiaries (determined on the basis of revenues) during the 12 months ended November 30, 2008, (ii) the amount for which each such client was invoiced during such period and (iii) the

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percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe (other than solely as a result of changes in general economic, financial market, business or geopolitical conditions) that any of such clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries. None of such clients has otherwise, to the knowledge of the Company, threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Schedule 3.28(b) of the Company Disclosure Schedules sets forth a true and complete list of (i) the top ten suppliers of the Company and its Subsidiaries (determined on the basis of payables to such suppliers) from which the Company or a Subsidiary ordered products or services during for the 12 months ended November 30, 2008 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe (other than solely as a result of changes in general economic, financial market, business or geopolitical conditions) that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or than any such supplier will not sell supplies or services to the Interim Surviving Corporation or the Final Surviving Entity or their respective Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases. No such supplier has otherwise, to the knowledge of the Company, threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 3.29 Warranties. The Company has heretofore delivered to the Acquiror true and correct copies of all written warranties currently in effect covering the respective products and services of the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor its Subsidiaries has incurred any material warranty expenses during any one year.
     Section 3.30 Capital Expenditures. The aggregate contractual commitments of the Company and its Subsidiaries for new capital expenditures do not exceed $50,000 at November 30, 2008.
     Section 3.31 Key Employees. Schedule 3.31 of the Company Disclosure Schedules lists the name, place of employment, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in the past four years, the date of employment and a description of the position and job function of each current salaried Employee, officer, director, consultant or agent of the Company or any of its Subsidiaries whose annual compensation exceeded (or, in 2008, is expected to exceed) $100,000.

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     Section 3.32 Expenses. The Schedule of Expenses delivered to the Acquiror sets forth or will set forth, when delivered pursuant to Section 2.14, (i) a true and complete list of all Company Transaction Expenses that have been paid (or for which invoices have been received) or will be due and payable that have been paid as of the Closing Date, (ii) a good faith estimate of all such additional Company Transaction Expenses that have been incurred or are reasonably expected to be incurred as of the Closing Date but are not reflected in clause (i) hereof, and (iii) a good faith estimate of any additional Company Transaction Expenses that are reasonably expected to be incurred after the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR, FIRST-STEP MERGER SUB AND SECOND-STEP
MERGER SUB
     Except as set forth in the corresponding sections or subsections of the Acquiror Disclosure Schedules attached hereto (collectively, the “Acquiror Disclosure Schedules”) (each of which shall qualify only the specifically identified section or subsection of this Article III to which such Company Disclosure Schedules relates and any other section or subsection of this Article III to the extent that it is reasonably apparent from a reading of the face of the disclosure (without having to refer to the underlying documents being disclosed) that such disclosure is relevant and applicable to such other section and subsection), or as set forth in Acquiror’s SEC Reports, the Acquiror hereby represents and warrants to the Company as of the date hereof, on and as of the Closing Date, as though made at the Closing Date, and on and as of the Effective Time, as though made at the Effective Time, as follows:
     Section 4.1 Organization. Each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Acquiror’s articles of incorporation and bylaws are in full force and effect have not been amended, and the Acquiror Board has not approved or proposed any amendment thereof, since the date of the Acquiror’s most recent Form 10-Q or, if later, Form 8-K on file with the SEC.
     Section 4.2 Authority. Each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining approval of the Acquiror Shareholders representing a majority of the outstanding capital stock of the Acquiror and the approval by the Acquiror as the sole shareholder of First-Step Merger Sub and the sole member of Second-Step Merger Sub (which, subject to Sections 5.3 and 5.5, Acquiror hereby agrees to give in a timely manner) (such approvals, collectively, the “Acquiror Shareholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Acquiror and

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First-Step Merger Sub, and the sole member of Second-Step Merger Sub. Subject to obtaining Acquiror Shareholder Approval, no other corporate proceedings on the part of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror, First-Step Merger Sub or Second-Step Merger Sub will be a party will have been, duly and validly executed and delivered by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror, First-Step Merger Sub or Second-Step Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub, as applicable, enforceable against the Acquiror, First-Step Merger Sub and Second-Step Merger Sub, as applicable, in accordance with their respective terms.
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, assuming the receipt of Acquiror Shareholder Approval, do not and will not:
               (i) conflict with or violate the certificate of incorporation, articles of incorporation, bylaws or equivalent organizational documents of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub;
               (ii) conflict with or violate any Law applicable to the Acquiror, First-Step Merger Sub or Second-Step Merger Sub; or
               (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any Consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other Contract to which the Acquiror, First-Step Merger Sub or Second-Step Merger Sub is a party;
except for any such conflicts, violations, breaches, defaults, Consents or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.
          (b) None of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub is required to file, seek or obtain any Permit or Consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the First-Step Merger Certificate of Merger with the Secretary

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of State of the State of California, (ii) the filing of the Second-Step Merger Certificate of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws (including, for the avoidance of doubt, the Form S-4), and (iv) providing such notices as may be required by Nasdaq in connection with the listing of Acquiror Common Stock to be issued in the Merger.
     Section 4.4 Capitalization.
          (a) The authorized capital stock of the Acquiror on the date hereof consists of 40,000,000 shares of Acquiror Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share. The number of issued and outstanding shares of capital stock of the Acquiror as of September 30, 2008 is as set forth in Acquiror’s Form 10-Q for the quarter ended September 30, 2008. All of the outstanding shares of Acquiror Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as provided by the Preferred Stock Rights Agreement, none of the outstanding shares of Acquiror Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Acquiror Common Stock is subject to any right of first refusal in favor of the Acquiror, other than early exercise rights and rights of repurchases in favor of the Acquiror with respect to such early exercise rights. Except as contemplated by this Agreement or the Ancillary Agreements, there is no Contract to which the Acquiror is a party relating to the voting or registration of any shares of Acquiror Common Stock.
          (b) Except for the Acquiror Option Plans or as contemplated by this Agreement or the Ancillary Agreements, as of September 30, 2008, the Acquiror does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person.
          (c) Except for the Preferred Stock Rights Agreement or as contemplated by this Agreement or the Ancillary Agreements, as of September 30, 2008, there were no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Acquiror; (ii) outstanding security, instrument or obligation that is convertible into or exchangeable for any shares of the capital stock or other securities of the Acquiror; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Acquiror is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) condition or circumstance known to the Acquiror that would reasonably be expected to give rise to a claim by any Person to the effect that such Person is entitled to acquire or receive from Acquiror any shares of capital stock or other securities of the Acquiror; or (v) outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to the Acquiror.
          (d) All outstanding shares of Acquiror Common Stock and options, warrants and other securities of the Acquiror have been issued and granted in material compliance with all applicable securities Laws and other applicable Law.

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     Section 4.5 Equity Interests. Schedule 4.5 of the Acquiror Disclosure Schedules lists each Subsidiary of the Acquiror as of the date hereof. Except for the Subsidiaries listed in Schedule 4.5 of the Acquiror Disclosure Schedules, passive investments or as contemplated by this Agreement or the Ancillary Agreements, neither the Acquiror nor any of its Subsidiaries, directly or indirectly, owns any material equity, partnership, membership or similar interest in, or any interest that is convertible into, exercisable for the purchase of or exchangeable for any such material equity, partnership, membership or similar interest, or is under any obligation to form or participate in, make any loan, capital contribution or other investment in, or assume any material liability or obligation of, any Person.
     Section 4.6 SEC Reports; Financial Statements.(a) The Acquiror has filed all forms, reports, proxy statements and other documents required to be filed by it with the SEC since January 1, 2007 (collectively, “SEC Reports”) and all material SEC Reports of the Acquiror have been filed by the Acquiror in a timely manner. As of its filing date or, in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act, its effective date (or, in each such case, if an SEC Report was amended or superseded by a subsequent filing, then on the date of such filing), (i) each SEC Report complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the applicable date, (ii) no SEC Report filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) no SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.(b) The consolidated financial statements (including any related notes thereto) included in the SEC Reports were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Acquiror as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquiror for the periods indicated.
          (c) From January 1, 2007, through the date hereof, the Acquiror has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Acquiror Common Stock on the NASDAQ Global Market. The Acquiror has not disclosed any unresolved comments in its SEC Reports.
          (d) Since January 1, 2007, there have been no formal material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Acquiror, the Acquiror Board or any committee thereof, other than ordinary course audits or

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reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
     Section 4.7 Absence of Certain Changes or Events. Since September 30, 2008 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an Acquiror Material Adverse Effect.
     Section 4.8 Compliance with Law; Permits.(a) Each of the Acquiror and its Subsidiaries is and has been in compliance with all Laws applicable to it, except where any non-compliance would not reasonably be expected to have an Acquiror Material Adverse Effect. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, (i) each of the Acquiror and its Subsidiaries is in possession of all Permits, (ii) each of the Acquiror and its Subsidiaries is and has been in compliance with all such Permits, (iii) all such Permits are in full force and effect, and (iv) no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Acquiror, threatened.
     Section 4.9 Litigation. There is no Action pending or, to the knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries or any property or asset of the Acquiror or any of its Subsidiaries, except as would not reasonably be expected to have an Acquiror Material Adverse Effect. There is no Action pending or, to the knowledge of the Acquiror, threatened against Acquiror that seeks to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or to the knowledge of the Acquiror pending or threatened investigation by, any Governmental Authority (i) relating to the Acquiror, any of its Subsidiaries, any of their properties or assets, except as would not reasonably be expected to have an Acquiror Material Adverse Effect, or (ii) to which the Acquiror is a party and relating to the transactions contemplated by this Agreement or the Ancillary Agreements. There is no material Action by the Acquiror or any of its Subsidiaries pending, or which the Acquiror or any of its Subsidiaries has commenced preparations to initiate, against any other Person. To the knowledge of the Acquiror, no Governmental Entity has at any time challenged or questioned the legal right of the Acquiror to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.
     Section 4.10 Intellectual Property.
          (a) The Acquiror or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property that is used in the Acquiror’s and its Subsidiaries’ businesses, other than Intellectual Property that is licensed to the Acquiror by a third party licensor pursuant to a license agreement that remains in effect, except as would not reasonably be expected to have an Acquiror Material Adverse Effect. Neither the Acquiror nor any of its Subsidiaries has received any written notice or claim challenging the Acquiror’s ownership or the validity of any of the Intellectual Property owned (in whole or in part) by the Acquiror or any of its Subsidiaries.
          (b) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Acquiror or

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any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, except as would not reasonably be expected to have an Acquiror Material Adverse Effect, and neither the Acquiror nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property owned by or, to the knowledge of Acquiror, licensed to the Acquiror or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement materially restricting the use or licensing thereof by the Acquiror or its Subsidiaries. To the knowledge of the Acquiror, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Acquiror or any of its Subsidiaries in a material manner.
          (c) The Intellectual Property owned by the Acquiror or any Subsidiary, together with the Intellectual Property licensed to the Acquiror or any Subsidiary, constitutes all the Intellectual Property rights necessary for the conduct of the Acquiror’s business as it is currently conducted and contemplated to be conducted by Acquiror, excluding end user non-exclusive licenses of generally commercially available software used in the Acquiror’s operations and that have not been modified by or for the Acquiror and are licensed for an aggregate license fee of no more than One Hundred Thousand Dollars ($100,000).
          (d) Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, all products of the Acquiror and its Subsidiaries (the “Acquiror Products”) (i) perform in all material respects in accordance with the design specifications pursuant to which the Acquiror Products were developed and (ii) are fully interoperable with the operating platforms and hardware specified in their user documentation. Without limiting the foregoing, (x) there are no material defects, malfunctions or nonconformities in any of the Acquiror Products; (y) during the last three (3) years, there have been, and are, no material claims asserted against the Acquiror or any Subsidiary or any of their distributors related to the Acquiror Products; and (z) the Acquiror has not received and does have any knowledge regarding any requirements to recall any Acquiror Products, except in each case as would not reasonably be expected to have an Acquiror Material Adverse Effect.
     Section 4.11 Taxes. (a) Each of the Acquiror and its Subsidiaries has accurately prepared and timely filed all Returns required to be filed by it. Such Returns are accurate and correct and do not contain a disclosure statement under Section 6662 of the Tax Code or any predecessor provision or comparable provision of state, local or foreign Law. Neither the Acquiror nor any of its Subsidiaries has filed, nor is it required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4. Each of the Acquiror and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention. Each of the Acquiror and its Subsidiaries has timely paid all Taxes it is required to have paid and has adequately provided for all Taxes for which it is required to provide.
     Section 4.12 Material Contracts. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, each Acquiror Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect

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relating to creditors’ rights generally and subject to general principles of equity. None of the Acquiror or any of its Subsidiaries or, to the knowledge of the Acquiror, any other party, is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Acquiror Material Contract, nor has the Acquiror or any of its Subsidiaries received any notice or claim of any such breach, violation or default or any other dispute relating the any Acquiror Material Contract.
     Section 4.13 Accuracy of Information Furnished; Disclosure. The information supplied by the Acquiror for inclusion in the Joint Proxy Statement or other information included in any information statement or proxy statement relating to the Acquiror Shareholders Meeting, will not, at the time it is mailed to the Acquiror Shareholders and Company Shareholders, respectively, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.
     Section 4.14 Brokers. Except for Avondale Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business of the Company and its Subsidiaries Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Acquiror shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to, preserve substantially intact the business organization and assets of the Company and its Subsidiaries, pay the debts and Taxes of the Company when due, use its commercially reasonable efforts to keep available the services of the current officers, Employees and consultants of the Company and its Subsidiaries and use commercially reasonable efforts to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Acquiror of (i) any event or occurrence or emergency not in the ordinary course of business of the Company or any of its Subsidiaries, (ii) any material event involving the Company or any of its Subsidiaries or (iii) any event or action that has decreased or could reasonably be expected to materially decrease the value of the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement and subject to Section 5.3, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Acquiror:

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          (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date hereof in accordance with their current terms, or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;
          (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar Contract or arrangement;
          (f) except for the First-Step Merger and the Second-Step Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;
          (h) (i) amend, waive, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, (ii) except for any sales Contracts with customers entered into in the ordinary course of business, undertake any expenditure, transaction or commitment, or any commitment or transaction of the type described in Section 3.21, exceeding $25,000 individually or $50,000 in the aggregate, or (iii) enter into any Contract other than in the ordinary course of business consistent with past practice;

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          (i) authorize, or make any commitment with respect to, any capital expenditure, except for such capital expenditures that do not, individually or in the aggregate, exceed $25,000;
          (j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $25,000 per year in any single case;
          (k) increase the compensation payable or to become payable or the benefits provided to its directors, officers or Employees (except for (i) normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $100,000 in total annual cash compensation from the Company or any of its Subsidiaries and (ii) payments of annual bonuses for the fiscal year ended November 30, 2008 as described in Schedule 3.31 of the Company Disclosure Schedules), or grant any severance or termination payment to, or loan or advance any amount to, any director, officer or Employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan;
          (l) enter into any Contract with any Related Party of the Company or any of its Subsidiaries, other than as contemplated by this Agreement;
          (m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (n) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;
          (o) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
          (p) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
          (q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries, except by reason of replacement;
          (r) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in and necessary to the business of the Company or any of its Subsidiaries;
          (s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
          (t) commence or settle any Action;

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          (u) take any action, or intentionally fail to take any action, intended to or that would reasonably be expected by the Company to cause any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue in any material respect or result in a breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Company Material Adverse Effect;
          (v) take any action outside of the ordinary course of business that would individually or in the aggregate be reasonably expected to decrease the cash and cash equivalents as would be required to be shown on the Company’s balance sheet as of the Closing Date to less than $4,500,000; or
          (w) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
     Section 5.2 Conduct of Business of the Acquiror Prior to the Closing. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, (a) the Acquiror shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts: to preserve substantially intact the business organization and assets of the Acquiror and its Subsidiaries, to pay the debts and Taxes of the Acquiror when due, to keep available the services of the current officers, employees and consultants of the Acquiror and its Subsidiaries, and to preserve the current relationships of the Acquiror and its Subsidiaries with customers, suppliers and other persons with which the Acquiror or any of its Subsidiaries has significant business relations, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Acquiror at the Effective Time and (b) except as expressly contemplated by this Agreement and subject to Section 5.3, neither the Acquiror nor any of its Subsidiaries shall do, directly or indirectly, any of the following without the prior written consent of the Company:
          (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge or dispose of, or grant any options, warrants, convertible securities or other rights to acquire, in any individual transaction or series of related transactions, (i) more than 5% of the currently outstanding shares of Acquiror Common Stock or (ii) all or substantially all of the properties or assets of the Acquiror or any of its Subsidiaries, other than (A) sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice, (B) sales or transfers of assets that are not material to the Acquiror’s business;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned Subsidiary of the Acquiror to the Acquiror or another wholly owned Subsidiary of the Acquiror or (ii) capital contributions from the Acquiror to any direct or indirect wholly owned Subsidiary of the Acquiror or from a Subsidiary of the Acquiror to another Subsidiary of the Acquiror;

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          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;
          (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar Contract or arrangement, in each such case with a transaction cost to the Acquiror in excess of $5,000,000, except for passive investments and cash management consistent with past practice;
          (f) except for the First-Step Merger and the Second-Step Merger or any transaction described in Section 5.2(e) (disregarding the transaction value), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or any of its Subsidiaries, or otherwise alter in any material respect the Acquiror’s or a Subsidiary’s corporate structure, other than with respect to any immaterial or inactive Subsidiary;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, the obligations of any Person, or make any loans or advances, in each such case in excess of $1,000,000, except in the ordinary course of business consistent with past practice;
          (h) take any action, or intentionally fail to take any action, intended to or that would reasonably be expected by the Acquiror to cause any representation or warranty made by the Acquiror in this Agreement or any Ancillary Agreement to be untrue in any material respect or result in a breach of any covenant made by the Acquiror in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have an Acquiror Material Adverse Effect; or
          (i) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
     Section 5.3 Exclusivity.
          (a) Immediately following the execution of and delivery of this Agreement, each of the Company and the Acquiror, and each of their respective Subsidiaries, shall immediately cease any and all existing activities, discussions, or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal relating to the Company and the Acquiror, respectively.
          (b) At all times during the period commencing with the execution and delivery of this Agreement, and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company, nor the Acquiror, shall (nor shall their respective Representatives or Affiliates), directly or indirectly, take any of the following actions with any party other than the other party hereto and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any Acquisition Proposal, (ii) disclose or furnish any information in connection with an Acquisition Proposal

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concerning thebusiness, technologies or properties of either the Company or the Acquiror, or any of their respective Subsidiaries, or afford to any Person access to its properties, technologies, books or records, in connection with an Acquisition Proposal, (iii) approve, endorse or recommend an Acquisition Proposal relating to the Company or the Acquiror, respectively; (iv) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal relating to the Company or the Acquiror, respectively; or (v) terminate, amend or waive any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto); provided that:
               (i) notwithstanding the foregoing, at any time prior to obtaining the Acquiror Shareholder Approval the Acquiror may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 5.3, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Acquiror in writing that the Acquiror Board reasonably determines in good faith would not require the Acquiror to forego the Merger and the other transactions contemplated hereby or constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Acquiror in writing that the Acquiror Board reasonably determines in good faith would not require the Acquiror to forego the Merger and the other transactions contemplated hereby or (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, non-public information relating to Acquiror or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to Acquiror than those contained in the Confidentiality Agreement, provided further, that, in the case of any action taken pursuant to the foregoing clauses (A) or (B), (x) the Acquiror Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the DGCL, (y) at least one (1) Business Day prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Acquiror gives the Company written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal and of the Acquiror’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (z) contemporaneously with furnishing any non-public information to such Person, the Acquiror furnishes such non-public information to the Company (to the extent such information has not been previously furnished to the Company); and
               (ii) notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval the Company may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 5.3, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Company in writing that the Company Board reasonably determines in good faith constitutes or is reasonably likely to lead to a Company Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Company in writing that the Company Board reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Company Superior Proposal, non-public

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information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided further, that, in the case of any action taken pursuant to the foregoing clauses (A) or (B), (x) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the Cal Code, (y) at least one (1) Business Day prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives the Acquiror written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give the Acquiror a copy of all written materials comprising or relating thereto) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (z) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to the Acquiror (to the extent such information has not been previously furnished to the Acquiror).
          (c) In addition to the obligations of the Company and the Acquiror set forth in Section 5.3(a) and Section 5.3(b), and subject to the terms of the Confidentiality Agreement, each of the Company and the Acquiror shall promptly, and in all cases within twenty four (24) hours of its receipt, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
          (d) Each party shall keep the other party reasonably informed on a current basis of the status of any discussions with respect to any Acquisition Proposal and the material terms and conditions (including all amendments or proposed amendments) of any Acquisition Proposal, request or inquiry it receives. In addition to the foregoing, each party shall provide the other party hereto with at least three (3) Business Days written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.
     Section 5.4 S-4 Registration Statement.
          (a) As soon as practicable following the date of this Agreement, the Company and the Acquiror shall prepare and file with the SEC the Joint Proxy Statement and the Acquiror shall prepare and file with the SEC a registration statement on Form S-4 with respect to the Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Merger or in connection with the exercise of any Acquiror Warrant (together with any amendment or supplement thereto, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. The Company shall reasonably promptly furnish to the Acquiror all information concerning the Company and the Company Shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.4 (including,

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without limitation, the audited financial statements of the Company for the three fiscal years ended November 30, 2008 complying with the requirements of the Securities Act and the Exchange Act). In addition, the Company shall promptly furnish to the Acquiror all information concerning the Company, its Subsidiaries and the Company Shareholders that may be required or reasonably requested in connection with any pre- or post-effective amendment to the Form S-4 and shall use its diligence efforts to cause its independent auditors to promptly provide all Consents for the inclusion of the audited financial statements of the Company and the report thereon of the Company’s independent auditors in the reports, registration statements, or filings of the Acquiror filed or to be filed with the SEC. Each of the Company and Acquiror shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company Shareholder, and the Acquiror shall use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Acquiror Shareholders, in each case as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 will be made by the Acquiror, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or the Acquiror, in each case, without providing the other party and its respective counsel a reasonable opportunity (subject to applicable Law and the time requirements) to review and comment thereon and giving due consideration to such comments. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives or Affiliates, on the one hand, and the SEC or its staff on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or the Acquiror, or any of their respective Affiliates, Subsidiaries, Employees, officers or directors, should be discovered by the Company or the Acquiror which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC as soon as reasonably practicable and, to the extent required by applicable Law, disseminated to the shareholders of each of the Company and the Acquiror. The parties acknowledge and agree that the foregoing arrangements may be altered by the Acquiror as Acquiror deems necessary to respond to any comments or requests from the SEC.
          (b) Prior to the Effective Time, the Acquiror shall use commercially reasonable efforts to make all required filings with state regulatory authorities and Nasdaq and to cause the Acquiror Common Stock and Acquiror Warrants to be issued in the Merger or in connection with the exercise of any Acquiror Warrant to qualify under the securities or “blue sky” Law of every jurisdiction of the United States in which any registered Company Shareholder has an address of record on the record date for determining the shareholders entitled

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to notice of and to vote on the Merger (other than qualifying to do business in a State in which it is not now qualified), and the Company shall furnish all information concerning the Company, its Subsidiaries and the Company Shareholders as the Acquiror may request in connection with any such action.
     Section 5.5 Shareholder Meetings.
          (a) Company Shareholders Meeting.
               (i) As soon as reasonably practicable following the date the Form S-4 becomes effective, but in any event within five (5) Business Days, the Company shall take all action necessary in accordance with the Cal Code and the Company’s articles of incorporation and bylaws to duly call and give notice of the meeting of Company Shareholders to be held in connection with the Merger (the “Company Shareholders Meeting”) for Company Shareholders to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreement, and the Company shall take all action necessary in accordance with the Cal Code and the Company’s articles of incorporation and bylaws to convene and hold such Company Shareholders’ Meeting as soon as reasonably practicable following the giving of such notice, but in any event within 30 calendar days thereafter.
               (ii) The Company shall (A) through the Company Board, unanimously recommend to Company Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreements (the “Company Board Recommendation”), (B) use its commercially reasonable efforts to solicit and obtain the Company Shareholder Approval and satisfy the condition set forth in Section 7.3(l), and (C) include the Company Board Recommendation in the Joint Proxy Statement.
               (iii) The Company agrees that its obligations pursuant to Section 5.5(a)(i) shall not be affected by any Board Recommendation Change or any Acquisition Proposal. Without limiting the generality of the foregoing, nothing set forth in this Section 5.5 relieves the Company of its obligation to submit this Agreement and the Merger and the other transactions contemplated hereby and by the Ancillary Agreements to a vote of the Company Shareholders at the Company Shareholders Meeting.
               (iv) The Company shall provide the Acquiror with the Company Shareholders’ list as and when requested by the Acquiror, including at any time and from time to time following any Board Recommendation Change.
               (v) Nothing in this Section 5.5(a) shall be deemed to require the Company to waive any condition to closing set forth in Section 7.1 or Section 7.2 hereof or to restrict the Company’s right to terminate this Agreement in accordance with the provisions of this Agreement.
          (b) Acquiror Shareholders Meeting.
               (i) As soon as reasonably practicable following the date the Form S-4 becomes effective, but in any event within five (5) Business Days, the Acquiror shall take all

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action necessary in accordance with the DGCL and the Acquiror’s certificate of incorporation and bylaws to duly call and give notice of the Acquiror shareholders meeting (including any adjournments or postponements thereof as Acquiror may deem necessary, the “Acquiror Shareholders Meeting”) for Acquiror Shareholders to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreement, and the Acquiror shall take all action necessary in accordance with the DGCL and the Acquiror’s articles of incorporation and bylaws to convene and hold such Acquiror Shareholders Meeting as soon as reasonably practicable following the giving of such notice, but in any event within 50 calendar days thereafter, excluding any adjournments or postponements thereof as Acquiror may deem necessary.
               (ii) The Acquiror shall (A) through the Acquiror Board, unanimously recommend to Acquiror Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreement (the “Acquiror Board Recommendation”), (B) use its commercially reasonable efforts to solicit and obtain the Acquiror Shareholder Approval, and (C) include the Acquiror Board Recommendation in the Joint Proxy Statement.
               (iii) Nothing in this Section 5.5(b) shall be deemed to require the Acquiror to waive any condition to closing set forth in Section 7.1 or Section 7.3 hereof or to restrict the Acquiror’s right to terminate this Agreement in accordance with the provisions of this Agreement.
          (c) Board Recommendation Change. Subject to the terms of this Section 5.5(c), neither the Company Board nor the Acquiror Board nor any committee thereof shall change, withhold, withdraw, amend, modify, qualify or condition in a manner adverse to the other party, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to the other party, the Company Board Recommendation or the Acquiror Board Recommendation (a “Board Recommendation Change”); provided, however, that:
               (i) notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company may effect a Board Recommendation Change, if (A) the Company has received an Acquisition Proposal relating to it that constitutes a Company Superior Proposal, (B) prior to effecting such Board Recommendation Change, the Company shall have given the Acquiror at least five (5) Business Days notice thereof, which notice shall include the most current terms of such Company Superior Proposal and the identity of the Person making such Company Superior Proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of this Agreement so that the Merger and the other transactions contemplated hereby may be effected, (C) the Acquiror shall not have made, within three (3) Business Days after receipt of the written notice of the Company’s intention to effect a Board Recommendation Change, a counter-offer or proposal that is at least as favorable to the Company Shareholders as such Company Superior Proposal and (D) after such discussions, the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the Acquiror pursuant to the immediately preceding clause) that the failure to effect such Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under the Cal Code; and

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               (ii) notwithstanding the foregoing, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror may effect a Board Recommendation Change, if (A) the Acquiror has received an Acquisition Proposal relating to it that constitutes an Acquiror Superior Proposal, (B) prior to effecting such Board Recommendation Change, the Acquiror shall have given the Company at least five (5) Business Days notice thereof, which notice shall include the most current terms of such Acquiror Superior Proposal and the identity of the Person making such Acquiror Superior Proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of this Agreement so that the Merger and the other transactions contemplated hereby may be effected, and (C) after such discussions, the Acquiror Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to effect such Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under the DGCL.
          (d) Nothing in this Agreement shall prohibit the Acquiror Board from (i) taking and disclosing to the Acquiror Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act.
     Section 5.6 Access to Information. From the date hereof until the Closing Date, each of the Company and the Acquiror shall (i) provide the other party and their respective Representatives complete access (including for inspection and copying) at all reasonable times to the properties, offices, plants and other facilities, books and records of the such party and its Affiliates and Subsidiaries, (ii) furnish the other party and their respective Representatives such financial, operating and other data and other information on the business and properties of such party and its Affiliates and Subsidiaries as may be reasonably requested from time to time, (iii) instruct its Employees, Representatives, Affiliates and Subsidiaries (and the Employees, Representatives, Affiliates of any Subsidiary or Affiliate) to cooperate in good faith with the other party and their respective Representatives, and (iv) subject to restrictions imposed by applicable Law, if any, allow the other party and their respective Representatives to make all extracts and copies of the books and records of the such party and its Affiliates and Subsidiaries as may be reasonably requested from time to time; provided, however, that no information discovered through the access afforded by this Section 5.6 shall (x) limit or otherwise affect any remedies available to the party receiving such access, or (y) be deemed to amend or supplement the Disclosure Schedules of the disclosing party or prevent or cure any misrepresentations, breach of representation or warranty or breach of covenant.
     Section 5.7 Notification of Certain Matters; Supplements to Disclosure Schedules.
          (a) The Company and the Acquiror shall give prompt written notice to the other party of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any of its respective representations or warranties contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (ii) the occurrence of any change, condition or event that has had or could reasonably likely have a Company Material Adverse Effect or Acquiror Material Adverse Effect, as applicable, (iii) any failure of the Company or the Acquiror or any of their respective Subsidiaries or Affiliates or Representatives to comply with or satisfy any covenant or agreement to be complied with or

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satisfied by it hereunder or any event or condition that would otherwise result in the non-fulfillment of any of the conditions to the other party’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (v) any Action pending or, to the knowledge of such party, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) be deemed to amend or supplement the Disclosure Schedules of the disclosing party or prevent or cure any misrepresentations, breach of representation or warranty or breach of covenant.
          (b) Each party shall from time to time supplement the information set forth on its respective Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of such party which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that no such supplement shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Sections 7.2 or 7.3, the compliance by the Company or the Acquiror, as applicable, with any covenant set forth herein.
     Section 5.8 Spreadsheet. The Company shall deliver to the Acquiror a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.8, which spreadsheet shall be certified as complete and correct by the chief executive officer and chief financial officer of the Company as of the Effective Time and which shall include, among other things, as of immediately prior to the Effective Time, (a) all Company Shareholders and their respective addresses, indicating whether such holder is an Employee, the number of shares of Company Common Stock held by such Company Shareholder (including the respective certificate numbers of Company Common Stock), the aggregate Merger Consideration Per Share payable to each Company Shareholder, and such other information relevant thereto or which the Acquiror may reasonably request, and (b) all holders of Company Warrants and their respective addresses, whether each such holder is an employee, the number of shares of Company Common Stock underlying each such Company Warrant, the grant dates of such Company Warrants, the exercise price of such Company Warrants and such other information relevant thereto or which the Acquiror may reasonably request. The Company shall deliver a preliminary Spreadsheet to the Acquiror at least five (5) Business Days prior to the Closing Date, and shall deliver a definitive, final Spreadsheet to the Acquiror at least one (1) Business Day prior to the Closing Date.
     Section 5.9 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

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     Section 5.10 Stock Option Plans; Additional Director Warrants; Employee Benefit Plans. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) all Company Option Plans and all other option or other equity-based plans and all Company Options shall terminate as of the Effective Time and (b) after the Effective Time, the Company is not bound by any Company Option, Company Option Plan or other equity-based or other right issued by the Company or any Subsidiary that would entitle any Person, other than the Acquiror or its Affiliates, to beneficially own, or receive any payments other than as contemplated in Article II in respect of, any capital stock or any other security of the Company, any Subsidiary of the Company, the Interim Surviving Corporation or the Final Surviving Entity. After the Effective Time, (i) the Acquiror, in the ordinary course of its employee compensation process and with input and approval from Larry Midland, will make appropriate grants of employee stock options under the Acquiror Option Plans to employees of the Company consistent with stock grants made to similarly situated employees of Acquiror, and (ii) in exchange for their service to the Company during 2008, the Acquiror will grant to each of the Company directors listed on Schedule 5.10 an Acquiror Warrant to purchase up to the number of shares of Acquiror into which 3,000 shares of Company Common Stock would convert at the Effective Time based on the Conversion Ratio, at an exercise price of $3.00 per share of Acquiror Common Stock, which Acquiror Warrants will be evidenced by and subject to the terms and conditions of the Warrant Agreement substantially in the form attached hereto as Exhibit G. In addition, between the date of this Agreement and the Closing Date, the Company and the Acquiror will cooperate in good faith to determine which Plans of the Company and its Subsidiaries shall continue in effect after the Effective Time and whether any such Plan should be amended in any respect.
     Section 5.11 Confidentiality. Each of the parties shall hold, and shall cause its respective Subsidiaries, Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby or by any Ancillary Agreement pursuant to the terms of the confidentiality agreement dated July 8, 2008 between the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary, the Company acknowledges that the Acquiror Common Stock is publicly traded and that any information obtained by the Company, its Subsidiaries or Affiliates or any of their respective Representatives during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to (and the Company will cause its Subsidiaries not to and will inform its Affiliates and Representatives not to) engage in any discussions or correspondence relating to, or transactions in, the Acquiror Common Stock in violation of applicable securities Laws.
     Section 5.12 Public Announcements. Neither the Company nor any of its Subsidiaries, Affiliates and Representatives shall issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Acquiror, except to the extent the Company reasonably determines is required under applicable Law. Neither the Acquiror not any of its Subsidiaries, Affiliates and Representatives

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shall issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement and the reasons therefor, without first consulting the Company, except to the extent the Acquiror reasonably determines is required under applicable Law, the Acquiror’s obligation to comply with applicable securities Laws, or the rules of Nasdaq.
     Section 5.13 Commercially Reasonable Efforts. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all Consents and Permits as are necessary for the consummation by such party of the transactions contemplated by this Agreement and the Ancillary Agreements or for which such party (or any of its Subsidiaries or Affiliates) is otherwise responsible, including, without limitation, any required Consents under any Contract to which such party (or any of its Subsidiaries or Affiliates) is a party or is bound in a form reasonably acceptable to the other party, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Ancillary Agreements required to be made by such party (or any of its Subsidiaries or Affiliates) under any applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other Action (whether temporary, preliminary or permanent) to which such party (or any of its Subsidiaries or Affiliates) is subject that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Company shall permit the Acquiror reasonably to participate in the defense and settlement of any Action or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby or by any of the Ancillary Agreements, and the Company shall not settle or compromise any such Action or cause of action without the Acquiror’s written consent. Notwithstanding anything herein to the contrary, no party shall be required by this Section 5.13 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any of it assets (or in the case of the Acquiror, any of the assets of the Company) or any of the assets of its respective Subsidiaries or Affiliates or (ii) limit its freedom of action with respect to, or its ability to consolidate and control, any of its assets or businesses (or in the case of the Acquiror, any of the assets or businesses of the Company), or the assets or businesses of its respective Subsidiaries or Affiliates.
     Section 5.14 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Closing Date until the third (3rd) anniversary thereof and, to the extent of coverage under the D&O Policy (as defined below), for three (3) additional years thereafter, the Interim Surviving Corporation or the Final Surviving Entity, as applicable (each, an “Indemnifying Party”) shall, (i) to the maximum extent permitted under applicable Law, indemnify and hold harmless the directors and officers of the Company and its Subsidiaries serving as of the date of this Agreement (each, an “Indemnified Party”) from and against all costs and expenses (including reasonable attorneys’ fees), judgments, losses, claims, damages, liabilities and settlement amounts (paid with the Acquiror’s prior written consent), in each case,

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to the extent actually and reasonably incurred and arising from any claim, action, suit, proceeding or investigation pertaining to the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, whether pending, asserted, claimed or threatened prior to or at (but only to the extent disclosed to the Acquiror on or prior to the Closing Date, provided that with respect to any threatened matter, the Company had knowledge of such matter on or prior to the Closing Date), or after the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby), and (ii) advance any reasonable and documented expenses related thereto, subject to the receipt from the Indemnified Party of any undertaking to repay any such amounts for which it is determined that the Indemnified Party was not entitled or as required under applicable Law. In the event of any such claim, action, suit, proceeding or investigation, (x) the Indemnifying Party shall pay the reasonable and documented fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnifying Party, and (y) the Indemnifying Party may participate in the defense of any such matter; provided, however, that the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; provided further, that neither the Interim Surviving Corporation nor the Final Surviving Entity shall be obligated pursuant to this Section 5.14 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single Action unless a conflict of interest precludes the effective representation of more than one Indemnified Party with respect to the applicable claim, action, suit, proceeding or investigation.
          (b) The Interim Surviving Corporation and Final Surviving Entity, as the case may be, shall maintain in effect for six (6) years from the Closing Date, if available, the directors’ and officers’ liability insurance policies maintained by the Company as of the date hereof (the “D&O Policy”, a true, correct and complete copy of which has been heretofore provided to the Acquiror) with respect to acts or omissions occurring prior to the Closing Date; provided, however, that the Interim Surviving Corporation or Final Surviving Entity may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are substantially similar, in the aggregate, to the Company’s existing policies as of the date hereof or (ii) obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Closing Date); and provided further, that in no event shall the Final Surviving Entity be required to pay aggregate premiums for insurance under this Section 5.14(b) in excess of $50,000.
          (c) The provisions in this Section 5.14 are intended to be for the benefit of, and shall be enforceable by each of the Indemnified Parties, their heirs and representatives. In the event the Final Surviving Entity (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such successors or assigns shall succeed to the obligations set forth in this Section 5.14.
     Section 5.15 Tax-Free Reorganization.
          (a) Each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company shall use its commercially reasonable efforts to cause the First-Step Merger and the Second-Step Merger to qualify as a “reorganization” within the meaning of Section

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368(a) of the Tax Code. None of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub, the Company, or their respective Subsidiaries shall take, or agree to take, any action (including any action otherwise permitted by Section 5.15 in the case of the Company) that could prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Tax Code.
          (b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Tax Code, each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company shall report the First-Step Merger and the Second-Step Merger as a “reorganization” within the meaning of Section 368(a) of the Tax Code.
          (c) The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to the Acquiror’s and the Company’s tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Tax Code. The Acquiror’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.
     Section 5.16 Second-Step Merger. As soon as reasonably practicable after the Effective Time and in any event within sixty (60) days of the Effective Time, the Acquiror shall cause the Second-Step Merger to be effected by, among other things, approving the Second-Step Merger as the sole shareholder of the Interim Surviving Corporation and the Second-Step Merger Sub, adopting and cause the Interim Surviving Corporation and the Second-Step Merger Sub to adopt an agreement and plan of merger pursuant to which the Interim Surviving Corporation shall be merged with and into the Second-Step Merger Sub with the Second-Step Merger Sub being the entity surviving the Second-Step Merger as a wholly owned subsidiary of the Acquiror. There shall be no conditions to the Second-Step Merger, other than (a) the consummation of the Merger and (b) the absence of any legal prohibition on completing the Second-Step Merger. It is intended that the Second-Step Merger shall occur as described in this Section 5.16, and that the First-Step Merger and the Second-Step Merger together qualify as a reorganization under the provisions of Section 368(a) of the Tax Code, and that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the regulations promulgated under the Tax Code.
     Section 5.17 Internal Controls and Procedures.
          (a) As soon as reasonably practicable after the date of this Agreement, the Company and the Acquiror will cooperate in good faith and use commercially reasonable efforts to design, and the Company and its Subsidiaries will implement, maintain, adhere to and enforce, a system of internal accounting and disclosure controls and procedures that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements, Interim Financial Statements, 2008 Subsidiary Financial Statements and Interim Subsidiary Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary

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to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. If reasonably requested by the Acquiror, the Acquiror’s independent auditors, or the Company’s independent auditors, the Company shall hire financial personnel (or allow financial personnel of Acquiror) to assist with implementing the foregoing. The identity and terms of such personnel’s engagement reasonably shall be subject to the approval of the Acquiror and the Acquiror shall be responsible for the compensation paid to any such personnel during the period from the date of hire until the earlier of the Closing Date and the termination of this Agreement.
          (b) The Company will promptly inform the Acquiror in the event that the Company, any of its Subsidiaries, any of the officers, directors or Employees of the Company or any of its Subsidiaries or the Company’s independent auditors identifies or becomes aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the management or other Employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing. The Company will cause its officers and directors, in cooperation with the Acquiror, to evaluate the effectiveness of such internal controls in order to determine whether or not there exist any significant deficiencies in the design or operation that could adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize, and report financial data after the Closing.
     Section 5.18 FIRPTA Compliance. On the Closing Date, the Company shall deliver to the Acquiror a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to the Acquiror for purposes of satisfying the Acquiror’s obligations under Treasury Regulation Section 1.1445 2(c)(3).
     Section 5.19 Employee Invention Agreements. Between the date of this Agreement and the Closing Date, the Company shall use its reasonable efforts to, and shall cause its Subsidiaries to use their reasonable efforts to, enter into written agreements between the Company or such Subsidiary and each current and former director, officer, management Employee or technical and professional Employee, which provide that such director, officer, or Employee will maintain in confidence all confidential or proprietary information acquired by them in the course of their employment with the Company or a Subsidiary, and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter (collectively, the “Employee Invention Agreements”). Promptly after entering into each such Employee Invention Agreement, the Company shall provide a true, correct and complete copy of each fully executed agreement to the Acquiror.
     Section 5.20 Business Plan. Both the Company and the Acquiror will cooperate in good faith to develop a post-closing business plan for the operation of the Final Surviving Entity;

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provided that the development of any such plan shall not be a condition to either party’s obligations under this Agreement.
     Section 5.21 2008 Financial Statements. As soon as reasonably practicable after the date of this Agreement, and in any event within five (5) days after they are first provided to the Company by the Company’s auditors, the Company will deliver to Acquiror true and complete copies of the 2008 Financial Statements and the 2008 Subsidiary Financial Statements.
     Section 5.22 Board Appointment. Acquiror shall take all necessary action to arrange for the appointment of Larry Midland to the Acquiror Board, effective upon the Effective Time.
ARTICLE VI
SURVIVABILITY
     Section 6.1 Survival of Representations, Warranties, and Covenants. The representations and warranties of the Company, the Acquiror, First-Step Merger Sub and Second-Step Merger Sub contained in this Agreement, the Company Disclosure Schedules, the Acquiror Disclosure Schedules, and any certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall not survive the Effective Time; provided, however, that the covenants and agreements contained in Sections 5.14,
5.15(b) and 5.16, which by its terms contemplate actions or impose obligations following the Effective Time, shall survive the Effective Time and remain in full force and effect in accordance with their terms.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (including the First-Step Merger and the Second-Step Merger).
          (b) Approval of Shareholders.
               (i) The Company Shareholder Approval shall have been validly obtained under the Cal Code and the Company’s articles of incorporation and bylaws.
               (ii) The Acquiror Shareholder Approval shall have been validly obtained under the DGCL and the Acquiror’s certificate of incorporation and bylaws.

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          (c) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the Form S-4.
          (d) Listing. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on Nasdaq, and the Acquiror shall have maintained its existing listing on Nasdaq.
          (e) No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that could (i) require divestiture of any assets of the Acquiror as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries, (ii) prohibit or impose limitations on the Acquiror’s ownership or operation of all or a material portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates), or (iii) impose limitations on the ability of the Acquiror or its Affiliates, or render the Acquiror or its Affiliates unable, effectively to control the business, assets or operations of the Company or its Subsidiaries in any material respect.
          (f) Reorganization Opinion of Counsel. The Company and the Acquiror shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to the Acquiror, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Tax Code, (ii) each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Tax Code, and such opinion shall not have been withdrawn, (iii) there shall be no gain or loss recognized by Company Shareholders in connection with their receipt of the Stock Merger Consideration Per Share and the Warrant Consideration Per Share, and (iv) the Company Shareholders shall generally recognize capital gain or loss with respect to the Cash Merger Consideration Per Share; provided, however, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. The Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions.
     Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub contained in this Agreement (disregarding all qualifications and exceptions regarding materiality or Acquiror Material Adverse Effect) or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. This condition shall be deemed satisfied unless the Company

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would be entitled to terminate this Agreement pursuant to Section 8.1(b) hereof. The Acquiror, First-Step Merger Sub and Second-Step Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing Date.
          (b) Closing Certificates.
               (i) Officer’s Certificates. The Company shall have received, from each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub a certificate certifying as to the matters set forth in Section 7.2(a), signed by a duly authorized officer of each of the Acquiror First-Step Merger Sub and Second-Step Merger Sub.
               (ii) Good Standing Certificate. The Company shall have received a certificate of good standing from the Secretary of State of the State of Delaware (or such other applicable jurisdiction) which is dated within five (5) days of the Closing Date with respect to the Acquiror, First-Step Merger Sub and Second-Step Merger Sub.
               (iii) Secretary’s Certificate. The Company shall have received a certificate, validly executed by the Secretary of the Acquiror, certifying (A) the terms and effectiveness of the Acquiror’s certificate of incorporation and bylaws, (B) the valid adoption of resolutions of the Acquiror Board (whereby the Merger and the transactions contemplated hereunder were approved by the Acquiror Board), (C) that the Acquiror Shareholder Approval shall have been obtained and (D) such other matters customarily included in such certificates or reasonably requested by the Company.
          (c) Rights Agreement. The Acquiror Board shall have amended the Preferred Stock Rights Agreement to prevent the Merger and the other transactions contemplated hereby from triggering the rights thereunder.
          (d) Employment of Felix Marx. Felix Marx shall remain in the employ of the Acquiror as its chief executive officer.
          (e) Absence of Material Adverse Effect. There shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.
          (f) Board Appointment. Larry Midland shall have been appointed to the Acquiror Board, effective as of the Effective Time.
     Section 7.3 Conditions to Obligations of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub. The obligations of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

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          (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect) or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. This condition shall be deemed satisfied unless Acquiror would be entitled to terminate this Agreement pursuant to
Section 8.1(c) hereof. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing Date.
          (b) Closing Certificates.
               (i) Officer’s Certificate. The Acquiror shall have received a certificate certifying as to the matters set forth in Section 7.3(a), signed by a duly authorized officer of the Company; and
               (ii) Good Standing Certificate. The Acquiror shall have received a certificate of good standing from the Secretary of State of the State of California (or such other applicable jurisdiction) which is dated within five (5) Business Days of the Closing Date with respect to the Company and each of its Subsidiaries.
               (iii) Secretary’s Certificate. The Acquiror shall have received a certificate, validly executed by the Secretary of the Company, certifying (A) the terms and effectiveness of the Company’s articles of incorporation and bylaws, (B) the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were approved by the Company Board) and (C) that the Company Shareholder Approval shall have been obtained, and (D) such other matters customarily included in such certificates or reasonably requested by the Acquiror.
          (c) Consents and Approvals. All Consents set forth on Schedule 7.3(c) shall have been received and shall be satisfactory in form and substance to the Acquiror.
          (d) Ancillary Agreements. The Acquiror shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Acquiror, First-Step Merger Sub or Second-Step Merger Sub, and all such Ancillary Agreements shall be and remain in full force and effect as of the Closing Date; provided that only three of the four New Employment Agreements, including the New Employment Agreement of Larry Midland, shall be required to remain in full force and effect as of the Closing Date.
          (e) Resignations. The Acquiror shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.
          (f) Schedule of Transaction Expenses. The Company shall have delivered to the Acquiror the Schedule of Expenses.

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          (g) Delivery of Spreadsheet. The Acquiror shall have received from the Company the Spreadsheet.
          (h) FIRPTA Certificate. The Acquiror shall have received a copy of the FIRPTA Compliance Certificate.
          (i) Third Party Expense Statements and Releases. The Acquiror shall have received from each third party referred to in the Schedule of Expenses a written instrument in form and substance reasonably satisfactory to the Acquiror containing (i) the invoice for the aggregate unpaid fees and expenses of such party incurred by the Company as of the Closing Date (and stating the amount of previously paid fees and expenses) that are or may be characterized as Company Transaction Expenses hereunder and (ii) a statement releasing and discharging the Acquiror, First-Step Merger Sub, Second-Step Merger Sub, the Company, the Interim Surviving Corporation, the Final Surviving Entity, and any of their Affiliates from any liability for any Company Transaction Expenses or amounts thereof not specifically referred to in the Schedule of Expenses.
          (j) Dissenting Shares. The Company shall have taken all action necessary with respect to the rights of Dissenting Shares required pursuant to the Cal Code, including the mailing of the notice required under Chapter 13 of the Cal Code to any Dissenting Shareholders as soon as reasonably practicable after obtaining the Company Shareholder Approval, and on the Closing Date not more than ten percent (10%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time are Dissenting Shares or shall continue to have a right to exercise dissenters, appraisal or other similar rights under applicable Law by virtue of the Merger.
          (k) EMEA Affiliate. The Company shall have purchased all of the outstanding shares of Hirsch EMEA, Inc. and Hirsch EMEA, Inc. shall have an option to purchase 100% of the capital of MCV Trading SRL, on the terms set forth in the agreement attached hereto as Exhibit H.
          (l) Termination of Stock Option Plans and Company Options. The Company shall have terminated all Company Option Plans and all Company Options as of the Effective Time.
          (m) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by Company Shareholders holding a majority of the shares of Company Common Stock outstanding as of the applicable record date for the Company Shareholders Meeting, provided, that for the purposes of this Section 7.3(o), shares of Company Common Stock held or beneficially owned by any of the Company’s directors who could be deemed to have a material financial interest (as such term is used in connection with Section 310 of the Cal Code) in the transactions contemplated by this Agreement or any of the Ancillary Agreements. or their Affiliates shall be counted for purposes of determining the number of shares of Company Common Stock outstanding, but shall not be counted for purposes of determining whether a majority of the shares have approved this Agreement and the transactions contemplated hereby.

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          (n) No Material Adverse Effect. There shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of the Acquiror and the Company
          (b) by the Company, if the Acquiror, First-Step Merger Sub or Second-Step Merger Sub (i) (A) breach any of their representations or warranties contained in this Agreement or any Ancillary Agreement and such breach(es) (disregarding all qualifications and exceptions regarding materiality or Acquiror Material Adverse Effect), individually or in the aggregate, give rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of the Acquiror or its Subsidiaries in excess of $2,500,000, or (B) fails to perform in all material respects any of the covenants contained in this Agreement or any Ancillary Agreement, (ii) such breach(es) or failure(s) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (iii) such breach(es) or failure(s) have not been waived by the Company;
          (c) by the Acquiror, if the Company (i) (A) breaches any of its representations or warranties contained in this Agreement or any Ancillary Agreement and such breaches (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect), individually or in the aggregate, gives rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of the Company or its Subsidiaries in excess of $2,500,000, or (B) fails to perform in all material respects any of the covenants contained in this Agreement or any Ancillary Agreement, (ii) such breach(es) or failure(s) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (iii) such breach(es) or failure(s) have not been waived by the Acquiror;
          (d) (i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment on or prior to May 31, 2009 (the “Outside Date”; provided, that, if the Form S-4 is not declared effective on or before February 15, 2009, or the Acquiror deems it necessary to adjourn or postpone the Acquiror Shareholders Meeting in order to obtain the Acquiror Shareholder Approval, then the “Outside Date” shall be June 30, 2009, or (ii) by the Acquiror, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such condition to be satisfied on or prior to the Outside Date and such action or failure to act constitutes either (A) an intentional, willful or knowing breach of any of such party’s representations or warranties contained in this Agreement or any Ancillary Agreement or (B) a breach of any covenant contained in this Agreement or any Ancillary Agreement.

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          (e) by either the Company or the Acquiror if the First-Step Merger shall not have been consummated by the Outside Date; provided, that, the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to the Outside Date and such action or failure to act constitutes a breach of any covenant contained in this Agreement or any Ancillary Agreement;
          (f) by the Acquiror if (i) at any time prior to obtaining the Company Shareholder Approval (A) the Company Board effects a Board Recommendation Change, (B) the Company fails to include the Company Board Recommendation in the Joint Proxy Statement, (C) the Company fails publicly to reaffirm its recommendation of the Merger within five (5) days after a request at any time to do so by the Acquiror, or within five (5) days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company Shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt, endorse or recommend any Acquisition Proposal or (B) approve, adopt, endorse or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, or (iii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose any of the foregoing;
          (g) by the Company if (i) at any time prior to obtaining the Acquiror Shareholder Approval (A) the Acquiror Board effects a Board Recommendation Change, (B) the Acquiror fails to include the Acquiror Board Recommendation in the Joint Proxy Statement, (C) the Acquiror fails publicly to reaffirm its recommendation of the Merger within five (5) days after a request at any time to do so by the Company, or within five (5) days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Acquiror Shareholders, (ii) the Acquiror or the Acquiror Board (or any committee thereof) shall (A) approve, adopt, endorse or recommend any Acquisition Proposal or (B) approve, adopt, endorse or recommend, or enter into or allow the Acquiror or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal or (iii) the Acquiror or the Acquiror Board (or any committee thereof) shall authorize or publicly propose any of the foregoing; or
          (h) by the Acquiror if, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror Board has determined to enter into a definitive agreement with respect to an Acquiror Superior Proposal.
The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

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     Section 8.2 Effect of Termination.
          (a) Other than as set forth in this Section 8.2 or Section 8.3, in the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, except for the provisions of Section 3.25 and Section 4.14 relating to broker’s fees and finder’s fees, Section 5.11 relating to confidentiality, Section 5.12 relating to public announcements, Section 8.3, Article IX and this Section 8.2, each of which shall each remain in full force and effect.
          (b) (i) If this Agreement is terminated by the Acquiror pursuant to Section 8.1(f) or, pursuant to Section 8.1(c), as a result of an intentional, willful or knowing breach by the Company of any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement, then upon such termination, the Company shall be obligated to pay to Acquiror (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of one million, five hundred thousand U.S. dollars $1,500,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of Acquiror’s employee time) incurred by the Acquiror in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (ii) if this Agreement is terminated by the Acquiror pursuant to Section 8.1(c), other than as a result of an intentional, willful or knowing breach as described in Section 8.2(b)(i) hereof by the Company, the Company shall be obligated to pay to the Acquiror (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of six hundred thousand U.S. dollars $600,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of Acquiror’s employee time) incurred by the Acquiror in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
          (c) (i) If this Agreement is terminated by the Company pursuant to Section 8.1(g) or, pursuant to Section 8.1(b), as a result of an intentional, willful or knowing breach by the Acquiror of any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement, or by the Acquiror pursuant to Section 8.1(h), then upon such termination, the Acquiror shall be obligated to pay to Company (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of one million, five hundred thousand U.S. dollars $1,500,000, plus an amount equal to all out-of-pocket Company Transaction Expenses (excluding the cost of the Company’s employee time) incurred by the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (ii) if this Agreement is terminated by the Company pursuant to Section 8.1(b), other than as a result of an intentional, willful or knowing breach as described in Section 8.2(c)(i) hereof by the Acquiror, the Acquiror shall be obligated to pay to the Company (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of six hundred thousand U.S. dollars $600,000, plus an amount equal to all out-of-pocket Company Transaction Expenses (excluding the cost of the Company’s employee time) incurred by the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
     Section 8.3 Remedies. Notwithstanding anything to the contrary set forth in this Agreement, any Ancillary Agreement or any other Contract made as of the date hereof or

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subsequent hereto, including, without limitation, Sections 8.2(a), (b) and (c) hereof, nothing shall relieve a party from liability for any breach of any representation, warranty or covenant set forth in this Agreement, any Ancillary Agreements or any other Contract, and the rights and remedies set forth in Sections 8.2(a), (b) and (c) hereof are in addition to, and shall not be in limitation of, any other right or remedy, whether at law or in equity, including under Section 9.12, that a party made have, including, without limitation, the right to an injunction or injunctions to prevent breaches of this Agreement, any Ancillary Agreements or any other Contract and to enforce specifically the terms and provisions of this Agreement, any Ancillary Agreements or any other Contract to prevent breaches of or to enforce compliance with the covenants set forth in this Agreement, any Ancillary Agreements or any other Contract, including the obligation to consummate the transactions contemplated by this Agreement, any Ancillary Agreements or any other Contract; provided that, other than in the case of an intentional, willful or knowing breach of any covenant contained in this Agreement or any Ancillary Agreement, a party shall not have a right to bring an action for monetary damages except for the amounts set forth in Section 8.2(b) and (c).
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any shareholder approval); provided, however, that after approval of the transactions contemplated hereby by the Company Shareholders or the Acquiror Shareholders, no amendment shall be made which pursuant to applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that the consents and notices required pursuant to Sections 5.1 or 5.2 hereof may be in the form of email communication(s).
     Section 9.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 9.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by

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applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto, (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, or (c) subject to applicable Law, waive any of the conditions to such party’s obligations. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
     Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a recognized next-day courier that guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third Business Day following the date of dispatch if delivered utilizing an expedited service by a recognized international courier) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (i) if to the Acquiror, First-Step Merger Sub, Second-Step Merger Sub, Interim Surviving Corporation or Final Surviving Entity, to:
SCM Microsystems, Inc.
Oskar-Messter-Straße 13,
85737, Ismaning Germany
Attention: Felix Marx
Facsimile: +49.89.9595.5170
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attention: Michael L. Reed
Facsimile: 415.374.8459

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          (ii) if to the Company to:
Hirsch Electronics Corporation
1900-B Carnegie Ave.
Santa Ana, CA 92705
Attention: Larry Midland
Facsimile: 949.250.7372
with a copy (which shall not constitute notice) to:
Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP
2603 Main Street, Suite 1300
Irvine, CA 92614
Attention: Alan H. Wiener, Esq.
Facsimile: 949.851.1554
     Section 9.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.
     Section 9.7 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or any of their respective Subsidiaries, Affiliates or Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 9.8 No Third-Party Beneficiaries. Except as provided in Section 5.14 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 5.14 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties

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hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 9.9 Governing Law. Except to the extent that the Laws of the State of California and Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to the conflicts of Laws provisions thereof that would apply the Laws of any other state.
     Section 9.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action (legal or otherwise) arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any California State or federal court sitting in the City and County of San Francisco or the County of Orange (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in California, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror, First-Step Merger Sub or Second-Step Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror, First-Step Merger Sub or Second-Step Merger Sub may assign this Agreement to any Affiliate of the Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this

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Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California State or federal court sitting in the City and County of San Francisco or the County of Orange (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. For the avoidance of doubt, this remedy shall be in addition to, and not in lieu of, the remedies set forth in Article VIII.
     Section 9.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
     Section 9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 9.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 9.19 No Presumption Against Drafting Party. Each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company acknowledges that each party to this

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Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

DEER ACQUISITION, INC.
By:	/s/ Felix Marx
Felix Marx
President

HART ACQUISITION LLC
By:	/s/ Felix Marx
Felix Marx
President

[Signature Page to Merger Agreement]

HIRSCH ELECTRONICS CORPORATION
By:	/s/ Lawrence W. Midland
Lawrence W. Midland
President

[Signature Page to Merger Agreement]

Annex B
IRREVOCABLE PROXY AND VOTING AGREEMENT
     This Irrevocable Proxy and Voting Agreement (this “Agreement”), dated as of December 10, 2008, is entered into by and among SCM Microsystems, Inc., a Delaware corporation (“Parent”), and Deer Acquisition, Inc., a California corporation and wholly-owned subsidiary of Parent (“First-Step Merger Sub”), Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Acquiror (“Second-Step Merger Sub”), Hirsch Electronics Corporation, a California corporation (the “Company”) and the shareholder(s) of the Company and each of their respective affiliates as set forth on the signature pages hereto (collectively, the “Shareholder”).
     WHEREAS, concurrently herewith, Parent, First-Step Merger Sub, Second-Step Merger Sub, the Company and certain other parties, have entered into an Agreement and Plan of Merger dated as December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will become a wholly owned subsidiary of Parent and be transformed into a new Delaware limited liability company (the “Merger”).
     WHEREAS, Shareholder, as of the date hereof, is the beneficial owner (as defined below) of the number of shares of the common stock, no par value per share, of the Company set forth on Shareholder’s signature page hereto (such shares, together with any and all other shares of capital stock or other voting securities of the Company with respect to which the Shareholder, directly or indirectly, has beneficial ownership as of the date hereof or with respect to which Shareholder, directly or indirectly, acquires beneficial ownership after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and any shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are collectively referred to herein as the “Shareholder Shares”). For purposes of this Agreement, the terms “beneficial owner” and “beneficial ownership” shall have the meaning described in Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any securities beneficially owned by Shareholder shall include securities beneficially owned by all other Persons with whom Shareholder would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.
     WHEREAS, as an inducement for and a condition to Parent, First-Step Merger Sub, and Second-Step Merger Sub agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, Shareholder has agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein but which are defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement, unless the context clearly indicates otherwise.
     2. Voting Agreement. Shareholder hereby agrees that, at any meeting of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, Shareholder shall vote, or cause to be voted, all Shareholder Shares for which Shareholder is entitled to vote or for which Shareholder has the right to vote or direct the voting, as of the applicable record date and/or meeting date of such meeting or as of the date of the written consent, (i) in favor of approval of the Merger Agreement (including the agreements referred to therein), the transactions contemplated thereby and any actions required in furtherance of the transactions contemplated thereby, and (ii) against (A) any Acquisition Proposal (as defined in the Merger Agreement) for the Company, (B) any action, agreement or proposal that would reasonably be expected to result in a breach in any respect of any representation, warranty, agreement or covenant or other obligation of the Company under the Merger Agreement (or any agreement referred to therein), (C) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of the Company, except as otherwise agreed to in writing in advance by Parent, provided that if one or more individuals presently on the Board of Directors of the Company withdraws his nomination for reelection at any meeting of shareholders for the election of directors, Shareholder may vote for a replacement director nominated by the Company’ s Board of Directors and reasonably acceptable to Parent, or (D) any action or agreement which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or any other transaction contemplated by the Merger Agreement (including the agreements referred to therein); provided that nothing in this Agreement shall be interpreted as obligating any Shareholder to exercise any options or warrants to acquire shares of capital stock of the Company.
     3. Irrevocable Proxy.
          a. Shareholder hereby constitutes and appoints Parent, which shall act through any of its executive officers (the “Proxy Holder”), with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company’s shareholders called for purposes of considering whether to approve the Merger Agreement (including the agreements referred to therein), the Merger and the other transactions contemplated thereby, any Acquisition Proposal or any other transaction, proposal or act described in Section 2 hereof, or to execute a written consent of shareholders in lieu of any such meeting, all Shareholder Shares for which Shareholder is entitled to vote or for which Shareholder has the right to vote or direct the voting, as of the relevant record date or meeting date or written consent (i) in favor of the approval of the Merger Agreement (including the agreements referred to therein), the Merger and the other transactions contemplated thereby and (ii) against any Acquisition Proposal and any other proposal or action described in Section 2(a)(ii) hereof. Upon the request of Parent, Shareholder shall cause a similar proxy to be granted by any other record holder of any Shareholder Shares as to which Shareholder has a beneficial interest or the right to vote or direct the voting.

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          b. The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Shareholder. Shareholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Shareholder.
          c. If Shareholder fails for any reason to vote his, her or its Shareholder Shares in accordance with the requirements of Section 2 hereof, then the Proxy Holder shall have the right to vote the Shareholder Shares at any meeting of the Company’s shareholders and in any action by written consent of the Company’s shareholders in accordance with the provisions of Section 3(a) hereof. The vote of the Proxy Holder shall control in any conflict between a vote of such Shareholder Shares by the Proxy Holder and a vote of such Shareholder Shares by Shareholder.
     4. Other Covenants, Representations and Warranties. Shareholder hereby represents and warrants to, and covenants with, Parent, First-Step Merger Sub and Second-Step Merger Sub as follows:
          a. Ownership of Shareholder Shares. Shareholder is the record and sole beneficial owner of all of the Shareholder Shares. Shareholder has sole voting power and the sole power of disposition with respect to all of the Shareholder Shares, with no limitations, qualifications or restrictions on such rights, other than the Stockholder Agreement relating to the stock of Parent entered into concurrently herewith. Other than the Shareholder Shares, Shareholder does not have beneficial ownership of any shares of capital stock or other voting securities of the Company. Shareholder will promptly provide written notice to Parent, First-Step Merger Sub and Second-Step Merger Sub in the event the Shareholder acquires beneficial ownership of any additional Shareholder Shares after the date hereof and a description thereof.
          b. Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any Contract or other agreement or any Law, rule or regulation or court order to which Shareholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
          c. No Conflict. The execution, delivery and performance of this Agreement by the Shareholder does not and will not violate, conflict with, result in a breach of, or constitute a default (or an event that, without the giving of notice or the lapse of time, or both, would constitute a default) under (i) formation documents, if any, of the Shareholder, (ii) any applicable law, rule, regulation, judgment, injunction, order or decree binding upon the Shareholder or any of its assets or properties, except for any such violations which would be immaterial to Parent or the Shareholder, or (c) any agreement or other instrument binding upon such Shareholder.

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          d. Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated by this Agreement, during the term of this Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shareholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Shareholder Shares or deposit any Shareholder Shares into a voting trust or enter into a voting agreement with respect to any Shareholder Shares (any of the actions described in clause (i) or clause (ii) of this sentence, a “Transfer”); or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any respect or could have the effect of preventing or disabling Shareholder from performing any of Shareholder’s obligations under this Agreement; provided, however, that Shareholder may Transfer Shareholder Shares to a corporation, partnership, fund, trust or similar entity directly or indirectly controlled by such Shareholder primarily for investment, tax or estate planning purposes so long as, prior to the effectiveness of any such Transfer, Shareholder provides written notice to Parent, First-Step Merger Sub and Second-Step Merger Sub and such transferee executes and delivers to Parent, First-Step Merger Sub and Second-Step Merger Sub an irrevocable proxy and voting agreement in the form of this Agreement with respect to the Shareholder Shares so Transferred.
          e. Other Potential Acquirors. Shareholder (i) shall immediately cease any existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company, or any business combination with the Company; (ii) from and after the date hereof until the earliest to occur of (A) the termination of the Merger Agreement in accordance with its terms and (B) the Effective Time, shall not, in his, her or its capacity as a shareholder of the Company, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Acquisition Proposal; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Acquisition Proposal received by Stockholder or of which Stockholder otherwise has knowledge, including the identity of the person making such proposal or inquiry and the material terms of any such proposal.
          f. Merger Agreement Provisions. Shareholder has reviewed and understands the provisions of the Merger Agreement.
          g. Reliance by Parent, First-Step Merger Sub and Second-Step Merger Sub. Shareholder understands and acknowledges that Parent, First-Step Merger Sub and Second-Step Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement and the representations, warranties and covenants of Stockholder made herein.
          h. Termination of Shareholder Agreements. Shareholder hereby agrees that, effective immediately prior to the Effective Time, any and all voting, investor rights, co-sale or other similar agreements by and among the Company and its shareholders to which Shareholder is a party shall be terminated and be of no further force and effect. The Company and

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Shareholder hereby waive any and all rights of co-sale, rights of first refusal or other rights that the Company or Shareholder may have pursuant to any such agreements, or otherwise, to purchase or otherwise acquire any securities of the Company that are subject to this Agreement or any similar agreement entered into with any other shareholder of the Company.
     5. Stop Transfer; Adjustments. Shareholder agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shareholder Shares and that the Company may refuse to register any such Transfer on its books and records. The Company hereby agrees not to register on its stock transfer books any attempted Transfer made in contravention of this Agreement.
     6. Effectiveness; Termination. This Agreement shall automatically become effective as of the same date and time as the Company, Parent, First-Step Merger Sub and Second-Step Merger Sub execute and deliver the Merger Agreement. This Agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, either by the Company or by Parent, as the case may be, and (b) the Effective Time of the Merger. The representations and warranties set forth herein shall not survive the termination of this Agreement.
     7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
               (i) if to Parent, First-Step Merger Sub or Second-Step Merger Sub:
SCM Microsystems, Inc.
Oskar-Messter-Straße 13,
85737, Ismaning Germany
Attention: Felix Marx
Facsimile: +49.89.9595.5170

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with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attention: Michael L. Reed
Facsimile: 415.374.8459
               (ii) if to the Company, to:
Hirsch Electronics Corporation
1900-B Carnegie Ave.
Santa Ana, CA 92705
Attention: Larry Midland
Facsimile: 949.250.7372
with a copy (which shall not constitute notice) to:
Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP
2603 Main Street, Suite 1300
Irvine, CA 92614
Attention: Alan H. Wiener, Esq.
Facsimile: 949.851.1554
               (iii) if to Shareholder, to the address of Shareholder set forth on the signature page hereto.
     8. Miscellaneous.
          a. Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
          b. Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
          c. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation

6

of law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by Shareholder) or the Shareholder (in the case of an assignment by Parent), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign this Agreement to any Affiliate of Parent without the prior consent of the Shareholder; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          d. Transferees. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder Shares and shall be binding upon any person to whom legal or beneficial ownership of any Shareholder Shares shall pass, whether by operation of law or otherwise. Notwithstanding any Transfer of Shareholder Shares, the transferor shall remain liable for the performance of all of his, her or its obligations under this Agreement.
          e. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
          f. Governing Law. This Agreement shall be governed by and construed in accordance with, the Laws of the State of California, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.
          g. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any California State or federal court sitting in the County of Orange or the City and County of San Francisco (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

7

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          h. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          i. Shareholder Acknowledgment. Shareholder acknowledges and agrees that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement.
          j. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement
          k. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
[Signature page follows]

8

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

DEER ACQUISITION, INC.
By:	/s/ Felix Marx
Felix Marx
President

HART ACQUISITION LLC
By:	/s/ Felix Marx
Felix Marx
President

[Signature Page to Irrevocable Proxy and Voting Agreement]

HIRSCH ELECTRONICS CORPORATION
By:	/s/ Larry Midland
	Name:	Larry Midland
	Title:	President

[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

MAURY POLNER AND VIVIAN A. POLNER,
AS CO-TRUSTEES OF THE POLNER LIVING
TRUST ESTABLISHED JUNE 8, 2000:

/s/ Maury Polner, Co-Trustee

MAURY POLNER, Co-Trustee

/s/ Vivian A. Polner, Co-Trustee

VIVIAN A. POLNER, Co-Trustee

Address:

44-647 S. Heritage Palms Dr.
Indio, CA 92201

Number of Shareholder Shares:

76,000
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

/s/ John W. Piccininni

JOHN W. PICCININNI

Address:

47 Shearwater Pl.
Newport Beach, CA 92660

Number of Shareholder Shares:

10,000
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

/s/ Douglas J. Morgan

DOUGLAS J. MORGAN

Address:

7600 S. Rainbow Blvd., #1129
Las Vegas, NV 89139

Number of Shareholder Shares:

108,104

PERFORMANCE STRATEGIES INC. PROFIT
SHARING PLAN & TRUST

/s/ Douglas J. Morgan

DOUGLAS J. MORGAN, Trustee

Address:

7600 S. Rainbow Blvd., #1129
Las Vegas, NV 89139

Number of Shareholder Shares:

25,000
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

MIDLAND FAMILY TRUST EST JAN 29 2002

/s/ L. W. Midland

L. W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

Number of Shareholder Shares:

619,800

L W MIDLAND AS CUSTODIAN FOR ASHLEY
MARIE MIDLAND UCGMA

/s/ L. W. Midland

L. W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

Number of Shareholder Shares:

2,600

(signature continued on next page)
[Signature Page to Irrevocable Proxy and Voting Agreement]

L W MIDLAND AS CUSTODIAN FOR ALISON
MIDLAND UCGMA

/s/ L. W. Midland

L. W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

Number of Shareholder Shares:

3,000

L W MIDLAND AS CUSTODIAN FOR TAYLOR
ANN MIDLAND UCGMA

/s/ L. W. Midland

L. W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

Number of Shareholder Shares:

2,000

(signature continued on next page)
[Signature Page to Irrevocable Proxy and Voting Agreement]

L W MIDLAND AS CUSTODIAN FOR
MADISON KATHLEEN MIDLAND UCGMA

/s/ L. W. Midland

L. W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

Number of Shareholder Shares:

1,400
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

THE MAK FAMILY TRUST DTD 11/27/79

/s/ Eugene Y. K. Mak

EUGENE Y. K. MAK, Trustee

Address:

32681 Mediterranean Dr.
Dana Point, CA 92629

Number of Shareholder Shares:

80,333
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

PTC CUST IRA FBO EUGENE Y. K. MAK

/s/ Eugene Y. K. Mak

EUGENE Y. K. MAK

Address:

32681 Mediterranean Dr.
Dana Point, CA 92629

Number of Shareholder Shares:

71,748
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

/s/ Robert P. Beliles, Jr.

ROBERT P. BELILES, JR.

Address:

29 Cherry Hills Dr.
Coto de Caza, CA 92679

Number of Shareholder Shares:

5,000
[Signature Page to Irrevocable Proxy and Voting Agreement]

SHAREHOLDER

/s/ Robert C. Zivney, Jr.

ROBERT C. ZIVNEY, JR.

Address:

18 MacKenzie Lane
Trabuco Canyon, CA 92679

Number of Shareholder Shares:

1,471

ROBERT C. ZIVNEY & MARJORIE J. ZIVNEY
TTEE U/A DTD JAN 10, 2008 ZIVNEY FAMILY
TRUST

/s/ Robert C. Zivney, Jr., Trustee

ROBERT C. ZIVNEY, JR., Trustee

/s/ Marjorie J. Zivney, Trustee

MARJORIE J. ZIVNEY, Trustee

Address:

18 MacKenzie Lane
Trabuco Canyon, CA 92679

Number of Shareholder Shares:

15,000
[Signature Page to Irrevocable Proxy and Voting Agreement]

Annex C
STOCKHOLDER AGREEMENT
     This Stockholder Agreement (this “Agreement”) is dated as of December 10, 2008, by and among SCM Microsystems, Inc., a Delaware corporation (“Parent”), the persons signing under the heading “Management Stockholders” on the signature page hereto (each a “Management Stockholder”) and the persons signing under the heading “Other Stockholders” on the signature page hereto (each an “Other Stockholder” and together with the Management Stockholders, each a “Stockholder”).
     WHEREAS, Parent, Hirsch Electronics Corporation, a California corporation (the “Company”), and certain other parties thereto have entered into that certain Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will become a wholly-owned subsidiary of Parent and be transformed into a new Delaware limited liability company (the “Merger”).
     WHEREAS, the Stockholder currently is the holder of shares of the common stock, no par value per share, of the Company, which shares at the Effective Time (as defined in the Merger Agreement) will be converted into cash, shares of the common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) and warrants to purchase shares of Parent Common Stock pursuant to the terms of the Merger Agreement.
     WHEREAS, as an inducement for and a condition to Parent agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, each of the Stockholders has agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms used and not otherwise defined herein but which are defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement, unless the context clearly indicates otherwise. The following terms, as used herein, have the following meanings:
               “Acquisition Transaction” means any merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Parent or any of its Subsidiaries.
               “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
               “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act, and derivative terms such as “Beneficially Own,” “Beneficially Owned,” and “Beneficially Ownership” shall be given corresponding meanings.

               “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the states of New York, California, or the country of Germany.
               “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person
               “DGCL” means the Delaware General Corporation Law.
               “Director” means a member of Parent Board.
               “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               “Group” means a group within the meaning of Section 13(d)(3) of the Exchange Act.
               “Parent Board” means the board of directors of Parent.
               “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental entity, and including any successor, by merger or otherwise, of any of the foregoing.
               “Shares” means (i) any shares of Parent Common Stock and any other securities of Parent, including, options, warrants (including the New Acquiror Warrants) and rights, and any other securities that are convertible, exercisable or exchangeable for shares of Parent Common Stock (including shares of the capital stock of the Company that will be converted into securities of Parent as a result of the Merger), in each case, that are Beneficially Owned by a Stockholder as of immediately after the Effective Time and (ii) any shares of Parent Common Stock or other securities of Parent that are or become Beneficially Owned or acquired by a Stockholder or any of its Affiliates in any capacity or form after the Effective Time and prior to the termination of this Agreement, whether upon the exercise of options, warrants (including the New Acquiror Warrants) or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.
               “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries. All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
               “Transfer” means (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement

2

or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any security or any interest therein; (ii) grant any proxies or powers of attorney with respect to any security or deposit any security into a voting trust or enter into a voting agreement with respect to any security.
     2. Effective Date. This Agreement shall automatically and immediately become effective at, and not before, the Effective Time, as such term is defined in the Merger Agreement. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated, this Agreement shall not become effective, shall have no force or effect, and shall be null and void.
     3. Representations and Warranties of the Stockholder. Each Stockholder represents and warrants to Parent that:
          a. Ownership of Shares. Stockholder will be as of the Effective Time the sole record and Beneficial Owner of the number of Shares listed on Schedule 3.1(a) opposite such Stockholder’s name and such Shares constitute all of the shares of capital stock or other voting securities of Parent held (or that will be held) of record or Beneficially Owned by such Stockholder as of the date hereof, subject to update pursuant to the last sentence of this Section 3.1(a). Stockholder has sole voting power and sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement. Stockholder will promptly provide written notice to Parent in the event the Stockholder acquires Beneficial Ownership of any additional Shares after the date hereof and a description thereof, and Schedule 3.1(a) shall be updated to reflect such acquisitions, and the representations made in this Section 3.1(a) shall apply to such updated Schedule as of the date of any such acquisition.
          b. Authorization; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder has been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Shareholder, enforceable against Stockholder in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
          c. No Conflict. The execution, delivery and performance of this Agreement by the Stockholder does not and will not violate, conflict with, result in a breach of, or constitute a default (or an event that, without the giving of notice or the lapse of time, or both, would constitute a default) under (a) formation documents, if any, of the Stockholder, (b) any applicable law, rule, regulation, judgment, injunction, order or decree binding upon the Stockholder or any of its assets or properties, except for any such violations which would be immaterial to Parent or the Stockholder, or (c) any agreement or other instrument binding upon such Stockholder.

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     4. Standstill. From and after the date of this Agreement until the third (3rd) anniversary of the Closing Date (the “Standstill Period”), each Stockholder agrees that it shall not, and shall cause its Affiliates not to, except within the terms of a specific written consent from Parent, (i) propose or disclose an intent to propose, or enter into or agree to enter into, singly or with any other Person or directly or indirectly, or encourage others to propose or enter into, any Acquisition Transaction or any other form of restructuring, merger, tender offer, recapitalization or similar transaction with respect to Parent or any of its Subsidiaries, (ii) acquire, or offer, propose or agree to acquire, by purchase or otherwise, record or Beneficial Ownership of any securities of Parent or any of its Subsidiaries, if, as a result thereof, such Stockholder, together with its Affiliates and any members of a Group in which such Stockholder is a member, would, in the aggregate, Beneficially Own shares of Parent Common Stock representing more than 10% of the total then outstanding shares of Parent Common Stock; provided, however, that for purposes of this Section 4, the Stockholders shall not be deemed a Group based solely upon being parties to this Agreement and performing their obligations hereunder, (iii) make, encourage or in any way participate in, any solicitation of proxies with respect to any voting securities of Parent or any of its Subsidiaries (including by the execution of action by written consent), encourage or become a participant in any election contest with respect to Parent or any of its Subsidiaries, seek to encourage or influence any Person with respect to any such voting securities or demand a copy of the list of the stockholders or other books and records of Parent or any of its Subsidiaries, (iv) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire Beneficial Ownership of any such voting securities or which seeks to affect control of Parent or any of its Subsidiaries or has the purpose of circumventing any provision of this Agreement, or (v) otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control or influence, in any manner, the management, the Board or policies of Parent or any of its Subsidiaries. For the avoidance of doubt, the restrictions on the acquisition of additional securities set forth in this Section 4.1 shall not (A) apply to participation by the Stockholder in issuances of securities pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to Parent’s stock incentive plans, (B) restrict the ability of any member of the Parent Board of Directors who is affiliated with any Stockholder from performing his or her duties as a director of Parent and acting in his or her capacity as a director of Parent, including without limitation, carrying out his or her fiduciary duties to the stockholders of Parent, or (C) apply to the exercise of any Acquiror Warrants held by Stockholder.
     5. Lock-Up; Transfers.
          a. Each of the parties set forth on Schedule 5(a) attached hereto (each, a “Locked-Up Party”) hereby agrees that, without the prior written consent of Parent, he, she or it shall not from and after the date of this Agreement until the second (2nd) anniversary of the Closing Date (the “Lock-Up Period”), directly or indirectly Transfer any Shares received by such Locked-Up Party pursuant to the Merger, and shall not (i) offer, pledge, sell or contract to sell any option or contract to purchase any of such Shares; (ii) contract to purchase or purchase any option or contract to sell any of such Shares; (iii) grant any option, right or warrant for the sale of any of such Shares; (iv) lend or otherwise dispose of (or enter into any transaction or device designed to, or that could be expected to, result in the disposition by any person at any time in the future of) any of such Shares or securities convertible into or exercisable or exchangeable for

4

Shares; or (v) enter into a swap or other derivatives transaction or agreement that transfers, in whole or in part (directly or indirectly), the economic consequences of ownership of any shares of such Shares, whether any such swap or transaction described in clauses (i) through (v) is to be settled by delivery of shares Parent Common Stock or other securities, in cash or otherwise, or (vi) announce his, her or its intention to do any of the foregoing (any of the transactions described in clauses (i) through (vi), a “Common Stock Transaction”); provided, that, subject to any other applicable restrictions, (i) after the one (1) year anniversary of the Closing Date, such Locked-Up Party may enter into a Common Stock Transaction with respect to up to 33.3% of the Shares received by such Locked-Up Party pursuant to the Merger, (ii) after the eighteen (18) month anniversary of Closing Date, such Locked-Up Party may enter into a Common Stock Transaction with respect to up to an additional 33.3% of the Shares received by such Locked-Up Party pursuant to the Merger, and (iii) after the two (2) year anniversary of Closing Date, such Locked-Up Party may enter into a Common Stock Transaction with respect to up to any remaining Shares received by the Locked-Up Party pursuant to the Merger.
          b. For the avoidance of doubt, nothing contained herein shall prevent a Locked-Up Party from, or restrict the ability of a Locked-Up Party to (i) exercise any options or other convertible securities granted under the Acquiror incentive plans or (ii) dispose of Shares which it Beneficially Owns (as such concept is defined pursuant to Rule 13d-3 of the Exchange Act) in connection with a transaction in which all other holders of Parent Common Stock are entitled to receive the same consideration for their shares of Shares as would be received by the Locked-Up Party.
          c. Notwithstanding the foregoing, each Locked-Up Party shall be permitted to Transfer the Securities during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of such Locked-Up Party or the immediate family of such Locked-Up Party, (iii) by will or intestate succession, provided that, in each case, (a) each transferee (or trustee, as applicable) executes an agreement in a form reasonably satisfactory to Parent pursuant to which such transferee agrees to be bound by each of the terms and provisions of this Agreement as if such transferee were a “Stockholder” and (b) any such Transfer shall not involve a disposition for value. For purposes of this Section, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
          d. Each Locked-Up Party agrees that it will not request that Parent or Parent’s transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares. In furtherance of the foregoing, the Parent, and any transfer agent for the registration or transfer of the shares of Parent Common Stock, are hereby authorized to decline to make any transfer of the shares of Shares if such transfer would constitute a violation or breach of this Agreement.
     6. Election of Directors.
          a. Subject to applicable law and stock exchange and securities market rules and except as otherwise expressly provided herein, from and after the date of this Agreement until the third (3rd) anniversary of the Closing Date, at each meeting of the stockholders of Parent, or in any written consent, the purpose of electing directors of Parent (and at any other time at which the stockholders of Parent shall have the right to elect directors of Parent), each

5

Stockholder hereby irrevocably agrees to vote or cause to be voted, all Shares for which such Stockholder is entitled to vote or other shares for which such Stockholder has the right to vote or direct the voting, in each case as of the applicable record date and/or meeting date of such meeting or as of the date of the written consent, and take or cause to be taken such other actions, as may be required from time to time to: (i) elect any director nominee that is recommended by a majority of the Parent Board or the nominating committee thereof, (ii) remove any director in the manner allowed by law and Parent governing documents when such removal is requested for any reason, with or without cause, by a majority of the Parent Board or the nominating committee thereof, or (iii) oppose the removal of any director unless such removal is in the manner allowed by law and Parent’s governing documents and is requested, approved or recommended by a majority of the Parent Board or the nominating committee thereof; provided, that, at any time at which the stockholders of Parent have the right to elect directors of Parent and Larry Midland is nominated for election as a director of Parent, or such individual is a director of Parent and may be subject to a vote for removal, the Stockholders may vote in their discretion with respect to (but only with respect to) such individual regardless of the recommendation by a majority of the Parent Board or the nominating committee thereof; provided, further, that the obligations of this Section 6, shall terminate in the event that (i) Larry Midland is not nominated by the Parent Board for re-election at the 2009 annual meeting of stockholders of Parent, or (ii) Larry Midland is involuntarily removed without cause from the Parent Board, other that due to his resignation, death, disability or by the vote of the stockholders of Parent in which a majority of the shares of Parent Common Stock held by the former shareholders of the Company have voted for such removal for cause.
          b. Stockholder hereby constitutes and appoints Parent, which shall act through any of its officers (the “Proxy Holder”), with full power of substitution, its true and lawful proxy and attorney-in-fact to vote in accordance with the provisions of Section 6(a) hereof at any meeting (and any adjournment or postponement thereof) of Parent’s stockholders called for purposes of considering any board nominations or elections described in Section 6(a) above, or to execute a written consent of stockholders in lieu of any such meeting, all Shares for which Stockholder is entitled to vote or for which Stockholder has the right to vote or direct the voting, as of the relevant record date or meeting date or written consent. Upon the request of Parent, Shareholder shall cause a similar proxy to be granted by any other record holder of any Shareholder Shares as to which Shareholder has a beneficial interest or the right to vote or direct the voting.
          c. The proxy and power of attorney granted herein shall be irrevocable during the term of this Section 6, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.
          d. If Stockholder fails for any reason to vote his, her or its Stockholder Shares in accordance with the requirements of Section 6(a) hereof, then the Proxy Holder shall have the right to vote the Shareholder Shares at any meeting of the Company’s shareholders and in any action by written consent of the Company’s shareholders in accordance with the

6

provisions of Section 6(a) hereof. The vote of the Proxy Holder shall control in any conflict between a vote of such Shares by the Proxy Holder and a vote of such Shares by Stockholder.
          e. The Stockholders shall take any and all actions and make all filings as required by and in compliance with applicable law and stock exchange and securities market rules, including Section 13(d) of the Exchange Act, resulting from and necessary to perform the obligations herein.
     7. Restrictive Legend. Until transferred pursuant to Section 9(c)(i) or, if applicable, Section 9(c)(ii), each certificate representing Shares and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities laws):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT BETWEEN THE STOCKHOLDER AND THE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND MAY BE TRANSFERRED AND VOTED ONLY IN ACCORDANCE WITH CERTAIN TERMS AND RESTRICTIONS OF SUCH AGREEMENT.”
     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)	if to Parent:

SCM Microsystems, Inc. Oskar-Messter-Straße 13, 85737, Ismaning Germany Attention: Felix Marx Facsimile: +49.89.9595.5170

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, California 94105 Attention: Michael L. Reed Facsimile: 415.374.8459
               (ii) if to Stockholder, to the address of s set forth on the signature page hereto.
     9. Miscellaneous
          a. Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
          b. Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of Parent and Stockholders that hold a majority of the shares of Parent Common Stock held by all Stockholders at the time of such amendment. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
          c. Transferees. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares held by such Stockholder and shall be binding upon any person to whom legal or Beneficial Ownership of any such Shares shall pass, whether by Transfer, operation of law or otherwise, other than through a sale (i) on a stock exchange or similar market mechanism or (ii) pursuant to Section 5(b)(ii) hereof. Notwithstanding any Transfer of Stockholder Shares, the transferor shall remain liable for the performance of all of his, her or its obligations under this Agreement. At any time during the term of this Agreement, in the event of any permitted Transfer of Securities, other than through a sale on a stock exchange or similar market mechanism, each transferee (or trustee, as applicable) must execute an agreement in a form satisfactory to Parent pursuant to which such transferee agrees to be bound by each of the terms and provisions of this Agreement as if such transferee were a “Stockholder.”
          d. Parties in Interest. Other than the parties and their respective successors and permitted assigns and the other parties to whom rights and remedies are expressly provided

8

under this Agreement, this Agreement shall not create any third party beneficiary rights or remedies in any person.
          e. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          f. Interpretation; Definitions. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          g. Specific Performance. Each Stockholder agrees that Parent would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each Stockholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
          h. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.
          i. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware State or federal court sitting in the state of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to

9

commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          j. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          k. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          l. Stockholder Acknowledgment. Stockholder acknowledges and agrees that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement.
          m. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement
          n. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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[Signature page follows]

11

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

[Signature Page to Stockholder Agreement]

MANAGEMENT STOCKHOLDERS: MIDLAND FAMILY TRUST EST JAN 29 2002
/s/ L. W. Midland
L. W. MIDLAND, Trustee
Address: 1805 Jamaica Road Costa Mesa, CA 92626

L W MIDLAND AS CUSTODIAN FOR ASHLEY MARIE MIDLAND UCGMA
/s/ L. W. Midland
L. W. MIDLAND, Trustee
Address: 1805 Jamaica Road Costa Mesa, CA 92626

L W MIDLAND AS CUSTODIAN FOR ALISON MIDLAND UCGMA
/s/ L. W. Midland
L. W. MIDLAND, Trustee
Address: 1805 Jamaica Road Costa Mesa, CA 92626 (signatures continued on next page)

[Signature Page to Stockholder Agreement]

L W MIDLAND AS CUSTODIAN FOR TAYLOR ANN MIDLAND UCGMA
/s/ L. W. Midland
L. W. MIDLAND, Trustee
Address: 1805 Jamaica Road Costa Mesa, CA 92626

L W MIDLAND AS CUSTODIAN FOR MADISON KATHLEEN MIDLAND UCGMA
/s/ L. W. Midland
L. W. MIDLAND, Trustee
Address: 1805 Jamaica Road Costa Mesa, CA 92626

/s/ Larry Midland
Name:	Larry Midland
Address: 1805 Jamaica Road Costa Mesa, CA 92626

[Signature Page to Stockholder Agreement]

MANAGEMENT STOCKHOLDERS:
/s/ John W. Piccininni
JOHN W. PICCININNI
Address: 47 Shearwater Pl. Newport Beach, CA 92660

[Signature Page to Stockholder Agreement]

MANAGEMENT STOCKHOLDERS:
/s/ Robert P. Beliles, Jr.
ROBERT P. BELILES, JR.
Address: 29 Cherry Hills Dr. Coto de Caza, CA 92679

[Signature Page to Stockholder Agreement]

MANAGEMENT STOCKHOLDERS:
/s/ Robert C. Zivney, Jr.
ROBERT C. ZIVNEY, JR.
Address: 18 MacKenzie Lane Trabuco Canyon, CA 92679

ROBERT C. ZIVNEY & MARJORIE J. ZIVNEY TTEE U/A DTD JAN 10, 2008 ZIVNEY FAMILY TRUST
/s/ Robert C. Zivney, Jr., Trustee
ROBERT C. ZIVNEY, JR., Trustee

/s/ Marjorie J. Zivney, Trustee
MARJORIE J. ZIVNEY, Trustee
Address: 18 MacKenzie Lane Trabuco Canyon, CA 92679

[Signature Page to Stockholder Agreement]

OTHER STOCKHOLDERS: MAURY POLNER AND VIVIAN A. POLNER, AS CO-TRUSTEES OF THE POLNER LIVING TRUST ESTABLISHED JUNE 8, 2000:
/s/ Maury Polner, Co-Trustee
MAURY POLNER, Co-Trustee

/s/ Vivian A. Polner, Co-Trustee
VIVIAN A. POLNER, Co-Trustee
Address: 44-647 S. Heritage Palms Dr. Indio, CA 92201

[Signature Page to Stockholder Agreement]

OTHER STOCKHOLDERS: MAURY POLNER AND VIVIAN A. POLNER, AS CO-TRUSTEES OF THE POLNER LIVING TRUST ESTABLISHED JUNE 8, 2000:
/s/ Maury Polner, Co-Trustee
MAURY POLNER, Co-Trustee

/s/ VIVIAN A. POLNER
VIVIAN A. POLNER, Co-Trustee
Address: 44-647 S. Heritage Palms Dr. Indio, CA 92201

/s/ Maury Polner
MAURY POLNER

[Signature Page to Stockholder Agreement]

OTHER STOCKHOLDERS:
/s/ Douglas J. Morgan
DOUGLAS J. MORGAN
Address: 7600 S. Rainbow Blvd., #1129 Las Vegas, NV 89139

PERFORMANCE STRATEGIES INC. PROFIT SHARING PLAN & TRUST
/s/ Douglas J. Morgan
DOUGLAS J. MORGAN, Trustee
Address: 7600 S. Rainbow Blvd., #1129 Las Vegas, NV 89139

[Signature Page to Stockholder Agreement]

OTHER STOCKHOLDERS: THE MAK FAMILY TRUST DTD 11/27/79
/s/ Eugene Y. K. Mak
EUGENE Y. K. MAK, Trustee Address: 32681 Mediterranean Dr. Dana Point, CA 92629

/s/ Eugene Y. K. Mak
EUGENE Y. K. MAK

[Signature Page to Stockholder Agreement]

OTHER STOCKHOLDERS: PTC CUST IRA FBO EUGENE Y. K. MAK
/s/ Eugene Y. K. Mak
EUGENE Y. K. MAK
Address: 32681 Mediterranean Dr. Dana Point, CA 92629

[Signature Page to Stockholder Agreement]

SCHEDULE 3.1(a)

Stockholder	Address	Shares
Robert P. Beliles, Jr.	29 Cherry Hills Dr.	5,000
	Coto de Caza, CA 92679
The Mak Family Trust Dtd 11/27/79	32681 Mediterranean Dr.	80,333
	Dana Point, CA 92629
PTC CUST IRA FBO EUGENE Y. K. MAK	32681 Mediterranean Dr.	71,748
	Dana Point, CA 92629
Midland Family Trust Est Jan 29 2002	1805 Jamaica Road	619,800
	Costa Mesa, CA 92626
L W Midland as Custodian for Ashley	1805 Jamaica Road	2,600
Marie Midland UCGMA	Costa Mesa, CA 92626
L W Midland as Custodian for Alison	1805 Jamaica Road	3,000
Midland UCGMA	Costa Mesa, CA 92626
L W Midland as Custodian for Taylor	1805 Jamaica Road	2,000
Ann Midland UCGMA	Costa Mesa, CA 92626
L W Midland as Custodian for	1805 Jamaica Road	1,400
Madison Kathleen Midland UCGMA	Costa Mesa, CA 92626
Douglas J. Morgan	7600 S. Rainbow Blvd., #1129	108,104
	Las Vegas, NV 89139
Performance Strategies Inc. Profit	7600 S. Rainbow Blvd., #1129	25,000
Sharing Plan & Trust (Doug Morgan)	Las Vegas, NV 89139
John W. Piccininni	47 Shearwater Pl.	10,000
	Newport Beach, CA 92660
Maury Polner and Vivian A. Polner,	44-647 S. Heritage Palms Dr.	76,000
as Co-Trustees of The Polner Living	Indio, CA 92201
Trust Established June 8, 2000
Robert C. Zivney, Jr.	18 MacKenzie Lane	1,471
	Trabuco Canyon, CA 92679
Robert C. Zivney & Marjorie J. Zivney	18 MacKenzie Lane	15,000
TTEE U/A Dtd Jan 10, 2008 Zivney	Trabuco Canyon, CA 92679
Family Trust

SCHEDULE 5(a)
LOCKED-UP PARTIES
•	Larry Midland

•	Midland Family Trust Est Jan 29, 2002

•	L W Midland as Custodian for Ashley Marie Midland UGMA

•	L W Midland as Custodian for Alison Midland UGMA

•	L W Midland as Custodian for Taylor Ann Midland UGMA

•	L W Midland as Custodian for Madison Kathleen Midland

Annex D

NUMBER	WARRANTS
[ ]	[ ]
SCM MICROSYSTEMS, INC.
WARRANT CERTIFICATE
THIS CERTIFIES THAT, for value received,                                                              is the registered holder (the “Holder”) of the number of Warrants stated herein, expiring at 5:00 p.m., Pacific Time, [5 YEAR ANNIVERSARY OF CLOSING DATE], 2014, to purchase one (1) fully paid and non-assessable share of common stock, par value $.001 per share (“Common Stock”), of SCM Microsystems, Inc., a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate.
     1. Exercise Price
          a. The Warrants shall entitle the registered Holder of this Warrant Certificate, subject to the provisions of this Warrant Certificate, to purchase from the Company the number of shares of Common Stock stated herein, at the price of $3.00 per whole share, subject to the adjustments provided in Section 4 hereof (the “Exercise Price”).
          b. No fraction of a share of Common Stock will be issued upon any exercise of any Warrant. If the registered Holder would be entitled to receive a fraction of a share of Common Stock upon any exercise of a Warrant, the Company shall, upon such exercise, pay to the registered Holder an amount of cash equal to the product of such fraction multiplied by the Current Market Price on the date of such exercise. The “Current Market Value” shall mean the volume weighted average of the reported closing price (or, if no closing sale price is reported, the average of the bid and ask prices, or, if more than one in either case, the average of the average bid and the average asked prices) per share of the Common Stock for the thirty (30) trading days ending on the trading day immediately preceding the date as of which such value is to be determined, as reported in composite transactions for the NASDAQ Stock Market or, if the shares of Common Stock are not listed for trading on such stock exchange, the price determined in good faith by the Board of Directors of the Company.
          c. Upon any exercise of the Warrants evidenced by this Warrant Certificate for less than the total number of Warrants evidenced by this Warrant Certificate, there shall be issued to the registered Holder hereof a new Warrant Certificate covering the number of Warrants for which this Warrant Certificate has not been exercised.
     2. Duration of Warrants. Each Warrant evidenced by this Warrant Certificate may be exercised only during the period (“Exercise Period”) commencing on [3 YEAR ANNIVERSARY OF CLOSING DATE], 2012, and terminating at 5:00 p.m., Pacific time, on [5 YEAR ANNIVERSARY OF CLOSING DATE], 2014, (the “Expiration Date”). Each Warrant evidenced by this Warrant Certificate that is not exercised on or before the Expiration Date shall become void, and all rights in and to any such Warrant and this Warrant Certificate shall cease at the close of business on the Expiration Date. Neither the Transfer Agent, nor the Company or

any of its directors, officers or other affiliates, shall have any obligation to inform or remind the Holder of the expiration of any of the Warrants.
     3. Exercise of Warrants.
          a. The registered Holder (and only the registered Holder) may exercise all or any portion of the Warrants evidenced by this Warrant Certificate by delivering, not later than 5:00 P.M., Pacific time, on any Business Day during the Exercise Period (the “Exercise Date”) to American Stock Transfer and Trust Company (the “Transfer Agent,” which term includes any successor Transfer Agent) at its corporate trust department at                     , each of the following: (i) this Warrant Certificate, (ii) a subscription form substantially in the form attached hereto as Exhibit A (the “Subscription Form”) which has been duly and properly executed by the registered Holder, (iii) an amount equal to the aggregate Exercise Price for the number of full shares of Common Stock as to which Warrants are exercised, and (iv) any and all applicable withholding taxes due in connection with the exercise of the Warrants.
          b. If any of (i) this Warrant Certificate, (ii) the Subscription Form, or (iii) the applicable aggregate Exercise Price with respect to any exercise of Warrants is received by the Transfer Agent after 5:00 P.M., Pacific time, the Warrants to be exercised will be deemed to have been received for exercise and exercised on the Business Day next succeeding the date on which all such items were received and such date shall be the Exercise Date for purposes hereof. If the date such items are received is not a Business Day, the Warrants to be exercised will be deemed to be received for exercise and exercised on the next succeeding day that is a Business Day and such date shall be the Exercise Date. If any Warrants to be exercised are received or deemed to have been received after 5:00 P.M., Pacific time, on the Expiration Date, the exercise of such Warrants will be null and void and any funds delivered to the Transfer Agent will be returned to the registered Holder as soon as reasonably practicable. In no event will interest accrue on any funds paid to or deposited with the Transfer Agent in respect of any exercise or attempted exercise of any Warrants. The validity of any exercise of Warrants will be determined in good faith by the Transfer Agent in its sole discretion and such determination will be final and binding upon the Holder and the Company, subject to manifest error. In the event the Transfer Agent determines any exercise of Warrants to be invalid, the Transfer Agent will use commercially reasonable efforts to provide notice of such determination and its basis for such determination to the Holder; provided that neither the Company nor any of its directors, officers or affiliates shall have any obligation to inform the Holder of the invalidity of any exercise of Warrants; provided, further, that none of the Transfer Agent, the Company or any of their respective directors, officers or affiliates shall have any liability whatsoever to Holder or any of Holder’s successors or assigns as a result of any determination as to the validity or invalidity of any exercise of Warrants or any failure or delay in providing any such notice, other than the obligation to effect the exercise of Warrants upon a showing of manifest error pursuant to the immediately preceding sentence.
          c. As used herein, the term “Business Day” means any day that is not a Saturday or Sunday and is not a United States federal holiday or a day on which banking institutions generally are authorized or obligated by law or regulation to close in New York.

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          d. The Company and the Transfer Agent may deem and treat the registered Holder as the sole and absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise of any Warrant evidenced by this Warrant Certificate, of any distribution with respect to any Warrants evidenced by this Warrant Certificate, and for all other purposes, and neither the Company, nor the Transfer Agent, shall be affected by any notice to the contrary.
     4. Adjustments. In the event the Company shall fix a record date for the effectuation of a reclassification, split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable to all holders of the Common Stock in additional shares of Common Stock or other securities or rights convertible into, or entitling all holders of the outstanding Common Stock to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), in each case, without payment of any consideration by holders for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) (collectively, a Distribution”), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Exercise Price per share of Common Stock shall be appropriately decreased and the number of shares of Common Stock issuable upon any exercise subsequent to such adjustment of any Warrants evidenced by this Warrant Certificate shall be appropriately increased, in both cases in the same proportion as the increase in the outstanding shares of Common Stock due to the Distribution. If the number of shares of Common Stock outstanding shall be decreased by a combination of the outstanding shares of Common Stock or similar event (a “Combination”), the Exercise Price per share of Common Stock shall be appropriately increased and the number of shares of Common Stock issuable upon any exercise subsequent to such adjustment of any Warrants evidenced by this Warrant Certificate shall be appropriately decreased, in both cases in the same proportion as the decrease in outstanding shares of Common Stock due to the Combination. If any Distribution, Combination or other split, subdivision, dividend or distribution of the type described in this Section 4 is declared but not made, the number of shares of Common Stock issuable upon the exercise of any Warrants evidenced by this Warrant Certificate and the applicable Exercise Price per share of Common Stock shall again be adjusted to that number of shares of Common Stock that would be issuable upon exercise of each Warrant and the Exercise Price that would have been in effect if such Distribution, Combination or other split, subdivision, dividend or distribution had not been declared. As soon as reasonably practicable after any such Distribution or Combination, unless information regarding the Distribution or Combination is publicly available, the Company will use commercially reasonable efforts to provide notice to the Holder (at the address of such Holder in the Company’s records) of any such Distribution or Combination; provided, that neither the Company nor any of its directors, officers or affiliates shall have any liability to Holder or any of Holder’s successors or assigns as a result of any failure or delay in providing any such notice.
     5. Merger, Consolidation or Sale. If at any time there shall be a sale of all or substantially all of the Company’s properties and assets to any other person, or a merger or consolidation of the Company with and into another corporation pursuant to which the Company is not the surviving entity and stockholders of the Company immediately prior to such merger or consolidation control less than 50% of the voting securities of the surviving corporation (a “Sale”), then, as a part of such Sale, lawful and reasonable provision shall be made so that the

3

Holder of this Warrant shall thereafter be entitled to receive, upon exercise and surrender, if required, of the Warrants evidenced by this Warrant Certificate, during the period specified herein in accordance with the terms of this Warrant Certificate, the number of shares of common stock or other securities or property of the surviving or successor corporation resulting from the Sale that a holder of the shares deliverable upon exercise of the Warrants evidenced by this Warrant Certificate would have been entitled to receive in such Sale if the Warrants evidenced by this Warrant Certificate had been exercised immediately prior to the Sale. In any such case, if necessary, appropriate adjustment shall be made to the Exercise Price of the Warrants evidenced by this Warrant Certificate so that the aggregate Exercise Price of the Warrants evidenced by this Warrant Certificate (as adjusted in accordance with the immediately preceding sentence) shall remain substantially the same.
     6. Transfer Restrictions. This Warrant Certificate, the Warrants represented hereby and any and all other rights hereunder are not transferable by the Holder without the prior written consent of the Company. In order to enforce the foregoing restriction, the Company may impose stop transfer instructions with respect to the shares of Common Stock issuable upon the exercise of any Warrant evidenced by this Warrant Certificate. Notwithstanding the foregoing, subject to providing prior written notice to the Company, the registered Holder shall be permitted to transfer the Warrants evidenced by this Warrant Certificate (a) as a bona fide gift or gifts, (b) to any trust for the direct or indirect benefit of such registered Holder or the immediate family of such registered Holder, or (c) by will or intestate succession, provided that, in each case, (i) the registered Holder and such transferee comply with Section 7 hereof and (ii) any such transfer shall not involve a disposition for value. For purposes of this Section, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
     7. Transfer and Replacement Procedures.
          a. In the event of a permitted transfer of any or all of the Warrants evidenced by this Warrant Certificate, such transfer will be made on the registry maintained for such purpose at the principal office of the Company only upon (i) surrender to the Company of this Warrant Certificate duly and properly endorsed by the registered Holder, (ii) payment by the Holder of any necessary transfer tax or other governmental charge imposed upon such transfer (with reasonable evidence of such payment provided to the Company), and (iii) receipt by the Company from the registered Holder and the proposed transferee of an Assignment Agreement substantially in the form attached as Exhibit B hereto that have been duly and properly executed by the registered Holder and the transferee. Upon due presentment of the items described in (i)-(iii) above, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants as this Warrant Certificate will be issued to the transferee and the registered Holder, as applicable, in exchange for this Warrant Certificate and thereafter this Warrant Certificate will be cancelled. Until a transfer of this Warrant Certificate is duly registered on the books of the Company, as described above, the Company may treat the registered Holder hereof as the owner for all purposes.
          b. Upon receipt by the Company of (i) evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate, (ii) in case of loss, theft or destruction, an indemnity agreement and/or security from the registered Holder reasonably satisfactory to the Company, (iii) in the case of mutilation, this

4

Warrant Certificate for surrender and cancellation, and (iv) reimbursement from the Holder of all reasonable expenses incidental thereto, the Company will make and deliver to the registered Holder a new Warrant Certificate of like tenor and evidencing in the aggregate a like number of Warrants as this Warrant Certificate dated as of the date of such cancellation (but without any change in the Expiration Date), in lieu of this Warrant Certificate.
     8. Share Rights. The accrual of dividends, if any, on the shares of Common Stock issued upon the exercise of any Warrant evidenced by this Warrant Certificate will be governed by the terms generally applicable to Common Stock. Neither this Warrant Certificate nor the Warrants evidenced hereby shall entitle the any Holder hereof or thereof to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of the Company or to exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
     9. Miscellaneous.
          a. Authorized Shares. The Company covenants that during the period that any Warrant remains outstanding under this Warrant Certificate it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the exercise of the purchase rights under this Warrant Certificate.
          b. Governing Law; Construction. This Warrant Certificate shall constitute a contract under the laws of the State of Delaware and for all purposes shall be construed in accordance with and governed by the laws of said state, without regard to any principles of choice of law or conflicts of law. The descriptive headings of the several sections of this Warrant Certificate are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions thereof.
          c. Expiration. This Warrant Certificate shall be void and any and all Warrants and other rights represented hereby shall cease to the extent that the Warrants are not exercised on or before the Expiration Date.
[Signature Page Follows]

5

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date set forth below.
SCM MICROSYSTEMS, INC.

By:
Name:
Title:
                                          , 2009
COUNTERSIGNED:
AMERICAN STOCK TRANSFER AND TRUST COMPANY,
as Transfer Agent

By:
Name:
Title:

Exhibit A
SUBSCRIPTION FORM
(To Be Executed by the Registered Holder in Order to Exercise Warrants)
The undersigned registered Holder of Warrant Certificate number                     , hereby irrevocably elects to exercise                      Warrants represented by such Warrant Certificate and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and hereby requests that certificates for such shares of Common Stock be issued in the name of and to be delivered to:

(PLEASE TYPE OR PRINT NAME AND ADDRESS)
(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and, if such number of Warrants shall not be all the Warrants evidenced by such Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the registered Holder at the address stated below:

Dated:

(SIGNATURE OF REGISTERED HOLDER)

(NAME AND TITLE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)
THE SIGNATURE ON THIS SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THE WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE NASDAQ STOCK EXCHANGE.

Exhibit B
ASSIGNMENT AGREEMENT
(To Be Executed by the Registered Holder in Order to Assign Warrants)
For value received, the undersigned registered Holder of Warrant Certificate number                                          hereby sells, assigns, and transfers unto:

(PLEASE TYPE OR PRINT NAME AND ADDRESS OF TRANSFEREE)
(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER OF TRANSFEREE)
                     of the Warrants represented by such Warrant Certificate, and hereby irrevocably constitutes and appoints the Company, as its attorney, to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:

(SIGNATURE OF REGISTERED HOLDER)

(NAME AND TITLE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)
THE SIGNATURE ON THIS ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THE WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE NASDAQ STOCK EXCHANGE.
The undersigned transferee of Warrants represented by such Warrant Certificate hereby irrevocably agrees to be bound by the terms and conditions of the Warrant Certificate and any Warrant Certificate issued in replacement thereof.

Dated:

(SIGNATURE OF REGISTERED HOLDER)

(NAME AND TITLE)

Annex E

Avondale Partners, LLC
Two American Center
3102 West End Avenue, Suite 1100
Nashville, TN 37203-1302
615.467.3483 Facsimile 615.467.3490
Wats 866.699.3530
December 9, 2008
Board of Directors
SCM Microsystems GmbH
Oskar-Messter-Str. 13
D-85737 Ismaning, Germany
Attention: Felix Marx, Chief Executive Officer and Director
Gentlemen:
     We have acted as financial advisor to the Board of Directors (the “Board”) of SCM Microsystems, Inc., a Delaware corporation (the “Acquiror”) in connection with the proposed acquisition by the Acquiror of all of the outstanding capital stock of Hirsch Electronics, a California corporation (“Company”), through a first step merger of a subsidiary of the Acquiror with and into the Company, followed by a second step merger of the Company with and into a subsidiary of the Acquiror, with the surviving entity to be a wholly owned subsidiary of the Acquiror (the “Transaction”). The Transaction is described more fully in the draft Agreement and Plan of Merger by the Company and the Acquiror (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Agreement.
     You have requested our opinion as to whether, the Merger Consideration to be paid by the Acquiror in the Transaction is fair, from a financial point of view, to the Acquiror. Our opinion does not address the relative merits of the Transaction or any other potential alternatives with respect to the Transaction being considered by the Board, nor does it address the Board’s decision to proceed with the Transaction.
     In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:
(1)	Reviewed certain financial statements of the Company, including the consolidated financial statements for recent years and certain other relevant financial and operating data of the Company made available to us by senior management of the Company;

(2)	Reviewed a draft of the Agreement, dated December 7, 2008;

SCM Microsystems GmbH
December 9, 2008

(3)	Compared the Company from a financial point of view with certain publicly traded companies in the information technology security and access control industries that we deemed relevant;

(4)	Considered the financial terms, to the extent publicly available, of selected recent business combinations in the information technology security and access control industries that we deemed to be comparable, in whole or in part, to the Transaction;

(5)	Reviewed the financials terms, to the extent publicly available, of certain other transactions we believed to be reasonably comparable to the Transaction;

(6)	Reviewed financial forecasts relating to the business and prospects of the Company and the combined company prepared by the respective managements of the Acquiror and the Company;

(7)	Held discussions with senior management of the Acquiror and the Company regarding the Company’s operating history, products and services, sales and marketing and the prospects of the Company and the combined company;

(8)	Taken into account our assessment of general economic, market and financial and other conditions and our experience in other transactions, as well as our expertise in securities valuation and our knowledge of the industry in which the Company operates; and

(9)	Performed other such analyses and examinations and considered such other information and financial criteria as we have deemed appropriate.
We have not independently verified any of the financial or other information and data concerning the Company considered by us in connection with our review of the Transaction, and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information and data and further relied upon the assurances of management of the Acquiror and the Company that they were not aware of any facts that would make any of such information and data inaccurate or misleading. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Acquiror’s and the Company’s senior management as to the recent and likely future performance of the Company. Accordingly, we express no opinion with respect to such analyses or forecasts and other information or the assumptions on which they are based. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company, and we have not been provided with an independent evaluation or appraisal of the assets, properties, facilities or liabilities of the Company. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this opinion.

SCM Microsystems GmbH
December 9, 2008

     In connection with our opinion, we have assumed that the Transaction will be consummated in a timely fashion on the terms and subject to the conditions described in the Agreement, without waiver or modification of any of the material terms or conditions precedent to the Transaction contained in the Agreement by any party thereto. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Acquiror or the Company. Management of the Acquiror has advised us, and we have also assumed that the final Agreement will not differ materially from the draft of the Agreement reviewed by us.
     Avondale Partners, LLC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction, and will receive a fee for our services upon delivery of this opinion, which fee is not contingent upon consummation of the Transaction. In addition, the Acquiror has agreed to reimburse us for certain expenses and indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of its business, we and our affiliates (as a market maker or otherwise) may trade or otherwise effect transactions in the securities of the Acquiror, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Avondale Partners, LLC has in the past provided investment banking, financial advisory and other financial services to the Acquiror, for which Avondale Partners, LLC received compensation, including, among other things, having acted as exclusive sell-side advisor for the Acquiror in the divestiture of one of its divisions and the corresponding fairness opinion, for which we received compensation. Avondale Partners, LLC may also provide investment banking, financial advisory and other financial services to affiliates of the Acquiror in the future, for which Avondale Partners, LLC may receive compensation.
     This opinion has been reviewed and approved by an Avondale fairness opinion committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority. We have not been requested to opine as to, and this opinion does not express an opinion as to or otherwise address the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise.
     We have not expressed any opinion as to the price at which the common stock of the Acquiror may trade subsequent to the announcement of the Transaction or as to the price at which the common stock of the Acquiror may trade subsequent to the consummation of the Transaction.

SCM Microsystems GmbH
December 9, 2008

     This letter and the opinion stated herein are solely for the use of the Board of the Acquiror and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent. Notwithstanding the foregoing, we hereby consent to the inclusion of the full text of our opinion and a summary thereof in any registration statement or proxy statement relating to the Transaction used in connection with the Transaction so long as the full text of the opinion is quoted in such registration statement and proxy statement and such summary is approved by us in advance in writing.
     This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Acquiror as to how such stockholder should vote with respect to the Transaction. We were engaged by the Board to render this opinion in connection with the Board’s discharge of its fiduciary obligations.
     Based upon and subject to the foregoing and such other matters as we deem relevant, it is our opinion that, the Merger Consideration to be paid by the Acquiror in the Transaction is fair, from a financial point of view, to the Acquiror.

Sincerely,
/s/ Avondale Partners, LLC
AVONDALE PARTNERS, LLC

Annex F
Imperial Capital
2000 Avenue of the Stars, 9th Floor South  Los Angeles, California 90067  TEL 310 246 3700  800 929 2299  FAX 310 246-3714
December 10, 2008
Board of Directors of Hirsh Electronics Corp.
1900 Carnegie Ave., Building B
Santa Ana, CA 92705-5520

Attention: Board of Directors of Hirsch Electronics Corp.
Dear Sirs:
We understand that SCM Microsystems, Inc. (“Acquiror”), Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Hirsh Electronics Corp. (“Target”) and certain other parties propose to enter into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Merger Sub will merge with and into Target as a result of which Target shall continue in existence and become a wholly-owned subsidiary of Acquiror (the “Merger”), and following such Merger, Target will merge into Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Acquiror. The transactions referred to in the prior sentence are referred to herein as the “Transaction.” Pursuant to the terms set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, no par value, of Target (other than treasury shares held by Target or shares owned by Acquiror or any subsidiary of Acquiror or Target, which shares shall be cancelled and extinguished, and other than Dissenting Shares, as defined in the Merger Agreement, as provided in Section 2.9 of the Merger Agreement) shall be cancelled, extinguished and converted automatically into the right to receive (a) two shares of common stock, par value $0.001 per share, of Acquiror (the “Per Share Stock Consideration”), (b) $3.00 (the “Per Share Cash Consideration”), and (c) a warrant to acquire one share of Acquiror common stock, par value $0.001 per share, at an exercise price equal to $3.00 per share (the “Per Share Warrant Consideration,” and together with the Per Share Stock Consideration and the Per Share Cash Consideration, the “Per Share Consideration”). For the purposes of rendering this Opinion (defined below) we have assumed that (a) there will be no Dissenting Shares in connection with the Transaction, (b) 4,705,735 shares of the common stock, no par value, of Target (the “Common Stock”) will be outstanding and held by shareholders, of which 633,000 are held by Larry Midland, as of immediately prior to the effective time of the Merger (the “Outstanding Shares”), and (c) the “Maximum Number of Company Shares” as defined in the Merger Agreement equals 4,705,735 shares of Common Stock. As used herein, the term “Aggregate Consideration to Non-Insiders” means the aggregate amount obtained by multiplying the Per Share Consideration by the sum equal to (x) the number of Outstanding Shares, less (y) the number of shares of Target Common Stock held by Larry Midland as of immediately prior to the effective time of the Merger. The holders of Target Common Stock other than Larry Midland shall be referred to herein as the “Non-Insider Shareholders”.
You have requested our opinion (the “Opinion”) as to whether, as of the date hereof the Aggregate Consideration to Non-Insiders is fair, from a financial point of view, to the Non-Insider Shareholders. Other than with respect to the Egis Indication (described below), we have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Target, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of Target, Acquiror, or any other party with respect to alternatives to the Transaction. Certain principals of Imperial Capital are members of the general partnership that manages an investment fund named Egis Capital (“Egis”). Egis made a preliminary offer to purchase Target in April 2008 (the “Egis Indication”), which offer was rejected by Target.
You understand that we have based our analysis for the Opinion on only the following information (the “Information”), all of which we have received and reviewed:
1.	Target’s audited financial statements for its fiscal years ended 2005, 2006 and 2007 prepared and approved by Target’s management;

2.	Target’s unaudited financial statements for its year-to-date ended September 30, 2007 and September 30, 2008
Imperial Capital, LLC

Hirsch Electronics Corp.
December 10, 2008

prepared and approved by Target’s management;
3.	Acquiror’s audited financial statements for its fiscal years ended 2005, 2006 and 2007, as contained in Acquiror’s Annual Reports on Form 10-K (or Form 10-K/A, as applicable), filed with the U.S. Securities and Exchange Commission (“SEC”) on March 18, 2008;

4.	Acquiror’s unaudited financial statements for its fiscal quarter ended March 31, 2007, June 30, 2007, September 30, 2007, March 31, 2008, June 30, 2008 and September 30, 2008 as contained in Acquiror’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2008, August 12, 2008 and November 10, 2008;

5.	Income statement projections for Aquiror for calendar years 2008 - 2012 prepared and approved by Acquiror’s management;

6.	Income statement projections for Target for calendar years 2008 — 2012 prepared by Target’s management;

7.	Acquiror balance sheet dated as of September 30, 2008 prepared and approved by Acquiror’s management;

8.	Target balance sheet dated as of October 31, 2008 prepared and approved by Target’s management;

9.	An unexecuted draft of the Merger Agreement dated November 18, 2008, by and among Target, Merger Sub and Acquiror, excluding the schedules and exhibits thereto;

10.	Certain other publicly available financial data for certain companies that we deem comparable or otherwise relevant to Target or Acquiror and the terms of recent transactions that we consider comparable or otherwise relevant to the Transaction, including, without limitation, publicly available prices;

11.	The reported price and trading activities for the shares of common stock of Acquiror; and
In connection with this Opinion, we have conducted such analyses as we have deemed appropriate, however, the information we have utilized in conducting such analyses has been limited to solely the Information described above. With respect to financial estimates and projections provided to us, we have assumed without independent verification that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments by management as to the future results of operations, synergies and financial performance of the Target and Acquiror to which such estimates and projections relate and have assumed that such results of operations, synergies and financial performance will be realized. We have also assumed that there has been no material change in the assets, financial condition or business of Target or Acquiror since the date of the most recent Target and Acquiror financial statements made available to us. No facts have actually come to our attention that would cause us to believe that such assumptions are invalid as a whole. We have further relied upon the assurance of Target’s management that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect.
We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Target or Acquiror, have relied on it being complete and accurate in all material respects and we are not assuming any responsibility for independent verification of such information. We have not met with or had any discussions with any representatives of Acquiror or Target (other than members of their respective senior management) including Acquiror’s and Target’s independent accounting firms. We have not made any physical inspection or independent appraisal of any of the properties or assets of Target or Acquiror, have not made an independent appraisal or evaluation of Target’s or Acquiror’s assets or liabilities and have not been provided with such an evaluation or appraisal. We did not estimate, and express no opinion regarding, the liquidation value of any entity. With your consent, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Target or Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Target or Acquiror is or may be a party or is or may be subject.
The draft Merger Agreement that we were provided did not contain exhibits or schedules. As such, we have assumed that the fairness to the Non-Insider Shareholders of the Aggregate Consideration to Non-Insiders is not impacted by the presence or
Imperial Capital, LLC

Hirsch Electronics Corp.
December 10, 2008

omission of the schedules and exhibits to the Merger Agreement. We have not reviewed any ancillary agreement or any other document, other than as explicitly listed herein, related to the Transaction. We have relied upon and assumed, without independent verification, that (i) the Transaction as contemplated by the Merger Agreement will be consummated as described in the form reviewed by us without any material amendments or modifications thereto, (ii) that all representations and warranties in the Merger Agreement of the parties thereto are true and accurate in all respects, (iii) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (iv) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Target or Acquiror, or otherwise have an adverse effect on Target or Acquiror or any expected benefits of the Transaction.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of Target or any other party to proceed with or effect the Transaction, (ii) the terms or impact of any arrangements, understandings, agreements or documents related to, or the form or structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Consideration to Non-Insiders to the extent expressly specified herein), including, without limitation, (1) the form or structure of the Aggregate Consideration to Non-Insiders or any component thereof (2) any voting agreement (including but not limited to the Voting Agreement referenced in the Merger Agreement) or shareholders agreement (including but not limited to the Shareholders Agreement referenced in the Merger Agreement), (3) any options or warrants to acquire Target securities, (4) the Secure Agreements (as defined in the Merger Agreement), and (5) the Preferred Stock Rights Agreement (as defined in the Merger Agreement) or any waiver of rights thereunder, (iii) the impact of any transfer restrictions on the securities of Acquiror, whether imposed by law or contract, including, without limitation, those restrictions contained in the “lock-up” or similar provisions of the Merger Agreement, (iv) the fairness of any portion or aspect of the Transaction to the holders of any Target options or warrants, (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Target or the effect of any other transaction in which Target might engage, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of Target’s security holders vis-à-vis any other class or group of Target’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vii) the solvency, creditworthiness or fair value of Target or Acquiror or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) any legal, tax or accounting issues concerning the Transaction or the legal or tax consequences of the Transaction to Target or its security holders or any other party, or (ix) the amount or nature of any compensation to any officers, directors or employees of Target, or any class of such persons, relative to the consideration to be received by the other holders of Target’s Common Stock in the Transaction or with respect to the fairness of any such compensation. Furthermore, no opinion, counsel or interpretation is intended or given in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. In addition, and without in any way modifying or limiting any other assumptions or limitations contained herein, our Opinion does not address or take into account (i) any of Target’s royalty agreements or related party transactions, including but not limited to those involving Secure Keyboards, Ltd. and Secure Networks, Ltd., or (ii) whether Target could carry a higher valuation if such agreements and transactions were eliminated or restructured.
Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the date of this letter. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on or consider events occurring after the date hereof. We are not expressing an opinion herein with respect to the prices at which Acquiror’s common stock may trade subsequent to disclosure or consummation of the Transaction. We have conducted only such reviews, analyses and inquiries as expressly indicated herein.
We have not acted as financial advisor to the Board of Directors of Target or Acquiror or to any other party to the Transaction. We will not receive any consideration or other compensation that is contingent upon the successful completion of the Transaction. We will receive a fee for providing this Opinion, which shall be paid by Target. Such fee is not contingent upon consummation of the Transaction. Target has also agreed to reimburse our expenses incurred in rendering this Opinion and to
Imperial Capital, LLC

Hirsch Electronics Corp.
December 10, 2008

indemnify us against certain liabilities arising out of our engagement in connection therewith. We do not actively trade the debt or equity securities of the Acquiror or Target for our own accounts or for the accounts of customers. There is no material relationship that existed during the past two years or is mutually understood to be contemplated in which any compensation was received or is intended to be received by us as a result of the relationship between us, Acquiror, Target, or any other party to the Transaction. However, we are regularly engaged in a broad range of investment banking and financial advisory activities, including activities relating to corporate finance, mergers and acquisitions, leveraged buyouts and private placements, and thus we may provide investment banking, financial advisory and other financial services to the Acquiror, Target, and other participants in the Transaction and/or certain of their respective affiliates in the future, for which we may receive compensation. This Opinion was approved by our Fairness Opinion Committee.
This Opinion should not be construed as creating any fiduciary duty on our part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of Target, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction. This letter, including the contents hereof, is solely intended for the benefit and use of Target’s Board of Directors and as such is not to be used for any other purpose or reproduced, disseminated, summarized, quoted from or referred to at any time, in whole or in part, without our prior written consent, which shall not be unreasonably withheld, provided, however, that this Opinion may be included in whole, but not in part, in a filing with the SEC in connection with the Transaction.
Based upon the foregoing, including the various assumptions and limitations set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof the Aggregate Consideration to Non-Insiders is fair, from a financial point of view, to the Non-Insider Shareholders .
IMPERIAL CAPITAL, LLC

/s/ Imperial Capital

Imperial Capital, LLC

Annex G
FIRST AMENDMENT TO RIGHTS AGREEMENT
     This FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of December 10, 2008 (this “Amendment”), is entered into by and between SCM Microsystems, Inc. a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of November 8, 2002 (the “Rights Agreement”);
     WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, and the Rights Agent shall execute such supplement or amendment;
     WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hirsch Electronics Corporation, a California corporation (“Hirsch”), Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Company, and Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, pursuant to which through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly owned subsidiary of the Company (the “Merger”) and the Company will issue shares of its common stock and warrants to purchase shares of its common stock to the former stockholders of Hirsch as merger consideration;
     WHEREAS, on December 9, 2008, the Board of Directors of the Company approved the Merger Agreement and the Merger and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and its stockholders;
     WHEREAS, on December 9, 2008, the Board of Directors of the Company resolved to amend the Rights Agreement to ensure that none of the execution or delivery of the Merger Agreement and consummation of the transactions contemplated thereby, or the execution or delivery of the ancillary agreements contemplated by the Merger Agreement or the consummation of the transactions contemplated thereby, will cause (a) the Rights to become exercisable under the Rights Agreement, (b) Hirsch or any of their affiliates or stockholders to be deemed to be an “Acquiring Person,” or (c) a “Triggering Event,” the “Distribution Date” or the “Shares Acquisition Date” to occur; and
     WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

     2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.
     3. Amendments to Section 1.
          (a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:
     “‘Acquiring Person’ shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this

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paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding; and (iii) neither Hirsch nor any of its affiliates or stockholders shall be deemed an Acquiring Person on account of the execution or delivery of the Merger Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby (including, until the termination of the Stockholder Agreement in accordance with its terms, as a result of any Hirsch stockholder being deemed the Beneficial Owner of any Common Shares solely as a result of their being a party to the Stockholder Agreement).”
          (b) The definition of “Distribution Date” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:
     “‘Distribution Date’ shall mean the earlier of (i) the Close of Business on the tenth (10th) Business day (or such later date as may be determined by action of the Company’s Board of Directors) after the Shares Acquisition Date (or, if the tenth (10th) Business Day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth (10th) Business Day (or such later date as may be determined by action of the Company’s Board of Directors) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any Person pursuant to the Merger Agreement or the Ancillary Agreements, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be an Acquiring Person; provided that, if such Person is determined not to have become an Acquiring Person pursuant to Section 1(a) hereof, then no Distribution Date shall be deemed to have occurred by virtue of such event.”
          (c) The definition of “Shares Acquisition Date” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:
     “‘Shares Acquisition Date’ shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act, but exclude any public announcement or report relating to the transactions contemplated by the Merger Agreement or the Ancillary Agreements) by the Company or an Acquiring Person that an Acquiring Person has become such; provided that, if such Person is determined not to have become an Acquiring

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Person pursuant to Section 1(a) hereof, then no Shares Acquisition Date shall be deemed to have occurred by virtue of such event.”
          (d) The definition of “Triggering Event” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:
     “A ‘Triggering Event’ shall be deemed to have occurred upon any Person becoming an Acquiring Person; provided that, if such Person is determined not to have become an Acquiring Person pursuant to Section 1(a) hereof, then no Triggering Event shall be deemed to have occurred by virtue of such event.”
          (e) The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in alphabetical order:
     “‘Ancillary Agreements’ shall mean all agreements, documents and instruments required to be delivered by any party pursuant to the Merger Agreement, and any other agreements, documents or instruments entered into at or prior to effective time of the Merger in connection with the Merger Agreement or the transactions contemplated thereby.”
     “‘Deer Merger Sub’ shall mean Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Company.”
     “‘Hart Merger Sub’ shall mean Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.”
     “‘Hirsch’ shall mean Hirsch, a California corporation.”
     “‘Merger Agreement’ shall mean the Agreement and Plan of Merger, by and among the Company, Hirsch, Deer Merger Sub and Hart Merger Sub, pursuant to which through a two-step merger Hirsch will become a new Delaware limited liability company and a wholly owned subsidiary of the Company (the “Merger”).”
     “‘Stockholder Agreement’ shall mean the Stockholder Agreement, by and among the Company and the Hirsch stockholders a party thereto.”
     4. New Section 35. Section 35 is hereby added to the Rights Agreement to read in its entirety as follows:
     “Section 35. The Merger Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution or delivery of the Merger Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder shall cause (a) the Rights to become exercisable, (b) Hirsch or any of its affiliates or stockholder to be an Acquiring Person, (c) a Triggering Event to occur, (d) a Shares Acquisition Date to occur or (e) a Distribution Date to occur.”

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     5. Effective Date. This Amendment is effective as of December 10, 2008, immediately prior to the execution and delivery of the Merger Agreement.
     6. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.
     7. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.
     8. Headings. The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer

Name:	Herbert J. Lemmer
Title:	Vice President
[Signature Page to Amendment to Rights Agreement]

Annex H
SETTLEMENT AGREEMENT
     This Agreement made as of this 14th day of November 1994, between HIRSCH ELECTRONICS CORPORATION, a California corporation (hereinafter referred to as “HEC”). SECURE KEYBOARDS, LTD., a California limited partnership (hereinafter referred to as “Keyboards”), and SECURE NETWORKS, LTD., a California limited partnership (hereinafter referred to as “Networks”), is entered into with reference to the following facts:
     ARTICLE A. HEC was founded in 1981 by Steve Hirsch, a young entrepreneur who had invented a security technology, and Lawrence Midland, Howard Miller, Robert Parsons and Luis Villalobos, who provided the initial financing.
     1. By late 1981, Steve Hirsch had begun preparation of a patent application, and was seeking financing for HEC, which he had incorporated to exploit his invention. After an unrelated private placement had failed to close, Villalobos and Miller structured a financing (seed capital for HEC and an R&D partnership to fund development of the technology) and rewrote the patent application.
     2. Keyboards, the R&D partnership, bought all the rights to the technology from Steve Hirsch, and then granted an exclusive license to HEC, and an option to purchase the technology under certain conditions. “Technology” was defined1 to include not just the original invention, but all associated and future developments and products. Thus, HEC was the vehicle for exploiting the Technology, and Keyboards, having provided the funds to develop the Technology, was to receive payments through the year 2020 based on revenues from the broadly defined Technology. Keyboards general partners deferred most of their upside potential until after the limited partners received 125% of their pre-tax investment, which for someone in the 50% bracket would be 2-1/2 times their after-tax investment; thereafter limited partners receive approximately 20% of the royalties.
     3. Midland, Miller, Villalobos and GRFN (a California corporation formed for that purpose) were the original general partners in Keyboards. Soon after Keyboards formation, Parsons became a general partner; GRFN was subsequently discontinued.
     4. Midland, Miller, Parsons and Villalobos provided seed capital to HEC and provided guarantees with respect to obtaining the R&D financing. Midland and Parsons subsequently raised $400,000 of capital from limited partners in Keyboards.

[1]	The 1986 agreement between HEC and Keyboards, recapping the original agreement, included the following: “the ‘Technology’ means the patent and patent applications and all associated knowhow, software, trademarks and tradenames and all future developments, patent applications, patents, knowhow, software, trademarks and tradenames.”

     ARTICLE B. HEC met all of the conditions, and exercised its option and purchased the Technology from Keyboards. The terms of purchase called for payments2 to Keyboards through the year 2020.
     ARTICLE C. In 1985 and 1986 additional capital was raised to “finance the development and marketing of various new security systems product lines which will help drive the sales of the Digital Scrambler.”3
     1. Parsons raised $550,000 in equity by selling shares of HEC stock to private investors.
     2. Midland and Parsons as general partners formed Networks, and raised $1,200,000 from limited partners, approximately half in 1985 and the balance in 1986.
     3. Two agreements were entered into between HEC and Networks: a written agreement, relating to the 1985 portion of funding, which called for royalties through the year 2005; and an oral agreement relating to the 1986 portion of funding.
     ARTICLE D. HEC wished to avoid paying royalties on the same revenue to both Keyboards and Networks. To that end, in 1986 HEC and Keyboards executed an agreement, which excluded from Keyboards royalty base, those “products developed on funding from” Networks.
     ARTICLE E. A dispute has arisen among Keyboards, HEC and Networks as to the royalties that have been paid and are to be paid. The parties contentions are generally as follows:
     1. Keyboards contends: (a) that even though all current and past HEC revenues fall within the definition of “Technology”, HEC had incorrectly excluded various revenues from Keyboards royalties; (b) that HEC had not been paying royalties on software at the correct and higher rate;4 (c) that the sole exception to Keyboards royalties had effectively expired since HEC no longer sold “products developed on funding from” Networks; (d) that while HEC’s agreements with Networks may in effect require HEC to pay royalties to both Keyboards and Networks, they cannot relieve HEC of its royalty obligations to Keyboards.

[2]	These payments for the purchase are generally referred to herein as “royalties” for simplicity; but their actual nature was installment payments for the sale of the technology.

[3]	From the 1986 agreement between HEC and Keyboards.

[4]	The Purchase and Sala of Technology agreement between HEC and Keyboards, calls for royalties of 14% to 28% for license and sub-license revenues, and 4.25% on all other revenues.

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     2. Networks contends: (a) that its agreements with HEC were intended to provide royalties not just on the products that were directly developed from that funding, but also on products that evolved from them; (b) that otherwise the limited partners could not recoup, much less obtain a return on, their investment; (c) that its 1986 oral agreement with HEC had extended royalty payments to the year 2011; and (d) that while HEC’s agreements with Keyboards may in effect require HEC to pay royalties to both Keyboards and Networks, they cannot relieve HEC of its royalty obligations to Networks.
     3. HEC contends: (a) that HEC never intended to pay royalties to both Keyboards and Networks on the same products; (b) that paying 14% to 28% royalty to Keyboards on software would seriously impair HEC’s margins on software sales; (c) that HEC had interpreted its obligations to Keyboards and Networks not just based on the language in the agreements, but also based on what it understood to be the intent of those agreements, as well as what it believed to be equitable to the parties; (d) that HEC had been computing the revenues for Networks royalties based on a “remoteness dilution” basis;5 (e) that HEC may have understated its royalty obligations to Keyboards, but if so, any error was in good faith; (f) that HEC is forced into making difficult and sometimes arbitrary decisions as to what portion of revenues are subject to royalties to which of the partnerships, and (g) that the royalty agreements hamper6 HEC’s ability to price and configure products.
     ARTICLE F. Each of the parties agrees:
     1. That litigation to resolve these issues would be expensive, time consuming, distracting, and harmful to the business goals of the parties.
     2. That there was reasonable risk that if contested, some or all of the contentions in its interest could have been rejected and that, some or all of the contentions against its interest could have been upheld.
     3. That including all HEC revenues in the base for royalties, and apportioning that base between Keyboards and Networks on fixed percentages, eliminates the underlying factors that led to, and is a reasonable compromise for, their present dispute.

[5]	Which meant that as a product evolved and became more remote from a product directly “developed on funding from” Networks, HEC diluted its share of revenues in computing Networks royalties; and that whenever a subsequent product (such as SAM) departed sufficiently from a product “developed on funding from” Networks, then HEC no longer deemed it subject to royalties to Networks.

[6]	For example, if HEC incorporates a keypad into a product “developed on funding from” Networks, then HEC would have to pay royalties to both Keyboards and Networks; or if HEC throws-in software to close a major sale, there is no clear way to decide how much of the revenue to impute to the software.

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     4. That rather than incur the risks of litigation, it is preferable to settle the dispute as set forth herein.
          WITH REGARD TO THE FOREGOING, therefore, in good faith and in the exercise of their reasonable business judgment, the parties enter into the following settlement and agreement as of the date first set forth above.
     ARTICLE G. For a transition period, between the execution of this Agreement and the end of HEC’s current fiscal year, November 30, 1994, the parties agree to the following:
     1. HEC, in good faith, shall continue its past practices with respect to purchase price payments to Keyboards and royalty payments to Networks; (hereinafter purchase price payments to Keyboards and royalty payments to Networks shall individually and collectively be referred to as “royalty” or “royalties”).
     2. All royalties earned or paid, from the inception of the HEC agreements with Keyboards and Networks, through November 30, 1994, shall be deemed to be correct. No changes shall be made; not for adjustments in HEC revenues, nor if errors are discovered, nor for any other reason.
     3. Any future auditor of HEC can accept this Agreement as express ratification that the royalties HEC has recognized and paid on its revenues through November 30, 1994 are correct as stated.
     ARTICLE H. For the entire period beginning with December 1, 1994 and ending with December 31, 2020, the parties agree to the following:
     1. Other than from a possible exclusion pursuant to Paragraph 6 of this Article H, without exception HEC shall pay royalties on all of its revenues. The provisions of Article I Paragraph 2 govern the treatment of HEC revenues that are themselves royalties or equivalent.
     2. HEC shall pay Keyboards royalties based on an increasing percentage of HEC revenues, starting at 55.56% for revenues received in the year beginning on December 1, 1994, increasing by 2.08% each year through the year beginning on December 1, 2010, and continuing at that rate for the month of December of 2011, then increasing to 100% from January 1, 2012 to December 31, 2020; the final payment thus being due on January 30, 2021, for HEC revenues received in the fourth calendar quarter of the year 2020. (The percentage split of HEC revenues between Keyboards and Networks, which is set forth in this and the following paragraph, is more fully detailed in the table below).
     3. HEC shall pay Networks royalties based on a decreasing percentage of HEC revenues, starting at 44.44% for revenues received in the year beginning on December 1, 1994, decreasing by 2.08% each year through the year beginning December 1, 2010, and continuing at that rate for the month of December of 2011; no royalties shall be payable to Networks for revenue received by HEC after December 31, 2011; the final payment thus being due on January 30, 2012 for HEC revenues received in the fourth calendar quarter of the year 2011. (The percentage split of HEC revenues between Keyboards and Networks, which is set forth in this and the preceding paragraph, is more fully detailed in the table below).

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HEC REVENUE RECEIPTS SPLIT
			REVENUE	KEYBOARDS	NETWORKS
REVENUE RECEIPTS PERIOD			RECEIPTS	SHARE	SHARE
December 1		November 30
1994	to	1995	100.00%	55.56%	44.44%
1995	to	1996	100.00%	57.64%	42.36%

1996	to	1997	100.00%	59.72%	40.28%
1997	to	1998	100.00%	61.80%	38.20%
1998	to	1999	100.00%	63.88%	36.12%

1999	to	2000	100.00%	65.96%	34.04%
2000	to	2001	100.00%	68.04%	31.96%
2001	to	2002	100.00%	70.12%	29.88%

2002	to	2003	100.00%	72.20%	27.80%
2003	to	2004	100.00%	74.28%	25.72%
2004	to	2005	100.00%	76.36%	23.64%

2005	to	2006	100.00%	78.44%	21.56%
2006	to	2007	100.00%	80.52%	19.48%
2007	to	2008	100.00%	82.60%	17.40%

2008	to	2009	100.00%	84.68%	15.32%
2009	to	2010	100.00%	86.76%	13.24%
2010	to	2011	100,00%	88.84%	11.16%

December 1		December 31
2011	to	2011	100.00%	88.84%	11.16%

January 1		December 31
2012	to	2020	100.00%	100.00%	0.00%

     4. All royalties to Keyboards shall be at the single rate of 4.25% (four and one quarter percent) of Keyboards percentage of HEC revenues. This paragraph expressly supersedes the provision that had excluded from royalty-bearing revenues the cost of OEM products bought by HEC for resale. The provisions of Article I Paragraph 2 govern the treatment of HEC revenues that are themselves royalties or equivalent.
     5. All royalties to Networks shall be at the single rate of 5.5% (five and one-half percent) of Networks percentage of HEC revenues. The provisions of Article I Paragraph 2 govern the treatment of HEC revenues that are themselves royalties or equivalent.
     6. Should HEC want to exclude the revenues from a completely different7 line of business (“New Business”), eg manufacturing automobiles, from NEC’s royalty obligations to Keyboards and Networks, HEC shall, prior to committing to the New Business, provide 21

[7]	A completely different line of business from HEC’s present or then current line of business.

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(twenty-one) days written notice to Keyboards and all four of Keyboards general partners. Said notice, which shall be pursuant to the provisions of Article I Paragraph 13, shall include a copy of a formal consent from HEC’s board of directors authorizing pursuit of the New Business, and shall describe the New Business that HEC wishes to pursue and the corporate reasons for doing so. The information contained in said notice shall be treated as confidential information by the recipients, and shall be subject to non-disclosure; unless independently obtained by lawful means. Failure to provide the required notice 21 days in advance of committing to the New Business, shall be deemed conclusive assent by HEC to pay royalties on any past, and all future, revenues from the New Business. Approval from Networks shall not be required.
     ARTICLE I. The parties agree to the following additional provisions:
     1. Within 30 (thirty) days after the end of each calendar quarter, HEC shall deliver to Keyboards and to Networks (a) the royalties due, and (b) a statement, signed by HEC, setting forth both HEC’s total revenues and total revenue receipts for each month in the preceding quarter. The parties agree that failure by Keyboards and/or Networks to require any one or more statements shall not be deemed a waiver of HEC’s obligations. Within 30 (thirty) days after a written request by Keyboards, or any of one of its general partners (or for each general partner who is not alive, by his heirs or assigns), HEC shall hire a nationally prominent firm of certified public accountants to perform immediately an audit on HEC’s revenues and royalty payments, through the close of HEC’s most recent fiscal quarter; this provision shall not apply if a nationally prominent firm of certified public accountants is already in the process of performing, or annually conducts, a full audit of HEC.
     2. If HEC intends to license (or equivalent) any of its assets, revenue base or Technology for royalties (or equivalent), then HEC shall provide 30 (thirty) days written notice to Keyboards and all four general partners. Said notice, which shall be pursuant to the provisions of Article I Paragraph 13, shall include a copy of the proposed licensing agreement, and shall describe the assets, Technology or revenue base that HEC wishes to license and the corporate reasons for doing so. Keyboards general partners (or for each general partner who is not alive, his heirs or assigns) shall be allowed at least 10 (ten) business days to review and comment on the proposed agreement, prior to its execution. Failure to provide the required notice and the opportunity to review and comment in advance of committing to a licensing agreement, shall be deemed conclusive assent by HEC to the provisions of Sub-paragraph (b) below. Approval from Networks shall not be required. For HEC revenues from licenses (or equivalent), in lieu of the royalty rates of Article H Paragraphs 4 and 5, HEC’s royalty obligations to Keyboards and Networks shall be as follows:
     (a) If the license (or equivalent) is an arms-length transaction and does not involve an affiliated or related8 party, then the total royalties HEC receives9 (“Receipts”) shall be allocated

[8]	A license (or equivalent) shaft be deemed “related” to HEC (or the licensor) if there is any direct or indirect interest between them.

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in accordance with the percentages defined in Article H Paragraphs 2 and 3 and in the accompanying table. HEC shall pay to Keyboards 28% (twenty-eight percent) of Keyboards allocated share of Receipts, until such time as Keyboards has received a total of $504,000 (five hundred and four thousand) from such payments, thereafter HEC shall pay to Keyboards 14% (fourteen percent) of Keyboards allocated share of Receipts. HEC shall pay to Networks 28% (twenty-eight percent) of Networks allocated share of Receipts, until such time as Networks has received a total of $1,512,000 (one million five hundred and twelve thousand) from such payments, thereafter HEC shall pay to Networks 14% (fourteen percent) of Networks allocated share of Receipts. Nothing in the provisions of this paragraph shall be deemed to permit a license (or equivalent) to become a substitute for a Transfer, as defined in Article I Paragraph 6.
     (b) For any other license (or equivalent) or if the licensee (or equivalent) is a related or affiliated party then HEC’s obligations shall be deemed to be a direct pass-thru of said royalties (or equivalent), at the appropriate rates. For example, if HEC licenses Technology for a 6% royalty, HEC shall pass-thru 4.25% (retaining 1.75%) on Keyboards share of the percentage split of HEC revenues, and pass-thru 5.5% (retaining 0.5%) on Networks share. Except with the express written consent of Keyboards and all four of Keyboards general partners (or for each general partner who is not alive, by his heirs or assigns), HEC shall not license (or equivalent) any of its assets, revenue base or Technology for a royalty (or equivalent) of less than 4.25% to 5.5%.10
     3. HEC and its officers and directors, Keyboards and its general partners, and Networks and its general partners, each agree to hold each other harmless, with respect to any claim that arises because of entering into this Agreement and is made by any of them against any other of them.
     4. In the event of any conflict between the statements and provisions of this Agreement and any earlier agreement among or between HEC, Keyboards and Networks, this Agreement shall control.
     5. In addition to the signature of the President of HEC on this Agreement, the Board of Directors of HEC by formal resolution shall authorize and direct its President to execute this Agreement, and a copy of that resolution, signed by the Secretary of HEC shall be attached to this Agreement.

[Footnote continued from previous page]

[9]	The parties acknowledge that no license or sub-license royalties have been received as of the date of this Agreement.

[10]	The actual minimum royalty percent shall be equal to 4.25% times the Keyboards share of the percentage split of HEC revenues, plus 5.5% times the Networks share; as per the table herein.

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     6. Prior to transferring any portion of HEC’s assets, revenue base or Technology, whether by license, sale of assets, acquisition, merger, or any other means (which in whatever form shall be designated “Transfer” herein) to any entity (“Transferee”), HEC shall provide at least 21 (twenty-one) days written notice to Keyboards and all four of Keyboards general partners. Said notice, which shall be pursuant to the provisions of Article I Paragraph 13, shall include a copy of a formal consent from HEC’s board of directors authorizing said Transfer, and shall describe the intended Transfer and the corporate reasons for it, and shall describe the anticipated effects on royalties to Keyboards and Networks. The information contained in said notice shall be treated as confidential information by the recipients, and shall be subject to non-disclosure; unless independently obtained by lawful means. Failure to provide the required notice 21 days in advance of a Transfer, shall be deemed conclusive assent by HEC to pay royalties to Keyboards and Networks on any past, and all future, Transferee revenues from the HEC assets, revenue base or Technology. Approval from Networks shall not be required.
     7. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, whatever form such succession or assignment takes, including by contract, stock transfer, merger, acquisition, or transfer of assets.
     8. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.
     9. No supplement, waiver, modification, amendment or change of or to this Agreement shall be binding unless executed in writing by all parties and by all four of Keyboards general partners, or for each general partner who is not alive, by his heirs or assigns.
     10. This Agreement shall be governed by the laws of the State of California applicable to transactions in the State of California, between California residents.
     11. In the event any action is brought to enforce the rights of any of the parties hereunder, the losing party agrees to pay all costs of such action and such reasonable attorney’s fees as may be awarded by the court
     12. Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to the Agreement, their general partners as set forth herein, and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
     13. Any and all notices or other communications required or desired to be given shall be deemed given or made, if in writing and personally delivered, or 5 (five) days after mailing, if sent United States registered mail, return receipt requested, addressed to the parties and to the copied individuals, or their respective heirs, successors and assigns, as shown below. Any party or copied individual, and their heirs, successors and assigns may hereafter designate such other addressee and/or address for notice purposes by giving notice thereof. Notice shall be deemed effective only when all parties and copied individuals have been properly noticed.

8

Hirsch Electronics Corporation	copy:
President	Secretary of the Corporation
2941 Alton Parkway	2941 Alton Parkway
Irvine, CA 92714	Irvine, CA 92714

Secure Keyboards, Ltd.
c/o Robert J. Parsons	copy:
567 San Nicolas Drive	Lawrence W. Midland
Suite 106	1805 Jamaica Road
Newport Beach, CA 92660	Costa Mesa, CA 92626

copy:	copy:
Howard Miller	Luis Villalobos
13555 Bayliss Road	2 Glenn
Los Angeles, CA 90049	Irvine, CA 92720

Secure Networks, Ltd.
c/o Robert J. Parsons	copy:
567 San Nicolas Drive	Lawrence W. Midland
Suite 106	1805 Jamaica Road
Newport Beach, CA 92660	Costa Mesa, CA 92626
     14. The failure of any party to seek redress for violation or to insist on strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.
     15. In the event of any dispute relating to the rights of any of the parties hereunder, any of the disputing parties shall have the right to invoke Mediation of the dispute by giving notice to the other disputing parties, pursuant to the notice provisions of Article I paragraph 13. Mediation shall commence within 30 (thirty) days after notice. The Mediator shall be chosen, jointly by the disputing parties; or if they cannot agree, then chosen by the American Arbitration Association.
     16. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

9

     17. Executed by the following on the dates indicated as of the date first set forth above.

SECURE KEYBOARDS, LTD. A California limited partnership	HIRSCH ELECTRONICS CORPORATION

/s/ Robert J. Parsons	/s/ Lawrence W. Midland
Robert J. Parsons,	Lawrence W. Midland,
Managing and General Partner	President and CEO

/s/ Lawrence W. Midland
Lawrence W. Midland,	SECURE NETWORKS, LTD.
General Partner	A California limited partnership

/s/ Howard Miller	/s/ Robert J. Parsons
Howard Miller,	Robert J. Parsons,
General Partner	Managing and General Partner

/s/ Luis Villalobos	/s/ Lawrence W. Midland
Luis Villalobos,	Lawrence W. Midland,
General Partner	General Partner

10

Annex I
Amended and Restated Letter of Understanding

To:	Felix Marx, CEO SCM Microsystems Inc.

From:	Robert J. Parsons, an individual, as a General Partner of Secure Networks Lawrence W. Midland, an individual, as a General Partner of Secure Networks

Date:	January 30, 2009
Dear Felix:
We are quite excited by the proposal you have presented to merge with Hirsch Electronics. We appreciate the fact that in the context of this merger, you are sensitive to the issues of the ongoing royalty stream as it affects Secure Networks. We understand that the current intent is that Hirsch will be a wholly owned subsidiary of SCM. We also understand that Hirsch intends to continue to honor the existing Settlement Agreement until and unless it is modified by the mutual consent of all parties.
We believe, after reviewing the proposed transaction in detail, that it will strengthen Hirsch, thereby helping secure and preserve Networks ongoing royalty stream, and further that it may well be accretive to Hirsch’s revenues and hence to Networks revenue base and royalty stream based upon the potential synergies going forward.
We understand that in the interests of proceeding with this merger, SCM desires to clarify a proposed structure of the business relationship between SCM and Hirsch as it affects or relates to the Secure Networks royalties. The intent of this Letter of Understanding is to anticipate and address issues that could potentially arise as points of contention in a manner that is fair and equitable to both SCM and Secure Networks, and to express our understanding, support and acceptance of such resolutions in a manner that allows the merger to proceed toward consummation.
In our capacity as the two General Partners of Secure Networks, we have an ongoing fiduciary responsibility to protect Networks interests. Because we believe that the proposed merger benefits Networks, and because we believe the clarifications and characterizations detailed further below are both fair and reasonable to Networks, we are willing to agree to and grant such acknowledgement and acceptance.
Subject to the merger being consummated, Robert Parsons, an individual and General Partner of Secure Networks, and Lawrence Midland, an individual and General Partner of Secure Networks, hereby acknowledge and accept the following characterizations and clarifications of the business relationship between SCM and Hirsch and their resulting effects on the companies respective revenue streams and on Networks revenue base:
1.	Sales of all such existing products through existing

Hirsch distribution are and will remain Hirsch revenues and part of the Networks revenue base. If SCM technology replaces the current Hirsch Physical access reader offerings on products which continue to be sold through existing Hirsch distribution, then such products will be included in Hirsch’s revenues and in the revenue base for Networks.
2.	Hirsch will continue in part to independently develop its own products. Such products, sold through Hirsch existing distribution channels, will continue to be construed as Hirsch revenue and be included in the Networks revenue base.

3.	The opportunity may exist for SCM to compete with in Hirsch’s general marketplace, and for SCM to sell its products which are similar to existing products of to Hirsch’s competitors or others. As Hirsch currently has no interest in and receives no benefit from sales to competitors or others, such equivalent SCM sales are expressly not included in Hirsch revenue or the revenue base for Networks.

4.	SCM may have or may create opportunities to sell Hirsch products through SCM’s distribution outside of and independent of the existing Hirsch distribution network. In such event, SCM shall function as if it were a Hirsch dealer, and will be able to purchase those products from Hirsch at the most favorable dealer discount of 50% of the list price in the then current Hirsch Pricelist. Said purchases of Hirsch products at the 50% dealer discount will result in and be included in Hirsch revenue and the revenue base for Networks.

5.	SCM has an ongoing business and sales involving products sold into the eHealth and ePassport areas and products sold into the logical access-, banking-, retail- and digital media market. These products are separate and distinct from products sold by Hirsch, and these products and business areas are outside of Hirsch’s access control business model. As such, they and all other SCM products sold are and will remain SCM sales and revenues and have no bearing on Hirsch revenues or the Networks revenue base. However, if Hirsch decides to sell an integrated logical and physical access solution, Hirsch will be able to buy SCM products at the most favorable price offered by SCM and resell them. Royalties should then be paid based on the physical access solution and the integration part for the converged solution. Alternately, should SCM decide to sell an integrated logical and physical access solution, SCM would then buy Hirsch products as part of that solution at the most favorable price.

6.	To the extent that SCM and Hirsch choose to co-develop products, there could potentially arise contention over how to apportion the revenue from such product sales between the two companies. Clearly, the portion assigned to Hirsch technology and products would be Hirsch revenues and be included in the revenue base, while the portion assigned to SCM technology and products would not. Hirsch will attempt to make an equitable determination of the relative values as if Hirsch and SCM were independent companies and were partnering to co-develop such products. This determination will be made regardless of whether the co-developed products are sold through Hirsch or SCM distribution channels Hirsch will advise Networks of such determination. If Networks objects to the determination and judges the amounts involved to be material, then Networks agrees that together with Hirsch they will select and hire an independent third party to determine the relative valuations. Such determination will be deemed final. The costs and expenses of such third party will be shared equally by Hirsch and Secure Networks. In the unlikely event that Hirsch and Networks cannot agree on an independent third party, then they will contact the American Arbitration Association and have a mediator select a qualified and independent third party.
In our capacity as General Partners of Secure Networks we hereby acknowledge and accept the above and execute this Amended and Restated Letter of Understanding, in the firm belief that in so doing we are protecting the interests of all partners of Secure Networks, and that by making such acceptance, we help move forward a business merger that we believe will benefit Secure Networks and increase its royalty stream. This Amended and Restated Letter of Understanding amends, restates, and supersedes the Letter of Understanding dated December 10, 2008 entered into between the parties.
Wishing us all every success going forward.
Sincerely,

/s/ Robert J. Parsons

Robert J. Parsons

/s/ Lawrence W. Midland

Lawrence W. Midland

Amended and Restated Letter of Understanding

To:	Felix Marx, CEO SCM Microsystems Inc.

From:	Robert J. Parsons, an individual, as a General Partner of Secure Keyboards Lawrence W. Midland, an individual, as a General Partner of Secure Keyboards

Date:	January 30, 2009
Dear Felix:
We are quite excited by the proposal you have presented to merge with Hirsch Electronics. We appreciate the fact that in the context of this merger, you are sensitive to the issues of the ongoing royalty stream as it affects Secure Keyboards. We understand that the current intent is that Hirsch will be a wholly owned subsidiary of SCM. We also understand that Hirsch intends to continue to honor the existing Settlement Agreement until and unless it is modified by the mutual consent of all parties.
We believe, after reviewing the proposed transaction in detail, that it will strengthen Hirsch, thereby helping secure and preserve Keyboards ongoing royalty stream, and further that it may well be accretive to Hirsch’s revenues and hence to Keyboards revenue base and royalty stream based upon the potential synergies going forward.
We understand that in the interests of proceeding with this merger, SCM desires to clarify a proposed structure of the business relationship between SCM and Hirsch as it affects or relates to the Secure Keyboards royalties. The intent of this Letter of Understanding is to anticipate and address issues that could potentially arise as points of contention in a manner that is fair and equitable to both SCM and Secure Keyboards, and to express our understanding, support and acceptance of such resolutions in a manner that allows the merger to proceed toward consummation.
In our capacity as General Partners of Keyboards, we have an ongoing fiduciary responsibility to protect Keyboards interests. Because we believe that the proposed merger benefits Keyboards, and because we believe the clarifications and characterizations detailed further below are both fair and reasonable to Keyboards, we are willing to agree to and grant such acknowledgement and acceptance.
Subject to the merger being consummated, Robert Parsons, an individual and General Partner of Secure Keyboards, and Lawrence Midland, an individual and General Partner of Secure Keyboards, hereby acknowledge and accept the following characterizations and clarifications of the business relationship between SCM and Hirsch and their resulting effects on the companies respective revenue streams and on Keyboards revenue base:

1.	Sales of all such existing products through existing Hirsch distribution are and will remain Hirsch revenues and part of the Keyboards revenue base. If SCM technology replaces the current Hirsch physical access reader offerings on products which continue to be sold through existing Hirsch distribution, then such products will be included in Hirsch’s revenues and in the revenue base for Keyboards.

2.	Hirsch will continue in part to independently develop its own products. Such products, sold through Hirsch existing distribution channels, will continue to be construed as Hirsch revenue and be included in the Keyboards revenue base.

3.	The opportunity may exist for SCM to compete in Hirsch’s general marketplace, and for SCM to sell its products which are similar to existing products of Hirsch’s competitors or others. As Hirsch currently has no interest in and receives no benefit from sales to competitors or others, such equivalent SCM sales are expressly not included in Hirsch revenue or the revenue base for Keyboards.

4.	SCM may have or may create opportunities to sell Hirsch products through SCM’s distribution outside of and independent of the existing Hirsch distribution network. In such event, SCM shall function as if it were a Hirsch dealer, and will be able to purchase those products from Hirsch at the most favorable dealer discount of 50% of the list price in the then current Hirsch Pricelist. Said purchases of Hirsch products at the 50% dealer discount will result in and be included in Hirsch revenue and the revenue base for Keyboards.

5.	SCM has an ongoing business and sales involving products sold into the eHealth and ePassport areas and products sold into the logical access-, banking-, retail- and digital media market. These products are separate and distinct from products sold by Hirsch, and these products and business areas are outside of Hirsch’s access control business model. As such, they and all other SCM products sold are and will remain SCM sales and revenues and have no bearing on Hirsch revenues or the Keyboards revenue base. However, if Hirsch decides to sell an integrated logical and physical access solution, Hirsch will be able to buy SCM products at the most favorable price offered by SCM and resell them. Royalties should then be paid based on the physical access solution and the integration part for the converged solution. Alternately, should SCM decide to sell an integrated logical and physical access solution, SCM would then buy Hirsch products as part of that solution at the most favorable price.

6.	To the extent that SCM and Hirsch choose to co-develop products, there could potentially arise contention over how to apportion the revenue from such product sales between the two companies. Clearly, the portion assigned to Hirsch technology and products would be Hirsch revenues and be included in the revenue base, while the portion assigned to SCM technology and products would not. Hirsch will attempt to make an equitable determination of the relative values as if Hirsch and SCM were independent companies and were partnering to co-develop such products. This determination will be made regardless of whether the co-developed products are sold through Hirsch or SCM distribution channels Hirsch will advise Keyboards of such determination. If Keyboards objects to the determination and judges the amounts involved to be material, then Keyboards agrees that together with Hirsch they will select and hire an independent third party to determine the relative valuations. Such determination will be deemed final. The costs and expenses of such third party will be shared equally by Hirsch and Secure Keyboards. In the unlikely event that Hirsch and Keyboards cannot agree on an independent third party, then they will contact the American Arbitration Association and have a mediator select a qualified and independent third party.
In our capacity as two of the four General Partners of Secure Keyboards we hereby acknowledge and accept the above and execute this Amended and Restated Letter of Understanding, in the firm belief that in so doing we are protecting the interests of all partners of Secure Keyboards, and that by making such acceptance, we help move forward a business merger that we believe will benefit Secure Keyboards and increase its royalty stream. This Amended and Restated Letter of Understanding amends, restates, and supersedes the Letter of Understanding dated December 10, 2008 entered into between the parties hereto in its entirety.
Wishing us all every success going forward.
Sincerely,

/s/ Robert J. Parsons

Robert J. Parsons

/s/ Lawrence W. Midland

Lawrence W. Midland

Annex J
NON-COMPETITION AND
NON-SOLICITATION AGREEMENT
     This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is dated as of December 10, 2008, by and between SCM Microsystems, Inc., a Delaware corporation (“Parent”), and Lawrence Midland (the “Holder”).
     WHEREAS, Parent, Hirsch Electronics Corporation, a California corporation (the “Company”), and certain other parties thereto have entered into that certain Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will be acquired by and become a wholly-owned subsidiary of Parent and be transformed into a new Delaware limited liability company (together as used herein, the “Merger”).
     WHEREAS, Holder is the beneficial owner of the stock of the Company held by the affiliates of the Holder set forth on Exhibit A attached hereto, and Holder shall receive consideration in connection with the Merger.
     WHEREAS, Holder understands and agrees that this Agreement is offered and accepted as partial consideration to the sale of a business and shall be construed as such and not as an employment contract.
     WHEREAS, as an inducement for and a condition to Parent agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, Holder has agreed to enter into this Agreement, which is necessary to preserve the value of the business being acquired by Parent after the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder agree as follows:
     1. Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein but which are defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement, unless the context clearly indicates otherwise. In addition, the following terms used herein shall have the meaning given to them below:
          a. “Business” means any line of business in which the Company or any of its Subsidiaries or affiliated entities (which shall include any parent or sister company) or any of their respective successors or assigns is engaged as of either the date of this Agreement or the Closing Date or currently proposes to be engaged as either of the date of this Agreement or as of the Closing Date.
          b. “Restricted Territory” shall mean each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns is engaged as of either the date of this Agreement or the Closing Date or currently proposes to be engaged as either of the date of this Agreement or as of the Closing Date in the Business.
          c. “Term of this Agreement” shall mean the period of time commencing at the Closing and ending on the one (1) year anniversary of the Closing Date.
     2. Effective Date. This Agreement shall automatically and immediately become effective at, and not before, the Effective Time, as such term is defined in the Merger Agreement. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated, this Agreement shall not become effective, shall have no force or effect, and shall be null and void.
          3. Non-Competition. During the Term of this Agreement and anywhere in the Restricted Territory, the Holder agrees that, without the prior written consent of Parent, he or she shall not:
          a. directly or through any agent, acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of any firm, partnership, third party, corporation, person, entity, business or other enterprise which is engaged in the Business;
          b. directly or through any agent, be or become an officer, director, stockholder, owner, co-owner, partner, trustee, consultant, or advisor to any firm, partnership, corporation, person, entity or business which is engaged in the Business;
          c. become employed by, or contract to provide services to, any firm, partnership, corporation, person, entity or business, which is engaged in the Business;
          d. interfere with the business of the Company, any of its Subsidiaries or its successors or assigns (as applicable), or approach, contact or solicit any of the Company or its Subsidiaries’ customers or investors on behalf of any firm, partnership, corporation, person, entity or business with respect to any product, technology or service which (whether for profit or not for profit) competes or may compete with the Business; or
          e. contract or permit Holder’s name or likeness to be used by any firm, partnership, corporation, person, entity or business which offers to its customers any product, technology or service which competes with the Business;
provided, however, that nothing in this Section 3 or this Agreement shall prevent Holder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if (i) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market or similar market or exchange and (ii) Holder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.
     4. Non-Solicitation. Holder further agrees that during the Term of this Agreement and anywhere in the Restricted Territory, without the prior written consent of Parent, he or she shall not:
          a. personally or through others, encourage, recruit, hire, induce, attempt to induce, solicit or attempt to solicit (on Holder’s own behalf or on behalf of any other person or

2

entity), or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or contractor, current or during the prior six-month period, to terminate or alter his or her employment with the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns, or to accept employment with or perform services for any third party, firm, company, entity, person, business or other enterprise, whether such person is a full-time, part-time or temporary employee and whether such employment is pursuant to a written agreement, for a predetermined period, or is at-will; or
          b. personally or through others, directly or indirectly, interfere or attempt to interfere with the relationship of the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns (as applicable) with any customers, suppliers, consultants, clients, licensees, licensors, landlords, strategic partners or vendors or other business relations to cease doing business or withdraw, curtail or cancel or otherwise alter their business dealings or relationship;
provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns is engaged shall not be deemed to be a solicitation under this Agreement.
     5. Non-Disparagement. Holder agrees not to make any public statements (whether written or oral and whether to the media, any third party or otherwise), that are detrimental, prejudicial, disparaging, libelous, slanderous or damaging to, or would otherwise reflect negatively on the reputation of, the Business or the Company or any of its subsidiaries or affiliated entities, or any of their respective members, officers, employees, representatives, counsel, affiliates, successors, assigns, or products or businesses. Holder further agrees that he will not act in any manner that might interfere with the Business or disparage the reputation of the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel, affiliates, successors, assigns, or products or businesses. Nothing set forth in this Section 5 shall prohibit or limit in any way Holder’s right to accurately and honestly respond as required or to cooperate with any valid government, court or regulatory order or request.
     6. Severability of Covenants. The covenants contained in Sections 1, 3, 4 and 5 herein shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. If, in any judicial proceeding, a court of competent jurisdiction in a final and non-appealable decision refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Sections 1, 3, 4 and 5 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.
     7. Independence of Obligations. The covenants and obligations of Holder set forth in this Agreement shall be construed as independent of any other agreement or arrangement

3

between Holder, on the one hand, and Parent on the other. The Holder nevertheless understands and agrees to his or her obligations and the restraints they may impose and in particular:
          a. Holder Acknowledgement of Receipt of Value. Holder acknowledges that (i) Holder is an officer, significant stockholder and/or optionholder, key employee, and/or a key member of the management of Company; (ii) the goodwill associated with the existing business, customers and assets of Company prior to the Merger is an integral component of the value of Company to Parent and is reflected in the consideration payable to Holder in connection with the Merger, and (iii) Holder’s agreement as set forth herein is necessary to preserve the value of Company for Parent following the Merger.
          b. Holder Acknowledgement of Restraints. Holder also acknowledges and agrees that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) Company and Parent are engaged in a highly competitive industry, (ii) Holder has unique access to, and will continue to have access to, the trade secrets and know-how of Company and Parent, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of Company and Parent, and (iii) this Agreement provides no more protection than is necessary to protect Parent’s interests in its goodwill, trade secrets and confidential information.
          c. Holder Acknowledgement of Duration. Holder acknowledges, understands and agrees that, in exchange for the consideration received as a result of the Merger, he is voluntarily accepting that Holder’s obligations under Sections 1, 3, 4 and 5 of this Agreement shall remain in effect for the Term of the Agreement regardless of Holder’s employment status or any termination thereof for any or no reason. Holder acknowledges that, from and after the Closing, Holder will be subject to Company and Parent confidential information and proprietary information policies and agreements and agrees to comply with such agreements and policies.
     8. Enforcement. The Holder understands, acknowledges and agrees that:
          a. The Holder has gained a special and unique expertise in the business operations of the Company that is of unique and peculiar value and that the provisions of this Agreement are required for the fair and reasonable protection of the Parent’s proprietary interest in the Company’s business, and are intended to prohibit Holder and any third parties from benefiting from the Holder’s historical relationship with the Company at the expense and economic detriment of Parent or its successors or assigns (as applicable).
          b. The various rights and duties created hereunder are extraordinary and unique, so that the Parent and its successors or assigns (as applicable) will suffer significant and irreparable injury that cannot adequately be compensated for by monetary damages alone in the event of the Holder’s breach or violation of any covenant or undertaking contained in this Agreement and that the remedies at law available to the Company and its subsidiaries and affiliated entities will otherwise be inadequate. The Holder, therefore, agrees that notwithstanding Section 10(f), Parent or its successors or assigns (as applicable) in addition to such damages and other remedies and without limiting any other remedy or right that they may have, shall have the immediate right to obtain a temporary, preliminary and final injunction against the Holder issued by a court of competent jurisdiction enjoining any such alleged breach

4

or violation without posting any bond that might otherwise be required, and the Holder agrees that he or she shall not plead adequacy of any relief at law available to the Parent or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement.
          c. In the event that the Holder or the Parent or its successors or assigns (as applicable) should contest the enforceability of any provision of this Agreement in any court of competent jurisdiction, then any time period associated with any such challenged provision shall be deemed suspended at the time of filing the action in which such enforceability is contested. In the event that the enforceability of any such provision is upheld by such court of competent jurisdiction, all periods of appeal having expired thereon, then the remaining portion of any such time period shall automatically thereafter once again become effective. For purposes of this Agreement, the remaining portion of any such time period shall be the difference between the full stated time period in this Agreement relating to any such provision, less any time that Holder complied with such provision prior to the filing of the aforesaid action and less any time that Holder was restrained by temporary restraining order, permanent injunction or similar order issued by any court of competent jurisdiction from violating any such provision during the pendency of such action or proceeding.
          d. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies that Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent hereunder, and the obligations and liabilities of Holder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Holder’s obligations or the rights of Parent (or any affiliate of Parent) under the terms of any other agreement between Holder and Parent or any affiliate of Parent.
          e. If Parent, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Parent, its Subsidiaries or affiliated entities or its successors or assigns (as applicable), shall be entitled to recover from Holder all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled. If Holder successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Holder shall be entitled to recover from Parent, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which Holder may be entitled.
          f. Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile,

5

upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
               (i) If to Parent, to:
SCM Microsystems, Inc.
Oskar-Messter-Straße 13,
85737, Ismaning Germany
Attention: Felix Marx
Facsimile: +49.89.9595.5170
               with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attention: Michael L. Reed
Facsimile: 415.374.8459
               (ii) If to the Company:
Hirsch Electronics Corporation
1900-B Carnegie Ave.
Santa Ana, CA 92705
Attention: Secretary
Facsimile: 949.250.7372
               (iii) if to Holder, to the address of Holder set forth on the signature page hereto.
     10. Miscellaneous.
          a. Employment Status. Holder acknowledges and agrees that this Agreement does not address and does not alter Holder’s employment status with the Company or Parent, as the case may be, as it may be set forth in other agreements or arrangements.
          b. Entire Agreement. Except as expressly set forth in Section 5(a), this Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements,

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communications and understandings among the parties with respect to the subject matter hereof and thereof.
          c. Amendments and Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto and Parent. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
          d. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Parent by reorganization, merger or consolidation, or any assignee of all or substantially all of the Parent’s business and properties. The Parent may assign its rights and delegate its obligations hereunder to its affiliates without the consent of Holder, provided that Parent remains ultimately liable for all of Parent’s obligations hereunder. The Holder’s rights or obligations under this Agreement may not be assigned by the Holder.
          e. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed within such state.
          f. Arbitration. The Holder and the Parent agree that in the event a dispute arises concerning or relating to this Agreement, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in applicable law. Said arbitration will be conducted in accordance with the rules applicable to disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Parent will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. The Parent and the Holder agree that this promise to arbitrate covers any disputes that the Parent may have against the Holder, or that the Holder may have against the Parent and all of its affiliated entities and their directors, officers and the Holders, arising out of or relating to this Agreement, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law and any tort. The Parent and the Holder further agree that arbitration as provided in this Section 10(f) shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.
THE COMPANY AND THE HOLDER ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR

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FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
          g. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Except as provided in Section 8 hereof, in the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Except as provided in Section 8 hereof, the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          h. Holder Acknowledgment. Holder acknowledges and agrees that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement. HOLDER CERTIFIES AS FOLLOWS: I HAVE READ THE ENTIRE CONTENTS OF THIS AGREEMENT BEFORE SUBSCRIBING MY NAME HERETO; THAT I FULLY UNDERSTAND ALL THE TERMS, CONDITIONS, AND PROVISIONS SET FORTH IN THIS AGREEMENT, THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT, AND THAT I HAVE HAD AN OPPORTUNITY AT MY OPTION TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY.
          i. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          j. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
[Signature pages follow]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer
[Exhibit A to Non-Competition Agreement]

HOLDER

/s/ Larry Midland
Name: Larry Midland

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

MIDLAND FAMILY TRUST EST JAN 29 2002

/s/ L.W. Midland
L.W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

L W MIDLAND AS CUSTODIAN FOR ASHLEY MARIE MIDLAND UCGMA

/s/ L.W. Midland
L.W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626
(signatures continued on next page)

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L W MIDLAND AS CUSTODIAN FOR ALISON MIDLAND UCGMA

/s/ L.W. Midland
L.W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

L W MIDLAND AS CUSTODIAN FOR TAYLOR ANN MIDLAND UCGMA
/s/ L.W. Midland
L.W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

LW MIDLAND AS CUSTODIAN FOR MADISON KATHLEEN MIDLAND UCGMA

/s/ L.W. Midland
L.W. MIDLAND, Trustee

Address:

1805 Jamaica Road
Costa Mesa, CA 92626

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Exhibit A
Affiliates
•	Midland Family Trust Est Jan 29, 2002

•	L W Midland as Custodian for Ashley Marie Midland UGMA

•	L W Midland as Custodian for Alison Midland UGMA

•	L W Midland as Custodian for Taylor Ann Midland UGMA

•	L W Midland as Custodian for Madison Kathleen Midland

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Annex K
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is dated as of December 10, 2008, by and between Hirsch Electronics Corporation, a California corporation (the “Company”), and Mr. Robert Beliles (the “Employee”).
     WHEREAS, SCM Microsystems, Inc., a Delaware corporation (“Parent”), the Company and certain other parties thereto have entered into that certain Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will become a wholly-owned subsidiary of Parent and be transformed into a new Delaware limited liability company (together as used herein, the “Merger”).
     WHEREAS, as an inducement for and a condition to Parent agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, Employee and the Company have agreed to enter into this Agreement which will set forth the terms of Employee’s employment by the Company.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
     1. Effective Date. This Agreement shall automatically and immediately become effective at, and not before, the Effective Time, as such term is defined in the Merger Agreement. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated, this Agreement shall not become effective, shall have no force or effect, and shall be null and void.
     2. Employment; Employment Period; Position; Duties.
          a. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to any earlier termination of Employee’s employment as provided herein, Employee’s employment hereunder shall be for an initial term commencing at the Effective Time and ending on the third (3rd) anniversary of the Effective Time (the “Employment Period”). Beginning on the third (3rd) anniversary and continuing on each anniversary thereafter, the employment agreement shall automatically extend for a period of one (1) year, subject to any termination of Employee’s employment as provided herein.
          b. Employee shall serve as the Company’s Vice President, Enterprise, Business Development, and shall report directly to Larry Midland (the “Reporting Officer”). Employee shall also serve in such other capacities as may be requested from time to time by the Reporting Officer, the Chief Executive Officer of the Company and/or the Board of Directors of the Company or the sole member of the Company, as the case may be (the “Board/Member”) or a duly authorized committee thereof. Employee shall perform such duties as are customarily associated with his position and as reasonably required by the Reporting Officer. Employee shall also render such other services for the Company and its subsidiaries and affiliated entities as the Company may from time to time request that are generally commensurate with such Employee’s title. Employee agrees to serve the Company faithfully and perform such duties and services using his best efforts and abilities. Employee agrees to devote his full-time attention and energies exclusively to the business of the Company and the performance of his duties and services, and to act at all times in the best interests of the Company. Employee agrees to conduct himself at all times in a business-like and professional manner as appropriate for a person in Employee’s position and to represent the Company in all respects in a manner that comports with sound business judgment in the highest ethical standards. Employee will be subject to and abide by the policies and procedures of the Company and its subsidiaries and affiliated companies, as adopted and revised by the Company or any of its subsidiaries and affiliated companies from time to time. Employee shall be subject to the direction of the Company, which shall retain full control over the means and methods by which Employee performs his duties and the above services and of the place(s) at which all such duties and services are rendered. Employee’s principal place of employment shall be at the Company’s offices in Santa Ana, California.
     3. Compensation; Benefits.
          a. Base Salary. As compensation for services rendered to the Company, Employee shall be entitled to a base salary at the annual rate of $200,000 (two hundred thousand dollars), payable in accordance with the regular payroll practices of the Company for its employees. Employee shall be eligible to such merit increases in Employee’s base salary, if any, as may be determined from time to time in the sole discretion of the Board/Member. Employee’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
          b. Bonus. Employee shall be eligible to receive an annual target based variable bonus, of up to 40% of the Employee’s annual base salary, based upon the achievement of personal performance targets established by the Parent’s Board of Directors in consultation with Employee, and the overall success of the Company. Any bonus would be subject to the terms and conditions of the Parent’s MBO Bonus Program, as the same may be amended from time to time, and the Employee’s continuing employment. The achievement of the performance and other target would be determined and any resulting bonus would be payable on a quarterly basis (up to a maximum bonus of 10% of the Employee’s annual base salary per quarter). A copy of the Parent’s MBO Bonus Program as currently in effect is attached hereto as Exhibit A.
          c. Stock Options. Upon the Effective Time, the Employee shall be eligible to participate in Parent’s Stock Option Plan. It is anticipated that the Employee will receive a one-time grant of a non-qualified stock option to purchase 25,000 (twenty-five thousand) shares of the Parent’s common stock, subject to the terms and conditions of the Parent’s Stock Option Plan. Any such grant is subject to approval by the Parent’s Board of Directors. A copy of the Parent’s Stock Option Plan as currently in effect is attached hereto as Exhibit B.
          d. Other Employee Benefits. Employee shall be eligible to receive or participate in any incentive, retirement, vacation, sick or family leave, reimbursement for travel and entertainment expenses, health and insurance or other benefits of the Company, as in effect

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from time to time, on the same basis as other employees of the Company occupying positions with responsibility and salary comparable to that of Employee, but in any event not materially inferior to the benefits the Employee enjoyed as an employee of the Company prior to the Merger. The Company may at any time and from time to time change, amend, modify or completely eliminate any such plans, programs and benefits available to its employees and Employee’s participation in any such plans, programs and benefits shall not affect such right of the Company; Employee agrees and acknowledges that he shall have no vested rights under or to participate in any such plans, programs and benefits except as expressly provided under the terms thereof.
     4. Termination of Employment. Employee’s employment with the Company or any of its subsidiaries or affiliated entities may be terminated by Company at any time and for any or no reason. Employee will be required to give the Company three (3) months advance written notice of any resignation of Employee’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Employee’s rights upon termination of employment with the Company and any of its subsidiaries or affiliates entities for Cause, death or Disability or any other reason.
          a. By the Company For Cause; Resignation by Employee. Employee’s employment may be terminated by the Company for Cause at any time. For purposes of this Agreement, “Cause” shall mean: (i) unsatisfactory performance in any material respect of Employee’s duties, services or responsibilities (as generally described in this Agreement) as determined by the Board/Member, provided that the Company has given Employee written notice specifying the unsatisfactory performance of his duties and responsibilities and a reasonable opportunity to cure, and Employee has failed to cure such deficiencies; (ii) a material breach by Employee of any of his obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that the Company has given Employee written notice thereof; (iii) a breach by Employee of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its subsidiaries or affiliated entities which has not been approved by a majority of the disinterested directors of the Board/Member or of the terms of his employment; (iv) any act of intentional dishonesty, willful misconduct, embezzlement, intentional fraud or similar conduct involving the Company or any of its subsidiaries or affiliated entities; (v) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; or (vi) intentional, malicious infliction of any damage of a material nature to any property of the Company or any of its subsidiaries or affiliated entities. If Employee’s employment is terminated by the Company for Cause or by Employee for any reason, Employee shall be entitled to receive following the date of such termination: (A) the Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination; and (C) any earned but unpaid benefits, if any, through the date of termination in accordance with the applicable employee benefit plan of the Company (the amounts described in clauses (A) through (C) of this Section 4(a), reduced by any amounts owed by Employee to the Company, being referred to as the “Accrued Rights”). In addition, except as may otherwise be expressly provided in any plan, agreement or other instrument that governs the terms of any stock option or other incentive compensation, all unvested stock options and other incentive compensation shall immediately be

3

cancelled and forfeited. Following such termination of Employee’s employment by the Company for Cause or by Employee for any reason, except as set forth in this Section 4(a), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          b. Disability or Death. Employee’s employment shall terminate upon Employee’s death and may be terminated by the Company if Employee becomes (in the good faith judgment of the Board/Member) physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Employee’s duties (such incapacity is hereinafter referred to as “Disability”). Upon termination of Employee’s employment hereunder by reason of his Disability or death, Employee or Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights following the date of such termination. Employee’s rights with respect to any stock option or other incentive compensation shall be determined by the terms of any plan, agreement or other instrument that governs the terms of any such stock options or other incentive compensation. Following Employee’s termination of employment due to death or Disability, except as set forth in this Section 4(b), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          c. By the Company Without Cause. Employee’s employment may be terminated by the Company at any time without Cause. If Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s death or Disability), except as set forth in this Section 4(c), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          d. By the Employee For Good Reason. Employee’s employment may be terminated by the Employee for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Employee’s prior written consent: (i) a material reduction of Employee’s duties, position, job title, or responsibilities; (ii) a reduction of Employee’s base salary or total compensation package; (iii) Employee being forced to relocate; or (iv) the Company requires Employee to perform illegal or fraudulent acts. However, none of the foregoing events or conditions shall constitute Good Reason unless: (x) the Employee delivers to the Company a written notice

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identifying in reasonable detail the act or acts constituting “Good Reason” and his intention to so terminate his employment (a “Notice of Good Reason”), within fifteen (15) days following the Employee’s knowledge of the circumstances constituting “Good Reason;” (y) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days after the date that the Notice of Good Reason is delivered; and (z) the Employee resigns his employment no earlier than five (5) and no later than fifteen (15) days following the expiration of that cure period. If the Employee terminates his employment for Good Reason (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Employee for Good Reason(other than by reason of death or Disability), except as set forth in this Section 4(d), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          e. Company Property. Upon any termination of Employee’s employment with the Company or any of its subsidiaries or affiliated entities, or earlier upon request, Employee shall promptly return to the Company all property of the Company or any of its subsidiaries or affiliated entities in Employee’s possession and deliver to the Company all copies of all correspondence, documents, data and other materials belonging to or containing proprietary information of the Company or any of its subsidiaries or affiliated entities.
          f. Section 409A Provisions.
               (i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such

5

delay) shall be paid or reimbursed to Employee in a lump sum as soon as administratively practicable, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
               (ii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.
     5. Restrictive Covenants.
          a. Confidentiality. Employee acknowledges that Employee has signed and agrees to be bound by all of the terms and conditions of that certain Non-Disclosure Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached as Exhibit C to this Agreement, which agreement shall remain in full force and effect at all times during and after the Employment Period, and the terms of which shall apply with respect to the Company and its subsidiaries and affiliated entities. Notwithstanding anything to the contrary contained herein or in the Proprietary Information Agreement, neither this Agreement or the Proprietary Information Agreement shall affect any of Employee’s pre-existing obligations under any non-disclosure, non-competition or proprietary information and inventions agreement or similar agreement between Employee and the Company or any of its subsidiaries or affiliated entities.
          b. Agreement Not to Compete/Non-Solicitation. Employee agrees that during the Employment Period, Employee shall not, directly or indirectly:
               (i) acquire or hold any interest in, manage, operate, join, control, or engage or participate in any capacity in the financing, ownership, management, operation or control of, be or become an officer, director, stockholder, owner, co-owner, partner, trustee, consultant, or advisor to, contract or permit Employee’s name or likeness to be used by, or be employed by, render or perform services for or connected in any manner with, any third party, firm, company, entity, person, business or other enterprise which is engaged in any line of business in which the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns is engaged or proposes to be engaged during the Employment Period; provided, however, that such restriction shall not apply to any ownership as a passive investment of less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market or similar market or exchange and (B) Employee is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation;

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               (ii) encourage, induce, recruit, hire, solicit or attempt to solicit or induce, or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any person who is a full-time, part-time or temporary employee or contractor of the Company or any of its subsidiaries or affiliated entities or who was an employee or contractor of the Company or any of its subsidiaries or affiliated entities at any time during prior six-month period, or encourage or otherwise cause any such employee or contractor to terminate or alter his or her employment or other relationship, whether such employment is pursuant to a written agreement, for a predetermined period, or is at-will, with the Company or any of its subsidiaries or affiliated entities, or to accept employment with or perform services for any third party, firm, company, entity, person, business or other enterprise; or
               (iii) interfere or attempt to interfere with existing relationships that may exist between the Company or any of its subsidiaries or affiliated entities, or any of their respective successors or assigns, and any of their respective customers, suppliers, consultants, clients, licensees, licensors, landlords or other business relations, or approach, contact, solicit, induce, request, advise, recruit or otherwise encourage any existing or prospective customers, suppliers, consultants, clients, licensees, licensors, landlords, strategic partners or vendors, or other business relations of the Company or any of its subsidiaries or affiliated entities to cease doing business or withdraw, curtail or cancel or otherwise alter their business dealings or relationship with the Company or any of its subsidiaries or affiliated entities (including by making any negative or disparaging statements or communications about the Company or any of its subsidiaries or affiliated entities), including on behalf of or to move such business or relationship to, any third party, firm, company, entity, person, business or other enterprise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of the Company or any of its subsidiaries or affiliated entities or any of their respective successors or assigns is engaged shall not be deemed to be a solicitation under this Agreement.
               (iv) Exceptions to this Section 5(b) can only be approved by prior written approval of the Parent’s Board of Directors.
          c. During the Employment Period and following any termination of this Agreement, Employee agrees not to make any public statements (whether written or oral and whether to the media, any third party or otherwise), that are detrimental, prejudicial, disparaging, libelous, slanderous or damaging to, or would otherwise reflect negatively on the reputation of, the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel, affiliates, successors, assigns, products or businesses. Employee further agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel or affiliates. Nothing set forth in this Section 5(c) shall prohibit or limit in any way Employee’s right to accurately and honestly respond as required or to cooperate with any valid government, court or regulatory order or request.

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          d. Remedies. Employee acknowledges that in the event of breach or threatened breach by Employee of any of the terms of this Section 5, the Company and its subsidiaries and affiliated entities would suffer significant and irreparable harm that can not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company and its subsidiaries and affiliated entities will otherwise be inadequate and, therefore, the Company and its subsidiaries and affiliated entities shall be entitled, notwithstanding the provisions of Section 10(e), to specific performance of this Agreement by Employee, including the immediate ex parte issuance of a temporary, preliminary and final injunction enjoining Employee from any such violation or threatened violation of this Section 5, and to exercise such remedies cumulatively or in conjunction with any and all other rights and remedies provided by law or in equity and under this Agreement. Employee hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and Employee hereby waives any such requirement or condition and the Employee agrees that he or she shall not plead adequacy of any relief at law available to the Company or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement. Notwithstanding anything herein to the contrary, the Company may terminate the payment of any amount or benefits payable to Employee under this Agreement in the event of a breach of any of the covenants set forth in this Section 5.
               (i) In the event that the Employee or the Company or its successors or assigns (as applicable) should contest the enforceability of any provision of this Agreement in any court of competent jurisdiction, then any time period associated with any such challenged provision shall be deemed suspended at the time of filing the action in which such enforceability is contested. In the event that the enforceability of any such provision is upheld by such court of competent jurisdiction, all periods of appeal having expired thereon, then the remaining portion of any such time period shall automatically thereafter once again become effective. For purposes of this Agreement, the remaining portion of any such time period shall be the difference between the full stated time period in this Agreement relating to any such provision, less any time that Employee complied with such provision prior to the filing of the aforesaid action and less any time that Employee was restrained by temporary restraining order, permanent injunction or similar order issued by any court of competent jurisdiction from violating any such provision during the pendency of such action or proceeding.
               (ii) The rights and remedies of Company hereunder are not exclusive of or limited by any other rights or remedies that Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative), and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without limiting the generality of the foregoing, the rights and remedies of Company hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Employee’s obligations or the rights of Company (or any affiliate of Company) under the terms of any other agreement between Employee and Company or any affiliate of Company.

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               (iii) If Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Company, its Subsidiaries or affiliated entities or its successors or assigns (as applicable), shall be entitled to recover from Employee all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled. If Employee successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Employee shall be entitled to recover from Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which Employee may be entitled.
     6. Company Options. Employee acknowledges and agrees that at the Effective Time, any and all Company Options held by Employee as of the Effective Time will automatically and without any action by Employee be terminated in accordance with the terms and conditions of the Merger Agreement, notwithstanding anything to the contrary that may be set forth in any plan, agreement or other instrument that otherwise governs the terms of such Company Options.
     7. Indemnification. The Articles of Incorporation or the Operating Agreement of the Company, as the case may be, shall provide for indemnification of the Employee to the maximum extent permitted by law. The Company shall maintain a Directors’ and Officers’ insurance policy that is reasonably acceptable to the Parent, with such amounts of coverage that is customary given the size and business of the Company, and a premium that is commercially reasonable, for so long as the Parent maintains such insurance for the benefit of the officers of the Parent.
     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)	If to Parent, to:
SCM Microsystems, Inc. Oskar-Messter-Straße 13, 85737, Ismaning Germany Attention: Felix Marx Facsimile: +49.89.9595.5170

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, California 94105 Attention: Michael L. Reed Facsimile: 415.374.8459

(ii)	If to the Company:

Hirsch Electronics Corporation 1900-B Carnegie Ave. Santa Ana, CA 92705 Attention: Larry Midland Facsimile: 949.250.7372
          (iii)    if to Employee, to the address of Employee set forth on the signature page hereto.
     9. Taxation. The Company may withhold from any payments made to Employee under the Agreement any and all federal, state, city, foreign or other applicable taxes as shall be required pursuant to any applicable law, governmental regulation or ruling.
     10. Survival. Sections 1, 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive and remain in full force and effect following any termination of this Agreement or Employees employment with the Company.
     11. Miscellaneous.
          a. Entire Agreement. Except as expressly set forth in Section 5(a), this Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof, including, for the avoidance of doubt, the employment letter agreement between Employee and the Company, dated January 3, 2008, which shall terminate and be of no further force and effect at the Effective Time.
          b. Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each

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of the parties hereto and Parent. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
          c. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and delegate its obligations hereunder to any of its affiliates without the consent of Employee, provided that Company remains ultimately liable for all of Company’s obligations hereunder. Employee’s rights or obligations under this Agreement may not be assigned by Employee.
          d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such state.
          e. Dispute Resolution And Binding Arbitration. Employee and the Company agree that in the event a dispute arises concerning or relating to this Agreement, or to Employee’s employment with the Company, or any termination therefrom, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers and Employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law; any tort; and any other aspect of Employee’s compensation or employment. The Company and Employee further agree that arbitration as provided in this Section 10(e) shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.
THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING

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AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
          f. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.
          g. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement.
          h. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          i. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
[Signature page follows]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

HIRSCH ELECTRONICS CORPORATION

By:	/s/ Larry Midland Name: Larry Midland
Title: President

EMPLOYEE

/s/ Robert P. Beliles, Jr.

Robert	P. Beliles, Jr.

Address:

29 Cherry Hills Dr.
Coto de Caza, CA 92679
[Signature page to Beliles Employment Agreement]

Annex L
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is dated as of December 10, 2008, by and between Hirsch Electronics Corporation, a California corporation (the “Company”), SCM Microsystems, Inc., a Delaware corporation (“Parent”) and Mr. Larry Midland (the “Employee”).
     WHEREAS, Parent, the Company and certain other parties thereto have entered into that certain Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will become a wholly-owned subsidiary of Parent and be transformed into a new Delaware limited liability company (together as used herein, the “Merger”).
     WHEREAS, as an inducement for and a condition to Parent agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, Employee and the Company have agreed to enter into this Agreement which will set forth the terms of Employee’s employment by the Company.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
     1. Effective Date. This Agreement shall automatically and immediately become effective at, and not before, the Effective Time, as such term is defined in the Merger Agreement. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated, this Agreement shall not become effective, shall have no force or effect, and shall be null and void.
     2. Employment; Employment Period; Position; Duties.
          a. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to any earlier termination of Employee’s employment as provided herein, Employee’s employment hereunder shall be for an initial term commencing at the Effective Time and ending on the third (3rd) anniversary of the Effective Time (the “Employment Period”). Beginning on the third (3rd) anniversary and continuing on each anniversary thereafter, the employment agreement shall automatically extend for a period of one (1) year, subject to any termination of Employee’s employment as provided herein.
          b. Employee shall serve as the Company’s President as well as Executive Vice President at the Parent, being part of the Executive Management Team of the Parent, and shall report directly to the Parent’s CEO (the “Reporting Officer”). Employee shall also serve in such other capacities as may be requested from time to time by the Reporting Officer and/or the Board of Directors of the Parent (the “Board”) or a duly authorized committee thereof. Employee shall perform such duties as are customarily associated with his position and as reasonably required by the Reporting Officer. Employee shall also render such other services for the Parent or the Company and each of its subsidiaries and affiliated entities as the Parent or the Company may from time to time request that are generally commensurate with such Employee’s titles. Employee agrees to serve the Parent and the Company faithfully and perform such duties and services using his best efforts and abilities. Employee agrees to devote his full-time attention and energies exclusively to the business of the Parent and the Company and the performance of his duties and services, and to act at all times in the best interests of the Parent and the Company. Employee agrees to conduct himself at all times in a business-like and professional manner as appropriate for a person in Employee’s position and to represent the Parent and the Company in all respects in a manner that comports with sound business judgment in the highest ethical standards. Employee will be subject to and abide by the policies and procedures of the Parent and the Company, as adopted and revised by the Parent or the Company, as the case may be, from time to time. Employee shall be subject to the direction of the Parent and the Company, who shall retain full control over the means and methods by which Employee performs his duties and the above services and of the place(s) at which all such duties and services are rendered. Employee’s principal place of employment shall be at the Company’s offices in Santa Ana, California.
     3. Compensation; Benefits.
          a. Base Salary. As compensation for services rendered to the Parent and the Company, Employee shall be entitled to a base salary at the annual rate of $250,000 (two hundred and fifty thousand dollars), payable by the Company in accordance with the regular payroll practices of the Company for its employees. Employee shall be eligible to such merit increases in Employee’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Employee’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
          b. Bonus. Employee shall be eligible to receive an annual target based variable bonus, of up to 80% of the Employee’s annual base salary, based upon the achievement of personal performance targets established by the Parent’s Board of Directors in consultation with Employee, and the overall success of the Company. Any bonus would be subject to the terms and conditions of the Parent’s MBO Bonus Program, as the same may be amended from time to time, and the Employee’s continuing employment. The achievement of the performance and other target would be determined and any resulting bonus would be payable on a quarterly basis (up to a maximum bonus of 10% of the Employee’s annual base salary per quarter as well as up to a maximum of 40% at year end). A copy of the Parent’s MBO Bonus Program as currently in effect is attached hereto as Exhibit A.
          c. Stock Options. Upon the Effective Time, the Employee shall be eligible to participate in Parent’s Stock Option Plan. It is anticipated that the Employee will receive a one-time grant of a non-qualified stock option to purchase 40,000 (forty thousand) shares of the Parent’s common stock, subject to the terms and conditions of the Parent’s Stock Option Plan. Any such grant is subject to approval by the Parent’s Board of Directors. A copy of the Parent’s Stock Option Plan as currently in effect is attached hereto as Exhibit B.

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          d. Other Employee Benefits. Employee shall be eligible to receive or participate in any incentive, retirement, vacation, sick or family leave, reimbursement for travel and entertainment expenses, health and insurance or other benefits of the Company, as in effect from time to time, on the same basis as other employees of the Company occupying positions with responsibility and salary comparable to that of Employee, but in any event not materially inferior to the benefits the Employee enjoyed as an employee of the Company prior to the Merger. The Company may at any time and from time to time change, amend, modify or completely eliminate any such plans, programs and benefits available to its employees and Employee’s participation in any such plans, programs and benefits shall not affect such right of the Company; Employee agrees and acknowledges that he shall have no vested rights under or to participate in any such plans, programs and benefits except as expressly provided under the terms thereof.
     4. Termination of Employment. Employee’s employment with the Company or any of its subsidiaries or affiliated entities may be terminated by Company at any time and for any or no reason. Employee will be required to give the Company three (3) months advance written notice of any resignation of Employee’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Employee’s rights upon termination of employment with the Company and any of its subsidiaries or affiliates entities for Cause, death or Disability or any other reason.
          a. By the Company For Cause; Resignation by Employee. Employee’s employment may be terminated by the Company for Cause at any time. For purposes of this Agreement, “Cause” shall mean: (i) unsatisfactory performance in any material respect of Employee’s duties, services or responsibilities (as generally described in this Agreement) as reasonably determined by the Board, provided that the Company has given Employee written notice specifying the unsatisfactory performance of his duties and responsibilities and a reasonable opportunity to cure, and Executive has failed to cure such deficiencies; (ii) a material breach by Employee of any of his obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that the Company has given Employee written notice thereof; (iii) a breach by Employee of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its subsidiaries or affiliated entities which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (iv) any act of intentional dishonesty, willful misconduct, embezzlement, intentional fraud or similar conduct involving the Company or any of its subsidiaries or affiliated entities; (v) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; or (vi) intentional, malicious infliction of any damage of a material nature to any property of the Company or any of its subsidiaries or affiliated entities. If Employee’s employment is terminated by the Company for Cause or by Employee for any reason, Employee shall be entitled to receive following the date of such termination: (A) the Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination; and (C) any earned but unpaid benefits, if any, through the date of termination in accordance with the applicable employee benefit plan of the Company (the amounts described in clauses (A) through (C) of this Section 4(a), reduced by any amounts owed by Employee to the Company, being referred to as the “Accrued Rights”). In addition, except as

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may otherwise be expressly provided in any plan, agreement or other instrument that governs the terms of any stock option or other incentive compensation, all unvested stock options and other incentive compensation shall immediately be cancelled and forfeited. Following such termination of Employee’s employment by the Company for Cause or by Employee for any reason, except as set forth in this Section 4(a), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          b. Disability or Death. Employee’s employment shall terminate upon Employee’s death and may be terminated by the Company if Employee becomes (in the good faith judgment of the Board) physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Employee’s duties (such incapacity is hereinafter referred to as “Disability”). Upon termination of Employee’s employment hereunder by reason of his Disability or death, Employee or Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights following the date of such termination. Employee’s rights with respect to any stock option or other incentive compensation shall be determined by the terms of any plan, agreement or other instrument that governs the terms of any such stock options or other incentive compensation. Following Employee’s termination of employment due to death or Disability, except as set forth in this Section 4(b), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          c. By the Company Without Cause. Employee’s employment may be terminated by the Company at any time without Cause. If Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a six (6) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s death or Disability), except as set forth in this Section 4(c), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          d. By the Employee For Good Reason. Employee’s employment may be terminated by the Employee for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Employee’s prior written consent: (i) a material reduction of Employee’s duties, position, job titles, or responsibilities; (ii) a reduction of Employee’s base salary or total compensation

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package; (iii) Employee being forced to relocate; or (iv) the Company requires Employee to perform illegal or fraudulent acts. However, none of the foregoing events or conditions shall constitute Good Reason unless: (x) the Employee delivers to the Parent a written notice identifying in reasonable detail the act or acts constituting “Good Reason” and his intention to so terminate his employment (a “Notice of Good Reason”), within fifteen (15) days following the Employee’s knowledge of the circumstances constituting “Good Reason;” (y) the Parent or the Company, as the case may be, does not reverse or otherwise cure the event or condition within fifteen (15) days after the date that the Notice of Good Reason is delivered; and (z) the Employee resigns his employment no earlier than five (5) and no later than fifteen (15) days following the expiration of that cure period. If the Employee terminates his employment for Good Reason(other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Employee for Good Reason(other than by reason of death or Disability), except as set forth in this Section 4(d), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          e. Company Property. Upon any termination of Employee’s employment with the Company or any of its subsidiaries or affiliated entities, or earlier upon request, Employee shall promptly return to the Company all property of the Company or any of its subsidiaries or affiliated entities in Employee’s possession and deliver to the Company all copies of all correspondence, documents, data and other materials belonging to or containing proprietary information of the Company or any of its subsidiaries or affiliated entities.
          f. Section 409A Provisions.
               (i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of

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Employee, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum as soon as administratively practicable, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
               (ii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.
     5. Restrictive Covenants.
          a. Confidentiality. Employee acknowledges that Employee has signed and agrees to be bound by all of the terms and conditions of that certain Non-Disclosure Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached as Exhibit C to this Agreement, which agreement shall remain in full force and effect at all times during and after the Employment Period, and the terms of which shall apply with respect to the Company and its subsidiaries and affiliated entities. Notwithstanding anything to the contrary contained herein or in the Proprietary Information Agreement, neither this Agreement or the Proprietary Information Agreement shall affect any of Employee’s pre-existing obligations under any non-disclosure, non-competition or proprietary information and inventions agreement or similar agreement between Employee and the Company or any of its subsidiaries or affiliated entities.
          b. Agreement Not to Compete/Non-Solicitation. Employee agrees that during the Employment Period, Employee shall not, directly or indirectly:
               (i) acquire or hold any interest in, manage, operate, join, control, or engage or participate in any capacity in the financing, ownership, management, operation or control of, be or become an officer, director, stockholder, owner, co-owner, partner, trustee, consultant, or advisor to, contract or permit Employee’s name or likeness to be used by, or be employed by, render or perform services for or connected in any manner with, any third party, firm, company, entity, person, business or other enterprise which is engaged in any line of business in which the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns is engaged or proposes to be engaged during the Employment Period; provided, however, that such restriction shall not apply to any ownership as a passive investment of less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if (A) such shares are actively traded on the New York Stock Exchange or the

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Nasdaq Global Market or similar market or exchange and (B) Employee is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation;
               (ii) encourage, induce, recruit, hire, solicit or attempt to solicit or induce, or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any person who is a full-time, part-time or temporary employee or contractor of the Company or any of its subsidiaries or affiliated entities or who was an employee or contractor of the Company or any of its subsidiaries or affiliated entities at any time during prior six-month period, or encourage or otherwise cause any such employee or contractor to terminate or alter his or her employment or other relationship, whether such employment is pursuant to a written agreement, for a predetermined period, or is at-will, with the Company or any of its subsidiaries or affiliated entities, or to accept employment with or perform services for any third party, firm, company, entity, person, business or other enterprise; or
               (iii) interfere or attempt to interfere with existing relationships that may exist between the Company or any of its subsidiaries or affiliated entities, or any of their respective successors or assigns, and any of their respective customers, suppliers, consultants, clients, licensees, licensors, landlords or other business relations, or approach, contact, solicit, induce, request, advise, recruit or otherwise encourage any existing or prospective customers, suppliers, consultants, clients, licensees, licensors, landlords, strategic partners or vendors, or other business relations of the Company or any of its subsidiaries or affiliated entities to cease doing business or withdraw, curtail or cancel or otherwise alter their business dealings or relationship with the Company or any of its subsidiaries or affiliated entities (including by making any negative or disparaging statements or communications about the Company or any of its subsidiaries or affiliated entities), including on behalf of or to move such business or relationship to, any third party, firm, company, entity, person, business or other enterprise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of the Company or any of its subsidiaries or affiliated entities or any of their respective successors or assigns is engaged shall not be deemed to be a solicitation under this Agreement.
               (iv) Exceptions to this clause can only be approved by prior written approval of the Parent’s Board of Director’s
          c. During the Employment Period and following any termination of this Agreement, Employee agrees not to make any public statements (whether written or oral and whether to the media, any third party or otherwise), that are detrimental, prejudicial, disparaging, libelous, slanderous or damaging to, or would otherwise reflect negatively on the reputation of, the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel, affiliates, successors, assigns, products or businesses. Employee further agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel or affiliates. Nothing set forth in this Section 5(c) shall prohibit or limit in any way Employee’s

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right to accurately and honestly respond as required or to cooperate with any valid government, court or regulatory order or request.
          d. Remedies. Employee acknowledges that in the event of breach or threatened breach by Employee of any of the terms of this Section 5, the Company and its subsidiaries and affiliated entities would suffer significant and irreparable harm that can not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company and its subsidiaries and affiliated entities will otherwise be inadequate and, therefore, the Company and its subsidiaries and affiliated entities shall be entitled, notwithstanding the provisions of Section 10(e), to specific performance of this Agreement by Employee, including the immediate ex parte issuance of a temporary, preliminary and final injunction enjoining Employee from any such violation or threatened violation of this Section 5, and to exercise such remedies cumulatively or in conjunction with any and all other rights and remedies provided by law or in equity and under this Agreement. Employee hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and Employee hereby waives any such requirement or condition and the Employee agrees that he or she shall not plead adequacy of any relief at law available to the Company or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement. Notwithstanding anything herein to the contrary, the Company may terminate the payment of any amount or benefits payable to Employee under this Agreement in the event of a breach of any of the covenants set forth in this Section 5.
               (i) In the event that the Employee or the Company or its successors or assigns (as applicable) should contest the enforceability of any provision of this Agreement in any court of competent jurisdiction, then any time period associated with any such challenged provision shall be deemed suspended at the time of filing the action in which such enforceability is contested. In the event that the enforceability of any such provision is upheld by such court of competent jurisdiction, all periods of appeal having expired thereon, then the remaining portion of any such time period shall automatically thereafter once again become effective. For purposes of this Agreement, the remaining portion of any such time period shall be the difference between the full stated time period in this Agreement relating to any such provision, less any time that Employee complied with such provision prior to the filing of the aforesaid action and less any time that Employee was restrained by temporary restraining order, permanent injunction or similar order issued by any court of competent jurisdiction from violating any such provision during the pendency of such action or proceeding.
               (ii) The rights and remedies of Company hereunder are not exclusive of or limited by any other rights or remedies that Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative), and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without limiting the generality of the foregoing, the rights and remedies of Company hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Employee’s obligations or the rights of

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Company (or any affiliate of Company) under the terms of any other agreement between Employee and Company or any affiliate of Company.
               (iii) If Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Company, its Subsidiaries or affiliated entities or its successors or assigns (as applicable), shall be entitled to recover from Employee all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled. If Employee, his heirs or assigns, successfully, in whole or part, assert an action at law or in equity to enforce any of the terms of this Agreement, then Employee, his heirs or assigns shall be entitled to recover from Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which Employee may be entitled.
     6. Company Options. Employee acknowledges and agrees that at the Effective Time, any and all Company Options held by Employee as of the Effective Time will automatically and without any action by Employee be terminated in accordance with the terms and conditions of the Merger Agreement, notwithstanding anything to the contrary that may be set forth in any plan, agreement or other instrument that otherwise governs the terms of such Company Options.
     7. Indemnification. The Articles of Incorporation or the Operating Agreement of the Company, as the case may be, shall provide for indemnification of the Employee to the maximum extent permitted by law. The Company shall maintain a Directors’ and Officers’ insurance policy that is reasonably acceptable to the Parent, with such amounts of coverage that is customary given the size and business of the Company, and a premium that is commercially reasonable, for so long as the Parent maintains such insurance for the benefit of the officers of the Parent.
     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)	If to Parent, to:

SCM Microsystems, Inc.
Oskar-Messter-Straße 13,
85737, Ismaning Germany
Attention: Felix Marx
Facsimile: +49.89.9595.5170

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attention: Michael L. Reed
Facsimile: 415.374.8459

(ii)	If to the Company:

Hirsch Electronics Corporation
1900-B Carnegie Ave.
Santa Ana, CA 92705
Attention: Secretary
Facsimile: 949.250.7372

(iii)	if to Employee, to the address of Employee set forth on the signature page hereto.
     9. Taxation. The Company may withhold from any payments made to Employee under the Agreement any and all federal, state, city, foreign or other applicable taxes as shall be required pursuant to any applicable law, governmental regulation or ruling.
     10. Survival. Sections 1, 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive and remain in full force and effect following any termination of this Agreement or Employees employment with the Company.
     11. Miscellaneous.
          a. Entire Agreement. Except as expressly set forth in Section 5(a), this Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof..
          b. Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto and Parent. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or

10

delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
          c. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and delegate its obligations hereunder to any of its affiliates without the consent of Employee, provided that Company remains ultimately liable for all of Company’s obligations hereunder. Employee’s rights or obligations under this Agreement may not be assigned by Employee.
          d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such state.
          e. Dispute Resolution And Binding Arbitration. Employee and the Company agree that in the event a dispute arises concerning or relating to this Agreement, or to Employee’s employment with the Company, or any termination therefrom, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers and Employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law; any tort; and any other aspect of Employee’s compensation or employment. The Company and Employee further agree that arbitration as provided in this Section 11(e) shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.
THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE

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OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
          f. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.
          g. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement.
          h. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          i. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
[Signature page follows]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
CEO & Director

[Signature Page to Midland Employment Agreement]

EMPLOYEE

/s/ Larry Midland
Larry Midland

Address:

1805 Jamaica Road
Costa Mesa, CA 92626
[Signature Page to Midland Employment Agreement]

Annex M
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is dated as of December 10, 2008, by and between Hirsch Electronics Corporation, a California corporation (the “Company”), and Mr. John Piccininni (the “Employee”).
     WHEREAS, SCM Microsystems, Inc., a Delaware corporation (“Parent”), the Company and certain other parties thereto have entered into that certain Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will become a wholly-owned subsidiary of Parent and be transformed into a new Delaware limited liability company (together as used herein, the “Merger”).
     WHEREAS, as an inducement for and a condition to Parent agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, Employee and the Company have agreed to enter into this Agreement which will set forth the terms of Employee’s employment by the Company.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
     1. Effective Date. This Agreement shall automatically and immediately become effective at, and not before, the Effective Time, as such term is defined in the Merger Agreement. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated, this Agreement shall not become effective, shall have no force or effect, and shall be null and void.
     2. Employment; Employment Period; Position; Duties.
          a. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to any earlier termination of Employee’s employment as provided herein, Employee’s employment hereunder shall be for an initial term commencing at the Effective Time and ending on the third (3rd) anniversary of the Effective Time (the “Employment Period”). Beginning on the third (3rd) anniversary and continuing on each anniversary thereafter, the employment agreement shall automatically extend for a period of one (1) year, subject to any termination of Employee’s employment as provided herein.
          b. Employee shall serve as the Company’s Vice President of Sales, and shall report directly to Larry Midland (the “Reporting Officer”). Employee shall also serve in such other capacities as may be requested from time to time by the Reporting Officer, the Chief Executive Officer of the Company and/or the Board of Directors of the Company or the sole member of the Company, as the case may be (the “Board/Member”) or a duly authorized committee thereof. Employee shall perform such duties as are customarily associated with his position and as reasonably required by the Reporting Officer. Employee shall also render such other services for the Company and its subsidiaries and affiliated entities as the Company may from time to time request that are generally commensurate with such Employee’s title. Employee agrees to serve the Company faithfully and perform such duties and services using his best efforts and abilities. Employee agrees to devote his full-time attention and energies exclusively to the business of the Company and the performance of his duties and services, and to act at all times in the best interests of the Company. Employee agrees to conduct himself at all times in a business-like and professional manner as appropriate for a person in Employee’s position and to represent the Company in all respects in a manner that comports with sound business judgment in the highest ethical standards. Employee will be subject to and abide by the policies and procedures of the Company and its subsidiaries and affiliated companies, as adopted and revised by the Company or any of its subsidiaries and affiliated companies from time to time. Employee shall be subject to the direction of the Company, which shall retain full control over the means and methods by which Employee performs his duties and the above services and of the place(s) at which all such duties and services are rendered. Employee’s principal place of employment shall be at the Company’s offices in Santa Ana, California.
     3. Compensation; Benefits.
          a. Base Salary. As compensation for services rendered to the Company, Employee shall be entitled to a base salary at the annual rate of $144,000 (one hundred and forty-four thousand dollars), payable in accordance with the regular payroll practices of the Company for its employees. Employee shall be eligible to such merit increases in Employee’s base salary, if any, as may be determined from time to time in the sole discretion of the Board/Member. Employee’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
          b. Bonus. Employee shall be eligible to receive an annual target based variable bonus, of up to 40% of the Employee’s annual base salary (subject to increase upon achievement of sales targets as identified in the Parent’s MBO Bonus Program), based upon the achievement of personal performance targets established by the Parent’s Board of Directors in consultation with Employee, and the overall success of the Company. Any bonus would be subject to the terms and conditions of the Parent’s MBO Bonus Program, as the same may be amended from time to time, and the Employee’s continuing employment. The achievement of the performance and other target would be determined and any resulting bonus would be payable on a quarterly basis (up to a maximum bonus of 10% of the Employee’s annual base salary per quarter). A copy of the Parent’s MBO Bonus Program as currently in effect is attached hereto as Exhibit A.
          c. Stock Options. Upon the Effective Time, the Employee shall be eligible to participate in Parent’s Stock Option Plan. It is anticipated that the Employee will receive a one-time grant of a non-qualified stock option to purchase 25,000 (twenty-five thousand) shares of the Parent’s common stock, subject to the terms and conditions of the Parent’s Stock Option Plan. Any such grant is subject to approval by the Parent’s Board of Directors. A copy of the Parent’s Stock Option Plan as currently in effect is attached hereto as Exhibit B.

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          d. Other Employee Benefits. Employee shall be eligible to receive or participate in any incentive, retirement, vacation, sick or family leave, reimbursement for travel and entertainment expenses, health and insurance or other benefits of the Company, as in effect from time to time, on the same basis as other employees of the Company occupying positions with responsibility and salary comparable to that of Employee, but in any event not materially inferior to the benefits the Employee enjoyed as an employee of the Company prior to the Merger. The Company may at any time and from time to time change, amend, modify or completely eliminate any such plans, programs and benefits available to its employees and Employee’s participation in any such plans, programs and benefits shall not affect such right of the Company; Employee agrees and acknowledges that he shall have no vested rights under or to participate in any such plans, programs and benefits except as expressly provided under the terms thereof.
     4. Termination of Employment. Employee’s employment with the Company or any of its subsidiaries or affiliated entities may be terminated by Company at any time and for any or no reason. Employee will be required to give the Company three (3) months advance written notice of any resignation of Employee’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Employee’s rights upon termination of employment with the Company and any of its subsidiaries or affiliates entities for Cause, death or Disability or any other reason.
          a. By the Company For Cause; Resignation by Employee. Employee’s employment may be terminated by the Company for Cause at any time. For purposes of this Agreement, “Cause” shall mean: (i) unsatisfactory performance in any material respect of Employee’s duties, services or responsibilities (as generally described in this Agreement) as determined by the Board/Member, provided that the Company has given Employee written notice specifying the unsatisfactory performance of his duties and responsibilities and a reasonable opportunity to cure, and Employee has failed to cure such deficiencies; (ii) a material breach by Employee of any of his obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that the Company has given Employee written notice thereof; (iii) a breach by Employee of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its subsidiaries or affiliated entities which has not been approved by a majority of the disinterested directors of the Board/Member or of the terms of his employment; (iv) any act of intentional dishonesty, willful misconduct, embezzlement, intentional fraud or similar conduct involving the Company or any of its subsidiaries or affiliated entities; (v) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; or (vi) intentional, malicious infliction of any damage of a material nature to any property of the Company or any of its subsidiaries or affiliated entities. If Employee’s employment is terminated by the Company for Cause or by Employee for any reason, Employee shall be entitled to receive following the date of such termination: (A) the Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination; and (C) any earned but unpaid benefits, if any, through the date of termination in accordance with the applicable employee benefit plan of the Company (the amounts described in clauses (A) through (C) of this Section 4(a), reduced by any amounts owed by Employee to the Company, being referred to as

3

the “Accrued Rights”). In addition, except as may otherwise be expressly provided in any plan, agreement or other instrument that governs the terms of any stock option or other incentive compensation, all unvested stock options and other incentive compensation shall immediately be cancelled and forfeited. Following such termination of Employee’s employment by the Company for Cause or by Employee for any reason, except as set forth in this Section 4(a), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          b. Disability or Death. Employee’s employment shall terminate upon Employee’s death and may be terminated by the Company if Employee becomes (in the good faith judgment of the Board/Member) physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Employee’s duties (such incapacity is hereinafter referred to as “Disability”). Upon termination of Employee’s employment hereunder by reason of his Disability or death, Employee or Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights following the date of such termination. Employee’s rights with respect to any stock option or other incentive compensation shall be determined by the terms of any plan, agreement or other instrument that governs the terms of any such stock options or other incentive compensation. Following Employee’s termination of employment due to death or Disability, except as set forth in this Section 4(b), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          c. By the Company Without Cause. Employee’s employment may be terminated by the Company at any time without Cause. If Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s death or Disability), except as set forth in this Section 4(c), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          d. By the Employee For Good Reason. Employee’s employment may be terminated by the Employee for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Employee’s prior written consent: (i) a material reduction of Employee’s duties, position, job title, or responsibilities; (ii) a reduction of Employee’s base salary or total compensation

4

package; (iii) Employee being forced to relocate; or (iv) the Company requires Employee to perform illegal or fraudulent acts. However, none of the foregoing events or conditions shall constitute Good Reason unless: (x) the Employee delivers to the Company a written notice identifying in reasonable detail the act or acts constituting “Good Reason” and his intention to so terminate his employment (a “Notice of Good Reason”), within fifteen (15) days following the Employee’s knowledge of the circumstances constituting “Good Reason;” (y) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days after the date that the Notice of Good Reason is delivered; and (z) the Employee resigns his employment no earlier than five (5) and no later than fifteen (15) days following the expiration of that cure period. If the Employee terminates his employment for Good Reason (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Employee for Good Reason (other than by reason of death or Disability), except as set forth in this Section 4(d), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          e. Company Property. Upon any termination of Employee’s employment with the Company or any of its subsidiaries or affiliated entities, or earlier upon request, Employee shall promptly return to the Company all property of the Company or any of its subsidiaries or affiliated entities in Employee’s possession and deliver to the Company all copies of all correspondence, documents, data and other materials belonging to or containing proprietary information of the Company or any of its subsidiaries or affiliated entities.
          f. Section 409A Provisions.
               (i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of

5

Employee, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum as soon as administratively practicable, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
               (ii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.
     5. Restrictive Covenants.
          a. Confidentiality. Employee acknowledges that Employee has signed and agrees to be bound by all of the terms and conditions of that certain Non-Disclosure Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached as Exhibit C to this Agreement, which agreement shall remain in full force and effect at all times during and after the Employment Period, and the terms of which shall apply with respect to the Company and its subsidiaries and affiliated entities. Notwithstanding anything to the contrary contained herein or in the Proprietary Information Agreement, neither this Agreement or the Proprietary Information Agreement shall affect any of Employee’s pre-existing obligations under any non-disclosure, non-competition or proprietary information and inventions agreement or similar agreement between Employee and the Company or any of its subsidiaries or affiliated entities.
          b. Agreement Not to Compete/Non-Solicitation. Employee agrees that during the Employment Period, Employee shall not, directly or indirectly:
               (i) acquire or hold any interest in, manage, operate, join, control, or engage or participate in any capacity in the financing, ownership, management, operation or control of, be or become an officer, director, stockholder, owner, co-owner, partner, trustee, consultant, or advisor to, contract or permit Employee’s name or likeness to be used by, or be employed by, render or perform services for or connected in any manner with, any third party, firm, company, entity, person, business or other enterprise which is engaged in any line of business in which the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns is engaged or proposes to be engaged during the Employment Period; provided, however, that such restriction shall not apply to any ownership as a passive investment of less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if (A) such shares are actively traded on the New York Stock Exchange or the

6

Nasdaq Global Market or similar market or exchange and (B) Employee is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation;
               (ii) encourage, induce, recruit, hire, solicit or attempt to solicit or induce, or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any person who is a full-time, part-time or temporary employee or contractor of the Company or any of its subsidiaries or affiliated entities or who was an employee or contractor of the Company or any of its subsidiaries or affiliated entities at any time during prior six-month period, or encourage or otherwise cause any such employee or contractor to terminate or alter his or her employment or other relationship, whether such employment is pursuant to a written agreement, for a predetermined period, or is at-will, with the Company or any of its subsidiaries or affiliated entities, or to accept employment with or perform services for any third party, firm, company, entity, person, business or other enterprise; or
               (iii) interfere or attempt to interfere with existing relationships that may exist between the Company or any of its subsidiaries or affiliated entities, or any of their respective successors or assigns, and any of their respective customers, suppliers, consultants, clients, licensees, licensors, landlords or other business relations, or approach, contact, solicit, induce, request, advise, recruit or otherwise encourage any existing or prospective customers, suppliers, consultants, clients, licensees, licensors, landlords, strategic partners or vendors, or other business relations of the Company or any of its subsidiaries or affiliated entities to cease doing business or withdraw, curtail or cancel or otherwise alter their business dealings or relationship with the Company or any of its subsidiaries or affiliated entities (including by making any negative or disparaging statements or communications about the Company or any of its subsidiaries or affiliated entities), including on behalf of or to move such business or relationship to, any third party, firm, company, entity, person, business or other enterprise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of the Company or any of its subsidiaries or affiliated entities or any of their respective successors or assigns is engaged shall not be deemed to be a solicitation under this Agreement.
               (iv) Exceptions to this Section 5(b) can only be approved by prior written approval of the Parent’s Board of Directors.
          c. During the Employment Period and following any termination of this Agreement, Employee agrees not to make any public statements (whether written or oral and whether to the media, any third party or otherwise), that are detrimental, prejudicial, disparaging, libelous, slanderous or damaging to, or would otherwise reflect negatively on the reputation of, the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel, affiliates, successors, assigns, products or businesses. Employee further agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel or affiliates. Nothing set forth in this Section 5(c) shall prohibit or limit in any way Employee’s

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right to accurately and honestly respond as required or to cooperate with any valid government, court or regulatory order or request.
          d. Remedies. Employee acknowledges that in the event of breach or threatened breach by Employee of any of the terms of this Section 5, the Company and its subsidiaries and affiliated entities would suffer significant and irreparable harm that can not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company and its subsidiaries and affiliated entities will otherwise be inadequate and, therefore, the Company and its subsidiaries and affiliated entities shall be entitled, notwithstanding the provisions of Section 10(e), to specific performance of this Agreement by Employee, including the immediate ex parte issuance of a temporary, preliminary and final injunction enjoining Employee from any such violation or threatened violation of this Section 5, and to exercise such remedies cumulatively or in conjunction with any and all other rights and remedies provided by law or in equity and under this Agreement. Employee hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and Employee hereby waives any such requirement or condition and the Employee agrees that he or she shall not plead adequacy of any relief at law available to the Company or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement. Notwithstanding anything herein to the contrary, the Company may terminate the payment of any amount or benefits payable to Employee under this Agreement in the event of a breach of any of the covenants set forth in this Section 5.
               (i) In the event that the Employee or the Company or its successors or assigns (as applicable) should contest the enforceability of any provision of this Agreement in any court of competent jurisdiction, then any time period associated with any such challenged provision shall be deemed suspended at the time of filing the action in which such enforceability is contested. In the event that the enforceability of any such provision is upheld by such court of competent jurisdiction, all periods of appeal having expired thereon, then the remaining portion of any such time period shall automatically thereafter once again become effective. For purposes of this Agreement, the remaining portion of any such time period shall be the difference between the full stated time period in this Agreement relating to any such provision, less any time that Employee complied with such provision prior to the filing of the aforesaid action and less any time that Employee was restrained by temporary restraining order, permanent injunction or similar order issued by any court of competent jurisdiction from violating any such provision during the pendency of such action or proceeding.
               (ii) The rights and remedies of Company hereunder are not exclusive of or limited by any other rights or remedies that Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative), and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without limiting the generality of the foregoing, the rights and remedies of Company hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Employee’s obligations or the rights of

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Company (or any affiliate of Company) under the terms of any other agreement between Employee and Company or any affiliate of Company.
               (iii) If Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Company, its Subsidiaries or affiliated entities or its successors or assigns (as applicable), shall be entitled to recover from Employee all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled. If Employee successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Employee shall be entitled to recover from Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which Employee may be entitled.
     6. Company Options. Employee acknowledges and agrees that at the Effective Time, any and all Company Options held by Employee as of the Effective Time will automatically and without any action by Employee be terminated in accordance with the terms and conditions of the Merger Agreement, notwithstanding anything to the contrary that may be set forth in any plan, agreement or other instrument that otherwise governs the terms of such Company Options.
     7. Indemnification. The Articles of Incorporation or the Operating Agreement of the Company, as the case may be, shall provide for indemnification of the Employee to the maximum extent permitted by law. The Company shall maintain a Directors’ and Officers’ insurance policy that is reasonably acceptable to the Parent, with such amounts of coverage that is customary given the size and business of the Company, and a premium that is commercially reasonable, for so long as the Parent maintains such insurance for the benefit of the officers of the Parent.
     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)    If to Parent, to:
SCM Microsystems, Inc.
Oskar-Messter-Straße 13,
85737, Ismaning Germany
Attention: Felix Marx
Facsimile: +49.89.9595.5170

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attention: Michael L. Reed
Facsimile: 415.374.8459
(ii)   If to the Company:

Hirsch Electronics Corporation
1900-B Carnegie Ave.
Santa Ana, CA 92705
Attention: Larry Midland
Facsimile: 949.250.7372
(iii) if to Employee, to the address of Employee set forth on the signature page hereto.
     9. Taxation. The Company may withhold from any payments made to Employee under the Agreement any and all federal, state, city, foreign or other applicable taxes as shall be required pursuant to any applicable law, governmental regulation or ruling.
     10. Survival. Sections 1, 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive and remain in full force and effect following any termination of this Agreement or Employees employment with the Company.
     11. Miscellaneous.
          a. Entire Agreement. Except as expressly set forth in Section 5(a), this Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof..
          b. Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto and Parent. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or

10

delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
          c. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and delegate its obligations hereunder to any of its affiliates without the consent of Employee, provided that Company remains ultimately liable for all of Company’s obligations hereunder. Employee’s rights or obligations under this Agreement may not be assigned by Employee.
          d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such state.
          e. Dispute Resolution And Binding Arbitration. Employee and the Company agree that in the event a dispute arises concerning or relating to this Agreement, or to Employee’s employment with the Company, or any termination therefrom, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers and Employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law; any tort; and any other aspect of Employee’s compensation or employment. The Company and Employee further agree that arbitration as provided in this Section 11(e) shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.
THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE

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OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
          f. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.
          g. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement.
          h. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          i. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
[Signature page follows]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

HIRSCH ELECTRONICS CORPORATION

By:	/s/ Larry Midland
Name: Larry Midland
Title: President

EMPLOYEE

/s/ John W. Piccininni

John W. Piccininni

Address:

47 Shearwater Pl.
Newport Beach, CA 92260
[Signature page to Piccininni Employment Agreement]

Annex N
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is dated as of December 10, 2008, by and between Hirsch Electronics Corporation, a California corporation (the “Company”), and Mr. Rob Zivney (the “Employee”).
     WHEREAS, SCM Microsystems, Inc., a Delaware corporation (“Parent”), the Company and certain other parties thereto have entered into that certain Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”), pursuant to which, among other things, through a two-step merger the Company will become a wholly-owned subsidiary of Parent and be transformed into a new Delaware limited liability company (together as used herein, the “Merger”).
     WHEREAS, as an inducement for and a condition to Parent agreeing to enter into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, Employee and the Company have agreed to enter into this Agreement which will set forth the terms of Employee’s employment by the Company.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
     1. Effective Date. This Agreement shall automatically and immediately become effective at, and not before, the Effective Time, as such term is defined in the Merger Agreement. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated, this Agreement shall not become effective, shall have no force or effect, and shall be null and void.
     2. Employment; Employment Period; Position; Duties.
          a. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to any earlier termination of Employee’s employment as provided herein, Employee’s employment hereunder shall be for an initial term commencing at the Effective Time and ending on the third (3rd) anniversary of the Effective Time (the “Employment Period”). Beginning on the third (3rd) anniversary and continuing on each anniversary thereafter, the employment agreement shall automatically extend for a period of one (1) year, subject to any termination of Employee’s employment as provided herein.
          b. Employee shall serve as the Company’s Vice President Marketing, and shall report directly to Larry Midland (the “Reporting Officer”). Employee shall also serve in such other capacities as may be requested from time to time by the Reporting Officer, the Chief Executive Officer of the Company and/or the Board of Directors of the Company or the sole member of the Company, as the case may be (the “Board/Member”) or a duly authorized committee thereof. Employee shall perform such duties as are customarily associated with his position and as reasonably required by the Reporting Officer. Employee shall also render such other services for the Company and its subsidiaries and affiliated entities as the Company may from time to time request that are generally commensurate with such Employee’s title. Employee agrees to serve the Company faithfully and perform such duties and services using his best efforts and abilities. Employee agrees to devote his full-time attention and energies exclusively to the business of the Company and the performance of his duties and services, and to act at all times in the best interests of the Company. Employee agrees to conduct himself at all times in a business-like and professional manner as appropriate for a person in Employee’s position and to represent the Company in all respects in a manner that comports with sound business judgment in the highest ethical standards. Employee will be subject to and abide by the policies and procedures of the Company and its subsidiaries and affiliated companies, as adopted and revised by the Company or any of its subsidiaries and affiliated companies from time to time. Employee shall be subject to the direction of the Company, which shall retain full control over the means and methods by which Employee performs his duties and the above services and of the place(s) at which all such duties and services are rendered. Employee’s principal place of employment shall be at the Company’s offices in Santa Ana, California.
     3. Compensation; Benefits.
          a. Base Salary. As compensation for services rendered to the Company, Employee shall be entitled to a base salary at the annual rate of $180,000 (one hundred and eighty thousand dollars), payable in accordance with the regular payroll practices of the Company for its employees. Employee shall be eligible to such merit increases in Employee’s base salary, if any, as may be determined from time to time in the sole discretion of the Board/Member. Employee’s annual base salary rate, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
          b. Bonus. Employee shall be eligible to receive an annual target based variable bonus, of up to 40% of the Employee’s annual base salary (subject to increase upon achievement of sales targets as identified in the Parent’s MBO Bonus Program), based upon the achievement of personal performance targets established by the Parent’s Board of Directors in consultation with Employee, and the overall success of the Company. Any bonus would be subject to the terms and conditions of the Parent’s MBO Bonus Program, as the same may be amended from time to time, and the Employee’s continuing employment. The achievement of the performance and other target would be determined and any resulting bonus would be payable on a quarterly basis (up to a maximum bonus of 10% of the Employee’s annual base salary per quarter). A copy of the Parent’s MBO Bonus Program as currently in effect is attached hereto as Exhibit A.
          c. Stock Options. Upon the Effective Time, the Employee shall be eligible to participate in Parent’s Stock Option Plan. It is anticipated that the Employee will receive a one-time grant of a non-qualified stock option to purchase 25,000 (twenty-five thousand) shares of the Parent’s common stock, subject to the terms and conditions of the Parent’s Stock Option Plan. Any such grant is subject to approval by the Parent’s Board of Directors. A copy of the Parent’s Stock Option Plan as currently in effect is attached hereto as Exhibit B.

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          d. Other Employee Benefits. Employee shall be eligible to receive or participate in any incentive, retirement, vacation, sick or family leave, reimbursement for travel and entertainment expenses, health and insurance or other benefits of the Company, as in effect from time to time, on the same basis as other employees of the Company occupying positions with responsibility and salary comparable to that of Employee, but in any event not materially inferior to the benefits the Employee enjoyed as an employee of the Company prior to the Merger. The Company may at any time and from time to time change, amend, modify or completely eliminate any such plans, programs and benefits available to its employees and Employee’s participation in any such plans, programs and benefits shall not affect such right of the Company; Employee agrees and acknowledges that he shall have no vested rights under or to participate in any such plans, programs and benefits except as expressly provided under the terms thereof.
     4. Termination of Employment. Employee’s employment with the Company or any of its subsidiaries or affiliated entities may be terminated by Company at any time and for any or no reason. Employee will be required to give the Company three (3) months advance written notice of any resignation of Employee’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Employee’s rights upon termination of employment with the Company and any of its subsidiaries or affiliates entities for Cause, death or Disability or any other reason.
          a. By the Company For Cause; Resignation by Employee. Employee’s employment may be terminated by the Company for Cause at any time. For purposes of this Agreement, “Cause” shall mean: (i) unsatisfactory performance in any material respect of Employee’s duties, services or responsibilities (as generally described in this Agreement) as determined by the Board/Member, provided that the Company has given Employee written notice specifying the unsatisfactory performance of his duties and responsibilities and a reasonable opportunity to cure, and Employee has failed to cure such deficiencies; (ii) a material breach by Employee of any of his obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that the Company has given Employee written notice thereof; (iii) a breach by Employee of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its subsidiaries or affiliated entities which has not been approved by a majority of the disinterested directors of the Board/Member or of the terms of his employment; (iv) any act of intentional dishonesty, willful misconduct, embezzlement, intentional fraud or similar conduct involving the Company or any of its subsidiaries or affiliated entities; (v) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; or (vi) intentional, malicious infliction of any damage of a material nature to any property of the Company or any of its subsidiaries or affiliated entities. If Employee’s employment is terminated by the Company for Cause or by Employee for any reason, Employee shall be entitled to receive following the date of such termination: (A) the Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination; and (C) any earned but unpaid benefits, if any, through the date of termination in accordance with the applicable employee benefit plan of the Company (the amounts described in clauses (A) through (C) of this Section 4(a), reduced by any amounts owed by Employee to the Company, being referred to as

3

the “Accrued Rights”). In addition, except as may otherwise be expressly provided in any plan, agreement or other instrument that governs the terms of any stock option or other incentive compensation, all unvested stock options and other incentive compensation shall immediately be cancelled and forfeited. Following such termination of Employee’s employment by the Company for Cause or by Employee for any reason, except as set forth in this Section 4(a), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          b. Disability or Death. Employee’s employment shall terminate upon Employee’s death and may be terminated by the Company if Employee becomes (in the good faith judgment of the Board/Member) physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Employee’s duties (such incapacity is hereinafter referred to as “Disability”). Upon termination of Employee’s employment hereunder by reason of his Disability or death, Employee or Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights following the date of such termination. Employee’s rights with respect to any stock option or other incentive compensation shall be determined by the terms of any plan, agreement or other instrument that governs the terms of any such stock options or other incentive compensation. Following Employee’s termination of employment due to death or Disability, except as set forth in this Section 4(b), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          c. By the Company Without Cause. Employee’s employment may be terminated by the Company at any time without Cause. If Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company, a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s death or Disability), except as set forth in this Section 4(c), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          d. By the Employee For Good Reason. Employee’s employment may be terminated by the Employee for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Employee’s prior written consent: (i) a material reduction of Employee’s duties, position, job title, or responsibilities; (ii) a reduction of Employee’s base salary or total compensation package; (iii) Employee being forced to relocate; or (iv) the Company requires Employee to perform illegal or fraudulent acts. However, none of the foregoing events or conditions shall

4

constitute Good Reason unless: (x) the Employee delivers to the Company a written notice identifying in reasonable detail the act or acts constituting “Good Reason” and his intention to so terminate his employment (a “Notice of Good Reason”), within fifteen (15) days following the Employee’s knowledge of the circumstances constituting “Good Reason;” (y) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days after the date that the Notice of Good Reason is delivered; and (z) the Employee resigns his employment no earlier than five (5) and no later than fifteen (15) days following the expiration of that cure period. If the Employee terminates his employment for Good Reason (other than by reason of death or Disability), Employee shall be entitled to receive: (i) the Accrued Rights following the date of such termination; and (ii) subject to Employee’s execution (within thirty (30) days following the date of termination) and non-revocation of a release of claims in favor of the Company in a form provided by the Company (which release excludes from its scope claims under any continuing right under any benefit or stock option plan or agreement), a payment equal to the amount of Employee’s then current Base Salary that would have been payable over a three (3) month period following the date of such termination, payable monthly in accordance with the Company’s normal payment schedule and practices beginning on the next regular payroll distribution after the date that the release of claims becomes irrevocable, and all previously granted unvested options shall cease vesting upon the date of such termination. Following Employee’s termination of employment by the Employee for Good Reason (other than by reason of death or Disability), except as set forth in this Section 4(d), Employee shall have no further rights to any compensation or benefits from the Company or any of its subsidiaries or affiliated entities under this Agreement or otherwise.
          e. Company Property. Upon any termination of Employee’s employment with the Company or any of its subsidiaries or affiliated entities, or earlier upon request, Employee shall promptly return to the Company all property of the Company or any of its subsidiaries or affiliated entities in Employee’s possession and deliver to the Company all copies of all correspondence, documents, data and other materials belonging to or containing proprietary information of the Company or any of its subsidiaries or affiliated entities.
          f. Section 409A Provisions.
               (i) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they

5

would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum as soon as administratively practicable, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
               (ii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.
     5. Restrictive Covenants.
          a. Confidentiality. Employee acknowledges that Employee has signed and agrees to be bound by all of the terms and conditions of that certain Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached as Exhibit C to this Agreement, which agreement shall remain in full force and effect at all times during and after the Employment Period, and the terms of which shall apply with respect to the Company and its subsidiaries and affiliated entities. Notwithstanding anything to the contrary contained herein or in the Proprietary Information Agreement, neither this Agreement or the Proprietary Information Agreement shall affect any of Employee’s pre-existing obligations under any non-disclosure, non-competition or proprietary information and inventions agreement or similar agreement between Employee and the Company or any of its subsidiaries or affiliated entities.
          b. Agreement Not to Compete/Non-Solicitation. Employee agrees that during the Employment Period, Employee shall not, directly or indirectly:
               (i) acquire or hold any interest in, manage, operate, join, control, or engage or participate in any capacity in the financing, ownership, management, operation or control of, be or become an officer, director, stockholder, owner, co-owner, partner, trustee, consultant, or advisor to, contract or permit Employee’s name or likeness to be used by, or be employed by, render or perform services for or connected in any manner with, any third party, firm, company, entity, person, business or other enterprise which is engaged in any line of business in which the Company or any of its Subsidiaries or affiliated entities or any of their respective successors or assigns is engaged or proposes to be engaged during the Employment Period; provided, however, that such restriction shall not apply to any ownership as a passive investment of less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market or similar market or exchange and (B) Employee is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation;

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               (ii) encourage, induce, recruit, hire, solicit or attempt to solicit or induce, or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any person who is a full-time, part-time or temporary employee or contractor of the Company or any of its subsidiaries or affiliated entities or who was an employee or contractor of the Company or any of its subsidiaries or affiliated entities at any time during prior six-month period, or encourage or otherwise cause any such employee or contractor to terminate or alter his or her employment or other relationship, whether such employment is pursuant to a written agreement, for a predetermined period, or is at-will, with the Company or any of its subsidiaries or affiliated entities, or to accept employment with or perform services for any third party, firm, company, entity, person, business or other enterprise; or
               (iii) interfere or attempt to interfere with existing relationships that may exist between the Company or any of its subsidiaries or affiliated entities, or any of their respective successors or assigns, and any of their respective customers, suppliers, consultants, clients, licensees, licensors, landlords or other business relations, or approach, contact, solicit, induce, request, advise, recruit or otherwise encourage any existing or prospective customers, suppliers, consultants, clients, licensees, licensors, landlords, strategic partners or vendors, or other business relations of the Company or any of its subsidiaries or affiliated entities to cease doing business or withdraw, curtail or cancel or otherwise alter their business dealings or relationship with the Company or any of its subsidiaries or affiliated entities (including by making any negative or disparaging statements or communications about the Company or any of its subsidiaries or affiliated entities), including on behalf of or to move such business or relationship to, any third party, firm, company, entity, person, business or other enterprise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of the Company or any of its subsidiaries or affiliated entities or any of their respective successors or assigns is engaged shall not be deemed to be a solicitation under this Agreement.
               (iv) Exceptions to this Section 5(b) can only be approved by prior written approval of the Parent’s Board of Directors.
          c. During the Employment Period and following any termination of this Agreement, Employee agrees not to make any public statements (whether written or oral and whether to the media, any third party or otherwise), that are detrimental, prejudicial, disparaging, libelous, slanderous or damaging to, or would otherwise reflect negatively on the reputation of, the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel, affiliates, successors, assigns, products or businesses. Employee further agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the Company or any of its subsidiaries or affiliated entities or any of their respective members, officers, employees, representatives, counsel or affiliates. Nothing set forth in this Section 5(c) shall prohibit or limit in any way Employee’s right to accurately and honestly respond as required or to cooperate with any valid government, court or regulatory order or request.

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          d. Remedies. Employee acknowledges that in the event of breach or threatened breach by Employee of any of the terms of this Section 5, the Company and its subsidiaries and affiliated entities would suffer significant and irreparable harm that can not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company and its subsidiaries and affiliated entities will otherwise be inadequate and, therefore, the Company and its subsidiaries and affiliated entities shall be entitled, notwithstanding the provisions of Section 10(e), to specific performance of this Agreement by Employee, including the immediate ex parte issuance of a temporary, preliminary and final injunction enjoining Employee from any such violation or threatened violation of this Section 5, and to exercise such remedies cumulatively or in conjunction with any and all other rights and remedies provided by law or in equity and under this Agreement. Employee hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and Employee hereby waives any such requirement or condition and the Employee agrees that he or she shall not plead adequacy of any relief at law available to the Company or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement. Notwithstanding anything herein to the contrary, the Company may terminate the payment of any amount or benefits payable to Employee under this Agreement in the event of a breach of any of the covenants set forth in this Section 5.
               (i) In the event that the Employee or the Company or its successors or assigns (as applicable) should contest the enforceability of any provision of this Agreement in any court of competent jurisdiction, then any time period associated with any such challenged provision shall be deemed suspended at the time of filing the action in which such enforceability is contested. In the event that the enforceability of any such provision is upheld by such court of competent jurisdiction, all periods of appeal having expired thereon, then the remaining portion of any such time period shall automatically thereafter once again become effective. For purposes of this Agreement, the remaining portion of any such time period shall be the difference between the full stated time period in this Agreement relating to any such provision, less any time that Employee complied with such provision prior to the filing of the aforesaid action and less any time that Employee was restrained by temporary restraining order, permanent injunction or similar order issued by any court of competent jurisdiction from violating any such provision during the pendency of such action or proceeding.
               (ii) The rights and remedies of Company hereunder are not exclusive of or limited by any other rights or remedies that Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative), and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without limiting the generality of the foregoing, the rights and remedies of Company hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Employee’s obligations or the rights of Company (or any affiliate of Company) under the terms of any other agreement between Employee and Company or any affiliate of Company.

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               (iii) If Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Company, its Subsidiaries or affiliated entities or its successors or assigns (as applicable), shall be entitled to recover from Employee all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled. If Employee successfully, in whole or part, asserts an action at law or in equity to enforce any of the terms of this Agreement, then Employee shall be entitled to recover from Company, any of its Subsidiaries or affiliated entities or their respective successors or assigns (as applicable) all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which Employee may be entitled.
     6. Company Options. Employee acknowledges and agrees that at the Effective Time, any and all Company Options held by Employee as of the Effective Time will automatically and without any action by Employee be terminated in accordance with the terms and conditions of the Merger Agreement, notwithstanding anything to the contrary that may be set forth in any plan, agreement or other instrument that otherwise governs the terms of such Company Options.
     7. Indemnification. The Articles of Incorporation or the Operating Agreement of the Company, as the case may be, shall provide for indemnification of the Employee to the maximum extent permitted by law. The Company shall maintain a Directors’ and Officers’ insurance policy that is reasonably acceptable to the Parent, with such amounts of coverage that is customary given the size and business of the Company, and a premium that is commercially reasonable, for so long as the Parent maintains such insurance for the benefit of the officers of the Parent.
     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a recognized courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third (3rd) Business Day following the date of dispatch if delivered utilizing a recognized international courier under circumstances in which such courier guarantees such delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)	If to Parent, to:
SCM Microsystems, Inc. Oskar-Messter-Straße 13, 85737, Ismaning Germany Attention: Felix Marx Facsimile: +49.89.9595.5170

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, California 94105 Attention: Michael L. Reed Facsimile: 415.374.8459

(ii)	If to the Company:

Hirsch Electronics Corporation 1900-B Carnegie Ave. Santa Ana, CA 92705 Attention: Larry Midland Facsimile: 949.250.7372
               (iii) if to Employee, to the address of Employee set forth on the signature page hereto.
     9. Taxation. The Company may withhold from any payments made to Employee under the Agreement any and all federal, state, city, foreign or other applicable taxes as shall be required pursuant to any applicable law, governmental regulation or ruling.
     10. Survival. Sections 1, 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive and remain in full force and effect following any termination of this Agreement or Employees employment with the Company.
     11. Miscellaneous.
          a. Entire Agreement. Except as expressly set forth in Section 5(a), this Agreement, together with the Non-Disclosure Proprietary Information Agreement, constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof..
          b. Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto and Parent. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or

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delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
          c. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and delegate its obligations hereunder to any of its affiliates without the consent of Employee, provided that Company remains ultimately liable for all of Company’s obligations hereunder. Employee’s rights or obligations under this Agreement may not be assigned by Employee.
          d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such state.
          e. Dispute Resolution And Binding Arbitration. Employee and the Company agree that in the event a dispute arises concerning or relating to this Agreement, or to Employee’s employment with the Company, or any termination therefrom, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers and Employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law; any tort; and any other aspect of Employee’s compensation or employment. The Company and Employee further agree that arbitration as provided in this Section 10(e) shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.
THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE

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OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
          f. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.
          g. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, warranties or promises other than those contained in this Agreement.
          h. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          i. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
[Signature page follows]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

HIRSCH ELECTRONICS CORPORATION
By:	/s/ Larry Midland
	Name:	Larry Midland
	Title:	President

EMPLOYEE
/s/ Robert C. Zivney, Jr.
Robert C. Zivney, Jr.

Address: 18 MacKenzie Lane Trabuco Canyon, CA 92679

[Signature page to Zivney Employment Agreement]

Annex O
CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE
§1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:
(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.
(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
§1301. Demand for Purchase.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.
§1302. Endorsement of Shares.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
§1303. Agreed Price—Time for Payment.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
§1304. Dissenter’s Action to Enforce Payment.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
§1305. Appraisers’ Report—Payment—Costs.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
§1306. Dissenting Shareholder’s Status as Creditor.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
§1307. Dividends Paid as Credit Against Payment.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
§1308. Continuing Rights and Privileges of Dissenting Shareholders.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
§1309. Termination of Dissenting Shareholder Status.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
§1310. Suspension of Proceedings for Payment Pending Litigation.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
§1311. Exempt Shares.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
§1312. Attacking Validity of Reorganization or Merger.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
§1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF SCM OFFICERS AND DIRECTORS

SCM’s Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. SCM’s charter documents provide that SCM shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. SCM believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. SCM has entered into indemnification agreements with each of its directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require SCM, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of SCM’s Bylaws provides for indemnification of its directors, officers, employees or agents to the maximum extent permitted under the Delaware General Corporation Law. SCM has entered into indemnification agreements with its officers and directors, which are intended to provide SCM’s officers and directors with indemnification to the maximum extent permitted under the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SCM in which indemnification is being sought, nor is SCM aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of SCM.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(b) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBITS

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ismaning, Germany, on this 12th day of February, 2009.

SCM MICROSYSTEMS, INC.

/s/  Stephan Rohaly

Stephan Rohaly
Chief Financial Officer, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Felix Marx Felix Marx	Chief Executive Officer (Principal Executive Officer), and Director	February 12, 2009

/s/ Stephan Rohaly Stephan Rohaly	Chief Financial Officer, Secretary (Principal Financial and Accounting Officer) and Director	February 12, 2009

* Werner Karl Koepf	Chairman of the Board of Directors	February 12, 2009

* Dr. Hagen Hultzsch	Director	February 12, 2009

* Steven Humphreys	Director	February 12, 2009

* Simon Turner	Director	February 12, 2009

* Dr. Hans Liebler	Director	February 12, 2009

*/s/Stephan Rohaly Stephan Rohaly Attorney-in Fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Document

3	.1(1)	Fourth Amended and Restated Certificate of Incorporation.
3	.2(5)	Amended and Restated Bylaws of Registrant.
3	.3(6)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of SCM Microsystems, Inc.
4	.1(1)	Form of Registrant’s Common Stock Certificate.
4	.2(6)(25)	Preferred Stock Rights Agreement, dated as of November 8, 2002, between SCM Microsystems, Inc. and American Stock Transfer and Trust Company, as amended by the First Amendment to Rights Agreement dated as of December 10, 2008.
5	.1(26)	Form of opinion of Gibson, Dunn & Crutcher LLP as to the validity of the shares being issued.
8	.1(26)	Form of opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters.
10	.1(1)*	Form of Director and Officer Indemnification Agreement.
10	.2(8)*	Amended 1997 Stock Plan.
10	.3(1)*	1997 Employee Stock Purchase Plan.
10	.4(1)*	1997 Director Option Plan.
10	.5(1)*	1997 Stock Option Plan for French Employees.
10	.6(1)*	1997 Employee Stock Purchase Plan for Non-U.S. Employees.
10	.7(2)*	2000 Non-statutory Stock Option Plan.
10	.8(2)*	Dazzle Multimedia, Inc. 1998 Stock Plan.
10	.9(2)*	Dazzle Multimedia, Inc. 2000 Stock Option Plan.
10	.10(3)	Sublease Agreement, dated December 14, 2000 between Microtech International and Golden Goose LLC.
10	.11(1)*	Form of Employment Agreement between SCM Microsystems GmbH and Robert Schneider.
10	.12(4)	Tenancy Agreement dated August 31, 2001 between SCM Microsystems GmbH and Claus Czaika.
10	.13(11)	Shuttle Technology Group Unapproved Share Option Scheme.
10	.14(12)*	Form of Employment Agreement between SCM Microsystems GmbH and Colas Overkott.
10	.15(13)*	Description of Executive Compensation Arrangement.
10	.16(14)*	Management by Objective (MBO) Bonus Program Guide.
10	.17(15)*	Bonus Agreement between SCM Microsystems and Colas Overkott dated January 13, 2006.
10	.18(15)*	Separation Agreement between SCM Microsystems and Colas Overkott dated January 13, 2006.
10	.19(15)*	Employment Agreement between SCM Microsystems and Steven L. Moore dated January 17, 2006.
10	.20(15)*	Employment Agreement between SCM Microsystems and Stephan Rohaly dated March 14, 2006.
10	.21(16)	Purchase Agreement between SCM Microsystems and Kudelski S.A.
10	.22(17)*	Restrictive Covenant between Kudelski S.A. and Robert Schneider dated May 22, 2006.
10	.23(17)*	Amended Employment Agreement between SCM Microsystems GmbH and Robert Schneider dated May 22, 2006.
10	.24(17)*	Amended Employment Agreement between SCM Microsystems GmbH and Dr. Manfred Mueller dated June 8, 2006.
10	.25(16)	Lease dated July 15, 2006 between SCM Microsystems and Rreef America Reit II Corp.
10	.26(18)*	Supplementary Employment Agreement between SCM Microsystems GmbH and Stephan Rohaly dated December 12, 2006.
10	.27(19)*	Resignation and Severance Agreement between Robert Schneider and SCM dated June 18, 2007.
10	.28(19)*	Consulting Agreement between Robert Schneider and SCM dated June 18, 2007.
10	.29(20)*	Employment Agreement between Felix Marx and SCM dated July 31, 2007.
10	.30(21)*	2007 Stock Option Plan.
10	.31(22)*	Employment Agreement between Sour Chhor and SCM GmbH dated January 21, 2008.

Exhibit
Number		Description of Document

10	.32(22)*	Side Letter to the Employment Agreement between Sour Chhor and SCM GmbH dated January 23, 2008.
10	.33(23)*	Supplementary Employment Agreement between SCM Microsystems GmbH and Felix Marx dated July 30, 2008.
10	.34(23)*	Supplementary Employment Agreement between SCM Microsystems GmbH and Stephan Rohaly dated July 30, 2008.
10	.35(24)	Code of Conduct and Ethics revised October 2008.
10	.36(25)	Agreement and Plan of Merger among SCM Microsystems, Inc., Deer Acquisition, Inc., Hart Acquisition LLC and Hirsch Electronics Corporation dated as of December 10, 2008.
21	.1(26)	Subsidiaries of the Registrant.
23.1		Consent of Imperial Capital, LLC
23.2		Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP
23.3		Consent of Deloitte & Touche
23	.4(26)	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and 8.1 hereto).
23	.5(26)	Consent of Avondale Partners (included in Exhibit 99.1 hereto).
99	.1(26)	Opinion of Avondale Partners (incorporated by reference to Annex E to the joint proxy statement/information and prospectus included in this registration statement).
99	.2(26)	Opinion of Imperial Capital, LLC (incorporated by reference to Annex F to the joint proxy statement/information and prospectus included in this registration statement).
99.3		Form of Proxy Card — SCM Microsystems, Inc.
99.4		Form of Proxy Card — Hirsch Electronics Corporation

(1)	Filed previously as an exhibit to SCM’s Registration Statement on Form S-1 (See SEC File No. 333-29073).

(2)	Filed previously as an exhibit to SCM’s Registration Statement on Form S-8 (See SEC File No. 333-51792).

(3)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2000 (See SEC File No. 000-22689).

(4)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2001 (See SEC File No. 000-22689).

(5)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (see SEC File No. 000-22689).

(6)	Filed previously as an exhibit to SCM’s Registration Statement on Form 8-A (See SEC File No. 000-29440).

(7)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (see SEC File No. 000-29440).

(8)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (see SEC File No. 000-29440).

(9)	Filed previously as exhibit 99.1 to SCM’s Current Report on Form 8-K, dated July 28, 2003 (see SEC File No. 000-29440).

(10)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (see SEC File No. 000-29440).

(11)	Filed previously as an exhibit to SCM’s Registration Statement on Form S-8 (See SEC File No. 333-73061).

(12)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (see SEC File No. 000-29440).

(13)	Filed previously in the description of the Executive Compensation Arrangement set forth in SCM’s Current Report on Form 8-K, dated September 21, 2004 (see SEC File No. 000-29440).

(14)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2004 (See SEC File No. 000-29440).

(15)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (see SEC File No. 000-29440).

(16)	Filed previously as an exhibit to SCM’s Annual Report on Form 10-K for the year ended December 31, 2006 (See SEC File No. 000-29440).

(17)	Filed previously as an exhibit to SCM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (see SEC File No. 000-29440).

(18)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated December 18, 2006 (see SEC File No. 000-29440).

(19)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated June 19, 2007 (see SEC File No. 000-29440).

(20)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated August 1, 2007 (see SEC File No. 000-29440).

(21)	Filed previously as an exhibit to SCM’s Definitive Proxy Statement filed with the SEC on October 2, 2007 (See SEC File No. 000-29440).

(22)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K, dated January 24, 2008 (see SEC File No. 000-29440).

(23)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated August 5, 2008 (see SEC File No. 000-22689).

(24)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated October 28, 2008 (see SEC File No. 000-29440).

(25)	Filed previously as an exhibit to SCM’s Current Report on Form 8-K dated December 11, 2008 (see SEC File No. 000-29440).

(26)	Previously filed.

*	Denotes management compensatory arrangement.